Form 10KSB, Exhibit 13
period 1996-06-30
PATAPSCO BANCORP INC
filed 1996-09-27
CIK 1003961

PATAPSCO BANCORP, INC.



     [LOGO]



                                                              1996 ANNUAL REPORT

PATAPSCO BANCORP, INC.
================================================================================

     Patapsco Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Maryland in November 1995 at the direction of the Board of Directors of Patapsco Federal Savings and Loan Association (the "Association") for the purpose of serving as a savings institution holding company of the Association upon the acquisition of all of the capital stock issued by the Association in the Association's conversion from mutual to stock form ("Conversion"). The Company has no significant assets other than the outstanding capital stock of the Association, a note receivable from the Company's Employee Stock Ownership Plan ("ESOP") and $2.3 million of cash and investment securities. The Company's principal business is overseeing the business of the Association and investing the portion of the retained net Conversion proceeds.

     The Association is a federal savings and loan association operating through a single office located in Dundalk, Maryland and serving Baltimore County. The principal business of the Association historically has consisted of attracting deposits from the general public and investing these deposits in loans secured by first mortgages on one- to four-family residences in the Association's market area. The Association derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and noninterest income. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities. At the time of the Conversion, the Company and the Association submitted applications to the Maryland Banking Commissioner and the Board of Governors of the Federal Reserve System for the Association to convert to a Maryland commercial bank and for the Company to become a bank holding company. These applications were approved. However, the Company and the Association have determined to delay consummation of the Association's conversion to a Maryland commercial bank pending the outcome of legislation relating to the tax bad debt reserve recapture for savings institutions converting to commercial banks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Potential Impact on Future Results of Operations of Pending Legislation."


MARKET INFORMATION
================================================================================

     The Company's common stock began trading under the symbol "PATD" on the National Quotation Bureau "Pink Sheets" on April 2, 1996. There are currently 362,553 shares of the common stock outstanding and approximately 441 holders of record of the common stock. No dividends have been paid on the common stock. Following are the high and low closing sale prices, by fiscal quarter, as reported on the Pink Sheets during the periods indicated.

                                                  Fiscal 1996
                                            ----------------------
                                             High              Low
                                             ----              ---
            Fourth quarter................. $25.75           $22.00

TABLE OF CONTENTS
================================================================================

Patapsco Bancorp, Inc. ..................................................... (i)
Market Information ......................................................... (i)
Letter to Stockholders......................................................  1
Selected Consolidated Financial and Other Data..............................  3
Management's Discussion and Analysis of Financial
 Condition and Results of Operations........................................  5
Consolidated Financial Statements........................................... 16
Corporate Information........................................ Inside Back Cover

                                      (i)

                                  [LETTERHEAD]



Dear Stockholder:

     The directors, officers and staff of Patapsco Bancorp, Inc. and Patapsco Federal Savings and Loan Association proudly present our first Annual Report to our shareholders. This report reflects an extraordinary year in the history of Patapsco Federal Savings and Loan Association. Not only did we successfully complete our transition from a mutual savings and loan association to a public company, but we also obtained the necessary approval to convert to a commercial bank. We expect to complete the charter conversion to a commercial bank in the very near future.

     In anticipation of our new charter, we have begun doing business in new and exciting ways. While residential mortgage lending was our primary source of loan business, and will continue to be a major product line for us, the Association has entered into the consumer, commercial and construction lending markets. Experienced loan officers have been retained to originate these products in a manner that maximizes asset quality. We have also begun to restructure our balance sheet by paying off our borrowings, moving out of low yielding securities, and investing in the aforementioned higher yielding loans.

     While we are beginning to see results from these changes, much remains to be accomplished. We recognize the need to improve our earnings. Further, given the amount of additional capital raised in the conversion, we must begin to improve our return on equity. We realize that we now serve a new constituency, our stockholders. We intend to serve our stockholders in the same excellent manner in which we have served our depositors and our community. Be assured that Patapsco is aware of its mandate to enhance shareholder value while maintaining a high level of customer satisfaction and operating in a safe and sound manner.

     On a very personal note, we wish to thank Mr. Joseph N. McGowan for the outstanding job he has done as the Chairman of Patapsco Bancorp, Inc. and Patapsco Federal Savings and Loan Association. Mr. McGowan has capably led the Company for many years and presided over our conversion to a stock company. Although Mr. McGowan is proceeding with his plan to step down as Chairman, he will remain on the Board of Directors and several committees, so his invaluable counsel will not be lost.

     We also want to congratulate Mr. S. Robert Kinghorn who the Board anticipates electing as Chairman immediately after our October 10, 1996 Annual Meeting. Mr. Kinghorn also has many years experience with Patapsco, most recently as Vice Chairman, and the Company will not miss a beat as he assumes his responsibilities.

     Last but not least, the directors, officers and staff of Patapsco Bancorp, Inc. and Patapsco Federal Savings and Loan Association thank all of our stockholders and customers for their confidence and support in our new organization. We also look forward to a successful new year.


                                      Sincerely,

                                      /s/ Joseph J. Bouffard

                                      Joseph J. Bouffard
                                      President

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
================================================================================


Selected Consolidated Financial Condition Data


                                                                   At June 30,
                                                                ----------------
                                                                 1996     1995
                                                                -------  -------
                                                                 (In thousands)

Total assets..................................................  $78,850  $77,144
Loans receivable, net.........................................   52,031   41,749
Cash and short-term unsecured loans to commercial banks.......    7,424    2,482
Investment securities.........................................    4,424   14,830
Mortgage-backed securities....................................   12,778   15,772
Savings deposits..............................................   64,157   63,930
FHLB advances.................................................       --    5,000
Stockholders' equity..........................................   12,301    6,040

- --------------------------------------------------------------------------------


Selected Consolidated Operations Data


                                                             Year Ended June 30,
                                                            --------------------
                                                               1996       1995
                                                            ---------  ---------
                                                               (In thousands)

Interest income...........................................     $5,332    $5,054
Interest expense...........................................     3,038     2,662
                                                               ------    ------
Net interest income before provision for loan losses.......     2,294     2,392
Provision for loan losses..................................        68        15
                                                               ------    ------
Net interest income after provision for loan losses........     2,226     2,377
Noninterest income.........................................        30        88
Noninterest expenses.......................................     2,088     1,980
                                                               ------    ------
Income before provision for income taxes...................       168       485
Income taxes (1)...........................................        67       948
                                                               ------    ------
Net income (loss)..........................................    $  101    $ (463)
                                                               ======    ======

- --------------------
(1) For the year ended June 30, 1995, income taxes included $740,000 of expense related to the recapture of the tax bad debt reserve as a result of the anticipated conversion of the Association to a Maryland commercial bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Comparison of Operating Results for the Years Ended June 30, 1996 and 1995."

Key Operating Ratios:

                                                              At or for the
                                                            Year Ended June 30,
                                                          ----------------------
                                                            1996          1995
                                                          --------      --------
Performance Ratios:
 Return on average assets (net income divided by
  average total assets (1)..............................    0.13%        (0.62)%
 Return on average stockholders' equity (net income
  divided by average stockholders' equity) (1)..........    1.35         (7.16)
 Interest rate spread (combined weighted average
  interest rate earned less combined weighted
  average interest rate cost)...........................    2.54          2.86
 Net interest margin (net interest income
  divided by average interest-earning assets)...........    3.05          3.25
 Ratio of average interest-earning assets to
  average interest-bearing liabilities..................  112.63        110.76
 Ratio of noninterest expense to average total assets...    2.71          2.64

Asset Quality Ratios:
 Nonperforming assets to total assets at
  end of period.........................................    0.35          0.22
 Nonperforming loans to loans receivable,
  net at end of period (2)..............................    0.46          0.29
 Allowance for loan losses to total loans
  at end of period......................................    0.42          0.38
 Allowance for loan losses to nonperforming
  loans at end of period................................   91.25        130.33
 Provision for loan losses to loans receivable,
  net at end of period..................................    0.13          0.03
 Net charge-offs to average loans outstanding...........    0.02          0.03

Capital Ratios:
 Stockholders' equity to total assets at end of period..   15.95          7.83
 Average stockholders' equity to average assets.........    9.71          8.63

                                                                At June 30,
                                                          --------------------
                                                            1996        1995
                                                          --------    --------
Number of:
 Real estate loans outstanding..........................     751           713
 Savings accounts.......................................   8,567         8,157
 Offices open...........................................       1             1

- --------------------
(1) The ratios for 1995 are based on net income including $740,000 of expense related to the recapture of the tax bad debt reserve. If the $740,000 of expense related to the recapture of tax bad debt reserve were excluded from net income, return on average assets and return on average retained earnings would have been 0.37% and 4.24%, respectively.
(2)  Nonperforming loans consist of nonaccrual loans.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
================================================================================


General

     Patapsco Bancorp, Inc. (the "Company") was formed in November 1995 by the Association to become the holding company of the Association following the Conversion. The Conversion and the acquisition of the Association by Patapsco Bancorp, Inc. were consummated on April 1, 1996. All references to the Company prior to April 1, 1996, except where otherwise indicated, are to the Association.

     The Company's results of operation depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other investments, and the interest paid on interest-bearing liabilities, consisting primarily of deposits. The difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("net interest rate spread") and the ratio of interest-earning assets to interest-bearing liabilities significantly impact net interest income. The Company's net interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities. To a lesser extent, the Company's results of operations are also affected by the amount of its noninterest income, including loan fees and service charges, and levels of noninterest expense, which consists principally of compensation and employee benefits, insurance premiums, professional fees, equipment expense, occupancy, costs, advertising, data processing and other operating expenses.

     The Company's operating results are significantly affected by general economic and competitive conditions, in particular, changes in market interest rates, government policies and actions taken by regulatory authorities. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the level of personal income and savings in the Company's market area.

Potential Impact on Future Results of Operations of Pending Legislation

     Reversal of Tax Bad Debt Recapture. Generally, savings and loan associations that convert to commercial banks must recapture some or all of their tax bad debt reserve established for federal income taxation purposes.
The Association incurred a $740,000 expense for recapture of a portion of its tax bad debt reserve during the year ended June 30, 1995 in connection with the determination of the Association's Board of Directors to convert the Association to a Maryland commercial bank (the "Bank Conversion"). After this determination was made, legislation was introduced in Congress which provided that savings and loan associations that convert to commercial banks will not be required to recapture the portion of tax bad debt reserve accumulated prior to 1988. Following the introduction of this legislation, the Board of Directors determined to delay consummation of the Bank Conversion pending the outcome of this legislation. The legislation ultimately was enacted into law on August 20, 1996. As a result of the enactment of this legislation, the Association now intends to complete the Bank Conversion as expeditiously as possible. Further, the Company intends to reverse approximately $600,000 of the $740,000 expense previously incurred. The reversal of the tax bad debt reserve as described above will be reflected as a reduction of tax expense during the quarter ending September 30, 1996.

     Special Assessment. The Bank's savings deposits are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). The assessment rate currently ranges from 0.23% of deposits for well capitalized institutions to 0.31% of deposits for undercapitalized institutions. The FDIC also administers the Bank Insurance Fund ("BIF"). On August 8, 1995, the FDIC adopted an amendment to the BIF risk-based assessment schedule which lowered the deposit insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the BIF to a range of from 0.31% of insured deposits for undercapitalized BIF-insured institutions to 0.04% of deposits for well-capitalized institutions, which constitute over 90% of BIF-insured institutions. The FDIC amendment became effective for the quarter ended September 30, 1995, and the assessment rate for BIF-insured institutions subsequently was lowered to the statutory minimum of $2,000 per year. The amendment created a substantial disparity in the deposit insurance premiums paid by BIF and SAIF members and could place SAIF-insured savings institutions at a significant competitive disadvantage to BIF-insured institutions.

     The Balanced Budget Act of 1995, which was passed by Congress but vetoed by the President for reasons unrelated to the SAIF recapitalization, provided for a one-time assessment currently estimated to be 0.85% of insured deposits that would fully capitalize the SAIF. It is unknown whether this legislation will be enacted or if premiums for either BIF or SAIF members will be adjusted in the future by the FDIC or by legislative action. If a special assessment as described above were to be required, it would result in a one-time charge to the Association of up to $537,000 on a pre-tax basis, assuming the special assessment is based on deposits held at March 31, 1995. If such a special assessment were required and the SAIF as a result was fully recapitalized, it could have the effect of reducing the Association's future deposit insurance premiums to the SAIF, thereby increasing net income in future periods.

Asset/Liability Management

     Net interest income, the primary component of the Company's net income, is derived from the difference or "spread" between the yield on interest-earning assets and the cost of interest-bearing liabilities. The Company has sought to reduce its exposure to changes in interest rates by matching more closely the effective maturities or repricing characteristics of its interest-earning assets and interest-bearing liabilities. The matching of the Company's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on the Company's net interest income.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Company's assets mature or reprice more quickly or to a greater extent than its liabilities, the Company's net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Company's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Company's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. The Company's policy has been to mitigate the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by pursuing certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates.

     The Company has established an Asset/Liability Management Committee which currently is comprised of three non-employee directors, the President, an honorary director and the Controller. This Committee meets on a monthly basis and reviews the maturities of the Company's assets and liabilities and establishes policies and strategies designed to regulate the Company's flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Company's assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates.

     Management's principal strategy in managing the Company's interest rate risk has been to maintain short-and intermediate-term assets in portfolio, including locally originated adjustable-rate mortgage loans. In addition, in managing its portfolio of investment securities and mortgage-backed securities, the Company in recent periods has purchased short-term or adjustable-rate investment securities to reduce the Company's exposure to increases in interest rates. In addition, the Company has available for sale investment securities and mortgage-backed securities, carried at fair value, totaling $17.2 million as of June 30, 1996. The Company is holding these investment securities and mortgage-backed securities as available for sale because it may sell these investment securities and mortgage-backed securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

     Management also has shortened the average repricing period of its assets by emphasizing the origination of 5, 7, 10 and 15 year fixed-rate or adjustable-rate residential mortgage loans, all of which are retained by the Company for its portfolio. Beginning in the first quarter of fiscal 1995, the Company adopted a policy selling newly originated fixed-rate residential mortgage loans with original maturities of 30 years in the secondary market. There were no loans held for sale at June 30, 1996. At June 30, 1996, the Company held approximately $24.5 million in loans with adjustable interest rates, which represented approximately 46.6% of the Company's gross loan portfolio.

     In addition to shortening the average repricing period of its assets, the Company has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

     The Company's Board of Directors is responsible for reviewing the Company's asset and liability management policies. The Asset/Liability Management Committee reports to the Board monthly on interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Company's management is responsible for administering the policies of the Board of Directors with respect to the Company's asset and liability goals and strategies.

Net Portfolio Value

     Management also measures the Company's interest rate risk by computing estimated changes in the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Company's NPV of sudden and sustained 1% to 4% increases and decreases in market interest rates. The following table presents the Company's projected change in NPV for the various interest rate shock levels at March 31, 1996.



                                                           NPV as % of
                                                         Portfolio Value
                            Net Portfolio Value             of Assets
                      -------------------------------  ------------------
                                                                  Basis
           Change                                        NPV      Point
          in Rates    Amount    $ Change    % Change    Ratio    Changes
          --------    ------    --------    --------    -----    -------
                               (Dollars in thousands)

           +400 bp    $ 6,319      -2,694      -30%       8.01%   -288 bp
           +300 bp      7,152      -1,861      -21        8.94    -195 bp
           +200 bp      7,910      -1,104      -12        9.76    -113 bp
           +100 bp      8,541        -473       -5       10.42     -47 bp
             --         9,014                            10.89
           -100 bp      9,285         271       +3       11.14     +25 bp
           -200 bp      9,422         408       +5       11.24     +34 bp
           -300 bp      9,525         511       +6       11.29     +40 bp
           -400 bp      9,812         798       +9       11.54     +65 bp


     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit run-offs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates.

Average Balance, Interest and Average Yields and Rates

     The following table sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

     The table also presents information for the periods indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.



                                                                               Year Ended June 30,
                                                             --------------------------------------------------------
                                                                        1996                         1995
                                                             ---------------------------  ---------------------------
                                                                                Average                      Average
                                                             Average             Yield/   Average             Yield/
                                                             Balance  Interest    Cost    Balance  Interest    Cost
                                                             -------  --------  --------  -------  --------  --------
                                                                              (Dollars in thousands)
Interest-earning assets:
 Loans receivable (1)......................................  $45,548    $3,514     7.72%  $40,241    $3,067     7.62%
 Investment securities.....................................   10,642       612     5.75    13,290       718     5.40
 Mortgage-backed securities................................   15,559     1,003     6.44    16,748     1,092     6.52
 Trading account investments...............................       --        --       --        74         3     4.05
 Short-term investments and other interest-earning assets..    3,432       203     5.91     3,234       174     5.38
                                                             -------    ------            -------    ------
  Total interest-earning assets............................   75,181     5,332     7.09    73,587     5,054     6.87
Non-interest-earning assets................................    1,933        --              1,366        --
                                                             -------    ------            -------    ------
  Total assets.............................................  $77,114     5,332            $74,953     5,054
                                                             =======                      =======

Interest-bearing liabilities:
 Savings deposits (2)......................................  $63,469     2,851     4.49   $61,395    $2,380     3.88
 Borrowings................................................    3,282       187     5.68     5,042       282     5.59
                                                             -------    ------            -------    ------
  Total interest-bearing liabilities.......................   66,751     3,038     4.55    66,437     2,662     4.01
                                                                        ------     ----              ------   ------
Non-interest-bearing liabilities...........................    2,873                        2,046
                                                             -------                      -------
  Total liabilities........................................   69,624                       68,483
Retained earnings..........................................    7,490                        6,470
                                                             -------                      -------
  Total liabilities and retained earnings..................  $77,114                      $74,953
                                                             =======                      =======

Net interest income........................................             $2,294                       $2,392
                                                                        ======                       ======
Interest rate spread.......................................                        2.54%                        2.86%
                                                                                   ====                       ======
Net yield on interest-earning assets.......................                        3.05%                        3.25%
                                                                                   ====                       ======
Ratio of average interest-earning assets to average
 interest-bearing liabilities..............................                      112.63%                      110.76%
                                                                                 ======                       ======

- --------------------
(1)  Includes nonaccrual loans.
(2)  Includes interest-bearing escrow accounts.

Rate/Volume Analysis

     The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by prior year's rate); (ii) changes in rate (changes in rate multiplied by prior year's volume); and (iii) changes in rate/volume (changes in rate multiplied by changes in volume).


                                                   Year Ended June 30,
                                             --------------------------------
                                              1996          vs.         1995
                                             --------------------------------
                                                Increase (Decrease) Due to
                                             --------------------------------
                                                               Rate/
                                             Volume    Rate   Volume   Total
                                             -------  ------  -------  ------
                                                      (In thousands)
Interest income:
   Loans receivable........................   $ 402   $  40    $   5   $ 447
   Investment securities...................    (142)     46      (10)   (106)
   Mortgage-backed securities..............     (77)    (13)       1     (89)
   Trading account investments.............      (3)     (3)       3      (3)
   Short-term investments and other
     interest-earning assets...............      10      17        2      29
                                              -----   -----    -----   -----
       Total interest-earning assets.......     190      87        1     278
                                              -----   -----    -----   -----

Interest expense:
   Savings deposits (1)....................      81     377       13     471
   Borrowings..............................     (98)      5       (2)    (95)
                                              -----   -----    -----   -----
       Total interest-bearing liabilities..     (17)    382       11     376
                                              -----   -----    -----   -----

Change in net interest income..............   $ 207   $(295)   $ (10)  $ (98)
                                              =====   =====    =====   =====

- --------------------
(1)  Includes interest-bearing escrow accounts.


Comparison of Financial Condition at June 30, 1996 and 1995

     Total assets increased by $1.8 million, or 2.2%, to $78.9 million at June 30, 1996 from $77.1 million at June 30, 1995. The increase was primarily due to a $10.3 million increase in loans receivable and a $4.9 million increase in cash and cash equivalents, which were partially offset by decreases of $10.4 million and $3.0 million in investment securities and mortgage-backed securities, respectively.

     Net loans receivable increased by $10.3 million, or 24.6%, to $52.0 million at June 30, 1996 from $41.7 million at June 30, 1995. The increase is directly attributable to the Company's increased loan demand in real estate lending, as well as increases in consumer and commercial lending. The Company's real estate, consumer and commercial loan portfolios increased by $6.4 million, $2.7 million and $1.1 million, respectively, during the year ended June 30, 1996.

     Investment securities decreased by $10.4 million, or 70.2%, to $4.4 million at June 30, 1996 from $14.8 million at June 30, 1995, and mortgage-backed securities decreased by $3.0 million, or 19.0%, to $12.8 million at June 30, 1996 from $15.8 million at June 30, 1995. During fiscal year 1996, the Company sold certain securities to improve its net interest rate spread and generate liquidity to fund loan demand. During the year ended June 30, 1996, the Company sold $3.0 million of investment securities classified as available for sale yielding 4.6% and reinvested the proceeds into mortgage-backed securities yielding 6.5%. Also during the year, the Company sold $2.6 million of mortgage-backed securities to fund higher yielding loans. The Company incurred net losses of $71,000 and $26,000 in connection with the sale of investment securities and mortgage-backed securities, respectively. The Company utilized the cash obtained through maturing investment securities and repayment of mortgage-backed securities to fund loan originations and repay $5.0 million of high cost Federal Home Loan Bank of Atlanta ("FHLB") advances.

     Cash and cash equivalents, consisting of cash on hand, interest-bearing deposits and short-term unsecured loans to commercial banks, increased by $4.9 million, or 199.1%, to $7.4 million at June 30, 1996 from $2.5 million at June 30, 1995. The increase was primarily due to the $6.2 million in net proceeds from the Conversion, after deducting the cost of funding the Company's Employee Stock Ownership Plan ("ESOP"), and $2.5 million in cash provided by the repayments and sales of loans, investment securities and mortgage-backed securities, net of loan originations and purchases of mortgage-backed securities. Those increases were partially offset by the repayment of $5.0 million of FHLB advances.

     Deposits increased by $227,000 or 0.4%, to $64.2 million at June 30, 1996 from $63.9 million at June 30, 1995. Included in the increase is a reduction of $1.9 million of savings deposits, which were withdrawn by depositors for the purchase of common stock of the Company in the Conversion.

     Total stockholders' equity increased by $6.3 million, or 103.7%, to $12.3 million at June 30, 1996 from $6.0 million at June 30, 1995. The increase in stockholders' equity was primarily attributable to net proceeds obtained in the Conversion of $6.7 million and net earnings of $101,000 for the fiscal year partially offset by an increase of $76,000 in the unrealized net losses on available for sale portfolios net of taxes at June 30, 1996.

Comparison of Operating Results for the Years Ended June 30, 1996 and 1995

     The Company had net income of $101,000 for the year ended June 30, 1996, as compared to a net loss of $463,000 for the year ended June 30, 1995. The fiscal 1995 net loss was attributable to an additional tax expense of $740,000 for the recapture of the Association's tax bad debt reserve. If the Association had not had this tax bad debt recapture, the Company would have had net income of $277,000 for the year ended June 30, 1995. The reduction in net income during the year ended June 30, 1995 also reflected an increase of $434,000, or 28.1%, in total noninterest expense.

     Net Interest Income. The Company's net interest income decreased by $98,000, or 4.1%, to $2.3 million for the year ended June 30, 1996 from $2.4 million for the year ended June 30, 1995. The decrease in net increase income is primarily the result of a $376,000 or 14.1%, increase in total interest expense offset in part by an increase in total interest income of $278,000, or 5.5%, in fiscal 1996 as compared to fiscal 1995. The Company's net interest spread decreased to 2.54% for fiscal 1996 from 2.86% for fiscal 1995. The decrease in the net interest spread was primarily the result of an increase in the average rate paid on average interest-bearing liabilities to 4.55% during fiscal 1996 from 4.01% during fiscal 1995. The balance of average interest-bearing liabilities increased by $314,000, or 0.5%, to $66.7 million for fiscal 1996 from $66.4 million for fiscal 1995. The average yield on average interest-earning assets increased to 7.09% for the year ended June 30, 1996 from 6.87% for the year ended June 30, 1995. The average balance of interest earning assets increased by $1.6 million, or 2.2%, to $75.2 million for fiscal 1996 from $73.6 million for fiscal 1995. The Company completed its Conversion in the fourth quarter of fiscal 1996 and as a result, the average balance sheet did not reflect the full impact from the use of the proceeds.

     During fiscal 1996, the Company began to implement a strategy to improve the net interest spread by expanding its lending products to include construction, consumer and commercial business loans. These loan products generally earn higher yields than conventional single-family residential mortgage loans.

     Interest Income. The Company's total interest income increased by $278,000, or 5.5%, to $5.3 million for the year ended June 30, 1996 compared to $5.1 million for the year ended June 30, 1995. The increase was primarily due to an increase in the balance of average interest-earning assets of $1.6 million, or 2.2%, to $75.2 million for fiscal 1996 from $73.6 million for fiscal 1995 and an increase in the yield on average interest-earning assets to 7.09% for the year ended June 30, 1996 from 6.87% for the year ended June 30, 1995. The Company's deployment of the proceeds from the Conversion helped boost the ratio of average interest-earning assets to average interest-bearing liabilities to 112.63% for fiscal 1996 from 110.76% for fiscal 1995.

     Interest income on loans increased by $447,000, or 14.6%, to $3.5 million during the year ended June 30, 1996 compared to $3.1 million for the year ended June 30, 1995. The increase in interest on loans is the result of a $5.3 million increase in average loans receivable to $45.5 million for the year ended June 30, 1996 from $40.2 million for the year ended June 30, 1995.

     Interest income on investment securities decreased by $106,000, or 14.7%, to $612,000 for the year ended June 30, 1996 from $718,000 for the year ended June 30, 1995. The decrease was primarily the result of a $2.6 million, or 19.9%, decrease in the average balance to $10.6 million for the year ended June 30, 1995 from $13.3 million for the year ended June 30, 1995. The effect from the decline in the average balance was partially offset by an increase in the average yield to 5.75% for the year ended June 30, 1996 from 5.40% for the year ended June 30, 1995. During fiscal 1996, the Company sold $3.0 million of investment securities yielding 4.6% and purchased mortgage-backed securities yielding 6.5%. The Company incurred a loss of $71,000 on the sale.

     Interest income on mortgage-backed securities decreased by $89,000, or 8.2%, to $1.0 million for the year ended June 30, 1996 compared to $1.1 million for the year ended June 30, 1995. The decrease is primarily the result of a decrease in the average balance of mortgage-backed securities of $1.2 million, or 7.1%, to $15.6 million for the year ended June 30, 1996 from $16.7 million for the year ended June 30, 1995 offset in part by a decrease in the average yield to 6.44% for the year ended June 30, 1996 from 6.52% for the year ended June 30, 1995.

     Interest income on short-term investments and other interest-earning assets increased by $29,000, or 16.7%, to $203,000 for the year ended June 30, 1996 from $174,000 for the year ended June 30, 1995. Short-term investments and other interest-earning assets consist of overnight Federal funds sold, interest-earning FHLB deposits and FHLB stock. The increase was the result of a slight increase in the average yields and average balances. The level of these balances is a function of liquidity management.

     Interest Expense. The Company's interest expense increased by $376,000, or 14.1%, to $3.0 million for the year ended June 30, 1996 from $2.7 million for the year ended June 30, 1995. The increase was primarily attributable to an increase in the average rate paid on average interest-bearing liabilities to 4.55% for the year ended June 30, 1996 from 4.01% for the year ended June 30, 1995, as well as to an increase in the average balance of interest-bearing liabilities of $314,000, or 0.5%, to $66.8 million for the year ended June 30, 1996 from $66.4 million for the year ended June 30, 1995.

     Interest expense on deposits increased by $471,000, or 19.8%, to $2.9 million for the year ended June 30, 1996 from $2.4 million for the year ended June 30, 1995. The increase in interest expense on deposits is primarily the result of an increase in the average rate of 4.49% for the year ended June 30, 1996 from 3.88% for the year ended June 30, 1995. The increase in the average rate is the direct result of certificates of deposit which repriced to an average rate of 5.52% for fiscal 1996 from an average rate of 4.54% for fiscal 1995. The average balance of interest-bearing deposits increased by $2.1 million, or 3.4%, to $63.5 million for the year ended June 30, 1996 from $61.4 million for the year ended June 30, 1995.

     Interest expense on FHLB advances decreased by $95,000, or 33.9%, to $187,000 for the year ended June 30, 1996 from $282,000 for the year ended June 30, 1995. The decrease was the direct result of the Company repaying all $5.0 million of FHLB advances during fiscal 1996. The Company used proceeds from maturing investments and the Conversion to repay the advances.

     Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses, based on prior loss experience, volume and type of lending conducted by the Company, industry standards and past due loans in the Company's loan portfolio. The Company's management periodically monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio. The Company increased its provision for loan losses to $68,000 for the year ended June 30, 1996, as compared to $15,000 for the year ended June 30, 1995. The increased provision for loan losses for the year ended June 30, 1996 was due to the Company's higher levels of consumer and commercial loans, which generally entail a greater risk than single-family residential loans. The Company has increased its allowance for loan losses as a percentage of total loans outstanding, net of unearned origination fees to 0.42% at June 30, 1996 from 0.38% at June 30, 1995.

     Noninterest Income. The Company's noninterest income consists of loan fees and service charges, gain and losses on sale of investment securities, mortgage-backed securities, trading accounts and loans. Noninterest income decreased by $58,000, or 66.3%, to $30,000 for the year ended June 30, 1996 from $88,000 for the year ended June 30, 1995. The decrease in noninterest income was primarily due to the loss of $97,000 incurred on the sale of $3.0 million and $2.6 million of investment securities and mortgage-backed securities, respectively, in fiscal 1996 as described above. The Company's net loss on the sale of assets during fiscal 1995 was $19,000. The losses incurred during fiscal 1996 were partially offset by an increase of $19,000, or 20.9%, in other fees and service charges primarily related to checking accounts and automated teller machine fees.

     Noninterest Expenses. Total noninterest expenses increased by $108,000, or 5.5%, to $2.1 million for the year ended June 30, 1996 from $2.0 million for the year ended June 30, 1995. The increase in noninterest expenses was primarily attributable to increases in compensation and employee benefits, partially offset by decreases in professional fees and other noninterest expenses. Compensation and employee benefits increased by $239,000, or 25.4%, to $1.2 million during fiscal 1996 from $940,000 during fiscal 1995, which was largely due to a $131,000 expense related to a directors' retirement plan, adopted in the first quarter of fiscal 1996, $70,000 associated with the ESOP and normal salary increases associated with the hiring of additional lending personnel. Professional fees decreased by $100,000, or 43.7%, to $129,000 during fiscal 1996 from $228,000 during fiscal 1995, primarily due to legal fees incurred during fiscal 1995 as a result of certain severance arrangements with former employees. Other noninterest expenses decreased by $46,000, or 14.7%, to $264,000 in fiscal 1996 from $310,000 in fiscal 1995, which was largely attributable to decreases in the Company's expenses relating to bank service charges, seminar and meeting expenses, stationery and printing costs and real estate owned expenses.

     Provision for Income Taxes. The provision for income tax expense was $67,000 and $948,000 for the years ended June 30, 1996 and 1995, respectively. The income tax expense for the year ended June 30, 1995 included a $740,000 charge relating to the recapture of bad debt deductions. See Note 8 of Notes to Financial Statements. The Company and the Association have not entered into an agreement to file a consolidated federal income tax return.

Liquidity and Capital Resources

     The Company is required to maintain levels of liquid assets as defined by OTS regulations. This requirement, which may be changed at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5.0%. The Company's average daily liquidity ratio for the month of June 1996 was approximately 12.6%, which exceeds required levels for such period. Management of the Company seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing and to meet its asset and liability management objectives. Because liquid assets generally provide lower rates of return, the Company's relatively high liquidity will, to a certain extent, result in lower rates of return on assets.

     The Company's most liquid assets are cash on hand, interest-bearing deposits and unsecured loans to commercial banks, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At June 30, 1996, cash and interest-bearing deposits and short-term unsecured loans to commercial banks, totaled $7.4 million.

     The Company anticipates that it will have sufficient funds available to meet its current loan commitments of $1.3 million. Certificates of deposit which are scheduled to mature in less than one year at June 30, 1996 totaled $25.6 million. Historically, a high percentage of maturing deposits have remained with the Company.

     The Company's primary sources of funds are deposits and proceeds from maturing investment securities and mortgage-backed securities and principal and interest payments on loans. While maturities and scheduled amortization of mortgage-backed securities and loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

     In past years, the primary investing activities of the Company were the origination of residential first mortgage loans and the purchase of investment securities and mortgage-backed securities. During the years ended June 30, 1996 and 1995, the Company originated $15.7 million and $8.3 million of loans and purchased $1.1 million and $0 of loans, respectively. During the years ended June 30, 1996 and 1995, the Company purchased investment securities of $0 and $5.8 million, respectively, and purchased mortgage-backed securities of $2.9 million and $2.5 million, respectively.

     The primary financing activities of the Company are the attraction of savings deposits and obtaining FHLB advances. At June 30, 1996 and 1995, the Company had FHLB advances of $0 and $5.0 million, respectively. The Company has other sources of liquidity if there is a need for funds. As stated earlier, the Company has a portfolio of investment securities and mortgage-backed securities with an aggregate market value of $17.2 million classified as available for sale as of June 30, 1996. During the years June 30, 1996 and 1995, the Company sold investment securities of $3.0 million and $2.0 million, respectively, and sold mortgage-backed securities of $2.6 million and $1.9 million, respectively.

     As discussed earlier, the Company completed the Conversion during the fourth quarter of fiscal 1996, which generated $7.3 million of gross proceeds. After adjusting for the non-leveraged loan to the ESOP, which purchased $580,000, or 8.0% of the outstanding shares, and the expenses related to the Conversion of $505,000, the net proceeds from the Conversion were approximately $6.2 million. The net cash provided to the Company from the Conversion was $4.3 million after adjusting for $1.9 million of savings deposits which were used to purchase stock.

     At June 30, 1996, the Association exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Association's regulatory compliance at June 30, 1996.

                                                                      Percent of
                                                           Amount     Assets (1)
                                                           ------     ----------
                                                          (Dollars in thousands)

Tangible capital.......................................    $9,607         12.55%
Tangible capital requirement...........................     1,150          1.50
                                                           ------         -----
   Excess..............................................    $8,457         11.05%
                                                           ======         =====

Core capital...........................................    $9,607         12.55%
Core capital requirement...............................     2,301          3.00
                                                           ------         -----
   Excess..............................................    $7,306          9.55%
                                                           ======         =====

Total capital..........................................    $9,826         28.67%
Risk-based capital requirement.........................     2,742          8.00
                                                           ------         -----
   Excess..............................................    $7,084         20.67%
                                                           ======         =====

- --------------------
(1) Based on adjusted total assets for purposes of the tangible capital and core capital requirements and risk-weighted assets for purpose of the risk-based capital requirement.

Impact of Inflation and Changing Prices

     The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

     Impairment of Long-Lived Assets. In March 1995, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The statement is effective for years beginning after December 15, 1995 and requires, among other things, recognition of impairment of long-lived assets, if any, based upon the difference between the undiscounted expected future cash flows and the carrying value. Further, the statement requires that long-lived assets to be disposed of be reported at the lower of carrying amount or fair value less costs to sell. The Company adopted the provisions of SFAS No. 121 on July 1, 1996 and management does not believe the adoption of this statement will have a material effect on the Association's financial position or results of operations.

     Accounting for Stock-Based Compensation. In November 1995, the FASB issued SFAS No. 123 "Accounting for Awards of Stock-Based Compensation to Employees" ("SFAS No. 123"). SFAS No. 123 is effective for years beginning after December 15, 1995. Earlier application is permitted. The Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans -- the most common type of stock compensation plan -- have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. This Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them.
The Company intends to continue using the intrinsic value method and will provide the pro forma disclosures about its stock-based employee compensation plans in its 1997 financial statements, as required by SFAS No. 123.

     Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996 the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This Statement will require, among other things, the Company to record at fair value, assets and liabilities resulting from a transfer of financial assets. The Company plans to adopt the provisions of SFAS No. 125 on January 1, 1996. Management does not believe the adoption of this statement will have a material effect on the Company's financial position or results of operations.

Independent Auditors' Report


The Board of Directors
Patapsco Bancorp, Inc.
Dundalk, Maryland:


We have audited the accompanying consolidated statements of financial condition of Patapsco Bancorp, Inc. and subsidiary (the Company) as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patapsco Bancorp, Inc. and subsidiary as of June 30, 1996 and 1995, and the results of their operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                /s/ KMPG Peat Marwick LLP

July 31, 1996,

  except as to the last paragraph of Note 8, which is as of August 20, 1996

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Financial Condition

June 30, 1996 and 1995

====================================================================================================================================
                                                                                           1996                  1995
- ------------------------------------------------------------------------------------------------------------------------------------
Assets
Cash:
   On hand and due from banks                                                        $    400,286              1,097,268
   Interest bearing deposits                                                              229,290                832,414
Federal funds sold                                                                      6,794,889                552,472
Investments securities, fair value of $4,423,767 in 1996
   and $14,624,399 in 1995 (note 2)                                                     4,423,767             14,829,984
Mortgage-backed securities, fair value of $12,777,828 in 1996
   and $15,676,469 in 1995 (note 3)                                                    12,777,828             15,771,861
Loans receivable, net (note 4)                                                         52,031,297             41,748,646
Investment in Federal Home Loan Bank stock, at cost (notes 7 and 9)                       490,500                490,500
Ground rents owned, at cost                                                                41,200                 41,200
Real estate acquired through foreclosure, net                                              31,081                 50,000
Property and equipment, net (note 5)                                                    1,028,690              1,102,690
Income taxes recoverable (note 8)                                                               -                 41,000
Accrued interest, prepaid expenses and other assets                                       601,118                585,652
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                     $ 78,849,946             77,143,687
====================================================================================================================================
Liabilities and Stockholders' Equity
Liabilities:
   Savings deposits (note 6)                                                         $ 64,156,888             63,929,573
   Advances from the Federal Home Loan Bank of Atlanta (note 7)                                 -              5,000,000
   Advance payments by borrowers for taxes, insurance and ground rents                  1,189,735              1,089,652
   Accrued expenses and other liabilities                                                 530,180                337,374
   Income taxes payable (note 8)                                                           75,000                      -
   Deferred income taxes (note 8)                                                         597,000                747,000
- ------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                      66,548,803             71,103,599

Stockholders' equity (notes 9, 10, and 11):
   Common stock $0.01 par value; authorized 4,000,000 shares; issued and
      outstanding 362,553 shares                                                            3,626                      -
   Additional paid-in capital                                                           6,754,240                      -
   Contra equity - ESOP                                                                  (522,072)                     -
   Retained earnings, substantially restricted                                          6,172,405              6,071,321
   Unrealized net holding losses on available-for-sale portfolios,
      net of taxes                                                                       (107,056)               (31,233)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                       12,301,143              6,040,088
Commitments (notes 4, 11 and 12)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                     $ 78,849,946             77,143,687
====================================================================================================================================

See accompaning notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

Years ended June 30, 1996 and 1995

=================================================================================================
                                                                              1996          1995
- -------------------------------------------------------------------------------------------------
Interest income:
     Loans receivable                                                  $ 3,514,298     3,066,432
     Mortgage-backed securities                                          1,002,469     1,091,920
     Investment securities                                                 612,390       717,609
     Trading account investments                                                --         3,463
     Federal funds sold                                                    167,187       139,167
     Dividends of Federal Home Loan Bank stock                              35,634        34,989
- -------------------------------------------------------------------------------------------------
Total interest income                                                    5,331,978     5,053,580
- -------------------------------------------------------------------------------------------------
Interest expense:
     Savings deposits (note 6)                                           2,851,327     2,379,917
     Advances from Federal Home Loan Bank of Atlanta                       186,495       282,145
- -------------------------------------------------------------------------------------------------
Total interest expense                                                   3,037,822     2,662,062
- -------------------------------------------------------------------------------------------------
Net interest income                                                      2,294,156     2,391,518

Provision for losses on loans (note 4)                                      68,000        15,000
- -------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans                  2,226,156     2,376,518
- -------------------------------------------------------------------------------------------------
Noninterest income:
     Fees and service charges                                              108,997        90,157
     Net loss on sales of securities and loans                             (99,446)      (19,271)
     Other                                                                  20,153        17,160
- -------------------------------------------------------------------------------------------------
Total noninterest income                                                    29,704        88,046
- -------------------------------------------------------------------------------------------------
Noninterest expenses:
     Compensation and employee benefits                                  1,178,829       939,861
     Insurance                                                             192,654       194,820
     Professional fees                                                     128,725       228,422
     Equipment expenses                                                    113,697       109,888
     Net occupancy costs                                                    79,377        74,763
     Advertising                                                            38,090        43,614
     Data processing                                                        91,861        78,356
     Other                                                                 264,543       310,004
- -------------------------------------------------------------------------------------------------
Total noninterest expenses                                               2,087,776     1,979,728
- -------------------------------------------------------------------------------------------------
Income before provision for income taxes                                   168,084       484,836

Provision for income taxes (including $740,000
     recapture of bad debt deductions in 1995)(note 8)                      67,000       948,000
- -------------------------------------------------------------------------------------------------
Net income (loss)                                                      $   101,084      (463,164)
=================================================================================================


                                                                      (Continue)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Years ended June 30, 1996 and 1995

================================================================================
                                                               1996       1995
- --------------------------------------------------------------------------------
Net income per share of common stock (note 1):
    From date of conversion                                    0.26       N/A
    Proforma                                                   0.74       N/A
================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Years ended June 30, 1996 and 1995

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Unrealized net
                                                                                                  holding losses on           Total
                                    Common         Additional    Contra-equity      Retained     available-for-sale    stockholders'
                                     stock    paid-in capital             ESOP      earnings             portfolios          equity
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1994          $     --                 --               --     6,534,485                     --       6,534,485

Adjustment to unrealized net
    holding loss on available-
    for-sale portfolios, net
    (note 1)                            --                 --               --            --                (31,233)        (31,233)

Net loss--1995                          --                 --               --      (463,164)                    --        (463,164)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1995                --                 --               --     6,071,321                (31,233)      6,040,088

Proceeds from stock offering,
    net of conversion costs          3,626          6,742,184               --            --                     --       6,745,810

Borrowings for Employee Stock
    Ownership Plan (ESOP)               --                 --         (580,080)           --                     --        (580,080)

Compensation under stock-based
    benefit plans                       --             12,056           58,008            --                     --          70,064

Adjustment to unrealized net
    holding losses on available-
    for-sale portfolios, net
    (note 1)                            --                 --               --            --                (75,823)        (75,823)

Net income--1996                        --                 --               --       101,084                     --         101,084
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1996          $  3,626          6,754,240         (522,072)    6,172,405               (107,056)     12,301,143
- ------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended June 30, 1996 and 1995

===========================================================================================================
                                                                                    1996             1995
- -----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income (loss)                                                         $   101,084         (463,164)
   Adjustments to reconcile net income (loss) to net
       cash provided by operating activities:
           Depreciation                                                          109,664          100,760
           Provision for losses on loans                                          68,000           15,000
           Non-cash compensation under stock-based
               benefit plans                                                      70,064               --
           Amortization of premiums and discounts, net                           (69,814)         (54,797)
           Deferred loan origination fees, net of costs                           95,465           83,291
           Loss on sales of investment securities and
               mortgage-backed securities                                         97,102           16,455
           Loss on sales of loans                                                  2,344            4,248
           Gain on sales of real estate                                               --          (10,680)
           Sales of trading account investments                                       --        1,401,877
           Loans originated for sale, net                                       (272,794)        (297,676)
           Proceeds from sale of mortgage loans originated
               for sale                                                          270,250          293,428
           Increase (decrease) in deferred income taxes                         (150,000)         658,000
           Decrease (increase) in taxes recoverable                               41,000          (25,000)
           Decrease (increase) in accrued interest on
               investments, prepaid expenses and other assets                    (15,466)          20,359
           Decrease in accrued expenses and other liabilities                    192,806           69,921
- -----------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                        539,705        1,812,022
- -----------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Loan principal disbursements, net of repayments                            (9,740,148)      (4,631,268)
   Purchase of loans                                                          (1,120,086)              --
   Proceeds from sales and operations of real estate acquired
       through foreclosure                                                        18,919           67,523
   Purchases of property and equipment                                           (35,664)        (191,070)
   Disposals of property and equipment                                                --              500
   Principal repayments on:
       Mortgage-backed securities available-for-sale                           2,001,361          457,731
       Mortgage-backed securities held-to-maturity                             1,268,790        1,396,716
   Maturity of:
       Investment securities available-for-sale                                5,500,000               --
       Investment securities held-to-maturity                                  2,000,000               --
   Sale of:
       Mortgage-backed securities available-for-sale                           2,620,522        1,850,668
       Investment securities available-for-sale                                2,857,317        2,000,313

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Years ended June 30, 1996 and 1995

- --------------------------------------------------------------------------------------------
                                                                    1996            1995
- --------------------------------------------------------------------------------------------
Cash flows from investing activities, continued:
     Purchase of:
        Mortgage-backed securities available-for-sale            $ (2,895,020)  (2,457,511)
        Investment securities available-for-sale                            -   (1,858,171)
        Investment securities held-to-maturity                              -   (3,986,000)
        Investment securities                                               -            -
- --------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                 2,475,991   (7,347,569)
- --------------------------------------------------------------------------------------------
Cash flows from financing activities:
     Net increase in savings deposits                                 227,315    1,771,000
     Increase (decrease) in advance payments by borrowers
        for taxes, insurance and ground rents                         100,083      (33,119)
     Increase (decrease) in advances from Federal Home
        Loan Bank of Atlanta                                       (5,000,000)   2,500,000
     Proceeds from stock offering                                   6,165,730            -
- --------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                 1,493,128    4,237,881
- --------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                4,942,311   (1,300,666)

Cash and cash equivalents at beginning of year                      2,482,154    3,782,820
- --------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                         $  7,424,465    2,482,154
- --------------------------------------------------------------------------------------------

Supplemental information:
     Interest paid on savings deposits and borrowed funds        $  3,036,930    2,639,456
     Income taxes paid                                                 53,000      315,000
- --------------------------------------------------------------------------------------------

Non-cash transactions:
     Transfers of balances from loans to real estate owned, net  $          -       55,000
- --------------------------------------------------------------------------------------------
Increase in unrealized holding losses on securities
     available for sale, net of income tax effect                $     75,823       31,233
- --------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1996 and 1995

================================================================================

  (1)  Basis of Presentation and Summary of Significant Accounting Policies

       Description of Business

       Patapsco Bancorp, Inc. (the Company) is the holding company of Patapsco Federal Savings and Loan Association (Patapsco). The primary business of Patapsco is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial loans and consumer loans. Patapsco is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans. Patapsco is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies.

       Basis of Presentation

       The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Patapsco. All significant intercompany accounts and transactions have been eliminated in consolidation.

       In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and income and expenses for the periods then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with this determination, management obtains independent appraisals for significant properties and prepares fair value analyses as appropriate.

       Management believes that the allowance for loan losses is adequate. While management uses and considers available information in making the required estimates, additional provisions for possible losses may be necessary based on changes in economic conditions, particularly in Baltimore and the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Patapsco's allowance for loan losses. Such agencies may require Patapsco to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

       Cash and Cash Equivalents

       Cash equivalents include short-term investments which consists of Federal funds sold. Cash equivalents and other liquidity and short-term investments are carried at cost, which approximates market value.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

  (1)  Continued

       Investment and Mortgage-Backed Securities

       As of July 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, (SFAS No. 115), which addresses the accounting and reporting for certain investments in debt and equity securities. The effect of initial adoption of SFAS No. 115 was to decrease retained earnings as of July 1, 1994 by approximately $30,800.

       SFAS No. 115 requires classification of investments into three categories. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt and equity securities not classified as held-to-maturity and equity securities with readily determinable fair values are classified as trading securities if bought and held principally for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. Investments not classified as held-to-maturity or trading are considered available-for-sale and are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax effects.

       If a decline in value of an individual security classified as held-to-maturity or available-for-sale is judged to be other than temporary, the cost basis of that security is reduced to its fair value and the amount of the write-down is included in earnings. Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers. For purposes of computing realized gains or losses on the sales of investments, cost is determined using the specific identification method. Premiums and discounts on investment and mortgage-backed securities are amortized over the term of the security using methods that approximate the interest method.

       In November 1995, the Financial Accounting Standards Board announced its intention to allow a one-time change in the classification of securities, providing such change was effected by December 31, 1995. Management utilized this opportunity and on December 15, 1995 designated its held-to-maturity investment and mortgage-backed securities, with an amortized cost of $21,299,156 and an unrealized net loss of $73,099, as available-for-sale.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

  (1)  Continued

       Property and Equipment

       Property and equipment are stated at cost less accumulated depreciation computed by use of straight-line and accelerated methods over the estimated useful lives of the related assets. Additions and betterments are capitalized and costs of repairs and maintenance are expensed when incurred. The related costs and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

       Loan Fees

       Loan origination fees are deferred and amortized to income over the contractual lives of the related loans using the interest method. Certain incremental direct loan origination costs are deferred and recognized over the contractual lives of the related loans using the interest method as a reduction of the loan yield. Deferred fees and costs are combined where applicable and the net amount is amortized.

       Provision for Losses on Loans

       Provisions for losses on loans receivable are charged to income, based on management's judgment with respect to the risks inherent in the portfolio. Such judgment considers a number of factors including historical loss experience, the present and prospective financial condition of borrowers, the estimated value of underlying collateral, geographic concentrations, current and prospective economic conditions, delinquency experience and status of nonperforming assets. Additionally, accrual of interest on potential problem loans is excluded from income when, in the opinion of management, the full collection of principal or interest is in doubt, or payment of principal or interest has become 90 days past due, unless the obligation is well secured and in the process of collection. Interest collected on nonaccrual loans is generally recorded in income in the period received.

       In May 1993 the Financial Accounting Standards Board (FASB) issued SFAS No. 114 Accounting by Creditors for Impairment of a Loan (SFAS No. 114), which was effective for fiscal years beginning after December 15, 1994. The Statement addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogenous loans that are collectively evaluated for impairment including residential mortgage loans and consumer installment loans.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

  (1)  Continued

       SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreements.

       In October 1994, the FASB issued SFAS No. 118, which was effective concurrent with the effective date of SFAS No. 114. This Statement amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. Also, this statement requires the disclosure about the recorded investment in certain impaired loans and how the creditor recognizes interest income related to those impaired loans.

       The Company adopted the provisions of SFAS Nos. 114 and 118 as of July 1, 1994 and the adoption of SFAS Nos. 114 and 118 did not have a significant effect on the financial statements.

       Real Estate Acquired Through Foreclosure

       Real estate acquired through foreclosure is initially recorded at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated costs to sell. Costs relating to holding such real estate are charged against income in the current period, while costs relating to improving such real estate are capitalized until a salable condition is reached.

       Sales of Mortgage Loans

       Loans originated for sale are carried at the lower of aggregate cost or market value. Market value is determined based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined using the specific identification method.

       Income Taxes

       Deferred income taxes are recognized, with certain exceptions, for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets (including tax loss carryforwards) are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence, including tax planning strategies and other factors.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

  (1)  Continued

       The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

       Net Income per Share of Common Stock

       Net income per share for 1996 has been computed based on 333,549 weighted average shares of common stock outstanding.

       Net income per share for the portion of the year ended June 30, 1996 the Company was a stock corporation, April 1, 1996 through June 30, 1996, is computed using net income for such period. Pro forma net income per share for the year ended June 30, 1996 utilized net income for the portion of the year the Company was a stock corporation and assumed net proceeds of the sale of common stock in the conversion were received and invested beginning for the period July 1, 1995 to March 31, 1996 at a net effective yield of 3.45% (approximate yield on the one-year Treasury bill at June 30, 1995, net of tax).

       Reclassifications

       Certain amounts for 1995 have been reclassified to conform to the presentation for 1996.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

  (2)  Investment Securities

       Investment securities are summarized as follows as of June 30:

                                                                    1996
                             -------------------------------------------------------------------------------
                                Amortized     Unrealized     Unrealized              Fair          Carrying
                                     cost          gains         losses             value             value
- ------------------------------------------------------------------------------------------------------------
Available-for-sale

U.S. Government and
     Agency obligations
     due:
         1 through 5 years   $  2,500,000             --         32,800         2,467,200         2,467,200
         5 through 10 years     1,987,067             --         30,500         1,956,567         1,956,567
- ------------------------------------------------------------------------------------------------------------
                             $  4,487,067             --         63,300         4,423,767         4,423,767
============================================================================================================

                                                                    1995
                             -------------------------------------------------------------------------------
                                Amortized     Unrealized     Unrealized              Fair          Carrying
                                     cost          gains         losses             value             value
- ------------------------------------------------------------------------------------------------------------
Available-for-sale

U.S. Government and
     Agency obligations
     due:
         Within 1 year       $  1,930,261          2,609             --         1,932,870         1,932,870
         1 through 5 years      1,000,000             --         38,578           961,422           961,422
- ------------------------------------------------------------------------------------------------------------
                                2,930,261          2,609         38,578         2,894,292         2,894,292

Held-to-maturity

U.S. Government and
     Agency obligations
     due:
         Within 1 year          2,497,632          4,880             --         2,502,512         2,497,632
         1 through 5 years      7,452,060             --        219,832         7,232,228         7,452,060
         After 10 years         1,986,000          9,367             --         1,995,367         1,986,000
- ------------------------------------------------------------------------------------------------------------
                               11,935,692         14,247        219,832        11,730,107        11,935,692
- ------------------------------------------------------------------------------------------------------------
                             $ 14,865,953         16,856        258,410        14,624,399        14,829,984
============================================================================================================

Accrued interest receivable on available-for-sale investment securities at June 30, 1996 was $32,126. Accrued interest receivable on available-for-sale and held-to-maturity investment securities at June 30, 1995 was $21,407 and $80,567, respectively.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================


  (2)  Continued

       In 1996, the Company sold investment securities classified available-for-sale with an amortized cost of $2,928,753 and realized a net loss of $71,436.

       In 1995, the Company sold investment securities classified available-for-sale with an amortized cost of $2,000,000 and realized a gain of $313. Also, the Company liquidated a trading account comprised of an investment in Asset Management Fund for Financial Institutions, Inc. realizing a gain of $1,432.

       There were no sales of investment securities in 1994.


  (3)  Mortgage-Backed Securities

       Mortgage-backed securities and accrued interest thereon are summarized as follows as of June 30:


                                                                         1996
                                    -----------------------------------------------------------------------------
                                       Amortized     Unrealized      Unrealized            Fair        Carrying
                                            cost          gains          losses           value           value
        ---------------------------------------------------------------------------------------------------------
        Available-for-sale

        Federal National Mortgage
        Association (FNMA)          $  1,767,779             --          29,564       1,738,215       1,738,215
        Federal Home Loan
         Mortgage Corporation
            (FHLMC)                      855,044             --          25,068         829,976         829,976
        FNMA Collateralized
        Mortgage Obligations           6,597,595          8,177          59,902       6,545,870       6,545,870
        FHLMC Collateralized
            Mortgage Obligations       3,668,525          7,975          12,733       3,663,767       3,663,767
        ----------------------------------------------------------------------------------------------------------
                                    $ 12,888,943         16,152         127,267      12,777,828      12,777,828
        ==========================================================================================================

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

(3) Continued

                                                                                  1995
                                                       -----------------------------------------------------------
                                                    Amortized    Unrealized   Unrealized         Fair     Carrying
                                                         cost         gains       losses        value        value
- ------------------------------------------------------------------------------------------------------------------
Available-for-sale
Government National
    Mortgage Association                             $  1,261,155       113      14,829      1,246,439   1,246,439
FNMA                                                    2,103,159    18,743      18,944      2,102,958   2,102,958
- ------------------------------------------------------------------------------------------------------------------
                                                        3,364,314    18,856      33,773      3,349,397   3,349,397
Held-to-maturity
FNMA Collateralized
    Mortgage Obligations                                8,207,262    12,886      93,592      8,126,556   8,207,262
FHLMC Collateralized
    Mortgage Obligations                                4,215,202    14,424      29,110      4,200,516   4,215,202
- ------------------------------------------------------------------------------------------------------------------
                                                       12,422,464    27,310     122,702     12,327,072  12,422,464
- ------------------------------------------------------------------------------------------------------------------
                                                     $ 15,786,778    46,166     156,475     15,676,469  15,771,861
==================================================================================================================

Accrued interest receivable on available-for-sale mortgage-backed securities at June 30, 1996 was $75,530. Accrued interest receivable on available-for-sale and held-to-maturity mortgage-backed securities at June 30, 1995 was $11,339 and $68,827.

In 1996, the Company sold mortgage-backed securities classified available-for-sale with an amortized cost of $2,646,188 and realized a net loss of $25,666.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

(3)  Continued

     In 1995, the Company sold mortgage-backed securities classified available-for-sale with an amortized cost of $1,865,315 and realized a net loss of $16,768.

     Contractual maturities of mortgage-backed securities as of June 30 are as follows:

                                                    1996                         1995
                                           -----------------------     ----------------------
                                           Amortized         Fair      Amortized         Fair
                                                cost        value           cost        value
     ----------------------------------------------------------------------------------------
     Available-for-sale

     Due after five through ten years    $  8,670,917     8,644,226           --           --
     Due after ten years                    4,218,026     4,133,602    3,364,314    3,349,397
     ----------------------------------------------------------------------------------------
                                           12,888,943    12,777,828    3,364,314    3,349,397

     Held-to-maturity

     Due after five through ten years              --            --    8,242,752    8,195,410
     Due after ten years                           --            --    4,179,712    4,131,662
     ----------------------------------------------------------------------------------------
                                                   --            --   12,422,464   12,327,072
     ----------------------------------------------------------------------------------------
                                         $ 12,888,943    12,777,828   15,786,778   15,676,469
     ========================================================================================

     Contractual maturities do not consider anticipated prepayments of mortgage-backed securities.


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================
  (4)   Loans Receivable

        Loans receivable and accrued interest receivable thereon are summarized as follows as of June 30:


                                                                                         1996                1995
- ----------------------------------------------------------------------------------------------------------------------------------
        Loans secured by first mortgages on real estate:
                Residential                                                     $    47,278,681          40,889,930
                Commercial                                                            1,074,454             836,820
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                     48,353,135          41,726,750

        Commercial leases                                                               179,386             139,156
        Commercial loans                                                              1,020,000                   -
        Home improvement loans                                                        2,372,648                   -
        Home equity loans                                                                39,340                   -
        Loans secured by savings deposits                                               391,428             210,473
        Line of credit loans                                                            142,999               4,200
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                     52,498,936          42,080,579

        Less:
                Allowance for loan losses                                               219,001             158,768
                Deferred loan origination fees, net of costs                            248,638             173,165
- ------------------------------------------------------------------------------------------------------------------------------------
        Loans receivable, net                                                   $    52,031,297          41,748,646
====================================================================================================================================

        Accrued interest receivable on loans was $306,883 and $217,262 at June 30, 1996 and 1995, respectively.

        Substantially all of the Company's loans receivable are mortgage loans secured by residential real estate properties. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Company does not lend more that 95% of the appraised value of an owner occupied residential property and in instances where the Company lends more than 80% of the appraised value, private mortgage insurance is required. For investor loans on residential property (not owner occupied) the Company does not lend more than 70% of the appraised value.

        The Company's residential lending operations are focused in the State of Maryland, primarily the Baltimore Metropolitan area. While residential lending is generally considered to involve less risk than other forms of lending, payment experience on these loans is dependent to some extent on economic and market conditions in the Company's primary lending area.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


- --------------------------------------------------------------------------------

  (4)  Continued

       Nonaccrual loans amounted to approximately $240,000 and $122,000 at June 30, 1996 and 1995, respectively. The amount of interest income that would have been recorded on loans in nonaccrual status at June 30, 1996 and 1995 had such loans performed in accordance with their terms, was approximately $19,000 and $12,000, respectively. The actual interest income recorded on these loans during 1996 and 1995 was approximately $8,000 and $8,000, respectively.

       The Company, through its normal asset review process, classifies certain loans which management believes involve a degree of risk warranting additional attention. These classifications are special mention, substandard, doubtful and loss. At June 30, 1996, loans classified special mention and substandard totaled approximately $777,000 and $240,000, respectively. No loans were classified doubtful or loss at June 30, 1996.

       The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                                             1996         1995
       ------------------------------------------------------------------------
       Balance at beginning of year                     $ 158,768      156,444
       Provision for losses on loans                       68,000       15,000
       Charge-offs, net of recoveries                      (7,767)     (12,676)
       ------------------------------------------------------------------------
       Balance at end of year                           $ 219,001      158,768
       ------------------------------------------------------------------------

       Commitments to extend credit are agreements to lend to customers, provided that terms and conditions of the commitment are met. Commitments are generally funded from loan principal repayments, excess liquidity and savings deposits. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

       Substantially all of the Company's outstanding commitments at June 30, 1996 are for loans which would be secured by real estate with appraised values in excess of the commitment amounts. The Company's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

                                                                     (Continued)
                                      33

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

  (4)  Continued

       Outstanding commitments to extend credit, which generally expire within 60 days, are as follows at June 30, 1996:

                                                                        Floating
                                                           Fixed rate       rate
       -------------------------------------------------------------------------
       Residential mortgage loans                          $  105,200    187,300
       Commercial mortgage loans                                   --    110,000
       Commercial business loans                              235,000    300,000
       Undisbursed lines of credit                                       221,231
       =========================================================================

       As of June 30, 1996 and 1995, Patapsco was servicing loans for the benefit of others approximately $409,000 and $141,000, respectively.


  (5)  Property and Equipment

       Property and equipment are summarized as follows at June 30:

                                                                                           Estimated
                                                                1996           1995     useful lives
       ----------------------------------------------------------------------------------------------
       Land                                              $    92,684         92,684              --
       Building and improvements                             908,528        882,308         40 years
       Furniture, fixtures and equipment                     908,498        899,054     5 - 10 years
       -----------------------------------------------------------------------------  ===============

       Total, at cost                                      1,909,710      1,874,046

       Less accumulated depreciation                     $   881,020        771,356
       -----------------------------------------------------------------------------

       Property and equipment, net                       $ 1,028,690      1,102,690
       =============================================================================

       The Company has no obligations under long-term operating leases.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

(6)  Savings Deposits

     Savings deposits are summarized as follows at June 30:


                                   Weighted
                                 average rate                   1996                   1995
     Type of                ----------------------   -----------------------  ----------------------
     account                   1996        1995            Amount        %       Amount          %
     -----------------------------------------------------------------------------------------------
     Certificates              5.50%       5.42%     $ 36,329,647    56.6%     36,117,154     56.6%
     -----------------------------------------------------------------------------------------------
     Non-Certificate:
         Passbook              3.00%       3.00%       17,268,380    26.9%     18,093,672     28.3%
         Statement
            savings accounts   3.20%       3.50%        1,631,704     2.6%      1,335,598      2.1%
         Christmas Club        3.00%       3.00%          112,599     0.2%        108,311      0.2%
         NOW                   2.00%       2.25%        2,565,200     4.0%      2,544,199      4.0%
         Noninterest-bearing
            NOW                  --          --           777,539     1.2%        465,180      0.7%
         Commercial
            demand accounts      --          --           639,830     1.0%        776,213      1.2%
         Money Market          3.30%       3.80%        4,831,989     7.5%      4,489,246      7.0%
     -----------------------------------------------------------------------------------------------
                                                       27,827,241    43.4%     27,812,419     43.5%
     -----------------------------------------------------------------------------------------------
                                                     $ 64,156,888   100.0%     63,929,573    100.0%
     ===============================================================================================

     Certificate accounts maturing:
         Under 12 months                             $ 25,567,419    70.4%     27,675,411     76.6%
         12 months to 24 months                         6,003,049    16.5%      4,461,916     12.4%
         24 months to 36 months                           615,221     1.7%        654,545      1.8%
         36 months to 48 months                         3,493,844     9.6%         53,696      0.1%
         48 months to 60 months                           650,114     1.8%      3,271,586      9.1%
     -----------------------------------------------------------------------------------------------
                                                     $ 36,329,647   100.0%     36,117,154    100.0%
     ===============================================================================================

     The aggregate amount of certificates with a minimum balance of $100,000 was approximately $1,251,000 and $1,230,000 at June 30, 1996 and 1995,
     respectively.


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements



- --------------------------------------------------------------------------------


  (6)  Continued

       Interest expense on savings deposits consists of the following for the years ended June 30:

                                                             1996         1995
       ------------------------------------------------------------------------
        Certificates                                  $ 2,047,123    1,520,162
        Passbook, Statement Savings, and
         Christmas Club                                   573,959      622,459
        NOW                                                66,997       61,389
        Money Market                                      163,248      175,907
       ------------------------------------------------------------------------
                                                      $ 2,851,327    2,379,917
       ========================================================================

  (7)   Advances from the Federal Home Loan Bank of Atlanta

        Advances from the Federal Home Loan Bank of Atlanta are summarized as follows at June 30, 1995:

        Due February 2, 1996, bears interest at 5.11%             $  1,500,000
        Due February 24, 1996, bears interest at 4.73%               1,000,000
        Due April 5, 1996, bears interest at 6.92%                   2,500,000
       ------------------------------------------------------------------------
                                                                  $  5,000,000
       ========================================================================

       Advances from the Federal Home Loan Bank of Atlanta were repaid during the year ended June 30, 1996.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

  (8)  Income Taxes

       The provision for income taxes is composed of the following for the years ended June 30:

                                                                    1996       1995
       --------------------------------------------------------------------------------
       Current:
           Federal                                             $ 221,000    239,000
           State                                                  44,000     51,000
       --------------------------------------------------------------------------------
                                                                 265,000    290,000
       --------------------------------------------------------------------------------
       Deferred
           Federal                                              (160,000)   539,000
           State                                                 (38,000)   119,000
       --------------------------------------------------------------------------------
                                                                (198,000)   658,000
       --------------------------------------------------------------------------------
                                                               $  67,000    948,000
       ================================================================================

       The net deferred tax liability consists of the following at June 30:


                                                                    1996       1995
       --------------------------------------------------------------------------------
       Total deferred tax liabilities                          $(934,000)  (951,000)
       Total deferred tax assets                                 337,000    204,000
       --------------------------------------------------------------------------------
                                                               $(597,000)  (747,000)
       ================================================================================

       The tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities relate to the following at June 30:

                                                                    1996       1995
       --------------------------------------------------------------------------------
       Tax bad debt reserves                                   $(758,000)  (763,000)
       Assets and liabilities recognized on the
       accrual basis for financial statement
       purposes and on the cash basis for
       tax purposes                                              (36,000)   (72,000)
       Allowance for losses on loans                              85,000     61,000
       Federal Home Loan Bank stock dividends                    (71,000)   (71,000)
       Unrealized holding losses                                  68,000     20,000
       Accumulated depreciation                                  (69,000)   (59,000)
       Deferred compensation                                     133,000     73,000
       Deferred loan fees                                         37,000     35,000
       Other, net                                                 14,000     29,000
       --------------------------------------------------------------------------------
                                                               $(597,000)  (747,000)
       ================================================================================


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

  (8)  Continued

       A reconciliation of the provision for income taxes and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

                                                                             1996      1995
       --------------------------------------------------------------------------------------
       Tax at statutory rate                                             $ 59,000   170,000
       State income taxes, net of Federal income tax benefit                4,000   111,000
       Federal recapture of bad debt deductions                                --   655,000
       Other                                                                4,000    12,000
       --------------------------------------------------------------------------------------
       Provision for income taxes                                        $ 67,000   948,000
       ======================================================================================

       Effective tax rate                                                    38.7%     42.9%
       ======================================================================================

       The Company has qualified under provisions of the Federal Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts based on either actual bad debt experience or a percentage of taxable income before such deduction. The deduction percentage, subject to certain minimum tax provisions and other limitations, is 8%. The provision for bad debts deducted from taxable income for Federal income tax purposes was based on the percentage method in 1996 and 1995.

       The Company's Federal income tax returns have been audited through June 30, 1995.

       In 1995, the Company recorded a $740,000 charge in connection with the decision to convert the Association to a commercial bank. Legislation enacted by Congress and signed by the President on August 20, 1996 will allow for recovery of a portion of this charge. This recovery is expected to approximate $600,000 and will be recorded in the quarter ended September 30, 1996.


                                                                    (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

  (9)  Regulatory Matters


       The Federal Deposit Insurance Corporation, through the Savings Association Insurance Fund, insures deposits of accountholders up to $100,000. Patapsco pays an annual premium to provide for this insurance. Patapsco is also a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta equal to at least 1% of the unpaid principal balances of its residential mortgage loans, .3% of its total assets or 5% of its outstanding advances from Patapsco, whichever is greater. Purchases and sales of stock are made directly with Patapsco at par value.


       Patapsco is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Patapsco's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Patapsco must meet specific capital guidelines that involve quantitative measures of Patapsco's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Patapsco's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.


       Quantitative measures established by regulation to ensure capital adequacy require Patapsco to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of June 30, 1996, that Patapsco meets all capital adequacy requirements to which it is subject.


       As of March 31, 1996, the most recent notification from the Officer of Thrift Supervision categorized Patapsco as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized Patapsco must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in table. There are no conditions or events since that notification that management believes have changed the institution's category.


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

(9)  Continued


     Patapsco's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                                                              To Be Well
                                                                                                           Capitalized Under
                                                                              For Capital                  Prompt Corrective
                                                  Actual                   Adequacy Purposes               Action Provisions
                                       ---------------------------    ---------------------------    ----------------------------
                                          Amount          Ratio          Amount          Ratio          Amount          Ratio
     -----------------------------------------------------------------------------------------------------------------------------

     As of June 30, 1996:
        Tangible capital (a)           $   9,607         12.60%           1,150          1.50%       $   3,833     greater than  5%
        Core capital (b)                   9,607         12.60%           2,301          3.00%           2,056     greater than  6%
        Risk-based capital (b)             9,826         28.70%           2,742          8.00%           3,427     greater than 10%

     As of June 30, 1995:
        Tangible capital (a)               6,071          7.90%           1,157          1.50%           3,858     greater than  5%
        Core capital (b)                   6,071          7.90%           2,315          3.00%           1,971     greater than  6%
        Risk-based capital (b)             6,230         19.00%           2,628          8.00%           3,286     greater than 10%
     ===============================================================================================================================


     (a) Percentage of Capital to Average Assets


     (b) Percentage of Capital to Average Assets for Actual and Capital Adequacy Purposes and Percentage of Capital to Risk Weighed Assets to be Well Capitalized Under Prompt Corrective Action Provisions.


     (c) Percentage of Capital to Risk Weighted Assets



(10) Stockholders' Equity and Related Matters


     On September 14, 1995, the Board of Directors approved a plan of reorganization from a mutual savings association to a capital stock savings bank and the concurrent formation of a holding company. The conversion was accomplished through amendment of Patapsco's charter and the sale of the Company's common stock in an amount equal to the consolidated pro forma market value of the Company and Patapsco after giving effect to the conversion. A subscription offering of the shares of common stock was offered initially to employee benefit plans of the Company, depositors, borrowers, directors, officers and employees of the Company and to certain other eligible subscribers. In

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

(10) Continued

     connection with the Conversion, the Company publicly issued 362,553 shares of its common stock, par value $.01 per share (the "Common Stock"), for gross proceeds of $7,251,060 and net proceeds of $6,745,810, of which $3,372,905 was contributed to Patapsco in exchange for all of its outstanding common stock.


     Federal regulations require that, upon conversion from mutual to stock form of ownership, a "liquidation account" be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with Patapsco after conversion. In the event of complete liquidation (and only in such event), each savings account holder who continues to maintain his savings account shall be entitled to receive a distribution from the liquidation account after payment to all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in the eligible holders' savings accounts. At conversion the liquidation account totaled approximately $6,088,000.


     OTS regulations impose limitations on all capital distributions by savings institutions. Capital distributions include cash dividends, payments to repurchase or otherwise acquire the savings institution's capital stock, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution (Tier 1 Institution) may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or 75% of its net income over the most recent four-quarter period. Any additional capital distributions would require prior regulatory approval.


     An institution that meets its regulatory capital requirement, but not its fully phased-in capital requirement before or after its capital distribution (Tier 2 Institution) may, after prior notice but without the approval of the OTS, make capital distributions of: up to 75% of its net income over the most recent four quarter period if it satisfies the risk-based capital requirement that would be applicable to it on January 1, 1993, computed based on its current portfolio; up to 50% of its net income over the most recent four quarter period if it satisfies the risk based capital standard that was applicable to it on January 1, 1991, computed based on its current portfolio; and up to 25% of its net income over the most recent four quarter period if it satisfies its current risk based capital requirement. In computing the institution's permissible percentage of capital distributions, previous distributions made during the prior four quarter period must be included.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

(10) Continued

     An institution that does not meet its current regulatory capital requirement before or after payment of a proposed capital distribution (Tier 3 Institution) may not make any capital distributions without the prior approval of the OTS.


     In addition, the OTS would prohibit a proposed capital distribution by any institution which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. In addition, FDICIA provides that, as a general rule, a financial institution may not make a capital distribution if it would be undercapitalized after making the capital distribution. Also, an institution meeting the Tier 1 capital criteria which has been notified that it needs more than normal supervision will be treated as a Tier 2 or Tier 3 Institution unless the OTS deems otherwise.


     In addition to the foregoing, certain bad debt reserves deducted from income for federal income tax purposes and included in retained income of Patapsco, are not available for the payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by Patapsco, on the amount removed from the reserves for such distributions.



(11) Benefit Plans

     Employee Stock Ownership Plan

     Patapsco has established an Employee Stock Ownership Plan (ESOP) for its employees. On April 1, 1996 the ESOP acquired 29,004 shares of the Company's common stock in connection with Patapsco's conversion to a capital stock form of organization. The ESOP holds the common stock in a trust for allocation among participating employees. in trust or allocated to the participants' accounts, and an annual contribution from Patapsco to the ESOP and earnings thereon.

     All employees of Patapsco who attain the age of 21 and complete six months of service with Patapsco will be eligible to participate in the ESOP. Participants will become 100% vested in their accounts after three years of service with Patapsco or, if earlier, upon death, disability or attainment of normal retirement age. Participants receive credit for service with Patapsco prior to the establishment of the ESOP.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

(11) Continued

     Patapsco recognizes the cost of the ESOP in accordance with AICPA Statement of Position 93-6 Employers' Accounting for Employee Stock Ownership Plans. As shares are released from collateral, Patapsco reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocated shares are recorded as a reduction of debt. For the year ended June 30, 1996 compensation expense recognized related to the ESOP and Patapsco's contribution to the ESOP was $70,064.

     The ESOP shares as of June 30, 1996 were as follows:

     Allocated shares                                                $      --
     Shares released for allocation                                      2,900
     Unearned shares                                                    26,104
     ---------------------------------------------------------------------------
                                                                        29,004
     ---------------------------------------------------------------------------
     Fair value of unearned shares at June 30, 1996                  $ 659,126
     ===========================================================================

     Directors Retirement Plan

     Effective September 28, 1995, Patapsco adopted a deferred compensation plan covering all non-employee directors. The plan provides benefits based upon certain vesting requirements. During the year ended June 30, 1996, approximately $131,257 was recognized as compensation expense in connection with the Plan.


(12) Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107) requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments as of June 30, 1996.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

(12) Continued

     The carrying value and estimated fair value of financial instruments is summarized as follows:

                                                                                                  Carrying               Fair
                                                                                                    Amount              Value
     -------------------------------------------------------------------------------------------------------------------------
     Assets:
        Cash and interest-bearing deposits                                                    $    629,576            630,000
        Federal funds sold                                                                       6,794,889          6,794,000
        Investment securities                                                                    4,423,767          4,424,000
        Mortgage-backed securities                                                              12,777,828         12,778,000
        Loans receivable                                                                        52,031,297         52,047,000

     Liabilities:
        Savings accounts                                                                        64,156,888         64,457,000
        Advance payments by borrowers for taxes, insurance and ground rents                      1,189,735          1,190,000

     Off balance sheet instruments:
        Commitments to extend credit                                                                    --                 --
     =========================================================================================================================

     Cash on Hand and in Banks

     The carrying amount for cash on hand and in banks approximates fair value due to the short maturity of these instruments.

     Short-Term Investments

     The carrying amount for short-term investments which consists of Federal funds sold, approximates fair value due to the overnight maturity of these instruments.

     Investment Securities and Mortgage-Backed Securities

     The fair value of investment securities and mortgage-backed securities is based on bid prices received from an external pricing service or bid quotations received from securities dealers.

     Loans

     Loans were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential, multifamily and nonresidential, construction and land, second mortgage loans, commercial, and consumer. Each loan category was further segmented by fixed and adjustable rate interest terms and performing and nonperforming categories.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

(12) Continued

     The fair value of residential loans was calculated by discounting anticipated cash flows based on weighted-average contractual maturity, weighted-average coupon, prepayment assumptions and discount rate. Prepayment speed estimates were derived from published historical prepayment experience in the mortgage pass-through market and recent issuance activity in the primary and secondary mortgage markets. The discount rate for residential loans was calculated by adding to the Treasury yield for the corresponding weighted average maturity associated with each prepayment assumption a market spread as observed for mortgage-backed securities with similar characteristics. The fair values of multifamily and nonresidential loans were calculated by discounting the contractual cash flows at Patapsco's current nonresidential loan origination rate. Construction, land and commercial loans, loans secured by savings accounts and mortgage lines of credit were determined to be at fair value due to their adjustable rate nature. The fair value of second mortgage loans was calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflected the credit and interest rate risk inherent in the portfolio. The fair value of consumer loans was calculated by discounting the contractual cash flows at the Company's current consumer loan origination rate.

     The fair value for nonperforming loans was determined by reducing the carrying value of nonperforming loans by the Company's historical loss percentage for each specific loan category.

     The carrying amounts and fair values of loans receivable consisted of the following at June 30, 1996 were:

                                                                                                  Carrying               Fair
                                                                                                    Amount              Value
     -------------------------------------------------------------------------------------------------------------------------
     Loans secured by first mortgages on real estate                                         $  48,353,135         47,638,000
     Consumer and other loans                                                                    4,145,801          4,409,000
     Unamoritized premiums, discount and fees, net                                                (248,638)                --
     -------------------------------------------------------------------------------------------------------------------------
                                                                                                52,250,298         52,047,000
     -------------------------------------------------------------------------------------------------------------------------
     Allowance for losses                                                                          219,001
     -------------------------------------------------------------------------------------------------------------------------
     Total loans                                                                             $  52,031,297         52,047,000
     =========================================================================================================================

        Accrued Interest Receivable

     The carrying amount of accrued interest receivable approximates its fair value.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

(12) Continued

     Savings Accounts

     Under SFAS 107, the fair value of deposits with no stated maturity, such as noninterest bearing deposits, interest bearing NOW accounts, money market and statement savings accounts, is equal to the carrying amounts. The fair value of certificates of deposit was based on the discounted value of contractual cash flows. The discount rate for certificates of deposit was estimated using the rate currently offered for deposits of similar remaining maturities.


     The carrying value and estimated fair value of savings accounts at June 30, 1996 were:

                                                                                                  Carrying               Fair
                                                                                                    Amount              Value
     -------------------------------------------------------------------------------------------------------------------------
     Certificates of deposit and Christmas Club                                              $  36,329,647         36,630,000
     Deposit accounts with no stated maturity                                                   27,827,241         27,827,000
     -------------------------------------------------------------------------------------------------------------------------
     Total savings accounts                                                                  $  64,156,888         64,457,000
     =========================================================================================================================

     Borrowed Funds

     Securities sold under agreements to repurchase are considered to be at fair value.

     Accrued Interest Payable

     The carrying amount of accrued interest payable approximates its fair value.

     Advance Payments by Borrowers for Taxes, Insurance and Ground Rents

     The carrying amount of advance payments by borrowers for taxes, insurance and ground rents approximates its fair value.

     Off-Balance Sheet Financial Instruments

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business, including mortgage loan commitments and undisbursed lines of credit on commercial business loans. These instruments involve, to various degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contract amount of the financial instrument.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

(12) Continued

     The company uses the same credit policies in making commitments for off-balance-sheet financial instruments as it does for on-balance-sheet financial instruments. The fair values of such commitments are immaterial.

     The disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles. Core deposit intangibles represent the value attributable to total deposits based on an expected duration of customer relationships.

     Limitations

     Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

(13)  Condensed Financial Information (Parent Company Only)

      Summarized financial information for the Company are as follows as of and for the year ended June 30, 1996:

      Statement of Financial Condition

      Cash                                                        $      8,196
      Federal funds sold                                             2,299,859
      Equity in net assets of the bank                               9,499,999
      Note receivable--bank                                            522,072
      Other assets                                                      26,993
     ---------------------------------------------------------------------------
                                                                 $ 12,357,119
     ===========================================================================

      Accrued expenses and other liabilities                      $     55,976
     ---------------------------------------------------------------------------
                                                                        55,976

      Stockholders' equity                                          12,301,143
     ---------------------------------------------------------------------------
                                                                  $ 12,357,119
     ===========================================================================

      Statement of Income

      Income:
          Loans receivable                                        $     11,931
          Federal funds sold                                             1,621
     ---------------------------------------------------------------------------
      Income before equity in net income of subsidiary
       and income taxes                                                 13,552
      Equity in net income of subsidiary                                92,766
     ---------------------------------------------------------------------------
      Income before income taxes                                       106,318
      Income taxes                                                       5,234
     ---------------------------------------------------------------------------
      Net income                                                  $    101,084
     ===========================================================================

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

================================================================================

 (13) Continued


      STATEMENT OF CASH FLOWS
      Operating activities:
         Net income                                                                $   101,084
         Adjustments to reconcile net income to net cash provided
            by operating activities:
                 Equity in net income of subsidiary                                    (92,766)
                 Other, net                                                             28,983
      ----------------------------------------------------------------------------------------
      Net cash provided by operating activities                                         37,301
      ----------------------------------------------------------------------------------------
      Investing activities:
         Purchase of stock of subsidiary                                            (3,372,904)
         Loan to fund ESOP                                                            (580,080)
         Loan repayment                                                                 58,008
      ----------------------------------------------------------------------------------------
      Net cash used in investing activities                                         (3,894,976)
      ----------------------------------------------------------------------------------------
      Financing activities:
         Net proceeds of stock conversion                                            6,165,730
      ----------------------------------------------------------------------------------------
      Net cash provided by financing activities                                      6,165,730
      ----------------------------------------------------------------------------------------
      Increase in cash and equivalents                                               2,308,055

      Cash and equivalents, beginning of year                                               -
      ----------------------------------------------------------------------------------------
      Cash and equilavents, end of year                                            $ 2,308,055
      ----------------------------------------------------------------------------------------

================================================================================

                                                        BOARD OF DIRECTORS
Joseph N. McGowan                        Joseph J. Bouffard                           Douglas H. Ludwig
Chairman of the Board                    President and Chief Executive Officer of     Retired Principal of the Baltimore
Director, Training Division,             the Company and the Bank                     County Public School System
Baltimore County Police Department
                                         Nicole N. Kantorski                          Dr. Theodore C. Patterson
S. Robert Kinghorn                       Budget Director for Baltimore County         Physician
Vice Chairman of the Board               Police Department                            Secretary of the Company
Retired Controller of Bethlehem Steel
Corporation, Sparrows Point Plant        Robert M. Lating                             Honorary Director:
                                         President and Manager of Model Realty;       Frank W. Carey
Thomas P. O'Neill                        Partner in C&L Associates                    Retired AT&T Executive
Partner in Wolpoff & Company, LLP

                                                        EXECUTIVE OFFICERS
Joseph J. Bouffard                       Debra L. Brockschmidt                        Frank J. Duchacek, Jr.
President and Chief Executive Officer    Vice President - Operations;                 Vice President - Commercial Lending
                                         Assistant Secretary

Timothy C. King                          John W. McClean                              Joseph R. Sallese
Controller and Treasurer                 Vice President - Real Estate Lending         Vice President - Consumer Lending

                                OFFICE LOCATION

                             1301 Merritt Boulevard
                         Dundalk, Maryland  21222-2194

                                                       CORPORATE INFORMATION
Independent Certified Accountants        Special Counsel                              Annual Report on Form 10-KSB
KPMG Peat Marwick LLP                    Housley Kantarian & Bronstein, P.C.
111 South Calvert Street                 1220 19th Street, N.W., Suite 700            A copy of the Company's Annual
Baltimore, Maryland 21202                Washington, D.C.  20036                      Report on Form 10-KSB for the
                                                                                      fiscal year ended June 30, 1996 as
General Counsel                          Annual Meeting                               filed with the Securities and
Nolan Plumhoff & Williams                The 1996 Annual Meeting of Stockholders      Exchange Commission, will be
Suite 700, Court Towers                  will be held on October 10, 1996 at 10:00    furnished without charge to
210 W. Pennsylvania Avenue               a.m. at 1301 Merritt Boulevard, Dundalk,     stockholders as of the record date
Towson, MD  21204                        Maryland 21222-2194                          for the 1996 Annual Meeting upon
                                                                                      written request to Corporate
Transfer Agent and Registrar                                                          Secretary, Patapsco Bancorp, Inc.,
Registrar and Transfer Co.                                                            1301 Merritt Boulevard, Dundalk,
10 Commerce Drive                                                                     Maryland  21222-2194
Cranford, New Jersey 07016-3572
1 (800) 368-5948