Form 10KSB, Exhibit 13
period 1997-06-30
PATAPSCO BANCORP INC
filed 1997-09-29
CIK 1003961

PATAPSCO BANCORP, INC.









  [LOGO]




                                                          1997 ANNUAL REPORT

PATAPSCO BANCORP, INC.
--------------------------------------------------------------------------------

     Patapsco Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Maryland in November 1995 at the direction of the Board of Directors of Patapsco Federal Savings and Loan Association (the "Association") for the purpose of serving as a savings institution holding company of the Association upon the acquisition of all of the capital stock issued by the Association in the Association's conversion from mutual to stock form ("Stock Conversion"). The Association completed the Stock Conversion in April 1996 and subsequently converted to a commercial bank on September 30, 1996, at which time it changed its name to The Patapsco Bank (the "Bank"). The Company has no significant assets other than its investment in the Bank. The Company's principal business is overseeing the business of the Bank and investing the retained net Conversion proceeds.

     The Bank is a Maryland commercial bank operating through a single office located in Dundalk, Maryland and serving eastern Baltimore County. The principal business of the Bank consists of attracting deposits from the general public and investing these deposits in loans secured by residential and commercial real estate, construction loans, commercial business loans and consumer loans. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and noninterest income. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities.

MARKET INFORMATION
--------------------------------------------------------------------------------

     The Company's common stock began trading under the symbol "PATD" on the National Quotation Bureau "Pink Sheets" on April 2, 1996. There are currently 362,553 shares of the common stock outstanding and approximately 441 holders of record of the common stock. On June 27, 1997, the Company paid a special cash dividend of $12.50 per share, which was treated as a tax-free return of capital distribution, reducing each stockholders' basis in the common stock by the dividends received. No regular dividends have been paid on the common stock. Following are the high and low closing sale prices, by fiscal quarter, as reported on the Pink Sheets during the periods indicated.

                                                      High            Low
                                                      ----            ---
     Fiscal 1997:
        First Quarter                              $ 26.375       $  24.50
        Second Quarter                               29.375          26.00
        Third Quarter                                 32.00          29.00
        Fourth Quarter                                42.00          27.50


     Fiscal 1996:
        Fourth Quarter                             $  25.75       $  22.00

         The stated prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Patapsco Bancorp, Inc...........................................................................................(i)
Market Information..............................................................................................(i)
Letter to Stockholders............................................................................................1
Selected Consolidated Financial and Other Data....................................................................3
Management's Discussion and Analysis of Financial Condition and Results of Operations.............................5
Consolidated Financial Statements................................................................................19
Corporate Information............................................................................................51

                                      (i)

                                 [LETTERHEAD]




Dear Shareholder:

     The directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank proudly present our second Annual Report to our shareholders. This report reflects a year of firsts in the history of your Company. This was our first full year as a public company and our first year as a commercial bank. It was the first year our assets exceeded $80 million, our loans exceeded $60 million and our deposits reached $70 million.

     Most significantly, this was the first year our earnings exceeded $820,000, which was the best in our 87 year history. A significant portion of this improvement resulted from pretax core earnings increasing by approximately $900,000 as well as certain legislative acts at the national level. The elimination of the bad debt recapture provisions for converting thrifts and the resolution of the FDIC insurance disparity had a positive net effect on our bottom line of $345,000. Without the impact of this legislation our earnings would have been $475,000, which is a substantial improvement over prior years.

     The national legislation allowed us in September 1996 to complete our planned conversion to a commercial bank. In reality, we did little more than change our name to The Patapsco Bank since we had already begun our commercial bank transition. We had completed our stock conversion and started the reallocation of our assets. Our new, but experienced, commercial bank management team had begun originating new types of loans.

     During the year ended June 30, 1997, we originated our first Small Business Administration guaranteed loan and our first commercial construction loan. We increased our loan portfolio by $14.2 million with approximately 400 new loans. We also increased the overall yield on our average assets by 46 basis points to 7.55% and this, along with a reduced cost of deposits, allowed us to increase our spread between average interest-earning assets and average interest-bearing liabilities to 3.30% in fiscal 1997 from 2.54% in fiscal 1996. This resulted in net interest income increasing by approximately $700,000. NOW interest income also increased by approximately $200,000. These achievements are strong indicators that we are moving in the right direction.

     This past year was also significant in terms of improving shareholder value. We began the year with our stock trading at $25.25 per share. On June 12, 1997, we announced a special $12.50 per share return of capital distribution which was tax free to our shareholders. We are very much aware that we must manage our capital to the benefit of our owners and this action represented a step in the direction of improving the Company's return on equity. Even after this substantial payout our stock was trading at $27.50 as our fiscal year ended and the Company retained sufficient capital to grow and remain competitive. The Company continues to recognize the desirability of providing current income for our shareholders through the payment of regular dividends as well as achieving steady and continuous growth in per share value.

     We still have longer-term goals to accomplish. We must continue to focus on products and services which will allow us to compete in the highly competitive banking environment. Specifically, we must expand our new ventures into small business loans, commercial real estate loans, construction and consumer loans while we continue to build on the strengths of our residential mortgage business. We must attract more commercial deposit accounts and continue to build our loan loss reserves as our portfolio continues to grow and change. In short, we must continue to implement our strategy to achieve a rate of growth which can be sustained over time consistent with safe and sound practices.

     Your Company will need to grow while continuing to reallocate its assets. We will focus more attention on the liability side of the balance sheet. We need to attract new deposits and we will need to supplement deposit growth with borrowings. We will continue to focus on improving return on equity.

     The new year also will present other challenges. The banking landscape continues to change as big banks continue to merger in an attempt to increase market share. Proposed legislation at the national level creates uncertainty for financial institutions. The economic environment continues to remain extremely competitive for deposit dollars and quality loans. Nevertheless, your Company intends to continue in its quest to become a leading independent provider of financial services throughout the Baltimore area by delivering exceptional service to an expanding customer base in our tradition of integrity, personalized style and community orientation.

     Last but not least, the directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank thank all of our shareholders and customers for their confidence and support during the year. We look forward to a successful new year.


                                            S. Robert Kinghorn
                                            Chairman of the Board



                                            Joseph J. Bouffard
                                            President and
                                            Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

--------------------------------------------------------------------------------

Selected Consolidated Financial Condition Data

                                                        At June 30,
                                               ----------------------------
                                                  1997               1996
                                                  ----               ----
                                                      (In thousands)
Total assets.................................  $  83,650          $  78,850
Loans receivable, net........................     66,236             52,031
Cash, federal funds sold and other interest
   bearing deposits..........................      5,113              7,424
Investment securities........................      1,989              4,424
Mortgage-backed securities...................      7,678             12,778
Deposits.....................................     70,152             64,157
Borrowings...................................      2,700                 --
Stockholders' equity.........................      8,334             12,301

--------------------------------------------------------------------------------

Selected Consolidated Income Data

                                                     Year Ended June 30,
                                                ----------------------------
                                                  1997                1996
                                                  ----                ----
                                                       (In thousands)
Interest income..............................   $   5,897          $   5,332
Interest expense.............................       2,706              3,038
                                                ---------          ---------
Net interest income before provision
   for loan losses...........................       3,191              2,294
Provision for loan losses....................         240                 68
                                                ---------          ---------
Net interest income after provision
   for loan losses...........................       2,951              2,226
Noninterest income...........................         219                 30
Noninterest expenses:
   Compensation and employee benefits........       1,467              1,178
   Insurance.................................         515  (1)           193
   Professional fees.........................         148                129
   Equipment expenses........................         116                114
   Net occupancy costs.......................          81                 79
   Advertising...............................          44                 38
   Data processing...........................          96                 92
   Other.....................................         346                265
                                                ---------          ---------
      Total noninterest expenses.............       2,813              2,088
Income before provision (benefit) for
   income taxes..............................         357                168
Income tax provision (benefit)...............        (463) (2)            67
                                                ---------          ---------
Net income...................................   $     820          $     101
                                                =========          =========

(1) Includes $415,000 of expense resulting from a one-time assessment to capitalize the Savings Association Insurance Fund ("SAIF").

(2) Includes $600,000 reduction of tax expense related to the partial reversal of the $740,000 tax bad debt reserve which was recorded in fiscal 1995 as a result of the anticipated bank conversion.

Key Operating Ratios:

                                                                         At or for the
                                                                      Year Ended June 30,
                                                                    -----------------------
                                                                    1997               1996
                                                                    ----               ----
Performance Ratios:
   Return on average assets (net income divided by
      average total assets.......................................    1.03%  (1)         0.13%
   Return on average stockholders' equity (net income
      divided by average stockholders' equity)...................    6.62   (1)         1.35
   Interest rate spread (combined weighted average
      interest rate earned less combined weighted
      average interest rate cost)................................    3.30               2.54
   Net interest margin (net interest income
      divided by average interest-earning assets)................    4.08               3.05
   Ratio of average interest-earning assets to
      average interest-bearing liabilities.......................  122.78             112.63
   Ratio of noninterest expense to average total assets..........    3.52   (2)         2.71

Asset Quality Ratios:
   Nonperforming assets to total assets at
      end of period..............................................    0.18               0.35
   Nonperforming (nonaccrual) loans to loans receivable,
      net at end of period.......................................    0.19               0.46
   Allowance for loan losses to total loans
      at end of period...........................................    0.59               0.42
   Allowance for loan losses to nonperforming
      loans at end of period.....................................  322.77              91.25
   Provision for loan losses to loans receivable,
      net at end of period.......................................    0.36               0.13
   Net charge-offs to average loans outstanding..................    0.11               0.02

Capital Ratios:
   Stockholders' equity to total assets at end of period.........    9.96              15.95
   Average stockholders' equity to average assets................   15.51               9.71

------------
(1) Return on average assets and return on average equity ratios include $415,000 of expense resulting from a one-time assessment to capitalize SAIF and a $600,000 reduction of tax expense related to the partial reversal of the $740,000 tax bad debt reserve which was recorded in fiscal 1995 as a result of the anticipated bank conversion. If those transactions had not occurred, a current return on average assets and return of average equity would have been 0.59% and 3.84%, respectively.
(2) Noninterest expense includes a $415,000 one-time expense as described in Note (1) above. Excluding the one-time expense, noninterest expense as a percentage of average total assets would have been 3.00%.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

General

     Patapsco Bancorp, Inc. (the "Company") was formed in November 1995 by the Association to become the holding company of the Association following the Stock Conversion. The Stock Conversion and the acquisition of the Association by the Company were consummated on April 1, 1996. The Association converted to a Maryland commercial bank on September 30, 1996, at which time it changed its name to The Patapsco Bank. All references to the Company prior to September 30, 1996, except where otherwise indicated, are to the Association.

     The Company's results of operations depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other investments, and the interest paid on interest-bearing liabilities, consisting primarily of deposits. The difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("net interest rate spread") and the ratio of interest-earning assets to interest-bearing liabilities significantly impact net interest income. The Company's net interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities. To a lesser extent, the Company's results of operations are also affected by the amount of its noninterest income, including loan fees and service charges, and levels of noninterest expense, which consists principally of compensation and employee benefits, insurance premiums, professional fees, equipment expense, occupancy, costs, advertising, data processing and other operating expenses.

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

Forward-Looking Statements

     When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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

     The table also presents information for the periods indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                                         Year Ended June 30,
                                                               ---------------------------------------------------------------------

                                                                             1997                                1996
                                                               -------------------------------     ---------------------------------

                                                                                       Average                              Average
                                                               Average                 Yield/      Average                   Yield/
                                                               Balance     Interest     Cost       Balance     Interest       Cost
                                                               -------     --------    -------     -------     --------     --------

                                                                                      (Dollars in thousands)
Interest-earning assets:
   Loans receivable (1)...................................... $   58,473   $  4,721     8.07%     $  45,548    $ 3,514         7.72%

   Investment securities.....................................      2,988        191     6.40         10,642        612         5.75
   Mortgage-backed securities................................      8,629        534     6.18         15,559      1,003         6.44
   Short-term investments and other interest-earning assets..      8,068        451     5.59          3,432        203         5.91
                                                              ----------   --------   ------      ---------    -------       ------
      Total interest-earning assets..........................     78,158      5,897     7.55         75,181      5,332         7.09
                                                                           --------                            -------
Non-interest-earning assets..................................      1,757                              1,933
                                                              ----------                          ---------
      Total assets........................................... $   79,915                          $  77,114
                                                              ==========                          =========

Interest-bearing liabilities:
   Deposits (2).............................................. $   63,545      2,697     4.25      $  63,469      2,851         4.49
   Borrowings................................................        112          9     7.91          3,282        187         5.68
                                                              ----------   --------   ------      ---------    -------       ------
      Total interest-bearing liabilities.....................     63,657      2,706     4.25         66,751      3,038         4.55
                                                                           --------   ------                   -------       ------
Non-interest-bearing liabilities.............................      3,866                              2,873
                                                              ----------                          ---------
      Total liabilities......................................     67,523                             69,624
Retained earnings............................................     12,392                              7,490
                                                              ----------                          ---------
      Total liabilities and retained earnings................ $   79,915                          $  77,114
                                                              ==========                          =========

Net interest income..........................................              $  3,191                            $ 2,294
                                                                           ========                            =======
Interest rate spread.........................................                           3.30%                                  2.54%
                                                                                      ======                                 ======
Net yield on interest-earning assets.........................                           4.08%                                  3.05%
                                                                                      ======                                 ======
Ratio of average interest-earning assets to average
   interest-bearing liabilities..............................                         122.78%                                112.63%
                                                                                      ======                                 ======

------------
(1)      Includes nonaccrual loans.
(2)      Includes interest-bearing escrow accounts.

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

                                                                     Year Ended June 30,
                                                      -------------------------------------------------
                                                         1997                 vs.                1996
                                                      -------------------------------------------------
                                                                 Increase (Decrease) Due to
                                                      -------------------------------------------------
                                                                                 Rate/
                                                       Volume         Rate       Volume         Total
                                                       ------         ----       ------         -----
                                                                        (In thousands)
Interest income:
   Loans receivable.................................  $ 1,002      $   160     $     45       $ 1,207
   Investment securities............................     (440)          69          (50)         (421)
   Mortgage-backed securities.......................     (447)         (40)          18          (469)
   Short-term investments and other
     interest-earning assets........................      274          (11)         (15)          248
                                                      -------      -------     --------       -------
       Total interest-earning assets................      389          178           (2)          565
                                                      -------      -------     --------       -------

Interest expense:
   Deposits (1).....................................        4         (157)          (1)         (154)
   Borrowings.......................................     (180)          73          (71)         (178)
                                                      -------      -------     --------       -------
       Total interest-bearing liabilities...........     (176)         (84)         (72)         (332)
                                                      -------      -------     --------       -------

Change in net interest income.......................  $   565      $   262     $     70       $   897
                                                      =======      =======     ========       =======

-----------
(1)      Includes interest-bearing escrow accounts.

Comparison of Financial Condition at June 30, 1997 and 1996

     Total assets increased by $4.8 million, or by 6.1%, to $83.6 million at June 30, 1997 from $78.8 million at June 30, 1996. The increase was primarily due to a $14.2 million increase in loans receivable partially offset by decreases of $5.1 million, $2.4 million and $2.3 million in mortgage-backed securities, investment securities and cash and cash equivalents.

     Net loans receivable increased by $14.2 million, or by 27.3%, to $66.2 million at June 30, 1997 from $52.0 million at June 30, 1996. The increase is directly attributable to the Company's increased loan demand in residential, commercial and construction real estate lending, as well as increases in consumer and commercial lending. Since the recent conversions of the Company's primary subsidiary from a mutually owned savings and loan association to a publicly owned commercial bank, the Company has diversified its lending into segments of the market more closely identified with commercial banks. As a result, the Company's residential, commercial and construction real estate loan portfolios increased by $5.6 million, $1.5 million and $2.0 million, respectively, and the Company's consumer and commercial loan portfolios each increased by $2.6 million during the year ended June 30, 1997.

     The following table sets forth selected data relating to the composition of the Company's loan portfolio by type of loan at the dates indicated. At June 30, 1997, the Company had no concentrations of loans exceeding 10% of gross loans other than as disclosed below.

                                                                                 At June 30,
                                                            ------------------------------------------------------
                                                                     1997                            1996
                                                            ---------------------           ----------------------
                                                            Amount            %             Amount            %
                                                            ------         ------           ------          ------
                                                                             (Dollars in thousands)
Real estate loans:
   Residential............................................  $   52,907     79.09%           $  47,279       90.06%
   Commercial.............................................       2,612      3.90                1,074        2.05
   Construction (1).......................................       2,002      2.99                 --           --
Consumer loans:
   Home improvement.......................................       4,605      6.88                2,373        4.52
   Home equity loans......................................         420      0.63                   39        0.07
   Loans secured by deposits..............................         364      0.55                  392        0.75
   Other consumer loans...................................         198      0.30                  143        0.27
Commercial loans:
   Commercial loans.......................................       3,400      5.08                1,020        1.94
   Commercial leases......................................         388      0.58                  179        0.34
                                                            ----------    ------            ---------      ------
                                                                66,896    100.00%              52,499      100.00%
                                                                          ======                           ======
Less:
   Deferred loan origination fees,
     net of costs.........................................  $      263                            249
   Allowance for loan losses..............................         397                            219
                                                            ----------                      ---------
      Total...............................................  $   66,236                      $  52,031
                                                            ==========                      =========

------------
(1)  Less loans in process.

     The following table sets forth certain information at June 30, 1997 regarding the dollar amount of loans maturing or repricing in the Company's portfolio. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Adjustable-rate and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the periods in which they mature, and fixed-rate loans are included in the period in which the final contractual repayment is due. The table does not include any estimate of prepayments which significantly shorten the average life of all mortgage loans and may cause the Company's repayment experience to differ from that shown below.

                                                          Due after
                                        Due during        1 through           Due after
                                     the year ending    5 years after       5 years after
                                      June 30, 1998     June 30, 1997       June 30, 1997         Total
                                     --------------     -------------       -------------        --------
                                                                 (In thousands)
Real estate loans:
   Residential....................   $    17,936          $    9,557          $   25,414        $   52,907
   Commercial.....................         1,350               1,177                  85             2,612
   Construction...................         2,002                  --                  --             2,002
Consumer loans....................           756               1,474               3,357             5,587
Commercial loans..................         2,562                 843                 383             3,788
                                     -----------          ----------          ----------        ----------
     Total........................   $    24,606          $   13,051          $   29,239        $   66,896
                                     ===========          ==========          ==========        ==========

     The following table sets forth at June 30, 1997 the dollar amount of all loans which may reprice or are due one year or more after June 30, 1997 which have predetermined interest rates and have floating or adjustable interest rates.

                                   Predetermined           Floating or
                                       Rates            Adjustable Rates      Total
                                   -------------        ----------------    ---------
                                                         (In thousands)
Real estate loans:
   Residential....................    $ 25,565            $   9,406         $  34,971
   Commercial.....................         265                  997             1,262
Consumer..........................       4,831                   --             4,831
Commercial........................       1,226                   --             1,226
                                      --------            ---------         ---------
   Total..........................    $ 31,887            $  10,403         $  42,290
                                      ========            =========         =========

     Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give the Company the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

     Investment securities decreased by $2.4 million, or by 55.0%, to $2.0 million at June 30, 1997 from $4.4 million at June 30, 1996, and mortgage-backed securities decreased by $5.1 million, or by 40.0%, to $7.7 million at June 30, 1997 from $12.8 million at June 30, 1996. During the year ended June 30, 1997, the Company sold $4.3 million of mortgage-backed securities classified as available for sale. The proceeds from the sale of mortgage-backed securities, along with cash obtained through maturing investment securities and mortgage-backed securities were used to fund higher yielding loans. The following table summarizes the Company's investment securities and mortgage-backed securities portfolios as of June 30, 1997 and 1996.

     The following table sets forth the carrying value of the Company's investments at the dates indicated.

                                                                   At June 30,
                                                            ----------------------
                                                              1997          1996
                                                            --------      --------
                                                            (Dollars in thousands)
Securities available for sale, at fair value:
   U.S. government and agency securities................... $  1,989      $  4,424
   Mortgage-backed securities..............................    7,678        12,778
                                                            --------      --------
     Total securities available for sale...................    9,667        17,202
                                                            --------      --------

Investments required by law, at cost:
  FHLB of Atlanta stock....................................      520           491
  FRB of Richmond stock....................................      102            --
                                                            --------      --------
    Total investments required by law, at cost.............      622           491
                                                            --------      --------

    Total investments...................................... $ 10,289      $ 17,693
                                                            ========      ========

     The following table sets forth the scheduled maturities, carrying values, market values and average yields for the Company's investment portfolio at June 30, 1997.

                                        One Year or Less          One to Five Years        Five to Ten Years
                                      ---------------------     ---------------------    ---------------------
                                      Carrying      Average     Carrying     Average     Carrying      Average
                                        Value        Yield        Value       Yield       Value         Yield
                                      ---------     -------     ---------   ---------    ---------    --------
                                                                (Dollars in thousands)
Securities available for sale:
   U.S. government and agency
     securities...................    $   --          -- %      $     --       -- %       $ 1,989       7.35%
   Mortgage-backed securities.....        --          --           3,369     6.46           2,962       6.17
                                      ------                    --------                  -------

       Total......................    $   --                    $  3,369                  $ 4,951
                                      ======                    ========                  =======

                                        More than Ten Years          Total Investment Portfolio
                                       ---------------------     ----------------------------------
                                       Carrying      Average     Carrying      Market      Average
                                         Value        Yield        Value        Value       Yield
                                       ---------   ---------     ---------    ---------    --------
                                                            (Dollars in thousands)
Securities available for sale:
   U.S. government and agency
     securities...................     $    --         -- %      $  1,989     $  1,989       7.35%
   Mortgage-backed securities.....       1,347       6.61           7,678        7,678       6.36
                                       -------                   --------     --------

       Total......................     $ 1,347                   $  9,667     $  9,667
                                       =======                   ========     ========

     Deposits increased by $6.0 million, or by 9.3%, to $70.2 million at June 30, 1997 from $64.2 million at June 30, 1996. The increase in deposits was primarily due to increases in non-interest bearing commercial demand accounts and certificates of deposits. The following table summarizes deposits as of June 30, 1997 and 1996.

     The following tables set forth the average balances based on month-end balances and interest rates for various types of deposits as of the dates indicated.

                                                              Year Ended June 30,
                                         ------------------------------------------------------------
                                                   1997                                1996
                                         -------------------------          -------------------------
                                         Average           Average          Average           Average
                                         Balance            Rate            Balance             Rate
                                         -------           -------          -------           -------
                                                                 (Dollars in thousands)
Passbook, statement savings
   and Christmas Club.................   $ 19,253 (1)       2.97%           $ 18,989 (1)       3.07%
NOW checking..........................      2,699           2.02               2,781           2.41
Money market..........................      4,893           3.25               4,636           3.52
Certificates of deposit...............     36,700           5.24              37,063           5.52
Noninterest-bearing checking                2,017             --               1,223             --
                                         --------                           --------
     Total............................   $ 65,562                           $ 64,692
                                         ========                           ========

----------
(1)  Includes interest-bearing escrow accounts.


     The following table indicates the amount of the Company's certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 1997. At such date, such deposits represented 3.4% of total deposits and had a weighted average rate of 5.11%.



                                                            Certificates
              Maturity Period                               of Deposits
              ---------------                               -----------
                                                           (In thousands)
              Three months or less.......................     $ 1,161
              Over three through six months..............         684
              Over six through 12 months.................         410
              Over 12 months.............................         112
                                                              -------
                  Total..................................     $ 2,367
                                                              =======


Comparison of Operating Results for the Years Ended June 30, 1997 and 1996

     The Company had net income of $820,000 for the year ended June 30, 1997 as compared to net income of $101,000 for the year ended June 30, 1996. The $719,000 increase in net income was significantly influenced by two events during September, 1996. First, the Company recognized $255,000 of expense after tax resulting from the one-time assessment to recapitalize the Federal Deposit Insurance Corporation's Savings Associations Insurance Fund. Secondly, as a result of legislation enacted in August, 1996 the Company was able to reverse $600,000 of tax expense upon its subsidiary's conversion to a state chartered commercial bank. Excluding those two items, the Company would have earned $475,000 during fiscal 1997. The increase in net income was also impacted by increases of $897,000 and $190,000 in net interest income and noninterest income, respectively, slightly offset by increases in noninterest expenses and provision for losses on loans.

     Net Interest Income. The Company's net interest income increased $897,000, or by 39.1%, to $3.2 million at June 30, 1997 from $2.3 million at June 30, 1996.

     The increase in the Company's net interest income is directly attributable to the Company's loan growth. During fiscal 1996, the Company began to implement a strategy to improve the interest rate spread by expanding its lending products to include commercial real estate, construction, consumer and commercial business loans. These loan products generally earn higher yields than conventional single-family residential mortgage loans. To fund these new loan products, the Company began to divest itself of lower yielding investment securities and mortgage-backed securities either by normal principal amortization or through the sale of securities. In addition to the reallocation of its assets, the Company has utilized the proceeds from its stock conversion and deposit growth to fund loans.

     The Company's interest rate spread increased to 3.30% in 1997 from 2.54% in 1996. The increase in the interest rate spread was primarily the result of an increase in the average yield on interest-earning assets to 7.55% during fiscal 1997 from 7.09% in fiscal 1996. The increase in the interest rate spread was also due to a decrease in the average rate paid on interest-bearing liabilities to 4.25% during fiscal 1997 from 4.55% in fiscal 1996. The Company's net yield on average interest-earning assets increased to 4.08% during fiscal 1997 from 3.05% in fiscal 1996 primarily due to the increase in the interest rate spread and the increase in the ratio of average interest-earning assets to average interest-bearing liabilities to 122.78% during fiscal 1997 from 112.63% in fiscal 1996. The average balance of interest-earning assets increased by $3.0 million to $78.2 million during fiscal 1997 from $75.2 in fiscal 1996. The average balance of interest-bearing liabilities decreased by $3.1 million to $63.7 million during fiscal 1997 from $66.8 million in fiscal 1996. The Company completed its stock conversion in the fourth quarter of fiscal of fiscal 1996 and as a result, the average balance sheet does not reflect the full impact from the use of the proceeds in fiscal 1996.

     Interest Income. The Company's total interest income increased by $565,000, or by 10.6%, to $5.9 million for the year ended June 30, 1997 as compared to $5.3 million for the year ended June 30, 1996. The increase was due to an increase in the average balance of interest-earning assets of $3.0 million to $78.1 million during fiscal 1997 from $75.2 million in fiscal 1996 and an increase in the average yield on average interest-earning assets to 7.55 % during fiscal 1997 from 7.09% in fiscal 1996.

     Interest income on loans increased $1.2 million, or by 34.3% to $4.7 million during 1997 as compared to $3.5 million in fiscal 1996. The increase was attributable to the increase of $12.9 million in the average balance of loans receivable to $58.5 million during fiscal 1997 from $45.6 million in fiscal 1996 and the increase in the average yield to 8.07% during 1997 from 7.72% in fiscal 1996.

     Interest income on investment securities decreased by $421,000, or by 68.8%, to $191,000 during fiscal 1997 as compared to $612,000 in fiscal 1996. The decrease was primarily due to a decrease in the average balance of $7.6 million to $3.0 million during fiscal 1997 from $10.6 million in fiscal 1996. The effect on interest income from the decline in the average balance of investment securities was slightly offset by an increase in the average yield to 6.40% during fiscal 1997 from 5.75% in fiscal 1996.

     Interest income on mortgage-backed securities decreased by $468,000, or by 46.8%, to $534,000 during fiscal 1997 as compared to $1,002,000 in fiscal 1996. The decrease was the result of a $7.0 decrease in the average balance of mortgage-backed securities to $8.6 million during fiscal 1997 from $15.6 million in fiscal 1996 and the decrease of the average yield on mortgage-backed securities to 6.18% during fiscal 1997 from 6.44% in fiscal 1996.

     Interest income on short-term investments and other interest-earning assets increased by $248,000 to $451,000 during fiscal 1997 as compared to $203,000 in fiscal 1996. The increase was primarily due to an increase of $4.6 million in the average balance resulting from the proceeds from the Company's stock conversion. The average yield declined to 5.59% during fiscal 1997 from 5.91% in fiscal 1996. The increase in the average balances was partially due to the Company's stock conversion during the fourth quarter of fiscal 1996.

     Interest Expense. The Company's interest expense decreased by $332,000, or by 10.9%, to $2.7 million during fiscal 1997 as compared to $3.0 million in fiscal 1996. The decrease was primarily attributable to the decrease of $3.1 million in the average balance of interest-bearing liabilities to $63.7 million during fiscal 1997 from $66.8 million in fiscal 1996 and the decrease in the average rate to 4.25% during fiscal 1997 from 4.55% in fiscal 1996.

     Interest expense on deposits decreased by $154,000, or by 5.4% to $2.7 million during fiscal 1997 as compared to $2.9 million in fiscal 1996. The decrease was primarily attributable to decrease in the average rate paid on deposits to 4.25% during fiscal 1997 from 4.49% in fiscal 1996. The average balance of deposits remained virtually unchanged at $63.5 million during fiscal years 1997 and 1996.

     Interest expense on borrowings decreased by $177,000 to $9,000 during fiscal 1997 as compared to $186,000 in fiscal 1996. During fiscal 1996, the Company repaid all of its borrowings with the Federal Home Loan Bank of Atlanta. In fiscal 1997, the Company relied on the proceeds from the stock conversion and the growth of its deposit to fund loan growth. However, during June, 1997, the Company borrowed $2.7 million in connection with the payment of the $4.5 million return of capital distribution.

     Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses, based on prior loss experience, volume and type of lending conducted by the Company, industry standards and past due loans in the Company's loan portfolio. The Company's management periodically monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio. The Company increased its provision for loan losses to $240,000 during the year ended June 30, 1997, as compared to $68,000 for the year ended June 30, 1996. The increased provision for loan losses was due to the Company's higher levels of commercial real estate, construction, consumer and commercial loan lending, which generally entail a greater risk than single-family residential loans. The Company has increased its allowance for loan losses as a percentage of total loans outstanding to 0.59% at June 30, 1997 from 0.42% at June 30, 1996. The Company's allowance for loan losses as a percentage of nonperforming loans was 322.8% at June 30, 1997 as compared to 91.3% at June 30, 1996.

     Noninterest Income. The Company's noninterest income consists of loan fees and service charges and net gains and losses on sales of investment securities, mortgage-backed securities and loans. Noninterest income increased by $190,000 to $220,000 during fiscal 1997, as compared to $30,000 in fiscal 1996. The increase was due to an increase of $95,000 in fees and service charges during fiscal 1997 as compared to fiscal 1996 and a $99,000 loss resulting primarily from the sale of investment securities in fiscal 1996. The increases in fees and service charges are primarily attributable to higher volumes in commercial demand deposits and automated teller machine transactions.

     Noninterest Expenses. The Company's total noninterest expenses increased by $725,000, or by 34.7%, to $2.8 million during fiscal 1997, as compared to $2.1 million in fiscal 1996. The increase included a $415,000 one-time savings deposit premium expense to recapitalize the FDIC's SAIF. The Bank's FDIC insurance assessment rate was reduced following payment of the special assessment. Excluding the one-time savings deposit premium expense, the Company's total noninterest expense would have increased by $310,000, or by 11.1%. The Company experienced an increase of $288,000 in compensation and other benefits during fiscal 1997 as compared to fiscal 1996 primarily the result of normal salary increases and additional expenses relating to the Company stock-based benefit plans and the incentive compensation plan. The Company's regular SAIF premiums decreased by $92,000 as a result of the new lower SAIF assessment. Professional fees increased by $19,000 to $148,000 during fiscal 1997 from $129,000 in fiscal 1996 due to fees associated with the bank conversion and the return of capital distribution. Other noninterest expenses increased by $81,000 to $346,000 during fiscal 1997 as compared to $265,000 in fiscal 1996, as a result of increases in transfer agent costs, expense related to the return of capital distribution and additional stationery and printing expenses relating to the bank conversion.

     Provision for Income Taxes. The Bank incurred a $740,000 expense for the recapture of a portion of its tax bad debt reserve during the year ended June 30, 1995 in connection with the determination of the Association's Board of Directors to convert the Association to a Maryland commercial bank (the "Bank Conversion"). After this determination was made, legislation was introduced in Congress which provided that savings and loan associations that convert to commercial banks would not be required to recapture the portion of tax bad debt reserve accumulated prior to 1988. Following the introduction of this legislation, the Board of Directors determined to delay consummation of the Bank Conversion pending the outcome of this legislation. The legislation ultimately was enacted into law on August 20, 1996, and the Association completed the Bank Conversion on September 30, 1996. As a result, the Company reversed $600,000 of the $740,000 expense previously incurred, which was reflected as a reduction of tax expense during fiscal 1997. Excluding the one-time reversal, the Company's provision for tax would have been approximately

$137,000 for 1997 as compared to $67,000 in fiscal 1996. See Note 8 of Notes to Financial Statements. The Company and the Bank have not entered into an agreement to file a consolidated federal income tax return as of June 30, 1997.

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

     The Company has established an Asset/Liability Management Committee which currently is comprised of three non-employee directors, the President and the Controller. This Committee meets on a monthly basis and reviews the maturities of the Company's assets and liabilities and establishes policies and strategies designed to regulate the Company's flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Company's assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates.

     Management's principal strategy in managing the Company's interest rate risk has been to maintain short- and intermediate-term assets in portfolio, including locally originated adjustable-rate mortgage loans. In addition, the Company has available for sale investment securities and mortgage-backed securities, carried at fair value, totaling $9,667,897 million as of June 30, 1997. The Company is holding these investment securities and mortgage-backed securities as available for sale because it may sell these investment securities and mortgage-backed securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

     Management also has shortened the average repricing period of its assets by emphasizing the origination of 5, 7, 10 and 15 year fixed-rate or adjustable-rate residential mortgage loans, all of which are retained by the Company for its portfolio. Beginning in the first quarter of fiscal 1995, the Company adopted a policy of selling newly originated fixed-rate residential mortgage loans with original maturities of 30 years in the secondary market. There were no loans held for sale at June 30, 1997. At June 30, 1997, the Company held approximately $32.8 million in loans with adjustable interest rates, which represented approximately 49.0% of the Company's gross loan portfolio.

     In addition to shortening the average repricing period of its assets, the Company has sought to lengthen the average maturity of its liabilities, which provides higher rates of interest on its longer term certificates.

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

Interest Rate Sensitivity Analysis

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At June 30, 1997, the Company had a negative one-year interest rate sensitivity gap of 0.10%. Generally, for institutions with a negative gap, net interest income would be expected to be positively affected by falling interest rates and adversely affected by rising interest rates. Generally, during a period of rising interest rates, a negative gap would be expected to adversely affect net interest income while a positive gap would be expected to result in an increase in net interest income, while conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1997 which are expected to mature or reprice in each of the time periods shown.

                                            Three     Over Three      Over One    Over Five     Over Ten        Over
                                           Months   Months Through     Through     Through       Through       Twenty
                                           or Less     One Year      Five Years   Ten Years   Twenty Years      Years       Total
                                           -------     --------      ----------   ---------   ------------     -------      -----
                                                                          (Dollars in thousands)
Interest-earning assets:
   Real estate loans and mortgage-
       backed securities................ $   8,329     $ 17,972      $  22,855    $ 10,839      $  4,506      $    699    $ 65,200
   Consumer loans.......................     1,130        1,025          2,766         604            62            --       5,587
   Commercial loans.....................     2,515           47            843         368            --            15       3,788
   Investment securities................     1,989           --             --          --            --            --       1,989
   Federal funds sold, other interest-
       earning assets and investments
       required by law..................     4,951           --             --          --            --           622       5,573
                                         ---------     --------      ---------    --------      --------      --------    --------
        Total...........................    18,914       19,044         26,464      11,811         4,568         1,336      82,137
                                         ---------     --------      ---------    --------      --------      --------    --------

Interest-bearing liabilities:
   Deposits (1).........................    14,742       20,599         22,093       5,316         3,057           636      66,443
   Borrowings...........................     2,700           --             --          --            --            --       2,700
                                         ---------     --------      ---------    --------      --------      --------    --------
       Total............................    17,442       20,599         22,093       5,316         3,057           636      69,143
                                         ---------     --------      ---------    --------      --------      --------    --------

Interest sensitivity gap................ $   1,472     $ (1,555)     $   4,371    $  6,495      $  1,511      $    700    $ 12,994
                                         =========     ========      =========    ========      ========      ========    ========
Cumulative interest sensitivity gap..... $   1,472     $    (83)     $   4,288    $ 10,783      $ 12,294      $ 12,994
                                         =========     ========      =========    ========      ========      ========
Ratio of cumulative gap to total assets.      1.76%       (0.10)%         5.13%      12.89%        14.70%        15.53%
                                         =========     ========      =========    ========      ========      ========

--------------
(1)      Includes $228,000 of interest-bearing escrows.

     The preceding table was prepared utilizing certain assumptions as of June 30, 1997 regarding prepayment and decay rates provided by the FHLB of Atlanta. While management believes that these assumptions are reasonable, the actual interest rate sensitivity of the Company's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors. The following assumptions were used: (i) adjustable-rate first mortgage loans on single-family residences and mortgage-backed and related securities will prepay at the rate of 18.0% for lagging index adjustable-rate loans and 18.4% for current index adjustable-rate loans per year; (ii) first mortgage loans on multi-family and commercial properties will not prepay; (iii) consumer and commercial business loans will prepay at an annual rate of 18.0% and (iv) fixed-rate mortgage loans on single-family residential properties will prepay annually as follows:

           Coupon Rate                       Annual Prepayment Rate
           Up to 8.0%                                   8.0%
           8.01 to 9.0                                 10.4
           9.01 to 10.0                                12.8
           10.01 to 11.0                               16.9
           11.01 or greater                            24.6

     The table further assumes the following annual decay rates or withdrawal factors for deposit accounts other than certificates of deposit:

                                        Through         2 through       After
                                         1 Year          3 Years       3 Years
                                        --------        ---------     --------
   NOW...............................       37%            32%            17%
   Money market......................       79             31             31
   Passbook and statement............       17             17             16

     The interest rate-sensitivity of the Company's assets and liabilities illustrated in the table above could vary substantially if different assumptions were used or actual experience differs from the assumptions used. If passbook and NOW accounts were assumed to mature in one year or less, the Company's one-year negative gap would have increased.

     Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

Liquidity and Capital Resources

     An important component of the Company's asset/liability structure is the level of liquidity available to meet the needs of customers and creditors. Patapsco's Asset/Liability Management Committee has established general guidelines for the maintenance of prudent levels of liquidity. The Committee continually monitors the amount and source of available liquidity, the time to acquire it and its cost. Management of the Company seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. Because liquid assets generally provide lower rates of return, the Company's relatively high liquidity will, to a certain extent, result in lower rates of return on assets.

     The Company's most liquid assets are cash on hand, interest-bearing deposits and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At June 30, 1997, the Company's cash on hand, interest-bearing deposits and Federal funds sold totaled $5.1 million.

     The Company anticipates that it will have sufficient funds available to meet its current loan origination, unused lines-of-credit and undisbursed construction loans-in-process commitments of approximately $1.1 million, $600,000 and $1.6 million, respectively. Certificates of deposit which are scheduled to mature in less than one year at March 31, 1997 totaled $27.0 million. Historically, a high percentage of maturing deposits have remained with the Company.

     The Company's primary sources of funds are deposits, borrowings and proceeds from maturing investment securities and mortgage-backed securities and principal and interest payments on loans. While maturities and scheduled amortization of mortgage-backed securities and loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

     At June 30, 1997, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank's regulatory compliance at June 30, 1997.

     The Bank's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                         For Capital          Prompt Corrective
                                                   Actual             Adequacy Purposes       Action Provisions
                                          ----------------------      ------------------      -----------------
                                          Amount           Ratio      Amount       Ratio      Amount      Ratio
                                          ------           -----      ------       -----      -------     -----
As of June 30, 1997:
 Total Capital (to Risk
     Weighted Assets)..................  $   10,910        23.68%     $3,685        8.00%     $ 4,607     10.00%
 Tier 1 Capital (to Risk
     Weighted Assets)..................      10,513        22.82       1,843        4.00        2,764      6.00
 Tier 1 Capital (to Average
     Assets)...........................      10,513        12.81       3,282        4.00        4,103      5.00

As of June 30, 1996:
 Total Capital (to Risk
    Weighted Assets)...................       9,826        28.67       2,742        8.00        3,427     10.00
 Tier 1 Capital (to Risk
    Weighted Assets)...................       9,607        28.03       1,371        4.00        2,056      6.00
 Tier 1 Capital (to Average Assets)           9,607        12.46       3,085        4.00        3,856      5.00


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

Impact of New Accounting Standards

     Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996 the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This Statement will require, among other things, the Company to record at fair value, assets and liabilities resulting from a transfer of financial assets. In December 1996, SFAS No. 127 was issued which deferred the effectiveness date of certain provisions of SFAS No. 125 related to repurchase agreements, securities lending and similar transactions until January 1, 1998. In December 1996, SFAS No. 127 was issued which deferred the effective date of certain provisions of SFAS No. 125 related to repurchase agreements, securities lending and similar transactions until January 1, 1998. The Company adopted the effective provisions of SFAS No. 125 on January 1, 1997, and the adoption did not have a material effect on the Company's reported financial condition or results of operations.

     Earnings per Share. In February 1997, the FASB issued SFAS No. 128, "Earnings per Share," which is effective for the financial statements issued for periods ending after December 15, 1997. SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and replaces the presentation of primary EPS with a presentation of basic EPS. It requires dual presentation of basic and diluted EPS on the face of the consolidated statement of income and the reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Earlier application is not permitted but disclosure of pro forma EPS amounts computed using the standards established by SFAS No. 128 is permitted in the notes to financial statements for periods ending prior to the effective date. Management believes the adoption of the provisions of this statement will not have a significant effect on the Company's EPS.

     Reporting Comprehensive Income. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS No. 130). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. It does not, however, specify when to recognize or how to measure items that make up comprehensive income. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997. Earlier application is permitted. Comparative financial statements provided for earlier periods are required to be reclassified to reflect the provisions of this statement. Management has not determined when it will adopt the provisions of SFAS No. 130 but believes that it will not have a material effect on the financial condition or results of operations of the Company.

     Disclosures about Segments of an Enterprise and Related Information. In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Earlier application is encouraged. Management has not determined when it will adopt the provisions of SFAS No. 131 but believes that it will not have a material effect on the financial condition or results of operations of the Company.

                         [Patapsco Bancorp, Inc. Logo]

Independent Auditors' Report


The Board of Directors
Patapsco Bancorp, Inc.
Dundalk, Maryland:


We have audited the accompanying consolidated statements of financial condition of Patapsco Bancorp, Inc. and subsidiary (the Company) as of June 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patapsco Bancorp, Inc. and subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                /s/ KPMG Peat Marwick LLP
                                                -------------------------
                                                KPMG Peat Marwick LLP



Baltimore, Maryland
August 1, 1997

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Financial Condition

June 30, 1997 and 1996

===================================================================================================================
                                                                                    1997                    1996
-------------------------------------------------------------------------------------------------------------------
ASSETS

Cash:
   On hand and due from banks                                                   $   161,895                 400,286
   Interest bearing deposits                                                          3,698                 229,290
Federal funds sold                                                                4,947,594               6,794,889
Investment securities at fair value (note 2)                                      1,989,380               4,423,767
Mortgage-backed securities at fair value (note 3)                                 7,678,517              12,777,828
Loans receivable, net (note 4)                                                   66,236,126              52,031,297
Investment required by law, at cost (note 9)                                        622,050                 490,500
Property and equipment, net (note 5)                                              1,117,454               1,028,690
Deferred taxes (note 8)                                                             236,000                       -
Accrued interest, prepaid expenses and other assets                                 656,822                 673,399
-------------------------------------------------------------------------------------------------------------------
                                                                                $83,649,536              78,849,946
===================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits:
        Interest bearing deposits                                               $66,214,826              62,739,519
        Non-interest bearing deposits                                             3,937,467               1,417,369
   Borrowings (note 7)                                                            2,700,000                       -
   Accrued expenses and other liabilities                                         2,239,240               1,719,915
   Income taxes payable                                                             224,000                  75,000
   Deferred taxes (note 8)                                                                -                 597,000
-------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                75,315,533              66,548,803

Stockholders' equity (notes 9, 10 and 11):
   Common stock $0.01 par value; authorized 4,000,000 shares; issued
        and outstanding 362,553 shares                                                3,626                   3,626
   Additional paid-in capital                                                     2,249,725               6,754,240
   Contra equity - Employee Stock Option Plan (ESOP)                               (464,064)               (522,072)
   Contra equity - Management Recognition Plan (MRP)                               (423,724)                      -
   Retained earnings, substantially restricted                                    6,922,716               6,172,405
   Unrealized net holding losses on available-for-sale portfolios,
        net of taxes                                                                (24,276)               (107,056)
-------------------------------------------------------------------------------------------------------------------
                                                                                  8,334,003              12,301,143
Commitments (notes 4, 10 and 11)
-------------------------------------------------------------------------------------------------------------------
                                                                                $83,649,536             $78,849,946
===================================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Income

Years ended June 30, 1997 and 1996


===============================================================================================

                                                                           1997           1996
-----------------------------------------------------------------------------------------------

Interest income:
     Loans receivable                                            $    4,721,514      3,514,298
     Mortgage-backed securities                                         533,537      1,002,469
     Investment securities                                              191,228        612,390
     Federal funds sold and other investments                           450,964        202,821
-----------------------------------------------------------------------------------------------

Total interest income                                                 5,897,243      5,331,978
-----------------------------------------------------------------------------------------------

Interest expense:
     Deposits                                                         2,697,609      2,851,327
     Borrowings                                                           8,898        186,495
-----------------------------------------------------------------------------------------------

Total interest expense                                                2,706,507      3,037,822
-----------------------------------------------------------------------------------------------

Net interest income                                                   3,190,736      2,294,156

Provision for losses on loans (note 4)                                  240,000         68,000
-----------------------------------------------------------------------------------------------

Net interest income after provision for losses on loans               2,950,736      2,226,156
-----------------------------------------------------------------------------------------------

Noninterest income:
     Fees and service charges                                           203,952        108,997
     Net gain (loss) on sales of securities                               1,844        (99,446)
     Other                                                               13,915         20,153
-----------------------------------------------------------------------------------------------

Total noninterest income                                                219,711         29,704
-----------------------------------------------------------------------------------------------

Noninterest expenses:
     Compensation and employee benefits                               1,467,143      1,178,829
     Insurance                                                          515,260        192,654
     Professional fees                                                  147,757        128,725
     Equipment expenses                                                 115,573        113,697
     Net occupancy costs                                                 81,403         79,377
     Advertising                                                         44,371         38,090
     Data  processing                                                    96,012         91,861
     Other                                                              345,617        264,543
-----------------------------------------------------------------------------------------------

Total noninterest expenses                                            2,813,136      2,087,776
-----------------------------------------------------------------------------------------------

Income before income taxes                                              357,311        168,084

Income tax provision (benefit) (note 8)                                (463,000)        67,000
-----------------------------------------------------------------------------------------------

Net income                                                       $      820,311        101,084
===============================================================================================

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Years ended June 30, 1997 and 1996

===============================================================================================

                                                                            1997          1996
-----------------------------------------------------------------------------------------------

Net income per share of common stock (note 1):
     Primary                                                     $         2.44             -
     From date of conversion                                                 -            0.26
     Proforma                                                                -            0.74
===============================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Years ended June 30, 1997 and 1996


==================================================================================================================================
                                                                      Common            Additional  Contra-equity   Contra-equity
                                                                       stock       paid-in capital           ESOP             MRP
----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1995                                            $      -                    -              -                -
Proceeds from stock offering, net of conversion costs                  3,626            6,742,184              -                -
Borrowings for Employee Stock Ownership Plan (ESOP)                        -                    -       (580,080)               -
Compensation under stock-based benefit plans                               -               12,056         58,008                -
Adjustment to unrealized net holding losses on available-for-sale
     portfolios, net (note 1)                                              -                    -              -                -
Net income                                                                 -                    -              -                -
----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1996                                               3,626            6,754,240       (522,072)               -
Purchase of 14,502 shares of common stock for Management Recognition
     Plan (MRP) Trust                                                      -                    -              -         (423,724)
Compensation under stock-based benefit plans                               -               27,398         58,008                -
Adjustment to unrealized net holding losses on available-for-sale
     portfolios, net (note 1)                                              -                    -              -                -
Return of capital distribution ($12.50 per share) (note 10)                            (4,531,913)             -                -
Net income                                                                 -                    -              -                -
----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1997                                            $  3,626            2,249,725       (464,064)        (423,724)
==================================================================================================================================

=======================================================================================================================
                                                                                        Unrealized net
                                                                                     holding losses on           Total
                                                                        Retained    available-for-sale    stockholders'
                                                                        earnings            portfolios          equity
-----------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1995                                               6,071,321               (31,233)      6,040,088
Proceeds from stock offering, net of conversion costs                          -                     -       6,745,810
Borrowings for Employee Stock Ownership Plan (ESOP)                            -                     -        (580,080)
Compensation under stock-based benefit plans                                   -                     -          70,064
Adjustment to unrealized net holding losses on available-for-sale
     portfolios, net (note 1)                                                  -               (75,823)        (75,823)
Net income                                                               101,084                     -         101,084
-----------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1996                                               6,172,405              (107,056)     12,301,143
Purchase of 14,502 shares of common stock for Management Recognition
     Plan (MRP) Trust                                                          -                     -        (423,724)
Compensation under stock-based benefit plans                                   -                     -          85,406
Adjustment to unrealized net holding losses on available-for-sale
     portfolios, net (note 1)                                                  -                82,780          82,780
Return of capital distribution ($12.50 per share) (note 10)                    -                     -      (4,531,913)
Net income                                                               820,311                     -         820,311
-----------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1997                                               6,992,716               (24,276)      8,334,003
=======================================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended June 30, 1997 and 1996

===============================================================================================

                                                                           1997           1996
-----------------------------------------------------------------------------------------------

Cash flows from operating activities:
     Net income                                                  $      820,311        101,084
     Adjustments to reconcile net income to net
        cash provided by operating activities:
            Depreciation                                                122,497        109,664
            Provision for losses on loans                               240,000         68,000
            Non-cash compensation under stock-based
                benefit plans                                            85,406         70,064
            Amortization of premiums and discounts, net                  18,098        (48,782)
            Deferred loan origination fees, net of costs                 14,685         95,465
            (Gain) loss on sales of investment securities and
                mortgage-backed securities                               (1,844)        97,102
            Loss on sales of loans                                            -          2,344
            Proceeds from sale of mortgage loans originated
                for sale                                                      -        270,500
            Increase in income taxes payable                            149,000         75,000
            Change in deferred taxes                                   (886,000)      (102,000)
            Decrease in taxes recoverable                                     -         41,000
            Increase in accrued interest on investments, prepaid
                expenses and other assets                               (55,704)       (15,466)
            Increase in accrued expenses and other liabilities          519,325        292,889
-----------------------------------------------------------------------------------------------

Net cash provided by operating activities                             1,025,774      1,056,864
-----------------------------------------------------------------------------------------------

Cash flows from investing activities:
     Loan principal disbursements, net of repayments                 (9,870,978)    (9,578,882)
     Purchases of loans                                              (4,516,255)    (1,120,086)
     Proceeds from sales and operations of real estate acquired
        through foreclosure                                                   -         18,919
     Purchases of property and equipment                               (211,261)       (35,664)
     Purchase of stock in Federal Home Loan Bank of Atlanta             (30,000)             -
     Purchase of stock in Federal Reserve Bank of Richmond             (101,550)             -
     Principal repayments on:
        Mortgage-backed securities available-for-sale                   817,440      2,001,361
        Mortgage-backed securities held-to-maturity                           -      1,268,790
     Maturities of:
        Investment securities available-for-sale                      2,500,000      5,500,000
        Investment securities held-to-maturity                                -      2,000,000
     Sales of:
        Mortgage-backed securities available-for-sale                 4,335,784      2,620,522
        Investment securities available-for-sale                              -      2,857,317

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Years ended June 30, 1997 and 1996

===============================================================================================
                                                                           1997           1996
-----------------------------------------------------------------------------------------------
Cash flows from investing activities, continued:
     Purchases of:
        Mortgage-backed securities available-for-sale            $            -     (3,039,875)
-----------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                  (7,076,820)     2,492,402
-----------------------------------------------------------------------------------------------
Cash flows from financing activities:
     Net increase in deposits                                         5,995,405        227,315
     Increase in note payable                                         2,700,000              -
     Return of capital distribution                                  (4,531,913)             -
     Purchase of common stock for stock-based benefit plans            (423,724)             -
     Decrease in advances from Federal Home Loan Bank of Atlanta              -     (5,000,000)
     Proceeds from stock offering                                             -      6,165,730
-----------------------------------------------------------------------------------------------
Net cash provided by financing activities                             3,739,768      1,393,045
-----------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                 (2,311,278)     4,942,311

Cash and cash equivalents at beginning of year                        7,424,465      2,482,154
-----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                         $    5,113,187      7,424,465
===============================================================================================

Supplemental information:
     Interest paid on savings deposits and borrowed funds        $    2,705,637      3,036,930
     Income taxes paid                                                  199,000         53,000
===============================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1997 and 1996

--------------------------------------------------------------------------------


   (1)   Basis of Presentation and Summary of Significant Accounting Policies

         Description of Business

         Patapsco Bancorp, Inc. (the Company) is the holding company of The Patapsco Bank (Patapsco). The primary business of Patapsco is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial loans and consumer loans. Patapsco is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans. Patapsco is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies.

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

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

   (1)   Continued

         Investment and Mortgage-Backed Securities

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

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

   (1)   Continued

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

         In accordance with the provisions of Statement of Financial Accounting Standards No. 114, Accounting for Creditors for Impairment of a Loan, as amended by Statement 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (collectively referred to as "Statement 114"), Patapsco determines and recognizes impairment of certain loans. A loan is determined to be impaired when, based on current information and events, it is probable that Patapsco will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if Patapsco expects to collect all amounts due, including past-due interest. Patapsco generally considers a period of delay in payment to include delinquency up to and including 90 days. Statement 114 requires that impaired loans be measured at the present value of its expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

         Statement 114 is generally applicable for all loans except large groups or smaller-balance homogeneous loans that are evaluated collectively for impairment, including residential first and second mortgage loans and consumer installment loans. Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and certain restructured residential loans. In addition, impaired loans are generally loans which management has placed in nonaccrual status since loans are placed in nonaccrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due.


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

   (1)   Continued

         Patapsco recognizes interest income for impaired loans consistent with its method for non-accrual loans. Specifically, interest payments received are recognized as interest income or, if the ultimate collectibility of principal is in doubt, are applied to principal.

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

         Net Income per Share of Common Stock

         Net income per share for 1997 and 1996 has been computed based on the weighted average shares of common stock equivalents outstanding, 336,449 and 333,549, respectively.


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

   (1)   Continued

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

         Stock-Based Compensation

         In October 1995, the FASB issued Statement of Financial Standards No. 123 (Statement 123), Accounting for Stock-Based Compensation. Statement 123, which is effective for fiscal years beginning after December 15, 1995, establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods and services from nonemployees. Statement 123 allows companies to account for stock-based compensation either under the new provisions of SFAS 123 or under the provisions of Accounting Principles Board Opinion No. 25 (APB
         25), Accounting for Stock Issued to Employees, but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of Statement 123 had been adopted. The Company has continued to account for its stock-based compensation in accordance with APB 25. Information required by Statement 123 regarding the Company's stock-based compensation plans is provided in note 11.

         Reclassification

         Certain amounts from 1996 have been reclassified to conform to the presentation in 1997.


   (2)   Investment Securities

         Investment securities, classified as available-for-sale, are summarized as follows as of June 30:


                                                      1997
                             ---------------------------------------------------
                              Amortized Unrealized Unrealized     Fair  Carrying
                                   cost      gains     losses    value     value
         -----------------------------------------------------------------------
         U.S. Government
            and Agency
            obligations
            due 5 through
            10 years        $ 1,988,310      1,070     -     1,989,380 1,989,380
         -----------------------------------------------------------------------



                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

   (2)  Continued

                                                                        1996
                                       -----------------------------------------------------------------------
                                          Amortized    Unrealized    Unrealized           Fair       Carrying
                                               cost         gains        losses          value          value
          ----------------------------------------------------------------------------------------------------
          U.S. Government and
               Agency obligations
               due:
                   1 through 5 years   $  2,500,000        -             32,800      2,467,200      2,467,200
                   5 through 10 years     1,987,067        -             30,500      1,956,567      1,956,567
          ----------------------------------------------------------------------------------------------------
                                       $  4,487,067        -             63,300      4,423,767      4,423,767
          ====================================================================================================

        Accrued interest receivable at June 30, 1997 and 1996 was $1,611 and $32,126, respectively.

        There were no sales of investment securities in 1997. In 1996, the Company sold investment securities classified available-for-sale with an amortized cost of $2,928,753 and realized a net loss of $71,436.


   (3)  Mortgage-Backed Securities

        Mortgage-backed securities, classified as available-for-sale, are summarized as follows as of June 30:

                                                                        1997
                                       ---------------------------------------------------------------------
                                          Amortized    Unrealized    Unrealized          Fair      Carrying
                                               cost         gains        losses         value         value
          --------------------------------------------------------------------------------------------------
          Federal National Mortgage
              Association (FNMA)       $  1,482,295         6,549         4,949     1,483,895     1,483,895
          Federal Home Loan
              Mortgage Corporation
              (FHLMC)                       747,221             -         8,520       738,701       738,701
          FNMA Collateralized
              Mortgage Obligations        5,489,622             -        33,701     5,455,921     5,455,921
          --------------------------------------------------------------------------------------------------
                                       $  7,719,138         6,549        47,170     7,678,517     7,678,517
         ===================================================================================================

                                                                                                 (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
(3)   Continued


                                                                      1996
                                     --------------------------------------------------------------------
                                      Amortized     Unrealized     Unrealized         Fair       Carrying
                                           cost          gains         losses        value          value
        -------------------------------------------------------------------------------------------------
        FNMA                          $ 1,767,779           --         29,564      1,738,215    1,738,215
        FHLMC                             855,044           --         25,068        829,976      829,976
        FNMA Collateralized
           Mortgage Obligations         6,597,595        8,177         59,902      6,545,870    6,545,870
        FHLMC Collateralized
           Mortgage Obligations         3,668,525        7,975         12,733      3,663,767    3,663,767
        -------------------------------------------------------------------------------------------------
                                      $12,888,943       16,152        127,267     12,777,828   12,777,828
        =================================================================================================

      Accrued interest receivable at June 30, 1997 and 1996 was $41,110 and $75,530, respectively.

      In 1997, the Company sold mortgage-backed securities classified available-for-sale with an amortized cost of $4,333,940 and realized a net gain of $1,844. In 1996, the Company sold mortgage-backed securities classified available-for-sale with an amortized cost of $2,646,188 and realized a net loss of $25,666.

      Contractual maturities of mortgage-backed securities as of June 30 are as follows:


                                                            1997                            1996
                                                 --------------------------     --------------------------
                                                  Amortized            Fair      Amortized            Fair
                                                       cost           value           cost           value
        --------------------------------------------------------------------------------------------------
        Due one through five years              $ 3,370,321       3,369,288             --              --
        Due after five through ten years          2,988,890       2,962,771      8,670,917       8,644,226
        Due after ten years                       1,359,927       1,346,458      4,218,026       4,133,602
        --------------------------------------------------------------------------------------------------
                                                $ 7,719,138       7,678,517     12,888,943      12,777,828
        ==================================================================================================

      Contractual maturities do not consider anticipated prepayments of mortgage-backed securities.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

   (4)   Loans Receivable

         Loans receivable and accrued interest receivable thereon are summarized as follows as of June 30:


------------------------------------------------------------------------------------------------
Real estate secured by first mortgage:
     Residential                                       $        52,906,474           47,278,681
     Commercial                                                  2,611,818            1,074,454
     Construction, net of loans in process                       2,001,892                    -
------------------------------------------------------------------------------------------------

                                                                57,520,184           48,353,135

Home improvement loans                                           4,604,954            2,372,648
Commercial loans                                                 3,399,694            1,020,000
Home equity loans                                                  420,392               39,340
Commercial leases                                                  388,618              179,386
Loans secured                                                      364,334              391,428
Consumer loans                                                     198,285              142,999
------------------------------------------------------------------------------------------------

                                                                66,896,461           52,498,936

Less:
     Deferred loan origination fees, net of costs                  263,323              248,638
     Allowance for loan losses                                     397,012              219,001
------------------------------------------------------------------------------------------------
Loans receivable, net                                  $        66,236,126           52,031,297
================================================================================================


         Accrued interest receivable on loans was $363,448 and $306,883 at June 30, 1997 and 1996, respectively.

         Substantially all of the Company's loans receivable are mortgage loans secured by residential real estate properties. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. On first mortgage loans, the Company does not lend more than 95% of the appraised value of an owner occupied residential property and in instances where the Company lends more than 80% of the appraised value, private mortgage insurance is required. For investor loans on residential property (not owner occupied) the Company does not lend more than 70% of the appraised value.

         The Company's residential lending operations are focused in the State of Maryland, primarily the Baltimore Metropolitan area. While residential lending is generally considered to involve less risk than other forms of lending, payment experience on these loans is dependent to some extent on economic and market conditions in the Company's primary lending area.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

   (4)   Continued

         Nonaccrual loans amounted to approximately $123,000 and $240,000 at June 30, 1997 and 1996, respectively. The amount of interest income that would have been recorded on loans in nonaccrual status at June 30, 1997 and 1996 had such loans performed in accordance with their terms, was approximately $5,500 and $19,000, respectively. The actual interest income recorded on these loans during 1997 and 1996 was approximately $7,000 and $8,000, respectively. No loans were impaired, as defined, during 1997 and 1996.

         The Company, through its normal asset review process, classifies certain loans which management believes involve a degree of risk warranting additional attention. These classifications are special mention, substandard, doubtful and loss. At June 30, 1997, loans classified special mention and substandard totaled approximately $655,000 and $140,000, respectively. No loans were classified doubtful or loss at June 30, 1997.

         The activity in the allowance for loan losses is summarized as follows for the years ended June 30:


                                                              1997          1996
--------------------------------------------------------------------------------
Balance at beginning of year                            $ 219,001       158,768
Provision for losses on loans                             240,000        68,000
Charge-offs, net of recoveries                            (61,989)       (7,767)
--------------------------------------------------------------------------------
Balance at end of year                                  $ 397,012       219,001
================================================================================

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

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

   (4)   Continued

         Outstanding commitments to extend credit, which generally expire within 60 days, are as follows at June 30, 1997:

                                                                            Floating
                                                        Fixed rate              rate
         ---------------------------------------------------------------------------
         Residential mortgage loans                      $ 298,125           626,550
         Commercial business and lease loans               140,875            45,000
         Undisbursed lines of credit                        87,077           502,808
         ===========================================================================

         As of June 30, 1997 and 1996, Patapsco was servicing loans for the benefit of others approximately $1,470,000 and $409,000, respectively.


   (5)   Property and Equipment

         Property and equipment are summarized as follows at June 30:


                                                                                              Estimated
                                                             1997                1996      useful lives
         ----------------------------------------------------------------------------------------------
         Land                                         $    92,684              92,684                --
         Building and improvements                        981,015             908,528          40 years
         Furniture, fixtures and equipment              1,047,272             908,498        5-10 years
         ----------------------------------------------------------------------------      ============

         Total, at cost                                 2,120,971           1,909,710

         Less accumulated depreciation                  1,003,517             881,020
         ----------------------------------------------------------------------------

         Property and equipment, net                  $ 1,117,454           1,028,690
         ============================================================================

       The Company has no obligations under long-term operating leases.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

   (6)   Deposits

         The aggregate amount of short-term jumbo certificates, each with a minimum denomination of $100,000, was approximately $2,367,000 and $1,251,000 in 1997 and 1996, respectively.

         At June 30, 1997, the scheduled maturities of certificates are as follows:

         Under 12 months                                 $     25,568,008
         12 months to 24 months                                 6,800,016
         24 months to 36 months                                 4,274,149
         36 months to 48 months                                   653,235
         48 months to 60 months                                   955,786
         -----------------------------------------------------------------
                                                         $     38,251,194
         =================================================================

   (7)   Borrowings

         At June 30, 1997, the Company had a credit agreement with a commercial bank, due July 15, 1997. The note bears interest at the LIBOR rate plus 2% (7.6875% at June 30, 1997). The note was secured by assets of the Company and was repaid in July 1997.

         At June 30, 1997 the Company had an agreement under a blanket floating lien with the Federal Home Loan Bank of Atlanta providing the Company a line of credit of $20 million. There were no advances outstanding during 1997.


   (8)   Income Taxes

         The provision (benefit) for income taxes is composed of the following for the years ended June 30:


                                                                      1997         1996
         -------------------------------------------------------------------------------
         Current:
            Federal                                            $   347,000      221,000
            State                                                   76,000       44,000
         -------------------------------------------------------------------------------
                                                                   423,000      265,000
         -------------------------------------------------------------------------------
         Deferred:
            Federal                                               (726,000)    (160,000)
            State                                                 (160,000)     (38,000)
         -------------------------------------------------------------------------------
                                                                  (886,000)    (198,000)
         -------------------------------------------------------------------------------
                                                               $  (463,000)      67,000
         ===============================================================================

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

   (8)   Continued

         The net deferred tax asset (liability) consists of the following at June 30:


                                                            1997         1996
         ----------------------------------------------------------------------
           Total deferred tax liabilities              $ (191,000)    (934,000)
           Total deferred tax assets                      427,000      337,000
         ----------------------------------------------------------------------

                                                       $  236,000     (597,000)
         ======================================================================

         The tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities relate to the following at June 30:

                                                                      1997        1996
---------------------------------------------------------------------------------------
Tax bad debt reserves                                            $ (65,000)   (758,000)
Allowance for losses on loans                                      153,000      85,000
Federal Home Loan Bank stock dividends                             (71,000)    (71,000)
Unrealized holding losses                                           15,000      68,000
Accumulated depreciation                                           (25,000)    (69,000)
Deferred compensation                                              206,000     133,000
Deferred loan fees                                                  37,000      37,000
Assets and liabilities recognized on the accrual basis
     for financial statement purposes and on the cash basis
     for tax purposes                                                    -     (36,000)
Other, net                                                         (14,000)     14,000
---------------------------------------------------------------------------------------

                                                                 $ 236,000    (597,000)
=======================================================================================

         A reconciliation of the income tax provision (benefit) and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

                                                                     1997       1996
-------------------------------------------------------------------------------------
Tax at statutory rate                                           $ 121,000     59,000
State income taxes, net of Federal income tax benefit             (55,000)     4,000
Reinstatements of Federal bad debt deductions                    (548,000)         -
Other                                                              19,000      4,000
-------------------------------------------------------------------------------------

Income tax provision (benefit)                                 $ (463,000)    67,000
=====================================================================================

                                                                          (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

   (8)  Continued

        The Company has qualified under provisions of the Federal Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts based on either actual bad debt experience or a percentage of taxable income before such deduction. The deduction percentage, subject to certain minimum tax provisions and other limitations, is 8%. The provision for bad debts deducted from taxable income for Federal income tax purposes was based on the experience method in 1997 and the percentage method in 1996.

        The Company's Federal income tax returns have been audited through June 30, 1995.

        In 1995, the Company recorded a $740,000 charge in connection with the decision to convert the Association to a commercial bank. Legislation enacted by Congress and signed by the President on August 20, 1996 allowed for recovery of a portion of this charge and in 1997 the Company recorded the recovery totaling $600,000.


   (9)  Regulatory Matters

        The Federal Deposit Insurance Corporation (FDIC), through the Savings Association Insurance Fund, insures deposits of accountholders up to $100,000. Patapsco pays an annual premium to provide for this insurance. Patapsco is also a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta equal to at least 1% of the unpaid principal balances of its residential mortgage loans, .3% of its total assets or 5% of its outstanding advances from Patapsco, whichever is greater. Purchases and sales of stock are made directly with Patapsco at par value.

        Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $4.3 million of transaction accounts, reserves equal to 3% must be maintained on the next $49.3 million of transaction accounts, and a reserve of 10% must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustments by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. At June 30, 1997, the Bank met its reserve requirements.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

   (9)  Continued

        Patapsco is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on Patapsco's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Patapsco must meet specific capital guidelines that involve quantitative measures of Patapsco's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Patapsco's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

        As of June 30, 1997, the most recent notification from banking regulators categorized Patapsco as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized Patapsco must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

   (9)  Continued

        Patapsco's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                                                  To Be Well
                                                                                              Capitalized Under
                                                                        For Capital           Prompt Corrective
                                                    Actual           Adequacy Purposes        Action Provisions
                                          -----------------------  ---------------------  ------------------------
                                             Amount         Ratio     Amount       Ratio     Amount         Ratio
        ----------------------------------------------------------------------------------------------------------

        As of June 30, 1997:
           Total Capital (to Risk
             Weighted Assets)             $  10,910        23.68%  $   3,685       8.00%  $   4,607         10.0%
           Tier 1 Capital (to Risk
             Weighted Assets)                10,513        22.82%      1,843       4.00%      2,764          6.0%
           Tier 1 Capital (to Average
             Assets)                         10,513        12.81%      3,282       4.00%      4,103          5.0%

        As of June 30, 1996:
           Total Capital (to Risk
             Weighted Assets)                 9,826        28.67%      2,742       8.00%      3,427         10.0%
           Tier 1 Capital (to Risk
             Weighted Assets)                 9,607        28.03%      1,371       4.00%      2,056          6.0%
           Tier 1 Capital (to Average
             Assets                           9,607        12.46%      3,085       4.00%      3,856          5.0%
        ==========================================================================================================

  (10)  Stockholders' Equity and Related Matters

        On September 14, 1995, the Board of Directors approved a plan of reorganization from a mutual savings association to a capital stock savings bank and the concurrent formation of a holding company. The conversion was accomplished through amendment of Patapsco's charter and the sale of the Company's common stock in an amount equal to the consolidated pro forma market value of the Company and Patapsco after giving effect to the conversion. A subscription offering of the shares of common stock was offered initially to employee benefit plans of the Company, depositors, borrowers, directors, officers and employees of the Company and to certain other eligible subscribers. In connection with the Conversion, the Company publicly issued 362,553 shares of its common stock, par value $.01 per share (the "Common Stock"), for gross proceeds of $7,251,060 and net proceeds of $6,745,810, of which $3,372,905 was contributed to Patapsco in exchange for all of its outstanding common stock.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------


  (10)   Continued

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

         During fiscal 1997, the Company declared a special distribution of $12.50 per common share from funds retained by the Company in the conversion and was deemed by management to constitute a return of capital. Accordingly, the Company charged the return of capital distribution to additional paid-in-capital. Management has obtained a Private Letter Ruling from the Internal Revenue Service which states that the Company's dividend payments in excess of accumulated earnings and profits are considered a tax-free return of capital for federal income tax purposes. As a result, management believes the entire distribution constitutes a tax-free return of capital.


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

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------



  (11)   Continued

         Patapsco recognizes the cost of the ESOP in accordance with AICPA Statement of Position 93-6 Employers' Accounting for Employee Stock Ownership Plans. As shares are released from collateral, Patapsco reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocated shares are recorded as a reduction of debt. For the years ended June 30, 1997 and 1996 compensation expense recognized related to the ESOP and Patapsco's contribution to the ESOP was $85,405 and $70,046, respectively.

         The ESOP shares were as follows as of June 30:

                                                          1997         1996
----------------------------------------------------------------------------
Shares released and allocated                            5,800        2,900
Unearned shares                                         23,204       26,104
----------------------------------------------------------------------------

                                                        29,004       29,004
============================================================================

Fair value of unearned shares                      $   638,110      659,126
============================================================================

         Directors Retirement Plan

         Effective September 28, 1995, Patapsco adopted a deferred compensation plan covering all non-employee directors. The plan provides benefits based upon certain vesting requirements. Compensation expense recognized in connection with the Plan during the year ended June 30, 1997 and 1996 was $75,659 and $131,257, respectively.

         Stock Options

         The Company's 1996 Stock Options and Incentive Plan (Plan) was approved by the stockholders at the 1996 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. In October 1996 the Company granted options to purchase 34,474 shares at $27.50 per share. Such fair value has been adjusted to $18.91 per share for the effect of the return of capital distribution paid by the Company in June 1997. The Plan provides for one-fifth of the options granted to be exercisable on each of the first five anniversaries of the date of grant.

         The weighted average remaining life of options outstanding at June 30, 1997 was 9.25 years.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

  (11)   Continued

         The Company applies the intrinsic value method in accounting for its stock options and, accordingly, no compensation cost has been recognized for its options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement No. 123, the Company's net income for 1997 would have been decreased to the pro forma amounts indicated below:

         Net loss:
              As reported                               $    820,311
              Pro forma                                      774,311
         Primary loss per share:
              As reported                                       2.44
              Pro forma                                         2.30
================================================================================

         The weighted average fair values of options granted during 1997 were $27.50 on the dates of grant. The fair value of option grant was calculated using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 6%; expected volatility of 30%; and expected lives of 9.25 years.

         Management Recognition Plan

         Effective October 11, 1996, the Company established a Management Recognition Plan (MRP) to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers were awarded a total of 14,502 shares of stock which are held in a separate trust that manages the MRP. The Company funded the MRP in 1997 by purchasing 14,502 shares of common stock in the open market. Shares awarded to participants in the MRP vest at a rate of 20% per year on each anniversary of the effective date of the MRP. If a participant terminates employment for reasons other than death or disability, he or she forfeits all rights to unvested shares. For the years ended June 30, 1997, compensation expense related to the MRP was $145,136.
                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

 (12)    Fair Value of Financial Instruments

         Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107) requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments as of June 30, 1997 and 1996.

         The carrying value and estimated fair value of financial instruments is summarized as follows at June 30:

                                                1997                        1996
                                   ---------------------------  ---------------------------
                                      Carrying           Fair      Carrying           Fair
                                         value          value         value          value
-------------------------------------------------------------------------------------------
Assets:
     Cash and interest-bearing
       deposits                    $   165,593        164,000       629,576        630,000
     Federal funds sold              4,947,594      4,948,000     6,794,889      6,794,000
     Investment securities           1,989,380      1,989,000     4,423,767      4,424,000
     Mortgage-backed securities      7,678,517      7,679,000    12,777,828     12,778,000
     Loans receivable, net          66,236,126     65,294,000    52,031,297     52,047,000

Liabilities:
     Deposits                       70,152,293     70,495,000    64,156,888     64,457,000
     Advance payments by
        borrowers for taxes,
        insurance and ground rents   1,323,193      1,323,000     1,189,735      1,190,000
     Borrowings                      2,700,000      2,700,000             -              -

Off balance sheet instruments:
     Commitments to extend credit            -              -             -              -
-------------------------------------------------------------------------------------------

         Cash on Hand and in Banks

         The carrying amount for cash on hand and in banks approximates fair value due to the short maturity of these instruments.
                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------



 (12)    Continued

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

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------



 (12)    Continued

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


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------



 (12)    Continued

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


  (13)   Condensed Financial Information (Parent Company Only)

         Summarized financial information for the Company are as follows as of and for the years ended June 30:

Statements of Financial Condition                          1997           1996
-------------------------------------------------------------------------------
Cash                                              $      80,659          8,196
Federal funds sold                                            -      2,299,859
Equity in net assets of the bank                     10,497,661      9,499,999
Note receivable - bank                                  464,064        522,072
Other assets                                              8,400         26,993
-------------------------------------------------------------------------------

                                                  $  11,050,784     12,357,119
===============================================================================

Accrued expenses and other liabilities            $      16,781         55,976
Note payable                                          2,700,000              -
Stockholders' equity                                  8,334,003     12,301,143
-------------------------------------------------------------------------------

                                                  $  11,050,784     12,357,119
===============================================================================

The note payable was repaid in July 1997.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

(13)   Continued

     Statements of Income                                                     1997         1996
     -------------------------------------------------------------------------------------------
     Income:
          Loans receivable                                             $    43,071       11,931
          Federal funds sold                                                 6,701        1,621
          Expenses                                                         (64,694)          --
     -------------------------------------------------------------------------------------------

     Net income (loss) before equity in net income of
          subsidiary and income taxes                                      (14,922)      13,552

     Equity in net income of subsidiary                                    829,477       92,766
     -------------------------------------------------------------------------------------------

     Income before income tax provision (benefit)                          814,555      106,318

     Income tax provision (benefit)                                         (5,756)       5,234
     -------------------------------------------------------------------------------------------

     Net income                                                        $   820,311      101,084
     ===========================================================================================

     Statements of Cash Flows                                                 1997         1996
     -------------------------------------------------------------------------------------------
     Operating activities:
          Net income                                                   $   820,311      101,084
          Adjustments to reconcile net income to net cash provided
             by operating activities:
                 Equity in net income of subsidiary                       (829,477)     (92,766)
                 Other, net                                                (20,601)      28,983
     -------------------------------------------------------------------------------------------

     Net cash provided by (used in) operating activities                   (29,767)      37,301
     -------------------------------------------------------------------------------------------

     Investing activities:
          Purchase of stock of subsidiary                                       --   (3,372,904)
          Loan to fund ESOP                                                     --     (580,080)
          Loan repayment                                                    58,008       58,008
     -------------------------------------------------------------------------------------------

     Net cash provided by (used in) investing activities                    58,008   (3,894,976)
     -------------------------------------------------------------------------------------------

     Financing activities:
          Increase in note payable                                       2,700,000           --
          Purchase of common stock for stock-based
             benefits plan                                                (423,724)          --
          Return of capital distribution                                (4,531,913)          --
          Net proceeds of stock conversion                                      --    6,165,730
     -------------------------------------------------------------------------------------------

     Net cash provided by (used in) financing activities                (2,255,637)   6,165,730
     -------------------------------------------------------------------------------------------

     Increase (decrease) in cash and equivalents                        (2,227,396)   2,308,055

     Cash and equivalents, beginning of year                             2,308,055           --
     -------------------------------------------------------------------------------------------

     Cash and equivalents, end of year                                 $    80,659    2,308,055
     ===========================================================================================

--------------------------------------------------------------------------------

                              BOARD OF DIRECTORS

S. Robert Kinghorn
Chairman of the Board
Retired Controller of Bethlehem Steel Corporation, Sparrows Point Plant

Joseph N. McGowan
Vice Chairman of the Board
Director, Training Division, Baltimore County
Police Department

Thomas P. O'Neill
Managing Partner of Wolpoff & Company, LLP

Joseph J. Bouffard
President and Chief Executive Officer of the Company and the Bank

Nicole N. Kantorski
Budget Director for Baltimore County Police Department

Robert M. Lating
President and Manager of Model Realty; Partner in C&L Associates

Douglas H. Ludwig
Retired Principal of the Baltimore County Public School System

Dr. Theodore C. Patterson
Retired Physician
Secretary of the Company


EXECUTIVE OFFICERS

Joseph J. Bouffard
President and Chief Executive Officer

Timothy C. King
Vice President, Controller and Treasurer

Debra L. Brockschmidt
Vice President - Operations; Assistant Secretary

John W. McClean
Vice President - Real Estate Lending

Frank J. Duchacek, Jr.
Vice President - Commercial Lending

Joseph R. Sallese
Vice President - Consumer Lending


OFFICE LOCATION

1301 Merritt Boulevard
Dundalk, Maryland 21222-2194
Website: \www.patapscobank.com
Telephone: (410) 285-1010


CORPORATE INFORMATION

Independent Certified Accountants
KPMG Peat Marwick LLP
111 South Calvert Street
Baltimore, Maryland 21202

General Counsel
Nolan Plumhoff & Williams
Suite 700, Nottingham Centre
502 Washington Avenue
Towson, MD  21204-4528

Transfer Agent and Registrar
Registrar and Transfer Co.
10 Commerce Drive
Cranford, New Jersey 07016-3572
1 (800) 368-5948

Special Counsel
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W., Suite 700
Washington, D.C.  20036

Annual Meeting
The 1997 Annual Meeting of Stockholders
will be held on October 23, 1997 at 10:00 a.m. at 1301 Merritt Boulevard, Dundalk, Maryland 21222-2194


Annual Report on Form 10-KSB

A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date for the 1997 Annual Meeting upon written request to: Corporate Secretary, Patapsco Bancorp, Inc., 1301 Merritt Boulevard, Dundalk, Maryland 21222-2194