Form 10KSB40, Exhibit 13
period 1998-06-30
PATAPSCO BANCORP INC
filed 1998-09-28
CIK 1003961

                                                                      EXHIBIT 13



PATAPSCO BANCORP, INC.



     [LOGO]



                                                       1998 ANNUAL REPORT

PATAPSCO BANCORP, INC.
--------------------------------------------------------------------------------

     Patapsco Bancorp, Inc. (the "Company") is the holding company for The Patapsco Bank (the "Bank"). The Bank is a Maryland commercial bank operating through a single office located in Dundalk, Maryland and serving eastern Baltimore County. The principal business of the Bank consists of attracting deposits from the general public and investing these deposits in loans secured by residential and commercial real estate, construction loans, commercial business loans and consumer loans. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and noninterest income. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities.


MARKET INFORMATION
--------------------------------------------------------------------------------

     The Company's common stock began trading under the symbol "PATD" on the National Quotation Bureau "Pink Sheets" on April 2, 1996. There are currently 362,553 shares of the common stock outstanding and approximately 405 holders of record of the common stock. Following are the high and low closing sale prices, by fiscal quarter, as reported on the Pink Sheets during the periods indicated, as well as the dividends paid during such quarters.

                                  High     Low    Dividends Per Share
                                 -------  ------  --------------------
         Fiscal 1998:
               First Quarter     $ 30.00  $26.00      $   --
               Second Quarter      32.00   27.00         .10
               Third Quarter      32.063   30.00         .10
               Fourth Quarter      33.50   32.00         .10
         Fiscal 1997:
               First Quarter     $26.375  $24.50      $   --
               Second Quarter     29.375   26.00          --
               Third Quarter       32.00   29.00          --
               Fourth Quarter      42.00   27.50       12.50 (1)
         ------------

         (1) Dividend was tax-free return of capital distribution, reducing each stockholder's basis in the common stock by the dividends received.

     The stated high and low closing sale prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


TABLE OF CONTENTS
----------------------------------------------------------------------

Patapsco Bancorp, Inc............................................. (i)
Market Information................................................ (i)
Letter to Stockholders............................................  1
Selected Consolidated Financial and Other Data....................  3
Management's Discussion and Analysis of Financial
    Condition and Results of Operations...........................  5
Consolidated Financial Statements................................. 21
Corporate Information.............................  Inside Back Cover


                                      (i)

Dear Stockholder:

     The directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank proudly present you with our third Annual Report.

     You will recall that we ended fiscal year 1997 by paying a $12.50 per share tax free return of capital distribution. We began fiscal year 1998 by declaring our first regular dividend, which was followed by three additional quarterly dividends of $.10 per share. In September, 1998, the Company's Board of Directors declared a $.12 per share dividend payable to stockholders in October, 1998.

     The payment of dividends is reflective of the continued improving performance of our Company. As shown in this report, during the year we continued to grow our assets; to diversify our loan portfolio; to build our loan loss reserves; and to control our expenses.

     Most significantly, this year our core earnings increased by 43% to $678,000 or $2.05 per share and $1.95 per share on a fully diluted basis. This growth is the result of our continuing transition to commercial banking. During the year we divested ourselves from the remaining $7.7 million investment in low yielding mortgage backed securities. Our loan portfolio increased $9.6 million, despite record loan payoffs caused by low interest rates. Since our deposits remained level, much of our asset growth was funded with loans from the Federal Home Loan Bank. These borrowings were used for loan growth and a leveraged transaction which was used to improve our earnings.

     Since we have become a stock company we have emphasized improving the Company's return on equity. During fiscal 1998 this ratio increased 105% to 7.88%. In addition, return on assets increased to .76%, an increase of 29%.

     These ratios are numerical measures of the progress we have made. To truly measure our improvement one must look back beyond one year. Less than three years ago we were a mutual thrift with very poor earnings. Today, we have grown the organization by 20%. We have focused on earnings growth commensurate with safety and soundness considerations. We have changed the organization and put the concept of maximization of shareholders wealth in the forefront. Our success is reflected in our stock price. Our most recent trade was at $28.875. Despite a recent price decline due to stock market turmoil, our stock has done extremely well.

     However in today's competitive banking environment we cannot rest on past accomplishments. A significant example involves our recent agreement to acquire Belmar Federal Savings and Loan Association. Belmar, a mutual institution with one office and eight employees, has approximately $18.7 million in assets and is located in the Overlea section of Baltimore, an area with similar demographics to the communities we currently serve. It will double our branch offices and bring our varied product offerings to Belmar's customers. We believe this transaction is a perfect fit with our long term strategy of controlled growth. We also expect it to yield improved financial results, particularly in the next few years, as we realize the many efficiencies of our combined organizations.

     In fiscal 1999, we will continue to expand the array of services we offer to compete in a highly competitive environment. Specifically, we must expand our ventures into small business loans, commercial real estate loans, construction and consumer loans while we continue to build on the strengths of our residential mortgage business. We must attract more commercial deposit accounts and continue to build our loan loss reserves as our portfolio continues to grow and change. In short, we must continue our strategy of achieving a steady growth rate which can be sustained over time consistent with prudent safe and sound practices.

     The new year also will present other challenges. The Year 2000 is on the immediate horizon with data processing implications for financial institutions. At Patapsco we are preparing for this event. We have successfully completed two examinations by federal regulators and we fully expect to be able to conduct business as usual in the Year 2000, as well as for many years thereafter. On other fronts, proposed legislation at the national level creates uncertainty for financial institutions while the banking business continues to remain extremely competitive for deposit dollars and quality loans. Nevertheless, your Company intends to continue in its quest to become a leading independent provider of financial services throughout the Baltimore area by delivering exceptional service to an expanding customer base in our tradition of integrity, personalized style and community orientation.

     In summary, it has been a very good year and we look forward to the coming year with enthusiasm. We want to acknowledge the many contributions made by Joseph N. McGowan and Robert M. Lating who both retire as voting directors this fall. Fortunately, both will continue to serve as honorary directors, providing the Board with the benefit of their experience and counsel. We also take this opportunity on behalf of the directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank to express our collective appreciation to our stockholders and customers for their confidence and support during the year. We look forward to a successful new year.


/s/ S. Robert Kinghorn                /s/ Joseph J. Bouffard
S. Robert Kinghorn                    Joseph J. Bouffard
Chairman of the Board                 President and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

                                                    At June 30,
                                               ------------------
                                                1998       1997
                                               -------  ---------
                                                  (In thousands)
Total assets.................................  $92,371   $83,650
Loans receivable, net........................   75,871    66,236
Cash, federal funds sold and other interest
   bearing deposits..........................    8,538     5,113
Investment securities........................    5,119     1,989
Mortgage-backed securities...................       --     7,678
Deposits.....................................   70,327    70,152
Borrowings...................................   10,200     2,700
Stockholders' equity.........................    9,123     8,334

-------------------------------------------------------------------------------

SELECTED CONSOLIDATED INCOME DATA

                                                     Year Ended June 30,
                                                      -----------------
                                                       1998      1997
                                                      ------  --------
                                                        (In thousands)
Interest income.....................................  $7,038  $  5,897
Interest expense....................................   3,444     2,706
                                                      ------  --------
Net interest income before provision
   for loan losses..................................   3,594     3,191
Provision for loan losses...........................     240       240
                                                      ------  --------
Net interest income after provision
   for loan losses..................................   3,354     2,951
Noninterest income..................................     274       219
Noninterest expenses:
   Compensation and employee benefits...............   1,597     1,467
   Insurance........................................      72       515 (1)
   Professional fees................................     134       148
   Equipment expenses...............................     117       116
   Net occupancy costs..............................      90        81
   Advertising......................................      53        44
   Data processing..................................     114        96
   Other............................................     372       346
                                                      ------  --------
      Total noninterest expenses....................   2,549     2,813
Income before provision (benefit) for income taxes..   1,079       357
Income tax provision (benefit)......................     401      (463)(2)
                                                      ------  --------
Net income..........................................  $  678  $    820
                                                      ======  ========

----------
(1) Includes $415,000 of expense resulting from a one-time assessment to capitalize the Savings Association Insurance Fund ("SAIF").
(2) Includes $600,000 reduction of tax expense related to the partial reversal of the $740,000 tax bad debt reserve which was recorded in fiscal 1995 as a result of the anticipated bank conversion.

KEY OPERATING RATIOS

                                                              At or for the
                                                           Year Ended June 30,
                                                            ---------------
                                                            1998       1997
                                                            ----       ----
PERFORMANCE RATIOS:
 Return on average assets (net income divided by
  average total assets..................................    0.76%      1.03%   (1)
 Return on average stockholders' equity (net income
  divided by average stockholders' equity)..............    7.88       6.62    (1)
 Interest rate spread (combined weighted average
  interest rate earned less combined weighted
  average interest rate cost)...........................    3.54       3.30
 Net interest margin (net interest income
  divided by average interest-earning assets)...........    4.10       4.08
 Ratio of average interest-earning assets to
  average interest-bearing liabilities..................  114.12     122.78
 Ratio of noninterest expense to average total assets...    2.85       3.52    (2)

ASSET QUALITY RATIOS:
 Nonperforming assets to total assets at
  end of period.........................................    0.53       0.18
 Nonperforming (nonaccrual) loans to loans
  receivable, net at end of period......................    0.61       0.19
 Allowance for loan losses to total loans
  at end of period......................................    0.72       0.59
 Allowance for loan losses to nonperforming
  loans at end of period................................  119.81     322.77
 Net charge-offs to average loans outstanding...........    0.11       0.11

CAPITAL RATIOS:
 Stockholders' equity to total assets at end of period..    9.88       9.96
 Average stockholders' equity to average assets.........    9.62      15.51

-------------------------
(1) Return on average assets and return on average equity ratios include $415,000 of expense resulting from a one-time assessment to capitalize SAIF and a $600,000 reduction of tax expense related to the partial reversal of the $740,000 tax bad debt reserve which was recorded in fiscal 1995 as a result of the anticipated bank conversion. If those transactions had not occurred, a current return on average assets and return of average equity would have been 0.59% and 3.84%, respectively.
(2) Noninterest expense includes a $415,000 one-time expense as described in Note (1) above. Excluding the one-time expense, noninterest expense as a percentage of average total assets would have been 3.00%.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------


GENERAL

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

PENDING ACQUISITION

     On May 22, 1998, the Company signed a Merger Conversion Agreement with Belmar Federal Savings and Loan Association ("Belmar"), pursuant to which the Company intends to acquire Belmar Federal Savings and Loan Association in a merger conversion transaction. Belmar is a mutual institution with one office, located in Baltimore, Maryland, and total assets of $18.7 million. As part of the plan of acquisition, Belmar will merge into the Bank. In connection with the merger, the Company intends to grant priority subscription rights in its common stock to the qualifying members of Belmar at a discount to the market price. Consummation of the transaction is subject to regulatory approval and approval of Belmar's members.

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

POSSIBLE YEAR 2000 COMPUTER PROGRAM PROBLEMS

     A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operations of the Company.
Data processing is also essential to most other financial institutions and many other companies.

     All of the material data processing of the Company that could be affected by this problem is provided by a third party bureau. Management closely monitors the progress of the service bureau in resolving this potential problem and reports the status of the service bureau's progress to the Company's Audit
Committee on a quarterly basis.   This service bureau has advised the Company
that it expects to resolve this potential problem before the year 2000 by completing all implementation and testing procedures by December 31, 1998. However, if the service bureau is unable to resolve this potential problem in time, the Company would seek to retain a replacement service bureau and would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operation of the Company.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following table sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.

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

                                                                                        Year Ended June 30,
                                                             --------------------------------------------------------------------
                                                                               1998                              1997
                                                             --------------------------------------   ---------------------------
                                                                                            Average                      Average
                                                                   Average                   Yield/   Average             Yield/
                                                                   Balance        Interest    Cost    Balance  Interest    Cost
                                                             -------------------  --------  --------  -------  --------  --------
                                                                                      (Dollars in thousands)
Interest-earning assets:
 Loans receivable (1)......................................       $73,476         $6,153      8.37%   $58,473   $4,721     8.07%
 Investment securities.....................................         5,911            412      6.97      2,988      191     6.40
 Mortgage-backed securities................................         1,881            103      5.48      8,629      534     6.18
 Short-term investments and other interest-earning assets..         6,435            370      5.75      8,068      451     5.59
                                                                  -------         ------              -------   ------
  Total interest-earning assets............................        87,703          7,038      8.02     78,158    5,897     7.55
                                                                                  ------                        ------
Non-interest-earning assets................................         1,666                               1,757
                                                                  -------                             -------
  Total assets.............................................       $89,369                             $79,915
                                                                  =======                             =======

Interest-bearing liabilities:
 Deposits (2)..............................................       $66,952          2,840      4.24    $63,545    2,697     4.25
 Borrowings................................................         9,902            604      6.10        112        9     7.91
                                                                  -------         ------              -------   ------
  Total interest-bearing liabilities.......................        76,854          3,444      4.48     63,657    2,706     4.25
                                                                                            ------              ------   ------
Non-interest-bearing liabilities...........................         3,914                               3,866
                                                                  -------                             -------
  Total liabilities........................................        80,768                              67,523
Retained earnings..........................................         8,601                              12,392
                                                                  -------                             -------
  Total liabilities and retained earnings..................       $89,369                             $79,915
                                                                  =======                             =======

Net interest income........................................                       $3,594                        $3,191
                                                                                  ======                        ======
Interest rate spread.......................................                                   3.54%                        3.30%
                                                                                            ======                       ======
Net yield on interest-earning assets.......................                                   4.10%                        4.08%
                                                                                            ======                       ======
Ratio of average interest-earning assets to average
 interest-bearing liabilities..............................                                 114.12%                      122.78%
                                                                                            ======                       ======

-------------------------

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

                                                   Year Ended June 30,
                                             --------------------------------
                                                  1998     vs.    1997
                                             --------------------------------
                                                Increase (Decrease) Due to
                                             --------------------------------
                                                              Rate/
                                             Volume   Rate   Volume    Total
                                             -------  -----  -------  -------
                                                      (In thousands)
Interest income:
   Loans receivable........................  $1,211   $175   $  45    $1,431
   Investment securities...................     187     17      17       221
   Mortgage-backed securities..............    (417)   (60)     47      (430)
   Short-term investments and other
     interest-earning assets...............     (91)    13      (3)      (81)
                                             ------   ----   -----    ------
       Total interest-earning assets.......     890    145     106     1,141
                                             ------   ----   -----    ------

Interest expense:
   Deposits (1)............................     149     (6)     (1)      142
   Borrowings..............................     774     (2)   (177)      595
                                             ------   ----   -----    ------
       Total interest-bearing liabilities..     923     (8)   (178)      737
                                             ------   ----   -----    ------

Change in net interest income..............  $  (33)  $153   $ 284    $  404
                                             ======   ====   =====    ======

-------------------------
(1)  Includes interest-bearing escrow accounts.


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND 1997

     General. Total assets increased by $8.8 million, or 10.5%, to $92.4 million at June 30, 1998 from $83.6 million at June 30, 1997. The increase was primarily due to increases of $9.6 million, $3.1 million and $3.4 million in loans receivable, investment securities and cash and cash equivalents, respectively, partially offset by a decrease of $7.7 million in mortgage-backed securities.

     Loans Receivable. Net loans receivable increased by $9.6 million, or 11.5%, to $75.9 million at June 30, 1998 from $66.2 million at June 30, 1997. The increase is directly attributable to the Company's increased loan demand for residential, commercial and construction real estate lending, as well as increases in consumer and commercial lending. Since the recent conversions of the Company's primary subsidiary from a mutual savings and loan association to a stock savings bank and later to a commercial bank, the Company has diversified its lending into segments of the market more closely identified with commercial banks. As a result, the Company's residential, commercial and construction real estate loan portfolios increased by $2.3 million, $2.4 million and $200,000, respectively, and the Company's consumer and commercial loan portfolios increased by $3.4 million and $1.3 million during the year ended June 30, 1998, respectively.

     The following table sets forth selected data relating to the composition of the Company's loan portfolio by type of loan at the dates indicated. At June 30, 1998, the Company had no concentrations of loans exceeding 10% of gross loans other than as disclosed below.

                                                   At June 30,
                                      -----------------------------------
                                            1998               1997
                                      ----------------  -----------------
                                      Amount      %     Amount        %
                                      -------  -------  -------    ------
                                              (Dollars in thousands)
Real estate loans:
   Residential......................  $55,212   72.08%  $52,907    79.09%
   Commercial.......................    5,106    6.67     2,612     3.90
   Construction (1).................    2,204    2.88     2,002     2.99
Consumer loans:
   Home improvement.................    6,726    8.78     4,605     6.88
   Home equity loans................    1,227    1.60       420     0.63
   Loans secured by deposits........      385    0.50       364     0.55
   Other consumer loans.............      649    0.85       198     0.30
Commercial loans:
   Commercial loans.................    4,091    5.34     3,400     5.08
   Commercial leases................      997    1.30       388     0.58
                                      -------  ------   -------   ------
                                       76,597  100.00%   66,896   100.00%
                                               ======             ======
Less:
   Deferred loan origination fees,
     net of costs...................      172               263
   Allowance for loan losses........      554               397
                                      -------           -------
      Total.........................  $75,871           $66,236
                                      =======           =======

-------------------------
(1)  Less loans in process.


     The following table sets forth certain information at June 30, 1998 regarding the dollar amount of loans maturing or repricing in the Company's portfolio. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Adjustable-rate and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the periods in which they mature, and fixed-rate loans are included in the period in which the final contractual repayment is due. The table does not include any estimate of prepayments which significantly shorten the average life of all mortgage loans and may cause the Company's repayment experience to differ from that shown below.

                                         Due after
                        Due during       1 through      Due after
                      the year ending  5 years after  5 years after
                       June 30, 1999   June 30, 1998  June 30, 1998   Total
                      ---------------  -------------  -------------  -------
                                          (In thousands)
Real estate loans:
   Residential......      $15,821         $ 7,790        $31,601     $55,212
   Commercial.......        2,896           1,210          1,000       5,106
   Construction.....        2,204              --             --       2,204
Consumer loans......        1,645           2,696          4,646       8,987
Commercial loans....        3,305           1,299            484       5,088
                          -------         -------        -------     -------
     Total..........      $25,871         $12,995        $37,731     $76,597
                          =======         =======        =======     =======

     The following table sets forth at June 30, 1998 the dollar amount of all loans which may reprice or are due one year or more after June 30, 1998 which have predetermined interest rates and have floating or adjustable interest rates.

                      Predetermined     Floating or
                          Rates      Adjustable Rates   Total
                      -------------  ----------------  --------
                                   (In thousands)
Real estate loans:
   Residential......     $32,140           $7,251       $39,391
   Commercial.......       1,533              677         2,210
Consumer............       7,342               --         7,342
Commercial..........       1,262              521         1,783
                         -------           ------       -------
   Total............     $42,277           $8,449       $50,726
                         =======           ======       =======


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

     Investment Securities and Mortgage-Backed Securities. Investment securities increased by $3.1 million, or 155.5%, to $5.1 million at June 30, 1998 from $2.0 million at June 30, 1997, and mortgage-backed securities decreased by $7.7 million, or 100%, to $0 at June 30, 1998 from $7.7 million at
June 30, 1997.   During the year ended June 30, 1998, the Company purchased a
$5.0 million investment security match funded with the proceeds from a $5.0
million FHLB advance.   During the year ended June 30, 1998, the Company sold
$5.1 million of mortgage-backed securities classified as available for sale. The proceeds from the sale of mortgage-backed securities, along with cash obtained through maturing investment securities and mortgage-backed securities were used to fund higher yielding loans. The following table summarizes the Company's investment securities and mortgage-backed securities portfolios as of June 30, 1998 and 1997.

     The following table sets forth the carrying value of the Company's investments at the dates indicated.


                                                        At June 30,
                                                     ----------------
                                                       1998     1997
                                                     -------   ------
                                                  (Dollars in thousands)
Securities available for sale, at fair value:
  U.S. government and agency securities........       $5,014  $ 1,989
  Equity securities............................          105       --
  Mortgage-backed securities...................           --    7,678
                                                      ------  -------
    Total securities available for sale........        5,119    9,667
                                                      ------  -------

Investments required by law, at cost:
 FHLB of Atlanta stock.........................          570      520
 FRB of Richmond stock.........................          106      102
                                                      ------  -------
   Total investments required by law, at cost..          676      622
                                                      ------  -------

   Total investments...........................       $5,795  $10,289
                                                      ======  =======

     The following table sets forth the scheduled maturities, carrying values, market values and average yields for the Company's investment portfolio at June 30, 1998.


                                   One Year or Less         One to Five Years       Five to Ten Years
                                  -------------------       -----------------       -----------------
                                  Carrying   Average       Carrying  Average       Carrying   Average
                                   Value      Yield         Value     Yield         Value      Yield
                                  --------   -------       --------  -------       ---------  -------
                                                         (Dollars in thousands)
Securities available for
 sale:
 U.S. government and agency
  securities...................   $     --        --%      $     --       --%      $   5,014     6.29%
                                  --------   -------       --------  -------       ---------
   Total.......................   $     --                 $     --                $   5,014
                                  ========                 ========                =========

                                 More than Ten Years        Total Investment Portfolio
                                  -----------------        ----------------------------
                                  Carrying   Average       Carrying   Market   Average
                                   Value      Yield         Value     Value     Yield
                                  --------   --------      --------   ------   --------
                                                    (Dollars in thousands)
Securities available for
 sale:
 U.S. government and agency
  securities...................   $     --        --%       $5,014    $5,014    6.29%
                                  --------                  -------   ------
   Total.......................   $     --                  $5,014    $5,014
                                  ========                  =======   ======


     Deposits. Deposits increased by $175,000, or .2%, to $70.3 million at June 30, 1998 from $70.2 million at June 30, 1997. Interest-bearing deposits increased by $1.5 million and noninterest-bearing deposits decreased by $1.3 million during fiscal 1998.

     The following tables set forth the average balances based on daily balances and interest rates for various types of deposits as of the dates indicated.

                                           Year Ended June 30,
                                ----------------------------------------
                                      1998                   1997
                                -----------------  ---------------------
                                Average  Average     Average     Average
                                Balance    Rate      Balance       Rate
                                -------  -------     -------     -------
                                         (Dollars in thousands)
Passbook, statement savings
 and Christmas Club...........  $20,061   2.88%      $19,253 (1)   2.97%
NOW checking..................    3,398   1.82         2,699       2.02
Money market..................    4,696   3.25         4,893       3.25
Certificates of deposit.......   38,797   5.28        36,700       5.24
Noninterest-bearing checking..    2,351     --         2,017        --
                                -------              -------
  Total.......................  $69,303              $65,562
                                =======              =======

-------------------------
(1)  Includes interest-bearing escrow accounts.


     The following table indicates the amount of the Company's certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 1998. At such date, such deposits represented 3.70% of total deposits and had a weighted average rate of 5.54%.

                                              Certificates
                Maturity Period               of Deposits
                ---------------               -----------
                                             (In thousands)
                Three months or less...........  $  824
                Over three through six months..     224
                Over six through 12 months.....     707
                Over 12 months.................     846
                                                 ------
                   Total.......................  $2,601
                                                 ======

     Borrowings. The Company's borrowings increased by $7.5 million to $10.2 million at June 30, 1998 from $2.7 million at June 30, 1997. During the year ended June 30, 1998, the Company borrowed $10.2 million from the FHLB to fund loan originations and the purchase of a $5.0 investment security. In July 1997, the Company repaid a short-term borrowing with another financial institution in connection with the Company's return of capital distribution in fiscal 1997.

     The following table sets forth certain information regarding short-term borrowings by the Company at the dates and for the periods indicated:

                                                          At June 30,
                                                  -------------------------
                                                    1998             1997
                                                  --------         --------
                                                    (Dollars in thousands)
Amounts outstanding at end of period:
    FHLB advances...............................  $ 10,200         $     --
    Other borrowings............................        --            2,700
Weighted average rate paid on:
    FHLB advances...............................      6.12%              --%
    Other borrowings............................        --%            7.69%

                                                             Year Ended June 30,
                                                         ----------------------------
                                                            1998              1997
                                                         ----------        ----------
                                                            (Dollars in thousands)
Maximum amount of borrowings outstanding
    at any month end:
    FHLB advances...............................           $10,200          $    --
    Other borrowings............................                --            2,700


                                                             Year Ended June 30,
                                                         ----------------------------
                                                            1998              1997
                                                         ----------        ----------
                                                            (Dollars in thousands)
Approximate average short-term borrowings
   outstanding with respect to:
   FHLB advances................................           $ 9,902          $    --
   Other borrowings.............................                --              112
Approximate weighted average rate paid on: (1)
   FHLB advances................................              6.10%              --%
   Other borrowings.............................                --%            7.91%

-------------------------
(1) Weighted average rate paid is derived from dividing the actual interest expense by the average daily short-term borrowings outstanding.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

     General.  The Company had net income of $678,000 for the year ended
June 30, 1998 as compared to net income of $820,000 for the year ended June 30, 1997. The $142,000 decrease in net income was significantly influenced by two events during September 1996. First, the Company recognized $255,000 of expense after tax resulting from the one-time assessment to recapitalize the Federal Deposit Insurance Corporation's Savings Associations Insurance Fund. Secondly, as a result of legislation enacted in August, 1996 the Company was able to reverse $600,000 of tax expense upon its subsidiary's conversion to a state chartered commercial bank. Excluding those two items, the Company would have earned $475,000 during fiscal 1997. The increase in net income after adjustment for the two items described above was due to increases of $404,000 and $54,000 in net interest income and noninterest income, respectively, offset in part by a $130,000 increase in compensation and employee benefits.

     Net Interest Income. The Company's net interest income increased by $404,000, or 12.6%, to $3.6 million at June 30, 1998 from $3.2 million at June 30, 1997.

     The increase in the Company's net interest income is directly attributable to the Company's loan growth. The Company has implemented a strategy to improve the interest rate spread by expanding its lending products to include commercial real estate, construction, consumer and commercial business loans. These loan products generally earn higher yields than conventional single-family residential mortgage loans. To fund these new loan products, the Company has divested itself of lower yielding investment securities and mortgage-backed securities either by normal principal amortization or through the sale of securities. In addition to the reallocation of its assets, the Company has utilized the proceeds from Federal Home Loan Bank of Atlanta borrowings to fund loans.

     The Company's interest rate spread increased to 3.54% in 1998 from 3.30% in 1997. The increase in the interest rate spread was primarily the result of an increase in the average yield on interest-earning assets to 8.02% during fiscal 1998 from 7.55% in fiscal 1997. The increase in the interest rate spread was offset slightly due to an increase in the average rate paid on interest-bearing liabilities to 4.48% during fiscal 1998 from 4.25% in fiscal 1997. The

Company's net yield on average interest-earning assets increased to 4.10% during fiscal 1998 from 4.08% in fiscal 1997 The average balance of interest-earning assets increased by $9.5 million to $87.7 million during fiscal 1998 from $78.2 million in fiscal 1997. The average balance of interest-bearing liabilities increased by $13.2 million to $76.9 million during fiscal 1998 from $63.7 million in fiscal 1997.

     Interest Income. The Company's total interest income increased by $1.1 million, or 18.6%, to $7.0 million for the year ended June 30, 1998 as compared to $5.9 million for the year ended June 30, 1997. The increase was due primarily to an increase in the average balance of interest-earning assets of $9.5 million to $87.7 million during fiscal 1998 from $78.2 million in fiscal 1997, as well as to an increase in the average yield on average interest-earning assets to 8.02% during fiscal 1998 from 7.55% in fiscal 1997.

     Interest income on loans increased $1.5 million, or 31.9% to $6.2 million during fiscal 1998 as compared to $4.7 million in fiscal 1997. The increase was attributable primarily to the increase of $15.0 million in the average balance of loans receivable to $76.5 million during fiscal 1998 from $58.5 million in fiscal 1997, as well as to an increase in the average yield to 8.37% during 1998 from 8.07% in fiscal 1997.

     Interest income on investment securities increased by $221,000, or 115.7%, to $412,000 during fiscal 1998 as compared to $191,000 in fiscal 1997. The increase was primarily due to an increase in the average balance of $2.9 million to $5.9 million during fiscal 1998 from $3.0 million in fiscal 1997. The effect on interest income from the increase in the average balance of investment securities was also attributable to an increase in the average yield to 6.97% during fiscal 1998 from 6.40% in fiscal 1997.

     Interest income on mortgage-backed securities decreased by $430,000, or 80.5%, to $104,000 during fiscal 1998 as compared to $534,000 in fiscal 1997. The decrease was the result of a $6.7 million decrease in the average balance of mortgage-backed securities to $1.9 million during fiscal 1998 from $8.6 million in fiscal 1997 and the decrease of the average yield on mortgage-backed securities to 5.48% during fiscal 1998 from 6.18% in fiscal 1997.

     Interest income on short-term investments and other interest-earning assets decreased by $81,000 to $370,000 during fiscal 1998 as compared to $451,000 in fiscal 1997. The decrease was primarily due to a decrease of $1.7 million in the average balance partially offset by an increase in the average yield to 5.75% during fiscal 1998 from 5.59% in fiscal 1997.

     Interest Expense. The Company's interest expense increased by $700,000, or 25.9%, to $3.4 million during fiscal 1998 as compared to $2.7 million in fiscal 1997. The increase was primarily attributable to the increase of $13.2 million in the average balance of interest-bearing liabilities to $76.9 million during fiscal 1998 from $63.7 million in fiscal 1997 and the increase in the average rate to 4.48% during fiscal 1998 from 4.25% in fiscal 1997.

     Interest expense on deposits increased by $141,000, or 5.2% to $2.8 million during fiscal 1998 as compared to $2.7 million in fiscal 1997. The increase was primarily attributable to an increase in the average balance to $67.0 million during fiscal 1998 from $63.5 million in fiscal 1997. The average yield on deposits decreased to 4.24% in fiscal 1998 from 4.25% in fiscal 1997.

     Interest expense on borrowings increased by $595,000 to $604,000 during fiscal 1998 as compared to $9,000 in fiscal 1997. In fiscal 1997, the Company relied on the proceeds from the stock conversion and the growth of its deposits to fund loan growth. However, during fiscal 1998 the Company borrowed a total of $10.2 million from the Federal Home Loan Bank of Atlanta to fund loan growth. In addition, during June 1997, the Company borrowed $2.7 million in connection with the payment of the $4.5 million return of capital distribution.

     Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses, based on prior loss experience, volume and type of lending conducted by the Company, industry standards and past due loans in the Company's loan portfolio. The Company's management periodically monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio. The Company provided $240,000 to its allowance for loan losses during both years ended June 30, 1998 and 1997. The provision for loan losses was partially based on the Company's levels of commercial real estate, construction, consumer and commercial loan lending, which generally entail a greater risk than single-family residential loans. The Company has increased its allowance for loan losses as a percentage of total loans outstanding to 0.72% at June 30, 1998 from 0.59% at June 30, 1997. The Company's allowance for loan losses as a percentage of nonperforming loans was 119.8% at June 30, 1998 as compared to 322.8% at June 30, 1997.

     Noninterest Income. The Company's noninterest income consists of loan fees and service charges and net gains and losses on sales of investment securities, mortgage-backed securities and loans. Noninterest income increased by $54,000 to $274,000 during fiscal 1998, as compared to $220,000 in fiscal 1997. The increase was due to an increase of $48,000 in fees and service charges during fiscal 1998 as compared to fiscal 1997. The increases in fees and service charges are primarily attributable to higher volumes in fee-related commercial demand deposit transactions and automated teller machine transactions.

     Noninterest Expenses. The Company's total noninterest expenses decreased by $263,000, or 9.3%, to $2.5 million during fiscal 1998, as compared to $2.8 million in fiscal 1997. The decrease included a $415,000 one-time savings deposit premium expense to recapitalize the FDIC's SAIF during fiscal 1997. The Bank's FDIC insurance assessment rate was reduced following payment of the special assessment. Excluding the one-time savings deposit premium expense, the Company's total noninterest expense would have increased by $310,000, or 11.1% during fiscal 1997. The Company experienced an increase of $130,000 in compensation and other benefits during fiscal 1998 as compared to fiscal 1997 primarily the result of normal salary increases and additional expenses relating to the Company stock-based benefit plans and the incentive compensation plan. The Company's regular SAIF premiums decreased by $25,000 as a result of the new lower SAIF assessment.

     Provision for Income Taxes. The Bank incurred a $740,000 expense for the recapture of a portion of its tax bad debt reserve during the year ended June 30, 1995 in connection with the determination of the Association's Board of Directors to convert the Association to a Maryland commercial bank (the "Bank Conversion"). After this determination was made, legislation was introduced in Congress which provided that savings and loan associations that convert to commercial banks would not be required to recapture the portion of tax bad debt reserve accumulated prior to 1988. Following the introduction of this legislation, the Board of Directors determined to delay consummation of the Bank Conversion pending the outcome of this legislation. The legislation ultimately was enacted into law on August 20, 1996, and the Association completed the Bank Conversion on September 30, 1996. As a result, the Company reversed $600,000 of the $740,000 expense previously incurred, which was reflected as a reduction of tax expense during fiscal 1997. Excluding the one-time reversal, the Company's provision for tax would have been approximately $137,000 for 1997 as compared to $401,000 in fiscal 1998. See Note 8 of Notes to Financial Statements. The Company and the Bank have not entered into an agreement to file a consolidated federal income tax return as of June 30, 1998.

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

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Company's assets mature or reprice more quickly or to a greater extent than its liabilities, the Company's net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Company's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Company's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. The Company's policy has been to mitigate the interest rate risk inherent in the business of originating long-term loans funded by short-term deposits by pursuing certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates.

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

     Management's principal strategy in managing the Company's interest rate risk has been to maintain short- and intermediate-term assets in portfolio, including locally originated adjustable-rate mortgage loans. In addition, the Company has available for sale investment securities, carried at fair value, totaling $5.1 million as of June 30, 1998. The Company is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

     Management also has shortened the average repricing period of its assets by emphasizing the origination of 5, 7, 10 and 15 year fixed-rate or adjustable-rate residential mortgage loans, all of which are retained by the Company for its portfolio. The Company has adopted a policy of selling newly originated fixed-rate residential mortgage loans with original maturities of 30 years in the secondary market. There were no loans held for sale at June 30, 1998. [CONFIRM.] At June 30, 1998, the Company held approximately $33.5 million in loans with adjustable interest rates, which represented approximately 43.7% of the Company's gross loan portfolio.

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

INTEREST RATE SENSITIVITY ANALYSIS

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At June 30, 1998, the Company had a positive one-year interest rate sensitivity gap of 9.04%. Generally, for institutions with a positive gap, net interest income would be expected to be positively affected by rising interest rates and adversely affected by falling interest rates.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1998 which are expected to mature or reprice in each of the time periods shown.

                                            Three      Over Three      Over One    Over Five     Over Ten       Over
                                            Months   Months Through     Through     Through       Through      Twenty
                                           or Less      One Year      Five Years   Ten Years   Twenty Years    Years     Total
                                           --------  ---------------  -----------  ----------  -------------  --------  -------
                                                                       (Dollars in thousands)
Interest-earning assets:
 Real estate loans.......................  $10,433          $16,289      $21,002     $ 8,588        $ 3,674   $   332   $60,318
 Construction loans......................    2,204               --           --          --             --        --     2,204
 Consumer loans..........................    2,211            1,648        4,252         815             61        --     8,987
 Commercial loans........................    3,177              127        1,300         484             --        --     5,088
 Investment securities...................       --            4,381          633          --             --        --     5,014
 Federal funds sold, other interest-
  earning assets and investments
  required by law........................    7,562                5            1          --             --       676     8,244
                                           -------          -------      -------     -------        -------   -------   -------
   Total.................................   25,587           22,450       27,188       9,887          3,735     1,008    89,855
                                           -------          -------      -------     -------        -------   -------   -------

Interest-bearing liabilities:
 Deposits (1)............................   16,804           21,087       20,871       5,541          3,187       664    68,154
 Borrowings..............................      800            1,000        8,400          --             --        --    10,200
                                           -------          -------      -------     -------        -------   -------   -------
  Total..................................   17,604           22,087       29,271       5,541          3,187       664    78,354
                                           -------          -------      -------     -------        -------   -------   -------

Interest sensitivity gap.................  $ 7,983          $   363      $(2,083)    $ 4,346        $   548   $   344   $11,501
                                           =======          =======      =======     =======        =======   =======   =======
Cumulative interest sensitivity gap......  $ 7,983          $ 8,346      $ 6,263     $10,609        $11,157   $11,501
                                           =======          =======      =======     =======        =======   =======
Ratio of cumulative gap to total assets..     8.64%            9.04%        6.78%      11.49%         12.08%    12.45%
                                           =======          =======      =======     =======        =======   =======

-------------------------
(1)  Includes $417,000 of interest-bearing escrows.

     The preceding table was prepared utilizing certain assumptions as of June 30, 1998 regarding prepayment and decay rates provided by the FHLB of Atlanta. While management believes that these assumptions are reasonable, the actual interest rate sensitivity of the Company's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors. The following assumptions were used: (i) adjustable-rate first mortgage loans on single-family residences and mortgage-backed and related securities will prepay at the rate of 26.8% for lagging index adjustable-rate loans and 18.0% for current index adjustable-rate loans per year; (ii) first mortgage loans on multi-family and commercial properties will not prepay;
(iii) consumer and commercial business loans will prepay at an annual rate of 18.0% and (iv) fixed-rate mortgage loans on single-family residential properties will prepay annually as follows:


          COUPON RATE               ANNUAL PREPAYMENT RATE
          Up to 7.0%                        8.9%
          7.01 to 8.0                      11.8
          8.01 to 9.0                      14.8
          9.01 to 10.0                     20.4
          10.01 or greater                 28.7

     The table further assumes the following annual decay rates or withdrawal factors for deposit accounts other than certificates of deposit:

                           Through   2 through    After
                            1 Year    3 Years    3 Years
                           --------  ----------  --------
 NOW.....................   37%         32%        17%
 Money market............   79          31         31
 Passbook and statement..   17          17         16

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

     The Company's most liquid assets are cash on hand, interest-bearing deposits and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At June 30, 1998, the Company's cash on hand, interest-bearing deposits and Federal funds sold totaled $8.5 million.

     The Company anticipates that it will have sufficient funds available to meet its current loan origination, unused lines-of-credit and undisbursed construction loans-in-process commitments of approximately $1.7 million, $981,000 and $1.2 million, respectively. Certificates of deposit which are scheduled to mature in less than one year at June 30, 1998 totaled $29.2 million. Historically, a high percentage of maturing deposits have remained with the Company.

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

     At June 30, 1998, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank's regulatory compliance at June 30, 1998.

                                                                                                   To Be Well
                                                                                                Capitalized Under
                                                                            For Capital         Prompt Corrective
                                                    Actual              Adequacy Purposes       Action Provisions
                                             -------------------       -------------------      -----------------
                                             Amount        Ratio       Amount        Ratio      Amount      Ratio
                                             ------        -----       ------        -----      ------      -----
                                                                      (Dollars in thousands)
 Total Capital (to Risk Weighted Assets)...  $8,947        16.40%      $4,365        8.00%      $5,457      10.00%
 Tier 1 Capital (to Risk Weighted Assets)..   8,393        15.38        2,183        4.00        3,274       6.00
 Tier 1 Capital (to Average Assets)........   8,393         9.20        3,650        4.00        4,563       5.00

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

IMPACT OF NEW ACCOUNTING STANDARDS

     Reporting Comprehensive Income. In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, which requires that comprehensive income - made up of all revenues, expenses, gains and losses - be reported and displayed in an entity's financial statements with the same prominence as its other financial statements. Currently, the only item that would be presented as a component of the Company's comprehensive income which is not also a component of its net income is the change during the year in unrealized gain or loss on available for sale securities. The Statement, which is effective for years beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

     Disclosures About Segments of an Enterprise and Related Income. In June 1997, the FASB issued SFAS No. 131, which establishes standards for the way public companies report information about operating segments in the annual and interim financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. Management believes the adoption of this Statement will not have a material effect on the financial statements of the Company.

     Employers' Disclosures About Pensions and Other Postretirement Benefits. In February 1998, the FASB issued SFAS No. 132, which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable. The Statement, which is effective for fiscal years beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

     Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued SFAS No.133, which standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument which the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, will not affect the Company's financial position or its results of operations.

          [Letterhead of Anderson Associates, LLP Appears Here]


INDEPENDENT AUDITORS' REPORT

The Board of Directors
Patapsco Bancorp, Inc.
Dundalk, Maryland

We have audited the accompanying consolidated statements of financial condition of Patapsco Bancorp, Inc. and Subsidiary as of June 30, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended June 30, 1998. These consolidated financial statements are the responsibility of Patapsco Bancorp, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated statement of financial condition of Patapsco Bancorp, Inc. and Subsidiary as of June 30, 1997 and the related statements of income, stockholders' equity and cash flows for the year ended June 30, 1997 were audited by other auditors whose report, dated August 1, 1997, expressed on those statements an unqualified opinion.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patapsco Bancorp, Inc. and Subsidiary at June 30, 1998, and the consolidated results of their operations and their cash flows for the year ended June 30, 1998, in conformity with generally accepted accounting principles.

                                        /s/ Anderson Associates LLP

August 7, 1998

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Financial Condition

June 30, 1998 and 1997

===========================================================================================================
                                                                        1998                     1997
-----------------------------------------------------------------------------------------------------------
ASSETS
Cash:
      On hand and due from banks                                       $   970,218                  161,895
      Interest bearing deposits                                            419,583                    3,698
Federal funds sold                                                       7,148,619                4,947,594
Investment securities at fair value (note 2)                             5,118,910                1,989,380
Mortgage-backed securities at fair value (note 3)                                -                7,678,517
Loans receivable, net (note 4)                                          75,870,779               66,236,126
Investment required by law, at cost (note 9)                               675,650                  622,050
Property and equipment, net (note 5)                                     1,095,621                1,117,454
Deferred taxes (note 8)                                                    336,000                  236,000
Accrued interest, prepaid expenses and other assets                        735,576                  656,822
-----------------------------------------------------------------------------------------------------------
                                                                       $92,370,956               83,649,536
===========================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
      Deposits:
             Interest bearing deposits                                 $67,736,810               66,214,826
             Non-interest bearing deposits                               2,590,571                3,937,467
      Borrowings (note 7)                                               10,200,000                2,700,000
      Accrued expenses and other liabilities                             2,378,936                2,239,240
      Income taxes payable                                                 341,799                  224,000
-----------------------------------------------------------------------------------------------------------
Total liabilities                                                       83,248,116               75,315,533

Stockholders' equity (notes 9, 10 and 11):
      Common stock $0.01 par value; authorized 4,000,000
       shares; issued and outstanding 362,553 shares                         3,626                    3,626

      Additional paid-in capital                                         2,330,681                2,249,725
      Contra equity - Employee Stock Option Plan (ESOP)                   (396,341)                (464,064)
      Contra equity - Management Recognition Plan (MRP)                   (339,225)                (423,724)
      Retained earnings, substantially restricted                        7,525,501                6,992,716
      Unrealized net holding losses on available-for-sale
       portfolios, net of taxes                                             (1,402)                 (24,276)

-----------------------------------------------------------------------------------------------------------
                                                                         9,122,840                8,334,003
Commitments (notes 4, 10 and 11)
-----------------------------------------------------------------------------------------------------------
                                                                       $92,370,956               83,649,536
===========================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Income

Years Ended June 30, 1998 and 1997

==========================================================================================================
                                                                       1998                     1997
----------------------------------------------------------------------------------------------------------
Interest income:
      Loans receivable                                                  $6,152,735               4,721,514
      Mortgage-backed securities                                           103,517                 533,537
      Investment securities                                                411,551                 191,228
      Federal funds sold and other investments                             370,327                 450,964
----------------------------------------------------------------------------------------------------------
Total interest income                                                    7,038,130               5,897,243
----------------------------------------------------------------------------------------------------------

Interest expense:
      Deposits                                                           2,839,476               2,697,609
      Borrowings                                                           604,162                   8,898
----------------------------------------------------------------------------------------------------------
Total interest expense                                                   3,443,638               2,706,507
----------------------------------------------------------------------------------------------------------

Net interest income                                                      3,594,492               3,190,736
Provision for losses on loans (note 4)                                     240,000                 240,000
----------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans                  3,354,492               2,950,736
----------------------------------------------------------------------------------------------------------

Noninterest income:
      Fees and service charges                                             251,791                 203,952
      Net gain on sales of securities                                        5,015                   1,844
      Other                                                                 17,162                  13,915
----------------------------------------------------------------------------------------------------------
Total noninterest income                                                   273,968                 219,711
----------------------------------------------------------------------------------------------------------

Noninterest expenses:
      Compensation and employee benefits                                 1,597,100               1,467,143
      Insurance                                                             72,488                 515,260
      Professional fees                                                    133,956                 147,757
      Equipment expenses                                                   117,417                 115,573
      Net occupancy costs                                                   89,890                  81,403
      Advertising                                                           52,550                  44,371
      Data processing                                                      113,801                  96,012
      Other                                                                372,451                 345,617
----------------------------------------------------------------------------------------------------------
Total noninterest expenses                                               2,549,653               2,813,136
----------------------------------------------------------------------------------------------------------

Income before income taxes                                               1,078,807                 357,311
Income tax provision (benefit) (note 8)                                    401,000                (463,000)
----------------------------------------------------------------------------------------------------------
Net income                                                              $  677,807                 820,311
----------------------------------------------------------------------------------------------------------
Net income per share of common stock (note 1):
      Basic                                                                  $2.05                    2.44
      Diluted                                                                 1.95                    2.42
==========================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Years Ended June 30, 1998 and 1997

----------------------------------------------------------------------------------------------------------------------------------

                                                                                                          Unrealized
                                                                                                          net holding
                                                                                                           losses on
                                                           Additional   Contra-    Contra-                available-      Total
                                                  Common     paid-in    equity     equity      Retained     for-sale   stockholders'
                                                   stock     capital      ESOP       MRP       earnings    portfolios     equity

-----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1996                           $3,626    6,754,240    (522,072)         -   6,172,405  (107,056)     12,301,143
Purchase of 14,502 shares of common stock for
  Management Recognition Plan (MRP) Trust               -            -           -   (423,724)                    -        (423,724)
Compensation under stock-based benefit plans            -       27,398      58,008          -           -         -          85,406
Adjustment to unrealized net holding losses on
  available-for-sale portfolios, net (note 1)           -            -           -          -           -    82,780          82,780
Return of capital distribution ($12.50 per share)
  (note 10)                                             -   (4,531,913)          -          -                     -      (4,531,913)
Net income                                              -            -           -          -     820,311         -         820,311
------------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1997                            3,626    2,249,725    (464,064)  (423,724)  6,992,716    (24,276)     8,334,003
Cash dividends declared ($0.40 per share)               -            -           -          -    (145,022)        -        (145,022)
Compensation under stock-based benefit plans            -       80,956      67,723     84,499           -         -         233,178
Adjustment to unrealized net holding losses on
  available-for-sale portfolios, net (note 1)           -            -           -          -           -     22,874         22,874
Net income                                              -            -           -          -     677,807          -        677,807
-----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1998                           $3,626    2,330,681    (396,341)  (339,225)  7,525,501     (1,402)     9,122,840
===================================================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended June 30, 1998 and 1997

============================================================================================================
                                                                           1998                   1997
------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                         $   677,807                  820,311
     Adjustments to reconcile net income to net
          cash provided by operating activities:
               Depreciation                                                 118,169                  122,497
               Provision for losses on loans                                240,000                  240,000
               Non-cash compensation under stock-based benefit              233,178                   85,406
                plans
               Amortization of premiums and discounts, net                    6,362                   18,098
               Deferred loan origination fees, net of costs                 148,969                   14,685
               Gain on sales of investment securities and
                 mortgage-backed securities                                  (5,015)                  (1,844)
               Increase in income taxes payable                             117,799                  149,000
               Change in deferred taxes                                    (114,000)                (886,000)
               Increase in accrued interest on investments,
                prepaid expenses and other assets                           (79,173)                 (55,704)
               Increase in accrued expenses and other
                liabilities                                                 103,463                  519,325
------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                 1,447,559                1,025,774
------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Purchase of investment security available-for-sale                  (5,028,125)                       -
     Purchase of equity securities                                         (106,485)                       -
     Maturities of investment securities available-for-sale               2,000,000                2,500,000
     Principal repayments on mortgage-backed securities
       available-for-sale                                                 2,651,087                  817,440
     Sales of mortgage-backed securities available-for-sale               5,068,433                4,335,784
     Loan principal disbursements, net of repayments                     (7,542,267)              (9,870,978)
     Purchase of loans                                                   (2,481,355)              (4,516,255)
     Purchase of stock in Federal Home Loan Bank of Atlanta                 (49,300)                 (30,000)
     Purchase of stock in Federal Reserve Bank of Richmond                   (4,300)                (101,550)
     Purchases of property and equipment                                    (96,336)                (211,261)
------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                    (5,588,648)              (7,076,820)
------------------------------------------------------------------------------------------------------------

                                                                     (Continued)
See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Years ended June 30, 1998 and 1997

===========================================================================================================
                                                                           1998                  1997
-----------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
     Net increase in deposits                                          $   175,088                5,995,405
     (Decrease) increase in note payable                                (2,700,000)               2,700,000
     Return of capital distribution                                              -               (4,531,913)
     Purchase of common stock for stock-based benefit plans                      -                 (423,724)
     Advances from Federal Home Loan Bank of Atlanta                    10,200,000                        -
     Dividends paid                                                       (108,766)                       -
-----------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                7,566,322                3,739,768
-----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                     3,425,233               (2,311,278)
Cash and cash equivalents at beginning of year                           5,113,187                7,424,465
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                               $ 8,538,420                5,113,187
===========================================================================================================

Supplemental information:
     Interest paid on savings deposits and borrowed funds              $ 3,457,723                2,705,637
     Income taxes paid                                                     395,000                  199,000
===========================================================================================================

See accompanying notes to consolidated financial statements.

    PATAPSCO BANCORP, INC. AND SUBSIDIARY

    Notes to Consolidated Financial Statements

    June 30, 1998 and 1997

    ------------------------------------------------------------------------

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    Patapsco Bancorp, Inc. (the Company) is the holding company of The Patapsco Bank (the Bank). The primary business of the Bank is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial loans and consumer loans. The Bank is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans. The Bank is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies.

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

    Management believes that the allowance for loan losses is adequate. While management uses and considers available information in making the required estimates, additional provisions for possible losses may be necessary based on changes in economic conditions, particularly in Baltimore and the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

    CASH AND CASH EQUIVALENTS

    Cash equivalents include short-term investments, which consists of Federal funds sold. Cash equivalents and other liquidity and short-term investments are carried at cost, which approximates market value.



                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997

   -----------------------------------------------------------------------------

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


                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997

   -----------------------------------------------------------------------------

(1)  CONTINUED

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

   PROVISION FOR LOSSES ON LOANS

   Provisions for losses on loans receivable are charged to income, based on management's judgment with respect to the risks inherent in the portfolio. Such judgment considers a number of factors including historical loss experience, the present and prospective financial condition of borrowers, the estimated value of underlying collateral, geographic concentrations, current and prospective economic conditions, delinquency experience and status of non performing assets. Additionally, accrual of interest on potential problem loans is excluded from income when, in the opinion of management, the full collection of principal or interest is in doubt, or payment of principal or interest has become 90 days past due, unless the obligation is well secured and in the process of collection. Interest collected on non-accrual loans is generally recorded in income in the period received.

   In accordance with the provisions of Statement of Financial Accounting Standards No. 114, Accounting for Creditors for Impairment of a Loan, as amended by Statement 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (collectively referred to as "Statement 114"), the Bank determines and recognizes impairment of certain loans. A loan is determined to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Bank expects to collect all amounts due, including past-due interest. The Bank generally considers a period of delay in payment to include delinquency up to and including 90 days. Statement 114 requires that impaired loans be measured at the present value of its expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997

   -----------------------------------------------------------------------------

(1)  CONTINUED

   Statement 114 is generally applicable for all loans except large groups or smaller-balance homogeneous loans that are evaluated collectively for impairment, including residential first and second mortgage loans and consumer installment loans. Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and certain restructured residential loans. In addition, impaired loans are generally loans which management has placed in non accrual status since loans are placed in non accrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due.

   The Bank recognized interest income for impaired loans consistent with its method for non-accrual loans. Specifically, interest payments received are recognized as interest income or, if the ultimate collectibility of principal is in doubt, are applied to principal.

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

   INCOME TAXES

   Deferred income taxes are recognized, with certain exceptions, for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets (including tax loss carry forwards) are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence, including tax planning strategies and other factors.

   The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.
                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997

   -----------------------------------------------------------------------------

(1)  CONTINUED

   NET INCOME PER SHARE OF COMMON STOCK

   As required, the Company adopted Statement of Financial Accounting Standards No. 128 during the year ended June 30, 1998. This Statement requires dual presentation of basic and diluted earnings per share ("EPS") with a reconciliation of the numerator and denominator of the EPS computations. Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income (numerator) for all periods presented. Accordingly, this presentation has been adopted for all periods presented. The basic and diluted weighted average shares outstanding are as follows:

                                                                       YEAR ENDED
                                          -------------------------------------------------------------------
                                                    JUNE 30, 1998                        JUNE 30, 1997
                                               BASIC           DILUTED              BASIC           DILUTED
   ----------------------------------------------------------------------------------------------------------
   Net income                                $677,807         $677,807            $820,311         $820,311
   Weighted average shares outstanding        331,125          331,125             336,449          336,449
   Diluted securities:
       Options                                      -           16,155                   -            2,283
       MRP shares                                   -              432                   -              113
   ----------------------------------------------------------------------------------------------------------
   Adjusted weighted average shares           331,125          347,712             336,449          338,845
   ----------------------------------------------------------------------------------------------------------
   Per share amount                             $2.05            $1.95               $2.44            $2.42
   ==========================================================================================================

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

                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997

   -----------------------------------------------------------------------------

(2)    INVESTMENT SECURITIES

   Investment securities, classified as available-for-sale, are summarized as follows as of June 30:

                                                                                1998
                                           ----------------------------------------------------------------------------
                                               AMORTIZED       UNREALIZED      UNREALIZED        FAIR        CARRYING
                                                  COST           GAINS           LOSSES         VALUE         VALUE
   --------------------------------------------------------------------------------------------------------------------
   Equity securities                           $  106,487          -             $1,642      $  104,845      $  104,845
   U.S. Government and Agency
     obligations due 5 through 10 years         5,014,704          -                639       5,014,065       5,014,065
   --------------------------------------------------------------------------------------------------------------------
                                               $5,121,191          -              2,281      $5,118,910      $5,118,910
   ====================================================================================================================

                                                                             1997
                                           ----------------------------------------------------------------------------
   U.S. Government and Agency
     obligations due 5 through 10 years        $1,988,310          $1,070        -           $1,989,380      $1,989,380
   ====================================================================================================================

   Accrued interest receivable at June 30, 1998 and 1997 was $2,908 and $1,611, respectively.

   There were no sales of investment securities in 1998 and 1997.

(3) MORTGAGE-BACKED SECURITIES

   Mortgage-backed securities, classified as available-for-sale, are summarized as follows as of June 30, 1997:

                                        -----------------------------------------------------------------------
                                         AMORTIZED       UNREALIZED      UNREALIZED        FAIR        CARRYING
                                            COST           GAINS           LOSSES         VALUE         VALUE
   ------------------------------------------------------------------------------------------------------------
   Federal National Mortgage
     Association (FNMA)                 $1,482,295         6,549           4,949       1,483,895      1,483,895
   Federal Home Loan Mortgage
     Corporation (FHLMC)                   747,221             -           8,520         738,701        738,701
   FNMA Collateralized Mortgage
     Obligations                         5,489,622             -          33,701       5,455,921      5,455,921
   ------------------------------------------------------------------------------------------------------------
                                        $7,719,138         6,549          47,170       7,678,517      7,678,517
   ============================================================================================================

   Accrued interest receivable at June 30, 1997 was $41,110.

   In 1998, the Company sold mortgage-backed securities classified available-for-sale with an amortized cost of $5,063,417 and realized a net gain of $5,015. In 1997, the Company sold mortgage-backed securities classified available-for-sale with an amortized cost of $4,333,940 and realized a net gain of $1,844.

                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997

   -----------------------------------------------------------------------------

(4)  LOANS RECEIVABLE

   Loans receivable and accrued interest receivable thereon are summarized as follows as of June 30:

                                                                      1998                  1997
   -------------------------------------------------------------------------------------------------
   Real estate secured by first mortgage:
        Residential                                                $55,212,243           $52,906,474
        Commercial                                                   5,106,188             2,611,818
        Construction, net of loans in process                        2,203,407             2,001,892
   -------------------------------------------------------------------------------------------------
                                                                    62,521,838            57,520,184

   Home improvement loans                                            6,726,365             4,604,954
   Commercial loans                                                  4,091,340             3,399,694
   Home equity loans                                                 1,227,088               420,392
   Commercial leases                                                   996,468               388,618
   Loans secured by deposits                                           384,975               364,334
   Consumer loans                                                      649,011               198,285
   -------------------------------------------------------------------------------------------------
                                                                    76,597,085            66,896,461
   Less:
        Deferred loan origination fees, net of costs                   172,793               263,323
        Allowance for loan losses                                      553,513               397,012
   -------------------------------------------------------------------------------------------------
   Loans receivable, net                                           $75,870,779            66,236,126
   =================================================================================================

   Accrued interest receivable on loans was $419,310 and $363,448 at June 30, 1998 and 1997, respectively.

   A substantial portion of the Company's loans receivable are mortgage loans secured by residential real estate properties. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. On first mortgage loans, the Company does not lend more than 95% of the appraised value of an owner occupied residential property and in instances where the Company lends more than 80% of the appraised value, private mortgage insurance is required. For investor loans on residential property (not owner occupied) the Company does not lend more than 70% of the appraised value.

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

                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997

   -----------------------------------------------------------------------------

(4)  CONTINUED

   Impairment of loans having recorded investments of $194,000 at June 30, 1998 has been recognized in conformity with SFAS No. 114. The average recorded investment in impaired loans during 1998 was $190,154. The total allowance for loan losses related to these loans was $38,900. The amount of interest that would have been recorded on impaired loans at June 30, 1998 had the loans performed in accordance with their terms was approximately $16,000. The actual interest income recorded on these loans was $12,000. No loans were impaired as defined during 1997.

   Nonaccrual loans amounted to approximately $268,000 and $123,000 at June 30, 1998 and 1997, respectively. The amount of interest income that would have been recorded on loans in nonaccrual status at June 30, 1998 and 1997 had such loans performed in accordance with their terms, was approximately $6,300 and $5,500, respectively. The actual interest income recorded on these loans during 1998 and 1997 was approximately $13,400 and $7,000, respectively.

   The Company, through its normal asset review process, classifies certain loans which management believes involve a degree of risk warranting additional attention. These classifications are special mention, substandard, doubtful and loss. At June 30, 1998, loans classified special mention and substandard totaled approximately $776,400 and $462,000, respectively. No loans were classified doubtful or loss at June 30, 1998.

   The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                                                         1998                   1997
------------------------------------------------------------------------------------------------------
Balance at beginning of year                                           $397,012               $219,001
Provision for losses on loans                                           240,000                240,000
Charge-offs, net of recoveries                                          (83,499)               (61,989)
------------------------------------------------------------------------------------------------------
Balance at end of year                                                 $553,513               $397,012
======================================================================================================

Commitments to extend credit are agreements to lend to customers, provided that terms and conditions of the commitment are met. Commitments are generally funded from loan principal repayments, excess liquidity and savings deposits. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Substantially all of the Company's outstanding commitments at June 30, 1998 and 1997 are for loans, which would be secured by real estate with appraised values in excess of the commitment amounts. The Company's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1998 and 1997

--------------------------------------------------------------------------------

(4)    CONTINUED

Outstanding commitments to extend credit, which generally expire within 60 days, are as follows at June 30, 1998:

                                                                    FIXED RATE            FLOATING RATE
-------------------------------------------------------------------------------------------------------
Residential mortgage loans                                          $1,573,450              $147,750
Commercial business and lease loans                                          -                25,000
Undisbursed lines of credit                                             91,681               889,065
=======================================================================================================

As of June 30, 1998 and 1997, the Bank was servicing loans for the benefit of others, approximately $2,570,632 and $1,470,000, respectively.

(5)    PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows at June 30:

                                                                                               ESTIMATED
                                                     1998               1997                 USEFUL LIVES
--------------------------------------------------------------------------------------------------------
Land                                             $    92,684        $    92,684                        -
Building and improvements                            982,653            981,015                 40 years
Furniture, fixtures and equipment                  1,141,957          1,047,272             5 - 10 years
-------------------------------------------------------------------------------      -------------------

Total, at cost                                     2,217,294          2,120,971

Less accumulated depreciation                      1,121,673          1,003,517
-------------------------------------------------------------------------------
Property and equipment, net                       $1,095,621         $1,117,454
===============================================================================

The Company has no obligations under long-term operating leases.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1998 and 1997

--------------------------------------------------------------------------------

(6)  DEPOSITS

 The aggregate amount of short-term jumbo certificates, each with a minimum denomination of $100,000, was approximately $2,601,000 and $2,367,000 in 1998 and 1997, respectively.

 At June 30, 1998, the scheduled maturities of certificates are as follows:

Under 12 months                                                                             $27,623,773
12 months to 24 months                                                                        8,855,402
24 months to 36 months                                                                        1,364,077
36 months to 48 months                                                                          917,993
48 months to 60 months                                                                           50,078
-------------------------------------------------------------------------------------------------------
                                                                                            $38,811,323
=======================================================================================================

(7)    BORROWINGS

 At June 30, 1998 and 1997, the Company had an agreement under a blanket-floating lien with the Federal Home Loan Bank of Atlanta providing the Company a line of credit of $20 million. There were no advances outstanding during 1997.

 At June 30, 1997, the Company had a credit agreement with a commercial bank, due July 15, 1997. The note bears interest at the LIBOR rate plus 2% (7.6875% at June 30, 1997). The note was secured by assets of the Company and was repaid in July 1997.

 At June 30, 1998, the scheduled maturities of borrowings are as follows:

                                                                                             Weighted
                                                                     Balance               Average Rate
-------------------------------------------------------------------------------------------------------
Under 12 months                                                    $ 1,800,000                 5.99%
12 months to 24 months                                                       -                     -
24 months to 36 months                                                 400,000                  6.15
36 months to 48 months                                               1,000,000                  6.55
48 months to 60 months                                               7,000,000                  6.02
-------------------------------------------------------------------------------------------------------
                                                                   $10,200,000                  6.12%
=======================================================================================================

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1998 and 1997

--------------------------------------------------------------------------------

(8)    INCOME TAXES

The provision (benefit) for income taxes is composed of the following for the years ended June 30:

                                                                              1998                1997
---------------------------------------------------------------------------------------------------------
Current:
       Federal                                                               $442,000            $347,000
       State                                                                   73,000              76,000
---------------------------------------------------------------------------------------------------------
                                                                             $515,000           $ 423,000
---------------------------------------------------------------------------------------------------------
Deferred:
       Federal                                                                (93,000)           (726,000)
       State                                                                  (21,000)           (160,000)
---------------------------------------------------------------------------------------------------------
                                                                             (114,000)           (886,000)
---------------------------------------------------------------------------------------------------------
                                                                             $401,000           $(463,000)
=========================================================================================================

The net deferred tax asset (liability) consists of the following at June 30:

                                                                           1998                1997
---------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                              $(177,000)          $(191,000)
Total deferred tax assets                                                     513,000             427,000
---------------------------------------------------------------------------------------------------------
                                                                            $ 336,000           $ 236,000
=========================================================================================================

The tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities relate to the following at June 30:

                                                                               1998                 1997
---------------------------------------------------------------------------------------------------------
Tax bad debt reserves                                                       $ (52,000)           $(65,000)
Allowance for losses on loans                                                 214,000             153,000
Federal Home Loan Bank stock dividends                                       (101,000)            (71,000)
Unrealized holding losses                                                       1,000              15,000
Accumulated depreciation                                                      (25,000)            (25,000)
Deferred compensation                                                         253,000             206,000
Deferred loan fees                                                             37,000              37,000
Other, net                                                                      9,000             (14,000)
---------------------------------------------------------------------------------------------------------
                                                                            $ 336,000            $236,000
=========================================================================================================



                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1998 and 1997

--------------------------------------------------------------------------------

(8)  CONTINUED

A reconciliation of the income tax provision (benefit) and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

                                                                              1998               1997
--------------------------------------------------------------------------------------------------------
Tax at statutory rate                                                        $367,000          $ 121,000
State income taxes, net of Federal income tax benefit                          34,000            (55,000)
Reinstatements of Federal bad debt deductions                                       -           (548,000)
Other                                                                               -             19,000
--------------------------------------------------------------------------------------------------------
Income tax provision (benefit)                                               $401,000          $(463,000)
========================================================================================================

The Company has qualified under provisions of the Federal Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts based on actual bad debt experience. Therefore, the provision for bad debts deducted from taxable income for Federal income tax purposes was based on the experience method.

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

(9)  REGULATORY MATTERS

The Federal Deposit Insurance Corporation (FDIC) insures deposits of account holders up to $100,000. The Bank pays an annual premium to provide for this insurance. The Bank is also a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta equal to at least 1% of the unpaid principal balances of its residential mortgage loans, .3% of its total assets or 5% of its outstanding advances to the Bank, whichever is greater. Purchases and sales of stock are made directly with the Bank at par value.



                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1998 and 1997

--------------------------------------------------------------------------------

(9)  CONTINUED

   Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $4.7 million of transaction accounts, reserves equal to 3% must be maintained on the next $47.8 million of transaction accounts, and a reserve of 10% plus $1,434,000 must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustments by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. At June 30, 1998, the Bank met its reserve requirements.

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

   As of June 30, 1998, the most recent notification from banking regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in table. There are no conditions or events since that notification that management believes have changed the institution's category.


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1998 and 1997

--------------------------------------------------------------------------------

(9)    CONTINUED
   The Bank's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                                                  TO BE WELL
                                                                                              CAPITALIZED UNDER
                                                                     FOR CAPITAL              PROMPT CORRECTIVE
                                            ACTUAL                ADEQUACY PURPOSES           ACTION PROVISIONS
                                 --------------------------------------------------------------------------------
                                     AMOUNT        RATIO         AMOUNT        RATIO         AMOUNT        RATIO
   --------------------------------------------------------------------------------------------------------------
   As of June 30, 1998:
    Total Capital (to Risk
       Weighted Assets)             $ 8,947        16.40%        $4,365        8.00%        $5,457        10.00%
    Tier I Capital (to Risk
       Weighted Assets)               8,393        15.38%         2,183        4.00%         3,274         6.00%
    Tier I Capital (to Average
       Assets)                        8,393         9.20%         3,650        4.00%         4,563         5.00%

   As of June 30, 1997:
    Total Capital (to Risk
       Weighted Assets)              10,910        23.68%         3,685        8.00%         4,607        10.00%
    Tier I Capital (to Risk
       Weighted Assets)              10,513        22.82%         1,843        4.00%         2,764         6.00%
    Tier I Capital (to Average
       Assets)                      $10,513        12.81%        $3,282        4.00%        $4,103         5.00%
   ==============================================================================================================

(10) STOCKHOLDERS' EQUITY AND RELATED MATTERS

   On September 14, 1995, the Board of Directors approved a plan of reorganization from a mutual savings association to a capital stock savings bank and the concurrent formation of a holding company. The conversion was accomplished through amendment of the Bank's charter and the sale of the Company's common stock in an amount equal to the consolidated pro forma market value of the Company and the Bank after giving effect to the conversion. A subscription offering of the shares of common stock was offered initially to employee benefit plans of the Company, depositors, borrowers, directors, officers and employees of the Company and to certain other eligible subscribers. In connection with the Conversion, the Company publicly issued 362,553 shares of its common stock, par value $.01 per share (the "Common Stock"), for gross proceeds of $7,251,060 and net proceeds of $6,745,810, of which $3,372,905 was contributed to the Bank in exchange for all of its outstanding common stock.


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1998 and 1997

--------------------------------------------------------------------------------

(10)  CONTINUED

   Federal regulations require that, upon conversion from mutual to stock form of ownership, a "liquidation account" be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with the Bank after conversion. In the event of complete liquidation (and only in such event), each savings account holder who continues to maintain his savings account shall be entitled to receive a distribution from the liquidation account after payment to all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in the eligible holders' savings accounts. At conversion the liquidation account totaled approximately $6,088,000.

   In addition to the foregoing, certain bad debt reserves deducted from income for federal income tax purposes and included in retained income of the Bank, are not available for the payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by the Bank, on the amount removed from the reserves for such distributions.

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

(11)  BENEFIT PLANS

   EMPLOYEE STOCK OWNERSHIP PLAN

   The Bank has established an Employee Stock Ownership Plan (ESOP) for its employees. On April 1, 1996 the ESOP acquired 29,004 shares of the Company's common stock in connection with the Bank's conversion to a capital stock form of organization. The ESOP purchased an additional 12,861 shares with cash it received as a result of the return of capital distribution paid by the Company in June 1997. The ESOP holds the common stock in a trust for allocation among participating employees, in trust or allocated to the participants' accounts and an annual contribution from the Bank to the ESOP and earnings thereon.

   All employees of the Bank who attain the age of 21 and complete six months of service with the Bank will be eligible to participate in the ESOP. Participants will become 100% vested in their accounts after three years of service with the Bank or, if earlier, upon death, disability or attainments of normal retirement age. Participants receive credit for service with the Bank prior to the establishment of the ESOP.
                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1998 and 1997

--------------------------------------------------------------------------------

(11)  CONTINUED

   The Bank recognizes the cost of the ESOP in accordance with AICPA Statement of Position 93-6 Employers' Accounting for Employee Stock Ownership Plans. As shares are released from collateral, the Bank reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocated shares are recorded as a reduction of debt. For the years ended June 30, 1998 and 1997 compensation expense recognized related to the ESOP and the Bank's contribution to the ESOP was $148,679 and $85,405, respectively.

   The ESOP shares were as follows as of June 30:

                                                                                  1998               1997
   --------------------------------------------------------------------------------------------------------
   Shares released and allocated                                                  13,098              5,800
   Unearned shares                                                                28,767             23,204
                                                                                  41,865             29,004
   ========================================================================================================
   Fair value of unearned shares                                                $960,099           $638,110
   ========================================================================================================

   DIRECTORS RETIREMENT PLAN

   Effective September 28, 1995, the Bank adopted a deferred compensation plan covering all non-employee directors. The plan provides benefits based upon certain vesting requirements. Compensation expense recognized in connection with the Plan during the year ended June 30, 1998 and 1997 was $44,446 and $75,659, respectively.

   STOCK OPTIONS

   The Company's 1996 Stock Option and Incentive Plan (Plan) was approved by the stockholders at the 1996 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. In October 1996 the Company granted options to purchase 34,474 shares at $27.50 per share. Such shares and fair value have been adjusted to 43,093 shares at $18.91 per share for the effect of the return of capital distribution paid by the Company in June 1997. The Plan provides for one-fifth of the options granted to be exercisable on each of the first five anniversaries of the date of grant. If a participant in the Plan terminates employment for reasons other than death, disability, retirement at age 65 or change in control, he or she forfeits all rights to unvested shares.


                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997

   -----------------------------------------------------------------------------

(11)  CONTINUED

   The following table summarizes the status of and changes in the Company's stock option plan during the past two years, as retroactively adjusted for the Company's return of capital.

                                                              WEIGHTED                          WEIGHTED
                                                              AVERAGE                           AVERAGE
                                                              EXERCISE          OPTIONS         EXERCISE
                                           OPTIONS             PRICE          EXERCISABLE        PRICE
   -----------------------------------------------------------------------------------------------------
   Outstanding at end of 1996                    -                  -               -                -
   Granted                                  43,093             $18.91               -                -
   Exercised                                     -
   -----------------------------------------------------------------------------------------------------
   Outstanding at end of 1997               43,093                  -               -                -
   Granted                                       -                  -               -                -
   Exercised                                     -
   -----------------------------------------------------------------------------------------------------
   Outstanding at end of 1998               43,093             $18.91            6,895           $18.91
   =====================================================================================================


   The Company applies the intrinsic value method in accounting for its stock options and, accordingly, no compensation cost has been recognized for its options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement No. 123, the Company's net income would have been decreased to the pro forma amounts indicated below:

                                                                                                1997
   ---------------------------------------------------------------------------------------------------
   Net income:
       As reported                                                                             820,311
       Pro forma                                                                               774,311
   Basic earnings per share:
       As reported                                                                                2.44
       Pro forma                                                                                  2.30
   ===================================================================================================

   The fair value of option grant was calculated using the Black-Scholes option-pricing model with the following assumptions as of June 30:

                                                                                               1997
   ---------------------------------------------------------------------------------------------------

   Risk-free rate                                                                              6.00%
   Expected volatility                                                                        30.00%
   Expected lives                                                                         9.25 years
   ====================================================================================================


                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997

   -----------------------------------------------------------------------------

(11)  CONTINUED

   STOCK AWARD PLAN

   During the year ended June 30, 1998, the Company approved a Stock Award Plan to one of its officers. The Plan provides for 1,247 shares to be vested at 25% per year beginning in October, 1998. The fair value of the shares was $39,904 at date of grant.

   MANAGEMENT RECOGNITION PLAN

   Effective October 11, 1996, the Company established a Management Recognition Plan (MRP) to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers were awarded a total of 14,502 shares of stock, which are held in a separate trust that manages the MRP. The Company funded the MRP in 1997 by purchasing 14,502 shares of common stock in the open market. On October 11, 1997, 2,892 shares vested and were distributed to participants. On May 4, 1998, the MRP purchased 1,084 shares with cash received from the return of capital distribution paid by the Company in June 1997. At June 30, 1998 the MRP had 12,694 shares. Shares awarded to participants in the MRP vest at a rate of 20% per year on each anniversary of the effective date of the MRP. If a participant terminates employment for reasons other than death, disability, change in control or retirement he or she forfeits all rights to unvested shares. For the years ended June 30, 1998 and 1997, compensation expense related to the MRP was $129,924 and $145,136, respectively.

   401(K) RETIREMENT SAVINGS PLAN

   The Company has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of 15%. The Company is obligated to contribute 50% of the employee's contribution, not to exceed 6% of the employee's annual salary. All employees who have completed one month of service with the Company and are 21 years old are eligible to participate. The Company's contribution to this plan was $23,500 for the year ended June 30, 1998.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107) requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below the Company's financial instruments as of June 30, 1998 and 1997.


                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997

   -----------------------------------------------------------------------------

(12)    CONTINUED
   The carrying value and estimated fair value of financial instruments is summarized as follows at June 30:

                                                            1998                                  1997
                                               ------------------------------        ------------------------------
                                                   CARRYING                              CARRYING
                                                     VALUE         FAIR VALUE              VALUE         FAIR VALUE
   ----------------------------------------------------------------------------------------------------------------

   Assets:
      Cash and interest-bearing deposits          $ 1,389,801     $ 1,390,000           $   165,593     $   164,000
      Federal funds sold                            7,148,619       7,149,000             4,947,594       4,948,000
      Investment securities                         5,118,910       5,119,000             1,989,380       1,989,000
      Mortgage-backed securities                            -               -             7,678,517       7,679,000
      Loans receivable, net                        75,870,779      74,363,000            66,236,126      65,294,000

   Liabilities:
      Deposits                                     70,327,381      70,459,000            70,152,293      70,495,000
      Advance payments by borrowers for
         taxes, insurance and ground rents          1,403,884       1,404,000             1,323,193       1,323,000
      Borrowings                                   10,200,000      10,200,000             2,700,000       2,700,000

   Off balance sheet instruments:
      Commitments to extend credit                          -               -                     -               -
   ================================================================================================================

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


                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997

   -----------------------------------------------------------------------------

(12)  CONTINUED

   LOANS

   Loans were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential, multifamily and nonresidential, construction and land, second mortgage loans, commercial, and consumer. Each loan category was further segmented by fixed and adjustable rate interest terms and performing and nonperforming categories.

   The fair value of residential loans was calculated by discounting anticipated cash flows based on weighted-average contractual maturity, weighted-average coupon, prepayment assumptions and discount rate. Prepayment speed estimates were derived from published historical prepayment experience in the mortgage pass-through market and recent issuance activity in the primary and secondary mortgage markets. The discount rate for residential loans was calculated by adding to the Treasury yield for the corresponding weighted average maturity associated with each prepayment assumption a market spread as observed for mortgage-backed securities with similar characteristics. The fair values of multifamily and nonresidential loans were calculated by discounting the contractual cash flows at the Bank's current nonresidential loan origination rate. Construction, land and commercial loans, loans secured by savings accounts and mortgage lines of credit were determined to be at fair value due to their adjustable rate nature. The fair value of second mortgage loans was calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflected the credit and interest rate risk inherent in the portfolio. The fair value of consumer loans was calculated by discounting the contractual cash flows at the Company's current consumer loan origination rate.

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



                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997

   -----------------------------------------------------------------------------

(12)  CONTINUED

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


                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997
   -----------------------------------------------------------------------------

(12) CONTINUED

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

(13) CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

   Summarized financial information for the Company are as follows as of and for the years ended June 30:

   STATEMENTS OF FINANCIAL CONDITION                 1998             1997
   --------------------------------------------------------------------------
   Cash                                          $   258,484      $    80,659
   Investment securities                              92,810                -
   Equity in net assets of the bank                8,392,960       10,497,661
   Note receivable - bank                            396,341          464,064
   Other assets                                       12,000            8,400
   --------------------------------------------------------------------------
                                                 $ 9,152,595      $11,050,784
   ==========================================================================
   Accrued expenses and other liabilities        $    29,755           16,781
   Note payable                                            -        2,700,000
   Stockholders' equity                            9,122,840        8,334,003
   --------------------------------------------------------------------------
                                                 $ 9,152,595      $11,050,784
   ==========================================================================

   The note payable was repaid in July 1997.

                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997
   -----------------------------------------------------------------------------

(13) CONTINUED

   STATEMENTS OF INCOME                                                   1998                   1997
   -----------------------------------------------------------------------------------------------------
   Income:
       Loans receivable                                                $  39,445              $   43,071
       Cash deposits                                                         123                   6,701
       Expenses                                                                -                 (64,694)
   -----------------------------------------------------------------------------------------------------
   Net income (loss) before equity in net income
     of subsidiary and income taxes                                       39,568                 (14,922)
   Net income of subsidiary                                              638,239                 829,477
   -----------------------------------------------------------------------------------------------------
   Income before income tax provision                                    677,807                 814,555
   Income tax benefit                                                          -                  (5,756)
   -----------------------------------------------------------------------------------------------------
   Net income                                                          $ 677,807               $ 820,311
   =====================================================================================================

   STATEMENTS OF CASH FLOWS                                              1998                    1997
   -----------------------------------------------------------------------------------------------------
   Operating activities:
        Net income                                                   $   677,807             $   820,311
        Adjustments to reconcile net income to net cash
          provided by operating activities:
                Equity in net income of subsidiary                     2,361,761                (829,477)
                Other, net                                               (26,247)                (20,601)
   -----------------------------------------------------------------------------------------------------
   Net cash provided by (used in) operating activities                 3,013,321                 (29,767)
   -----------------------------------------------------------------------------------------------------
   Investing activities:
        Purchase of equity security                                      (94,453)                      -
        Loan repayment                                                    67,723                  58,008
   -----------------------------------------------------------------------------------------------------
   Net cash provided by (used in) investing activities                   (26,730)                 58,008
   -----------------------------------------------------------------------------------------------------
   Financing activities:
        (Decrease) increase in note payable                           (2,700,000)              2,700,000
        Cash dividend paid                                              (108,766)                      -
        Purchase of common stock for stock-based benefits plan                 -                (423,724)
        Return of capital distribution                                         -              (4,531,913)
   -----------------------------------------------------------------------------------------------------
   Net cash used in financing activities                              (2,808,766)             (2,255,637)
   -----------------------------------------------------------------------------------------------------
   Increase (decrease) in cash and equivalents                           177,825              (2,227,396)
   Cash and equivalents, beginning of year                                80,659               2,308,055
   -----------------------------------------------------------------------------------------------------
   Cash and equivalents, end of year                                 $   258,484             $    80,659
   =====================================================================================================



                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997
   -----------------------------------------------------------------------------

(14) PENDING ACQUISITION

   On May 22, 1998, the Company signed a Merger Conversion Agreement with Belmar Federal Savings and Loan Association ("Belmar"), pursuant to which the Company intends to acquire Belmar Federal Savings and Loan Association in a merger conversion transaction. Belmar is a mutual institution with one office, located in Baltimore, Maryland, and total assets of $18.7 million. As part of the plan of acquisition, Belmar will merge into the Bank. In connection with the merger, the Company intends to grant priority subscription rights in its common stock to the qualifying members of Belmar at a discount to the market price. Consummation of the transaction is subject to regulatory approval and approval of Belmar's members.

(15) ACCOUNTING PRONOUNCEMENTS WITH FUTURE EFFECTIVE DATES

   SFAS No. 130, "Reporting Comprehensive Income" was issued in June 1997. This Statement requires that comprehensive income - made up of all revenues, expenses, gains and losses - be reported and displayed in an entity's financial statements with the same prominence as its other financial statements. Currently, the only item that would be presented as a component of the Company's comprehensive income which is not also a component of its net income is the change during the year in unrealized gain or loss on available for sale securities. The Statement, which is effective for years beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

   SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was also issued in June 1997. This Statement requires that public business enterprises report financial and descriptive information about their reportable operating segments. Reportable operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker as a basis for allocating resources and assessing performance. It also requires those enterprises to report information about countries in which they do business and about major customers. The Statement, which is effective for financial statements for periods beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

   SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" was issued in February 1998. This Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable. The Statement, which is effective for fiscal years beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.


                                                                     (Continued)

   PATAPSCO BANCORP, INC. AND SUBSIDIARY

   Notes to Consolidated Financial Statements

   June 30, 1998 and 1997
   -----------------------------------------------------------------------------

(15) CONTINUED

   SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1998. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, will not affect the Company's financial position or its results of operations.

                                                        BOARD OF DIRECTORS
S. ROBERT KINGHORN                                  JOSEPH J. BOUFFARD                          DOUGLAS H. LUDWIG
Chairman of the Board                               President and Chief Executive Officer of    Retired Principal of the Baltimore
Retired Controller of Bethlehem Steel               the Company and the Bank                    County Public School System
Corporation, Sparrows Point Plant
                                                    NICOLE N. KANTORSKI                         DR. THEODORE C. PATTERSON
JOSEPH N. MCGOWAN                                   Budget Director for Baltimore County        Retired Physician
Vice Chairman of the Board                          Police Department                           Secretary of the Company
Director, Training Division,
Baltimore County Police Department                  ROBERT M. LATING
                                                    President and Manager of Model Realty;
THOMAS P. O'NEILL                                   Partner in C&L Associates
Managing Partner of Wolpoff &
Company, LLP


                               EXECUTIVE OFFICERS

JOSEPH J. BOUFFARD                                  DEBRA L. BROCKSCHMIDT                       FRANK J. DUCHACEK, JR.
President and Chief Executive Officer               Vice President - Operations;                Vice President - Commercial Lending
                                                    Assistant Secretary

TIMOTHY C. KING                                     JOHN W. MCCLEAN                             JOSEPH R. SALLESE
Vice President, Controller                          Vice President - Real Estate Lending        Vice President - Consumer Lending
   and Treasurer

                                                          OFFICE LOCATION

                                                      1301 Merritt Boulevard
                                                   Dundalk, Maryland  21222-2194
                                               Website: http:\\www.patapscobank.com
                                                     Telephone: (410) 285-1010


                                                       CORPORATE INFORMATION
INDEPENDENT CERTIFIED ACCOUNTANTS                   SPECIAL COUNSEL                             ANNUAL REPORT ON FORM 10-KSB
Anderson Associates, LLP                            Housley Kantarian & Bronstein, P.C.
7621 Fitch Lane                                     1220 19th Street, N.W., Suite 700           A COPY OF THE COMPANY'S ANNUAL
Baltimore, Maryland 21236                           Washington, D.C.  20036                     REPORT ON FORM 10-KSB FOR THE
                                                                                                FISCAL YEAR ENDED JUNE 30, 1998 AS
GENERAL COUNSEL                                     ANNUAL MEETING                              FILED WITH THE SECURITIES AND
NOLAN PLUMHOFF & WILLIAMS                           The 1998 Annual Meeting of Stockholders     EXCHANGE COMMISSION, WILL BE
Suite 700, Nottingham Centre                        will be held on October 22, 1998 at 10:00   FURNISHED WITHOUT CHARGE TO
502 Washington Avenue                               a.m. in Room 800A in the Business and       STOCKHOLDERS AS OF THE RECORD DATE
Towson, MD  21204-4528                              Industry Building on the Dundalk            FOR THE 1998 ANNUAL MEETING UPON
                                                    Community College Campus, 7200 Sollors      WRITTEN REQUEST TO: CORPORATE
TRANSFER AGENT AND REGISTRAR                        Point Road, Dundalk, Maryland 21222.        SECRETARY, PATAPSCO BANCORP, INC.,
Registrar and Transfer Co.                                                                      1301 MERRITT BOULEVARD, DUNDALK,
10 Commerce Drive                                                                               MARYLAND  21222-21942
Cranford, New Jersey 07016-3572
                 1 (800) 368-5948


