Form 10KSB40, Exhibit 13
period 1999-06-30
PATAPSCO BANCORP INC
filed 1999-09-24
CIK 1003961

                                                                      Exhibit 13

PATAPSCO BANCORP, INC.



     [LOGO]



                                                              1999 ANNUAL REPORT

PATAPSCO BANCORP, INC.
================================================================================

     Patapsco Bancorp, Inc. (the "Company") is the holding company for The Patapsco Bank (the "Bank"). The Bank is a Maryland commercial bank operating through a single office located in Dundalk, Maryland and serving eastern Baltimore County. The principal business of the Bank consists of attracting deposits from the general public and investing these deposits in loans secured by residential and commercial real estate, construction loans, commercial business loans and consumer loans. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and noninterest income. Principally operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities provide funds for these activities.


MARKET INFORMATION
================================================================================

     The Company's common stock trades under the symbol "PATD" on the OTC Bulletin Board. There are currently 344,426 shares of the common stock outstanding and approximately 395 holders of record of the common stock. Following are the high and low closing sale prices, by fiscal quarter, as reported on the Bulletin Board during the periods indicated, as well as the dividends paid during such quarters.

                                                 High                  Low           Dividends Per Share
                                                 ----                  ---           -------------------
       Fiscal 1999:
             First Quarter                     $ 34.25              $ 28.125               $  .12
             Second Quarter                      30.00                 26.50                  .12
             Third Quarter                       31.50                 28.25                  .12
             Fourth Quarter                     30.125                 28.75                  .12
       Fiscal 1998:
             First Quarter                     $ 30.00              $  26.00               $    -
             Second Quarter                      32.00                 27.00                  .10
             Third Quarter                      32.063                 30.00                  .10
             Fourth Quarter                      33.50                 32.00                  .10

     The stated high and low closing sale prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.


TABLE OF CONTENTS
================================================================================

Patapsco Bancorp, Inc.                                                       (i)
Market Information                                                           (i)
Letter to Stockholders.....................................................   1
Selected Consolidated Financial and Other Data.............................   3
Management's Discussion and Analysis of Financial Condition and Results of
  Operations...............................................................   5
Consolidated Financial Statements..........................................  21
Corporate Information......................................................  48

                                      (i)

Dear Stockholder:

     The Directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank proudly present you with our fourth Annual Report.

     During fiscal year 1999 we continued to grow and diversify our assets, increase our loan loss reserves and control our expenses.

     In the past twelve months our shareholders received four quarterly dividends of $.12 per share. For eight consecutive quarters the Company has paid a quarterly dividend in addition to the return of capital distribution in June 1997. In September the Company's Board of Directors declared a $.14 per share dividend payable in October 1999, representing a 17% increase over the previous quarterly dividend.

     As a result of the recent bear market for small cap stocks and, particularly for small bank stocks, your Board of Directors considered Patapsco Bancorp shares to be an attractive investment. Therefore, in November 1998 the Company announced the first of two stock repurchase programs. The initial program was completed in May 1999. A total of 18,000 shares, or 5% of Company's outstanding stock, was repurchased at an average price of $28.87. In July 1999 the Board of Directors approved a second stock repurchase program to acquire an additional 5% of the Company's outstanding shares. These programs will increase the Company's earnings per share and return on equity. Any shareholders interested in selling their stock as part of this repurchase program, are encouraged to contact their brokers or the Company directly.

     Our transformation into a commercial bank continues. This was most dramatically shown by increases in our higher yielding loan business. Consumer loans increased by 27% and business related loans increased by 43%. At year end our loans to deposits ratio stood at 113%, a statistic made more remarkable by the fact that the bank experienced record payoffs in the residential portfolio.

     Most importantly we continued our expansion into new areas with the creation of Prime Business Leasing. This new venture, which is off to a very successful start, invests in small equipment leases in our continued effort to expand our presence in the small and medium size business markets.

     Despite the expansion in the number and types of loans, asset quality remained extremely high with non-performing loans at .23% of total loans. In addition the Company continued to increase the loan loss reserve, this year by 14% to .80% of total loans.

     Along with good news, there was some bad news; at the very end of our fiscal year we concluded it was necessary to terminate our agreement to complete a merger conversion with Belmar Federal Savings and Loan Association. Despite our considerable efforts over a period that exceeded one year, it became apparent that the federal regulators would not approve a transaction involving the merger of a mutual organization (Belmar) with a stock Company (Patapsco) on terms that would make the transaction economically viable.

     The termination resulted in an $89,000 charge against earnings. Had it not been for these expenses the Company would have earned $716,000 for the year, an increase of 5.6% over the $678,000 we earned the previous the previous year. Return on Assets and Return on Equity adjusted for this expense were .79% and 7.64%, respectively.

     Also in July 1999 we lost our Chairman S. Robert Kinghorn to cancer. Bob was our champion in many ways and was very instrumental in steering the company towards its present course. Most of all he was our friend and we will miss him tremendously.

     Our new Chairman is Thomas P. O'Neill, the former Vice Chairman and a member of the Board since 1995. He is also chairman of the Company's Investor Relations committee and serves on its Asset Liability and Compensation committees. Tom is a CPA and a Managing Director of American Express Tax and Business Services, Inc., in Baltimore. We look forward to continued growth and diversification under his guidance.

     The Company also announced the appointment of William R. Waters as a Director of the Company. He is an owner of Scott Pontiac in Bel Air, Maryland and a former director of the company's predecessor, Patapsco Federal Savings and Loan Association. Bill is also an original shareholder and a long term customer of the Company.

     Fiscal year 2000 will present new challenges. The concern about the possible Y2K computer problem at year end has eased tremendously as we continue to test and fine tune our contingency plans. Nevertheless it is an event that we continue to address. The industry as a whole continues to change rapidly with mega mergers, Internet banking, and sweeping legislation. Competition for deposit dollars and quality loans continues to intensify. Nevertheless, your Company is prepared to work within this environment in its quest to become a leading provider of independent financial services throughout the Baltimore marketplace.

     On behalf of our Directors, Officers and staff we would like to express our collective appreciation to our stockholders and customers for their confidence and support during the year. We are confident of our future and look forward to another successful year.

                                        Joseph J. Bouffard
                                        President and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

==============================================================================

Selected Consolidated Financial Condition Data


                                                         At June 30,
                                                   --------------------
                                                      1999         1998
                                                   --------     -------
                                                      (In thousands)

Total assets.................................      $95,328      $92,371
Loans receivable, net........................       77,777       75,871
Cash, federal funds sold and other interest
 bearing deposits............................        9,352        8,538
Investment securities........................          214        5,119
Mortgage-backed securities...................        4,879           --
Deposits.....................................       69,671       70,327
Borrowings...................................       14,056       10,200
Stockholders' equity.........................        9,218        9,123

------------------------------------------------------------------------------

Selected Consolidated Income Data

                                                           Year Ended June 30,
                                                         ---------------------
                                                          1999           1998
                                                         -------         -----
                                                             (In thousands)

Interest income........................................     $ 7,240    $ 7,038
Interest expense.......................................       3,306      3,444
                                                            -------    -------
Net interest income before provision
 for loan losses.......................................       3,934      3,594
Provision for loan losses..............................         245        240
                                                            -------    -------
Net interest income after provision
 for loan losses........................................      3,689      3,354
Noninterest income......................................        246        274
Noninterest expenses:
 Compensation and employee benefits.....................      1,797      1,597
 Insurance..............................................         67         72
 Professional fees......................................         94        134
 Equipment expenses.....................................        115        117
 Net occupancy costs....................................         81         90
 Advertising............................................         45         53
 Data processing........................................        122        114
 Merger-related expenses................................         89          -
 Net loss on disposal of fixed assets...................         23          -
 Other..................................................        443        372
                                                            -------    -------
  Total noninterest expenses............................      2,876      2,549
Income before provision (benefit) for income taxes......      1,059      1,079
Income tax provision (benefit)..........................        399        401
                                                            -------    -------
Net income..............................................    $   660    $   678
                                                            =======    =======

Key Operating Ratios

                                                               At or for the
                                                             Year Ended June 30,
                                                            --------------------
                                                             1999          1998
                                                            -----          -----
Performance Ratios:
 Return on average assets (net income divided by
  average total assets..................................     0.73%         0.76%
 Return on average stockholders' equity (net income
  divided by average stockholders' equity)..............     7.05          7.88
 Interest rate spread (combined weighted average
  interest rate earned less combined weighted
  average interest rate cost)...........................     3.93          3.54
 Net interest margin (net interest income
  divided by average interest-earning assets)...........     4.46          4.10
 Ratio of average interest-earning assets to
  average interest-bearing liabilities..................   114.08        114.12
 Ratio of noninterest expense to average total assets...     3.17          2.85

Asset Quality Ratios:
 Nonperforming assets to total assets at
  end of period.........................................     0.22          0.53
 Nonperforming (nonaccrual) loans to loans
  receivable, net at end of period......................     0.23          0.61
 Allowance for loan losses to total loans
  at end of period......................................     0.80          0.72
 Allowance for loan losses to nonperforming
  loans at end of period................................   347.19        119.81
 Net charge-offs to average loans outstanding...........     0.21          0.11

Capital Ratios:
 Stockholders' equity to total assets at end of period..     9.67          9.88
 Average stockholders' equity to average assets.........    10.33          9.62

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

===============================================================================

General

     The Company's results of operations depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other investments, and the interest paid on interest-bearing liabilities, consisting primarily of deposits and advances from the Federal Home Loan Bank of Atlanta. The net interest income earned on interest-earning assets ("net interest margin") and the ratio of interest-earning assets to interest-bearing liabilities significantly impact net interest income. The Company's net interest margin is affected by regulatory, economic and competitive factors that influence interest rates, loan and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities. To a lesser extent, the Company's results of operations are also affected by the amount of its noninterest income, including loan fees and service charges, and levels of noninterest expense, which consists principally of compensation and employee benefits, insurance premiums, professional fees, equipment expense, occupancy, costs, advertising, data processing and other operating expenses.

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

     The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Year 2000 Readiness Disclosure

     The following information constitutes "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act.

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

     All of the material data processing of the Company that could be affected by this problem is provided by a third party service bureau. Management closely monitors the progress of the service bureau in resolving this potential problem and reports the status of the service bureau's progress to the Company's Audit Committee on a quarterly basis. This service bureau has advised the Company that testing of internal mission-critical systems was substantially complete as of December 31, 1998 and it is currently developing and testing contingency plans. However, if the service bureau were unable to resolve this potential problem in time, the Company would seek to retain a replacement service bureau and would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operation of the Company. Our contingency plan will address alternative methods to provide basic services to our customers. The Company estimates costs related to the year 2000 are less than $25,000.

Average Balance, Interest and Average Yields and Rates

     The following table sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Dividing income or expense by the average daily balance of assets or liabilities, respectively, derives such yields and costs for the periods presented. Average balances are derived from daily balances.

     The table also presents information for the periods indicated with respect to the institution's net interest margin, which is net interest income divided by the average balance of interest earning assets. This is an important indicator of commercial bank profitability. The net interest margin is affected by yields on interest earning assets, the costs of interest bearing liabilities and the relative amounts of interest earning assets and interest bearing liabilities. Another indicator of an institution's net interest income is the interest rate spread or the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.

                                                                                 Year Ended June 30,
                                                             --------------------------------------------------------
                                                                          1999                         1998
                                                             ----------------------------  --------------------------
                                                                                 Average                      Average
                                                             Average              Yield/    Average           Yield/
                                                             Balance   Interest    Cost     Balance  Interest  Cost
                                                             -------   --------    ----     -------  --------  ----
                                                                               (Dollars in thousands)
Interest-earning assets:
 Loans receivable (1)......................................  $78,779   $  6,690    8.49%    $73,476  $  6,153  8.37%
 Investment securities.....................................    3,272        201    6.13       5,911       412  6.97
 Mortgage-backed securities................................      963         64    6.70       1,881       104  5.48
 Short-term investments and other interest-earning assets..    5,286        285    5.39       6,435       370  5.75
                                                             -------   --------             -------  --------
  Total interest-earning assets............................   88,300      7,240    8.20      87,703     7,038  8.02
Non-interest-earning assets................................    2,449                          1,666
                                                             -------                        -------
  Total assets.............................................  $90,749                        $89,369
                                                             =======                        =======

Interest-bearing liabilities:
 Deposits (2)..............................................  $67,087      2,696    4.02     $66,952     2,840  4.24
 Borrowings................................................   10,315        610    5.91       9,902       604  6.10
                                                             -------   --------             -------  --------
  Total interest-bearing liabilities.......................   77,402      3,306    4.27      76,854     3,444  4.48
                                                                       --------    ----              --------  ----
Non-interest-bearing liabilities...........................    3,975                          3,914
                                                             -------                        -------
  Total liabilities........................................   81,377                         80,768
Retained earnings..........................................    9,372                          8,601
                                                             -------                        -------
  Total liabilities and retained earnings..................  $90,749                        $89,369
                                                             =======                        =======

Net interest income........................................            $  3,934                      $  3,594
                                                                       ========                      ========
Interest rate spread.......................................                        3.93%                       3.54%
                                                                                   ====                        ====
Net interest margin........................................                        4.46%                       4.10%
                                                                                   ====                        ====
Ratio of average interest-earning assets to average
 interest-bearing liabilities..............................              114.08%                       114.12%
                                                                       ========                      ========

_______________
(1)  Includes nonaccrual loans.
(2)  Includes interest-bearing escrow accounts.

Rate/Volume Analysis

     The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by prior year's rate); (ii) changes in rate (changes in rate multiplied by prior year's volume).

                                                 Year Ended June 30,
                                         ------------------------------------
                                            1999         vs.         1998
                                         ------------------------------------
                                               Increase (Decrease) Due to
                                         ------------------------------------
                                           Volume       Rate        Total
                                         ----------   --------   ------------
                                                         (In thousands)
Interest income:
 Loans receivable......................    $ 469       $  68        $ 537
 Investment securities.................     (169)        (42)        (211)
 Mortgage-backed securities............      (70)         31          (39)
 Short-term investments and other
  interest-earning assets..............      (63)        (22)         (85)
                                           -----       -----        -----
   Total interest-earning assets.......      167          35          202
                                           -----       -----        -----

Interest expense:
 Deposits (1)..........................      (17)       (128)        (145)
 Borrowings............................       20         (13)           7
                                           -----       -----        -----
   Total interest-bearing liabilities..        3        (141)        (138)
                                           -----       -----        -----

Change in net interest income..........    $ 164       $ 176        $ 340
                                           =====       =====        =====

_______________
(1)  Includes interest-bearing escrow accounts.
(2) Combined Rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.

Comparison of Financial Condition at June 30, 1999 and 1998

     General. Total assets increased by $2.9 million or 3.2% to $95.3 million at June 30, 1999 from $92.4 million at June 30, 1998. The increase was primarily due to increases of $1.9 million and $813 thousand in loans receivable and cash and cash equivalents, respectively.

     Loans Receivable. Total loans receivable increased by $1.9 million or 2.6% to $78.5 million at June 30, 1999 from $76.6 million at June 30, 1998. Increases in commercial loans and leases of $3.2 million, commercial real estate loans of $2.8 million and consumer loans of $2.5 million were partially offset by a $6.6 million decrease in the residential mortgage portfolio. Since the conversion of the Company's primary subsidiary from a mutual savings and loan association to a stock savings bank and later into a commercial bank, the Company has continued to diversify its lending away from the traditional single family mortgage market.

     The following table sets forth selected data relating to the composition of the Company's loan portfolio by type of loan at the dates indicated. At June 30, 1999, the Company had no concentrations of loans exceeding 10% of gross loans other than as disclosed below.

                                                                          At June 30,
                                                 ---------------------------------------------------------
                                                            1999                            1998
                                                 --------------------------        -----------------------
                                                 Amount                %           Amount             %
                                                 -------             ------        -------         -------
                                                                     (Dollars in thousands)
Real estate loans:
 Residential...................................  $48,549              61.83%       $55,212           72.08%
 Commercial....................................    7,870              10.02          5,106            6.67
 Construction (1)..............................    2,351               2.99          2,204            2.88
Consumer loans:
 Home improvement..............................    8,770              11.17          6,726            8.78
 Home equity loans.............................    1,698               2.16          1,227            1.60
 Loans secured by deposits.....................      285               0.36            385            0.50
 Other consumer loans..........................      668               0.85            649            0.85
Commercial loans:
 Commercial loans..............................    6,849               8.72          4,775            6.23
 Commercial leases.............................    1,495               1.90            313            0.41
                                                 -------             ------        -------          ------
                                                  78,535             100.00%        76,597          100.00%
                                                                     ======                         ======
Less:
 Deferred loan origination fees, net of costs..       73                               172
 Unearned Interest.............................       54                                 -
 Allowance for loan losses.....................      631                               554
                                                 -------                           -------
  Total........................................  $77,777                           $75,871
                                                 =======                           =======

_______________
(1)  Less loans in process.

     The following table sets forth certain information at June 30, 1999 regarding the dollar amount of loans maturing or repricing in the Company's portfolio. Demand loans, loans having no stated schedule of repayments and any stated maturity, and overdrafts are reported as due in one year or less. Adjustable-rate and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the periods in which they mature, and fixed-rate loans are included in the period in which the final contractual repayment is due. The table does not include any estimate of prepayments that significantly shorten the average life of all mortgage loans and may cause the Company's repayment experience to differ from that shown below.

                                         Due after
                        Due during       1 through      Due after
                      the year ending  5 years after  5 years after
                       June 30, 2000   June 30, 1999  June 30, 1999   Total
                      ---------------  -------------  -------------  -------
                                           (In thousands)
Real estate loans:
 Residential........      $14,107         $ 5,039        $29,403     $48,549
 Commercial.........        7,175               -            695       7,870
 Construction.......        2,351               -              -       2,351
Consumer loans......        2,122           4,060          5,239      11,421
Commercial loans....        4,461           3,309            574       8,344
                          -------         -------        -------     -------
Total...............      $30,216         $12,408        $35,911     $78,535
                          =======         =======        =======     =======

     The following table sets forth at June 30, 1999 the dollar amount of all loans which may reprice or are due one year or more after June 30, 1999 which have predetermined interest rates and have floating or adjustable interest rates.

                      Predetermined    Floating or
                          Rates      Adjustable Rates    Total
                      -------------  ----------------   -------
                                        (In thousands)
Real estate loans:
   Residential......     $29,870          $4,501        $34,371
   Commercial.......         378             317            695
Consumer............       9,369               -          9,369
Commercial..........       3,884               -          3,884
                         -------          ------        -------
   Total............     $43,501          $4,818        $48,319
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

     Investment Securities and Mortgage-Backed Securities. U.S. government and agency securities decreased by $4.6 million in the year ended June 30, 1999 as a result of the FHLB note being called. During the year, the Company purchased a $5.1 million mortgage-backed security funded with the proceeds from a $5.0 million FHLB advance and scheduled to mature at the same time as the FHLB advance.

     The following table sets forth the carrying value of the Company's investments at the dates indicated.

                                                             At June 30,
                                                      -------------------------
                                                       1999               1998
                                                      ------             ------
                                                        (Dollars in thousands)
Securities available for sale, at fair value:
   U.S. government and agency securities........      $   --             $5,014
   Equity securities............................         214                105
   Mortgage-backed securities...................       4,879                 --
                                                      ------             ------
     Total securities available for sale........       5,093              5,119
                                                      ------             ------

Investments required by law, at cost:
  FHLB of Atlanta stock.........................         695                570
  FRB of Richmond stock.........................         106                106
                                                      ------             ------
    Total investments required by law, at cost..         801                676
                                                      ------             ------

    Total investments...........................      $5,894             $5,795
                                                      ======             ======

     The following table sets forth the scheduled maturities, carrying values, market values and average yields for the Company's investment portfolio at June 30, 1999.

                                      One Year or Less         One to Five Years      Five to Ten Years
                                     ------------------       ------------------     ------------------
                                     Carrying  Average        Carrying  Average      Carrying  Average
                                      Value     Yield          Value     Yield        Value     Yield
                                     --------  --------       --------  --------     --------  --------
                                                                                   (Dollars in thousands)
Securities available for sale:
 Mortgage-backed securities.....     $     --        --%      $     --        --%    $     --        --%
 Investments required by law....           --        --             --        --           --        --
 Equity securities..............          214      1.47             --        --           --        --
                                     --------                 --------               --------

  Total.........................     $    214      1.47       $     --        --     $     --        --
                                     ========                 ========               ========

                                      More than Ten Years               Total Investment Portfolio
                                     --------------------       -------------------------------------------
                                     Carrying    Average        Carrying           Market           Average
                                      Value       Yield          Value             Value             Yield
                                     --------  ----------       --------           ------           -------
Securities available for sale:
 Mortgage-backed securities.....     $  4,879        6.68%      $  4,879           $4,879              6.68%
 Investments required by law....          801        7.30            801              801              7.30
 Equity securities..............           --          --            214              214              1.47
                                     --------                   --------           ------

  Total.........................     $  5,680        6.77       $  5,894           $5,894              6.58
                                     ========                   ========           ======

     Deposits. Deposits decreased by $656,000 or .9% to $69.7million at June 30, 1999 from $70.3 million at June 30, 1998. A $945,000 decrease in interest bearing deposits was somewhat offset by a $289,000 increase in noninterest bearing deposits. Within the interest bearing deposit category, a $466,000 decrease in certificates of deposit and a $572,000 decrease in savings and money market accounts was somewhat offset by a $94,000 increase in interest checking.

     The following tables set forth the average balances based on daily balances and interest rates for various types of deposits as of the dates indicated.

                                          Year Ended June 30,
                                 ------------------------------------------
                                       1999                     1998
                                 ----------------          ----------------
                                 Average  Average          Average  Average
                                 Balance  Rate             Balance  Rate
                                 -------  -------          -------  -------
                                       (Dollars in thousands)

Passbook, statement savings
 and Christmas Club...........   $20,035     2.84%         $20,061     2.88%
NOW checking..................     3,837     1.63            3,398     1.82
Money market..................     4,789     3.07            4,696     3.25
Certificates of deposit.......    37,682     5.08           38,797     5.28
Noninterest-bearing checking..     2,933       --            2,351       --
                                 -------                   -------
  Total.......................   $69,276                   $69,303
                                 =======                   =======

     The following table indicates the amount of the Company's certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 1999. At such date, such deposits represented 4.87% of total deposits and had a weighted average rate of 5.28%.

                                                        Certificates
                Maturity Period                         of Deposits
                ---------------                        --------------
                                                       (In thousands)

                Three months or less...............    $          957
                Over three through 12 months.......             2,124
                Over 12 months.....................               298
                                                       --------------
                    Total..........................    $        3,379
                                                       ==============

     Borrowings. The Company's borrowings increased by $3.8 million to $14.1 million at June 30, 1999 from June 30, 1998. During the year, the Company paid down $2,300,000 in borrowings from the Federal Home Loan Bank of Atlanta and borrowed $6.0 million to fund loan demand and the purchase of a $5.1 million mortgage-backed security.

     The following table sets forth certain information regarding short-term borrowings by the Company at the dates and for the periods indicated:

                                                            At June 30,
                                                       ----------------------
                                                         1999          1998
                                                       --------      --------
                                                       (Dollars in thousands)
Amounts outstanding at end of period:
 FHLB advances..................................       $ 13,900      $ 10,200
 Other borrowings...............................            156            --
Weighted average rate paid on:
 FHLB advances..................................           5.71%         6.12%
 Other borrowings...............................             --%           --%

                                                        Year Ended June 30,
                                                       ----------------------
                                                         1999          1998
                                                       --------      --------
                                                       (Dollars in thousands)

Maximum amount of borrowings outstanding
  at any month end:
  FHLB advances.................................       $ 13,900      $ 10,200
  Other borrowings..............................            156            --


                                                             At June 30,
                                                       ----------------------
                                                         1999          1998
                                                       --------      --------
                                                       (Dollars in thousands)

Approximate average short-term borrowings
 outstanding with respect to:
 FHLB advances..................................       $     --      $  9,902
 Other borrowings...............................             --            --
Approximate weighted average rate paid on: (1)
 FHLB advances..................................             --%         6.10%
 Other borrowings...............................             --%           --%

_________________

(1) Weighted average rate paid is derived from dividing the actual interest expense by the average daily short-term borrowings outstanding.


Comparison of Operating Results for the Years Ended June 30, 1999 and 1998

     General. The Company had net income of $660,000 for the year ended June 30, 1999 as compared to net income of $678,000 for the year ended June 30, 1998. The $18,000 decrease in net income was significantly influenced by two events in June 1999. First, the Company recognized $89,000 in expenses incurred as a result of the terminated merger agreement with Belmar Federal Savings and Loan Association. Second, the Company took a loss on the disposal of fixed assets of $23,000, primarily in computer equipment, after the installation of new personal computers throughout the Company.

     Net Interest Income. The Company's net interest income increased by $340,000 or 9.5% to $3.9 million in the year ended June 30, 1999 from $3.6 million in the year ended June 30, 1998.

     The increase in net interest income is attributable to loan growth, continued diversification to higher yielding loan products such as commercial real estate, commercial business, commercial leasing and consumer loans and a decrease in the cost of funds. As shown in the Rate/Volume Analysis above, changing interest rates, primarily the decreased cost of funds, was responsible for $176,000 of the increase in net interest income and changes in volume, primarily the increase in loans, was responsible for $164,000 of the increase in net interest income.

     The Company's net interest margin increased to 4.46% for the year ended June 30, 1999 from 4.10% for the year ended June 30, 1998. Of this 36 basis point increase in the net interest margin, approximately 59% is due to higher yields on earning assets and 41% is a result of a lower cost of funds.

     Interest Income. The Company's total interest income increased by $202,000, or 2.9% to $7.2 million in the year ended June 30, 1999 from $7.0 million in the year ended June 30, 1998. The increase in the volume of interest earning assets is responsible for $167,000 of the increase in interest income and increased yields is responsible for $35,000 of the increase in interest income.

     Interest income on loans increased $537,000, or 8.7% during fiscal year 1999. The increase is attributable to the $5.3 million increase in the average balance of loans receivable to $78.8 million in fiscal 1999 from $73.5 million in fiscal 1998 and the 12 basis point increase in average yield to 8.49% in fiscal 1999 from 8.37% in fiscal 1998.

     Interest income on investment securities decreased by $211,000 or 51.3% to $201,000 in fiscal year 1999 as compared to $412,000 in fiscal year 1998. The decrease was primarily the result of a decrease in the average balance to $3.3 million during fiscal year 1999 from $5.9 million in fiscal year 1998. The decrease in the average yield on investment securities from 6.97% in fiscal 1998 to 6.13 % also contributed to the decrease in interest income.

     Interest income on mortgage-backed securities decreased $39,000 or 37.5% to $65,000 in fiscal 1999 from $104,000 in the fiscal year ended June 30, 1998. The average balance in mortgage-backed securities decreased $918,000 from $1.9 million during fiscal year 1998 to $963,000 in fiscal year 1999. This decrease in average balance was somewhat offset by an increased in yield to 6.70% in the fiscal year ended June 30, 1999 from 5.48% in fiscal 1998.

     Interest income on short-term investments and other interest earning assets decreased $85,000 or 23.1% to $285,000 in the fiscal year ended June 30, 1999 from $370,000 in the fiscal year ended June 30, 1998. The decrease in interest income is primarily the result of lower average balances; however, the decreased yield also contributed to the decline.

     The increase in loan interest income and the decrease in interest income on other, lower-yielding investments reflect management's concerted effort to invest the Company's resources in higher yielding loans.

     Interest Expense. The Company's interest expense decreased by $138,000 or 4.0% to $3.3 million in fiscal year 1999 from $3.4 million during the fiscal year ended June 30, 1998. As shown in the rate/volume table above, changing interest rates were responsible for a decrease in interest expense of $141,000 and the increase in average borrowings resulted in an increase in interest expense of $3,000.

     Interest expense on deposits decreased $145,000 or 5.1% to $2.7 million in fiscal year 1999 from $2.8 million in fiscal 1998. Lower interest rates are responsible for $128,000 of the decrease and lower average deposits are responsible for $17,000 of the decrease.

     Interest expense on borrowed money increased $7,000 or 1.0 % to $610,000 in the year ended June 30, 1999 from $604,000 in the year ended June 30, 1999. The $20,000 increase in interest expense due to higher average balances was somewhat offset by a decrease in interest expense on borrowed money of $13,000 due to lower interest rates.

     Provision for Loan losses. The allowance for loan losses is a valuation reserve established by management in an amount it deems adequate to provide for losses in the loan portfolio. Provisions for loan losses are charged to earnings in order to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses. Management assesses the adequacy of the allowance for loan losses based on a number of factors including, among others: lending risks associated with new products and markets, loss allocations for specific problem credits, the level of the allowance to nonperforming loans, historical loss experience, economic conditions, portfolio trends and credit concentrations and management's judgment with respect to current and expected economic conditions and their impact on the existing loan portfolio.

     The provision for loan losses was $245,000 in fiscal year 1999, an increase of $5,000 or 2.1% over the fiscal year 1998 provision of $240,000. The Company has increased the allowance for loan losses as a percentage of total loans outstanding to 0.80% at June 30, 1999 from 0.72% at June 30, 1998 as a result of the greater inherent risk in the loan portfolio caused by the shifts to higher yielding loans as discussed earlier. The Company's allowance for loan losses as a percentage of nonperforming loans was 347.2% at June 30, 1999 as compared to 119.8% at June 30, 1998.

     Noninterest Income. The Company's noninterest income consists of loan fees and service charges and net gains and losses on sales of investment securities, mortgage-backed securities and loans. Noninterest income decreased by $28,000 or 10.1% to $246,000 in fiscal year 1999 as compared to $274,000 in fiscal year 1998. The decrease is primarily attributable to the closing of a high-risk commercial deposit account. The lost fees from this account were somewhat offset by additional fees from the increased number of interest and noninterest bearing checking accounts. In the year ended June 30, 1999, there were no gains on sale of investment securities as compared to a $5,000 gain in fiscal year 1998.

     Noninterest Expense. The Company's total noninterest expense increased by $326,000, or 12.8%, to $2.9 million during fiscal 1999, as compared to $2.6 million in fiscal 1998. The Company experienced a $200,000, or 12.5% increase in compensation and employee benefits expense during fiscal 1999 primarily a result of higher staffing levels and normal salary increases. Additionally, as previously noted, the company recognized $89,000 in expenses incurred as a result of the terminated merger agreement with Belmar Federal Savings and Loan Association as well as a $23,000 loss on disposal of obsolete equipment. Without these two items, the Company's noninterest expense would have increased $214,000, or 8.4% for the year.

Asset/Liability Management

     The Company's net income is largely dependent on the Bank's net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest bearing liabilities, falling interest rates could result in a decrease in net interest income. Net interest income is also affected by changes in the portion of interest-earning assets that are funded by interest-bearing liabilities rather than by other sources of funds, such as noninterest bearing deposits and stockholders' equity.

     The Bank's interest rate sensitivity, as measured by the repricing of its interest sensitive assets and liabilities at June 30, 1999, is presented in the following table. The table was derived using assumptions which management believes to be reasonable. The table indicates a moderate amount of interest rate risk based on the Bank's having approximately equal amounts of rate sensitive assets and rate sensitive liabilities subject to maturity or repricing within a one-year period from June 30, 1999.

     The Company has established an Asset/Liability Management Committee "ALCO" that currently is comprised of three non-employee directors, the President and the Controller. This Committee meets on a monthly basis and reviews the maturities of the Company's assets and liabilities and establishes policies and strategies designed to regulate the Company's flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Company's assets and liabilities is to maintain an acceptable net interest margin while reducing the net effects of changes in interest rates.

     Management's principal strategy in managing the Company's interest rate risk has been to maintain short- and intermediate-term assets in portfolio, including locally originated adjustable-rate mortgage loans. In addition, the Company has available for sale investment securities, carried at fair value, totaling $5.1 million as of June 30, 1999. The Company is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

     In addition to shortening the average repricing period of its assets, the Company has sought to lengthen the average maturity of its liabilities by offering higher rates of interest on its longer-term certificates and utilizing long-term borrowings from the Federal Home Loan Bank of Atlanta.

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

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1999 that are expected to mature or reprice in each of the time periods shown.

                                            Three      Over Three      Over One    Over Five     Over Ten      Over
                                            Months   Months Through     Through     Through       Through     Twenty
                                           or Less      One Year      Five Years   Ten Years   Twenty Years    Years    Total
                                           --------  ---------------  -----------  ----------  -------------  -------  -------
                                                                        (Dollars in thousands)
Rate sensitive assets:
 Loans receivable........................  $ 8,726          $17,221      $27,425     $16,691         $7,619   $  853   $78,535
 Mortgage-Backed & Inv. securities.......    1,359              898        2,154         819            559      107     5,894
 Short-term investments and other
  Interest-earning assets................    5,580            2,170            0           0              0        0     7,750
                                           -------          -------      -------     -------         ------   ------   -------
   Total.................................   15,665           20,288       29,580      17,510          8,178      959    92,180
                                           -------          -------      -------     -------         ------   ------   -------

Rate sensitive liabilities:
 Deposits (1)............................    9,444           27,938       18,973      13,721              0        0    70,076
 Borrowings..............................        0                0       13,900           0              0        0    13,900
                                           -------          -------      -------     -------         ------   ------   -------
  Total..................................    9,444           27,938       32,873      13,721              0        0    83,976
                                           -------          -------      -------     -------         ------   ------   -------

Interest sensitivity gap.................  $ 6,221          $(7,650)     $(3,292)    $ 3,789         $8,178   $  959   $ 8,204
                                           =======          =======      =======     =======         ======   ======   =======
Cumulative interest sensitivity gap......  $ 6,221          $(1,429)     $(4,721)    $  (933)        $7,245   $8,204
                                           =======          =======      =======     =======         ======   ======
Ratio of cumulative gap to total assets..     6.53%          (1.50)%      (4.95)%     (0.98)%          7.60%    8.61%
                                           =======         =======      =======     =======          ======   ======

-------------------------
(1)  Includes $405,000 of interest-bearing escrows.

     The interest rate-sensitivity of the Company's assets and liabilities illustrated in the table above could vary substantially if different assumptions were used or actual experience differs from the assumptions used. If passbook and NOW accounts were assumed to mature in one year or less, the Company's one-year negative gap would have increased.

     Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

     The Company utilizes two additional measures of risk. These are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical change of plus or minus 200 basis points in market interest rates for maturities from one day to thirty years. As of June 30, 1999, the Bank had the following estimated sensitivity profile for net interest income and fair value of equity:

                                         + 200 basis points   -200 basis points      Policy Limit
                                         -------------------  ------------------  -------------------
     % Change in Net Interest Income                 5.0%               -8.0%     plus or minus 10.0%
     % Change in Fair Value of Equity               -5.0%               -3.0%     plus or minus 25.0%

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

     The Company's most liquid assets are cash on hand, interest-bearing deposits and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At June 30, 1999, the Company's cash on hand, interest bearing deposits and Federal funds sold totaled $9.2 million.

     The Company anticipates that it will have sufficient funds available to meet its current loan origination, and unused lines-of-credit commitments of approximately $1.5 million and $1.8 million, respectively. Certificates of deposit that are scheduled to mature in less than one year at June 30, 1999 totaled $33.6 million. Historically, a high percentage of maturing deposits have remained with the Company.

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

     At June 30, 1999, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank's regulatory compliance at June 30, 1999.

                                                                                                To Be Well
                                                                                             Capitalized Under
                                                                        For Capital          Prompt Corrective
                                                  Actual             Adequacy Purposes       Action Provisions
                                            -------------------     -------------------     -------------------
                                             Amount      Ratio       Amount      Ratio       Amount      Ratio
                                            --------    -------     --------    -------     --------    -------
                                                                   (Dollars in thousands)
Total Capital (to Risk Weighted Assets)...    $9,120      15.35%      $4,752        8.0%      $5,941       10.0%
Tier 1 Capital (to Risk Weighted Assets)..     8,489      14.29        2,376        4.0        3,564        6.0
Tier 1 Capital (to Average Assets)........     8,489       9.35        3,630        4.0        4,537        5.0

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

Accounting Pronouncements with future effective dates

     SFAS no. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" was issued in February 1998. This statement standardizes the disclosure requirements for pensions and other postretirement benefits r to the extent practicable. The Statement, which is effective for fiscal years beginning after July 1, 1998 will not effect the Company's financial position or its results of operations.

     SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998.. The Statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument which the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, will not affect the Company's financial position or its results of operations.

     Statement of Position ("SOP") 98-5, "Reporting the Costs of Start-Up Activities." This Statement provides guidance on the financial reporting of start-up cost and organizational cost. It requires costs of start-up activities and organization cost to be expensed as incurred. The "SOP" also requires that initial application to be reported as a cumulative effect of a change in accounting principals. This "SOP" which is effective for fiscal years beginning after December 15, 1998 will not affect the Company's financial position or results of operations.

Appointment of Auditor

     On March 11, 1998, the Company, with the approval of its Board of Directors, dismissed its independent public auditors, KPMG Peat Marwick L.L.P. ("KPMG") and engaged Anderson effective March 11, 1998 to perform such function. During the fiscal year ended June 30, 1997 and the interim period through March 11, 1998 (the date of dismissal), there were not any disagreements between the Company and KPMG on any matter of accounting principles or practices, consolidated financial statement disclosure or audit scope or procedure.

                            PATAPSCO BANCORP, INC.

                                    [LOGO]

                   [LETTERHEAD OF ANDERSON ASSOCIATES, LLP]


Independent Auditors' Report


The Stockholders and The Board of Directors
Patapsco Bancorp, Inc.
Dundalk, Maryland

     We have audited the consolidated statements of financial condition of Patapsco Bancorp, Inc. and Subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the two year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patapsco Bancorp, Inc. and Subsidiaries as of June 30, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the two years in the two year period ended June 30, 1999, in conformity with generally accepted accounting principles.

                                                    /s/ Anderson Associates LLP

August 25, 1999

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 30, 1999 and 1998

===========================================================================================================
                                                                          1999                      1998
-----------------------------------------------------------------------------------------------------------
Assets

Cash:
      On hand and due from banks                                     $   1,601,598                  970,218
      Interest bearing deposits                                          2,170,254                  419,583
Federal funds sold                                                       5,580,098                7,148,619
Investment securities at fair value (note 2)                               213,761                5,118,910
Mortgage-backed securities at fair value (note 3)                        4,879,359                        -
Loans receivable, net (note 4)                                          77,777,163               75,870,779
Investment required by law, at cost (note 9)                               800,850                  675,650
Property and equipment, net (note 5)                                     1,052,618                1,095,621
Deferred taxes (note 8)                                                    441,000                  336,000
Accrued interest, prepaid expenses and other assets                        811,660                  735,576
-----------------------------------------------------------------------------------------------------------
                                                                     $  95,328,361               92,370,956
===========================================================================================================

Liabilities and Stockholders' Equity

Liabilities:
             Interest bearing deposits                               $  66,792,156               67,736,810
             Non-interest bearing deposits                               2,879,263                2,590,571
      Borrowings (note 7)                                               13,900,000               10,200,000
      Checks written in excess of bank balance                             156,276                        -
      Accrued expenses and other liabilities                             2,357,570                2,378,936
      Income taxes payable                                                  25,236                  341,799
-----------------------------------------------------------------------------------------------------------
Total liabilities                                                       86,110,501               83,248,116

Stockholders' equity (notes 9, 10 and 11):
      Common stock $0.01 par value; authorized 4,000,000 shares;
        issued and outstanding 344,426 shares at June 30, 1999 and
        362,553 shares at June 30, 1998                                      3,445                    3,626
      Additional paid-in capital                                         1,888,962                2,330,681
      Contra equity - Employee Stock Option Plan (ESOP)                   (325,100)                (396,341)
      Contra equity - Management Recognition Plan (MRP)                   (257,095)                (339,225)
      Retained earnings, substantially restricted                        8,017,059                7,525,501
      Unrealized net holding losses on available-for-sale portfolios,
        net of taxes                                                      (109,411)                  (1,402)
-----------------------------------------------------------------------------------------------------------
                                                                         9,217,860                9,122,840
Commitments (notes 4, 10 and 11)
-----------------------------------------------------------------------------------------------------------
                                                                     $  95,328,361               92,370,956
===========================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Years Ended June 30, 1999 and 1998

-----------------------------------------------------------------------------------------------------------
                                                                           1999                      1998
-----------------------------------------------------------------------------------------------------------
Interest income:
      Loans receivable                                               $   6,689,710                6,152,735
      Mortgage-backed securities                                            64,546                  103,517
      Investment securities                                                200,549                  411,551
      Federal funds sold and other investments                             284,860                  370,327
-----------------------------------------------------------------------------------------------------------
Total interest income                                                    7,239,665                7,038,130
-----------------------------------------------------------------------------------------------------------

Interest expense:
      Deposits                                                           2,691,024                2,836,124
      Interest on short term borrowing                                       5,328                   47,959
      Interest on long term debt                                           609,183                  559,555
-----------------------------------------------------------------------------------------------------------
Total interest expense                                                   3,305,535                3,443,638
-----------------------------------------------------------------------------------------------------------

Net interest income                                                      3,934,130                3,594,492
Provision for losses on loans (note 4)                                     245,000                  240,000
-----------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans                  3,689,130                3,354,492
-----------------------------------------------------------------------------------------------------------

Noninterest income:
      Fees and service charges                                             229,134                  251,791
      Net gain on sales of securities                                            -                    5,015
      Other                                                                 17,029                   17,162
-----------------------------------------------------------------------------------------------------------
Total noninterest income                                                   246,163                  273,968
-----------------------------------------------------------------------------------------------------------

Noninterest expenses:
      Compensation and employee benefits                                 1,797,183                1,597,100
      Insurance                                                             67,285                   72,488
      Professional fees                                                     93,966                  133,956
      Equipment expenses                                                   115,026                  117,417
      Net occupancy costs                                                   81,615                   89,890
      Advertising                                                           44,671                   52,550
      Data processing                                                      121,703                  113,801
      Merger-related expenses                                               89,000                        -
      Net loss on disposal of fixed assets                                  22,606                        -
      Other                                                                443,008                  372,451
-----------------------------------------------------------------------------------------------------------
Total noninterest expenses                                               2,876,063                2,549,653
-----------------------------------------------------------------------------------------------------------

Income before income taxes                                               1,059,230                1,078,807
Income tax provision (note 8)                                              399,000                  401,000
-----------------------------------------------------------------------------------------------------------
Net income                                                           $     660,230                  677,807
-----------------------------------------------------------------------------------------------------------

Net income per share of common stock (note 1):
      Basic                                                          $        2.03                     2.05
      Diluted                                                                 1.87                     1.95
===========================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Years Ended June 30, 1999 and 1998

=================================================================================================================================
                                                                                      Additional
                                                                     Common            Paid-In         Contra-          Contra-
                                                                     Stock             Capital       Equity ESOP       Equity MRP
---------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1997                                         $       3,626         2,249,725        (464,064)        (423,724)
  Comprehensive income
     Net income                                                              -                 -               -                -
     Adjustment to unrealized net holding losses on
        available-for-sale portfolios, net (note 1)                          -                 -               -                -
     Comprehensive income                                                    -                 -               -                -
  Compensation under stock-based benefit plans                               -            80,956          67,723           84,499
  Cash dividends declared ($0.40 per share)                                  -                 -               -                -
----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1998                                                 3,626         2,330,681        (396,341)        (339,225)
  Comprehensive income
     Net income                                                              -                 -               -                -
     Adjustment to unrealized net holding losses on
        available-for-sale portfolios, net (note 1)                          -                 -               -                -
     Comprehensive income                                                    -                 -               -                -
  Compensation under stock-based benefit plans                               -            81,480          71,241           82,130
  Cash dividends declared ($.48 per share)                                   -                 -               -                -
  Purchase of common stock                                                (181)         (523,199)              -                -
---------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999                                         $       3,445         1,888,962        (325,100)        (257,095)
=================================================================================================================================


                                                                                     Accumulated
                                                                                        Other
                                                                                    Comprehensive      Total
                                                                      Retained       Income, Net    Stockholders'
                                                                      Earnings        of Taxes         Equity
----------------------------------------------------------------------------------------------------------------
Balance at June 30, 1997                                             6,992,716           (24,276)      8,334,003
  Comprehensive income
     Net income                                                        677,807                 -               -
     Adjustment to unrealized net holding losses on                          -            22,874               -
        available-for-sale portfolios, net (note 1)
     Comprehensive income                                                    -                 -         700,681
  Compensation under stock-based benefit plans                               -                 -         233,178
  Cash dividends declared ($0.40 per share)                           (145,022)                -        (145,022)
----------------------------------------------------------------------------------------------------------------
Balance at June 30, 1998                                             7,525,501            (1,402)      9,122,840
  Comprehensive income
     Net income                                                        660,230                 -               -
     Adjustment to unrealized net holding losses on
        available-for-sale portfolios, net (note 1)                          -          (108,009)              -
     Comprehensive income                                                    -                 -         552,221
  Compensation under stock-based benefit plans                               -                 -         234,851
  Cash dividends declared ($.48 per share)                            (168,672)                -        (168,672)
  Purchase of common stock                                                   -                 -        (523,380)
----------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999                                             8,017,059          (109,411)      9,217,860
================================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended June 30, 1999 and 1998

===========================================================================================================
                                                                                     1999          1998
-----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                     $   660,230        677,807
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depreciation                                                                 119,384        118,169
        Provision for losses on loans                                                245,000        240,000
        Non-cash compensation under stock-based benefit plans                        234,851        233,178
        Amortization of premiums and discounts, net                                   10,406          6,362
        Deferred loan origination fees, net of costs                                  16,266        148,969
        Gain on sales of investment securities and
          mortgage-backed securities                                                       -         (5,015)
        Loss on disposal of fixed assets                                              22,606              -
        Increase (decrease) in income taxes payable                                 (316,563)       117,799
        Change in deferred taxes                                                     (37,000)      (114,000)
        Increase in accrued interest on investments,
         prepaid expenses and other assets                                           (76,084)       (79,173)
        Increase (decrease) in accrued expenses and other liabilities                (21,367)       103,463
-----------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                            857,729      1,447,559
-----------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchase of investment securities                                                 (133,406)    (5,134,610)
  Maturities of investment securities                                              5,000,000      2,000,000
  Purchase of mortgage-backed security                                            (5,063,556)             -
  Principal repayments on mortgage-backed securities                                  36,377      2,651,087
  Sales of mortgage-backed securities                                                      -      5,068,433
  Loan principal disbursements, net of repayments                                 (1,830,344)    (7,542,267)
  Purchase of loans                                                                 (337,345)    (2,481,355)
  Purchase of investment required by law                                            (125,200)       (53,600)
  Purchases of property and equipment                                                (98,987)       (96,336)
-----------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                            $(2,552,461)    (5,588,648)
-----------------------------------------------------------------------------------------------------------

                                                                     (Continued)

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Years ended June 30, 1999 and 1998

===========================================================================================================
                                                                                     1999          1998
-----------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase (decrease) in deposits                                            $  (655,962)       175,088
  Purchase of common stock                                                          (523,380)             -
  Additional borrowings                                                            6,000,000     10,200,000
  Repayments of borrowings                                                        (2,300,000)    (2,700,000)
  Increase in checks written in excess of bank balance                               156,276              -
  Dividends paid                                                                    (168,672)      (108,766)
-----------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                          2,508,262      7,566,322
-----------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                            813,530      3,425,233
Cash and cash equivalents at beginning of year                                     8,538,420      5,113,187
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                         $ 9,351,950      8,538,420
===========================================================================================================

Supplemental information:
  Interest paid on savings deposits and borrowed funds                           $ 3,273,716      3,457,723
  Income taxes paid                                                                  672,200        395,000
===========================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(1)  Basis of Presentation and Summary of Significant Accounting Policies

     Description of Business

     Patapsco Bancorp, Inc. (the Company) is the holding company of The Patapsco Bank (Patapsco). Patapsco owns 100% of Prime Business Leasing, Inc. (Prime Leasing). The primary business of Patapsco is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial loans and consumer loans. Patapsco is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans. Patapsco is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies. The primary business of Prime Leasing is the origination and servicing of commercial leases. The company has not yet commenced operations.

     Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Patapsco and Prime Leasing. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

     Management believes that the allowance for loan losses is adequate. While management uses and considers available information in making the required estimates, additional provisions for losses may be necessary based on changes in economic conditions, particularly in Baltimore and the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Patapsco's allowance for loan losses. Such agencies may require Patapsco to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     Cash and Cash Equivalents

     Cash equivalents include short-term investments, which consists of Federal funds sold. Cash equivalents and other liquidity and short-term investments are carried at cost, which approximates market value.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(1)  Continued

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

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(1)  Continued

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

     Patapsco recognized interest income for impaired loans consistent with its method for non-accrual loans. Specifically, interest payments received are recognized as interest income or, if the ultimate collectibility of principal is in doubt, are applied to principal.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(1)  Continued

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

     Net Income per Share of Common Stock

     As required, the Company adopted Statement of Financial Accounting Standards No. 128 during the year ended June 30, 1998. This Statement requires dual presentation of basic and diluted earnings per share ("EPS") with a reconciliation of the numerator and denominator of the EPS computations. Basics per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income (numerator) for all periods presented. Accordingly, this presentation has been adopted for all periods presented. The basic and diluted weighted average shares outstanding are as follows:

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(1)  Continued

                                                                       Year ended
                                              --------------------------------------------------------------
                                                   June 30, 1999                        June 30, 1998
                                               Basic           Diluted              Basic           Diluted
   ---------------------------------------------------------------------------------------------------------
   Net income                                 $660,230          660,230             677,807          677,807

   Weighted average shares outstanding         325,300          325,300             331,125          331,125

   Diluted securities:
       MRP shares                                    -           11,319                   -           16,155
       Options                                       -           15,554                   -              432
   ---------------------------------------------------------------------------------------------------------
   Adjusted weighted average shares            325,300          352,173             331,125          347,712
   ---------------------------------------------------------------------------------------------------------

   Per share amount                           $   2.03             1.87                2.05             1.95
   =========================================================================================================

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

     Merger Conversion

     On May 22, 1998 the Bancorp entered into a merger conversion agreement with Belmar Federal Savings and Loan Association. The transaction was terminated in June 1999. All expenses associated with the merger have been included in the current year and amounted to $89,000.

     Reclassification and Restatement

     Certain prior year's amounts have been reclassified to conform to the current year's presentation.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(2)  Investment Securities

     Investment securities, classified as available-for-sale, are summarized as follows as of June 30:

                                                                        1999
                                        --------------------------------------------------------------------
                                           Amortized    Unrealized   Unrealized       Fair        Carrying
                                              Cost         gains       losses        value         Value
  ----------------------------------------------------------------------------------------------------------
  Equity securities                         $  246,410            -       32,649       213,761       213,761
  ==========================================================================================================

                                                                            1998
                                        --------------------------------------------------------------------
  Equity securities                         $  106,487            -        1,642       104,845       104,845
  U.S. Government and Agency
    obligations due 5 through 10 years       5,014,704            -          639     5,014,065     5,014,065
  ----------------------------------------------------------------------------------------------------------
                                            $5,121,191            -        2,281     5,118,910     5,118,910
  ==========================================================================================================

     Accrued interest receivable at June 30, 1999 and 1998 was $-0- and $2,908, respectively.

     Proceeds from redemption of investment securities was $5,000,000 and $2,000,000 in 1999 and 1998, respectively.

(3) Mortgage-backed securities, classified as available-for-sale, are summarized as follows as of June 30, 1999:

                                           Amortized    Unrealized   Unrealized       Fair        Carrying
                                              Cost         gains       losses        value         Value
  ----------------------------------------------------------------------------------------------------------
  Government National Mortgage
    Association (GNMA)                     $5,024,962        -        145,603          -          4,879,359
  ==========================================================================================================

     Accrued interest receivable at June 30, 1999 was $28,952.

     In 1998, the Company sold mortgage-backed securities classified available-for-sale with an amortized cost of $5,063,418 and realized a net gain of $5,015. There were no sales in 1999.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(4)  Loans Receivable

     Loans receivable and accrued interest receivable thereon are summarized as follows as of June 30:

                                                                      1999             1998
   -------------------------------------------------------------------------------------------
   Real estate secured by first mortgage:
        Residential                                                $48,548,487      55,212,243
        Commercial                                                   7,870,045       5,106,188
        Construction, net of loans in process                        2,351,161       2,203,407
   -------------------------------------------------------------------------------------------
                                                                    58,769,693      62,521,838

   Home improvement loans                                            8,769,816       6,726,365
   Commercial loan                                                   6,849,368       4,774,645
   Home equity loans                                                 1,698,066       1,227,088
   Commercial leases                                                 1,495,358         313,163
   Loans secured by deposits                                           284,813         384,975
   Consumer loans                                                      668,307         649,011
   -------------------------------------------------------------------------------------------
                                                                    78,535,421      76,597,085
   Less:
        Deferred loan origination fees, net of costs                    73,090         172,793
        Unearned interest                                               53,929               -
        Allowance for loan losses                                      631,239         553,513
   -------------------------------------------------------------------------------------------
   Loans receivable, net                                           $77,777,163      75,870,779
   ===========================================================================================

     Accrued interest receivable on loans was $480,785 and $419,310 at June 30, 1999 and 1998, respectively.

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

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(4)  Continued

     Impairment of loans having recorded investments of $9,300 and $194,000 at June 30, 1999 and 1998, respectively has been recognized in conformity with SFAS No. 114. The average recorded investment in impaired loans during 1999 and 1998, respectively was $9,200 and $190,000. There was no allowance for losses related to those loans as of June 30, 1999. The total allowance for loan losses related to these loans at June 30, 1998 was $38,900. The amount of interest that would have been recorded on impaired loans at June 30, 1999 and 1998, respectively had the loans performed in accordance with their terms was approximately $500 and $16,000, respectively. The actual interest income recorded on these loans during 1999 and 1998 was $ -0- and $12,000, respectively.

     Nonaccrual loans amounted to approximately $182,000 and $268,000 at June 30, 1999 and 1998, respectively. The amount of interest income that would have been recorded on loans in nonaccrual status at June 30, 1999 and 1998 had such loans performed in accordance with their terms, was approximately $17,200 and $6,300, respectively. The actual interest income recorded on these loans during 1999 and 1998 was approximately $ -0- and $13,400, respectively.

     The Company, through its normal asset review process, classifies certain loans which management believes involve a degree of risk warranting additional attention. These classifications are special mention, substandard, doubtful and loss. At June 30, 1999, loans classified special mention and substandard totaled approximately $2,116,665 and $181,800. No loans were classified doubtful or loss at June 30, 1999.

     The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                                        1999            1998
     -------------------------------------------------------------------------
     Balance at beginning of year                    $ 553,513        397,012
     Provision for losses on loans                     245,000        240,000
     Charge-offs                                      (173,888)       (91,935)
     Recoveries                                          6,614          8,436
     -------------------------------------------------------------------------
     Balance at end of year                          $ 631,239        553,513
     =========================================================================

     Commitments to extend credit are agreements to lend to customers, provided that terms and conditions of the commitment are met. Commitments are generally funded from loan principal repayments, excess liquidity and savings deposits. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Substantially all of the Company's outstanding commitments at June 30, 1999 and 1998 are for loans, which would be secured by real estate with appraised values in excess of the commitment amounts. The Company's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 1999and 1998

________________________________________________________________________________
(4)   Continued

      Outstanding commitments to extend credit, which generally expire within 60 days, are as follows at June 30, 1999:

                                                    Fixed rate    Floating rate
-------------------------------------------------------------------------------

      Residential mortgage loans                   $  433,500     205,400
      Commercial business and lease loans                   -     879,000
      Undisbursed lines of credit                   1,670,878      97,000
================================================================================

      As of June 30, 1999 and 1998, Patapsco was servicing loans for the benefit of others, approximately $2,193,646 and $2,570,632, respectively.

(5)   Property and Equipment

      Property and equipment are summarized as follows at June 30:

                                                                         Estimated
                                                 1999         1998       useful lives
---------------------------------------------------------------------------------------
      Land                                     $   92,684     92,684           -
      Building and improvements                   988,807    982,653          40 years
      Furniture, fixtures and equipment         1,166,002  1,141,957      5 - 10 years
-----------------------------------------------------------------------   -------------
      Total, at cost                            2,247,493   2,217,294

      Less accumulated depreciation             1,194,875    1,121,673
-----------------------------------------------------------------------
      Property and equipment, net              $1,052,618    1,095,621
=======================================================================

      The Company has no obligations under long-term operating leases.

(6)   Deposits

      The aggregate amount of short-term jumbo certificates, each with a minimum denomination of $100,000, was approximately $3,379,000 and $2,601,000 in 1999 and 1998, respectively.

      At June 30, 1999, the scheduled maturities of certificates are as follows:

       Under 12 months                                             $33,517,465
       12 months to 24 months                                        3,457,979
       24 months to 36 months                                        1,113,830
       36 months to 48 months                                           84,461
       48 months to 60 months                                          171,129
       ------------------------------------------------------------------------
                                                                   $38,344,864
       ========================================================================

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(7)   Borrowings

      At June 30, 1999 and 1998, the Company had an agreement under a blanket-floating lien with the Federal Home Loan Bank of Atlanta providing the Company a line of credit of $20 million.

      At June 30, the scheduled maturities of borrowings are as follows:

                                       1999                            1998
      --------------------------------------------------------------------------------------
                                              Weighted                        Weighted
                               Balance       Average Rate    Balance        Average Rate
      --------------------------------------------------------------------------------------
      Under 12 months          $        -             -      $ 1,800,000         5.99
      12 months to 24             900,000
      months                                       5.47                -            -
      24 months to 36
      months                    1,000,000          6.55          400,000         6.15
      36 months to 48
      months                    7,000,000          6.27        1,000,000         6.55
      48 months to 60
      months                    5,000,000          5.01        7,000,000         6.02
      --------------------------------------------------------------------------------------
                              $13,900,000          5.71      $10,200,000         6.12
      ======================================================================================

(8)   Income Taxes

      The provision for income taxes is composed of the following for the years ended June 30:

                                                         1999               1998
      -----------------------------------------------------------------------------
      Current:
         Federal                                      $ 367,000            442,000
         State                                           69,000             73,000
      -----------------------------------------------------------------------------
                                                        436,000            515,000
      -----------------------------------------------------------------------------
      Deferred:
         Federal                                        (30,000)           (93,000)
         State                                           (7,000)           (21,000)
      -----------------------------------------------------------------------------
                                                        (37,000)          (114,000)
      -----------------------------------------------------------------------------
                                                      $ 399,000            401,000
      =============================================================================

                                                            (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(8)     Continued

          The net deferred tax assets consist of the following at June 30:


                                                   1999                 1998
        ------------------------------------------------------------------------
        Allowance for losses on loans            $ 244,000             214,000
        Unrealized holding gains                    69,000               1,000
        Deferred compensation                      248,000             253,000
        Deferred loan fees                          37,000              37,000
        Other, net                                   8,000               9,000
                                               -------------------------------
           Total deferred tax assets               606,000             514,000

        Tax bad debt reserve                       (39,000)            (52,000)
        Federal home Loan Bank stock dividends    (101,000)           (101,000)
        Accumulated depreciation                   (25,000)            (25,000)
                                               -------------------------------
            Total deferred tax liabilities        (165,000)           (178,000)
        ----------------------------------------------------------------------
        Net deferred tax assets                  $ 441,000             336,000
        ========================================================================

      A reconciliation of the income tax provision and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

                                              1999            1998
       ---------------------------------------------------------------------
       Tax at statutory rate                       $360,000          367,000
       State income taxes, net of Federal
       income tax benefit                            41,000           34,000
       Other                                         (2,000)               -
       ---------------------------------------------------------------------
       Income tax provision                        $399,000          401,000
       =====================================================================

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

(9)     Regulatory Matters

      The Federal Deposit Insurance Corporation (FDIC) insures deposits of account holders up to $100,000. Patapsco pays an annual premium to provide for this insurance. Patapsco is also a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta equal to at least 1% of the unpaid principal balances of its residential mortgage loans, .3% of its total assets or 5% of its outstanding advances to Patapsco, whichever is greater. Purchases and sales of stock are made directly with Patapsco at par value.

                                                            (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(9)   Continued

      Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $4.7 million of transaction accounts, reserves equal to 3% must be maintained on the next $47.8 million of transaction accounts, and a reserve of 10% plus $1,434,000 must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustments by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. At June 30, 1999, the Bank met its reserve requirements.

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

      Quantitative measures established by regulation to ensure capital adequacy require Patapsco to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of June 30, 1999, that Patapsco meets all capital adequacy requirements to which it is subject.

      As of June 30, 1999, the most recent notification from banking regulators categorized Patapsco as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized Patapsco must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(9)   Continued

      Patapsco's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                             To Be Well
                                                                          Capitalized Under
                                                          For Capital     Prompt Corrective
                                          Actual       Adequacy Purposes  Action Provisions
                                      -------------------------------------------------------
                                      Amount   Ratio   Amount     Ratio    Amount     Ratio
      ---------------------------------------------------------------------------------------
      As of June 30, 1999:
       Total Capital (to Risk
        Weighted Assets)             $9,120    15.35%  $4,752     8.00%   $5,941      10.00%
       Tier I Capital (to Risk
        Weighted Assets)              8,489    14.29%   2,376     4.00%    3,564       6.00%
       Tier I Capital (to Average
        Assets)                       8,489    9.35%    3,630     4.00%    4,537       5.00%
      As of June 30, 1998:
       Total Capital (to Risk
        Weighted Assets)              8,947   16.40%    4,365     8.00%    5,457      10.00%
       Tier I Capital (to Risk
        Weighted Assets)              8,393   15.38%    2,183     4.00%    3,274       6.00%
       Tier I Capital (to Average
        Assets)                       8,393    9.20%    3,650     4.00%    4,563       5.00%
      =======================================================================================

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

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Junes 30, 1999 and 1998

________________________________________________________________________________
(10)  Continued

      In addition to the foregoing, certain bad debt reserves deducted from income for federal income tax purposes and included in retained income of Patapsco, are not available for the payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by Patapsco, on the amount removed from the reserves for such distributions.

(11)  Benefit Plans

      Employee Stock Ownership Plan

      Patapsco has established an Employee Stock Ownership Plan (ESOP) for its employees. On April 1, 1996 the ESOP acquired 29,004 shares of the Company's common stock in connection with Patapsco's conversion to a capital stock form of organization. The ESOP purchased an additional 12,861 shares as a result of the return of capital distribution paid by the Company in June 1997. The ESOP holds the common stock in a trust for allocation among participating employees, in trust or allocated to the participants' accounts and an annual contribution from Patapsco to the ESOP and earnings thereon.

      All employees of Patapsco who attain the age of 21 and complete six months of service with Patapsco will be eligible to participate in the ESOP. Participants will become 100% vested in their accounts after three years of service with Patapsco or, if earlier, upon death, disability or attainments of normal retirement age. Participants receive credit for service with Patapsco prior to the establishment of the ESOP.

      Patapsco recognizes the cost of the ESOP in accordance with AICPA Statement of Position 93-6 Employers' Accounting for Employee Stock Ownership Plans. As shares are released from collateral, Patapsco reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocated shares are recorded as a reduction of debt. For the years ended June 30, 1999 and 1998 compensation expense recognized related to the ESOP and Patapsco's contribution to the ESOP was $134,237 and $148,679, respectively.

      The ESOP shares were as follows as of June 30:

                                                  1999               1998
        ------------------------------------------------------------------
        Shares released and allocated            18,268             13,098
        Unearned shares                          23,597             28,767
        ------------------------------------------------------------------
                                                 41,865             41,865
        ==================================================================
        Fair value of unearned shares          $697,055            960,099
        ==================================================================

      Directors Retirement Plan

      Effective September 28, 1995, Patapsco adopted a deferred compensation plan covering all non-employee directors. The plan provides benefits based upon certain vesting requirements. Compensation expense recognized in connection with the Plan during the year ended June 30, 1999 and 1998 was $21,959 and $44,446, respectively.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(11) Continued

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

                                                   Weighted                   Weighted
                                                   Average                    Average
                                                   Exercise     Options       Exercise
                                      Options       Price     Exercisable      Price
  ------------------------------------------------------------------------------------
  Outstanding at end of 1997           43,093       $18.91            -             -
  Granted                                   -
  Exercised                                 -
  ------------------------------------------------------------------------------------

  Outstanding at end of 1998           43,093        18.91        6,895         18.91
  Granted                                   -
  Exercised                                 -
  ------------------------------------------------------------------------------------
  Outstanding at end of 1999           43,093       $18.91       15,514         18.91
  ====================================================================================

     Stock Award Plan

     During the year ended June 30, 1998, the Company approved a Stock Award Plan to one of its officers. The Plan provides for 1,247 shares to be vested at 25% per year beginning in October, 1998. The fair value of the shares was $39,904 at date of grant.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(11) Continued

     Management Recognition Plan

     Effective October 11, 1996, the Company established a Management Recognition Plan (MRP) to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers were awarded a total of 14,502 shares of stock, which are held in a separate trust that manages the MRP. The Company funded the MRP in 1997 by purchasing 14,502 shares of common stock in the open market. On October 11, 1997, 2,892 shares vested and were distributed to participants. On May 4, 1998, the MRP purchased 1,084 shares with cash received from the return of capital distribution paid by the Company in June 1997. At June 30, 1998 the MRP had 12,694 shares. Shares awarded to participants in the MRP vest at a rate of 20% per year on each anniversary of the effective date of the MRP. If a participant terminates employment for reasons other than death, disability, change in control or retirement he or she forfeits all rights to unvested shares. For the years ended June 30, 1999 and 1998, compensation expense related to the MRP was $92,049 and $129,924, respectively.

     401(K) Retirement Savings Plan

     The Company has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of 5%. The Company is obligated to contribute 50% of the employee's contribution, not to exceed 6% of the employee's annual salary. All employees who have completed one month of service with the Company and are 21 years old are eligible to participate. The Company's contribution to this plan was $27,800 and $23,500 for the years ended June 30, 1999 and 1998, respectively.

(12) Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107) requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below the Company's financial instruments as of June 30, 1999 and 1998.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(12) Continued

     The carrying value and estimated fair value of financial instruments is summarized as follows at June 30:

                                                           1999                            1998
                                               ----------------------------    ----------------------------
                                                Carrying                         Carrying
                                                  value        Fair value         Value         Fair value
  ---------------------------------------------------------------------------------------------------------
  Assets:
     Cash and interest-bearing deposits        $ 3,771,852      3,772,000        1,389,801       1,390,000
     Federal funds sold                          5,580,098      5,580,000        7,148,619       7,149,000
     Investment securities                         213,761        214,000        5,118,910       5,119,000
     Mortgage-backed securities                  4,879,359      4,879,000                -               -
     Loans receivable, net                      77,777,164     79,468,000       75,870,779      74,363,000
  Liabilities:
     Deposits                                   69,671,419     69,780,000       70,327,381      70,459,000
     Borrowings                                 13,900,000     13,900,000       10,200,000      10,200,000
     Advance payments by borrowers for
        taxes, insurance and ground rents        1,210,651      1,211,000        1,403,884       1,404,000

  Off balance sheet instruments:
     Commitments to extend credit                        -              -                -               -
==========================================================================================================

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

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(12) Continued

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

     Borrowed Funds

     Borrowed funds, which are advances from the Federal Home Loan Bank of Atlanta, are considered to be at fair value.

     Accrued Interest Payable

     The carrying amount of accrued interest payable approximates its fair value.

     Advance Payments by Borrowers for Taxes, Insurance and Ground Rents

     The carrying amount of advance payments by borrowers for taxes, insurance and ground rents approximates its fair value.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(12) Continued

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

(13) Condensed Financial Information (Parent Company Only)

     Summarized financial information for the Company are as follows as of and for the years ended June 30:

     Statements of Financial Condition                  1999            1998
     --------------------------------------------------------------------------
     Cash                                            $  245,699         258,484
     Investment securities                              195,227          92,810
     Equity in net assets of the bank                 8,449,011       8,392,960
     Note receivable - bank                             325,100         396,341
     Other assets                                        46,225          12,000
     --------------------------------------------------------------------------
                                                     $9,261,262       9,152,595
     ==========================================================================
     Accrued expenses and other liabilities          $   43,401          29,755
     Stockholders' equity                             9,217,861       9,122,840
     --------------------------------------------------------------------------
                                                     $9,261,262       9,152,595
     ==========================================================================

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(13) Continued

   Statements of Income                                           1999           1998
   --------------------------------------------------------------------------------------
   Income:
        Loans receivable                                       $  33,689          39,445
        Cash deposits                                                814             123
        Investments                                                1,715               -
   --------------------------------------------------------------------------------------
   Net income before equity in net income
      of subsidiary and income taxes                              36,218          39,568
   Net income of subsidiary                                      624,012         638,239
   --------------------------------------------------------------------------------------
   Income before income tax provision                            660,230         677,807
   Income tax provision                                                -               -
   --------------------------------------------------------------------------------------
   Net income                                                  $ 660,230         677,807
   ======================================================================================

   Statements of Cash Flows                                       1999           1998
   --------------------------------------------------------------------------------------
   Operating activities:
        Net income                                               660,230         677,807
        Adjustments to reconcile net income to netsh
           provided by operating activities:
                Equity in net income of subsidiary              (624,012)       (638,239)
                Other, net                                       (44,769)        (26,247)
   --------------------------------------------------------------------------------------
   Net cash provided by operating activities                      (8,551)         13,321
   --------------------------------------------------------------------------------------
   Investing activities:
        Purchase of equity security                             (133,423)        (94,453)
        Dividends received                                       750,000       3,000,000
        Loan repayment                                            71,241          67,723
   --------------------------------------------------------------------------------------
   Net cash used in investing activities                         687,818       2,973,270
   --------------------------------------------------------------------------------------
   Financing activities:
        Decrease in borrowings                                         -      (2,700,000)
        Purchase of common stock                                (523,380)              -
        Cash dividend paid                                      (168,672)       (108,766)
   --------------------------------------------------------------------------------------
   Net cash used in financing activities                        (692,052)     (2,808,766)
   --------------------------------------------------------------------------------------
   Increase (decrease) in cash and equivalents                   (12,785)        177,825
   Cash and equivalents, beginning of year                       258,484          80,659
   --------------------------------------------------------------------------------------
   Cash and equivalents, end of year                           $ 245,699         258,484
   ======================================================================================

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 1999 and 1998

________________________________________________________________________________
(14) Accounting Pronouncements With Future Effective Dates

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1998. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, will not affect the Company's financial position or its results of operations.

     Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities". This Statement provides guidance on the financial reporting of start-up cost and organization cost. It requires costs of start-up activities and organization cost to be expensed as incurred. The "SOP" also requires that initial application to be reported as a cumulative effect of a change in accounting principles. This "SOP" which is effective for fiscal years beginning after December 15, 1998 will not affect the Company's financial position or results of operations.

                              BOARD OF DIRECTORS


Thomas P. O'Neill                        Nicole N. Glaeser                          Dr. Theodore C. Patterson
Chairman of the Board                    Budget Director for Baltimore County       Retired Physician
Managing Director of American            Police Department                          Secretary of the Company
Express Tax and Business Services
                                         Douglas H. Ludwig
Joseph J. Bouffard                       Retired Principal of the Baltimore
President and Chief Executive            County Public School System
Officer of the Company and the Bank


                              EXECUTIVE OFFICERS

Joseph J. Bouffard                       Debra L. Penczek                           Frank J. Duchacek, Jr.
President and Chief Executive Officer    Vice President - Operations;               Vice President - Commercial Lending
                                         Assistant Secretary

Michael J. Dee                           John W. McClean                            Joseph R. Sallese
Chief Financial Officer and Controller   Vice President - Real Estate Lending       Vice President - Consumer Lending

                                OFFICE LOCATION

                            1301 Merritt Boulevard
                         Dundalk, Maryland  21222-2194
                    Website:http:\\www.parapscobank.com
                           Telephone: (410) 285-1010


                             CORPORATE INFORMATION

Independent Certified Accountant         Special Counsel                            Annual Report on Form 10-KSB
Anderson Associates, LLP                 Housley Kantarian & Bronstein, P.C.
7621 Fitch Lane                          1220 19th Street, N.W., Suite 700          A copy of the Company's Annual
Baltimore, Maryland 21236                Washington, D.C.  20036                    Report on Form 10-KSB for the
                                                                                    fiscal year ended June 30, 1999 as
General Counsel                          Annual Meeting                             filed with the Securities and
Nolan Plumhoff & Williams                The 1999 Annual Meeting of Stockholders    Exchange Commission, will be
Suite 700, Nottingham Centre             will be held on October 28, 1999 at        furnished without charge to
502 Washington Avenue                    4:00 p.m. at the office of The Patapsco    stockholders as of the record date
Towson, MD  21204-4528                   Bank located at 1301 Merritt Boulevard,    for the 1999 Annual Meeting upon
                                         Dundalk, Maryland 21222.                   written request to: Corporate
Transfer Agent and Registrar                                                        Secretary, Patapsco Bancorp, Inc.,
Registrar and Transfer Co.                                                          1301 Merritt Boulevard, Dundalk,
10 Commerce Drive                                                                   Maryland  21222-21942
Cranford, New Jersey 07016-3572
1 (800) 368-5948