Form 10KSB40, Exhibit 13
period 2000-06-30
PATAPSCO BANCORP INC
filed 2000-09-28
CIK 1003961

PATAPSCO BANCORP, INC.









         [LOGO]












                                                              2000 ANNUAL REPORT

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


MARKET INFORMATION

--------------------------------------------------------------------------------
         The Company's common stock trades under the symbol "PATD" on the OTC Bulletin Board. There are currently 327,390 shares of the common stock outstanding and approximately 379 holders of record of the common stock. Following are the high and low closing sale prices, by fiscal quarter, as reported on the Bulletin Board during the periods indicated, as well as the dividends paid during such quarters.

                                                      High               Low            Dividends Per Share
                                                      ----               ---            -------------------
              Fiscal 2000:

                    First Quarter                    $      29.00      $    23.25            $  .14
                    Second Quarter                          27.50           25.25               .14
                    Third Quarter                           26.25           20.50               .14
                    Fourth Quarter                          23.50           20.00               .14
              Fiscal 1999:
                    First Quarter                    $      34.25      $    28.125           $  .12
                    Second Quarter                          30.00           26.50               .12
                    Third Quarter                           31.50           28.25               .12
                    Fourth Quarter                          30.125          28.75               .12


         The stated high and low closing sale prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.


TABLE OF CONTENTS
--------------------------------------------------------------------------------

Patapsco Bancorp, Inc........................................................(i)
Market Information...........................................................(i)
Letter to Stockholders........................................................1
Selected Consolidated Financial and Other Data................................3
Management's Discussion and Analysis of Financial Condition and
  Results of Operations.......................................................5
Consolidated Financial Statements............................................20
Corporate Information.........................................Inside Back Cover


                                      (i)

                         [Patapsco Bancorp Letterhead]

Dear Shareholder:

     The directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank proudly present our fifth Annual Report to our shareholders.

     This report reflects a year of significant achievement in the history of your Company. It was a year in which our assets exceeded $100 million, our loans exceeded $90 million and our deposits reached $75 million. Most significantly, this was the first year our core earnings exceeded $790,000, the best in our 90 year history. During fiscal year 2000, we continued to diversify our assets, to increase our loan loss reserves and control our expenses. The Returns on Assets and Equity increased to .81% and 8.46%, respectively, sustaining a pattern of improved fiscal performance.

     In September, the Company's Board of Directors declared a $.14 per share dividend payable in October 2000. This represents the twelfth consecutive quarter in which the Company has paid a dividend in addition to the return of capital distribution in June 1997.

     Our transformation into a commercial bank continues. This was most dramatically demonstrated by the continuing changes in our loan portfolios. In 1996, 90% of our $53 million loan portfolio was in residential mortgage loans. By the end of fiscal 2000, our loan portfolio had increased to $90 million but the percentage of lower yielding residential mortgages decreased to 55%. Consumer loans and business related loans have become our major sources of new business. At year end our loans to deposits ratio stood at 121%.

     Despite the expansion in the number and types of loans, asset quality remained extremely high with non-performing loans at .33% of total loans. In addition, while the loan portfolios increased, the Company continued to maintain the loan loss reserve at .81% of total loans and 242% of non-performing loans.

     We continued our expansion into new areas of business with the creation of Patapsco Financial Services. Initially offering annuities, it is our intention to gradually expand the product offerings of this new venture into the sale of other alternative investments for our customers. The Bank's other new subsidiary, Prime Business Leasing, which invests in equipment leases continues to perform well with over $6 million in business at year-end.

     However, the most significant event of fiscal year 2000 was the announcement of our intent to acquire Northfield Bancorp, Inc. This is the parent organization of Northfield Federal Savings Bank. We believe that this will be the right acquisition at the right time for our Company. Northfield's $53,000,000 in assets will allow our Company to grow 52%. Northfield's market, in the Parkville area of Baltimore County, is adjacent to our market and demographically very similar to ours. Since Northfield is a thrift institution, we intend over time to convert its mortgage assets to more profitable commercial bank assets, much as we have done with our own portfolios since we converted from a thrift charter. Most importantly, we expect this acquisition to have a positive impact on earnings.

     We still have other goals to accomplish. We shall continue to focus on products and services which will allow us to compete in a highly competitive banking environment. We shall continue to expand our efforts relative to small business loans, commercial real estate loans, construction loans, consumer loans and leases. We must attract more demand deposit accounts and continue to build our loan loss reserves as our portfolio continues to grow and change. In short, we must continue to implement our strategic plan to achieve a rate of growth that can be sustained over time consistent with prudent safe and sound practices.

     The upcoming year will also present varied challenges. The banking landscape continues to change as the big banks and de novo banks compete with community banks such as ours for market share. The economic environment continues to remain extremely competitive for deposit dollars and quality loans. Nevertheless, your Company intends to continue in its quest to become a leading independent provider of financial services throughout the Baltimore area by delivering exceptional service to an expanding customer base in our tradition of integrity, personalized service and community focus.

     In fiscal year 2000, Chairman Tom O'Neill and newly elected Director Bill Waters enjoyed a successful first year in their respective positions. Similarly, we hope that the Directors who will join our Board from Northfield, Gary Bozel, Tom Hoffman and Honorary Director David Rittenhouse will contribute to an even more successful first year association.

     In conclusion, the directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank thank all of our stockholders and customers for their confidence and support during the past year. We look forward to a prosperous new year.


         /s/ Thomas P. O'Neill                   /s/ Joseph J. Bouffard

         Thomas P. O'Neill                       Joseph J. Bouffard
         Chairman of the                         President and
         Board of Directors                      Chief Executive

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

                                                                           AT JUNE 30,
                                                                 ---------------------------------
                                                                     2000               1999
                                                                   --------           ---------
                                                                         (IN THOUSANDS)
Total assets..................................................  $ 102,665           $  95,328
Loans receivable, net.........................................     91,002              77,777
Cash, federal funds sold and other interest
   bearing deposits...........................................      3,438               9,352
Investment securities.........................................        463                 214
Mortgage-backed securities....................................      4,456               4,879
Deposits......................................................     75,652              69,671
Borrowings....................................................     14,900              14,056
Stockholders' equity..........................................      9,579               9,218


SELECTED CONSOLIDATED INCOME DATA

                                                                        YEAR ENDED JUNE 30,
                                                                 ------------------------------
                                                                   2000                 1999
                                                                 --------             ---------
                                                                        (IN THOUSANDS)

Interest income...............................................   $   7,908          $   7,240
Interest expense..............................................       3,656              3,306
                                                                 ---------          ---------
Net interest income before provision
   for loan losses............................................       4,252              3,934
Provision for loan losses.....................................         325                245
                                                                 ---------          ---------
Net interest income after provision
   for loan losses............................................       3,927              3,689
Noninterest income............................................         337                246
Noninterest expenses:
   Compensation and employee benefits.........................       1,861              1,797
   Insurance..................................................          55                 67
   Professional fees..........................................         129                 94
   Equipment expenses.........................................         170                115
   Net occupancy costs........................................          77                 81
   Advertising................................................          46                 45
   Data processing............................................         157                122
   Merger-related expenses....................................          --                 89
   Net loss on disposal of fixed assets.......................          --                 23
   Other......................................................         461                443
                                                                 ---------          ---------
      Total noninterest expenses..............................       2,956              2,876
Income before provision (benefit) for income taxes............       1,308              1,059
Income tax provision (benefit)................................         514                399
                                                                 ---------          ---------
Net income....................................................   $     794          $     660
                                                                 =========          =========

KEY OPERATING RATIOS

                                                                            AT OR FOR THE
                                                                          YEAR ENDED JUNE 30,
                                                                   ------------------------------
                                                                       2000               1999
                                                                   ------------       -----------
PERFORMANCE RATIOS:
   Return on average assets (net income divided by
      average total assets.......................................     0.81%                0.73%
   Return on average stockholders' equity (net income
      divided by average stockholders' equity)...................     8.46                 7.05
   Interest rate spread (combined weighted average
      interest rate earned less combined weighted
      average interest rate cost)................................     3.99                 3.93
   Net interest margin (net interest income
      divided by average interest-earning assets)................     4.49                 4.46
   Ratio of average interest-earning assets to
      average interest-bearing liabilities.......................   112.94               114.08
   Ratio of noninterest expense to average total assets..........     3.03                 3.17

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets at
      end of period..............................................     0.37                 0.22
   Nonperforming (nonaccrual) loans to loans
      receivable, net at end of period...........................     0.33                 0.23
   Allowance for loan losses to total loans
      at end of period...........................................     0.81                 0.80
   Allowance for loan losses to nonperforming
      loans at end of period.....................................   241.92               347.19
   Net charge-offs to average loans outstanding..................     0.25                 0.21

CAPITAL RATIOS:
   Stockholders' equity to total assets at end of period.........     9.33                 9.67
   Average stockholders' equity to average assets................     9.63                10.33


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

GENERAL

         The Company's results of operations depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other investments, and the interest paid on interest-bearing liabilities, consisting primarily of deposits and advances from the Federal Home Loan Bank of Atlanta. The net interest income earned on interest-earning assets ("net interest margin") and the ratio of interest-earning assets to interest-bearing liabilities have a significant impact on net interest income. The Company's net interest margin is affected by regulatory, economic and competitive factors that influence interest rates, loan and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities. To a lesser extent, the Company's results of operations are also affected by the amount of its noninterest income, including loan fees and service charges, and levels of noninterest expense, which consists principally of compensation and employee benefits, insurance premiums, professional fees, equipment expense, occupancy, costs, advertising, data processing and other operating expenses.

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

PENDING ACQUISITION

         On May 16, 2000, the Company announced that it had agreed to purchase Northfield Bancorp, Inc., the parent company of Northfield Federal Savings Bank. Under the terms of the agreement of merger, each share of Northfield Bancorp common stock outstanding at the effective time of the merger will be canceled and converted into the right to receive $12.50 in cash and .24 shares of Patapsco Bancorp's Series A Noncumulative Convertible Perpetual Preferred Stock. At any time after issuance, this preferred stock will be convertible into shares of Patapsco Bancorp common stock, on a one for one basis. Each share of Patapsco Bancorp's outstanding preferred stock will earn dividends at the annual rate of 7.5% of its liquidation preference of $25.00 per share. Dividends are noncumulative, which means that if the Board does not pay dividends for a quarterly period, it is not obligated to pay a dividend for that period at a later date. After five years from the date of issuance of the Patapsco Bancorp preferred stock, Patapsco Bancorp may redeem some or all of the outstanding Patapsco Bancorp preferred stock at $25.00 per share plus any declared but unpaid dividends for the then current quarter.

 The merger is subject to the approval of the Board of Governors of the Federal Reserve System, the Commissioner of Financial Regulation of the Maryland
Department of Labor, Licensing, and the approval of the stockholders of Northfield Bancorp. If all approvals are received, the merger is expected to close some time in the fourth quarter of calendar year 2000.

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

                                                                          YEAR ENDED JUNE 30,
                                                 --------------------------------------------------------------
                                                             2000                           1999
                                                 ------------------------------- ------------------------------
                                                                        AVERAGE                        AVERAGE
                                                 AVERAGE                YIELD/   AVERAGE               YIELD/
                                                 BALANCE   INTEREST      COST    BALANCE   INTEREST     COST
                                                 -------   --------     ------   -------   --------    -------
                                                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Loans receivable (1) .....................   $84,961    $ 7,305       8.60%   $78,779   $ 6,690      8.49%
   Investment securities ....................       460          7       1.59      3,272       201      6.13
   Mortgage-backed securities ...............     4,702        330       7.03        963        64      6.70
   Short-term investments and other interest-
      earning assets .......................      4,650        266       5.71      5,286       285      5.39
                                                -------    -------               -------   -------
      Total interest-earning assets .........    94,773      7,908       8.35     88,300     7,240      8.20
Non-interest-earning assets .................     2,788                            2,449
                                                -------                          -------
      Total assets ..........................   $97,561                          $90,749
                                                =======                          =======

Interest-bearing liabilities:
   Deposits (2) .............................   $69,057      2,794       4.05    $67,087     2,696      4.02
   Borrowings ...............................    14,856        863       5.81     10,315       610      5.91
                                                -------    -------               -------   -------
      Total interest-bearing liabilities ....    83,913      3,657       4.36     77,402     3,306      4.27
                                                           -------     ------              -------    ------
Non-interest-bearing liabilities ............     4,256                            3,975
                                                -------                          -------
      Total liabilities .....................    88,169                           81,377
Retained earnings ...........................     9,392                            9,372
                                                -------                          -------
      Total liabilities and retained earnings   $97,561                          $90,749
                                                =======                          =======

Net interest income .........................              $ 4,251                         $ 3,934
                                                           =======                         =======
Interest rate spread ........................                            3.99%                          3.93%
                                                                       ======                          ======
Net interest margin .........................                            4.49%                          4.46%
                                                                       ======                          ======
Ratio of average interest-earning assets to
   average interest-bearing liabilities .....                          112.94%                         114.08%
                                                                       ======                          ======

___________
(1)      Includes nonaccrual loans.
(2)      Includes interest-bearing escrow accounts.

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

                                                              YEAR ENDED JUNE 30,
                                                      --------------------------------
                                                        2000       VS.          1999
                                                      ---------------------------------
                                                          INCREASE (DECREASE) DUE TO
                                                      ---------------------------------
                                                      VOLUME         RATE       TOTAL
                                                      ------         ----       -----
                                                                (In thousands)
Interest income:
   Loans receivable.................................  $   530      $    86         $616
   Investment securities............................     (102)         (91)        (193)
   Mortgage-backed securities.......................      263            3          266
   Short-term investments and other
     interest-earning assets........................      (39)          19          (20)
                                                      --------     -------     ---------
       Total interest-earning assets................      652           11          669
                                                      -------      -------     --------

Interest expense:
   Deposits (1).....................................       80           18           98
   Borrowings.......................................      263          (10)         253
                                                      -------           ---    --------
       Total interest-bearing liabilities...........      343            8          351
                                                      -------          ---     --------

Change in net interest income.......................  $   265      $    53     $    318
                                                      =======      =======     ========

(1)      Includes interest-bearing escrow accounts.
(2) Combined Rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2000 AND 1999

         General. Total assets increased by $7.3 million or 7.7% to $102.7 million at June 30, 2000 from $95.3 million at June 30, 1999. The increase was primarily due the Company utilizing cash, deposit growth and borrowed money to fund loan growth.

         Loans Receivable. Total loans receivable increased by $13.2 million or 17.0% to $91.0 million at June 30, 2000 from $77.8 million at June 30, 1999. Increases in commercial leases of $5.3 million, commercial real estate loans of $3.9 million, $3.0 million in commercial term loans, $1.4 million in residential real estate and consumer loans of $900,000 were partially offset by a $800,000 decrease in the construction loan portfolio. Since the conversion of the Company's primary subsidiary from a mutual savings and loan association to a stock savings bank and later into a commercial bank, the Company has continued to diversify its lending away from the traditional single family mortgage market.

         The following table sets forth selected data relating to the composition of the Company's loan portfolio by type of loan at the dates indicated. At June 30, 2000, the Company had no concentrations of loans exceeding 10% of gross loans other than as disclosed below.

                                                                                 AT JUNE 30,
                                                            ------------------------------------------------------
                                                                         2000                        1999
                                                            -----------------------          ---------------------
                                                               AMOUNT           %            AMOUNT             %
                                                               ------         -----          ------           ----
                                                                              (DOLLARS IN THOUSANDS)
Real estate loans:
   Residential............................................  $   49,968        53.93%        $  48,549       61.70
   Commercial.............................................      11,838        12.78             7,870       10.00
   Construction (1).......................................       1,570         1.69             2,351        2.99
Consumer loans:
   Home improvement.......................................       9,267        10.00             8,770       11.14
   Home equity loans......................................       1,864         2.01             1,698        2.16
   Loans secured by deposits..............................         221         0.24               285        0.36
   Other consumer loans...................................         990         1.07               668        0.85
Commercial loans:
   Commercial loans.......................................       9,884        10.67             6,849        8.70
   Commercial leases......................................       7,053         7.61             1,655        2.10
                                                            ----------       -------        ---------     -------
                                                                92,656       100.00%           78,695      100.00%
                                                                             ======                        ======
Less:
   Deferred loan origination fees, net of costs...........          74                             73
   Unearned Interest consumer loans.......................         127                             54
   Unearned Interest commercial loans.....................         710                            160
   Allowance for loan losses..............................         743                            631
                                                            ----------                      ---------
      Total...............................................  $   91,002                      $  77,777
                                                            ==========                      =========

(1)  Less loans in process.


         The following table sets forth certain information at June 30, 2000 regarding the dollar amount of loans maturing or repricing in the Company's portfolio. Demand loans, loans having no stated schedule of repayments and any stated maturity, and overdrafts are reported as due in one year or less. Adjustable-rate and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the periods in which they mature, and fixed-rate loans are included in the period in which the final contractual repayment is due. The table does not include any estimate of prepayments that significantly shorten the average life of all mortgage loans and may cause the Company's repayment experience to differ from that shown below.

                                                         DUE AFTER
                                     DUE DURING          1 THROUGH            DUE AFTER
                                   THE YEAR ENDING       5 YEARS AFTER      5 YEARS AFTER
                                    JUNE 30, 2001       JUNE 30, 2000       JUNE 30, 2000          TOTAL
                                   --------------       -------------       -------------       -----------
                                                                (IN THOUSANDS)
Real estate loans:
   Residential...................    $ 11,573           $   3,902            $  34,493          $  49,968
   Commercial....................      10,137                  --                1,701             11,838
   Construction..................       1,570                  --                   --              1,570
Consumer loans...................       2,248               4,618                5,476             12,342
Commercial loans.................       6,615               7,595                2,728             16,938
                                     --------           ---------            ---------          ---------
Total............................    $ 32,143           $  16,115            $  44,398          $  92,656
                                     ========           =========            =========          =========

         The following table sets forth at June 30, 2000 the dollar amount of all loans which may reprice or are due one year or more after June 30, 2000 which have predetermined interest rates and have floating or adjustable interest rates.

                                   Predetermined            Floating or
                                       Rates              Adjustable Rates      Total
                                   -------------          ----------------    -----------
                                                          (In thousands)
Real estate loans:
   Residential....................    $ 34,499              $   3,895          $   38,394
   Commercial.....................       1,389                    312               1,701
Consumer..........................      10,095                      -              10,095
Commercial........................      10,323                      -              10,323
                                      --------              ---------          ----------
   Total..........................    $ 56,305              $   4,207          $   60,513
                                      ========              =========          ===========


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

         Investment Securities and Mortgage-Backed Securities. Mortgage-backed securities decreased by $400,000 in the year ended June 30, 2000 due to normal prepayments and amortization. Equity securities increased $20,000 in the year as a result of the purchase by the Company of shares in Northfield Bancorp, Inc.

         The following table sets forth the carrying value of the Company's investments at the dates indicated.

                                                                                           AT JUNE 30,
                                                                              -----------------------------------
                                                                                 2000                     1999
                                                                              ----------               ----------
                                                                                     (DOLLARS IN THOUSANDS)
Securities available for sale, at fair value:
   U.S. government and agency securities....................................  $     --                 $     --
   Equity securities........................................................       463                      214
   Mortgage-backed securities...............................................     4,456                    4,879
                                                                              --------                 --------
     Total securities available for sale....................................     4,919                    5,093
                                                                              --------                 --------

Investments required by law, at cost:
  FHLB of Atlanta stock.....................................................       845                      695
  FRB of Richmond stock.....................................................       106                      106
                                                                              --------                 --------
    Total investments required by law, at cost..............................       951                      801
                                                                              --------                 --------

    Total investments.......................................................  $  5,870                 $  5,894
                                                                              ========                 ========

         The following table sets forth the scheduled maturities, carrying values, market values and average yields for the Company's investment portfolio at June 30, 1999.

                                      ONE YEAR OR LESS       ONE TO FIVE YEARS       FIVE TO TEN YEARS     MORE THAN TEN YEARS
                                     ------------------     -------------------     -------------------    -------------------
                                     CARRYING   AVERAGE     CARRYING    AVERAGE     CARRING     AVERAGE    CARRING     AVERAGE
                                       VALUE     YIELD        VALUE      YIELD        VALUE      YIELD       VALUE      YIELD
                                     ---------  -------     ---------   -------     ---------   -------    ---------   --------
                                                                       (DOLLARS IN THOUSANDS)
Securities available for sale:
   Mortgage-backed  securities...... $    --      --  %      $     --      -- %       $  --        --  %    $ 4,456   7.03%
   Investments required by law......      --      --               --      --            --        --           951   7.51
   Equity securities................     463      1.59             --      --            --        --            --     --
                                     -------                 --------                 -----                 -------
       Total........................ $   463      1.59       $     --      --         $  --        --       $ 5,407   7.11
                                     =======                 ========                 =====                 =======

                                        TOTAL INVESTMENT PORTFOLIO
                                     ---------------------------------
                                     CARRYING      MARKET     AVERAGE
                                       VALUE       VALUE       YIELD
                                     ---------     ------     --------
                                          (DOLLARS IN THOUSANDS)
Securities available for sale:
   Mortgage-backed  securities...... $4,456        $4,456      7.03%
   Investments required by law......     --           951      7.51
   Equity securities................    463           463      1.59
                                     ------        ------
       Total........................ $5,870        $5,870      6.69
                                     ======        ======

         Deposits. Deposits increased by $6.0 million or 8.6% to $75.6 million at June 30, 2000 from $69.6 million at June 30, 1999. The increase in deposits is largely attributable to the $5.5 million increase in interest-bearing deposits, primarily certificate accounts. Included in this amount are $1.0 million in retail brokered deposit accounts in denominations less than $100,000. Noninterest checking accounts increased 14.4% to $3.3 million at June 30, 2000 from $2.9 million at June 30, 1999.

         The following tables set forth the average balances based on daily balances and interest rates for various types of deposits as of the dates indicated.

                                                               YEAR ENDED JUNE 30,
                                         ---------------------------------------------------------------
                                                  2000                                  1999
                                         -------------------------          ----------------------------

                                         AVERAGE          AVERAGE           AVERAGE           AVERAGE
                                         BALANCE            RATE            BALANCE             RATE
                                         -------          --------          -------           --------
                                                                (DOLLARS IN THOUSANDS)
Passbook, statement savings
   and Christmas Club.................   $ 17,508           2.77%           $ 20,035           2.84%
NOW checking..........................      4,242           1.49               3,837           1.63
Money market..........................      4,361           2.93               4,896           3.07
Certificates of deposit...............     39,851           5.12              37,682           5.08
Noninterest-bearing checking..........      3,599             --                2,933            --
                                         --------                           --------
     Total............................   $ 71,950                           $ 69,276
                                         ========                           ========


         The following table indicates the amount of the Company's certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2000. At such date, such deposits represented 5.48% of total deposits and had a weighted average rate of 5.82%.
                                                      Certificates
        Maturity Period                               of Deposits
        ---------------                               -----------
                                                     (In thousands)


        Three months or less.......................   $     746
        Over three through 12 months...............       1,951
        Over 12 months.............................       1,450
                                                      ---------
            Total..................................   $   4,147
                                                      =========

         Borrowings. The Company's borrowings increased by $1.0 million to $14.9 million at June 30, 2000 from June 30, 1999. During the year, the Company paid down $8.0 million in borrowings from the Federal Home Loan Bank of Atlanta and borrowed $9.0 million to fund loan demand.

         The following table sets forth certain information regarding short-term borrowings by the Company at the dates and for the periods indicated:

                                                                      At June 30,
                                                            ------------------------------
                                                               2000                1999
                                                            ----------          ----------
                                                                 (Dollars in thousands)
Amounts outstanding at end of period:
    FHLB advances......................................     $  14,900           $ 13,900
    Other borrowings...................................            --                 --
Weighted average rate paid on:
    FHLB advances......................................         5.92%               5.71%
    Other borrowings...................................            -- %               -- %



                                                                   Year Ended June 30,
                                                            ------------------------------
                                                               2000                1999
                                                            ---------           ----------
                                                                 (Dollars in thousands)
Maximum amount of borrowings outstanding at any month end:
    FHLB advances......................................     $  16,900           $ 13,900
    Other borrowings...................................            --                 --


                                                                   Year Ended June 30,
                                                            ------------------------------
                                                               2000                1999
                                                            ---------           ----------
                                                                 (Dollars in thousands)

Approximate average short-term borrowings outstanding
 with respect to:
   FHLB advances.......................................     $   --                    --
   Other borrowings....................................         --                    --
Approximate weighted average rate paid on: (1)
   FHLB advances.......................................         -- %                  --%
   Other borrowings....................................         -- %                  --%

(1) Weighted average rate paid is derived from dividing the actual interest expense by the average daily short-term borrowings outstanding.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2000 AND 1999

         General. The Company's net income increased by $134,000 or 20.3% to $794,000 in the year ended June 30, 2000 compared to $660,000 in the year ended June 30, 1999. The increase in net income was primarily due to increases in net interest and noninterest income offsetting higher operating expenses. Additionally, earnings for the year ended June 30, 1999 were adversely impacted by the recognition of $89,000 in expenses related to the termination of the merger conversion agreement with Belmar Savings and Loan Association. Adjusted for the merger termination expenses noted above, earnings for the year ended June 30, 1999 would have been $715,000. Net income for the year ended June 30, 2000 increased $79,000 or 11% over the adjusted 1999 figures.

         Net Interest Income. The Company's net interest income increased by $318,000 or 8.1% to $4.2 million in the year ended June 30, 2000 from $3.9 million in the year ended June 30, 1999.

         The increase in net interest income is attributable to loan growth, continued diversification to higher yielding loan products such as commercial real estate, commercial business, commercial leasing and consumer loans. As shown in the Rate/Volume Analysis above, the increase in volume, primarily loans receivable, was responsible for $265,000 of the increase in net interest income and changes in rate, primarily the increase in loans, was responsible for $53,000 of the increase in net interest income.

         The Company's net interest margin increased to 4.49% for the year ended June 30, 2000 from 4.46% for the year ended June 30, 2000. The increase in yields on earning assets of 14 basis points was partially offset by an increase of 9 basis points in the cost of funds and the decrease in the ratio of interest earning assets to interest bearing liabilities to 112.94% from 114.08%.

         Interest Income. The Company's total interest income increased by $669,000, or 9.2% to $7.9 million in the year ended June 30, 2000 from $7.2 million in the year ended June 30, 1999. The increase in the volume of interest earning assets is responsible for $652,000 of the increase in interest income and increased yields is responsible for $11,000 of the increase in interest income.

         Interest income on loans increased $616,000, or 9.2% during fiscal year 2000. The increase is attributable to the $6.2 million increase in the average balance of loans receivable to $85.0 million in fiscal 2000 from $78.8 million in fiscal 1999 and the 11 basis point increase in average yield to 8.60% in fiscal 2000 from 8.49% in fiscal 1999.

         Interest income on investment securities decreased by $193,000 or 96.4% to $7,000 in fiscal year 2000 as compared to $201,000 in fiscal year 1999. The decrease was primarily the result of a decrease in the average balance to $500,000 during fiscal year 2000 from $3.3 million in fiscal year 1999.

         Interest income on mortgage-backed securities increased $266,000 or 409% to $331,000 in fiscal 2000 from $65,000 in the fiscal year ended June 30, 1999. The average balance in mortgage-backed securities increased to $4.7 million from $963,000 during fiscal year 2000 and the yield increased to 7.03% in the fiscal year ended June 30, 2000 from 6.70% in fiscal 1999.

         Interest income on short-term investments and other interest earning assets decreased $19,000 or 6.8% to $266,000 in the fiscal year ended June 30, 2000 from $285,000 in the fiscal year ended June 30, 1999. The decrease in interest income is primarily the result of lower average balances.

         The increase in loan interest income and the decrease in interest income on other, lower-yielding investments reflect management's concerted effort to invest the Company's resources in higher yielding loans.

         Interest Expense. The Company's interest expense increased by $351,000 or 10.6% to $3.6 million in fiscal year 2000 from $3.3 million during the fiscal year ended June 30, 1999. As shown in the rate/volume table above, the increase in the volume of interest bearing liabilities outstanding, primarily borrowings was responsible for $343,000 of the increase in interest expense and the increase in rates was responsible for $8,000 of the increase in interest expense.

         Interest expense on deposits increased $98,000 or 3.6% to $2.8 million in fiscal year 2000 from $2.7 million in fiscal 1999. Higher average balances were responsible for $80,000 of the increase and higher rates were responsible for $18,000 of the increase.

         Interest expense on borrowed money increased $253,000 or 41.6 % to $863,000 in the year ended June 30, 2000 from $609,000 in the year ended June 30, 1999. The $263,000 increase in interest expense due to higher average balances was somewhat offset by a decrease in interest expense on borrowed money of $10,000 due to lower interest rates.

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

         The provision for loan losses was $325,000 in fiscal year 2000, an increase of $80,000 or 32.7% over the fiscal year 1999 provision of $245,000. The Company has increased the allowance for loan losses as a percentage of total loans outstanding to 0.81% at June 30, 2000 from 0.80% at June 30, 1999 as a result of the greater inherent risk in the loan portfolio caused by the shifts to higher yielding loans as discussed earlier. The Company's allowance for loan losses as a percentage of nonperforming loans was 241.9% at June 30, 2000 as compared to 347.2% at June 30, 1999.

         Noninterest Income. The Company's noninterest income consists of loan fees and service charges and net gains and losses on sales of investment securities, mortgage-backed securities, loans and repossessed assets. Noninterest income increased by $91,000 or 37.0% to $337,000 in fiscal year 2000 as compared to $246,000 in fiscal year 1999. The increase is attributable to a gain on the sale of repossessed real estate of $53,000 and a $41,000 increase in fees and service charges on deposit accounts somewhat offset by a $3,000 decrease in other income.

         Noninterest Expense. The Company's total noninterest expense increased by $80,000, or 2.8%, to $3.0 million during fiscal 2000, as compared to $2.9 million in fiscal 1999. The Company experienced a $63,000, or 3.5% increase in compensation and employee benefits expense during fiscal 2000 primarily a result of higher staffing levels and normal salary increases, a $55,000, 47.5% or increase in equipment expenses due to higher maintenance and depreciation costs, a $35,000 or 37.5% increase in professional fees and a $35,000 or 29.0% increase in data processing expense. These increases were somewhat offset by lower insurance and occupancy expenses. Additionally, as previously noted, in the year ended June 30, 1999, the company recognized $89,000 in expenses incurred as a result of the terminated merger agreement with Belmar Federal Savings and Loan Association as well as a $23,000 loss on disposal of obsolete equipment. Without these two items, the Company's noninterest expense would have increased $192,000, or 6.9% for the year ended June 30, 2000.

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

         The Bank's interest rate sensitivity, as measured by the repricing of its interest sensitive assets and liabilities at June 30, 2000, is presented in the following table. The table was derived using assumptions which management believes to be reasonable.

         The Company has established an Asset/Liability Management Committee "ALCO" that currently is comprised of three non-employee directors, the President and the Chief Financial Officer. This Committee meets on a monthly basis and reviews the maturities of the Company's assets and liabilities and establishes policies and strategies designed to regulate the Company's flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Company's assets and liabilities is to maintain an acceptable net interest margin while reducing the net effects of changes in interest rates.

         Management's principal strategy in managing the Company's interest rate risk has been to maintain short- and intermediate-term assets in portfolio, including locally originated adjustable-rate mortgage loans. In addition, the Company has available for sale investment securities, carried at fair value, totaling $4.9 million as of June 30, 2000. The Company is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

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

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2000 that are expected to mature or reprice in each of the time periods shown.

                                            Three      Over Three     Over One    Over Five    Over Ten     Over
                                           Months    Months Through   Through      Through      Through    Twenty
                                           or Less      One Year     Five Years   Ten Years   Twenty Years  Years    Total
                                           -------      --------     ----------   ---------   ------------  -----    -----
                                                                           (Dollars in thousands)
Rate sensitive assets:
   Loans receivable ....................   $  4,072     $ 12,873     $ 42,314     $ 22,539     $ 10,662   $    196   $ 92,656
   Mortgage-Backed & Inv. securities ...         49          204        1,698        1,239        1,311        418      4,919
   Short-term investments and other
       Interest-earning assets .........      2,137            0            0            0            0          0      2,137
                                           --------     --------     --------     --------     --------   --------   --------
        Total ..........................      6,258       13,077       44,012       23,778       11,973        614     99,712
                                           --------     --------     --------     --------     --------   --------   --------

Rate sensitive liabilities:
   Deposits ............................     11,924       19,978       28,697       15,053            0          0     75,652
   Borrowings ..........................        900        1,000       13,000            0            0          0     14,900
                                           --------     --------     --------     --------     --------   --------   --------
       Total ...........................     12,824       20,978       41,697       15,053            0          0     90,552
                                           --------     --------     --------     --------     --------   --------   --------

Interest sensitivity gap ...............   $ (6,566)    $  7,901)    $  2,315     $  8,725     $ 11,973   $    614   $  9,160
                                           ========     ========     ========     ========     ========   ========   ========
Cumulative interest sensitivity gap ....   $ (6,566)    $(14,467)    $(12,152)    $ (3,427)    $  8,546   $  9,160
                                           ========     ========     ========     ========     ========   ========
Ratio of cumulative gap to total assets       (6.39)%     (14.09)%     (11.83)%      (3.34)%       8.32%      8.92%
                                           ========     ========     ========     ========     ========   ========

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

         The Company utilizes two additional measures of risk. These are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical change of plus or minus 200 basis points in market interest rates for maturities from one day to thirty years. As of June 30, 2000, the Bank had the following estimated sensitivity profile for net interest income and fair value of equity:

                                                       + 200 basis points        -200 basis points     Policy Limit
                                                       ------------------        -----------------     ------------

         % Change in Net Interest Income                        1.0%                     -2.0%            +/-10.0%
         % Change in Fair Value of Equity                     -13.0%                      5.0%            +/-25.0%

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

         The Company's most liquid assets are cash on hand, interest-bearing deposits and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At June 30, 2000, the Company's cash on hand, interest bearing deposits and Federal funds sold totaled $3.4 million.

         The Company anticipates that it will have sufficient funds available to meet its current loan origination, and unused lines-of-credit commitments of approximately $2.6 million and $2.1 million, respectively. Certificates of deposit that are scheduled to mature in less than one year at June 30, 2000 totaled $28.5 million. Historically, a high percentage of maturing deposits have remained with the Company.

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

         At June 30, 2000, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank's regulatory compliance at June 30, 2000.

                                                                                                    To Be Well
                                                                                                 Capitalized Under
                                                                               For Capital        Prompt Corrective
                                                       Actual               Adequacy Purposes    Action Provisions
                                                --------------------       ------------------   --------------------
                                                Amount         Ratio       Amount      Ratio    Amount      Ratio
                                                ------         -----      -------      -----    -------     -----
                                                                         (Dollars in thousands)

 Total Capital (to Risk Weighted Assets)..   $   9,822        14.31%     $  5,490      8.0%    $  6,863     10.0%
 Tier 1 Capital (to Risk Weighted Assets).       9,079        13.23         2,745      4.0        4,118      6.0
 Tier 1 Capital (to Average Assets).......       9,079         8.89         4,083      4.0        5,104      5.0


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

ACCOUNTING PRONOUNCEMENTS WITH FUTURE EFFECTIVE DATES

         SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument which the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, will not affect the Company's financial position or its results of operations.

                     [Anderson Associates, LLP Letterhead]



INDEPENDENT AUDITORS' REPORT




The Stockholders and The Board of Directors
Patapsco Bancorp, Inc.
Dundalk, Maryland


     We have audited the consolidated statements of financial condition of Patapsco Bancorp, Inc. and Subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of income, stockholders equity and cash flows for each of the two years in the two year period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We belive that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patapsco Bancorp, Inc. and Subsidiaries as of June 30, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the two years in the two year period ended June 30, 2000, in conformity with generally accepted accounting principles.

                                           /s/ Anderson Associates LLP



August 11, 2000
                                       19

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 30, 2000 and 1999

=====================================================================================================================
                                                                                     2000                  1999
---------------------------------------------------------------------------------------------------------------------
ASSETS

Cash:
      On hand and due from banks                                                 $  2,251,850           1,601,598
      Interest bearing deposits                                                       282,929           2,170,254
Federal funds sold                                                                    903,004           5,580,098
Investment securities at fair value (note 2)                                          462,842             213,761
Mortgage-backed securities at fair value (note 3)                                   4,456,047           4,879,359
Loans receivable, net (note 4)                                                     91,002,476          77,777,163
Investment required by law, at cost (note 9)                                          950,850             800,850
Property and equipment, net (note 5)                                                1,004,443           1,052,618
Deferred taxes (note 8)                                                               442,000             441,000
Accrued interest, prepaid expenses and other assets                                   908,470             811,660
---------------------------------------------------------------------------------------------------------------------
                                                                                 $102,664,911          95,328,361
=====================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
             Interest bearing deposits                                           $ 72,357,957          66,792,156
             Noninterest bearing deposits                                           3,293,950           2,879,263
      Borrowings (note 7)                                                          14,900,000          13,900,000
      Accrued expenses and other liabilities                                        2,520,673           2,513,846
      Income taxes payable                                                             13,033              25,236
---------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                  93,085,613          86,110,501

Stockholders' equity (notes 9, 10 and 11):
      Common stock  $0.01 par value;  authorized  4,000,000  shares;
        issued and outstanding 327,390 shares at June 30, 2000 and
        344,426 shares at June 30, 1999                                                3,274                3,445
      Additional paid-in capital                                                   1,471,253            1,888,962
      Contra equity - Employee Stock Option Plan (ESOP)                             (254,045)            (325,100)
      Contra equity - Management Recognition Plan (MRP)                             (154,761)            (257,095)
      Retained earnings, substantially restricted                                  8,625,749            8,017,059
      Accumulated other comprehensive income, net of taxes                          (112,172)            (109,411)
---------------------------------------------------------------------------------------------------------------------
                                                                                   9,579,298            9,217,860
Commitments (notes 4, 10 and 11)
---------------------------------------------------------------------------------------------------------------------
                                                                                $102,664,911           95,328,361
=====================================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Years Ended June 30, 2000 and 1999

=====================================================================================================================
                                                                                     2000                  1999
---------------------------------------------------------------------------------------------------------------------
Interest income:
      Loans receivable                                                           $7,304,753              6,689,710
      Mortgage-backed securities                                                    330,535                 64,546
      Investment securities                                                           7,312                200,549
      Federal funds sold and other investments                                      265,579                284,860
---------------------------------------------------------------------------------------------------------------------
Total interest income                                                             7,908,179              7,239,665
---------------------------------------------------------------------------------------------------------------------
Interest expense:
      Deposits                                                                   2,783,007               2,691,024
      Interest on short term borrowing                                              10,708                   5,328
      Interest on long term debt                                                   862,639                 609,183
---------------------------------------------------------------------------------------------------------------------
Total interest expense                                                           3,656,354               3,305,535
---------------------------------------------------------------------------------------------------------------------

Net interest income                                                              4,251,825               3,934,130
Provision for losses on loans (note 4)                                             325,000                 245,000
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans                          3,926,825               3,689,130
---------------------------------------------------------------------------------------------------------------------

Noninterest income:
      Fees and service charges                                                     270,744                 229,134
      Net gain on sales of other real estate owned                                  52,853                      --
      Other                                                                         13,756                  17,029
---------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                           337,353                 246,163
---------------------------------------------------------------------------------------------------------------------

Noninterest expenses:
      Compensation and employee benefits                                         1,860,531               1,797,183
      Insurance                                                                     55,315                  67,285
      Professional fees                                                            129,187                  93,966
      Equipment expenses                                                           169,692                 115,026
      Net occupancy costs                                                           77,216                  81,615
      Advertising                                                                   45,955                  44,671
      Data processing                                                              156,892                 121,703
      Merger-related expenses                                                           --                  89,000
      Net loss on disposal of fixed assets                                              --                  22,606
      Other                                                                        460,930                 443,008
---------------------------------------------------------------------------------------------------------------------
Total noninterest expenses                                                       2,955,718               2,876,063
---------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                       1,308,460               1,059,230
Income tax provision (note 8)                                                      514,000                 399,000
---------------------------------------------------------------------------------------------------------------------
Net income                                                                      $  794,460                 660,230
---------------------------------------------------------------------------------------------------------------------

Net income per share of common stock (note 1):
      Basic                                                                     $     2.54                    2.03
      Diluted                                                                         2.40                    1.87
======================================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Years Ended June 30, 2000 and 1999

====================================================================================================================================


                                                                                      Additional
                                                                        Common         Paid-In            Contra-         Contra-
                                                                        Stock          Capital          Equity ESOP     Equity MRP
------------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1998                                          $     3,626         2,330,681         (396,341)        (339,225)
  Comprehensive income
    Net income                                                              -                 -                -                -
     Adjustment to unrealized net holding losses on
        Available-for-sale portfolios, net (note 1)                         -                 -                -                -
     Comprehensive income                                                   -                 -                -                -
  Compensation under stock-based benefit plans                              -            81,480           71,241           82,130

  Cash dividends declared ($.48 per share)                                  -                 -                -                -

  Purchase of common stock                                               (181)         (523,199)               -                -
------------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999                                                3,445         1,888,962         (325,100)        (257,095)
  Comprehensive income
    Net income                                                              -                 -                -                -
     Adjustment to unrealized net holding losses on
        Available-for-sale portfolios, net (note 1)                         -                 -                -                -
     Comprehensive income                                                   -                 -                -                -
  Compensation under stock-based benefit plans                              -            52,360           71,055          102,334
  Cash dividends declared ($.56 per share)                                  -                 -                -                -
  Options exercised                                                        16            31,867                -                -
  Purchase of common stock                                               (187)         (501,936)               -                -
------------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2000                                          $     3,274         1,471,253         (254,045)        (154,761)
====================================================================================================================================

--------------------------------------------------------------------------------------------------------------------
                                                                                    Accumulated
                                                                                       Other
                                                                                   Comprehensive         Total
                                                                    Retained        Income, Net      Stockholders'
                                                                    Earnings          of Taxes           Equity
--------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1998                                           7,525,501           (1,402)        9,122,840
  Comprehensive income
    Net income                                                       660,230                -                 -
     Adjustment to unrealized net holding losses on
        Available-for-sale portfolios, net (note 1)                        -         (108,009)                -

     Comprehensive income                                                  -                -           552,221
  Compensation under stock-based benefit plans                             -                -           234,851
  Cash dividends declared ($.48 per share)                          (168,672)               -          (168,672)
  Purchase of common stock                                                 -                -          (523,380)
--------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999                                           8,017,059         (109,411)        9,217,860
  Comprehensive income
    Net income                                                       794,460                -                 -
     Adjustment to unrealized net holding losses on
        Available-for-sale portfolios, net (note 1)                        -           (2,761)                -
     Comprehensive income                                                  -                -           791,699
  Compensation under stock-based benefit plans                             -                -           225,749
  Cash dividends declared ($.56 per share)                          (185,770)               -          (185,770)
  Options exercised                                                        -                -            31,883
  Purchase of common stock                                                 -                -          (502,123)
--------------------------------------------------------------------------------------------------------------------

Balance at June 30, 2000                                           8,625,749         (112,172)        9,579,298
====================================================================================================================


See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended June 30, 2000 and 1999

=====================================================================================================================
                                                                                     2000                  1999
---------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                                 $    794,460               660,230
     Adjustments to reconcile net income to net
          cash provided by operating activities:
               Depreciation                                                          139,529                119,384
               Provision for losses on loans                                         325,000                245,000
               Non-cash compensation under stock-based benefit plans                 225,749                234,851
               Amortization of premiums and discounts, net                             4,244                 10,406
               Deferred loan origination fees, net of costs                           28,380                 16,266
               Gain on sale of other real estate owned                               (52,853)                     -
               Loss on disposal of fixed assets                                            -                 22,606
               Decrease in income taxes payable                                      (12,203)              (316,563)
               Change in deferred taxes                                              (28,000)               (37,000)
               Increase in accrued interest on investments,
                prepaid expenses and other assets                                    (55,778)               (76,084)
               Increase in accrued expenses and other liabilities                      6,827                134,909
---------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                          1,375,355              1,014,005
---------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Purchase of investment securities                                              (187,708)              (133,406)
     Maturities of investment securities                                                   -              5,000,000
     Purchase of mortgage-backed security                                                  -             (5,063,556)
     Principal repayments on mortgage-backed securities                              353,198                 36,377
     Loan principal disbursements, net of repayments                             (13,736,669)            (1,830,344)
     Purchase of loans                                                                     -               (337,345)
     Proceeds from sale of real estate owned                                         198,535                      -
     Purchase of investment required by law                                         (150,000)              (125,200)
     Purchases of property and equipment                                             (91,355)               (98,987)
---------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                           $(13,613,999)            (2,552,461)
---------------------------------------------------------------------------------------------------------------------
                                                                                                 (Continued)



See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Years ended June 30, 2000 and 1999



=====================================================================================================================
                                                                                     2000                  1999
---------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Net increase (decrease) in deposits                                        $ 5,980,487                (655,962)
    Purchase of common stock                                                      (502,123)               (523,380)
    Stock options exercised                                                         31,883                       -
    Additional borrowings                                                        9,000,000               6,000,000
    Repayments of borrowings                                                    (8,000,000)             (2,300,000)
    Dividends paid                                                                (185,770)               (168,672)
---------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                        6,324,477               2,351,986
---------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                            (5,914,167)                813,530
Cash and cash equivalents at beginning of year                                   9,351,950               8,538,420
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                       $ 3,437,783               9,351,950
=====================================================================================================================
Supplemental information:
     Interest paid on savings deposits and borrowed funds                      $ 3,649,829               3,273,716
     Income taxes paid                                                             506,000                 672,200
     Transfer from loans to real estate owned                                      177,214                      --
=====================================================================================================================



See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999

------------------------------------------------------------------------------

(1)  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS

     Patapsco Bancorp, Inc. (the Company) is the holding company of The Patapsco Bank (Patapsco). Patapsco owns 100% of Prime Business Leasing, Inc. (Prime Leasing) and Patapsco Financial Services, Inc. (Financial). The primary business of Patapsco is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial loans and consumer loans. Patapsco is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans. Patapsco is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies. The primary business of Prime Leasing is the origination and servicing of commercial leases. The primary business of Financial is the sale of consumer investments.

     BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Patapsco, Prime Leasing and Financial. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

     CASH AND CASH EQUIVALENTS

     Cash equivalents include short-term investments, which consists of Federal funds sold. Cash equivalents and other liquidity and short term investments are carried at cost, which approximates market value.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999

------------------------------------------------------------------------------

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


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999

------------------------------------------------------------------------------

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

     Patapsco recognized interest income for impaired loans consistent with its method for nonaccrual loans. Specifically, interest payments received are recognized as interest income or, if the ultimate collectibility of principal is in doubt, are applied to principal.


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999

------------------------------------------------------------------------------

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



                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999

------------------------------------------------------------------------------

(1)  CONTINUED

                                                     YEAR ENDED
                                      ------------------------------------------
                                         JUNE 30, 2000         JUNE 30, 1999
                                       BASIC     DILUTED     BASIC      DILUTED
--------------------------------------------------------------------------------
Net income                            $794,460   794,460    660,230     660,230
Weighted average shares outstanding    313,176   313,176    325,300     325,300

Diluted securities:
    MRP shares                              --     8,398         --      11,319
    Options                                 --     8,877         --      15,554
--------------------------------------------------------------------------------
Adjusted weighted average shares       313,176   330,451      325,300   352,173
--------------------------------------------------------------------------------
Per share amount                      $   2.54      2.40         2.03      1.87
================================================================================


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

     EMPLOYEE STOCK OWNERSHIP PLAN

     Patapsco recognizes the cost of the ESOP in accordance with AICPA Statement of Position 93-6 Employers' Accounting for Employee Stock Ownership Plans. As shares are released from collateral, Patapsco reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocat- ed shares are recorded as a reduction of debt.


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999

------------------------------------------------------------------------------

(1)  CONTINUED

     MERGER AGREEMENT

     On May 16, 2000, the Company entered into a merger agreement with Northfield Bancorp, Inc. ("Northfield") whereby the stockholders of Northfield will receive $12.50 and .24 shares of Patapsco Bancorp's Series A Noncumulative Convertible Perpetual Preferred Stock for each share of Northfield common stock. The Company already owns 20,244 shares of Northfield. The total additional cash in the transaction is $5,690,000. The merger will be accounted for as a purchase. Accordingly, the purchase price will be allocated to the underlying assets and liabilities based upon their estimated fair values at the date of the acquisition. This transaction requires regulatory approval and Northfield stockholders approval. The applications for regulatory approvals were filed July 11, 2000.

     On May 22, 1998 the Bancorp entered into a merger conversion agreement with Belmar Federal Savings and Loan Association. The transaction was terminated in June 1999. All expenses associated with the merger have been included in the year ended June 1999 and amounted to $89,000.

     RECLASSIFICATION AND RESTATEMENT

     Certain prior year's amounts have been reclassified to conform to the current year's presentation.


(2)  INVESTMENT SECURITIES

     Investment securities, classified as available-for-sale, are summarized as follows as of June 30:

                                                   2000
                    -----------------------------------------------------------
                    Amortized   Unrealized    Unrealized    Fair       Carrying
                      cost         Gains        Losses      value       value
--------------------------------------------------------------------------------
Equity securities   $434,118      28,724          --       462,842     462,842
================================================================================

                                                   1999
                    -----------------------------------------------------------
Equity securities   $246,410        --          32,649     213,761     213,761
--------------------------------------------------------------------------------

================================================================================

   There was no accrued interest receivable balance at June 30, 2000 and 1999.

   There was no redemption of investment securities in 2000. Proceeds from redemption of investment securities were $5,000,000 in 1999.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999

------------------------------------------------------------------------------

(3)  MORTGAGE-BACKED SECURITIES

     Mortgage-backed   securities,   classified   as   available-for-sale,   are
     summarized as follows as of June 30, 2000:

                                          ------------------------------------------------------------------------------
                                             AMORTIZED       UNREALIZED        UNREALIZED        FAIR         CARRYING
                                                COST           GAINS            LOSSES           VALUE          VALUE
   ------------------------------------------------------------------------------------------------------------------------
   Government National Mortgage
     Association (GNMA)                      $4,667,521           --             211,474        4,456,047     4,456,047
   ========================================================================================================================

     Accrued interest receivable at June 30, 2000 was $26,891.

     There were no sales in 2000 or 1999.

(4)  LOANS RECEIVABLE

     Loans receivable and accrued interest receivable thereon are summarized as follows as of June 30:

                                                        2000          1999
--------------------------------------------------------------------------------
Real estate secured by first mortgage:
     Residential                                    $49,968,895    48,548,487
     Commercial                                      11,837,877     7,870,045
     Construction, net of loans in process            1,569,778     2,351,161
--------------------------------------------------------------------------------
                                                     63,376,550    58,769,693

Home improvement loans                                9,266,512     8,769,816
Commercial loans                                      9,884,746     6,849,368
Home equity loans                                     1,863,815     1,698,066
Commercial leases                                     7,053,244     1,655,094
Loans secured by deposits                               221,324       284,813
Consumer loans                                          989,869       668,307
--------------------------------------------------------------------------------
                                                     92,656,060    78,695,157
Less:
     Deferred loan origination fees, net of costs        74,013        73,090
     Unearned interest consumer loans                   127,233        53,929
     Unearned interest commercial leases                709,529       159,736
     Allowance for loan losses                          742,809       631,239
--------------------------------------------------------------------------------
Loans receivable, net                               $91,002,476    77,777,163
================================================================================


Accrued interest receivable on loans was $497,376 and $480,785 at June 30, 2000 and 1999, respectively.

A substantial portion of the Company's loans receivable are mortgage loans secured by residential real estate properties. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. On first

                                                                 (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999
--------------------------------------------------------------------------------

(4)  CONTINUED

     mortgage loans, the Company does not lend more than 95% of the appraised value of an owner occupied residential property and in instances where the Company lends more than 80% of the appraised value, private mortgage insurance is required. For investor loans on residential property (not owner occupied) the Company does not lend more than 70% of the appraised value.

     The Company also originates leases with its commercial customers. Leases are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. Direct costs for the origination of leases for the years ended June 30, 2000 and 1999 were $9,947 and $1,100 respectively.

     The Company's residential lending operations are focused in the State of Maryland, primarily the Baltimore Metropolitan area. While residential lending is generally considered to involve less risk than other forms of lending, payment experience on these loans is dependent to some extent on economic and market conditions in the Company's primary lending area.

     Impairment of loans having recorded investments of $15,800 and $9,300 at June 30, 2000 and 1999, respectively has been recognized in conformity with SFAS No. 114. The average recorded investment in impaired loans during 2000 and 1999, respectively was $14,900 and $9,200. There was an allowance for losses related to those loans of $6,300 and $ -0- at June 30, 2000 and 1999, respectively. The amount of interest that would have been recorded on impaired loans at June 30, 2000 and 1999, respectively had the loans performed in accordance with their terms was approximately $1,800 and $500, respectively. The actual interest income recorded on these loans during 2000 and 1999 was $3,268 and $ -0- , respectively.

     Nonaccrual loans amounted to approximately $303,000 and $173,000 at June 30, 2000 and 1999, respectively. The amount of interest income that would have been recorded on loans in nonaccrual status at June 30, 2000 and 1999 had such loans performed in accordance with their terms, was approximately $11,000 and $17,200, respectively. The actual interest income recorded on these loans during 2000 and 1999 was approximately $8,621 and $ -0-, respectively.

     The Company,  through its normal asset review process,  classifies  certain loans which management believes involve a degree of risk warranting additional attention. These classifications are special mention, substandard, doubtful and loss. At June 30, 2000 loans classified special mention and substandard totaled approximately $196,176 and $303,275. No loans were classified doubtful or loss at June 30, 2000.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999
--------------------------------------------------------------------------------

(4)  CONTINUED

     The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                               2000                 1999
--------------------------------------------------------------------------------
Balance at beginning of year                $ 631,239              553,513
Provision for losses on loans                 325,000              245,000
Charge-offs                                  (253,811)            (173,888)
Recoveries                                     40,381                6,614
--------------------------------------------------------------------------------
Balance at end of year                      $ 742,809              631,239
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

     Substantially all of the Company's outstanding commitments at June 30, 2000 and 1999 are for loans, which would be secured by various forms of collateral with values in excess of the commitment amounts. The Company's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

     Outstanding commitments to extend credit, which generally expire within 60 days, are as follows at June 30, 2000:

                                                     FIXED RATE    FLOATING RATE
--------------------------------------------------------------------------------
Residential mortgage loans                           $  171,000       435,000
Commercial business and lease loans                   1,623,304     2,000,000
Undisbursed lines of credit                           2,176,049        40,000
================================================================================

     As of June 30, 2000 and 1999, Patapsco was servicing loans for the benefit of others, approximately $1,419,845 and $2,193,646, respectively.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999
--------------------------------------------------------------------------------

(5)  PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows at June 30:

                                                                     ESTIMATED
                                              2000        1999      USEFUL LIVES
--------------------------------------------------------------------------------
Land                                      $   92,684       92,684           --
Building and improvements                    998,730      988,807   40 years
Furniture, fixtures and equipment          1,247,433    1,166,002   5 - 10 years
-----------------------------------------------------------------   ------------
Total, at cost                             2,338,847    2,247,493

Less accumulated depreciation              1,334,404    1,194,875
-----------------------------------------------------------------
Property and equipment, net               $1,004,443    1,052,618
=================================================================


     The Company has no obligations under long-term operating leases.

(6)  DEPOSITS

     The aggregate amount of short-term jumbo certificates, each with a minimum denomination of $100,000, was approximately $4,147,000 and $3,379,000 in 2000 and 1999, respectively.

     At June 30, 2000, the scheduled maturities of certificates are as follows:

Under 12 months                                                      $28,360,521
12 months to 24 months                                                11,600,291
24 months to 36 months                                                 1,458,239
36 months to 48 months                                                   299,180
48 months to 60 months                                                 2,277,066
--------------------------------------------------------------------------------
                                                                     $43,995,297
================================================================================

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999
--------------------------------------------------------------------------------

(7)  BORROWINGS

     At June 30, 2000 and 1999, the Company had an agreement under a blanket-floating lien with the Federal Home Loan Bank of Atlanta providing the Company a line of credit of $20 million.

     At June 30, the scheduled maturities of borrowings are as follows:

                                     2000                          1999
--------------------------------------------------------------------------------
                                             Weighted                    Weighted
                             Balance       Average Rate      Balance   Average Rate
--------------------------------------------------------------------------------
Under 12 months          $    1,900,000         6.43            --         --
12 months to 24 months        1,000,000         6.55         900,000      5.47
24 months to 36 months        7,000,000         6.33       1,000,000      6.55
36 months to 48 months        5,000,000         5.01       7,000,000      6.27
48 months to 60 months               --           --       5,000,000      5.01
--------------------------------------------------------------------------------
                         $   14,900,000         5.92      13,900,000      5.71
================================================================================

(8)  INCOME TAXES

     The provision for income taxes is composed of the following for the years ended June 30:

                                                    2000                 1999
--------------------------------------------------------------------------------
Current:
       Federal                                   $ 447,000              367,000
       State                                        95,000               69,000
--------------------------------------------------------------------------------
                                                   542,000              436,000
--------------------------------------------------------------------------------
Deferred:
       Federal                                     (23,000)             (30,000)
       State                                        (5,000)              (7,000)
--------------------------------------------------------------------------------
                                                   (28,000)             (37,000)
--------------------------------------------------------------------------------
                                                 $ 514,000              399,000
================================================================================


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999
--------------------------------------------------------------------------------

(8)  Continued

The net deferred tax assets consist of the following at June 30:

                                                        2000             1999
--------------------------------------------------------------------------------
Allowance for losses on loans                         $ 294,000         244,000
Unrealized holding gains                                 71,000          69,000
Deferred compensation                                   200,000         248,000
Deferred loan fees                                       37,000          37,000
Other, net                                               17,000           8,000
                                                      --------------------------
      Total deferred tax assets                         619,000         606,000

Tax bad debt reserve                                    (26,000)        (39,000)
Federal Home Loan Bank stock dividends                 (101,000)       (101,000)
Accumulated depreciation                                (50,000)        (25,000)
                                                      --------------------------
      Total deferred tax liabilities                   (177,000)       (165,000)
--------------------------------------------------------------------------------
Net deferred tax assets                               $ 442,000         441,000
================================================================================

     A reconciliation of the income tax provision and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

                                                             2000        1999
--------------------------------------------------------------------------------
Tax at statutory rate                                       $445,000    360,000
State income taxes, net of Federal income tax benefit         59,000     41,000
Other                                                         10,000     (2,000)
--------------------------------------------------------------------------------
Income tax provision                                        $514,000    399,000
================================================================================


     The Company has qualified under provisions of the Federal Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts based on actual bad debt expe- rience. Therefore, the provision for bad debts deducted from taxable income for Federal income tax purposes was based on the experience method.

     The Company's Federal income tax returns have been audited through June 30, 1995.

(9)  REGULATORY MATTERS

     The Federal Deposit Insurance Corporation (FDIC) insures deposits of account holders up to $100,000. Patapsco pays an annual premium to provide for this insurance. Patapsco is also a member of the Federal Home Loan Bank System and is required to maintain an invest- ment in the stock of the Federal Home Loan Bank of Atlanta equal to at least 1% of the unpaid principal balances of its residential mortgage loans, 3% of its total assets or 5% of its outstanding advances to Patapsco, whichever is greater. Purchases and sales of stock are made directly with Patapsco at par value.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999
--------------------------------------------------------------------------------

(9)  CONTINUED

     Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $4.7 million of transaction accounts, reserves equal to 3% must be maintained on the next $47.8 million of transaction accounts, and a reserve of 10% plus $1,434,000 must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustments by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. At June 30, 2000, the Bank met its reserve requirements.

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

     Quantitative measures established by regulation to ensure capital adequacy require Patapsco to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of June 30, 2000, that Patapsco meets all capital adequacy requirements to which it is subject.

     As of June 30, 2000, the most recent notification from banking regulators categorized Patapsco as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized Patapsco must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in table. There are no conditions or events since that notification that management believes have changed the institution's category.


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999
--------------------------------------------------------------------------------

(9)  CONTINUED

Patapsco's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                                                    TO BE WELL
                                                                                                 CAPITALIZED UNDER
                                                                               FOR CAPITAL        PROMPT CORRECTIVE
                                                       ACTUAL               ADEQUACY PURPOSES    ACTION PROVISIONS
                                                --------------------       ------------------   --------------------
                                                AMOUNT         RATIO       AMOUNT      RATIO    AMOUNT      RATIO
------------------------------------------------------------------------------------------------------------------
   As of June 30, 2000:
       Total Capital (to Risk
          Weighted Assets)                     $ 9,822         14.31%      $ 5,490      8.00%   $ 6,863     10.00%
       Tier I Capital (to Risk
          Weighted Assets)                       9,079         13.23%        2,745      4.00%     4,118      6.00%
       Tier I Capital (to Average
          Assets)                                9,079          8.89%        4,083      4.00%     5,104      5.00%
   As of June 30, 1999:
       Total Capital (to Risk
          Weighted Assets)                     $ 9,120         15.35%      $ 4,752      8.00%   $ 5,941     10.00%
       Tier I Capital (to Risk
          Weighted Assets)                       8,489         14.29%        2,376      4.00%     3,564      6.00%
       Tier I Capital (to Average
          Assets)                                8,489          9.35%        3,630      4.00%     4,537      5.00%
==================================================================================================================

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


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999
--------------------------------------------------------------------------------

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

     For the years ended June 30, 2000 and 1999 compensation expense recognized related to the ESOP and Patapsco's contribution to the ESOP was $123,872 and $134,237, respectively.

          The ESOP shares were as follows as of June 30:

                                                          2000             1999

--------------------------------------------------------------------------------
Shares released and allocated                            23,396           18,268
Unearned shares                                          18,469           23,597
--------------------------------------------------------------------------------
                                                         41,865           41,865
================================================================================
Fair value of unearned shares                          $410,935          697,055
================================================================================

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999
--------------------------------------------------------------------------------

(11) CONTINUED

     DIRECTORS RETIREMENT PLAN

     Effective September 28, 1995, Patapsco adopted a deferred compensation plan covering all non-employee directors. The plan provides benefits based upon certain vesting requirements. Compensation expense recognized in connection with the Plan during the year ended June 30, 2000 and 1999 was $13,200 and $21,959, respectively.

     STOCK OPTIONS

     The Company's 1996 Stock Options and Incentive Plan (Plan) was approved by the stockholders at the 1996 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. In October 1996 the Company granted options to purchase 34,474 shares at $27.50 per share. Such shares and fair value have been adjusted to 43,093 shares at $18.91 per share for the effect of the return of capital distribution paid by the Company in June 1997. The Plan provides for one-fifth of the options granted to be exercisable on each of the first five anniversaries of the date of grant. Additional shares were granted to an officer and director in May 2000. The option price is $20.50 per share and vests as described above. If a participant in the Plan terminates employment for reasons other than death, disability, retirement at age 65 or change in control, he or she forfeits all rights to unvested shares.

     The following table summarizes the status of and changes in the Company's stock option plan during the past two years, as retroactively adjusted for the Company's return of capital.

                                                   WEIGHTED                  WEIGHTED
                                                   AVERAGE                    AVERAGE
                                                   EXERCISE     OPTIONS      EXERCISE
                                       OPTIONS      PRICE      EXERCISABLE    PRICE
------------------------------------------------------------------------------------
Outstanding at end of 1998              43,093      $   18.91    6,895        18.91
Granted                                   --
Exercised                                 --
-----------------------------------------------------------------------------------
Outstanding at end of 1999              43,093      $   18.91   15,514        18.91
Granted                                  4,754          20.50       --
Exercised                               (1,686)
Cancelled                               (2,529)
-----------------------------------------------------------------------------------
Outstanding at end of 2000              43,632          19.08   21,604        18.91
===================================================================================

     SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Company to make certain disclosures as if the fair value method of accounting had been applied to the Company's stock option grants made subsequent to 1994. Accordingly, the Company estimated the grant

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999
--------------------------------------------------------------------------------

(11) CONTINUED

     date fair value of each option awarded in fiscal 2000 using the Black-Scholes Option-Pricing model with the following relevant assumptions: dividend yield of 2.80%, risk-free interest rate of 6.75% and expected lives of 10 years. The assumption for expected volatility was 24.39%. Had 2000 compensation cost been determined including the weighted-average estimate of fair value of each option granted of $5.20, the Company's net income would be reduced to proforma amount of $779,286. Proforma earnings, basic and diluted, per share would have been $2.49 and $2.36, respectively, in fiscal 2000.

     MANAGEMENT RECOGNITION AND STOCK AWARD PLAN

     Effective October 11, 1996, the Company established a Management Recognition Plan (MRP) to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers were awarded a total of 14,502 shares of stock, which are held in a separate trust that manages the MRP. The Company funded the MRP in 1997 by purchasing 14,502 shares of common stock in the open market. Shares awarded to participants in the MRP vest at a rate of 20% per year on each anniversary of the effective date of the MRP. During the year ended June 30, 1998, the Company approved a Stock Award Plan ("SAP") to one of its officers. The Plan provides for 1,247 shares to be vested at 25% per year beginning in October 1998. If a participant terminates employment for reasons other than death, disability, change in control or retirement he or she forfeits all rights to unvested shares. As of June 30, 2000, approximately 8,400 shares are unvested. For the years ended June 30, 2000 and 1999, compensation expense related to the MRP and SAP was $80,932 and $92,049, respectively.

     401(K) RETIREMENT SAVINGS PLAN

     The Company has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of 5%. The Company is obligated to contribute 50% of the employee's contribution, not to exceed 6% of the employee's annual salary. All employees who have completed one month of service with the Company and are 21 years old are eligible to participate. The Company's contribution to this plan was $30,000 and $27,800 for the years ended June 30, 2000 and 1999, respectively.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107) requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below the Company's financial instruments as of June 30, 2000 and 1999.



                                                                    (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999
--------------------------------------------------------------------------------

(12) CONTINUED

     The carrying value and estimated fair value of financial instruments is summarized as follows at June 30:

                                                    2000                         1999
                                          -------------------------    ------------------------
                                            CARRYING                     CARRYING
                                              VALUE     FAIR VALUE         VALUE     FAIR VALUE
-----------------------------------------------------------------------------------------------
Assets:
   Cash and interest-bearing deposits     $ 2,534,779     2,535,000     3,771,852     3,772,000
   Federal funds sold                         903,004       903,000     5,580,098     5,580,000
   Investment securities                      462,842       463,000       213,761       214,000
   Mortgage-backed securities               4,456,047     4,456,000     4,879,359     4,879,000
   Loans receivable, net                   91,002,476    88,085,500    77,777,164    79,468,000
Liabilities:

   Deposits                                75,651,907    75,651,919    69,671,419    69,780,000

   Borrowings                              14,900,000    14,900,000    13,900,000    13,900,000

   Advance payments by borrowers for
      taxes, insurance and ground rents     1,214,666     1,215,000     1,210,651     1,211,000

Off balance sheet instruments:

   Commitments to extend credit                    --            --            --            --
===============================================================================================

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

     LOANS

     Loans were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential, multifamily and nonresidential, construction and land, second mortgage loans, commercial, and consumer. Each loan category was further segmented by fixed and adjustable rate interest terms.

                                                                    (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999
--------------------------------------------------------------------------------

(12) CONTINUED

     The fair value of fixed rate loans was calculated by discounting anticipated cash flows based on weighted average contractual maturity, weighted average coupon and current loan origination rate. Adjustable rate loans were determined to be at fair value due to their adjustable rate nature.

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


                                                                    (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999
--------------------------------------------------------------------------------

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999
--------------------------------------------------------------------------------

(13) CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     Summarized financial information for the Company are as follows as of and for the years ended June 30:


STATEMENTS OF FINANCIAL CONDITION           2000          1999
--------------------------------------------------------------------------------
Cash                                     $  152,491      245,699
Investment securities                       462,842      195,227
Equity in net assets of the bank          8,951,667    8,449,011
Note receivable - bank                      254,045      325,100
Other assets                                 12,000       46,225
--------------------------------------------------------------------------------
                                         $9,833,045    9,261,262
================================================================================
Accrued expenses and other liabilities   $  253,747       43,402
Stockholders' equity                      9,579,298    9,217,860
--------------------------------------------------------------------------------
                                         $9,833,045    9,261,262
================================================================================

STATEMENTS OF INCOME                        2000         1999
--------------------------------------------------------------------------------
Income:
     Loans receivable                    $   26,008       33,689
     Cash deposits                            1,786          814
     Investments                              7,312        1,715
--------------------------------------------------------------------------------
Net income before equity in net income
   of subsidiary and income taxes            35,106       36,218
Net income of subsidiary                    759,354      624,012
--------------------------------------------------------------------------------
Income before income tax provision          794,460      660,230
Income tax provision                             --           --
--------------------------------------------------------------------------------
Net income                               $  794,460      660,230
================================================================================



                                                                    (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2000 and 1999
--------------------------------------------------------------------------------

(13)  Continued


STATEMENTS OF CASH FLOWS                                              2000          1999
------------------------------------------------------------------------------------------
Operating activities:
     Net income                                                     $ 794,460      660,230
     Adjustments  to  reconcile  net income to net cash  provided by  operating activities:

             Equity in net income of subsidiary                      (759,354)    (624,012)
             Other, net                                               (60,011)     (44,769)
------------------------------------------------------------------------------------------
Net cash provided by operating activities                             (24,905)      (8,551)
------------------------------------------------------------------------------------------
Investing activities:
     Purchase of equity security                                     (180,100)    (133,423)
     Dividends received                                               696,752      750,000
     Loan repayment                                                    71,055       71,241
------------------------------------------------------------------------------------------
Net cash used in investing activities                                 587,707      687,818
------------------------------------------------------------------------------------------
Financing activities:
     Options exercised                                                 31,883           --
     Purchase of common stock                                        (502,123)    (523,380)
     Cash dividend paid                                              (185,770)    (168,672)
------------------------------------------------------------------------------------------
Net cash used in financing activities                                (656,010)    (692,052)
------------------------------------------------------------------------------------------
Increase (decrease) in cash and equivalents                           (93,208)     (12,785)
Cash and equivalents, beginning of year                               245,699      258,484
------------------------------------------------------------------------------------------
Cash and equivalents, end of year                                   $ 152,491      245,699
==========================================================================================


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

                               BOARD OF DIRECTORS




THOMAS P. O'NEILL                           NICOLE N. GLAESER                              DR. THEODORE C. PATTERSON
Chairman of the Board                       Budget   Director  for  Baltimore   County     Retired Physician
Managing Director of American               Police Department                              Secretary of the Company
Express Tax and Business Services
                                            DOUGLAS H. LUDWIG                              WILLIAM R. WATERS
JOSEPH J. BOUFFARD                          Retired Principal of the Baltimore             Owner Scott Pontiac
President and Chief  Executive  Officer     County Public School System                    Owner Bel Air Medicine, Inc.
of the Company and the Bank

                               ADVISORY DIRECTORS

JOSEPH N. MCGOWAN                                                                               ROBERT LATING
Retired Chairman of the Board                                                                   Retired real estate investor


                               EXECUTIVE OFFICERS



JOSEPH J. BOUFFARD                          DEBRA L. PENCZEK                               FRANK J. DUCHACEK, JR.
President and Chief Executive Officer       Vice President - Operations;                   Senior-Vice President - Commercial
                                            Assistant Secretary                            Lending


MICHAEL J. DEE                              JOHN W. MCCLEAN                                ALAN HERBST
Vice-President - Treasurer                  Vice President - Real Estate Lending           Assistant-Vice  President  -  Consumer
Chief Financial Officer                                                                    Lending


                                 OFFICE LOCATION

                             1301 Merritt Boulevard
                          Dundalk, Maryland 21222-2194
                      Website: http:\\www.patapscobank.com
                            Telephone: (410) 285-1010


                              CORPORATE INFORMATION


INDEPENDENT CERTIFIED ACCOUNTANTS           SPECIAL COUNSEL                                ANNUAL REPORT ON FORM 10-KSB
Anderson Associates, LLP                    Stradley,   Ronan,  Housley  Kantarian  &
7621 Fitch Lane                             Bronstein, P.C.                                A  COPY  OF  THE  COMPANY'S   ANNUAL
Baltimore, Maryland 21236                   1220 19th Street, N.W., Suite 700              REPORT  ON  FORM   10-KSB   FOR  THE
                                            Washington, D.C.  20036                        FISCAL  YEAR ENDED JUNE 30,  2000 AS
GENERAL COUNSEL                                                                            FILED   WITH  THE   SECURITIES   AND
NOLAN PLUMHOFF & Williams                   ANNUAL MEETING                                 EXCHANGE    COMMISSION,    WILL   BE
Suite 700, Nottingham Centre                The 2000 Annual  Meeting of  Stockholders      FURNISHED    WITHOUT    CHARGE    TO
502 Washington Avenue                       will be held on October  26, 2000 at 4:00      STOCKHOLDERS  AS OF THE RECORD  DATE
Towson, MD  21204-4528                      p.m. at the office of The  Patapsco  Bank      FOR THE  2000  ANNUAL  MEETING  UPON
                                            located   at  1301   Merritt   Boulevard,      WRITTEN   REQUEST   TO:    CORPORATE
Transfer Agent and Registrar                Dundalk, Maryland 21222.                       SECRETARY,  PATAPSCO BANCORP,  INC.,
Registrar and Transfer Co.                                                                 1301  MERRITT  BOULEVARD,   DUNDALK,
10 Commerce Drive                                                                          MARYLAND  21222-2194
Cranford, New Jersey 07016-3572
1 (800) 368-5948