Form 10-K, Exhibit 13
period 2001-06-30
PATAPSCO BANCORP INC
filed 2001-09-27
CIK 1003961

PATAPSCO BANCORP, INC.









                                     [LOGO]







                                                              2001 ANNUAL REPORT

PATAPSCO BANCORP, INC.
================================================================================

     Patapsco Bancorp, Inc. (the "Company") is the holding company for The Patapsco Bank (the "Bank"). The Bank is a Maryland commercial bank operating through three offices located in Dundalk, Parkville and Carney Maryland and serving eastern Baltimore County. The principal business of the Bank consists of attracting deposits from the general public and investing these deposits in loans secured by residential and commercial real estate, construction loans, commercial business loans, commercial leases and consumer loans. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and noninterest income. Principally operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities provide funds for these activities.


MARKET INFORMATION
================================================================================

     The Company's common stock trades under the symbol "PATD" on the OTC Bulletin Board. There are currently 332,950 shares of the common stock outstanding and approximately 372 holders of record of the common stock. Following are the high and low closing sale prices, by fiscal quarter, as reported on the Bulletin Board during the periods indicated, as well as the dividends paid during such quarters.

                                                          High              Low            Dividends Per Share
                                                          ----              ----           -------------------
              Fiscal 2001:
                    First Quarter                    $      22.25      $    20.31            $       .14
                    Second Quarter                          22.63           21.00                    .14
                    Third Quarter                           21.88           21.125                   .14
                    Fourth Quarter                          23.00           21.125                   .14

              Fiscal 2000:
                    First Quarter                    $      29.00      $    23.25            $       .14
                    Second Quarter                          27.50           25.25                    .14
                    Third Quarter                           26.25           20.50                    .14
                    Fourth Quarter                          23.50           20.00                    .14

     The stated high and low closing sale prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.


TABLE OF CONTENTS
================================================================================

Patapsco Bancorp, Inc........................................................(i)
Market Information...........................................................(i)
Letter to Stockholders.........................................................1
Selected Consolidated Financial and Other Data.................................3
Management's Discussion and Analysis of Financial Condition and
  Results of Operations........................................................5
Consolidated Financial Statements.............................................20
Corporate Information..........................................Inside Back Cover

                                       (i)

                       [Patapsco Bancorp, Inc. Letterhead]





Dear Shareholder:

     The directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank proudly present our sixth Annual Report to our shareholders.

     While generally we are focused on yearly and quarterly results, sometimes it is beneficial to take a longer perspective. In the five years since your Company went public, many significant events have taken place.

     Five years ago, the Company's principal subsidiary was Patapsco Federal Savings and Loan Association. Assets were just under $79 million and annual earnings were just over $100,000. The return on equity (ROE) was 1.35% and the return on assets (ROA) was .13%. The capital ratio was 16% and the ratio of the allowance for loan losses to loans was .42%. Earnings per share (EPS) were $0.26.

     Today the Company's operating subsidiary is The Patapsco Bank, a full service commercial bank. For the fiscal year ended June 30, 2001 assets were $160 million and earnings exceeded $1,000,000. The ROE was 8.74% and the ROA was
 .72%. The capital ratio was 8.20% and the ratio of the allowance for loan losses to loans was .88%. Fully diluted EPS was $2.65.

     More significant is the story behind the numbers. Five years ago, the Company was primarily a residential first mortgage lender and what was not invested in mortgages was invested in securities. The Company had one location and employed less than 20 employees. Today the Company is diversified lender and makes residential loans only on an exception basis. While the Company has a portfolio of securities, it is maintained primarily for liquidity purposes. We now have four locations including three branch offices. In addition, we now employ the full time equivalent of 43 employees. In addition, The Patapsco Bank has two operating subsidiaries Patapsco Financial Services and Prime Business Leasing.

     Your Board of Directors has changed as well. Retirement and/or death have removed some excellent Directors but we have been fortunate to replace them with extremely qualified individuals. Management has changed as well and all of our managers are seasoned banking professionals.

     Five years ago, those of you who bought in at the Company's initial public offering now have a cost basis in our stock of $7.50. The last trade was at $27.50. That represents a capital gain of 267%, exclusive of dividends. Speaking of dividends, the Company has paid a quarterly dividend for the past 16 quarters.

     All of this is the result of your Company executing its strategic plan that was designed to take a small savings and loan association and turn it into a full service community/commercial bank. Moreover, we are not done!

     Last year saw us complete our first merger when we acquired Northfield Bancorp, Inc. This transaction allowed us to grow our income and assets as well as grow demographically into the Parkville/Carney communities of Baltimore County, Maryland. Most importantly, the transaction had an immediate positive affect on earnings. Since Northfield was a thrift institution, we have begun the process of converting its residential mortgage assets to more profitable commercial bank assets, much as we have done with our own portfolios since we converted from a thrift charter.

     We still have other goals to accomplish. We shall continue to focus on products and services that will allow us to compete in a highly competitive banking environment. We shall continue to expand our efforts relative to small business loans, commercial real estate loans, construction loans, consumer loans and leases. We will continue to attract more demand deposit accounts and build our loan loss reserves as our portfolio continues to grow and change. In short, we will continue to implement the strategic plan to achieve a rate of growth that can be sustained over time consistent with safe and sound practices.

     The upcoming year will present varied challenges. As the overall economy teeters on a recession, the banking landscape continues to change. Big banks and de novo banks compete with established community banks such as ours for market share. The economic environment continues to remain extremely competitive for quality loans. Nevertheless, your Company intends to continue in its quest to become a leading independent provider of financial services throughout the Baltimore area by delivering exceptional service to an expanding customer base in our tradition of integrity, personalized service and community focus.

     Your Company has enjoyed good progress during the last year as well as the last five years. We are determined to make the next year and the next five years equally as fruitful and fulfilling in a prudent manner.

     In conclusion, the directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank thank all of our stockholders and customers for their confidence and support during the past year. We look forward to another prosperous new year.






         /s/ Thomas P. O'Neill                 /s/ Joseph J. Bouffard
         -----------------------------         ---------------------------------
         Thomas P. O'Neill                     Joseph J. Bouffard
         Chairman                              President and
         Board of Directors                    Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
================================================================================

SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

                                                                          At June 30,
                                                                 ------------------------------
                                                                     2001               2000
                                                                   --------           ---------
                                                                         (In thousands)
Total assets.................................................. $   164,170          $  102,665
Loans receivable, net.........................................     127,834              91,002
Cash, federal funds sold and other interest
   bearing deposits...........................................      11,161               3,438
Investment securities.........................................       2,188                 463
Mortgage-backed securities....................................       5,680               4,456
Deposits......................................................     123,993              75,652
Borrowings....................................................      23,662              14,900
Stockholders' equity..........................................      13,425               9,579

-------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED INCOME DATA

                                                                     Year Ended June 30,
                                                                 ------------------------------
                                                                   2001                 2000
                                                                 --------             ---------
                                                                        (In thousands)
Interest income...............................................   $  11,587           $  7,908
Interest expense..............................................       6,240              3,656
                                                                 ---------           --------
Net interest income before provision
   for loan losses............................................       5,347              4,252
Provision for loan losses.....................................         433                325
                                                                 ---------           --------
Net interest income after provision
   for loan losses............................................       4,914              3,927
Noninterest income............................................         576                337
Noninterest expenses:
Compensation and employee benefits............................       2,133              1,861
   Insurance..................................................          51                 55
   Professional fees..........................................         114                129
   Equipment expenses.........................................         167                170
   Net occupancy costs........................................         137                 77
   Advertising................................................         132                 46
   Data processing............................................         192                157
   Goodwill Amortization......................................          91                 --
   Other......................................................         619                461
                                                                 ---------           --------
      Total noninterest expenses..............................       3,636              2,956
Income before provision (benefit) for income taxes............       1,854              1,308
Income tax provision (benefit)................................         836                514
                                                                 ---------           --------
Net income....................................................   $   1,018           $    794
                                                                 =========           ========

KEY OPERATING RATIOS
                                                                            At or for the
                                                                          Year Ended June 30,
                                                                   --------------------------------
                                                                       2001               2000
                                                                   ------------       -------------
PERFORMANCE RATIOS:
   Return on average assets (net income divided by
      average total assets)......................................     0.72 %               0.81%
   Return on average stockholders' equity (net income
      divided by average stockholders' equity)...................     8.74                 8.46
   Interest rate spread (combined weighted average
      interest rate earned less combined weighted
      average interest rate cost)................................     3.45                 3.99
   Net interest margin (net interest income
      divided by average interest-earning assets)................     3.90                 4.49
   Ratio of average interest-earning assets to
      average interest-bearing liabilities.......................   109.78               112.94
   Ratio of noninterest expense to average total assets..........     2.57                 3.03

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets at
      end of period..............................................     0.20                 0.37
   Nonperforming (nonaccrual) loans to loans
      receivable, net at end of period...........................     0.13                 0.33
   Allowance for loan losses to total loans
      at end of period...........................................     0.88                 0.81
   Allowance for loan losses to nonperforming
      loans at end of period.....................................   660.78               241.92
   Net charge-offs to average loans outstanding..................     0.16                 0.25

CAPITAL RATIOS:
   Stockholders' equity to total assets at end of period.........     8.20                 9.33
   Average stockholders' equity to average assets................     8.23                 9.63

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

     The Company's operating results are significantly affected by general economic and competitive conditions, in particular, changes in market interest rates, government policies and actions taken by regulatory authorities. Lending activities are influenced by general economic conditions, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the level of personal income and savings in the Company's market area.

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

RECENT ACQUISITION

     On November 13, 2000, the Company completed its acquisition of Northfield Bancorp, Inc., ("Northfield") the parent company of Northfield Federal Savings Bank. Under the terms of the agreement of merger, each share of Northfield Bancorp common stock outstanding at the effective time of the merger were canceled and converted into the right to receive $12.50 in cash and .24 shares of Patapsco Bancorp's Series A Noncumulative Convertible Perpetual Preferred Stock. At any time after issuance, this preferred stock will be convertible into shares of Patapsco Bancorp common stock, on a one for one basis. Each share of Patapsco Bancorp's outstanding preferred stock earns dividends at the annual rate of 7.5% of its liquidation preference of $25.00 per share. Dividends are noncumulative, which means that if the Board does not pay dividends for a quarterly period, it is not obligated to pay a dividend for that period at a later date. After five years from the date of issuance of the Patapsco Bancorp preferred stock, Patapsco Bancorp may redeem some or all of the outstanding Patapsco Bancorp preferred stock at $25.00 per share plus any declared but unpaid dividends for the then current quarter.

The combination was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of acquisition, November 13, 2000. Fair value adjustments on the assets and liabilities purchased are being amortized over the estimated lives of the related assets and liabilities. The excess of the purchase price over the estimated fair value of the underlying net assets of $1,958,072 was allocated to goodwill and was being amortized over 15 years, using the straight-line method. On July 1, 2001, the Company adopted FAS 142, Goodwill and Other Intangible Assets and will no longer amortize goodwill on a monthly basis. Goodwill will be tested for impairment on an annual basis.

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

                                                                            Year Ended June 30,
                                                      ------------------------------------------------------------------------
                                                                   2001                                 2000
                                                      ------------------------------      ------------------------------------
                                                                             Average                                  Average
                                                      Average                 Yield/      Average                     Yield/
                                                      Balance     Interest    Cost        Balance     Interest         Cost
                                                      -------     --------   -------      -------     --------        -------
                                                                           (Dollars in thousands)
Interest-earning assets:
   Loans receivable (1) ...........................   $122,458    $ 10,676    8.72 %      $ 84,961   $  7,305           8.60%
   Investment securities ..........................      2,144         143    6.66             460          7           1.59
   Mortgage-backed securities .....................      5,663         378    6.68           4,702        330           7.03
   Short-term investments and other interest-
     earning assets ...............................      6,834         390    5.71           4,650        266           5.71
                                                      ---------   --------                --------   --------
      Total interest-earning assets ...............    137,099      11,587    8.45          94,773      7,908           8.35
Non-interest-earning assets .......................      4,357                               2,788
                                                      --------                            --------
      Total assets ................................   $141,456                            $ 97,561
                                                      ========                            ========

Interest-bearing liabilities:
   Deposits (2) ...................................   $100,244       4,740    4.73        $ 69,057      2,794           4.05
   Borrowings .....................................     24,638       1,500    6.09          14,856        863           5.81
                                                      ---------   --------                --------   --------
      Total interest-bearing liabilities ..........    124,882       6,240    5.00          83,913      3,657           4.36
                                                                  --------  ------                   --------         ------
Non-interest-bearing liabilities ..................      4,929                               4,256
                                                      --------                            --------
      Total liabilities ...........................    129,811                              88,169
Total Equity ......................................     11,645                               9,392
                                                      --------                            --------
      Total liabilities and retained earnings .....   $141,456                            $ 97,561
                                                      ========                            ========

Net interest income ...............................               $  5,347                           $  4,251
                                                                  ========                           ========
Interest rate spread ..............................                           3.45%                                     3.99%
                                                                            ======                                    ======
Net interest margin ...............................                           3.90%                                     4.49%
                                                                            ======                                    ======

Ratio of average interest-earning assets to average
   interest-bearing liabilities ...................                         109.78%                                   112.94%
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

                                                              Year Ended June 30,
                                                      -----------------------------------
                                                           2001      vs.        2000
                                                      -----------------------------------
                                                              Increase (Decrease) Due to
                                                      -----------------------------------
                                                      Volume         Rate       Total
                                                      ------         ----       -----
                                                               (In thousands)
Interest income:
   Loans receivable.................................  $ 3,268      $   103     $3,371
   Investment securities............................       72           63        135
   Mortgage-backed securities.......................       63          (15)        48
   Short-term investments and other
     interest-earning assets........................      125            0        125
                                                      -------      -------     ------
       Total interest-earning assets................    3,528          151      3,679
                                                      -------      -------     ------

Interest expense:
   Deposits (1).....................................    1,416          530      1,946
   Borrowings.......................................      593           44        637
                                                      -------      -------     ------
       Total interest-bearing liabilities...........    2,009          574      2,584
                                                      -------      -------     ------

Change in net interest income.......................  $ 1,519      $  (423)    $1,096
                                                      =======      ========    ======

_____________
(1)      Includes interest-bearing escrow accounts.
(2) Combined Rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2001 AND 2000

     General. Total assets increased by $61.5 million or 59.9% to $164.2 million at June 30, 2001 from $102.7 million at June 30, 2000. The increase was primarily due the Company' acquisition of Northfield Bancorp in November 2000. At the date of acquisition, Northfield's consolidated assets were $54.9 million.

     Loans Receivable. Net loans receivable increased by $36.8 million or 40.5% to $127.8 million at June 30, 2001 from $91.0 million at June 30, 2000. The purchase of Northfield increased the loan portfolio in November 2000 by $43.9 million. Fixed-rate residential mortgages held for sale at June 30, 2001 totaled $9.9 million. These were sold in July of 2001. Approximately 95% of the loans acquired were fixed rate residential loans resulting in an increase of $25.5 million in this loan category from the previous year-end. The Bank is not now actively engaged in originating first mortgage loans. Additionally, commercial leases have increased $5.2 million, commercial business loans $3.1 million, and consumer loans increased $2.8 million. Since the conversion of the Company's primary subsidiary from a mutual savings and loan association to a stock savings bank and later into a commercial bank, the Company has continued to diversify its lending away from the traditional single family mortgage market.

     The following table sets forth selected data relating to the composition of the Company's loan portfolio by type of loan at the dates indicated. At June 30, 2001, the Company had no concentrations of loans exceeding 10% of gross loans other than as disclosed below.

                                                                                 At June 30,
                                                            ------------------------------------------------------
                                                                      2001                            2000
                                                            ------------------------        ----------------------
                                                            Amount               %          Amount             %
                                                            ------             -----        ------           -----
                                                                              (Dollars in thousands)
Real estate loans:
   Residential (1)........................................  $   75,497        57.39%        $  49,968       53.93%
   Commercial.............................................      13,542        10.29            11,838       12.78
   Construction (2).......................................       2,098         1.59             1,570        1.69
Consumer loans:
   Home improvement.......................................      11,427         8.69             9,267       10.00
   Home equity loans......................................       2,315         1.76             1,864        2.01
   Loans secured by deposits..............................         255         0.19               221        0.24
   Other consumer loans...................................       1,146         0.87               990        1.07
Commercial loans:
   Commercial loans.......................................      12,991         9.88             9,884       10.67
   Commercial leases......................................      12,287         9.34             7,053        7.61
                                                            ----------        ------        ---------      ------
                                                               131,558       100.00%           92,656      100.00%
                                                                             =======                       ======
Less:
   Deferred loan origination fees, net of costs...........          16                             74
   Unearned Interest consumer loans.......................         331                            127
   Unearned Interest commercial loans.....................       1,602                            710
   Purchase Accounting Discount, net......................         614                              -
   Allowance for loan losses..............................       1,161                            743
                                                            ----------                      ---------
      Total...............................................  $  127,834                      $  91,002
                                                            ==========                      =========

__________
(1)    Does not include loans held for sale
(2)    Net of loans in process.

     The following table sets forth certain information at June 30, 2001 regarding the dollar amount of loans maturing or repricing in the Company's portfolio. Demand loans, loans having no stated schedule of repayments and any stated maturity, and overdrafts are reported as due in one year or less. Adjustable-rate and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the periods in which they mature, and fixed-rate loans are included in the period in which the final contractual repayment is due. The table does not include any estimate of prepayments that significantly shorten the average life of all mortgage loans and may cause the Company's repayment experience to differ from that shown below.

                                                           Due after
                                       Due during          1 through            Due after
                                   the year ending       5 years after       5 years after
                                    June 30, 2002       June 30, 2001       June 30, 2001          Total
                                   --------------       -------------       -------------       -----------
                                                               (In thousands)
Real estate loans:
   Residential...................    $ 12,050           $   2,403            $  61,044          $  75,497
   Commercial....................      11,314                 304                1,924             13,542
   Construction..................       2,098                   -                    0              2,098
Consumer loans...................       2,581               5,387                7,175             15,143
Commercial loans.................       9,415              12,655                3,208             25,278
                                     --------           ---------            ---------          ---------
Total............................    $ 37,458           $  20,749            $  73,351          $ 131,558
                                     ========           =========            =========          =========

     The following table sets forth at June 30, 2001 the dollar amount of all loans which may reprice or are due one year or more after June 30, 2001 which have predetermined interest rates and have floating or adjustable interest rates.

                                     Predetermined         Floating or
                                         Rates           Adjustable Rates         Total
                                     -------------       ----------------       ---------
                                                         (In thousands)
Real estate loans:
   Residential....................    $ 60,850              $   2,597           $  63,447
   Commercial.....................       1,925                    303               2,228
Consumer..........................      12,562                      -              12,562
Commercial........................      15,863                      -              15,863
                                      --------              ---------           ---------
   Total..........................    $ 91,200              $   2,900           $  94,100
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

     Investment Securities and Mortgage-Backed Securities. Investment and U.S. government agency securities increased to $1.99 million at June 30, 2001 from $0 at June 30, 2000. Mortgage-backed securities increased by $1.2 million in the year ended June 30, 2001. Both increases reflect the securities assumed in the purchase of Northfield. In November 2000, a $250,000 mortgage-backed security was sold for a gain of $1,000. In December 2000, $3.1 million of investment securities were sold for a gain of $169,000. Equity securities decreased $264,000 in the year as a result of the surrender of the shares in Northfield Bancorp, Inc owned by the Company prior to the acquisition. Stock in the FHLB of Atlanta increased as a result of the acquisition and purchases required to support the higher level of borrowing from the Federal Home Loan Bank of Atlanta. Additional stock in the Federal Reserve Bank of Richmond was purchased in order to comply with regulatory requirements.

     The following table sets forth the carrying value of the Company's investments at the dates indicated.

                                                                                        At June 30,
                                                                              -----------------------------------
                                                                                 2001                     2000
                                                                              ----------               ----------
                                                                                    (Dollars in thousands)
Securities available for sale, at fair value:
   U.S. government and agency securities....................................  $    735                 $     --
   Equity securities........................................................       199                      463
   Investment Securities....................................................     1,254                       --
   Mortgage-backed securities...............................................     5,680                    4,456
                                                                              --------                 --------
     Total securities available for sale....................................     7,868                    4,919
                                                                              --------                 --------

Investments required by law, at cost:
  FHLB of Atlanta stock.....................................................     1,595                      845
  FRB of Richmond stock.....................................................       308                      106
                                                                              --------                 --------
    Total investments required by law, at cost..............................     1,903                      951
                                                                              --------                 --------

    Total investments.......................................................  $  9,771                 $  5,870
                                                                              ========                 ========

     The following table sets forth the scheduled maturities, carrying values, market values and average yields for the Company's investment portfolio at June 30, 2001.

                                       One Year or Less    One to Five Years    Five to Ten Years
                                     -------------------- -------------------   -----------------
                                      Carrying   Average  Carrying    Average   Carrying  Average
                                       Value     Yield     Value      Yield      Value     Yield
                                      --------  -------   --------   -------    --------  -------
                                                        (Dollars in thousands)
Securities available for sale:
   Mortgage-backed  securities........$    -       - %    $    -       - %      $  102      6.08%
   Investment Securities..............     -                   -                   239      6.41
   Investments required by law........     -       -           -       -             -         -
   Equity securities..................   199     1.59                  -             -         -
                                      ------              ------                ------
       Total..........................$  199     1.59     $    -       -        $  341      6.31
                                      ======              ======                ======
                                          More than
                                           Ten Years        Total Investment Portfolio
                                       -------------------  --------------------------
                                       Carrying    Average  Carrying   Market  Average
                                         Value      Yield    Value     Value    Yield
                                       ---------   ------   --------   ------  -------
                                                        (Dollars in thousands)
Securities available for sale:
   Mortgage-backed  securities........ $ 5,578      6.84%    $5,680   $5,680    6.83%
   Investment Securities..............   1,695      6.91      1,989    1,989    6.84
   Investments required by law........   1,903      7.21      1,903    1,903    7.21
   Equity securities..................       -         -        199      199    1.59
                                       -------               ------   ------
       Total.......................... $ 9,176      6.93     $9,771   $9,771    6.80
                                       =======               ======   ======

     Deposits. Deposits increased by $48.3 million or 63.9% to $123.9 million at June 30, 2001 from $75.6 million at June 30, 2000. The increase in deposits is largely attributable to the $38.5 million in deposits assumed in the acquisition of Northfield. Certificates of Deposit comprised 62.5% of the deposits of Northfield. Noninterest checking accounts increased 32.6% to $4.4 million at June 30, 2001 from $3.3 million at June 30, 2000.

     The following tables set forth the average balances based on daily balances and interest rates for various types of deposits as of the dates indicated.

                                                              Year Ended June 30,
                                         -------------------------------------------------------------
                                                   2001                               2000
                                         -------------------------          --------------------------
                                         Average          Average           Average           Average
                                         Balance            Rate            Balance             Rate
                                         -------          --------          -------           --------
                                                                (Dollars in thousands)
Passbook, statement savings
   and Christmas Club.................   $ 21,001           2.71%           $ 17,508           2.77%
NOW checking..........................      5,764           1.28               4,242           1.49
Money market..........................      8,391           3.34               4,361           2.93
Certificates of deposit...............     64,200           6.01              39,851           5.12
Noninterest-bearing checking..........      4,594             --               3,599             --
                                         --------                           --------
     Total............................   $103,950                           $ 69,561
                                         ========                           ========

     The following table indicates the amount of the Company's certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2001. At such date, such deposits represented 8.67% of total deposits and had a weighted average rate of 6.07%.

                                                        Certificates
          Maturity Period                               of Deposits
          ---------------                               -----------
                                                       (In thousands)


          Three months or less.......................   $   1,799
          Over three through 12 months...............       6,503
          Over 12 months.............................       2,445
                                                        ---------
              Total..................................   $  10,747
                                                        =========

     Borrowings. The Company's borrowings increased by $8.8 million to $23.7 million at June 30, 2001 from $14.9 million at June 30, 2000. The Company assumed $10.2 million in borrowings in the acquisition of Northfield. During the year, the Company paid down $29.2 million in borrowings and borrowed an additional $27.9 million to fund loan demand and the acquisition of Northfield Bancorp, Inc.

     The following table sets forth certain information regarding short-term borrowings by the Company at the dates and for the periods indicated:

                                                                     At June 30,
                                                            ------------------------------
                                                               2001                2000
                                                            ----------          ----------
                                                               (Dollars in thousands)
Amounts outstanding at end of period:
    FHLB advances......................................     $  22,100           $ 14,900
    Other borrowings...................................         1,700                 --
    Purchase Accounting Discount.......................          (138)                --
Weighted average rate paid on:
    FHLB advances......................................          5.64%              5.92%
    Other borrowings...................................          6.25%               -- %

                                                                 Year Ended June 30,
                                                            ------------------------------
                                                               2001                2000
                                                            ---------           ----------
                                                                  (Dollars in thousands)
Maximum amount of borrowings outstanding at any month end:
    FHLB advances......................................     $  31,900           $ 16,900
    Other borrowings...................................         3,100                 --

                                                                   Year Ended  June 30,
                                                            ------------------------------
                                                               2001                2000
                                                            ----------          ----------
                                                                (Dollars in thousands)
Approximate average short-term borrowings outstanding
  with respect to:
   FHLB advances.......................................     $                   $     --
   Other borrowings....................................                               --
Approximate weighted average rate paid on: (1)
   FHLB advances.......................................             %                 -- %
   Other borrowings....................................             %                 -- %

_____________
(1) Weighted average rate paid is derived from dividing the actual interest expense by the average daily short-term borrowings outstanding.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2001 AND 2000

     General. The Company's net income increased by $223,000 or 28.1% to $1,018,000 in the year ended June 30, 2001 compared to $794,000 in the year ended June 30, 2000. The increase in net income was primarily due to increases in net interest and noninterest income offsetting higher operating expenses and a higher provision for loan losses. The Northfield transaction, by increasing the size of the Company by approximately 56%, was a major factor in the significant increase in net income.

     Net Interest Income. The Company's net interest income increased by $1.1 million or 25.8% to $5.3 million in the year ended June 30, 2001 from $4.2 million in the year ended June 30, 2000.

     The increase in net interest income is primarily attributable to higher balances of interest earning assets and interest bearing liabilities. As shown in the Rate/Volume Analysis above, the increase in volume, primarily loans receivable and deposits, was responsible for $1.5 million of the increase in net interest income and changes in rate, primarily the increase in the cost of deposits and borrowings, was responsible for decreasing net interest income by $423,000.

     The Company's net interest margin decreased to 3.90% for the year ended June 30, 2001 from 4.49% for the year ended June 30, 2001. The increase in yields on earning assets of 10 basis points was offset by an increase of 64 basis points in the cost of funds and the decrease in the ratio of interest earning assets to interest bearing liabilities to 109.78% from 112.94%.

     The decrease in the net interest margin is due to the purchase of Northfield, competitive pressure on loan and deposit rates and the sharp decrease in first mortgage interest rates. The assets of Northfield consisted primarily of first mortgage loans and securities, which yield lower returns than the assets of the Patapsco Bank. The Bank is endeavoring to convert these assets in to higher yielding commercial mortgage, consumer, and commercial business loans. Additionally, the rates paid for deposits by Northfield, particularly time deposits, were higher than those paid by the Patapsco Bank. These rates are being lowered as the time deposits mature. To date, this has been accomplished without any significant run-off of the deposits acquired. Competition for loans and deposits has resulted in lower rates on loans and higher rates paid on deposits. Also, the recent fall in mortgage interest rates has resulted in significant prepayments in the bank's residential loan portfolio. It is not in the Bank's plan to re-enter the residential mortgage market. In fact, the Bank had $9.9 million in residential mortgages classified as held for sale at June 30, 2001. These loans were sold in July 2001. Until the demand for commercial mortgage, consumer and commercial business loans of acceptable quality increases, these funds are being invested in overnight instruments and being used to pay down borrowings as they come due. It is anticipated that the gain on the sale will more than offset the lost interest income. However, in the short to intermediate term, the sale will result in lower yields on earning assets. This is being offset, to some extent by maturing certificates of deposit repricing at significantly lower rates.

     Interest Income. The Company's total interest income increased by $3.7 million or 46.5% to $11.6 million in the year ended June 30, 2001 from $7.9 million in the year ended June 30, 2000. The increase in the volume of interest earning assets is responsible for $3.5 million of the increase in interest income and increased yields is responsible for $151,000 of the increase in interest income.

     Interest income on loans increased $3.4 million, or 46.1% during fiscal year 2001. The increase is attributable to the $37.5 million increase in the average balance of loans receivable to $122.5 million in fiscal 2001 from $85.0 million in fiscal 2000 and the 12 basis point increase in average yield to 8.72% in fiscal 2001 from 8.60% in fiscal 2000.

     Interest income on investment securities increased by $136,000 to $143,000 in fiscal year 2001 as compared to $7,000 in fiscal year 2000. The increase was primarily the result of an increase in the average balance to $2.1 million during fiscal year 2001 from $460 thousand and an increase in the rate from 1.59% to 6.66% in fiscal year 2000. The balance increase resulted from the purchase of Northfield.

     Interest income on mortgage-backed securities increased $48,000 or 14.4% to $378,000 in fiscal 2001 from $330,000 in the fiscal year ended June 30, 2000. The average balance in mortgage-backed securities increased to $5.6 million from $4.7 million during fiscal year 2001 and the yield decreased to 6.68% in the fiscal year ended June 30, 2001 from 7.03% in fiscal 2000. Both the increase in balances and decrease in yield resulted from the acquisition of Northfield's mortgage-backed security portfolio.

     Interest income on short-term investments and other interest earning assets increased $125,000 or 47.0% to $390,000 in the fiscal year ended June 30, 2001 from $265,000 in the fiscal year ended June 30, 2000. The increase in interest income is the result of higher average balances.

     Interest Expense. The Company's interest expense increased by $2.6 million or 70.7% to $6.2 million in fiscal year 2001 from $3.6 million during the fiscal year ended June 30, 2000. As shown in the rate/volume table above, the increase in the volume of interest bearing liabilities outstanding was responsible for $2.0 million of the increase in interest expense and the increase in rates was responsible for $574,000 of the increase in interest expense.

     Interest expense on deposits increased $1.9 million or 70.0% to $4.7 million in fiscal year 2001 from $2.8 million in fiscal 2000. Higher average balances were responsible for $1.4 million of the increase and higher rates were responsible for $530,000 of the increase.

     Interest expense on borrowed money increased $637,000 or 73.8 % to $1.5 million in the year ended June 30, 2001 from $862,000 in the year ended June 30, 2000. Higher average balances were responsible for $593,000 of the increase and higher rates paid on borrowed money was responsible for $44,000 of the increase.

     Provision for Loan losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses. The allowance for loan losses consists of an allocated component and an unallocated component. The components of the allowance for loan losses represent an estimation done pursuant to either Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies," or ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan." The adequacy of the allowance for loan losses is determined through a continuous review of the loan and lease portfolio and considers factors such as prior loss experience, type of collateral, industry standards, past due loans in the Company's loan portfolio, current economic conditions and other factors unique to particular loans and leases. The Company's management periodically monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio.

     The provision for loan losses was $432,500 in fiscal year 2001, an increase of $107,500 or 33.1% over the fiscal year 2000 provision of $325,000. The Company's allowance for loan losses has increased as a percentage of total loans outstanding to 0.88% at June 30, 2001 from 0.81%t June 30, 2000. The Company's allowance for loan losses as a percentage of nonperforming loans was 660.78% at June 30, 2001 as compared to 241.92% at June 30, 2000.

     Noninterest Income. The Company's noninterest income consists of loan fees and service charges and net gains and losses on sales of investment securities, mortgage-backed securities, loans and repossessed assets. Total noninterest income increased by $238,000 or 70.7% to $576,000 in fiscal year 2001 as compared to $337,000 in fiscal year 2000. Gains on sale of investments of $171,000 were recognized in the year ended June 30, 2001 as compared to $0 in the year ended June 30, 2000. This represents 71.7% of the total increase in noninterest income for the year. These gains resulted from the sale of $2.9 million in corporate and municipal securities and $249,000 in mortgage-backed securities. These securities were sold to provide liquidity, to fund loan originations and to reduce the Bank's credit and interest rate risk attributable to the long-term corporate securities that entered the portfolio as a result of the Northfield acquisition. Fees and service charges increased $72,000 or 26.4% due to higher deposit and transaction volumes. Other noninterest income increased $29,000 or 213% to 43,000 from $13,700 primarily as a result of a $19,700 increase in the cash value of life insurance policies held by the bank.

     Noninterest Expense. The Company's total noninterest expense increased by $681,000, or 23.0%, to $3.6 million during fiscal 2001, as compared to $2.9 million in fiscal 2000. The Company experienced a $273,000, or 14.6% increase in compensation and employee benefits expense during fiscal 2001, a $158,000 or 34.3% increase in other operating expenses, $91,000 in goodwill amortization expense resulting from the Northfield acquisition, a $86,000 increase in advertising expense, a $60,000 increase in occupancy costs and a $35,000 increase in data processing costs, somewhat offset by decreases in professional fees, insurance and equipment expenses. The increase in salary and benefits primarily a result of higher staffing levels and normal salary increases. The increase in other operating expenses is due to higher item processing, stationary and printing and, real estate owned expenses. Advertising expense increased as a result of the Company's first concerted advertising campaign since going public. Much of the campaign was geared towards introducing the Bank to the new trade areas entered into as a result of the Northfield acquisition. Advertising expenses are expected to continue at higher than historical levels as the Bank attempts to differentiate itself from the competition. Occupancy expenses increased as a result of the Northfield acquisition and the assumption of two leases and an owned office. The data processing expenses increase is primarily due to the of higher volumes of loan and deposit accounts resulting from the acquisition of Northfield.

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

     The Bank's interest rate sensitivity, as measured by the repricing of its interest sensitive assets and liabilities at June 30, 2001, is presented in the following table. The table was derived using assumptions which management believes to be reasonable.

     The Company has established an Asset/Liability Management Committee "ALCO" that currently is comprised of three non-employee directors, the President, the Senior Vice-President and the Chief Financial Officer. This Committee meets on a monthly basis and reviews the maturities of the Company's assets and liabilities and establishes policies and strategies designed to regulate the Company's flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Company's assets and liabilities is to maintain an acceptable net interest margin while reducing the net effects of changes in interest rates.

     Management's principal strategy in managing the Company's interest rate risk has been to maintain short- and intermediate-term assets in portfolio, including locally originated adjustable-rate commercial real estate and commercial business loans. In addition, the Company has available for sale investment and mortgage-backed securities, carried at fair value, totaling $7.8 million as of June 30, 2001. The Company is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

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

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2001 that are expected to mature or reprice in each of the time periods shown.

                                            Three      Over Three     Over One    Over Five    Over Ten      Over
                                           Months    Months Through    Through     Through      Through     Twenty
                                           or Less     One Year      Five Years   Ten Years   Twenty Years   Years      Total
                                           -------   --------------  ----------   ---------   ------------  -------     -----
                                                                           (Dollars in thousands)
Rate sensitive assets:
   Loans receivable ....................   $ 29,200    $ 10,190     $ 20,419     $ 14,734     $ 27,484     $ 39,446    $141,473
   Mortgage-Backed  securities .........        186         842            0           95            0        4,486       5,609
   Investment securities ...............        198           0            0          217        1,477          133       2,025
   Short-term investments and other
       Interest-earning assets .........     10,777          94          290         --           --           --        11,161
                                           --------    --------     --------     --------     --------     --------    --------
        Total ..........................     40,361      11,126       20,709       15,046       28,961       44,065     160,268
                                           --------    --------     --------     --------     --------     --------    --------

Rate sensitive liabilities:
   Deposits ............................     15,195      48,779       39,799       15,846            4         --       119,623
   Borrowings ..........................      5,200       2,900        7,600        7,962         --           --        23,662
                                           --------    --------     --------     --------     --------     --------    --------
Total ..................................     20,395      51,679       47,399       23,808            4         --       143,285
                                           --------    --------     --------     --------     --------     --------    --------

Interest sensitivity gap ...............   $ 19,966    $(40,553)    $(26,690)    $ (8,762)    $ 28,957     $ 44,065    $ 16,983
                                           ========    ========     ========     ========     ========     ========    ========
Cumulative interest sensitivity gap ....   $ 19,966    $(20,587)    $(47,277)    $(56,039)    $(27,082)    $ 16,983
                                                       ========     ========     ========     ========     ========
Ratio of cumulative gap to
  total assets..........................      19.50%     (20.11)%     (46.17)%     (54.73)%     (26.45)%     16.59%
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

     The Company utilizes two additional measures of risk. These are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical change of plus or minus 200 basis points in market interest rates for maturities from one day to thirty years. As of June 30, 2001, the Bank had the following estimated sensitivity profile for net interest income and fair value of equity:

                                                       + 200 basis points     -200 basis points   Policy Limit
                                                       ------------------     -----------------   ------------
         % Change in Net Interest Income                      2.0%                   -4.0%        plus or minus 10.0%
         % Change in Fair Value of Equity                   -17.0%                  -22.0%        plus or minus 25.0%

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

     The Company's most liquid assets are cash on hand, interest-bearing deposits and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At June 30, 2001, the Company's cash on hand, interest bearing deposits and Federal funds sold totaled $11.2 million.

     The Company anticipates that it will have sufficient funds available to meet its current loan origination, and unused lines-of-credit commitments of approximately $2.3 million and $2.7 million, respectively. Certificates of deposit that are scheduled to mature in less than one year at June 30, 2001 totaled $59.1 million. Historically, a high percentage of maturing deposits have remained with the Company.

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

     Patapsco Bancorp, Inc., the holding company for the Patapsco Bank has an annual cash requirement of approximately $480,000 for the payment of common and preferred dividends and interest on a loan whose proceeds were used in the acquisition of Northfield. The only source of funds for the holding company is dividends from the Bank. The Bank cannot pay dividends to the holding company without prior permission from the Federal Reserve Bank of Richmond. When reviewing requests to pay this type of dividend, the Federal Reserve Bank of Richmond considers, among other factors, the current capital levels and earnings of the Bank. The Bank has not experienced, nor does it anticipate any difficulty in receiving such permission.

     At June 30, 2001, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank's regulatory compliance at June 30, 2001.

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                            For Capital        Prompt Corrective
                                                     Actual              Adequacy Purposes     Action Provisions
                                               --------------------      ------------------    -----------------
                                               Amount         Ratio       Amount      Ratio    Amount      Ratio
                                               ------         -----      -------      -----    -------     -----
                                                                         (Dollars in thousands)
 Total Capital (to Risk Weighted Assets)..    $12,594         13.32 %    $7,567        8.0%    $9,458       10.00%
 Tier 1 Capital (to Risk Weighted Assets).     11,433         12.09       3,783        4.0      5,675        6.00
 Tier 1 Capital (to Average Assets).......     11,433          7.15       6,394        4.0      7,992        5.00

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

ACCOUNTING PRONOUNCEMENTS WITH FUTURE EFFECTIVE DATES

     In June 2001, the Financial Accounting Standards Board approved Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") which are effective July 1, 2001 and January 1, 2002, respectively, for the Company. SFAS 141 required that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS 142, amortization of goodwill, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. All goodwill and intangible assets will be tested for impairment in accordance with the provisions of the Statement. The Company intends to adopt the provisions of SFAS 142 in the first quarter of fiscal 2002. Management believes that they will not have to recognize an impairment upon completion of their test and goodwill will no longer be amortized. Goodwill amortization for fiscal 2002 would have been $137,136, however, as a result of the implementation of SFAS 142 it will be none unless an unforeseen impairment occurs.

                      [Anderson Associates, LLP Letterhead]



INDEPENDENT AUDITORS' REPORT



The Stockholders and The Board of Directors
Patapsco Bancorp, Inc.
Dundalk, Maryland

     We have audited the consolidated statements of financial condition of Patapsco Bancorp, Inc. and Subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the two year period ended June 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patapsco Bancorp, Inc. and Subsidiaries as of June 30, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the two years in the two year period ended June 30, 2001, in conformity with generally accepted accounting principles.



                                             /s/ Anderson Associates, LLP



  August 27, 2001
  Baltimore, Maryland

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 30, 2001 and 2000
========================================================================================================================
                                                                                         2001                  2000
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash:
      On hand and due from banks                                                $    2,710,768               2,251,850
      Interest bearing deposits                                                      2,630,770                 282,929
Federal funds sold                                                                   5,819,093                 903,004
Investment securities at fair value (note 2)                                         2,188,212                 462,842
Mortgage-backed securities at fair value (note 3)                                    5,679,605               4,456,047
Loans Held for Sale (note 1)                                                         9,914,139                      --
Loans receivable, net (note 4)                                                     127,833,640              91,002,476
Investment required by law, at cost (note 9)                                         1,903,350                 950,850
Property and equipment, net (note 5)                                                 1,193,425               1,004,443
Goodwill                                                                             1,869,691                      --
Income taxes receivable                                                                153,942                      --
Deferred taxes (note 8)                                                                838,061                 442,000
Accrued interest, prepaid expenses and other assets                                  1,435,587                 908,470
------------------------------------------------------------------------------------------------------------------------
                                                                                  $164,170,283             102,664,911
========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
      Interest bearing deposits (note 6)                                          $119,622,698              72,357,957
      Noninterest bearing deposits                                                   4,369,526               3,293,950
      Borrowings (note 7)                                                           23,661,772              14,900,000
      Accrued expenses and other liabilities                                         2,979,204               2,520,673
      Income taxes payable (note 8)                                                    112,263                  13,033
------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                  150,745,463              93,085,613

Stockholders' equity (notes 9, 10 and 11):
       Preferred stock-Series A Noncumulative Convertible Perpetual $0.01 par value; authorized 1,000,000 shares with a liquidation
         preference of $25 per share; 106,073 outstanding                                1,061                      --
       Additional paid-in-capital                                                    2,650,733                      --
      Common stock $0.01 par value; authorized 4,000,000 shares; issued and outstanding 332,950 shares at June 30, 2001 and 327,390 shares at June
        30, 2000                                                                         3,330                   3,274
      Additional paid-in capital                                                     1,629,937               1,471,253
      Contra equity - Employee Stock Option Plan (ESOP)                               (185,695)               (254,045)
      Contra equity - Management Recognition Plan (MRP)                                (60,610)               (154,761)
      Deferred compensation - Rabbi Trust                                              (77,544)                     --
      Retained earnings, substantially restricted                                     9,331,919              8,625,749
      Accumulated other comprehensive income, net of taxes                              131,689               (112,172)
------------------------------------------------------------------------------------------------------------------------
Commitments (notes 4, 5, 10 and 11)                                                  13,424,820              9,579,298
------------------------------------------------------------------------------------------------------------------------
                                                                                   $164,170,283            102,664,911
========================================================================================================================
See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income
Years Ended June 30, 2001 and 2000

=============================================================================================================
                                                                         2001                  2000
-------------------------------------------------------------------------------------------------------------
Interest income:
      Loans receivable (note 4 )                                     $10,675,371             7,304,753
      Mortgage-backed securities                                         378,275               330,535
      Investment securities                                              142,879                 7,312
      Federal funds sold and other investments                           390,427               265,579
-------------------------------------------------------------------------------------------------------------
Total interest income                                                 11,586,952             7,908,179
-------------------------------------------------------------------------------------------------------------

Interest expense:
      Deposits                                                         4,733,067             2,783,007
      Interest on short term borrowing                                     7,067                10,708
      Interest on long term debt                                       1,499,662               862,639
-------------------------------------------------------------------------------------------------------------
Total interest expense                                                 6,239,796             3,656,354
-------------------------------------------------------------------------------------------------------------

Net interest income                                                    5,347,156             4,251,825
Provision for losses on loans (note 4)                                   432,500               325,000
-------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans                4,914,656             3,926,825
--------------------------------------------------------------------------------------------------------------

Noninterest income:
      Fees and service charges                                            342,324              270,744
      Net gain on sales of other real estate owned                         19,556               52,853
      Gain on sale of investment and mortgage-backed
        securities (notes 2 and 3)                                        170,830                   --
      Other                                                                43,059               13,756
-------------------------------------------------------------------------------------------------------------
Total noninterest income                                                  575,769              337,353
-------------------------------------------------------------------------------------------------------------

Noninterest expenses:
      Compensation and employee benefits                                2,133,066            1,860,531
      Insurance                                                            51,267               55,315
      Professional fees                                                   114,448              129,187
      Equipment expenses                                                  166,534              169,692
      Net occupancy costs                                                 136,996               77,216
      Advertising                                                         132,250               45,955
      Data processing                                                     191,499              156,892
      Goodwill Amortization                                                91,424                   --
      Other                                                               619,042              460,930
-------------------------------------------------------------------------------------------------------------
Total noninterest expenses                                              3,636,526            2,955,718
-------------------------------------------------------------------------------------------------------------

Income before income taxes                                              1,853,899            1,308,460
Income tax provision (note 8)                                             836,269              514,000
-------------------------------------------------------------------------------------------------------------
Net income                                                             $1,017,630              794,460
-------------------------------------------------------------------------------------------------------------
Net income per share of common stock (note 1):
      Basic                                                            $     2.89                 2.54
      Diluted                                                                2.65                 2.40
=============================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity
Years Ended June 30, 2001 and 2000

==================================================================================================================

                                                                  Additional
                                                                    Paid-In       Common    Additional   Contra-
                                                      Preferred      Capital       Stock     Paid-In    Equity
                                                         Stock     Preferred                 Capital     ESOP
------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999                              $     -           -           3,445   1,888,962   (325,100)

 Comprehensive income
    Net income                                              -           -            -          -           -
     Adjustment to unrealized net holding losses on
        available-for-sale portfolios, net (note 1)         -           -            -          -           -
     Comprehensive income                                   -           -            -          -           -
  Compensation under stock-based benefit plans              -                        -         52,360     71,055
  Cash dividends declared ($.56 per share)                  -           -            -          -           -
  Options exercised                                         -           -              16      31,867       -
  Purchase of common stock                                  -           -            (187)   (501,936)      -
------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2000                              $     -           -           3,274   1,471,253   (254,045)

 Comprehensive income
    Net income                                              -           -            -          -           -
     Adjustment to unrealized net holding losses on
        available-for-sale portfolios, net (note 1)         -           -            -          -           -
     Comprehensive income                                   -           -            -          -           -
  Compensation under stock-based benefit plans              -           -            -         37,561     68,350
  Cash dividends declared ($.56 per share)                  -           -            -          -           -
  Options exercised                                         -           -              34      63,712       -
  Purchase of common stock                                  -           -             (10)    (21,639)      -
  Rabbi Trust Shares from Acquisition                       -           -            -          -           -
  Issuance of Preferred Stock                             1,093   2,729,783          -          -           -
  Conversion of Preferred to Common                         (32)    (79,050)           32      79,050       -
------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2001                                  1,061   2,650,733         3,330   1,629,937   (185,695)
==================================================================================================================

========================================================================================================================
                                                                                               Accumulated
                                                                                                Other
                                                       Contra-     Stock                     Comprehensive      Total
                                                       Equity      Held by       Retained      Income, Net  Stockholders'
                                                       MRP      Rabbi Trust      Earnings      of Taxes        Equity
-------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999                              (257,095)         -       8,017,059      (109,411)     9,217,860

 Comprehensive income
    Net income                                            -             -         794,460          -             -
     Adjustment to unrealized net holding losses on
        available-for-sale portfolios, net (note 1)       -             -            -           (2,761)         -
     Comprehensive income                                 -             -            -            -            791,699
  Compensation under stock-based benefit plans         102,334          -            -            -            225,749
  Cash dividends declared ($.56 per share)                -             -       (185,770)         -           (185,770)
  Options exercised                                       -             -            -            -             31,883
  Purchase of common stock                                -             -            -            -           (502,123)
-------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2000                              (154,761)         -       8,625,749      (112,172)     9,579,298

 Comprehensive income
    Net income                                            -             -       1,017,630          -             -
     Adjustment to unrealized net holding losses on
        available-for-sale portfolios, net (note 1)       -             -            -          243,860          -
     Comprehensive income                                 -             -            -            -          1,261,490
  Compensation under stock-based benefit plans         94,151           -            -            -            200,062
  Cash dividends declared ($.56 per share)                -             -       (311,460)         -           (311,460)
  Options exercised                                       -             -            -            -             63,746
  Purchase of common stock                                -             -            -            -            (21,649)
  Rabbi Trust Shares from Acquisition                     -         (77,544)         -            -            (77,544)
  Issuance of Preferred Stock                             -             -            -            -           2,730,876
  Conversion of Preferred to Common                       -             -            -            -               -
-------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2001                               (60,610)     (77,544)    9,331,919       131,688      13,424,819
========================================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended June 30, 2001 and 2000

========================================================================================================================
                                                                                    2001                       2000
------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                                $ 1,017,630                   794,460
     Adjustments to reconcile net income to net
          cash provided by operating activities:
               Goodwill amortization                                                91,424                        --
               Depreciation                                                        153,866                   139,529
               Provision for losses on loans                                       432,500                   325,000
               Non-cash compensation under stock-based benefit plans               200,062                   225,749
               Amortization of premiums and discounts, net                        (199,947)                    4,244
               Deferred loan origination fees, net of costs                          1,389                    28,380
               Gain on sale of investment securities                              (169,475)                       --
               Gain on sale of mortgage-backed securities                           (1,355)                       --
               Gain on sale of real estate owned                                   (19,556)                  (52,853)
               Increase (decrease) in income taxes payable                          99,230                   (12,203)
               Change in deferred taxes                                            (19,943)                  (28,000)
               Increase in accrued interest on investments,
                prepaid expenses and other assets                                 (151,525)                  (55,778)
               (Decrease) increase in accrued expenses and other liabilities      (420,990)                    6,827
------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                         1,013,310                 1,375,355
------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Cash consideration Northfield acquisition, net                              (2,831,106)                       --
     Purchase of investment securities                                               (6,811)                 (187,708)
     Proceeds from sale of investment securities                                  3,117,986                        --
     Proceeds from sale of mortgage-backed securities                               250,715                        --
     Principal repayments on mortgage-backed securities                           1,349,931                   353,198
     Principal repayments on loans held for sale                                    105,801                        --
     Loan principal disbursements, net of repayments                             (3,803,482)              (13,736,669)
     Proceeds from sale of real estate owned                                        330,357                   198,535
     Purchase of investment required by law                                        (442,500)                 (150,000)
     Purchases of property and equipment                                           (175,356)                  (91,355)
------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                           $(2,104,465)              (13,613,999)
------------------------------------------------------------------------------------------------------------------------

                                                                                                 (Continued)

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

Years ended June 30, 2001 and 2000


========================================================================================================================
                                                                                    2001                       2000
------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Net increase (decrease) in deposits                                        $ 9,999,366                5,980,487
    Purchase of common stock                                                       (21,649)                (502,123)
    Stock options exercised                                                         63,746                   31,883
    Additional borrowings                                                       27,900,000                9,000,000
    Repayments of borrowings                                                   (29,200,000)              (8,000,000)
    Dividends paid                                                                (311,460)                (185,770)
------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                        8,430,003                6,324,477
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                             7,338,848               (5,914,167)
Cash and cash equivalents at beginning of year                                   3,437,783                9,351,950
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                       $10,776,631                3,437,783
========================================================================================================================

The Following is a Summary of Cash and Cash Equivalents:
     Cash on hand and due from banks                                           $ 2,710,768                2,251,850
     Interest bearing deposits in other banks                                    2,630,770                  282,929
     Federal funds sold                                                          5,819,093                  903,004
------------------------------------------------------------------------------------------------------------------------
                                                                                11,160,631                3,437,783
         Less - Certificates of deposit maturing in 90 days or more
                      included in interest bearing deposits in other banks        (384,000)                      --
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents reflected on the Statement of Cash Flows             $10,776,631                3,437,783
========================================================================================================================

Supplemental information:
     Interest paid on savings deposits and borrowed funds                      $ 6,239,796                3,649,829
     Income taxes paid                                                             836,269                  506,000
     Transfer from loans to real estate owned                                      384,899                  177,214
     Preferred stock issued for acquired company                                 2,730,876                       --
     Preferred stock converted to common stock                                      79,082                       --
========================================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

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

     CASH AND CASH EQUIVALENTS

     Cash equivalents include cash, federal funds sold and interest bearing deposits in other bank with an original maturity of 90 days or less. Cash equivalents and other liquidity and short term investments are carried at cost, which approximates market value.


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

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

     If a decline in value of an individual security classified as held-to-maturity or available-for-sale is judged to be other than temporary, the cost basis of that security is reduced to its fair value and the amount of the write-down is included in earnings. Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers. For purposes of computing realized gains or losses on the sales of investments, cost is determined using the specific identification method. Premiums and discounts on investment and mortgage-backed securities are amortized over the term of the security using the interest method.

     LOANS HELD FOR SALE

     Loans held for sale are carried at the lower of aggregate cost or market value. Market value is determined based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined using the specific identification method.

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

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

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

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(1)  CONTINUED

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


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(1)  CONTINUED

                                                     -----------------------------------------------------------------------
                                                                                     YEAR ENDED
                                                     -----------------------------------------------------------------------
                                                              JUNE 30, 2001                            JUNE 30, 2000
                                                        BASIC              DILUTED               BASIC           DILUTED
----------------------------------------------------------------------------------------------------------------------------
Net income                                           $1,017,630          1,017,630              794,460         794,460
Preferred Stock Dividends                               126,925                  -                    -               -
Net Income Available to Common                          890,705          1,017,630              794,460         794,460
Weighted average shares outstanding                     308,058            308,058              313,176         313,176
Diluted securities:
    Preferred Stock                                           -             71,475                    -               -
    MRP shares                                                -                 92                    -           8,398
    Options                                                   -              3,808                    -           8,877
----------------------------------------------------------------------------------------------------------------------------
Adjusted weighted average shares                         308,058           383,433              313,176         330,451
----------------------------------------------------------------------------------------------------------------------------

Per share amount                                      $     2.89              2.65                 2.54            2.40
----------------------------------------------------------------------------------------------------------------------------

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


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(1)  CONTINUED

     MERGER AGREEMENT

     On November 13, 2000, the Company acquired Northfield Bancorp, Inc., the holding company for Northfield Federal Savings Bank (Northfield), a federally chartered savings bank. Holders of outstanding shares of Northfield Bancorp received $12.50 in cash and .24 shares of newly issued Patapsco Bancorp's Series A Noncumulative Convertible Perpetual Preferred Stock.

     The combination was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of acquisition, November 13, 2000. The Company recorded discounts of $1,343,912 on assets and $172,247 on liabilities and premiums of $6,131 on assets and $230,543 on liabilities. Fair value adjustments on the assets and liabilities purchased are being amortized over the estimated lives of the related assets and liabilities. The net effect of the amortization and accretion of premiums and discounts on net income before taxes for fiscal 2001 was $343,121. The excess of the purchase price over the estimated fair value of the underlying net assets of $1,958,072 was allocated to goodwill and is being amortized over 15 years, using the straight-line method.

     The following unaudited pro forma condensed consolidated financial information reflects the results of operations of the Company for the years ended June 30, 2001 and 2000 as if the transaction had occurred at the beginning of each period presented. These pro forma results are not necessarily indicative of what the Company's results of operations would have been had the acquisition actually taken place at the beginning of each period presented.

                                               -----------------------------------------------------
                                                                 YEAR ENDED
                                               -----------------------------------------------------

                                                     JUNE 30, 2001              JUNE 30, 2000
----------------------------------------------------------------------------------------------------
  Net interest income                                  $5,540,460                 $5,452,048
  Net income                                            1,032,896                    776,711
  Diluted net income per share                              $2.56                      $1.76
====================================================================================================

     RECLASSIFICATION AND RESTATEMENT

     Certain prior year's amounts have been reclassified to conform to the current year's presentation.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(2)  INVESTMENT SECURITIES

     Investment securities, classified as available-for-sale, are summarized as follows as of June 30:

                                                                                2001
                                          -------------------------------------------------------------------
                                           AMORTIZED        UNREALIZED       UNREALIZED            FAIR
                                               COST             GAINS            LOSSES            VALUE
  -----------------------------------------------------------------------------------------------------------
  Equity securities                       $   217,062               -           17,867            199,195
  Corporation Bonds                         1,146,753          106,928               -          1,253,681
  Federal Home Loan Mortgage
  Corporation Bonds                           680,414           54,920               -            735,334
  -----------------------------------------------------------------------------------------------------------
                                          $2,044,229           161,848          17,867         2,188,210
                                          ===================================================================

                                                                             2000
                                          -------------------------------------------------------------------
  Equity securities                       $  434,118             28,724            -               462,842
=============================================================================================================

     The equity investments have no stated maturity. The scheduled maturities of investments available for sale at June 30, 2001 are as follows:

                                                                                      2001
                                                                       AMORTIZED                   FAIR
                                                                         COST                      VALUE
   ----------------------------------------------------------------------------------------------------------
     Due after five years through ten years                         $   217,304                    239,051

     Due after ten years                                              1,609,863                  1,749,965
                                                        -----------------------------------------------------
                                                                    $ 1,827,167                  1,989,016
=============================================================================================================

     Accrued interest receivable balances at June 30, 2001 and 2000 were $31,895 and $0, respectively.

     In fiscal year 2001, the Company received proceeds of $3,117,985 from the sale of corporate and municipal securities resulting in gross gains of $169,475.

     There were no sales or redemptions of investment securities in 2000.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(3)  MORTGAGE-BACKED SECURITIES

     Mortgage-backed   securities,   classified   as   available-for-sale,   are
     summarized as follows as of June 30:

                                                                       2001
                                             --------------------------------------------------------------
                                              AMORTIZED      UNREALIZED      UNREALIZED         FAIR
                                                 COST        GAINS           LOSSES             VALUE
   --------------------------------------------------------------------------------------------------------
   Government National Mortgage
     Association (GNMA)                      $5,303,412          56,012             -         5,359,424
   Federal National Mortgage
     Association (FNMA)                         305,610          14,571             -           320,181
                                             --------------------------------------------------------------
                                             $5,609,022          70,583             -         5,679,605
   ========================================================================================================
                                                                             2000
                                          -----------------------------------------------------------------
   Government National Mortgage
     Association (GNMA)                      $4,667,521            -          211,474         4,456,047
   ========================================================================================================

     Accrued interest receivable at June 30, 2001 and June 30, 2000 was $32,293 and $26,891, respectively.

     In fiscal year 2001, the Company received proceeds of $250,715 from the sale of one FNMA security resulting in a gross gain of $1,355.

     There were no sales of mortgage backed securities in 2000.

--------------------------------------------------------------------------------

(4)  LOANS RECEIVABLE

     Loans receivable and accrued interest receivable thereon are summarized as follows as of June 30:

                                                                              2001                   2000
   ---------------------------------------------------------------------------------------------------------------
   Real estate secured by first mortgage:
        Residential                                                        $75,495,976              49,968,895
        Commercial                                                          13,541,630              11,837,877
        Construction, net of loans in process                                2,097,996               1,569,778
   ---------------------------------------------------------------------------------------------------------------
                                                                            91,135,602              63,376,550

   Home improvement loans                                                   11,427,469               9,266,512
   Commercial loans                                                         12,991,549               9,884,746
   Home equity loans                                                         2,315,451               1,863,815
   Commercial leases                                                        12,287,292               7,053,244
   Loans secured by deposits                                                   255,247                 221,324
   Consumer loans                                                            1,145,294                 989,869
   ---------------------------------------------------------------------------------------------------------------
                                                                           131,557,904              92,656,060

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(4)  CONTINUED

                                                                                 2001                  2000
   Less:
        Deferred loan origination fees, net of costs                       $       16,961               74,013
        Unearned interest consumer loans                                          330,995              127,233
        Unearned interest commercial leases                                     1,601,808              709,529
        Purchase accounting discount, net                                         613,888                    -
        Allowance for loan losses                                               1,160,612              742,809
   ---------------------------------------------------------------------------------------------------------------
   Loans receivable, net                                                   $  127,833,640           91,002,476
   ===============================================================================================================

     Accrued interest receivable on loans was $804,100 and $497,400 at June 30, 2001 and 2000, respectively.

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

     The Company also originates leases with its commercial customers. Leases are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. Direct costs for the origination of leases for the years ended June 30, 2001 and 2000 were $28,000 and $9,900, respectively.

     The Company's residential lending operations are focused in the State of Maryland, primarily the Baltimore Metropolitan area. While residential lending is generally considered to involve less risk than other forms of lending, payment experience on these loans is dependent to some extent on economic and market conditions in the Company's primary lending area.

     Impairment of loans having recorded investments of $181,500 and $24,200 at June 30, 2001 and 2000, respectively has been recognized in conformity with SFAS No. 114. The average recorded investment in impaired loans during 2001 and 2000, respectively was $348,300 and $230,300. There was an allowance for losses related to those loans of $ -0- and $ -0- at June 30, 2001 and 2000, respectively. The amount of interest that would have been recorded on impaired loans at June 30, 2001 and 2000, respectively had the loans performed in accordance with their terms was approximately $822 and $6,900, respectively. The actual interest income recorded on these loans during 2001 and 2000 was $8,900 and $4,200, respectively.


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(4)  CONTINUED

     Nonaccrual loans not subject to SFAS No. 114 amounted to approximately $ -0- and $279,000 at June 30, 2001 and 2000, respectively. The amount of interest income that would have been recorded on loans in nonaccrual status at June 30, 2001 and 2000 had such loans performed in accordance with their terms, was approximately $ -0- and $17,800, respectively. The actual interest income recorded on these loans during 2001 and 2000 was approximately $ -0- and $7,600, respectively.

     The Company,  through its normal asset review process,  classifies  certain loans which management believes involve a degree of risk warranting additional attention. These classifications are special mention, substandard, doubtful and loss. At June 30, 2001 loans classified special mention, substandard and doubtful totaled approximately $899,300, $95,200 and $100,000. No loans were classified loss at June 30, 2001.

     The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                                                                    2001                2000
   ---------------------------------------------------------------------------------------------------------------------
   Balance at beginning of year                                                 $   742,809            $631,239
   Provision for losses on loans                                                    432,500             325,000
   Allowance assumed in acquisition                                                 182,811                   -
   ---------------------------------------------------------------------------------------------------------------------
   Charge-offs                                                                     (248,460)           (253,811)
   Recoveries                                                                        50,952              40,381
   ---------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                                       $ 1,160,612            $742,809
   =====================================================================================================================

     Commitments to extend credit are agreements to lend to customers, provided that terms and conditions of the commitment are met. Commitments are generally funded from loan principal repayments, excess liquidity and savings deposits. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Substantially all of the Company's outstanding commitments at June 30, 2001 and 2000 are for loans, which would be secured by various forms of collateral with values in excess of the commitment amounts. The Company's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(4)  CONTINUED

     Outstanding commitments to extend credit, which generally expire within 60 days, are as follows:

                                                                                               2001
                                                                                FIXED RATE              FLOATING RATE
   ----------------------------------------------------------------------------------------------------------------------
   Commercial business and lease loans                                         $2,054,667                  200,000
   Undisbursed lines of credit                                                          -                2,651,046
   ======================================================================================================================

                                                                                                2000
   ----------------------------------------------------------------------------------------------------------------------
   Residential mortgage loans                                                 $   171,000                  435,000
   Commercial business and lease loans                                          1,623,304                2,000,000
   Undisbursed lines of credit                                                  2,176,049                   40,000
   ======================================================================================================================

     As of June 30, 2001 and 2000, Patapsco was servicing loans for the benefit of others, approximately $1,301,413 and $1,419,845, respectively.

(5)  PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows at June 30:

                                                                                                              ESTIMATED
                                                                     2001                 2000               USEFUL LIVES
   --------------------------------------------------------------------------------------------------------------------------
   Land                                                      $   153,404                 92,684                     -
   Building and improvements                                   1,054,045                998,730                 40 years
   Leasehold improvements                                        105,109                     -
   Furniture, fixtures and equipment                           1,635,544              1,247,433               3 - 10 years
   --------------------------------------------------------------------------------------------------------------------------
   Total, at cost                                              2,948,102              2,338,847

   Less accumulated depreciation                               1,754,677              1,334,404
   -------------------------------------------------------------------------------------------------------------------------
   Property and equipment, net                               $ 1,193,425              1,004,443
===============================================================================================

     As a result of the acquisition of Northfield Bancorp, Inc., the Bank assumed long-term lease agreements for a branch office and an administrative office. At June 30, 2001, the minimal rental commitments under noncancellable operating leases are as follows:

   Year Ended June 30,
   -------------------
          2002                         $  58,222
          2003                            42,000
          2004                            7,0000
                                        --------
                                        $107,222
                                        ========

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(6)  DEPOSITS

     The  aggregate   amount  of  jumbo   certificates,   each  with  a  minimum
     denomination of $100,000, was approximately $10,747,000 and $4,147,000 in 2001 and 2000, respectively.

     At June 30, 2001, the scheduled maturities of certificates are as follows:

   Under 12 months                                       $59,117,100
   12 months to 24 months                                  8,363,100
   24 months to 36 months                                  4,230,100
   36 months to 60 months                                  6,709,400
   Greater than  60 months                                   613,500
   -----------------------------------------------------------------
                                                         $79,033,200
   =================================================================

(7)  BORROWINGS

     At June 30, 2001 and 2000, the Company has an agreement under a blanket-floating lien with the Federal Home Loan Bank of Atlanta providing the Company a line of credit of $41.0 and $20.0 million, respectively and a revolving line of credit of with The Bankers Bank of Atlanta, Georgia of $3.0 million and $ -0-, respectively. At June 30, 2001, the Bank also has a Federal Funds accommodation with the Bankers Bank of $2.8 million at June 30, 2001 and $ -0- at June 30, 2000. The Company is required to maintain as collateral for its FHLB advances qualified mortgage loans in an amount equal to 175% of the outstanding advances. The Company has pledged the stock of The Patapsco Bank as collateral for borrowing from The Bankers Bank.

     At June 30, the scheduled maturities of borrowings are as follows:

                                                2001                                    2000
---------------------------------------------------------------------------------------------------------------------
                                                           WEIGHTED                                       WEIGHTED
                                           BALANCE       AVERAGE RATE                    BALANCE       AVERAGE RATE
---------------------------------------------------------------------------------------------------------------------
Under 12 months                      $  6,400,000            5.77                         1,900,000           6.43
12 months to 24 months                  4,500,000            5.55                         1,000,000           6.55
24 months to 36 months                  1,000,000            6.57                         7,000,000           6.33
36 months to 48 months                      -                 -                           5,000,000           5.01
48 months to 120 months                11,900,000            5.62                             -                 -
---------------------------------------------------------------------------------------------------------------------
                                      $23,800,000            5.69                        14,900,000           5.92
=====================================================================================================================

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(8)  INCOME TAXES

     The provision for income taxes is composed of the following for the years ended June 30:

                                                                                     2001                   2000
   --------------------------------------------------------------------------------------------------------------------------
   Current:
          Federal                                                                  $  696,441              447,000
          State                                                                       159,771               95,000
   --------------------------------------------------------------------------------------------------------------------------
                                                                                      856,212              542,000
   --------------------------------------------------------------------------------------------------------------------------
   Deferred:
          Federal                                                                     (16,329)             (23,000)
          State                                                                        (3,614)              (5,000)
   --------------------------------------------------------------------------------------------------------------------------
                                                                                      (19,943)             (28,000)
   --------------------------------------------------------------------------------------------------------------------------
                                                                                   $  836,269              514,000
   ==========================================================================================================================

The net deferred tax assets consist of the following at June 30:
                                                                                     2001                   2000
   --------------------------------------------------------------------------------------------------------------------------

   Allowance for losses on loans                                                   $  448,229              294,000
   Unrealized holding gains                                                                --               71,000
   Deferred compensation                                                              341,727              200,000
   Deferred loan fees                                                                      --               37,000
   Purchase accounting adjustment                                                     334,918                   --
   Other, net                                                                          11,679               17,000
                                                                                ---------------------------------------------
         Total deferred tax assets                                                  1,136,553              619,000

   Unrealized holding losses                                                          (82,864)                  --
   Tax bad debt reserve                                                               (12,954)             (26,000)
   Federal Home Loan Bank stock dividends                                            (133,311)            (101,000)
   Accumulated depreciation                                                           (69,363)             (50,000)
                                                                                ---------------------------------------------
         Total deferred tax liabilities                                              (298,492)            (177,000)
   --------------------------------------------------------------------------------------------------------------------------
   Net deferred tax assets                                                         $  838,061              442,000
   ==========================================================================================================================

     A reconciliation of the income tax provision and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

                                                                                       2001                  2000
   -------------------------------------------------------------------------------------------------------------------
   Tax at statutory rate                                                            $  630,325              445,000
   State income taxes, net of Federal income tax benefit                               115,095               59,000
   Other                                                                                90,849               10,000
   -------------------------------------------------------------------------------------------------------------------
   Income tax provision                                                             $  836,269              514,000
   ===================================================================================================================


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

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

     Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $4.7 million of transaction accounts, reserves equal to 3% must be maintained on the next $47.8 million of transaction accounts, and a reserve of 10% plus $1,434,000 must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustments by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. At June 30, 2001, the Bank met its reserve requirements.

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

     Quantitative measures established by regulation to ensure capital adequacy require Patapsco to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of June 30, 2001, that Patapsco meets all capital adequacy requirements to which it is subject.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(9)  Continued

     As of June 30, 2001, the most recent notification from banking regulators categorized Patapsco as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized Patapsco must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in table. There are no conditions or events since that notification that management believes have changed the institution's category.

     Patapsco's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                                                        TO BE WELL
                                                                                                     CAPITALIZED UNDER
                                                                          FOR CAPITAL                PROMPT CORRECTIVE
                                                        ACTUAL         ADEQUACY PURPOSES             ACTION PROVISIONS
                                        ------------------------------------------------------------------------------------
                                           AMOUNT          RATIO      AMOUNT         RATIO          AMOUNT         RATIO
   -------------------------------------------------------------------------------------------------------------------------
   As of June 30, 2001:
       Total Capital (to Risk
          Weighted Assets)                 $12,594         13.32%        $7,567      8.00%          $9,458        10.00%
       Tier I Capital (to Risk
          Weighted Assets)                  11,433         12.09%         3,783      4.00%           5,675         6.00%
       Tier I Capital (to Average
          Assets)                           11,433          7.15%         6,394      4.00%           7,992         5.00%
   As of June 30, 2000:
       Total Capital (to Risk
          Weighted Assets)                 $ 9,822         14.31%        $5,490      8.00%          $6,863        10.00%
       Tier I Capital (to Risk
          Weighted Assets)                   9,079         13.23%         2,745      4.00%           4,118         6.00%
       Tier I Capital (to Average
          Assets)                            9,079          8.89%         4,083      4.00%           5,104         5.00%
   =========================================================================================================================

(10) STOCKHOLDERS' EQUITY AND RELATED MATTERS

     In 1995, the Bank converted from a federally chartered mutual savings association to a capital stock savings bank. Simultaneously, the Bank consummated the formation of a holding company, Patapsco Bancorp, Inc., of which the Bank is a wholly-owned subsidiary. In connection with the Conversion, the Company publicly issued 362,553 shares of its common stock.

     Federal regulations required that, upon conversion from mutual to stock form of ownership, a "liquidation account" be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with Patapsco after conversion. In the event of complete liquidation (and only in such event), each savings account holder who continues to maintain his savings account shall be entitled to receive a distribution from the liquidation account after payment to all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in the eligible holders' savings accounts. At conversion the liquidation account totaled approximately $6,088,000.


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(10) CONTINUED

     In addition to the foregoing, certain bad debt reserves of approximately $2,300,000 deducted from income for federal income tax purposes and included in retained income of Patapsco, are not available for the payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by Patapsco, on the amount removed from the reserves for such distributions. The unrecorded deferred income tax liability on the above amount was approximately $897,000.

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

     All ESOP shares contain a "Put Option" which requires the Company to repurchase the share at the then fair market value subject to the availability of retained earnings. The "Put Option" may be exercised within 60 days of distribution of the shares and then again within 60 days after the fair market value determination date of the next plan year. The current fair market value of shares that have been allocated contain a "Put Option" of $620,311.

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

     For the years ended June 30, 2001 and 2000 compensation expense recognized related to the ESOP and Patapsco's contribution to the ESOP was $88,997 and $123,872, respectively.

     The ESOP shares were as follows as of June 30:

                                                                                               2001                   2000
   -------------------------------------------------------------------------------------------------------------------------
   Shares released and allocated                                                           28,329              23,396
   Unearned shares                                                                         13,536              18,469
   -------------------------------------------------------------------------------------------------------------------------
                                                                                           41,865              41,865
   =========================================================================================================================
   Fair value of unearned shares                                                        $ 298,469             410,935
   =========================================================================================================================


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(11) CONTINUED

     DIRECTORS RETIREMENT PLAN

     Effective September 28, 1995, Patapsco adopted a deferred compensation plan covering all non-employee directors. The plan provides benefits based upon certain vesting requirements. Compensation expense recognized in connection with the Plan during the year ended June 30, 2001 and 2000 was $(1,368) and $13,200, respectively.

     STOCK OPTIONS

     The Company's 1996 Stock Options and Incentive Plan (Plan) was approved by the stockholders at the 1996 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. In October 1996 the Company granted options to purchase 34,474 shares at $27.50 per share. Such shares and fair value have been adjusted to 43,093 shares at $18.91 per share for the effect of the return of capital distribution paid by the Company in June 1997. The Plan provides for one-fifth of the options granted to be exercisable on each of the first five anniversaries of the date of grant. Additional shares were granted to an officer and director in May 2000. The option price is $20.00 per share and vests as described above. If a participant in the Plan terminates employment for reasons other than death, disability, retirement at age 65 or change in control, he or she forfeits all rights to unvested shares.

     The following table summarizes the status of and changes in the Company's stock option plan during the past two years, as retroactively adjusted for the Company's return of capital.

                                                                    WEIGHTED                               WEIGHTED
                                                                    AVERAGE                                AVERAGE
                                                                    EXERCISE             OPTIONS          EXERCISE
                                              OPTIONS                PRICE            EXERCISABLE          PRICE
-----------------------------------------------------------------------------------------------------------------------
Outstanding at end of 1999                     43,093                 $18.91           15,514               18.91
Granted                                         4,754                  20.50             -
Exercised                                      (1,686)
Cancelled                                      (2,529)
-----------------------------------------------------------------------------------------------------------------------
Outstanding at end of 2000                     43,632                  19.08          21,604               18.91
Granted                                             -
Exercised                                      (3,370)
Cancelled                                      (5,057)
-----------------------------------------------------------------------------------------------------------------------
Outstanding at end of 2001                     35,205                  19.06          31,402               18.94
=======================================================================================================================

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(11) CONTINUED

     SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Company to make certain disclosures as if the fair value method of accounting had been applied to the Company's stock option grants made subsequent to 1994. Accordingly, the Company estimated the grant date fair value of each option awarded in fiscal 2000 using the Black-Scholes Option-Pricing model with the following relevant assumptions: dividend yield of 2.80%, risk-free interest rate of 6.75% and expected lives of 10 years. The assumption for expected volatility was 24.39%. Had 2001 and 2000 compensation cost been determined including the weighted-average estimate of fair value of each option granted of $5.20, the Company's net income would be reduced to proforma amount of $887,670 and $779,286, respectively. Proforma earnings, basic, per share would have been $2.88 and $2.49 and diluted, per share would have been $2.65 and $2.36, respectively, in fiscal 2001 and 2000.

     MANAGEMENT RECOGNITION AND STOCK AWARD PLAN

     Effective October 11, 1996, the Company established a Management Recognition Plan (MRP) to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers were awarded a total of 14,502 shares of stock, which are held in a separate trust that manages the MRP. The Company funded the MRP in 1997 by purchasing 14,502 shares of common stock in the open market. Shares awarded to participants in the MRP vest at a rate of 20% per year on each anniversary of the effective date of the MRP. During the year ended June 30, 1998, the Company approved a Stock Award Plan ("SAP") to one of its officers. The Plan provides for 1,247 shares to be vested at 25% per year beginning in October 1998. If a participant terminates employment for reasons other than death, disability, change in control or retirement he or she forfeits all rights to unvested shares. As of June 30, 2001, approximately 4,199 shares are unvested. For the years ended June 30, 2001 and 2000, compensation expense related to the MRP and SAP was $9,300 and $80,900, respectively.

     401(K) RETIREMENT SAVINGS PLAN

     The Company has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of 15%. The Company is obligated to contribute 3% of each employee's salary, whether or not the employee contributes their own money. All employees who have completed six months of service with the Company and are 21 years old are eligible to participate. The Company's contribution to this plan was $35,000 and $30,000 for the years ended June 30, 2001 and 2000, respectively.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107) requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below the Company's financial instruments as of June 30, 2001 and 2000.

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(12) CONTINUED

     The carrying value and estimated fair value of financial instruments is summarized as follows at June 30:

                                                                       2001                                    2000
                                                       ----------------------------------       ----------------------------------
                                                           CARRYING                                CARRYING
                                                             VALUE          FAIR VALUE               VALUE        FAIR VALUE
----------------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and interest-bearing deposits                  $  5,341,538          5,342,000             2,534,779       2,535,000
   Federal funds sold                                     5,819,093          5,819,000               903,004         903,000
   Investment securities                                  2,188,212          2,188,000               462,842         463,000
   Mortgage-backed securities                             5,679,605          5,680,000             4,456,047       4,456,000
   Loans receivable, net                                127,833,640        134,571,000            91,002,476      88,085,500
   Loans held for sale                                    9,914,139         10,094,000                 -               -
Liabilities:
   Deposits                                             123,992,224        124,597,000            75,651,907      75,651,919
   Borrowings                                            23,661,772         23,560,000            14,900,000      14,900,000
   Advance payments by borrowers for
      taxes, insurance and ground rents                   1,547,438          1,547,000             1,214,666       1,215,000
Off balance sheet instruments:
   Commitments to extend credit                               -                 -                      -                -
==================================================================================================================================

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


                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

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



                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

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

(13) RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board approved Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") which are effective July 1, 2001 and January 1, 2002, respectively, for the Company. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS 142, amortization of goodwill, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. All goodwill and intangible assets will be tested for

                                                                     (Continued)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2001 and 2000
------------------------------------------------------------------------------

(13) CONTINUED

     impairment in accordance with the provisions of the Statement. The Company intends to adopt the provisions of SFAS 142 in the first quarter of fiscal 2002. Management believes that they will not have to recognize an impairment upon completion of their test and goodwill will no longer be amortized. Goodwill amortization for fiscal 2002 would have been $137,136, however, as a result of the implementation of SFAS 142 it will be none unless an unforeseen impairment occurs.

                                            BOARD OF DIRECTORS

THOMAS P. O'NEILL                           NICOLE N. GLAESER                            DR. THEODORE C. PATTERSON
Chairman of the Board                       Budget  Director  for  Baltimore   County    Retired Physician
Managing Director of American               Police Department                            Secretary of the Company
Express Tax and Business Services
                                            DOUGLAS H. LUDWIG                            WILLIAM R. WATERS
JOSEPH J. BOUFFARD                          Retired Principal of the Baltimore           Owner Bel Air Pontiac
President and Chief  Executive  Officer     County Public School System                  Owner Bel Air Medicine, Inc.
of the Company and the Bank
                                            GARY R. BOZEL
J. THOMAS HOFFMAN                           Managing Principal
Self employed financial consultant          Gary R. Bozel & Associates, P.A.

                                             ADVISORY DIRECTORS

JOSEPH N. MCGOWAN                            ROBERT LATING                                  DAVID G. RITTENHOUSE
Retired Chairman of the Board                Retired real estate investor                   Chief Executive
Officer                                                                                     Rittenhouse Fuel Company
                                             EXECUTIVE OFFICERS

JOSEPH J. BOUFFARD                          FRANK J. DUCHACEK, JR.                         MICHAEL J. DEE
President and Chief Executive Officer       Senior-Vice President - Branch & Deposit       Vice-President - Treasurer
                                            Administration                                 Chief Financial Officer

JOHN W. MCCLEAN                              ALAN HERBST                                    LAURENCE S. MITCHELL
Vice President - Real Estate Lending         Vice President - Consumer Lending              Vice-President - Commercial Lending

BRIAN G. CONNELLY
Vice-President - Commercial Leasing

                                                         OFFICE LOCATIONS

                1301 Merritt Boulevard                  1844 E. Joppa Road                        8705 Harford Road
             Dundalk, Maryland 21222-2194               Baltimore, Maryland                      Baltimore, Maryland
         Website: http:\\www.patapscobank.com             (410) 665-5190                           (410) 665-5600
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

INDEPENDENT CERTIFIED ACCOUNTANTS           SPECIAL COUNSEL                                ANNUAL REPORT ON FORM 10-KSB
Anderson Associates, LLP                    Stradley,   Ronan,  Housley  Kantarian  &
7621 Fitch Lane                             Bronstein, P.C.                                A  COPY  OF  THE  COMPANY'S   ANNUAL
Baltimore, Maryland 21236                   1220 19th Street, N.W., Suite 700              REPORT  ON  FORM   10-KSB   FOR  THE
                                            Washington, D.C.  20036                        FISCAL  YEAR ENDED JUNE 30,  2001 AS
GENERAL COUNSEL                                                                            FILED   WITH  THE   SECURITIES   AND
Nolan Plumhoff & Williams                   ANNUAL MEETING                                 EXCHANGE    COMMISSION,    WILL   BE
Suite 700, Nottingham Centre                The 2001 Annual  Meeting of  Stockholders      FURNISHED    WITHOUT    CHARGE    TO
502 Washington Avenue                       will be held on October  25, 2001 at 4:00      STOCKHOLDERS  AS OF THE RECORD  DATE
Towson, MD  21204-4528                      p.m. at the office of The  Patapsco  Bank      FOR THE  2001  ANNUAL  MEETING  UPON
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
