Form 10KSB, Exhibit 13
period 2002-06-30
PATAPSCO BANCORP INC
filed 2002-09-30
CIK 1003961

PATAPSCO BANCORP, INC.









         [LOGO]







                                                              2002 ANNUAL REPORT

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

     The Company's common stock trades under the symbol "PATD" on the OTC Bulletin Board. There are currently 373,613 shares of the common stock outstanding and approximately 353 holders of record of the common stock. Following are the high and low closing sale prices, by fiscal quarter, as reported on the OTC Bulletin Board during the periods indicated, as well as the dividends paid during such quarters. In the second quarter of fiscal 2002, the Company paid a 10% common stock dividend.

                                                      High            Low           Dividends Per Share
                                                      ----            ---           -------------------
              Fiscal 2001:
                    First Quarter                    $  22.25      $   20.31            $    .14
                    Second Quarter                      22.63          21.00                 .14
                    Third Quarter                       21.88          21.125                .14
                    Fourth Quarter                      23.00          21.125                .14

              Fiscal 2002:
                    First Quarter                    $  27.50      $   21.85            $    .14
                    Second Quarter                      28.05          22.73                 .14
                    Third Quarter                       29.90          27.30                 .14
                    Fourth Quarter                      30.00          28.50                 .14

     The stated high and low closing sale prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

TABLE OF CONTENTS
================================================================================

Patapsco Bancorp, Inc........................................................(i)
Market Information...........................................................(i)
Letter to Stockholders........................................................1
Selected Consolidated Financial and Other Data................................3
Management's Discussion and Analysis of Financial Condition and
  Results of Operations.......................................................5
Consolidated Financial Statements............................................21
Corporate Information.........................................Inside Back Cover

                                       (i)

                         [PATAPASCO BANCORP LETTERHEAD]

Dear Shareholder:

     The directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank proudly present our seventh Annual Report.

     This past year was extraordinary to say the least. The events of September 11 will be felt and absorbed by our Country for many years to come. The accounting scandals associated with the failure of a few of our largest companies will affect the corporate actions of all public companies, both large and small. Stock prices tumbled as the market absorbed the effects of the Country's first recession in many years.

     From a financial standpoint, the major story of the year was the unprecedented drop in interest rates, which fell to their lowest levels in a generation. While we are not immune to global issues, this phenomenon had the most significant impact on our Company. Not only did this affect our savings customers, but also it also significantly influenced our balance sheet, as assets decreased by 3% to $159 million. This was the first time since we became a public company that our assets declined and it was a direct result the massive amount of mortgage payoffs.

     The drop in interest rates also affected our earnings. While our net profit for the year increased by $119,000 or 11.7% to $1.14 million, our diluted earnings per share decreased 4.6% to $2.29 per share, from $2.40 per share. Part of the decrease can be attributed to the facts that our preferred stock and new option plan were outstanding for a full year. However, the mortgage payoffs also caused the Bank to experience excessive liquidity for the majority of the year. This resulted in a short-term negative effect on our net interest margin, the spread between our interest earning assets and our interest bearing liabilities, which improved during the second half of the year and continues to improve. Similarly, because of the decrease in assets and our relatively flat earnings, our return on assets (ROA) increased only slightly from .72% to .73%. From a positive standpoint, it also allowed us to continue to diversify from our thrift past by restructuring our assets into more commercial bank assets.

     At year end the Company's provision for loan losses stood at 1.20% of total loans, up from .88% the previous year. This was the result of the smaller loan portfolio and the addition of $560,000 to the loan loss reserve, which, after adjusting for charge offs, increased to $1.44 million from $1.16 million the previous year. The addition to the provision reflects the Company' experience and the riskier nature of a commercial bank's loan portfolio. The Company's ratio of non-performing assets to total assets was .52% and our capital ratio (equity to assets) was a very strong 9.22%.

     We have continued to pay a $.14/share quarterly dividend which, when coupled with the stock dividend declared in October 2001, represents a 10 % increase in the cash dividend payout. The stock price has increased 29% from $22.05 at fiscal year end 2001 to $28.50 at fiscal year end 2002.

     This past year represented a year of consolidation and refocus as your Company absorbed it first acquisition and moved forward into a rapidly weakening economy. Looking forward, our merger is now complete and the economy is attempting to shrug off the effects of the recession. The Company's net interest margin has recovered and the Company is poised to continue with the gains it has experienced since `going public' in 1995. But, as always, it will be a challenge.

     We continue to have other goals to accomplish. We shall continue to focus on creating new products and services that will allow us to be successful in a highly competitive banking environment. We will expand our efforts relative to business lending, commercial real estate loans, construction loans, consumer loans and leases. We shall continue to attract more demand deposit accounts and build our loan loss reserves as our portfolio continues to grow and change. In short, we will continue to implement the strategic plan to achieve a rate of growth that can be sustained over time consistent with safe and sound practices.

     We will be accomplishing this in a changing regulatory environment. As a financial institution, we are comfortable working in a highly regulated environment. Nevertheless, the resultant fallout from the Enron and WorldCom debacles will result in more regulation and accountability for corporations and their officials. While your Company realizes that we are very small player in the corporate world, we do pride ourselves on our accountability and integrity. The Board of Directors and officers of your Company are committed to working for the benefit of our shareholders and working within the rules and regulations of the corporate world.

     We will continue to execute our strategic plan that was designed to take a small savings and loan association and turn it into a full service community/commercial bank We are determined to make the next year and the years to come, fruitful and fulfilling in a prudent manner.

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



         /s/ Thomas P. O'Neill               /s/ Joseph J. Bouffard

         Thomas P. O'Neill                   Joseph J. Bouffard
         Chairman                            President and
         Board of Directors                  Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
================================================================================

PATAPSCO BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

                                                                           At June 30,
                                                                 ------------------------------
                                                                     2002               2001
                                                                   --------          ---------
                                                                           (In thousands)
Total assets..................................................   $ 158,736           $ 164,170
Loans receivable, net.........................................     118,350             127,834
Cash, federal funds sold and other interest
   bearing deposits...........................................      14,857              11,161
Investment securities.........................................       5,006               2,188
Mortgage-backed securities....................................      13,705               5,680
Deposits......................................................     119,593             123,993
Borrowings....................................................      22,616              23,662
Stockholders' equity..........................................      13,930              12,805

-------------------------------------------------------------------------------------------------

SELECTED CONSOLIDATED INCOME DATA
                                                                        Year Ended June 30,
                                                                 -----------------------------
                                                                   2002                 2001
                                                                 --------            --------
                                                                         (In thousands)
Interest income...............................................   $  11,445           $ 11,587
Interest expense..............................................       5,580              6,240
                                                                 ---------           --------

Net interest income before provision
   for loan losses............................................       5,865              5,347
Provision for loan losses.....................................         560                433
                                                                 ---------           --------
Net interest income after provision
   for loan losses............................................       5,305              4,914
Noninterest income............................................         866                576
Noninterest expenses:
   Compensation and employee benefits.........................       2,609              2,133
   Insurance..................................................          63                 51
   Professional fees..........................................         190                114
   Equipment expenses.........................................         234                167
   Net occupancy costs........................................         197                137
   Advertising................................................         136                132
   Data processing............................................         204                192
   Goodwill Amortization......................................          --                 91
   Other......................................................         683                619
                                                                 ---------           --------
      Total noninterest expenses..............................       4,316              3,636
Income before provision (benefit) for income taxes............       1,855              1,854
Income tax provision (benefit)................................         718                836
                                                                 ---------           --------
Net income....................................................   $   1,137           $  1,018
                                                                 =========           ========

KEY OPERATING RATIOS
================================================================================

PATAPSCO BANCORP, INC.
KEY OPERATING RATIOS

                                                                            At or for the
                                                                          Year Ended June 30,
                                                                   ------------------------------
                                                                       2002               2001
                                                                   ------------       -----------
PERFORMANCE RATIOS:
   Return on average assets (net income divided by
      average total assets.......................................     0.73 %               0.72 %
   Return on average stockholders' equity (net income
      divided by average stockholders' equity)...................     8.20                 8.74
   Interest rate spread (combined weighted average
      interest rate earned less combined weighted
      average interest rate cost)................................     3.54                 3.45
   Net interest margin (net interest income
      divided by average interest-earning assets)................     3.90                 3.90
   Ratio of average interest-earning assets to
      average interest-bearing liabilities.......................   109.58               109.78
   Ratio of noninterest expense to average total assets..........     2.76                 2.57

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets at
      end of period..............................................     0.52                 0.20
   Nonperforming (nonaccrual) loans to loans
      receivable, net at end of period...........................     0.58                 0.14
   Allowance for loan losses to total loans
      at end of period...........................................     1.20                 0.88
   Allowance for loan losses to nonperforming
      loans at end of period.....................................   206.48               660.78
   Net charge-offs to average loans outstanding..................     0.23                 0.16

CAPITAL RATIOS:
   Stockholders' equity (incl .temporary equity) of period.......     9.22                 8.20
   Average stockholders' equity to average assets................     8.86                 8.23


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

================================================================================

GENERAL

     The Company's results of operations depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other investments, and the interest paid on interest-bearing liabilities, consisting primarily of deposits and advances from the Federal Home Loan Bank of Atlanta. The net interest income earned on interest-earning assets ("net interest margin") and the ratio of interest-earning assets to interest-bearing liabilities have a significant impact on net interest income. The Company's net interest margin is affected by regulatory, economic and competitive factors that influence interest rates, loan and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities. To a lesser extent, the Company's results of operations are also affected by the amount of its noninterest income, including loan fees and service charges, and levels of noninterest expense, which consists principally of compensation and employee benefits, insurance premiums, professional fees, equipment expense, occupancy costs, advertising, data processing and other operating expenses.

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

                                                                            Year Ended June 30,
                                                  --------------------------------------------------------------------
                                                                 2002                                 2001
                                                  -----------------------------------    -----------------------------
                                                                              Average                          Average
                                                  Average                      Yield/    Average                Yield/
                                                  Balance       Interest        Cost     Balance     Interest    Cost
                                                  -------       --------       ------    -------     --------  -------
                                                                              (Dollars in thousands)
Interest-earning assets:
   Loans receivable (1)........................  $  123,569     $ 10,415       8.43%    $ 122,458    $10,676     8.72%
   Investment securities(2)....................       4,368          252       5.43         3,564        245     6.88
   Mortgage-backed securities..................       5,323          361       6.78         5,663        378     6.68
   Short-term investments and other
     interest-earning assets...................      16,685          417       2.50         5,414        288     5.32
                                                 ----------     --------                ---------    -------
      Total interest-earning assets............     149,945       11,445       7.62       137,099     11,587     8.45
Non-interest-earning assets....................       6,617                                 4,357
                                                 ----------                             ---------
      Total assets.............................  $  156,562                             $ 141,456
                                                 ==========                             =========
Interest-bearing liabilities:
   Deposits (3)................................  $  118,081     $  4,429       3.75     $ 100,244      4,740     4.73
   Borrowings..................................      18,754        1,151       6.14        24,638      1,500     6.09
                                                 ----------     --------                ---------    -------
      Total interest-bearing liabilities.......     136,835        5,580       4.08       124,882      6,240     5.00
                                                                --------                             -------     ----
Non-interest-bearing liabilities...............       5,863                                 4,929
                                                 ----------                             ---------
      Total liabilities........................     142,698                               129,811
Total Equity...................................      13,864                                11,645
                                                 ----------                             ---------
      Total liabilities and retained earnings..  $  156,562                             $ 141,456
                                                 ==========                             =========

Net interest income............................                 $ 5,865                              $ 5,347
                                                                ========                             =======
Interest rate spread...........................                                3.54%                             3.45%
                                                                             ======                            ======
Net interest margin............................                                3.90%                             3.90%
                                                                             ======                            ======
Ratio of average interest-earning assets to
   average interest-bearing liabilities........                              109.58%                           109.78%
                                                                             ======                            ======

-----------
(1) Includes nonaccrual loans.
(2) Includes investments required by law
(3) Includes interest-bearing escrow accounts.

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

                                                                 Year Ended June 30,
                                                      -----------------------------------
                                                           2002        vs.          2001
                                                      -----------------------------------
                                                           Increase (Decrease) Due to
                                                      -----------------------------------
                                                       Volume        Rate         Total
                                                       ------        ----         -----
                                                                 (In thousands)
Interest income:
   Loans receivable.................................  $    98      $  (358)       $ (260)
   Investment securities............................       21          (15)            6
   Mortgage-backed securities.......................      (23)           6           (17)
   Short-term investments and other
     interest-earning assets........................      173          (44)          129
                                                      -------      -------       -------
       Total interest-earning assets................      269         (411)         (142)
                                                      -------      -------       -------

Interest expense:
   Deposits (1).....................................    1,919       (2,230)         (311)
   Borrowings.......................................     (361)          12          (349)
                                                      -------      -------      --------
       Total interest-bearing liabilities...........    1,558       (2,218)         (660)
                                                      -------      -------      --------

Change in net interest income.......................  $(1,289)     $ 1,807      $    518
                                                      =======      =======      ========

__________
(1)  Includes interest-bearing escrow accounts.
(2) Combined Rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2002 AND 2001

     General. Total assets decreased by $5.5 million or 3.3% to $158.7 million at June 30, 2002 from $164.2 million at June 30, 2001. The decrease was primarily due to loan sales and loan payoffs and amortization exceeding new loan production.

     Loans Receivable. Net loans receivable decreased by $9.5 million or 7.4% to $118.3 million at June 30, 2002 from $127.8 million at June 30, 2001 as the first mortgage and consumer home improvement portfolios were reduced due to the mortgage re-financing wave resulting from record low interest rates. Loans held for sale decreased $9.9 million as the loan package held for sale at June 30, 2001 was sold in July. Commercial leases have increased $5.4 million, commercial business loans $1.2 million and commercial real estate and construction loans have increased $3.2 million. Since the conversion of the Company's primary subsidiary from a mutual savings and loan association to a stock savings bank and later into a commercial bank, the Company has continued to diversify its lending away from the traditional single-family mortgage market.

     The following table sets forth selected data relating to the composition of the Company's loan portfolio by type of loan at the dates indicated. At June 30, 2002, the Company had no concentrations of loans exceeding 10% of gross loans other than as disclosed below:

                                                                                   At June 30,
                                                            -------------------------------------------------------
                                                                         2002                       2001
                                                            ------------------------        -----------------------
                                                             Amount              %          Amount             %
                                                             ------            -----        ------           ------
                                                                              (Dollars in thousands)
Real estate loans:
   Residential (1)........................................  $   59,609        47.89%        $  75,497       57.39%
   Commercial.............................................      15,487        12.44            13,542       10.29
   Construction (2).......................................       3,332         2.68             2,098        1.59
Consumer loans:
   Home improvement.......................................       9,562         7.68            11,427        8.69
   Home equity loans......................................       3,096         2.49             2,315        1.76
   Loans secured by deposits..............................         231         0.19               255        0.19
   Other consumer loans...................................       1,345         1.08             1,146        0.87
Commercial loans:
   Commercial loans.......................................      14,159        11.38            12,991        9.88
   Commercial leases......................................      17,643        14.17            12,287        9.34
                                                            ----------       ------         ---------      ------
                                                               124,464       100.00%          131,558      100.00%
                                                                             ======                        ======
Less:
   Deferred loan origination fees, net of costs...........          66                             16
   Unearned interest consumer loans.......................         289                            331
   Unearned interest commercial loans.....................       3,976                          1,602
   Purchase accounting discount, net......................         345                            614
   Allowance for loan losses..............................       1,438                          1,161
                                                            ----------                      ---------
      Total...............................................  $  118,350                      $ 127,834
                                                            ==========                      =========

____________
(1)  Does not include loans held for sale.
(2)  Net of loans in process.

     The following table sets forth certain information at June 30, 2002 regarding the dollar amount of loans maturing or repricing in the Company's portfolio. Demand loans, loans having no stated schedule of repayments and any stated maturity, and overdrafts are reported as due in one year or less. Adjustable-rate and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the periods in which they mature, and fixed-rate loans are included in the period in which the final contractual repayment is due. The table does not include any estimate of prepayments that significantly shorten the average life of all mortgage loans and may cause the Company's repayment experience to differ from that shown below.

                                                          Due after
                                       Due during         1 through          Due after
                                   the year ending      5 years after       5 years after
                                    June 30, 2003       June 30, 2003       June 30, 2003         Total
                                   --------------       -------------       -------------       ---------
                                                                  (In thousands)
Real estate loans:
   Residential...................    $ 11,233           $  3,632             $  44,744          $  59,609
   Commercial....................      10,338                865                 4,284             15,487
   Construction..................       3,332                 --                    --              3,332
Consumer loans...................       3,448              5,060                 5,726             14,234
Commercial loans.................      12,718             14,075                 5,009             31,802
                                     --------           --------             ---------          ---------
        Total....................    $ 41,069           $ 23,632             $  59,763          $ 124,464
                                     ========           ========             =========          =========

     The following table sets forth at June 30, 2002 the dollar amount of all loans which may reprice or are due one year or more after June 30, 2002 which have predetermined interest rates and have floating or adjustable interest rates.

                                   Predetermined            Floating or
                                       Rates              Adjustable Rates        Total
                                   -------------          -----------------     ---------
                                                         (In thousands)
Real estate loans:
   Residential....................    $ 44,763              $   3,612           $  48,375
   Commercial.....................       4,225                    924               5,149
Consumer..........................      10,787                     --              10,787
Commercial........................      19,084                     --              19,084
                                      --------              ---------           ---------
   Total..........................    $ 78,859              $   4,536           $  83,395
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

     Investment Securities and Mortgage-Backed Securities. U.S. government agency securities increased to $2.2 million at June 30, 2002 from $0.7 million at June 30, 2001, and other investment securities increased from $1.2 million to $2.5 million. Mortgage-backed securities increased by $8.0 million in the year ended June 30, 2002 in part due to a $10 million leverage transaction entered into in May 2002. In September 2001, $2.0 million of investment securities were sold for a gain of $174,000. Equity securities increased $60,000 in the year as a result of increases in market values.

     The following table sets forth the carrying value of the Company's investments at the dates indicated.

                                                                                         At June 30,
                                                                              -----------------------------------
                                                                                 2002                     2001
                                                                              ----------               ----------
                                                                                    (Dollars in thousands)
Securities available for sale, at fair value:
   U.S. government and agency securities....................................  $  2,244                 $    735
   Equity securities........................................................       259                      199
   Investment securities....................................................     2,503                    1,254
   Mortgage-backed securities...............................................    13,705                    5,680
                                                                              --------                 --------
     Total securities available for sale....................................    18,711                    7,868
                                                                              --------                 --------

Investments required by law, at cost:
  FHLB of Atlanta stock.....................................................     1,595                    1,595
  FRB of Richmond stock.....................................................       308                      308
                                                                              --------                 --------
    Total investments required by law, at cost..............................     1,903                    1,903
                                                                              --------                 --------

    Total investments.......................................................  $ 20,614                 $  9,771
                                                                              ========                 ========

     The following table sets forth the scheduled maturities, carrying values, market values and average yields for the Company's investment portfolio at June 30, 2002.

                                      One Year or Less       One to Five Years       Five to Ten Years
                                    --------------------   ---------------------   ---------------------
                                     Carrying   Average     Carrying    Average     Carrying    Average
                                      Value     Yield        Value      Yield        Value      Yield
                                    ---------  -------     ---------   -------     ---------   -------
                                                          (Dollars in thousands)
Securities available for sale:
   Mortgage-backed  securities...... $   --      -- %       $   106     6.20%        $   --      -- %
   U.S. Government & agency.........     --      --           1,502     4.17            742     5.00
   Corporate Securities.............     --      --           2,503     4.97             --      --
   Investments required by law......     --      --              --      --              --      --
   Equity securities................    259    1.88              --      --              --      --
                                     ------                 -------                  ------
       Total........................ $  259    1.88%        $ 4,111     4.71%        $  742     5.00%
                                     ======                 =======                  ======

                                       More than Ten Years      Total Investment Portfolio
                                      ---------------------   ----------------------------
                                       Carrying    Average     Carrying   Market    Average
                                        Value       Yield        Value    Value      Yield
                                      ---------    ------      ---------  ------    -------
                                                    (Dollars in thousands)
Securities available for sale:
   Mortgage-backed  securities......  $13,599      6.09%       $ 13,705   $ 13,705   6.09%
   U.S. Government & agency.........       --       --            2,244      2,244   4.44
   Corporate Securities.............       --       --            2,503      2,503   4.97
   Investments required by law......    1,903      6.01           1,903      1,903   6.01
   Equity securities................       --       --              259        259   1.88
                                      -------                  --------   --------
       Total........................  $15,502      6.08%       $ 20,614   $ 20,614   5.72%
                                      =======                  ========   ========

     Deposits. Deposits decreased by $4.4 million or 3.5% to $119.6 million at June 30, 2002 from $124.0 million at June 30, 2001. The decrease in deposits is largely attributable to the bank allowing higher priced certificates of deposits to run-off. Certificates of deposit comprised 56.4% of the deposits. Noninterest checking accounts increased 35.2% to $5.9 million at June 30, 2002 from $4.4 million at June 30, 2001.

     The following tables set forth the average balances based on daily balances and interest rates for various types of deposits as of the dates indicated.

                                                             Year Ended June 30,
                                         ------------------------------------------------------------
                                                  2002                               2001
                                         -------------------------          --------------------------
                                         Average          Average           Average           Average
                                         Balance            Rate            Balance             Rate
                                         -------          --------          -------           --------
                                                                (Dollars in thousands)
Passbook, statement savings
   and Christmas Club.................   $ 23,272           1.68%           $ 21,001           2.71%
NOW checking..........................      6,847           1.06               5,764           1.28
Money market..........................     12,693           2.18               8,391           3.34
Certificates of deposit...............     74,459           4.95              64,200           6.01
Noninterest-bearing checking..........      5,045            --                4,594            --
                                         --------                           --------
     Total............................   $122,316                           $103,950
                                         ========                           ========

     The following table indicates the amount of the Company's certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2002. At such date, such deposits represented 6.36% of total deposits and had a weighted average rate of 4.18%.

                                                   Certificates
     Maturity Period                               of Deposits
     ---------------                               -----------
                                                  (In thousands)


     Three months or less.......................   $   1,762
     Over three through 12 months...............       1,079
     Over 12 months.............................       4,760
                                                   ---------
         Total..................................   $   7,601
                                                   =========

     Borrowings. The Company's borrowings decreased by $1.0 million to $22.6 million at June 30, 2002 from $23.7 million at June 30, 2001. During the year, the Company paid down $6.4 million in Federal Home Loan Bank borrowings and $700,000 in the holding company loan, and borrowed an additional $6.0 million for a mortgage-backed security leverage transaction. At June 30, 2002, the Bank had $16.6 million in an unused credit line at the Federal Home Loan Bank of Atlanta.

     The following table sets forth certain information regarding borrowings by the Company at the dates and for the periods indicated: There were no short-term borrowings outstanding in the years ended June 30, 2002 and 2001.

                                                                     At June 30,
                                                            ----------------------------
                                                               2002               2001
                                                            ---------           --------
                                                                  (Dollars in thousands)
Amounts outstanding at end of period:
    FHLB advances......................................     $  21,700           $ 22,100
    Other borrowings...................................         1,000              1,700
     Purchase Accounting Discount......................           (49)              (138)
Weighted average rate paid on:

    FHLB advances......................................          6.22%              5.64%
    Other borrowings...................................          4.97%              6.25%

                                                                  Year Ended June 30,
                                                            ----------------------------
                                                              2002                2001
                                                            --------            --------
                                                                  (Dollars in thousands)
Maximum amount of borrowings outstanding
 at any month end:
    FHLB advances......................................     $ 22,100            $ 31,900
    Other borrowings...................................         1,700              3,100

                                                                 Year Ended  June 30,
                                                            ----------------------------
                                                               2002                2001
                                                            ----------          ----------
                                                                (Dollars in thousands)
Approximate average borrowings
 outstanding with respect to:
   FHLB advances.......................................     $17,385             $23,352
   Other borrowings....................................       1,369               1,286

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2002 AND 2001

     General. The Company's net income increased by $119,000 or 11.7% to $1.1 million in the year ended June 30, 2002 compared to $1,0 million in the year ended June 30, 2001. The increase in net income was primarily due to lower funding costs and higher non-interest income offsetting lower interest income and higher operating expenses.

     Net Interest Income. The Company's net interest income increased by $0.5 million or 9.7% to $5.8 million in the year ended June 30, 2002 from $5.3 million in the year ended June 30, 2001.

     The increase in net interest income is primarily attributable to lower rates paid on deposits. As shown in the Rate/Volume Analysis above, the decrease in rates, primarily, deposits, was responsible for $1.8 million of the increase in net interest income and increases in average volumes, again, primarily in deposits, was responsible for decreasing net interest income by $1.3 million.

         The Company's net interest margin remained stable at 3.90% for the year ended June 30, 2002, the same as the year ended June 30, 2001. The decrease in yields on earning assets of 83 basis points was offset by a decrease of 92 basis points in the cost of funds.

     After decreasing during the first half of the Company's fiscal year, the net interest margin has shown steady improvement. After decreasing to 3.53% and 3.54% for the quarters ended September 30, 2001 and December 31, 2001 respectively, the net interest margin has improved to 4.19% and 4.35% in the quarters ended March 31, 2002 and June 30, 2002, respectively. In the first half of the year, due to the loan sale, other loan pay-offs and low loan demand, higher balances were being kept in low-yielding overnight investments. This significantly reduced the yield on earning assets. During this same period, the costs of deposits and borrowings did not decrease by a similar amount, resulting in a lower net interest margin. In the last half of the Company's fiscal year, funding costs, primarily the cost of certificates of deposits were lowered significantly as maturing certificates either repriced at lower rates or left to chase higher yields elsewhere. Future improvements in the net interest margin are anticipated to result from lower borrowing costs, investing overnight funds into loans and an improvement in the deposit mix to reduce the Bank's reliance on certificate of deposit accounts.

     Interest Income. The Company's total interest income decreased by $142,000 or 1.2% to $11.4 million in the year ended June 30, 2002 from $11.6 million in the year ended June 30, 2001. The decrease in the yields earned on interest earning assets reduced interest income by $411,000. This was somewhat offset by an increase in the average balance of interest earning assets that increased interest income by $269,000.

     Interest income on loans decreased $260,000, or 2.4% during fiscal year 2002. The decrease is attributable to the 29 basis point decrease in the yields earned on loans slightly offset by the $1.1 million increase in the average balance of loans outstanding.

     Interest income on investment securities increased by $6,000 to $252,000 in fiscal year 2002 as compared to $245,000 in fiscal year 2001. The increase was primarily the result of an increase in average balances offsetting a decrease in the average yields.

     Interest income on mortgage-backed securities decreased $17,000 or 4.5% to $361,000 in fiscal 2002 from $378,000 in the fiscal year ended June 30, 2001. The lower average balance outstanding of mortgage-backed securities resulted in a decrease in interest income of $23,000 that was slightly offset by higher rates earned. The year-to-year increase in the balance of mortgage-backed securities was due to the May 2002 purchase of $10 million in these securities. This purchase occurred too late in the year to offset the lower balances, due to normal amortization and prepays, of the rest of the portfolio.

     Interest income on short-term investments and other interest earning assets increased $129,000 or 44.7% to $417,000 in the fiscal year ended June 30, 2002 from $288,000 in the fiscal year ended June 30, 2001. The increase in interest income is the result of higher average balances in overnight investments resulting from the $9.9 million loan sale, the high level of prepayments in the first mortgage portfolio and low loan demand for much of the year.

     Interest Expense. The Company's interest expense decreased by $660,000 or10.6% to $5.6 million in fiscal year 2002 from $6.2 million during the fiscal year ended June 30, 2001. As shown in the rate/volume table above, the decrease in rates paid on deposits and the lower average balance of borrowed money more than offset the higher average balances of deposits outstanding for the year.

     Interest expense on deposits decreased $311,000 or 6.6% to $4.4 million in fiscal year 2002 from $4.7 million in fiscal 2001. Lower rates were responsible for $2.2 million in the decrease somewhat offset by a $1.9 million increase in interest expense due to higher volumes.

     Interest expense on borrowed money decreased $348,000 or 23.3% to $1.2 million in the year ended June 30, 2002 from $1.5 million in the year ended June 30, 2001. The decrease is the result of lower average balances of borrowings outstanding. As noted previously, the loan sale, loan pay-offs and low loan demand have resulted in an increase in money invested overnight. Because of this excess liquidity, borrowings from the Federal Home Loan Bank of Atlanta were paid off as they came due. It was not until the purchase of mortgage-backed securities in May 2002, that the Bank borrowed new money.

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

The following table shows the activity in the allowance for loan losses in the years ended June 30 2002 and 2001:

                                                                       Year Ended June 30,
                                                                 ----------------------------
                                                                    2002               2001
                                                                 ---------          ---------
                                                                      (Dollars in thousands)

Balance at beginning of period.................................  $   1,161          $     743
Assumed in acquisition.........................................         --                183
Loans charged off:
   Real estate mortgage........................................         --                 --
   Commercial Loan.............................................         28                 --
   Commercial Lease............................................        128                 56
   Consumer....................................................        201                192
                                                                 ---------          ---------
      Total charge-offs........................................        357                248
Recoveries:
   Real estate mortgage........................................         12                 11
   Commercial Loan.............................................         10                 --
   Commercial Lease............................................         16                  2
   Consumer....................................................         36                 37
                                                                 ---------          ---------
      Total recoveries.........................................         74                 50
                                                                 ---------          ---------
Net loans charged off..........................................        283                198
Provision for loan losses......................................        560                433
                                                                 ---------          ---------
Balance at end of period.......................................  $   1,438          $   1,161
                                                                 =========          =========
Ratio of net charge-offs to average
   loans outstanding during the period.........................       0.23%              0.16%
                                                                 =========          =========
Ratio of loan loss reserve to non-performing loans.............     206.48%            660.78%
                                                                 =========          =========

     The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                    % of                          % of
                                                                  Loans to                       Loans to
                                                     Amount      Total Loans      Amount       to Total Loans
                                                     ------      -----------      ------       --------------
                                                                  (Dollars in thousands)
Real estate mortgage:
   Residential.....................................  $   111          47.9%       $   119             57.4%
   Commercial......................................      255          12.4            107             10.3
   Construction....................................       50           2.7             39              1.6
Consumer and other.................................      227          11.4            195             11.5
Commercial Business................................      275          11.4            154              9.9
Commercial Lease...................................      380          14.2            209              9.3
Unallocated........................................      140            --            338               --
                                                     -------         -----        -------            -----
     Total allowance for loan losses...............  $ 1,438         100.0%       $ 1,161            100.0%
                                                     =======         =====        =======            =====

     The provision for loan losses was $560,000 in fiscal year 2002, an increase of $128,000 or 29.5% over the fiscal year 2001 provision of $433,000. Net charge-offs for the year increased 43.9% to $283,000, with increases in all categories excepting real estate lending. The Company's allowance for loan losses has increased as a percentage of total loans outstanding to 1.20% at June 30, 2002 from 0.88% at June 30, 2001. This increase resulted from both a higher balance in the loan loss reserve and lower overall loan balances, primarily due to the sale and pay-offs of residential first mortgage loans. The Company's allowance for loan losses as a percentage of non-performing loans was 206.5% at June 30, 2002 as compared to 660.78% at June 30, 2001.

     The following table sets forth information with respect to the Company's non-performing assets at the dates indicated.

                                                                         At June 30,
                                                                 --------------------------
                                                                   2002               2001
                                                                 -------            -------
                                                                       (In thousands)
Loans accounted for on a non-accrual basis: (1)
    Real estate:
       Residential.............................................  $     285          $      --
       Commercial..............................................         --                 --
       Construction............................................         --                 --
    Consumer...................................................         --                 --
    Commercial Loan/Lease......................................        411                176
                                                                 ---------          ---------
       Total...................................................  $     696          $     176
                                                                 =========          =========

Accruing loans which are contractually past due
   90 days or more.............................................  $      --          $      --
                                                                  --------           --------
       Total...................................................  $      --          $      --
                                                                  --------           --------

       Total non-performing loans..............................  $     696          $     176
                                                                 =========          =========

Percentage of total loans......................................       0.58%              0.14 %
                                                                 =========          =========
Other non-performing assets (2)................................  $     128          $     146
                                                                 =========          =========

-------------
(1) Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the collectability of the loan.
(2) Other non-performing assets represents property acquired by the Company through foreclosure or repossession. This property is carried at the lower of its fair market value less estimated selling costs or the principal balance of the related loan, whichever is lower.

     At June 30, 2002, non-accrual loans consisted of two residential real estate loans totaling $285,000, one with a balance of $221,000 is currently under contract of sale. Also included on non-accrual loans at June 30, 2002 are six lease transactions with a balance of $215,000 and three commercial business loans with a balance of $196,000. One of the commercial loans totaling $61,000 is the guaranteed portion of an SBA loan. A claim has been submitted and the Bank is awaiting payment from the SBA. Another commercial loan totaling $104,000 has an 80% SBA guarantee.

     Except as discussed below, the Company had no loans not classified as non-accrual, 90 days past due or restructured where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as non-accrual, 90 days past due or restructured. At June 30, the Company had a $0.9 million commercial loan collateralized by automobile leases and automobiles in the 30 - 59 day delinquent category that was classified special mention. As a result of payments received, at August 31, this account remained in the 30 - 59 day delinquent category. The borrower is attempting to arrange alternative financing. Due to the nature of the collateral, the Bank at this time, does not anticipate any loss of principal from this credit. At June 30, the company had a $250,000 loan that was not delinquent, to a local contracting company that has subsequently informed the Bank that it will be ceasing operations and declaring bankruptcy. Collateral for this loan is the principal's primary residence and business assets. A very preliminary analysis revealed a collateral shortfall in the range of $50,000 to $100,000. When this estimate is firmed up, a charge will be taken against the Bank's loan loss reserve.

     At June 30, 2002, the Company had $128,000 in repossessed assets, which consisted of two residential properties. As of August 31, 2002, both have been sold for a combined loss of $3,000.

     Non-interest Income. The Company's noninterest income consists of loan fees and service charges and net gains and losses on sales of investment securities, mortgage-backed securities, loans and repossessed assets. Total noninterest income increased by $290,000 or 50.4% to $866,100 in fiscal year 2002 as compared to $576,000 in fiscal year 2001. The increase was a result of the $337,000 gain on the sale of loans recognized in the year. This represents 116% of the total increase in non-interest income for the year. Gains on sale of investments of $175,000 were recognized in the year ended June 30, 2002 as compared to $171,000 in the year ended June 30, 2001. Fees and service charges decreased $7,000 or 2.0% due to lower miscellaneous income.

     Non-interest Expense. The Company's total noninterest expense increased by $679,000, or 18.7%, to $4.3 million during fiscal 2002, as compared to $3.6 million in fiscal 2001. The Company experienced a $476,000, or 22.3% increase in compensation and employee benefits expense during fiscal 2002, a $75,000 or 65.9% increase in professional fees, a $67,000 or 40.4% increase in equipment expenses and a $60,000 or 43.9% increase in occupancy costs. Salaries and benefits expense increased primarily due to a full year of staffing levels at the multiple locations acquired in the Northfield transaction, increased deferred compensation expense related to the now frozen Rabbi- trust, an increased accrual for the employee stock ownership plan that resulted from the appreciation in the Company's stock price, and higher employee health insurance costs. Professional fees increased due to the costs of outside consultants performing loan and internal control reviews as well as higher legal and audit expenses. Occupancy expenses increased as a result of operating the three locations acquired in the Northfield transaction for a full twelve months. Equipment expenses increased primarily due to the costs associated with making the multitude of software programs provided by our core systems vendor work with modern operating systems and PC-based programs. The Company is in the process of evaluating alternative core processing systems both from the current vendor and others.

ASSET/LIABILITY MANAGEMENT

     The Company's net income is largely dependent on the Bank's net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest bearing liabilities, falling interest rates could result in a decrease in net interest income. Net interest income is also affected by changes in the portion of interest-earning assets that are funded by interest-bearing liabilities rather than by other sources of funds, such as noninterest bearing deposits , other liabilities, and stockholders' equity.

     The Bank's interest rate sensitivity, as measured by the repricing of its interest sensitive assets and liabilities at June 30, 2002, is presented in the following table. The table was derived using assumptions which management believes to be reasonable.

     The Company has established an Asset/Liability Management Committee ("ALCO") that currently is comprised of four non-employee directors, the President, the Senior Vice President and the Chief Financial Officer. This Committee meets on a monthly basis and reviews the maturities of the Company's assets and liabilities and establishes policies and strategies designed to regulate the Company's flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Company's assets and liabilities is to maintain an acceptable net interest margin while reducing the net effects of changes in interest rates.

     Management's principal strategy in managing the Company's interest rate risk has been to maintain short and intermediate-term assets in portfolio, including locally originated adjustable-rate commercial real estate and commercial business loans. In addition, the Company has available for sale investment and mortgage-backed securities, carried at fair value, totaling $18.7 million as of June 30, 2002. The Company is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

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

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2002 that are expected to mature or reprice in each of the time periods shown.

                                            Three        Over Three          Over One        Over Five
                                           Months      Months Through         Through         Through
                                           or Less        One Year          Five Years       Ten Years
                                           -------        --------          ----------       ---------
                                                           (Dollars in thousands)
Rate sensitive assets:
   Loans receivable..................... $  35,910        $  6,996          $  25,770        $ 12,817
   Mortgage-Backed  securities..........       108             429                 96              --
   Investment securities................       259              --              3,997             750
   Short-term investments and other
       interest-earning assets .........    12,616              --                483              --
                                         ---------        --------          ---------        --------

        Total...........................    48,893           7,425             30,346          13,567
                                         ---------        --------          ---------        --------
Rate sensitive liabilities:
   Deposits ............................    16,666          24,955             58,642          19,326
   Borrowings...........................     3,000           2,500             12,100           5,100
                                         ---------        --------          ---------        --------
        Total...........................    19,666          27,455             70,742          24,426
                                         ---------        --------          ---------        --------

Interest sensitivity gap................ $  29,227        $(20,030)         $ (40,396)       $(10,859)
                                         =========        ========          =========        ========
Cumulative interest sensitivity gap..... $  29,227        $  9,197          $ (31,199)       $(42,058)
                                         =========        ========          ==========       ========
Ratio of cumulative gap to total assets.     18.43%           5.80%            (19.67)%        (26.52)%
                                         =========        ========          =========        ========


                                             Over Ten         Over
                                              Through        Twenty
                                           Twenty Years       Years          Total
                                           ------------      -------         -----
                                                    (Dollars in thousands)
Rate sensitive assets:
   Loans receivable.....................     $ 21,544       $ 21,427       $124,464
   Mortgage-Backed  securities..........        7,120          5,952         13,705
   Investment securities................           --             --          5,006
   Short-term investments and other
       interest-earning assets .........           --             --         13,099
                                             --------       --------       --------

        Total...........................       28,664         27,379        156,274
                                             --------       --------
Rate sensitive liabilities:
   Deposits ............................            3             --        119,592
   Borrowings...........................            -             --         22,700
                                             --------       --------       --------
        Total...........................            3             --        142,292
                                             --------       --------       --------

Interest sensitivity gap................     $ 28,661       $ 27,379
                                             ========       ========
Cumulative interest sensitivity gap.....      (13,397)      $ 13,982
                                             ========       ========
Ratio of cumulative gap to total assets.        (8.45)%         8.82%
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

     The Company utilizes two additional measures of risk. These are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical change of plus or minus 200 basis points in market interest rates for maturities from one day to thirty years. As of June 30, 2002, the Bank had the following estimated sensitivity profile for net interest income and fair value of equity:

                                                       + 200 basis points        -200 basis points     Policy Limit
                                                       ------------------        -----------------     ------------
         % Change in Net Interest Income                    2.0 %                     -4.0 %         plus or minus 10.0%
         % Change in Fair Value of Equity                  -6.0 %                    -23.0 %         plus or minus 25.0%

LIQUIDITY AND CAPITAL RESOURCES

     An important component of the Company's asset/liability structure is the level of liquidity available to meet the needs of customers and creditors. The Company's Asset/Liability Management Committee has established general guidelines for the maintenance of prudent levels of liquidity. The Committee continually monitors the amount and source of available liquidity, the time to acquire it and its cost.

     The Company's most liquid assets are cash on hand, interest-bearing deposits and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At June 30, 2002, the Company's cash on hand, interest bearing deposits and Federal funds sold totaled $14.8 million.

     The Company anticipates that it will have sufficient funds available to meet its current loan origination, and unused lines-of-credit commitments of approximately $4.5 million and $3.9 million, respectively. Certificates of deposit that are scheduled to mature in less than one year at June 30, 2002 totaled $35.1 million. Historically, a high percentage of maturing deposits have remained with the Company.

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

     The Company, as the holding company for the Bank, has an annual cash requirement of approximately $539,000 for the payment of common and preferred dividends and interest and principal on a loan whose proceeds were used in the acquisition of Northfield Bancorp, Inc. and Northfield Federal Savings Bank in November 2000. As of June

30, 2002, the balance of this loan is $1 million. The only source of funds for the holding company is dividends from the Bank. The Bank cannot pay dividends to the holding company without prior permission from the Federal Reserve Bank of Richmond. When reviewing requests to pay this type of dividend, the Federal Reserve Bank of Richmond considers, among other factors, the current capital levels and earnings of the Bank. The Bank has not experienced, nor does it anticipate any difficulty in receiving such permission.

     At June 30, 2002, the Company exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Company's regulatory compliance at June 30, 2002.

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                            For Capital        Prompt Corrective
                                                      Actual              Adequacy Purposes    Action Provisions
                                               --------------------       ------------------   -------------------
                                               Amount         Ratio       Amount      Ratio    Amount      Ratio
                                               ------         -----      -------      -----    -------     -----
                                                                         (Dollars in thousands)
 Total Capital (to Risk Weighted Assets)..   $  13,109        13.49 %     $ 7,777      8.0%    $ 9,721     10.0%
 Tier 1 Capital (to Risk Weighted Assets).      11,894        12.24         3,888      4.0       5,833     6.0
 Tier 1 Capital (to Average Assets).......      11,894         7.73         6,157      4.0       7,696     5.0

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

ACCOUNTING PRONOUNCEMENTS WITH FUTURE EFFECTIVE DATES

     In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement supercedes SFAS No. 121 and APB Opinion No. 30. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also requires reporting of discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Statement also eliminates the exception to consolidation for a temporarily controlled subsidiary. Management believes that the above will not have a material impact on the Company's financial statements.

                            ANDERSON ASSOCIATES, LLP

                          Certified Public Accountants
                                7621 Fitch Lane
                           Baltimore, Maryland 21236
                                  410-882-8050


INDEPENDENT AUDITORS' REPORT



The Stockholders and The Board of Directors
Patapsco Bancorp, Inc.
Dundalk, Maryland


     We have audited the consolidated statements of financial condition of Patapsco Bancorp, Inc. and Subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the two year period ended June 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the account principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patapsco Bancorp, Inc. and Subsidiaries as of June 30, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the two years in the two year period ended June 30, 2002, in conformity with accounting principles generally accepted in the United Statesof America.


                                                    /s/ Anderson Associates, LLP



August 13, 2002
Baltimore, Maryland

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition

June 30, 2002 and 2001
========================================================================================================================
                                                                                         2002                  2001
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash:
      On hand and due from banks                                                  $  3,660,638              2,710,768
      Interest bearing deposits                                                      7,464,183              2,630,770
Federal funds sold                                                                   3,732,000              5,819,093
Investment securities at fair value (note 2)                                         5,005,955              2,188,212
Mortgage-backed securities at fair value (note 3)                                   13,705,241              5,679,605
Loans Held for Sale (note 1)                                                                --              9,914,139
Loans receivable, net (note 4)                                                     118,349,734            127,833,640
Investment required by law, at cost (note 9)                                         1,903,350              1,903,350
Property and equipment, net (note 5)                                                 1,056,806              1,193,425
Goodwill                                                                             1,869,691              1,839,691
Deferred taxes (note 8)                                                                699,125                838,061
Accrued interest, prepaid expenses and other assets                                  1,288,860              1,589,529
------------------------------------------------------------------------------------------------------------------------
                                                                                  $158,735,583            164,170,283
========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
      Interest bearing deposits (note 6)                                          $113,682,321            119,622,698
      Noninterest bearing deposits                                                   5,910,312              4,369,526
      Borrowings (note 7)                                                           22,616,019             23,661,772
      Accrued expenses and other liabilities                                         1,925,523              3,091,467
------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                  144,134,175            150,745,463

Temporary equity - ESOP shares subject to put option(note 11)                          671,724                620,311

Stockholders' equity (notes 9, 10 and 11):
       Preferred stock-Series A Noncumulative Convertible Perpetual $0.01 par value; authorized 1,000,000 shares with a liquidation preference of $25 per share; 100,166 and 106,073 outstanding
         at June 30, 2002 and June 30, 2001, respectively                                1,002                  1,061
       Additional paid-in-capital                                                    2,505,495              2,650,733
      Common stock $0.01 par value; authorized 4,000,000 shares; issued and outstanding 373,613 shares at June 30, 2002 and
        332,950 shares at June 30, 2001                                                  3,736                  3,330
      Additional paid-in capital                                                     2,020,324              1,009,626
      Contra equity - Employee Stock Option Plan (ESOP)                               (119,537)              (185,695)
      Contra equity - Management Recognition Plan (MRP)                                     --                (60,610)
      Deferred compensation - Rabbi Trust                                              (77,544)               (77,544)
       Obligation under Rabbi Trust                                                    249,976                     --
      Retained earnings, substantially restricted                                    9,207,460              9,331,919
      Accumulated other comprehensive income, net of taxes                             138,772                131,689
------------------------------------------------------------------------------------------------------------------------
                                                                                    13,929,684             12,804,509
Commitments (notes 4, 5, 10 and 11)
------------------------------------------------------------------------------------------------------------------------
                                                                                  $158,735,583            164,170,283
========================================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income
Years Ended June 30, 2002 and 2001
========================================================================================================================
                                                                                  2002                    2001
------------------------------------------------------------------------------------------------------------------------
Interest income:
      Loans receivable (note 4 )                                               $10,415,229             10,675,371
      Mortgage-backed securities                                                   361,170                378,275
      Investment securities                                                        251,639                245,281
      Federal funds sold and other investments                                     416,693                288,025
------------------------------------------------------------------------------------------------------------------------
Total interest income                                                           11,444,731             11,586,952
------------------------------------------------------------------------------------------------------------------------

Interest expense:
      Deposits                                                                   4,422,358              4,733,067
      Interest on short term borrowing                                               6,597                  7,067
      Interest on long term debt                                                 1,150,842              1,499,662
------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                           5,579,797              6,239,796
------------------------------------------------------------------------------------------------------------------------

Net interest income                                                              5,864,934              5,347,156
Provision for losses on loans (note 4)                                             560,000                432,500
------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans                          5,304,934              4,914,656
------------------------------------------------------------------------------------------------------------------------

Noninterest income:
      Fees and service charges                                                     334,836                342,324
      Net gain on sales of other real estate owned                                      --                 19,556
      Gain on sale of investment and mortgage-backed
        securities (notes 2 and 3)                                                 174,470                170,830
       Gain on sale of loans held-for-sale                                         337,025                     --
      Other                                                                         19,788                 43,059
------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                           866,119                575,769
------------------------------------------------------------------------------------------------------------------------

Noninterest expenses:
      Compensation and employee benefits                                         2,609,419              2,133,066
      Insurance                                                                     62,733                 51,267
      Professional fees                                                            189,826                114,448
      Equipment expenses                                                           233,781                166,534
      Net occupancy costs                                                          197,133                136,996
      Advertising                                                                  135,989                132,250
      Data processing                                                              203,948                191,499
      Goodwill Amortization                                                             --                 91,424
      Other                                                                        682,852                619,042
------------------------------------------------------------------------------------------------------------------------
Total noninterest expenses                                                       4,315,681              3,636,526
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                       1,855,372              1,853,899
Income tax provision (note 8)                                                      718,458                836,269
------------------------------------------------------------------------------------------------------------------------
Net income                                                                      $1,136,914              1,017,630
------------------------------------------------------------------------------------------------------------------------

Net income per share of common stock (note 1):
      Basic                                                                     $     2.63                   2.61
      Diluted                                                                         2.29                   2.40
========================================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity
Years Ended June 30, 2002 and 2001

==================================================================================================================

                                                                  Additional
                                                                    Paid-In                 Additional   Contra-
                                                      Preferred      Capital      Common     Paid-In    Equity
                                                         Stock     Preferred       Stock     Capital     ESOP
------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2000                              $     -           -           3,274     950,692   (254,045)

 Comprehensive income
    Net income                                              -           -            -          -           -
     Adjustment to unrealized net holding losses on
        available-for-sale portfolios, net (note 1)         -           -            -          -           -
     Comprehensive income                                   -           -            -          -           -
  Compensation under stock-based benefit plans              -                        -         37,561     68,350
  Cash dividends declared ($.56 per share)                  -           -            -          -           -
  Options exercised                                         -           -              34      63,712       -
  Purchase of common stock                                  -           -             (10)    (21,639)      -
  Transfer to temporary equity                              -           -            -        (99,750)      -
  Rabbi Trust Shares from Acquisition                       -           -            -          -           -
  Issuance of Preferred Stock                             1,093   2,729,783          -          -           -
  Conversion of Preferred to Common                         (32)    (79,050)           32      79,050       -
------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2001                                  1,061   2,650,733         3,330   1,629,937   (185,695)

 Comprehensive income
    Net income                                              -           -            -          -           -
     Adjustment to unrealized net holding losses on
        available-for-sale portfolios, net (note 1)         -           -            -          -           -
     Comprehensive income                                   -           -            -          -           -
  Compensation under stock-based benefit plans              -           -            -         42,538     66,158
  Cash dividends declared ($.56 per share)                  -           -            -          -           -
  Options exercised                                         -           -             334     872,579       -
  Purchase of common stock                                  -           -              33      57,374       -
  Purchase of preferred stock                               (23)    (55,615)         -          -           -
  Transfer to temporary equity                              -           -            -        (51,413)      -
  Rabbi Trust Shares from Acquisition                       -           -            -          -           -
  Issuance of Preferred Stock                               -           -            -          -           -
  Conversion of Preferred to Common                         (36)    (89,623)           39      89,620       -
------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2002                                  1,002   2,505,495         3,736   2,020,324   (119,537)
==================================================================================================================

========================================================================================================================
                                                                                               Accumulated
                                                                                                Other
                                                       Contra-     Stock                     Comprehensive      Total
                                                       Equity      Held by       Retained      Income, Net  Stockholders'
                                                       MRP      Rabbi Trust      Earnings      of Taxes        Equity
-------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2000                              (154,761)         -       8,625,749      (112,172)      9,058,737

 Comprehensive income
    Net income                                            -             -       1,017,630          -              -
     Adjustment to unrealized net holding losses on
        available-for-sale portfolios, net (note 1)       -             -            -          243,860           -
     Comprehensive income                                 -             -            -            -           1,261,491
  Compensation under stock-based benefit plans         94,151           -            -            -             200,062
  Cash dividends declared ($.56 per share)                -             -       (311,460)         -            (311,460)
  Options exercised                                       -             -            -            -              63,746
  Purchase of common stock                                -             -            -            -             (21,649)
  Rabbi Trust Shares from Acquisition                     -         (77,544)         -            -             (77,544)
  Issuance of Preferred Stock                             -             -            -            -           2,730,876
  Conversion of Preferred to Common                       -             -            -            -               -
-------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2001                               (60,610)     (77,544)    9,331,919       131,688      12,804,509

 Comprehensive income
    Net income                                            -             -       1,136,914          -             -
     Adjustment to unrealized net holding losses on
        available-for-sale portfolios, net (note 1)       -             -            -            7,083          -
     Comprehensive income                                 -             -            -            -          1,143,997
  Compensation under stock-based benefit plans         60,610           -            -            -            169,306
  Cash dividends declared ($.56 per share)                -             -       (338,460)         -           (338,460)
  Common Stock dividend                                                         (872,913)                         -
  Options exercised                                       -             -            -            -             57,407
  Purchase of common stock                                -             -            -            -               -
  Purchase of preferred stock                             -             -            -            -            (55,638)
  Transfer to temporary equity                            -             -            -            -            (51,413)
  Rabbi Trust Shares from Acquisition                     -             -            -            -               -
  Obligation and rabbi trust                              -         249,976          -            -            249,976
  Issuance of Preferred Stock                             -             -            -            -               -
  Conversion of Preferred to Common                       -             -            -            -               -
-------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2002                                  -         172,432     9,207,460       138,772      13,929,684
========================================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended June 30, 2002 and 2001

========================================================================================================================
                                                                                    2002                       2001
------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                                   $ 1,136,914                 1,017,630
     Adjustments to reconcile net income to net
          cash provided by operating activities:
               Goodwill amortization                                                    --                       91,424
               Depreciation                                                           149,715                   153,866
               Provision for losses on loans                                          560,000                   432,500
               Provision for loss on foreclosed real estate                            10,000                        --
               Non-cash compensation under stock-based benefit plans                  169,306                   200,062
               Amortization of premiums and discounts, net                            142,330                  (199,947)
               Deferred loan origination fees, net of costs                            19,971                     1,389
               Gain on sale of investment securities                                (174,470)                  (169,475)
               Gain on sale of loans held-for-sale                                  (337,025)                        --
               Gain on sale of mortgage-backed securities                                 --                     (1,355)
               Gain on sale of real estate owned                                          --                    (19,556)
               Change in deferred taxes                                               134,481                   (19,943)
               Increase(Decrease) in accrued interest on investments,
                prepaid expenses and other assets                                     290,669                  (151,525)
               (Decrease) increase in accrued expenses and other liabilities         (915,968)                 (321,760)
------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                           1,185,923                 1,013,310
------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Cash consideration Northfield acquisition, net                                        --                (2,831,106)
     Purchase of certificate of deposit                                               (99,000)                       --
     Purchase of investment securities                                             (4,755,665)                   (6,811)
     Proceeds from sale of investment securities                                    2,004,510                 3,117,986
     Purchase of mortgage-backed-securities                                       (10,000,000)                       --
     Proceeds from sale of mortgage-backed securities                                      --                   250,715
     Principal repayments on mortgage-backed securities                             2,023,423                 1,349,931
     Proceeds from sale of loans-held-for-sale                                     10,251,164                        --
     Principal repayments on loans held for sale                                           --                   105,801
     Loan principal disbursements, net of repayments                                8,834,366                (3,803,482)
     Proceeds from sale of real estate owned                                               --                   330,357
     Purchase of investment required by law                                                --                  (442,500)
     Purchases of property and equipment                                              (13,096)                 (175,356)
------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                            $  8,245,702                (2,104,465)
------------------------------------------------------------------------------------------------------------------------

                                                                                            (Continued)

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

Years ended June 30, 2002 and 2001

========================================================================================================================
                                                                                    2002                    2001
------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Net increase (decrease) in deposits                                        $ (4,347,744)             9,999,366
    Purchase of common stock                                                             --                (21,649)
    Purchase of preferred stock                                                     (55,638)                    --
    Stock options exercised                                                          57,407                 63,746
    Additional borrowings                                                         6,000,000             27,900,000
    Repayments of borrowings                                                      7,100,000            (29,200,000)
    Dividends paid                                                                 (388,460)              (311,460)
------------------------------------------------------------------------------------------------------------------------
Net cash(used in) provided by financing activities                               (5,834,435)             8,430,003
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                              3,597,190              7,338,848
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                   10,776,631              3,437,783
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                       $ 14,373,821             10,776,631
========================================================================================================================

The Following is a Summary of Cash and Cash Equivalents:
     Cash on hand and due from banks                                           $  3,660,638              2,710,768
     Interest bearing deposits in other banks                                     7,464,183              2,630,770
     Federal funds sold                                                           3,732,000              5,819,093
------------------------------------------------------------------------------------------------------------------------
                                                                                 14,856,821             11,160,631
========================================================================================================================

         Less - Certificates of deposit maturing in 90 days or more
                      included in interest bearing deposits in other banks         (483,000)              (384,000)
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents reflected on the Statement of Cash Flows             $ 14,373,821             10,776,631
========================================================================================================================

Supplemental information:
     Interest paid on savings deposits and borrowed funds                      $  5,579,797              6,239,796
     Income taxes paid                                                              820,400                836,269
     Transfer from loans to real estate owned                                            --                384,899
     Preferred stock issued for acquired company                                         --              2,730,876
     Preferred stock converted to common stock                                       89,659                 79,082
     Common Stock Dividend                                                          872,913                     --
     Transfer ESOP shares to temporary capital                                       51,413                     --
------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

--------------------------------------------------------------------------------

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

--------------------------------------------------------------------------------

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

     NET INCOME PER SHARE OF COMMON STOCK

     Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income (numerator) for all periods presented. Fiscal year 2001 figures have been adjusted to reflect the 10% common stock dividend paid in December 2002.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

--------------------------------------------------------------------------------

(1)  CONTINUED

                                                     -----------------------------------------------------------------------
                                                                                   YEAR ENDED
                                                     -----------------------------------------------------------------------
                                                              JUNE 30, 2002                          JUNE 30, 2001
                                                        BASIC              DILUTED             BASIC            DILUTED
----------------------------------------------------------------------------------------------------------------------------
Net income                                           $1,136,914          1,136,914          1,017,630         1,017,630
Preferred Stock Dividends                               186,373                  -            126,925                 -
Net Income Available to Common                          950,541          1,136,914            890,705         1,017,630
Weighted average shares outstanding                     361,646            361,646            341,439           341,439
Diluted securities:
    Preferred Stock                                           -            113,552                  -            78,623
    MRP shares                                                -                523                  -                92
    Options                                                   -             21,744                  -             3,808
----------------------------------------------------------------------------------------------------------------------------
Adjusted weighted average shares                        361,646            497,494            341,439           423,962
----------------------------------------------------------------------------------------------------------------------------
Per share amount                                     $     2.63               2.29               2.61              2.40
============================================================================================================================

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

--------------------------------------------------------------------------------

     RECLASSIFICATION AND RESTATEMENT

     Certain prior year's amounts have been reclassified to conform to the current year's presentation.

--------------------------------------------------------------------------------

(2)  INVESTMENT SECURITIES

     Investment securities, classified as available-for-sale, are summarized as follows as of June 30:

                                                                        2002
                                          -------------------------------------------------------------------
                                           AMORTIZED        UNREALIZED       UNREALIZED            FAIR
                                               COST             GAINS            LOSSES           VALUE
  -----------------------------------------------------------------------------------------------------------
  Equity securities                       $   223,734             41,563           6,010          259,287
  Corporate Bonds                           2,500,000              8,970           5,985        2,502,985
  U.S. Government and Agency                2,251,309             10,630          18,256        2,243,683
  ===========================================================================================================
                                          $ 4,975,043             61,163          30,251        5,005,955

                                          -------------------------------------------------------------------
                                                                             2001
                                          -------------------------------------------------------------------
  Equity securities                       $   217,064                  -          17,867          199,197
  Corporate Bonds                           1,146,753            106,928               -        1,253,681
  U.S. Government and Agency                  680,414             54,920               -          735,334
  -----------------------------------------------------------------------------------------------------------
                                            2,044,231            161,848          17,867        2,188,212
  ===========================================================================================================

     The equity investments have no stated maturity. The scheduled maturities of other investments available for sale at June 30, 2002 are as follows:

                                                                                      2002
                                                                       AMORTIZED                   FAIR
                                                                         COST                      VALUE
  -----------------------------------------------------------------------------------------------------------
     Due in one to five years                                       $ 4,001,309                4,004,633
     Due after five through ten years                                   750,000                  742,035

     Due after ten years                                                      -                        -
                                                                    -----------------------------------------
                                                                    $ 4,751,309                4,746,668
  ===========================================================================================================

     Accrued interest receivable balances at June 30, 2002 and 2001 were $34,500 and $31,895, respectively.

     In fiscal year 2002, the Company received proceeds of $2,004,510 from the sale of corporate and agency securities resulting in gross gains of $174,471.

     In fiscal year 2001, the Company received proceeds of $3,117,985 from the sale of corporate and municipal securities resulting in gross gains of $169,475.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

--------------------------------------------------------------------------------

(3)  MORTGAGE-BACKED SECURITIES

     Mortgage-backed   securities,   classified   as   available-for-sale,   are
     summarized as follows as of June 30:

                                                                        2002
                                           ----------------------------------------------------------------
                                            AMORTIZED        UNREALIZED      UNREALIZED         FAIR
                                                   COST          GAINS           LOSSES        VALUE
-----------------------------------------------------------------------------------------------------------
Government National Mortgage
  Association (GNMA)                       $ 3,452,205          114,347             -         3,566,552
Federal National Mortgage
  Association (FNMA)                         7,093,273           52,904             -         7,146,177
Federal Home Loan Mortgage
  Corporation (FHLMC)                        2,964,574           27,938             -         2,992,512
                                           ----------------------------------------------------------------
                                           $13,510,052          195,189             -        13,705,241
===========================================================================================================
                                                                         2001
                                           ----------------------------------------------------------------
Government National Mortgage
  Association (GNMA)                        $5,303,412           56,012              -        5,359,424
Federal National Mortgage
  Association (FNMA)                           305,610           14,571              -          320,181
Federal Home Loan Mortgage
  Corporation (FHLMC)                                -                -              -                -
                                           ----------------------------------------------------------------
                                            $5,609,022            70,583                     5,679,605
===========================================================================================================

     Accrued interest receivable at June 30, 2002 and June 30, 2001 was $68,729 and $32,293, respectively.

     There were no sales of mortgage-backed securities in 2002.

     In fiscal year 2001, the Company received proceeds of $250,715 from the sale of one FNMA security resulting in a gross gain of $1,355.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

--------------------------------------------------------------------------------

(4)  LOANS RECEIVABLE

     Loans receivable and accrued interest receivable thereon are summarized as follows as of June 30:

                                                                              2002                     2001
   -----------------------------------------------------------------------------------------------------------------
   Real estate secured by first mortgage:
        Residential                                                        $ 59,609,316              75,495,976
        Commercial                                                           15,487,336              13,541,630
        Construction, net of loans in process                                 3,331,977               2,097,996
   -----------------------------------------------------------------------------------------------------------------
                                                                             78,428,629              91,135,602

   Home improvement loans                                                     9,562,248              11,427,469
   Commercial loans                                                          14,158,551              12,991,549
   Home equity loans                                                          3,096,376               2,315,451
   Commercial leases                                                         17,643,326              12,287,292
   Loans secured by deposits                                                    230,956                 255,247
   Consumer loans                                                             1,344,524               1,145,294
   -----------------------------------------------------------------------------------------------------------------
                                                                            124,464,610             131,557,904

   ----------------------------------------------------------------------------------------------------------------
                                                                              2002                     2001
   Less:
        Deferred loan origination fees, net of costs                       $     66,162                  16,961
        Unearned interest consumer loans                                        290,314                 330,995
        Unearned interest commercial leases                                   3,975,799               1,601,808
        Purchase accounting discount, net                                       344,528                 613,888
        Allowance for loan losses                                             1,438,073               1,160,612
   -----------------------------------------------------------------------------------------------------------------
   Loans receivable, net                                                   $118,349,734             127,833,640
   =================================================================================================================


     Accrued interest receivable on loans was $693,000 and $804,100 at June 30, 2002 and 2001, respectively.

     A substantial portion of the Company's loans receivable are mortgage loans secured by residential real estate properties. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. On first mortgage loans, the Company does not lend more than 95% of the appraised value of an owner occupied residential property and in instances where the Company lends more than 80% of the appraised value, private mortgage insurance is required. For investor loans on residential property (not owner occupied) the Company generally does not lend more than 75% of the appraised value.

     The Company also originates leases with its commercial customers. Leases are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. Direct costs for the origination of leases for the years ended June 30, 2002 and 2001 were $35,400 and $28,000, respectively.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001


     The Company's residential lending operations are focused in the State of Maryland, primarily the Baltimore Metropolitan area. While residential lending is generally considered to involve less risk than other forms of lending, payment experience on these loans is dependent to some extent on economic and market conditions in the Company's primary lending area.

     Impairment of loans having recorded investments of $698,473 and $181,500 at June 30, 2002 and 2001 respectively has been recognized in conformity with SFAS No. 114. The average recorded investment in impaired loans during 2002 and 2001 respectively was $686,650 and $348,300. There was an allowance for losses related to those loans of $154,000 and $ 73,900 at June 30, 2002 and 2001, respectively. The amount of interest that would have been recorded on impaired loans at June 30, 2001 and 2000, respectively had the loans performed in accordance with their terms was approximately $57,950 and $822, respectively. The actual interest income recorded on these loans during 2001 and 2000 was $32,960 and $8,900, respectively.

     The Company,  through its normal asset review process,  classifies  certain loans which management believes involve a degree of risk warranting additional attention. These classifications are special mention, substandard, doubtful and loss. At June 30, 2002 loans classified special mention, substandard and doubtful totaled approximately $2,489,234, $663,599 and $66,618. No loans were classified loss at June 30, 2001.

     The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                                                                   2002                    2001
   ---------------------------------------------------------------------------------------------------------------------
   Balance at beginning of year                                                 $1,160,612             $  742,809
   Provision for losses on loans                                                   560,000                432,500
   Allowance assumed in acquisition                                                     --                182,811
   ---------------------------------------------------------------------------------------------------------------------
   Charge-offs                                                                    (356,537)              (248,460)
   Recoveries                                                                       73,998                 50,952
   ---------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                                       $1,438,073             $1,160,612
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


     Substantially all of the Company's outstanding commitments at June 30, 2002 and 2001 are for loans, which would be secured by various forms of collateral with values in excess of the commitment amounts. The Company's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

     Outstanding commitments to extend credit, which generally expire within 60 days, are as follows:

                                                                                              2002
                                                                               FIXED RATE               FLOATING RATE
   ----------------------------------------------------------------------------------------------------------------------
   Commercial business and lease loans                                         $1,661,796                2,800,000
   Home equity loans                                                                                        50,000
   ======================================================================================================================
   Undisbursed lines of credit                                                          -                3,878,098
   ======================================================================================================================
                                                                                              2001
   ----------------------------------------------------------------------------------------------------------------------
   Commercial business and lease loans                                          2,054,667                  200,000
   Undisbursed lines of credit                                                          -                2,651,046
   ======================================================================================================================

     As of June 30, 2002 and 2001, Patapsco was servicing loans for the benefit of others, approximately $1,225,252 and $1,301,413, respectively.

(5)  PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows at June 30:

                                                                                                             ESTIMATED
                                                                  2002                 2001                USEFUL LIVES
   --------------------------------------------------------------------------------------------------------------------------
   Land                                                       $  153,404               153,404                      -
   Building and improvements                                   1,055,803             1,054,045                 40 years
   Leasehold improvements                                        117,249               105,109               3 - 10 years
   Furniture, fixtures and equipment                           1,675,473             1,635,544               3 - 10 years
   --------------------------------------------------------------------------------------------------------------------------
   Total, at cost                                              3,001,929             2,948,102

   Less accumulated depreciation                               1,945,123             1,754,677
   -------------------------------------------------------------------------------------------
   Property and equipment, net                                $1,056,806             1,193,425
   ===========================================================================================

     At June 30, 2002, the minimal rental commitments under noncancellable operating leases are as follows:

        Year ended June 30,

                      2003     58,748
                      2004      7,000
                      2005          -

(6)  DEPOSITS

     The  aggregate   amount  of  jumbo   certificates,   each  with  a  minimum
     denomination of $100,000, was approximately $7,601,000 and $10,747,000 in 2002 and 2001, respectively.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

     At June 30, 2002, the scheduled maturities of certificates are as follows:

   Under 12 months                                          $35,148,000
   12 months to 24 months                                    12,035,000
   24 months to 36 months                                    12,421,000
   36 months to 60 months                                     7,832,000
   Greater than 60 months                                        70,000
   ----------------------------------------------------------------------------
                                                            $67,506,000
   ============================================================================

(7)  BORROWINGS

     At June 30, 2002 and 2001, the Company has an agreement under a blanket-floating lien with the Federal Home Loan Bank of Atlanta providing the Company a line of credit of $38.3 and $41.0 million, respectively and a revolving line of credit of with The Bankers Bank of Atlanta, Georgia of $3.0 million and $3.0, respectively. At June 30, 2002 and 2001, the Company had $1.0 and $1.7 million outstanding under this line, respectively. At June 30, 2002, the Bank also has a Federal Funds accommodation with the Bankers Bank of $3.0 million at June 30, 2002 and $2.8 at June 30, 2001. The Company is required to maintain as collateral for its FHLB advances qualified mortgage loans in an amount equal to 175% of the outstanding advances. The Company has pledged the stock of The Patapsco Bank as collateral for borrowing from The Bankers Bank.

     At June 30, the scheduled maturities of borrowings are as follows:

                                                   2002                              2001
---------------------------------------------------------------------------------------------------------
                                                           Weighted                         Weighted
                                          Balance       Average Rate        Balance       Average Rate
---------------------------------------------------------------------------------------------------------
Under 12 months                        $ 4,500,000          5.55           6,400,000           5.77
12 months to 24 months                   4,000,000          4.45           4,500,000           5.55
24 months to 36 months                   3,000,000          4.42           1,000,000           6.57
36 months to 48 months                   2,100,000          5.74               -                 -
48 months to 120 months                  9,100,000          5.32          11,900,000           5.62
---------------------------------------------------------------------------------------------------------
                                       $22,700,000          5.13          23,800,000           5.69
=========================================================================================================

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

--------------------------------------------------------------------------------

(8)  INCOME TAXES

     The provision for income taxes is composed of the following for the years ended June 30:

                                           2002                 2001
   -----------------------------------------------------------------------------
   Current:
          Federal                        $477,385             696,441
          State                           106,592             159,771
   -----------------------------------------------------------------------------
                                          583,977             856,212
   -----------------------------------------------------------------------------
   Deferred:
          Federal                         109,487             (16,329)
          State                            24,994              (3,614)
   -----------------------------------------------------------------------------
                                          134,481             (19,943)
   -----------------------------------------------------------------------------
                                         $718,458             836,269
   =============================================================================

     The net deferred tax assets consist of the following at June 30:

                                                            2002                     2001
   ----------------------------------------------------------------------------------------------
   Allowance for losses on loans                        $  555,384                  448,229
   Deferred compensation                                   256,105                  341,727
   Purchase accounting adjustment                          167,358                  334,918
   Other, net                                               20,922                   11,679
                                                        -----------------------------------------
         Total deferred tax assets                         999,769                1,136,553


   Unrealized holding losses                               (87,319)                 (82,864)
   Tax bad debt reserve                                         --                  (12,954)
   Federal Home Loan Bank stock dividends                 (133,311)                (133,311)
   Accumulated depreciation                                (65,350)                 (69,363)
   Other,net                                               (14,664)                      --
                                                        -----------------------------------------
         Total deferred tax liabilities                   (300,644)                (298,492)
   ----------------------------------------------------------------------------------------------
   Net deferred tax assets                              $  699,125                  838,061
   ==============================================================================================

          A reconciliation of the income tax provision and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

                                                                        2002           2001
   ----------------------------------------------------------------------------------------------
   Tax at statutory rate                                             $  630,826       630,325
   State income taxes, net of Federal income tax benefit                 86,847       115,095
   Other                                                                    785        90,849
   ----------------------------------------------------------------------------------------------
   Income tax provision                                              $  718,458       836,269
   ==============================================================================================

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001


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

     Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $4.7 million of transaction accounts, reserves equal to 3% must be maintained on the next $47.8 million of transaction accounts, and a reserve of 10% plus $1,434,000 must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustments by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. At June 30, 2002 the Bank met its reserve requirements.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

--------------------------------------------------------------------------------

(9)  CONTINUED

     As of June 30, 2002, the most recent notification from banking regulators categorized Patapsco as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized Patapsco must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in table. There are no conditions or events since that notification that management believes have changed the institution's category.

     Patapsco's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                                                       TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                          FOR CAPITAL               PROMPT CORRECTIVE
                                                  ACTUAL               ADEQUACY PURPOSES            ACTION PROVISIONS
                                        --------------------------------------------------------------------------------
                                           AMOUNT          RATIO      AMOUNT         RATIO          AMOUNT         RATIO
   ---------------------------------------------------------------------------------------------------------------------
   As of June 30, 2002:
       Total Capital (to Risk
          Weighted Assets)                 $13,109         13.49%        $7,777          8.00%         $9,721         10.00%
       Tier I Capital (to Risk
          Weighted Assets)                  11,894         12.24%         3,888          4.00%          5,833          6.00%
       Tier I Capital (to Average
          Assets)                           11,894          7.73%         6,157          4.00%          7,696          5.00%
   As of June 30, 2001:
       Total Capital (to Risk
          Weighted Assets)                 $12,594         13.32%        $7,567          8.00%        $ 9,458         10.00%
       Tier I Capital (to Risk
          Weighted Assets)                  11,433         12.09%         3,783          4.00%          5,675          6.00%
       Tier I Capital (to Average
          Assets)                           11,433          7.15%         6,394          4.00%          7,992          5.00%
   ------------------------------------ --------------- ------------- -------------- -------------- -------------- -------------

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

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

(11) BENEFIT PLANS

     EMPLOYEE STOCK OWNERSHIP PLAN

     Patapsco has established an Employee Stock Ownership Plan (ESOP) for its employees. On April 1, 1996 the ESOP acquired 28,480 shares of the Company's common stock in connection with Patapsco's conversion to a capital stock form of organization. The ESOP purchased an additional 12,861 shares as a result of the return of capital distribution paid by the Company in June 1997. The ESOP holds the common stock in a trust for allocation among participating employees, in trust or allocated to the participants' accounts and an annual contribution from Patapsco to the ESOP and earnings thereon.

     All ESOP shares contain a "Put Option" which requires the Company to repurchase the share at the then fair market value subject to the availability of retained earnings. The "Put Option" may be exercised within 60 days of distribution of the shares and then again within 60 days after the fair market value determination date of the next plan year. The current fair market value of shares that have been allocated contain a "Put Option" of $671,724.

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

     For the years ended June 30, 2002 and 2001 compensation expense recognized related to the ESOP and Patapsco's contribution to the ESOP was $131,356 and $88,997, respectively.

     The ESOP shares were as follows as of June 30:

                                                             2002            2001
   -----------------------------------------------------------------------------------
   Shares released and allocated                            34,835          27,805
   Unearned shares                                           9,961          13,536
   -----------------------------------------------------------------------------------
                                                            44,796          41,341
   ===================================================================================
   Fair value of unearned shares                         $ 284,387         298,469
   ===================================================================================

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

(11) CONTINUED

     DIRECTORS RETIREMENT PLAN

     Effective September 28, 1995, Patapsco adopted a deferred compensation plan covering all non-employee directors. The plan provides benefits based upon certain vesting requirements. Compensation expense recognized in connection with the Plan during the year ended June 30, 2002 and 2001 was $77,613 and ($1,368), respectively.

     STOCK OPTIONS

     The Company's 1996 Stock Options and Incentive Plan (Plan) was approved by the stockholders at the 1996 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. In October 1996 the Company granted options to purchase 34,474 shares at $27.50 per share. Such shares and fair value have been adjusted to 43,093 shares at $18.91 per share for the effect of the return of capital distribution paid by the Company in June 1997. The shares and fair value have been further adjusted to 47,402 and $17.02 for the effect of the 10% stock dividend paid by the Company in December 2001. The Plan provides for one-fifth of the options granted to be exercisable on each of the first five anniversaries of the date of grant. Additional shares were granted to an officer and director in May 2000. The option price is $20.00 per share and vests as described above. If a participant in the Plan terminates employment for reasons other than death, disability, retirement at age 65 or change in control, he or she forfeits all rights to unvested shares.

     The Company's 2000 Stock Option and Incentive Plan was approved by the stockholders at the 2000 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. The Plan provides for one-fifth of the options granted to be exercisable on each of the first five anniversaries of the date of grant. Under this plan, in August 2001 the Company granted options to purchase 20,000 shares at $25.88 per share. The shares and fair values have been adjusted to 22,000 and $23.29 for the effect of the 10% stock dividend paid by the Company in December 2001. As of June 30, 2002, none of the options granted under this plan had vested.

     The following table summarizes the status of and changes in the Company's stock option plan during the past two years, as retroactively adjusted for the Company's return of capital and stock dividend.

                                                             WEIGHTED                       WEIGHTED
                                                             AVERAGE                        AVERAGE
                                                             EXERCISE          OPTIONS      EXERCISE
                                              OPTIONS         PRICE          EXERCISABLE     PRICE
---------------------------------------------------------------------------------------------------------
Outstanding at end of 2000                     47,995         $17.02           23,764         17.02
Granted                                             -              -                -             -
Exercised                                      (3,707)         17.02
Cancelled                                      (5,561)         17.02
---------------------------------------------------------------------------------------------------------
Outstanding at end of 2001                     38,727          17.02           31,402         17.02

                                       42

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

Granted                                        27,561          23.29
Exercised                                      (3,373)         17.02
Cancelled                                        (743)         23.29
---------------------------------------------------------------------------------------------------------
Outstanding at end of 2002                     62,172          19.81           32,216         17.08
---------------------------------------------------------------------------------------------------------


     SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Company to make certain disclosures as if the fair value method of accounting had been applied to the Company's stock option grants made subsequent to 1994. Accordingly, the Company estimated the grant date fair value of each option awarded in fiscal 2000 using the Black-Scholes Option-Pricing model with the following relevant assumptions: dividend yield of 2.80%, risk-free interest rate of 6.75% and expected lives of 10 years. The assumption for expected volatility was 24.39%. Had 2002 and 2001 compensation cost been determined including the weighted-average estimate of fair value of each option granted of $5.20, the Company's net income would be reduced to proforma amount of $1,133,879 and $1,010,736, respectively. Proforma earnings, basic, per share would have been $2.61 and $2.58 and diluted, per share would have been $2.27 and $2.38, respectively, in fiscal 2002 and 2001.

     MANAGEMENT RECOGNITION AND STOCK AWARD PLAN

     Effective October 11, 1996, the Company established a Management Recognition Plan (MRP) to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers were awarded a total of 14,502 shares of stock, which are held in a separate trust that manages the MRP. The Company funded the MRP in 1997 by purchasing 14,502 shares of common stock in the open market. Shares awarded to participants in the MRP vest at a rate of 20% per year on each anniversary of the effective date of the MRP. During the year ended June 30, 1998, the Company approved a Stock Award Plan ("SAP") to one of its officers. The Plan provides for 1,247 shares to be vested at 25% per year beginning in October 1998. If a participant terminates employment for reasons other than death, disability, change in control or retirement he or she forfeits all rights to unvested shares. As of June 30, 2002, all shares have been vested. For the years ended June 30, 2002 and 2001, compensation expense related to the MRP and SAP was $8,700 and $9,300, respectively.

     401(K) RETIREMENT SAVINGS PLAN

     The Company has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of 15%. The Company is obligated to contribute 3% of each employee's salary, whether or not the employee contributes their own money. All employees who have completed six months of service with the Company and are 21 years old are eligible to participate. The Company's contribution to this plan was $54,000 and $35,000 for the years ended June 30, 2002 and 2001, respectively.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107) requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below the Company's financial instruments as of June 30, 2002 and 2001.

(12) CONTINUED

     The carrying value and estimated fair value of financial instruments is summarized as follows at June 30:

                                                                     2002                             2001
                                                       -----------------------------    -----------------------------
                                                         CARRYING                         CARRYING
                                                          VALUE           FAIR VALUE         VALUE         FAIR VALUE
----------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and interest-bearing deposits                  $11,125,000        11,125,000       5,342,000       5,342,000
   Federal funds sold                                    3,732,000         3,732,000       5,819,000       5,819,000
   Investment securities                                 5,006,000         5,006,000       2,188,000       2,188,000
   Mortgage-backed securities                           13,705,000        13,705,000       5,680,000       5,680,000
   Loans receivable, net                               118,350,000       128,000,000     127,834,000     134,571,000
   Loans held for sale                                           -                 -       9,914,000      10,094,000
Liabilities:
   Deposits                                            119,593,000       120,382,000     123,992,000     124,597,000
   Borrowings                                           22,616,000        22,003,000      23,662,000      23,560,000
   Advance payments by borrowers for
      taxes, insurance and ground rents                  1,147,000         1,147,000       1,547,000       1,547,000
Off balance sheet instruments:
   Commitments to extend credit                                  -                 -               -               -
======================================================================================================================

     CASH ON HAND AND IN BANKS

     The carrying amount for cash on hand and in banks approximates fair value due to the short maturity of these instruments.

     SHORT-TERM INVESTMENTS

     The carrying amount for short-term investments that consist of Federal funds sold, approximates fair value due to the overnight maturity of these instruments.

     INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

     The fair value of investment securities and mortgage-backed securities is based on bid prices received from an external pricing service or bid quotations received from securities dealers.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001

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

     BORROWED FUNDS

     The fair value of borrowed funds was based on the discounted value of contractual cash flows..

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2002 and 2001


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

                                                       BOARD OF DIRECTORS

THOMAS P. O'NEILL                           NICOLE N. GLAESER                            DR. THEODORE C. PATTERSON
Chairman of the Board                       Budget  Director for Baltimore County        Retired Physician
Managing Director of American               Police Department                            Secretary of the Company
Express Tax and Business Services
                                            DOUGLAS H. LUDWIG                            WILLIAM R. WATERS
JOSEPH J. BOUFFARD                          Retired Principal of the Baltimore           Owner Bel Air Pontiac
President and Chief  Executive  Officer     County Public School System                  Owner Bel Air Medicine, Inc.
of the Company and the Bank
                                            GARY R. BOZEL
J. THOMAS HOFFMAN                           Managing Principal
Self-employed financial consultant          Gary R. Bozel & Associates, P.A.


                                                 ADVISORY DIRECTORS
JOSEPH N. MCGOWAN                                                                       DAVID G. RITTENHOUSE
Retired Chairman of the Board                                                           Chief Executive Officer
                                                                                        Rittenhouse Fuel Company
                                                 EXECUTIVE OFFICERS

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

BRIAN G. CONNELLY
Vice-President - Commercial Leasing

                                                       OFFICE LOCATIONS

                1301 Merritt Boulevard                  1844 E. Joppa Road                        8705 Harford Road
             Dundalk, Maryland 21222-2194               Baltimore, Maryland                      Baltimore, Maryland
               Telephone: (410) 285-1010                  (410) 665-5190                           (410) 665-5600
         Website: http://www.patapscobank.com

                                                      CORPORATE INFORMATION

INDEPENDENT CERTIFIED ACCOUNTANTS           SPECIAL COUNSEL                                ANNUAL REPORT ON FORM 10-KSB
Anderson Associates, LLP                    Stradley Ronon Stevens & Young, LLP
7621 Fitch Lane                             1220 19th Street, NW, Suite 700                A  COPY  OF  THE  COMPANY'S   ANNUAL
Baltimore, Maryland 21236                   Washington, DC  20036                          REPORT  ON  FORM   10-KSB   FOR  THE
                                                                                           FISCAL  YEAR ENDED JUNE 30,  2002 AS
GENERAL COUNSEL                             ANNUAL MEETING                                 FILED   WITH  THE   SECURITIES   AND
Nolan Plumhoff & Williams                   The 2002 Annual  Meeting of  Stockholders      EXCHANGE    COMMISSION,    WILL   BE
Suite 700, Nottingham Centre                will be held on October  24, 2002 at 4:00      FURNISHED    WITHOUT    CHARGE    TO
502 Washington Avenue                       p.m. at the office of The  Patapsco  Bank      STOCKHOLDERS  AS OF THE RECORD  DATE
Towson, Maryland 21204-4528                 located   at  1301   Merritt   Boulevard,      FOR THE  2002  ANNUAL  MEETING  UPON
                                            Dundalk, Maryland 21222.                       WRITTEN   REQUEST   TO:    CORPORATE
TRANSFER AGENT AND REGISTRAR                                                               SECRETARY,  PATAPSCO BANCORP,  INC.,
Registrar and Transfer Co.                                                                 1301  MERRITT  BOULEVARD,   DUNDALK,
10 Commerce Drive                                                                          MARYLAND  21222-2194.
Cranford, New Jersey 07016-3572
1-(800) 368-5948


PATAPSCO BANCORP
----------------

1301 Merritt Boulevard . Dundalk, Maryland 21222
(410) 285-1010 . (410) 285-8524 Fax

Over 85 Years of Continuous Service


Local Housing              FDIC
Lender                     Insured