Form 10KSB, Exhibit 13
period 2003-06-30
PATAPSCO BANCORP INC
filed 2003-09-26
CIK 1003961

PATAPSCO BANCORP, INC.









         [LOGO]







                                       2003 ANNUAL REPORT

PATAPSCO BANCORP, INC.
-------------------------------------------------------------------------------

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


MARKET INFORMATION
-------------------------------------------------------------------------------

     The Company's common stock trades under the symbol "PATD" on the OTC Bulletin Board. There are currently 412,634 shares of the common stock outstanding and approximately 334 holders of record of the common stock. Following are the high and low closing sale prices, by fiscal quarter, as reported on the OTC Bulletin Board during the periods indicated, as well as the dividends paid during such quarters. In the second quarters of both fiscal 2002 and 2003, the Company paid 10% common stock dividends. The prices quoted below, but not the dividends per share, have been adjusted for those stock dividends.

                                                          High             Low          Dividends Per Share
                                                     ------------      ----------       -------------------
              Fiscal 2002:
                    First Quarter                    $      22.73      $    18.06            $       .14
                    Second Quarter                          24.82           21.49                    .14
                    Third Quarter                           25.91           24.86                    .14
                    Fourth Quarter                          27.27           25.91                    .14

              Fiscal 2003:
                    First Quarter                    $      27.27      $    25.91            $       .14
                    Second Quarter                          27.30           25.15                    .14
                    Third Quarter                           29.00           26.05                    .14
                    Fourth Quarter                          33.00           28.35                    .14

     The stated high and low closing sale prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Patapsco Bancorp, Inc.....................................................(i)
Market Information........................................................(i)
Letter to Stockholders.....................................................1
Selected Consolidated Financial and Other Data.............................3
Management's Discussion and Analysis of Financial Condition
 and Results of Operations.................................................5
Consolidated Financial Statements.........................................21
Corporate Information......................................Inside Back Cover

                                       (i)

                        [LETTERHEAD OF PATAPSCO BANCORP]

Dear Shareholder:

     The  directors,  officers  and  staff of  Patapsco  Bancorp,  Inc.  and The
Patapsco Bank proudly present our eighth Annual Report to our shareholders. Since this is an era of heightened awareness of corporate governance, we would like to use this opportunity to tell you not only how your Company performed this past fiscal year but also describe how the Directors of your Company guide the Company's affairs through the functions of its various committees.

Performance
-----------

     Your Company achieved record performance levels for the fiscal year ending June 30, 2003. Net income was $1,345,000 as compared to $1,137,000 for the prior year. Earnings per share, after adjustment for stock dividends, were $2.41 versus $2.08. Return on equity increased to 8.77% from 8.20% and return on assets rose to 0.86% from 0.73%. Each of these measures is the best in the Company's history. These results were achieved with no growth in total assets and in the worst economy in recent memory. The lending officers produced a record amount of new loans but loan payoffs and refinancings were also at record levels, resulting in no growth in total assets. Fee income, while a very small portion of revenue, continues to grow rapidly as a result of initiatives instituted during the past year.

Committees
----------

     The Asset Liability Committee meets monthly and monitors the Company's interest rate risk, liquidity, deposit rates, borrowings, cash position, non loan investments and the Company's financial performance. During the past year, this Committee supervised the implementation of a new interest rate risk monitoring program and a loan pricing model to more effectively compete for loans. The Committee also analyzed and recommended several non loan investment strategies to the Board.

     The Loan Review and Delinquency Committee also meets monthly and supervises the Company's loan production and delinquent loans. During the year, this Committee dealt with higher than usual non-performing loans and charge offs. This was reflective of the country's economic slowdown as well as the maturation of some the new loan portfolios that the Bank has developed in the past few years. Fortunately, because the Bank maintained adequate reserves and the Company's experienced loan officers were up to the challenges, loan performance ratios were at or better than historic levels by year end.

     In addition to the Loan Review and Delinquency Committee, the Directors loan committee, consisting of two non employee Directors on a rotating basis, met on an as needed basis to review, approve and recommend loans that exceeded management's specified loan approval authorities.

     The Company's Audit Committee meets at least quarterly and is responsible for the Bank's audit function, both internal and external, including regulatory reporting and oversight as well as the maintenance of policies and procedures. This past year, this Committee oversaw your Company's compliance with the increasing regulatory burden mandated by the provisions of the Sarbanes Oxley legislation. Fortunately, the Audit Committee has always been diligent with these issues and has put in place policies and procedures to ensure compliance with the new regulations.

     The Company also has an Investor Relations Committee which meets at least quarterly and evaluates matters from the viewpoint of enhancing shareholder value. During this past year, this Committee recommended that the Company continue to pay a regular dividend and, for the second straight year, recommended a 10% stock dividend. This Committee regularly reviews trades in the Company stock, including insider trading and related regulatory issues, as well as stock buybacks and other items of importance to the shareholders.

     The Company's Compensation Committee meets at least quarterly and oversees the Company's human relations issues. This includes compensation items such as stock options and the Employee Stock Ownership Plan as well as the Company's benefit plans.

     The Company's Public Relations and Marketing Committee meets at least quarterly and is concerned with the image presented to the public, including the Company's customers. This Committee reviews and approves the Company's marketing efforts, in all types of media. Currently, among other things, this Committee is overseeing the revamping of the Company's Internet site in anticipation of Internet banking which the Company expects to offer in the next year. This Committee also monitors the Company's support of local charities and organizations.

     Last but certainly not least, is the Company's Operations Committee, which also meets at least quarterly and is responsible for the monitoring all of operational aspects of the organization. Of particular importance is the Company's data processing conversion that was approved last year and will become effective this next year. This major upgrade of the Company's data processing systems will enable the Company to enhance its current products while offering many new products including the aforementioned Internet banking.

     A different Director chairs each of these Committees and all of the Committees report directly to the full Board of Directors.

     We hope you found this discussion informative and as always, the directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank thank all of our stockholders and customers for their confidence and support during the past year. We look forward to another prosperous new year.



         /s/ Thomas P. O'Neill                       /s/ Joseph J. Bouffard
         -----------------------------               ---------------------------
         Thomas P. O'Neill                           Joseph J. Bouffard
         Chairman                                    President and
         Board of Directors                          Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

PATAPSCO BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

                                                                            At June 30,
                                                                 ------------------------------
                                                                     2003               2002
                                                                   --------           ---------
                                                                          (In thousands)

Total assets..................................................  $  157,805            $158,736
Loans receivable, net.........................................     113,252             118,350
Cash, federal funds sold and other interest
   bearing deposits...........................................      14,207              14,857
Investment securities.........................................       4,542               5,006
Mortgage-backed securities....................................      19,843              13,705
Deposits......................................................     119,655             119,593
Borrowings....................................................      20,174              22,616
Stockholders' equity..........................................      15,905              14,602


--------------------------------------------------------------------------------

SELECTED CONSOLIDATED INCOME DATA

                                                                      Year Ended June 30,
                                                                 -----------------------------
                                                                   2003                 2002
                                                                 --------             --------
                                                                          (In thousands)

Interest income...............................................   $  10,764           $ 11,445
Interest expense..............................................       3,992              5,580
                                                                 ---------           --------

Net interest income before provision
   for loan losses............................................       6,772              5,865
Provision for loan losses.....................................         531                560
                                                                 ---------           --------
Net interest income after provision
   for loan losses............................................       6,241              5,305
Noninterest income............................................         568                866
Noninterest expenses:
   Compensation and employee benefits.........................       2,718              2,609
   Insurance..................................................          71                 63
   Professional fees..........................................         406                190
   Equipment expenses.........................................         201                234
   Net occupancy costs........................................         221                197
   Advertising................................................         117                136
   Data processing............................................         218                204
   Other......................................................         724                683
                                                                 ---------           --------
      Total noninterest expenses..............................       4,676              4,316
Income before provision (benefit) for income taxes............       2,133              1,855
Income tax provision (benefit)................................         788                718
                                                                 ---------           --------
Net income....................................................   $   1,345           $  1,137
                                                                 =========           ========

KEY OPERATING RATIOS
--------------------------------------------------------------------------------

PATAPSCO BANCORP, INC.


KEY OPERATING RATIOS

                                                                            At or for the
                                                                          Year Ended June 30,
                                                                   ------------------------------
                                                                       2003               2002
                                                                   ------------       -----------
PERFORMANCE RATIOS:
   Return on average assets (net income divided by
      average total assets.......................................     0.86%                0.73%
   Return on average stockholders' equity (net income
      divided by average stockholders' equity)...................     8.77                 8.20
   Interest rate spread (combined weighted average
      interest rate earned less combined weighted
      average interest rate cost)................................     4.19                 3.54
   Net interest margin (net interest income
      divided by average interest-earning assets)................     4.52                 3.90
   Ratio of average interest-earning assets to
      average interest-bearing liabilities.......................   112.21               109.58
   Ratio of noninterest expense to average total assets..........     3.01                 2.76

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets at
      end of period..............................................     0.22                 0.52
   Nonperforming (nonaccrual) loans to loans
      receivable, net at end of period...........................     0.29                 0.58
   Allowance for loan losses to total loans
      at end of period...........................................     1.00                 1.20
   Allowance for loan losses to nonperforming
      loans at end of period.....................................   348.32               206.48
   Net charge-offs to average loans outstanding..................     0.72                 0.23

CAPITAL RATIOS:
   Stockholders' equity to total assets at end of period (1).....    10.08                 9.22
   Average stockholders' equity to average assets................     9.78                 8.86
   Dividends declared per share to diluted net income per share..    23.24                26.92

(1) Stockholder's equity includes temporary equity.

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

CRITICAL ACCOUNTING POLICIES

     The Company's consolidated financial statements are prepared in accordance with accounting principals Generally accepted in the United States of America ("GAAP") and follow general practices within the industry in which it operates. Application of these principals requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements;

accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. These estimates, assumptions and judgments are necessary when financial instruments are required to be recorded at fair value or when the decline in the value of an asset carried on the balance sheet at historic cost requires an impairment write-down or a valuation reserve to be established.

     The allowance for loan losses is an estimate of the losses that may be sustained in the loan and lease portfolio. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses. The allowance for loan losses is based on two principals of accounting: (1)
Statement of Financial Accounting Standards ("SFAS") No.5 "Accounting for Contingencies", that requires losses to be accrued when their occurrence is probable and estimable, and (2) SFAS No. 114 "Accounting by Creditors for Impairment of a Loan", that requires losses be accrued when it is probable that the lender will not collect all principal and interest due under the original term of the loan.

     Management believes that the allowance is adequate. However, its determination requires significant judgment, and estimates of the probable losses in the loan and lease portfolio can vary significantly from amounts that actually occur.

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

                                                                                        Year Ended June 30,
                                                      -----------------------------------------------------------------------------
                                                                      2003                                         2002
                                                      ---------------------------------------   -----------------------------------
                                                                                    Average                               Average
                                                       Average                       Yield/      Average                  Yield/
                                                       Balance       Interest        Cost        Balance     Interest      Cost
                                                      ----------    ----------    ----------   -----------  ----------   ----------
Interest-earning assets:
   Loans receivable (1).............................  $  115,382     $  9,354          8.11%    $ 123,569    $10,415         8.43%
   Investment securities(2).........................       6,321          294          4.65         4,368        252         5.43
   Mortgage-backed securities.......................      17,745          954          5.38         5,323        361         6.78
   Short-term investments and other
    interest-earning assets.........................      10,495          162          1.54        16,685        417         2.50
                                                      ----------     --------                   ---------    -------
      Total interest-earning assets.................     149,943       10,764          7.18       149,945     11,445         7.62
Non-interest-earning assets.........................       5,382                                    6,617
                                                      ----------                                ---------
      Total assets..................................  $  155,325                                $ 156,562
                                                      ==========                                =========
Interest-bearing liabilities:
   Deposits (3).....................................  $  111,934      $ 2,867          2.56     $ 118,081      4,429         3.75
   Borrowings.......................................      21,695        1,125          5.19        18,754      1,151         6.14
                                                      ----------     --------                   ---------    -------
      Total interest-bearing liabilities............     133,629        3,992          2.99       136,835      5,580         4.08
                                                                     --------                                -------
Non-interest-bearing liabilities....................       6,499                                    5,863
                                                      ----------                                ---------
      Total liabilities.............................     140,128                                  142,698
Total Equity........................................      15,197                                   13,864
                                                      ----------                                ---------
      Total liabilities and retained earnings.......  $  155,325                                $ 156,562
                                                      ==========                                =========

Net interest income.................................                 $  6,772                                $ 5,865
                                                                     ========                                =======
Interest rate spread................................                                   4.19%                                3.54%
                                                                                     ======                               ======
Net interest margin.................................                                   4.52%                                3.90%
                                                                                     ======                               ======
Ratio of average interest-earning assets to average
   interest-bearing liabilities.....................                                 112.21%                              109.58%
                                                                                     ======                               ======

-----------
(1)  Includes nonaccrual loans.
(2)  Includes investments required by law.
(3)  Includes interest-bearing escrow accounts.

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

                                                               Year Ended June 30,
                                                      ---------------------------------
                                                         2003         vs.         2002
                                                      ---------------------------------
                                                           Increase (Decrease) Due to
                                                      ---------------------------------
                                                      Volume         Rate       Total
                                                      ---------   -----------   -------
                                                               (In thousands)
Interest income:
   Loans receivable.................................  $(673)      $ (388)      $(1,061)
   Investment securities............................     70          (27)           43
   Mortgage-backed securities.......................    651          (58)          593
   Short-term investments and other
     interest-earning assets........................   (126)        (129)         (255)
                                                      -----       ------        ------
       Total interest-earning assets................    (78)        (602)         (680)
                                                      -----       ------        ------

Interest expense:
   Deposits (1).....................................   (220)      (1,341)       (1,561)
   Borrowings.......................................    167         (193)          (26)
                                                      -----       ------        ------
       Total interest-bearing liabilities...........    (53)      (1,534)       (1,587)
                                                      -----       ------        ------

Change in net interest income.......................  $ (25)      $  932       $   907
                                                      =====       ======        ======

-------------------
(1)      Includes interest-bearing escrow accounts.
(2) Combined Rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2003 AND 2002

     General. Total assets remained relatively stable, decreasing by $0.9 million or 0.6% to $157.8 million at June 30, 2003 from $158.7 million at June 30, 2002. The decrease was primarily due to and loan payoffs and amortization exceeding new loan production, mainly in the residential loan portfolio. Excess liquidity was invested in mortgage-backed securities.

     Loans Receivable. Net loans receivable decreased by $5.1 million or 4.03% to $113.3 million at June 30, 2003 from $118.3 million at June 30, 2002 as the first mortgage portfolio was reduced due to the mortgage re-financing wave resulting from record low interest rates. Residential first mortgages have decreased $10.9 million. Commercial loans have increased $3.4 million, commercial leases $1.6 million and consumer loans have increased $0.8 million. Since the conversion of the Company's primary subsidiary from a mutual savings and loan association to a stock savings bank and later into a commercial bank, the Company has continued to diversify its lending away from the traditional single-family mortgage market.

     The following table sets forth selected data relating to the composition of the Company's loan portfolio by type of loan at the dates indicated. At June 30, 2003, the Company had no concentrations of loans exceeding 10% of gross loans other than as disclosed below:

                                                                                 At June 30,
                                                            -------------------------------------------------------
                                                                     2003                            2002
                                                            ------------------------        -----------------------
                                                            Amount               %          Amount             %
                                                            ------             -----        ------           -----
                                                                              (Dollars in thousands)
Real estate loans:
   Residential (1)........................................  $   48,664        40.76%        $  59,609       47.89%
   Commercial.............................................      14,622        12.25            15,487       12.44
   Construction (2).......................................       4,266         3.57             3,332        2.68
Consumer loans:
   Home improvement.......................................       9,161         7.67             9,562        7.68
   Home equity loans......................................       3,709         3.11             3,096        2.49
   Loans secured by deposits..............................         210         0.18               231        0.19
   Other consumer loans...................................       1,984         1.66             1,345        1.08
Commercial loans:
   Commercial loans.......................................      17,564        14.70            14,159       11.38
   Commercial leases......................................      19,225        16.10            17,643       14.17
                                                            ----------       ------         ---------      ------
                                                               119,405       100.00%          124,464      100.00%
                                                                             ======                        ======
Less:
   Deferred loan origination fees, net of costs...........          96                             66
   Unearned interest consumer loans.......................         408                            290
   Unearned interest commercial loans.....................       4,356                          3,976
   Purchase accounting discount, net......................         154                            344
   Allowance for loan losses..............................       1,139                          1,438
                                                            ----------                      ---------
      Total...............................................  $  113,252                      $ 118,350
                                                            ==========                      =========

--------------------
(1)      Does not include loans held for sale.
(2)      Net of loans in process.

     The following table sets forth certain information at June 30, 2003 regarding the dollar amount of loans maturing or repricing in the Company's portfolio. Demand loans, loans having no stated schedule of repayments and any stated maturity, and overdrafts are reported as due in one year or less. Adjustable-rate and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the periods in which they mature, and fixed-rate loans are included in the period in which the final contractual repayment is due. The table does not include any estimate of prepayments that significantly shorten the average life of all mortgage loans and may cause the Company's repayment experience to differ from that shown below.

                                                           Due after
                                       Due during          1 through            Due after
                                   the year ending       5 years after       5 years after
                                    June 30, 2004       June 30, 2004       June 30, 2004          Total
                                   --------------       -------------       -------------       ------------
                                                                         (In thousands)

Real estate loans:
   Residential...................    $      387         $   8,049            $  40,228          $   48,664
   Commercial....................         1,094             2,463               11,065              14,622
   Construction..................         3,029             1,237                   --               4,266
Consumer loans...................        11,161             3,903                   --              15,064
Commercial loans.................        17,081            19,708                   --              36,789
                                     ----------         ---------            ---------          ----------
        Total....................    $   32,752         $  35,360            $  51,293          $  119,405
                                     ==========         =========            =========          ==========

     The following table sets forth at June 30, 2003 the dollar amount of all loans which may reprice or are due one year or more after June 30, 2003 which have predetermined interest rates and have floating or adjustable interest rates.

                                   Predetermined            Floating or
                                       Rates              Adjustable Rates           Total
                                   -------------         -----------------      -------------
                                                         (In thousands)
Real estate loans:
   Residential....................    $ 32,072              $  16,205           $  48,277
   Commercial.....................       2,810                 10,718              13,528
    Construction..................          --                  1,237               1,237
Consumer..........................       3,903                     --               3,903
Commercial........................      19,708                     --              19,708
                                      --------              ---------           ---------
   Total..........................    $ 58,493              $  28,160           $  86,653
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

     Investment Securities and Mortgage-Backed Securities. U.S. government agency securities decreased to $1.9 million at June 30, 2003 from $2.2 million at June 30, 2002, and other investment securities, primarily corporate bonds increased from $2.5 million to $2.6 million. Mortgage-backed securities increased by $6.1 million in the year ended June 30, 2003 as excess liquidity was invested in ten and fifteen year mortgage-backed securities. Equity securities decreased $218,000 in the year as a result of the issuers being acquired by other financial institutions and other sales.

     The following table sets forth the carrying value of the Company's investments at the dates indicated.

                                                                                           At June 30,
                                                                              -----------------------------------
                                                                                 2003                     2002
                                                                              ----------               ---------
                                                                                     (Dollars in thousands)
Securities available for sale, at fair value:
   U.S. government and agency securities....................................  $  1,878                 $  2,244
   Equity securities........................................................        41                      259
   Investment securities....................................................     2,623                    2,503
   Mortgage-backed securities...............................................    19,843                   13,705
                                                                              --------                 --------
     Total securities available for sale....................................    24,385                   18,711
                                                                              --------                 --------

Investments required by law, at cost:
  FHLB of Atlanta stock.....................................................     1,010                    1,595
  FRB of Richmond stock.....................................................       308                      308
                                                                              --------                 --------
    Total investments required by law, at cost..............................     1,318                    1,903
                                                                              --------                 --------

    Total investments.......................................................  $ 25,703                 $ 20,614
                                                                              ========                 ========

     The following table sets forth the scheduled maturities, carrying values, market values and average yields for the Company's investment portfolio at June 30, 2003.

                                One Year           One to              Five to              More than          Total Investment
                                or Less            Five Years          Ten Years            Ten Years              Portfolio
                            -----------------   -----------------   -----------------   -----------------  -----------------------
                            Carrying  Average   Carrying  Average   Carrying  Average   Carrying  Average  Carrying Market Average
                             Value     Yield     Value     Yield     Value     Yield     Value     Yield     Value  Value   Yield
                            --------  -------   --------  -------   --------  -------   --------  -------  -------- ------ -------
                                                                        (Dollars in Thousands)
Securities available
  for sale:

   Mortgage-backed
    securities..........   $      --       --%  $   113     7.32%   $3,580    4.09%    $16,150     5.54%   $19,843 $19,843   5.29%
   U.S. Government &
    agency..............         612     1.99     1,266     4.40        --      --          --       --      1,878   1,878   3.61
   Corporate Securities.         806     4.96       810     5.91        --      --       1,007     5.10      2,623   2,623   5.31
   Investments required
    by law..............          --       --        --       --        --      --       1,318     4.50      1,318   1,318   4.50
   Equity securities....          41     1.83        --       --        --      --          --       --         41      41   1.83
                           ---------            -------             ------             -------             ------- -------
      Total.............   $   1,459     3.63%  $ 2,189     5.11%   $3,580    4.09     $18,475     5.44%   $25,703 $25,703   5.12%
                           =========            =======             ======             =======             ======= =======

     Deposits. Total deposits increased by $62,000 or .05% to $119.7 million at June 30, 2003 from $119.6 million at June 30, 2002. Interest-bearing deposits decreased by $0.9 million or 0.8% to $112.8 million at June 30, 2003 from $113.7 million at June 30, 2002. As shown in the following table, certificates of deposit decreased by $1.1 million or 1.7% to $66.1 million at June 30, 2003 from $67.2 million at June 30, 2002. In the same period, money market accounts decreased by $0.4 million or 2.4%. In the interest bearing deposit category, these decreases were somewhat offset by the $0.3 million increase in interest checking and the $0.3 million increase in savings accounts. Non-interest checking balances increased by $1 million or 16.4% to $6.9 million from $5.9 million in the year ended June 30, 2003.

                                                                   Year Ended June 30,
                                             -------------------------------------------------------------
                                                     2003                                    2002
                                             --------------------                    ---------------------
                                             Balance      % Total                    Balance       % Total
                                             -------      -------                    -------       -------
Savings Accounts.........................    $25,006      20.90%                    $ 24,693        20.65%
NOW Checking.............................      7,533       6.30                        7,255         6.07
Money Market.............................     14,129      11.81                       14,480        12.11
Certificates of Deposit..................     66,108      55.24                       67,254        56.23
                                            --------     ------                     --------       ------
  Subtotal Interest-bearing deposits         112,776      94.25                      113,682        95.06

Non-Interest Checking......................    6,879       5.75                        5,911         4.94
                                            --------     ------                     --------       ------
  Total Deposits                            $119,655     100.00%                    $119,593       100.00%
                                            ========     ======                     ========       ======

     The following tables set forth the average balances based on daily balances and interest rates for various types of deposits as of the dates indicated.

                                                               Year Ended June 30,
                                         -------------------------------------------------------------
                                                   2003                                 2002
                                         -------------------------          --------------------------

                                         Average          Average           Average           Average
                                         Balance            Rate            Balance             Rate
                                         -------          --------          -------           --------
                                                                (Dollars in thousands)

Savings Accounts......................   $ 24,336           1.01%           $ 23,272           1.68%
NOW checking..........................      7,431           0.61               6,847           1.06
Money market..........................     14,004           1.52              12,693           2.18
Certificates of deposit...............     65,533           3.61              74,459           4.95
Noninterest-bearing checking..........      6,606             --               5,045             --
                                         --------                           --------
     Total............................   $117,910                           $122,316
                                         ========                           ========

     The following table indicates the amount of the Company's certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2002. At such date, such deposits represented 6.34% of total deposits and had a weighted average rate of 4.08%.


                                                                          Certificates
                            Maturity Period                               of Deposits
                            ---------------                              --------------
                                                                         (In thousands)


                            Three months or less.......................   $   1,180
                            Over three through 12 months...............       2,527
                            Over 12 months.............................       3,877
                                                                          ---------
                                Total..................................   $   7,584
                                                                          =========

     Borrowings. The Company's borrowings decreased by $2.5 million to $20.2 million at June 30, 2003 from $22.7 million at June 30, 2002. During the year, the Company paid down $4.5 million in Federal Home Loan Bank borrowings and the remaining $1 million in the holding company loan, and borrowed an additional $3.0 million for a mortgage-backed security leverage transaction. At June 30, 2003, the Bank had $19.1 million in an unused credit line at the Federal Home Loan Bank of Atlanta.

     The following table sets forth certain information regarding borrowings by the Company at the dates and for the periods indicated: There were no short-term borrowings outstanding in the years ended June 30, 2003 and 2002.

                                                                       At June 30,
                                                            -------------------------------
                                                               2003                2002
                                                            ----------          -----------
                                                                  (Dollars in thousands)
Amounts outstanding at end of period:
    FHLB advances......................................     $  20,200           $ 21,700
    Other borrowings...................................            --              1,000
     Purchase Accounting Discount......................           (26)              ( 84)
Weighted average rate paid on:

    FHLB advances......................................          4.82%              6.22%
    Other borrowings...................................            --%              4.97%

Maximum amount of borrowings outstanding at any month end:
    FHLB advances......................................     $  22,700            $ 22,100
    Other borrowings...................................         1,000               1,700

Approximate average borrowings outstanding with respect to:
   FHLB advances.......................................     $  21,264            $ 17,385
   Other borrowings....................................           431               1,369


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2003 AND 2002

     General. The Company's net income increased by $208,000 or 18.3% to $1.3 million in the year ended June 30, 2003 compared to $1.1 million in the year ended June 30, 2002. The increase in net income was primarily due to lower funding costs offsetting lower interest income, lower non-interest income and higher operating expenses.

     Net Interest Income. The Company's net interest income increased by $0.9 million or 15.5% to $6.8 million in the year ended June 30, 2003 from $5.9 million in the year ended June 30, 2002.

     The increase in net interest income is primarily attributable to lower rates paid on deposits. As shown in the Rate/Volume Analysis above, the decrease in deposit rates was responsible for $1.3 million of the $1.6 million decrease in interest expense. This offset the $0.7 million decrease in interest income, primarily due to lower rates earned on assets.

     The Company's net interest margin increased to 4.52% for the year ended June 30, 2003 from 3.90% for the year ended June 30, 2002. The decrease in yields on earning assets of 44 basis points was offset by a decrease of 109 basis points in the cost of funds.

     Interest Income. The Company's total interest income decreased by $680,000 or 6.0% to $10.7 million in the year ended June 30, 2003 from $11.4 million in the year ended June 30, 2002. The decrease in the yields earned on interest earning assets reduced interest income by $602,000. Lower volumes of interest-earning assets reduced interest income by $78,000.

     Interest income on loans decreased $1.1 million, or 10.2% during fiscal year 2003. Lower loan volumes were responsible for $673,000 of the decrease while lower rates earned on loans was responsible for $388,000 of the decrease.

     Interest income on investment securities increased by $42,000 to $294,000 in fiscal year 2003 as compared to $252,000 in fiscal year 2002. The increase was the result of an increase in average balances offsetting a decrease in the average yields.

     Interest income on mortgage-backed securities increased $593,000 or 164.1% to $954,000 in fiscal 2003 from $361,000 in the fiscal year ended June 30, 2002. The higher average balance outstanding of mortgage-backed securities resulted in an increase in interest income of $651,000 that was slightly offset by lower rates earned. The year-to-year increase in the balance of mortgage-backed securities was due to the purchase of $11.0 million in these securities. These purchases were executed in order to invest the proceeds of the payoffs in the residential first mortgage portfolio.

     Interest income on short-term investments and other interest earning assets decreased $255,000 or 61.1% to $162,000 in the fiscal year ended June 30, 2003 from $417,000 in the fiscal year ended June 30, 2002. Lower volumes, as this money was used to purchase securities and pay-off borrowings and lower rates were equally responsible for the decline.

     Interest Expense. The Company's interest expense decreased by $1.6 million or 28.5% to $4.0 million in fiscal year 2003 from $5.6 million during the fiscal year ended June 30, 2002. As shown in the rate/volume table above, the decrease in rates paid on deposits and the lower average balance of interest-bearing deposits are primarily responsible for this decrease.

     Interest expense on deposits decreased $1.5 million or 34.1% to $2.9 million in fiscal year 2003 from $4.4 million in fiscal 2002. Lower rates were responsible for $1.3 million in the decrease and lower average balances of interest-bearing deposits were responsible for $0.2 million of the decrease.

     Interest expense on long-term borrowings decreased $26,000 or 2.3% to $1.12 million in the year ended June 30, 2003 from $1.15 million in the year ended June 30, 2002. The impact of lower volumes of borrowings outstanding was offset by the higher average rate on the borrowings.

     Provision for Loan losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses. The method utilized for the determination of the allowance is described in Note 1 of the financial statements.

     The provision for loan losses was $531,000 in fiscal year 2003, a decrease of $ 29,000 or 5.2% from the fiscal year 2002 provision of $560,000. Net charge-offs for the year increased 193.3% to $830,000, with significant increases in commercial loan and commercial equipment leases and a reduction in consumer loan charge-offs. The Company's allowance for loan losses decreased as a percentage of total loans outstanding to 1.00% at June 30, 2003 from 1.20% at June 30, 2002. This decrease resulted from the high level of net charge-offs experienced in the year. The Company's allowance for loan losses as a percentage of non-performing loans was 348.3% at June 30, 2003 as compared to 206.5% at June 30, 2002.

The following table shows the activity in the allowance for loan losses in the years ended June 30 2003 and 2002:


                                                                        Year Ended June 30,
                                                                  -----------------------------
                                                                     2003               2002
                                                                  ---------          ----------
                                                                       (Dollars in thousands)

Balance at beginning of period.................................  $   1,438          $   1,161
Loans charged off:
   Real estate mortgage........................................         --                 --
   Commercial Loan.............................................        499                 28
   Commercial Lease............................................        320                128

                                       14

   Consumer....................................................        145                201
                                                                 ---------          ---------
      Total charge-offs........................................        964                357
Recoveries:
   Real estate mortgage........................................         --                 12
   Commercial Loan.............................................         37                 10
   Commercial Lease............................................         55                 16
   Consumer....................................................         42                 36
                                                                 ---------          ---------
      Total recoveries.........................................        134                 74
                                                                 ---------          ---------
Net loans charged off..........................................        830                283
Provision for loan losses......................................        531                560
                                                                 ---------          ---------
Balance at end of period.......................................  $   1,139          $   1,438
                                                                 =========          =========
Ratio of net charge-offs to average
   loans outstanding during the period.........................       0.72%              0.23%
                                                                 =========          =========
Ratio of loan loss reserve to non-performing loans.............     348.32%            206.48%
                                                                 =========          =========


     The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                       As of June 30, 2003             As of June 30, 2002
                                                     ----------------------       ---------------------------
                                                                    % of                            % of
                                                                 Loans to                         Loans to
                                                     Amount      Total Loans      Amount          Total Loans
                                                     ------      -----------      ------          -----------
                                                                             (Dollars in thousands)
Real estate mortgage:
   Residential.....................................  $    88          40.8%       $   111             47.9 %
   Commercial......................................       71          12.2            255             12.4
   Construction....................................      121           3.6             50              2.7
Consumer and other.................................      114          12.6            227             11.4
Commercial Business................................      205          14.7            275             11.4
Commercial Lease...................................      248          16.1            380             14.2
Unallocated........................................      291            --            140               --
                                                     -------        ------        -------           ------
     Total allowance for loan losses...............  $ 1,139        100.00%       $ 1,438           100.00%
                                                     =======        ======        =======           ======

     The following table sets forth information with respect to the Company's non-performing assets at the dates indicated.

                                                                           At June 30,
                                                                 ----------------------------
                                                                    2003               2002
                                                                 ----------         ---------
                                                                         (In thousands)
Loans accounted for on a non-accrual basis: (1)
    Real estate:
       Residential.............................................  $      90          $     285
       Commercial..............................................         --                 --
       Construction............................................         --                 --
    Consumer...................................................         44                 --
    Commercial Loan/Lease......................................        193                411
                                                                 ---------          ---------
       Total...................................................  $     327          $     696
                                                                 =========          =========
Accruing loans which are contractually past due
   90 days or more.............................................  $      --          $      --
                                                                  --------           --------
       Total...................................................  $      --          $      --
                                                                  --------           --------

       Total non-performing loans..............................  $     327          $     696
                                                                 =========          =========

                                       15

Percentage of total loans......................................       0.29%              0.58 %
                                                                 =========          =========
Other non-performing assets (2)................................  $      19          $     128
                                                                 =========          =========

-------------
(1) Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the collectability of the loan.
(2) Other non-performing assets represents property and equipment acquired by the Company through foreclosure or repossession. This property is carried at the lower of its fair market value less estimated selling costs or the principal balance of the related loan, whichever is lower.


     At June 30, 2003, real estate and consumer non-accrual loans consisted of one residential real estate first mortgage loan with a balance of $90,000, a second mortgage on this same property totaling $20,000 and an unrelated second mortgage with a balance of $24,000. Non-accrual loans also include two commercial loans totaling $131,000 of which $77,000 is guaranteed by the Small Business Administration and three commercial lease transactions totaling $62,000.

     Except as discussed below, the Company had no loans not classified as non-accrual, 90 days past due or restructured where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as non-accrual, 90 days past due or restructured. At June 30, the company had a $950,000 loan on undeveloped land that was not delinquent. The property is under contract of sale. The borrowers are keeping the loan current with funds from other sources. A preliminary estimate is that sales proceeds will result in a shortfall to the Bank's lien after transaction costs. The Bank does however, have liens on other properties owned by the borrowers. Once further information on the sales contract is received and the additional collateral analyzed, a charge, if necessary will be taken against the Bank's allowance for loan losses.

     At June 30, 2003, the Company had $19,000 in repossessed construction and warehouse equipment. The Company believes that proceeds from the sale of this equipment will be adequate to pay-off the balance.

     Non-interest Income. The Company's noninterest income consists of loan fees and service charges and net gains and losses on sales of investment securities, mortgage-backed securities, loans and repossessed assets. Total noninterest income decreased by $298,000 or 34.4% to $568,000 in fiscal year 2003 as compared to $866,000 in fiscal year 2002. The decrease was primarily a result of the $337,000 gain on the sale of loans recognized in the year ended June 30, 2002. This was a one-time sale of residential mortgages. In the year ended June 30, 2003, the Bank recognized gains of $14,000 on loans originated for sale. Gains on sale of investments of $139,000 were recognized in the year ended June 30, 2003 as compared to $174,000 in the year ended June 30, 2002. Fees and service charges increased $49,000 or 14.8% due to primarily to higher balances of transaction accounts.

     Non-interest Expense. The Company's total noninterest expense increased by $361,000, or 8.3%, to $4.7 million during fiscal 2003, as compared to $4.4 million in fiscal 2002. The Company experienced a $109,000, or 4.2% increase in compensation and employee benefits expense during fiscal 2003, a $217,000 or 114.1% increase in professional fees, a $32,000 or 13.9% decrease in equipment expenses, a $24,000 or 12.2% increase in occupancy costs. a $19,000 or 13.8% decrease in advertising expense and a $41,000 or 5.9% increase in other operating expenses. Salaries and benefits expense increased primarily due to regular salary increases, increased benefit costs and small staff additions. Professional fees increased primarily due to costs related to the workout of problem loans. Of the $217,000 increase in professional fees experienced in the year ended June 30, 2003, $176,000 are directly attributable to assistance in working out problem loans. The majority of the remaining increase is attributable to the cost of a consultant hired to assist the Company in selecting a new core-processing vendor. This decision has been made and a conversion is scheduled for October 2003. Equipment and maintenance expense decreased primarily to the hiring of an internal information technology person. Of the $41, 000 increase in other operating expenses, $37,000 can be attributable to one fraudulent check. The Bank is pursuing legal action to recover this amount.

ASSET/LIABILITY MANAGEMENT

     The Company's net income is largely dependent on the Bank's net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest bearing liabilities, falling interest rates could result in a decrease in net interest income. Net interest income is also affected by changes in the portion of interest-earning assets that are funded by interest-bearing liabilities rather than by other sources of funds, such as noninterest bearing deposits, other liabilities, and stockholders' equity.

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

     Management's principal strategy in managing the Company's interest rate risk has been to maintain short and intermediate-term assets in portfolio, including locally originated adjustable-rate commercial real estate and commercial business loans. In addition, the Company has available for sale investment and mortgage-backed securities, carried at fair value, totaling $24.4 million as of June 30, 2003. The Company is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

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

     The Bank's interest rate sensitivity, as measured by the repricing of its interest sensitive assets and liabilities at June 30, 2003, is presented in the following table. The table was derived using assumptions which management believes to be reasonable.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2003 that are expected to mature or reprice in each of the time periods shown.

                                            Three        Over Three      Over One     Over Five     Over Ten     Over
                                           Months      Months Through     Through      Through       Through    Twenty
                                           or Less        One Year      Five Years    Ten Years   Twenty Years   Years    Total
                                           -------        --------      ----------    ---------   ------------  -------   -----
                                                                                (Dollars in thousands)
Rate sensitive assets:
   Loans receivable..................... $  39,513        $ 27,009      $  46,587    $   4,868      $  1,321    $  107   $119,405
   Mortgage-Backed  securities..........     3,245           2,632          9,281        3,190         1,307       188     19,843
   Investment securities................        47             540          2,954           --         1,001                4,542
   Short-term investments and other
       interest-earning assets .........    12,948              96            288           --            --        --     13,332
                                         ---------        --------      ---------    ---------      --------   -------   --------
        Total...........................    55,753          30,277         59,110        8,058         3,629       295    157,122
                                         ---------        --------      ---------    ---------      --------   -------   --------

Rate sensitive liabilities:
   Deposits ............................    28,936          26,184         54,000        9,248         1,077        210   119,655
   Borrowings...........................     4,000           3,000          5,100        8,100            --         --    20,200
                                         ---------        --------      ---------    ---------      --------   --------  --------
        Total...........................    32,936          29,184         59,100       17,348         1,077        210   139,855
                                         ---------        --------      ---------    ---------      --------   --------  --------

Interest sensitivity gap................ $  22,817        $  1,093      $      10    $  (9,290)     $  2,552   $     85
                                         =========        ========      =========    =========      ========   ========
Cumulative interest sensitivity gap..... $  22,817        $ 23,910      $  23,920    $  14,630      $ 17,182     17,267
                                         =========        ========      =========    =========      ========   ========
Ratio of cumulative gap to total assets.     14.46%          15.15%         15.16%        9.27%        10.89%     10.94%
                                         =========        ========      =========    =========      ========   ========

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

     The Company utilizes two additional measures of risk. These are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical change of plus or minus 200 basis points in market interest rates for maturities from one day to thirty years. As of June 30, 2003, the Bank had the following estimated sensitivity profile for net interest income and fair value of equity:

                                                       + 200 basis points        -100 basis points         Policy Limit
                                                       ------------------        -----------------         ------------
         % Change in Net Interest Income                          -0.8 %                   -3.5 %        plus or minus 10.0%
         % Change in Fair Value of Equity                        -10.0 %                   -1.3 %        plus or minus 25.0%

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

     The Company's most liquid assets are cash on hand, interest-bearing deposits and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At June 30, 2003, the Company's cash on hand, interest bearing deposits and Federal funds sold totaled $14.2 million.

     The Company anticipates that it will have sufficient funds available to meet its current loan origination, and unused lines-of-credit commitments of approximately $1.6 million and $4.7 million, respectively. Certificates of deposit that are scheduled to mature in less than one year at June 30, 2003 totaled $34.0 million. Historically, a high percentage of maturing deposits have remained with the Company.

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

     The Company, as the holding company for the Bank, has an annual cash requirement of approximately $418,000 for the payment of common and preferred dividends. The only source of funds for the holding company is dividends from the Bank. The amount of dividends that can be paid to the holding company from the bank is limited by the earnings of the bank.

     At June 30, 2003, the Company exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Company's regulatory compliance at June 30, 2003.

                                                                                                    To Be Well
                                                                                                Capitalized Under
                                                                             For Capital        Prompt Corrective
                                                      Actual              Adequacy Purposes    Action Provisions
                                             -------------------------  ---------------------  ------------------
                                               Amount         Ratio       Amount      Ratio    Amount      Ratio
                                             -----------   -----------  ---------   ---------  -------    -------
                                                                         (Dollars in thousands)

 Total Capital (to Risk Weighted Assets)..   $  14,416          14.58 %  $  7,912       8.0%  $   9,890    10.0%
 Tier 1 Capital (to Risk Weighted Assets).      13,277          13.43       3,956       4.0       5,934     6.0
 Tier 1 Capital (to Average Assets).......      13,277           8.56       6,205       4.0       7,756     5.0


CONTINGENCIES AND OFF-BALANCE SHEET ITEMS

The Company is party to financial instruments with off-balance sheet risk including commitments to extend credit under both new facilities and under existing lines of credit. Commitments to fund loans typically expire after 60 days, commercial lines of credit are subject to annual reviews and home equity lines of credit are generally for a term of 20 years. These instruments contain, to varying degrees, credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

                                                                       June 30, 2003             June 30, 2002
                                                                       -------------             -------------
                                                                                (dollars in thousands)

Commitments to originate new loans..................................         $1,566               $4,512
Undisbursed lines of credit.........................................          4,720                3,878
Financial standby letters of credit.................................            958                  669

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with accounting principles generally accepted in The United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                    [LETTERHEAD OF ANDERSON ASSOCIATES LLP]


  INDEPENDENT AUDITORS' REPORT




  The Stockholders and The Board of Directors
  Patapsco Bancorp, Inc.
  Dundalk, Maryland

     We have audited the consolidated statements of financial condition of Patapsco Bancorp, Inc. and Subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the two year period ended June 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patapsco Bancorp, Inc. and Subsidiaries as of June 30, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the two years in the two year period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                        /s/ Anderson Associates LLP




  August 6, 2003
  Baltimore, Maryland

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition

June 30, 2003 and 2002
========================================================================================================================
                                                                                       2003                  2002
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash:
      On hand and due from banks                                                 $   2,193,246              3,660,638
      Interest bearing deposits                                                      5,488,697              7,464,183
Federal funds sold                                                                   6,525,000              3,732,000
Investment securities at fair value (note 2)                                         4,541,938              5,005,955
Mortgage-backed securities at fair value (note 3)                                   19,843,414             13,705,241
Loans receivable, net (note 4)                                                     113,251,659            118,349,734
Investment required by law, at cost  (note 9)                                        1,318,350              1,903,350
Property and equipment, net (note 5)                                                   997,646              1,056,806
Goodwill (note 13)                                                                   1,869,691              1,869,691
Deferred taxes (note 8)                                                                356,332                699,125
Accrued interest, prepaid expenses and other assets                                  1,418,868              1,288,860
------------------------------------------------------------------------------------------------------------------------
                                                                                  $157,804,841            158,735,583
========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
      Interest bearing deposits (note 6)                                          $112,776,166            113,682,321
      Noninterest bearing deposits                                                   6,878,914              5,910,312
      Borrowings (note 7)                                                           20,174,389             22,616,019
      Accrued expenses and other liabilities                                         2,070,113              1,925,523
------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                  141,899,582            144,134,175

Temporary equity - ESOP shares subject to put option(note 11)                          776,996                671,724

Stockholders' equity (notes 9, 10 and 11):
       Preferred stock-Series A Noncumulative Convertible Perpetual $0.01 par value; authorized 1,000,000 shares with a liquidation preference of $25 per share; 99,734 and 100,166 outstanding
         at June 30, 2003 and June 30, 2002, respectively                                  997                  1,002
       Additional paid-in-capital                                                    2,494,695              2,505,495
      Common stock $0.01 par value; authorized 4,000,000 shares; issued and outstanding 412,634 shares at June 30, 2003 and
        373,613 shares at June 30, 2002                                                  4,126                  3,736
      Additional paid-in capital                                                     3,081,676              2,020,324
      Contra equity - Employee Stock Option Plan (ESOP)                                (55,532)              (119,537)
      Deferred compensation - Rabbi Trust                                              (77,544)               (77,544)
       Obligation under Rabbi Trust                                                    249,976                249,976
      Retained earnings, substantially restricted                                    9,070,227              9,207,460
      Accumulated other comprehensive income, net of taxes                             359,642                138,772
------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity - including Temporary Equity                             15,905,259             14,601,408
Commitments (notes 4, 5, 7, 10 and 11)
------------------------------------------------------------------------------------------------------------------------
                                                                                  $157,804,841            158,735,583
========================================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income
Years Ended June 30, 2003 and 2002

==================================================================================================================
                                                                                    2003              2002
------------------------------------------------------------------------------------------------------------------
Interest income:
      Loans receivable (note 4)                                                $  9,353,840       10,415,229
      Mortgage-backed securities                                                    953,881          361,170
      Investment securities                                                         294,458          251,639
      Federal funds sold and other investments                                      162,014          416,693
------------------------------------------------------------------------------------------------------------------
Total interest income                                                            10,764,193       11,444,731
------------------------------------------------------------------------------------------------------------------

Interest expense:
      Deposits                                                                    2,867,683        4,422,358
      Interest on short term borrowing                                                   --            6,597
      Interest on long term debt                                                  1,124,719        1,150,842
------------------------------------------------------------------------------------------------------------------
Total interest expense                                                            3,992,402        5,579,797
------------------------------------------------------------------------------------------------------------------

Net interest income                                                               6,771,791        5,864,934
Provision for losses on loans (notes 1 and 4)                                       530,600          560,000
------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans                           6,241,191        5,304,934
------------------------------------------------------------------------------------------------------------------

Noninterest income:
      Fees and service charges                                                      384,314         334,836
      Net (loss) on sales of other real estate owned                                 (3,071)             --
      Gain on sale of investment and mortgage-backed
        securities (notes 2 and 3)                                                  138,489         174,470
       Gain on sale of loans held-for-sale                                           14,167         337,025
      Other                                                                          34,038          19,788
------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                            567,937         866,119
------------------------------------------------------------------------------------------------------------------

Noninterest expenses:
      Compensation and employee benefits                                          2,718,139       2,609,419
      Insurance                                                                      71,095          62,733
      Professional fees                                                             406,471         189,826
      Equipment expenses                                                            201,405         233,781
      Net occupancy costs                                                           221,124         197,133
      Advertising                                                                   117,282         135,989
      Data processing                                                               217,856         203,948
      Other                                                                         723,428         682,852
------------------------------------------------------------------------------------------------------------------
Total noninterest expenses                                                        4,676,800       4,315,681
------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                        2,132,328       1,855,372
Income tax provision (note 8)                                                       787,546         718,458
------------------------------------------------------------------------------------------------------------------
Net income                                                                       $1,344,782       1,136,914
------------------------------------------------------------------------------------------------------------------

Net income per share of common stock (note 1):
      Basic                                                                      $     2.81           2.38
      Diluted                                                                          2.41           2.08
==================================================================================================================

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity
Years Ended June 30, 2003 and 2002

================================================================================================================================
                                                                                                           Temp.
                                                                                                           Equity
                                                            Additional                                     ESOP
                                                             Paid-In                Additional   Contra-   Shares    Contra-
                                                 Preferred   Capital      Common      Paid-In   Equity     Subject   Equity
                                                   Stock    Preferred      Stock      Capital     ESOP     to Put      MRP
--------------------------------------------------------------------------------------------------------------------------------
Balance at July 1, 2001                          $  1,061   2,650,733      3,330    1,009,626   (185,695)  620,311   (60,610)

 Comprehensive income
    Net income                                          -           -          -            -          -                   -
    Adjustment  to   unrealized   net  holding
        gains on available-for-sale portfolios,
        net (note 1)                                    -           -          -            -          -                   -
  Reclassification    adjustments   for   gains
    included in net income, net of taxes
    of $67,555                                          -           -          -            -          -                   -
     Comprehensive income                               -           -          -            -          -                   -
  Compensation under stock-based benefit plans          -           -          -       42,538     66,158              60,610
  Cash dividends declared ($0.56 per share)             -           -          -            -          -                   -
  Common Stock Dividend                                                      334      872,579
  Options exercised                                     -           -         33       57,374          -                   -
  Purchase of preferred stock                         (23)    (55,615)
  Transfer to temporary equity                          -           -          -      (51,413)         -     51,413        -
  Obligation under Rabbi Trust                          -           -          -            -          -                   -
  Conversion of Preferred to Common                   (36)    (89,623)        39       89,620          -                   -
--------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2002                            1,002   2,505,495      3,736    2,020,324   (119,537)   671,724        -
  Comprehensive income
    Net income                                          -           -          -            -          -                   -
    Adjustment  to   unrealized   net  holding
     gains available-for-sale portfolios, net
     (note 1)                                           -           -          -            -          -                   -
  Reclassification    adjustments   for   gains
   included in net income, net of taxes of $51,444
     Comprehensive income                               -           -          -            -          -                   -
  Compensation under stock-based benefit plans          -           -          -        68,799    64,005                   -
  Cash dividends declared ($0.56 per share)             -           -          -             -         -                   -
  Common Stock Dividend                                                      376     1,070,568
  Options exercised                                     -           -         10        16,456         -                   -
  Transfer to temporary equity                          -           -          -      (105,272)        -    105,272        -
  Conversion of Preferred to Common                    (5)    (10,800)         4        10,801         -                   -
--------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2003                              997   2,494,695      4,126     3,081,676   (55,532)   776,996        -
=================================================================================================================================

===================================================================================================================================
                                                                                        Accumulated
                                                                                            Other
                                                                                        Comprehensive          Total
                                                  Rabbi          Retained                Income, Net        Stockholders'
                                                  Trust          Earnings                 of Taxes             Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance at July 1, 2001                          (77,544)         9,331,919               131,689            13,424,820

 Comprehensive income
    Net income                                         -          1,136,914                     -                     -
    Adjustment  to   unrealized   net  holding
        gains on available-for-sale portfolios,
        net (note 1)                                   -                  -               113,998                     -
  Reclassification    adjustments   for   gains
    included in net income, net of taxes
    of $67,555                                         -                  -              (106,915)
     Comprehensive income                              -                  -                     -             1,143,997
  Compensation under stock-based benefit plans         -                  -                     -               169,306
  Cash dividends declared ($0.56 per share)            -           (388,460)                    -              (388,460)
  Common Stock Dividend                                            (872,913)
  Options exercised                                    -                  -                     -                57,407
  Purchase of preferred stock                                                                                   (55,638)
  Transfer to temporary equity                         -                  -                     -                     -
  Obligation under Rabbi Trust                   249,976                  -                     -               249,976
  Conversion of Preferred to Common                    -                  -                     -                     -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2002                         172,432          9,207,460               138,772            14,601,408
  Comprehensive income
    Net income                                         -          1,344,782                     -                     -
    Adjustment  to   unrealized   net  holding
     gains available-for-sale portfolios, net
     (note 1)                                          -                  -               308,215                     -
  Reclassification    adjustments   for   gains
   included in net income, net of taxes of $51,444                                        (87,345)
     Comprehensive income                              -                  -                     -             1,565,652
  Compensation under stock-based benefit plans         -                  -                     -               132,804
  Cash dividends declared ($0.56 per share)            -           (411,071)                    -              (411,071)
  Common Stock Dividend                                          (1,070,944)                    -                     -
  Options exercised                                    -                  -                     -                16,466
  Transfer to temporary equity                         -                  -                     -                     -
  Conversion of Preferred to Common                    -                  -                     -                     -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2003                         172,432          9,070,227               359,642            15,905,259
===================================================================================================================================


See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended June 30, 2003 and 2002


========================================================================================================================
                                                                                    2003                       2002
------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                                $ 1,344,782                  1,136,914
     Adjustments to reconcile net income to net
          cash provided by operating activities:
               Depreciation                                                        183,036                    149,715
               Provision for losses on loans                                       530,600                    560,000
               Provision for loss on foreclosed real estate                             --                     10,000
               Non-cash compensation under stock-based benefit plans               132,804                    169,306
               Amortization of premiums and discounts, net                         (74,831)                   142,330
               Deferred loan origination fees, net of costs                        170,157                     19,971
               Proceeds from sale of loans-held-for-sale                         1,439,074                 10,251,164
               Disbursements on loans held for sale                             (1,424,907)                        --
               Gain on sale of investment securities                              (138,489)                  (174,470)
               Gain on sale of loans held-for-sale                                 (14,167)                  (337,025)
               Loss on sale of real estate owned                                     3,071                         --
               (Decrease) increase in accrued interest, deferred taxes,
                prepaid expenses and other assets                                  (54,670)                   425,150
               Increase (decrease) in accrued expenses and other liabilities       144,590                   (915,968)
------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                        2,241,050                  1,185,923
------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Purchase of certificate of deposit                                                 --                    (99,000)
     Purchase of investment securities                                          (2,718,308)                (4,755,665)
     Proceeds from sale/redemption of investment securities                      3,321,961                  2,004,510
     Purchase of mortgage-backed-securities                                    (12,361,805)               (10,000,000)
     Principal repayments on mortgage-backed securities                          6,538,565                  2,023,423
     Loan principal disbursements, net of repayments                             4,556,707                  8,834,366
     Proceeds from sale of real estate owned                                       124,839                         --
     Redemption of investment required by law                                      585,000                         --
     Purchases of property and equipment                                          (123,876)                   (13,096)
------------------------------------------------------------------------------------------------------------------------
Net cash (used in)/provided by investing activities                            $   (76,917)                 8,245,702
------------------------------------------------------------------------------------------------------------------------

(Continued)








See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Years ended June 30, 2003 and 2002



====================================================================================================================
                                                                                    2003                2002
--------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Net increase (decrease) in deposits                                        $      80,594         (4,347,744)
    Purchase of preferred stock                                                           --            (55,638)
    Stock options exercised                                                           16,466             57,407
    Net decrease in borrowings                                                    (2,500,000)        (1,100,000)
    Dividends paid                                                                  (411,071)          (388,460)
--------------------------------------------------------------------------------------------------------------------
Net cash(used in) provided by financing activities                                (2,814,011)        (5,834,435)
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                (649,878)         3,597,190
Cash and cash equivalents at beginning of year                                    14,373,821         10,776,631
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                         $13,723,943         14,373,821
====================================================================================================================


The Following is a Summary of Cash and Cash Equivalents:
     Cash on hand and due from banks                                             $ 2,193,246          3,660,638
     Interest bearing deposits in other banks                                      5,488,697          7,464,183
     Federal funds sold                                                            6,525,000          3,732,000
--------------------------------------------------------------------------------------------------------------------
                                                                                  14,206,943         14,856,821
         Less - Certificates of deposit maturing in 90 days or more
                      included in interest bearing deposits in other banks          (483,000)          (483,000)
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents reflected on the Statement of Cash Flows               $13,723,943         14,373,821
====================================================================================================================


Supplemental information:
     Interest paid on savings deposits and borrowed funds                        $ 3,992,402          5,579,797
     Income taxes paid                                                               760,400            820,400
     Preferred stock converted to common stock                                        10,805             89,659
     Common Stock Dividend                                                         1,070,945            872,913
     Transfer ESOP shares to temporary capital                                       105,273             51,413
====================================================================================================================




See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002


(1)  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS

     Patapsco Bancorp, Inc. (the Company) is the holding company of The Patapsco Bank (Patapsco). Patapsco owns 100% of Prime Business Leasing, Inc. (Prime Leasing) and Patapsco Financial Services, Inc. (Financial). The primary business of Patapsco is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial loans and consumer loans, primarily in the Greater Baltimore Metropolitan area. Patapsco is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans. Patapsco is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies. The primary business of Prime Leasing is the origination and servicing of commercial leases. The primary business of Financial is the sale of consumer investments.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002

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

     ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses ("allowance") represents an amount that in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible. The allowance represents an estimate made based upon two principals of accounting: (1) Statement of Financial Accounting Standards ("SFAS") No.5 "Accounting for Contingencies", that requires losses to be accrued when their occurrence is probable and estimable, and (2) SFAS No. 114 "Accounting by Creditors for Impairment of a Loan", that requires losses be accrued when it is probable that the lender will not collect all principal and interest due under the original term of the loan. The adequacy of the allowance is determined through careful evaluation of the loan portfolio. This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment that may be subject to change. Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it. The level of the allowance is adjusted through the provision for loan loss that is recorded as a current period expense.

     The methodology for assessing the appropriateness of the allowance includes a specific allowance, a formula allowance and a nonspecific allowance. The specific allowance is for risk rated credits on an individual basis. The formula allowance reflects historical losses by credit category. The nonspecific allowance captures losses whose impact on the portfolio have occurred but have yet to be recognized in either the specific allowance or the formula allowance. The factors used in determining the nonspecific allowance include trends in delinquencies, trends in volumes and terms of loans, the size of loans relative to the allowance, concentration of credits, the quality of the risk identification system and credit administration and local and national economic trends.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002

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

     REAL ESTATE ACQUIRED THROUGH FORECLOSURE AND OTHER REPOSSESSED ASSETS

     Real estate acquired through foreclosure (REO) and other repossessed assets are initially recorded at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated costs to sell. Costs relating to holding such property are charged against income in the current period, while costs relating to improving such real estate are capitalized until a salable condition is reached. REO, which is included in other assets totaled $0 and $127,910 at June 30, 2003 and June 30, 2002, respectively. Other repossessed assets, which are also included in other assets totaled $18,760 and $0 at June 30, 2003 and June 30, 2002, respectively.

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

     NET INCOME PER SHARE OF COMMON STOCK

     Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income (numerator) for all periods presented. Shares outstanding and per share numbers have been restates to reflect the 10% common stock dividends issued in December of 2002 and 2001.


                                                     -----------------------------------------------------------------------
                                                                                   YEAR ENDED
                                                     -----------------------------------------------------------------------
                                                              JUNE 30, 2003                          JUNE 30, 2002
                                                        BASIC              DILUTED             BASIC            DILUTED
----------------------------------------------------------------------------------------------------------------------------
Net income                                           $1,344,782          1,344,782          1,136,914         1,136,914
Preferred Stock Dividends                               187,294                 --            186,373                --
Net Income Available to Common                        1,157,489          1,344,782            950,541         1,136,914
Weighted average shares outstanding                     411,662            411,662            399,223           399,223


PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002


    Diluted securities:
    Preferred Stock                                          --            120,930                 --           124,907

    MRP shares                                               --                 --                 --               575

    Options                                                  --             25,526                 --            21,744
----------------------------------------------------------------------------------------------------------------------------
Adjusted weighted average shares                         411,662           558,118            399,223           546,449
----------------------------------------------------------------------------------------------------------------------------
Per share amount                                      $     2.81              2.41               2.38              2.08
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

     EMPLOYEE STOCK OWNERSHIP PLAN

     Patapsco recognizes the cost of the ESOP in accordance with AICPA Statement of Position Employers' Accounting for Employee Stock Ownership Plans. As shares are released from collateral, Patapsco reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocated shares are recorded as a reduction of debt.

     ADVERTISING COSTS

     The Company expenses advertising costs as they are incurred.

     RECLASSIFICATION AND RESTATEMENT

     Certain prior year's amounts have been reclassified to conform to the current year's presentation.

(2)  INVESTMENT SECURITIES

     Investment securities, classified as available-for-sale, are summarized as follows as of June 30:

                                                                                2003
                                          -------------------------------------------------------------------
                                           AMORTIZED        UNREALIZED       UNREALIZED             FAIR
                                               COST             GAINS            LOSSES            VALUE
  -----------------------------------------------------------------------------------------------------------
  Equity securities                       $    47,951                 --           7,189           40,762
  Corporate Bonds                           2,600,000             26,160           2,961        2,623,199
  U.S. Government and Agency                1,854,489             23,488              --        1,877,977
  -----------------------------------------------------------------------------------------------------------
                                          $ 4,502,440             49,648          10,150        4,541,938
  ===========================================================================================================

                                          -------------------------------------------------------------------
                                                                             2002
                                          -------------------------------------------------------------------
  Equity securities                       $   223,734            41,563            6,010          259,287
  Corporate Bonds                           2,500,000             8,970            5,985        2,502,985
  U.S. Government and Agency                2,251,309            10,630           18,256        2,243,683
  -----------------------------------------------------------------------------------------------------------
                                            4,975,043            61,163           30,251        5,005,955
  ===========================================================================================================

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002

     The equity investments have no stated maturity. The scheduled maturities of other investments available for sale at June 30, 2003 are as follows:

                                                                                      2003
                                                                       AMORTIZED                   FAIR
                                                                         COST                     VALUE
   ----------------------------------------------------------------------------------------------------------
     Due in one to five years                                        $2,204,489                2,229,076
     Due after five through ten years                                 1,250,000                1,265,480
     Due after ten years                                              1,000,000                1,006,620
                                                        -----------------------------------------------------
                                                                     $4,454,489                4,501,176
   ==========================================================================================================

     Accrued interest receivable balances at June 30, 2003 and 2002 were $44,521 and $34,500, respectively.

     In fiscal year 2003, the Company received proceeds of $2,320,847 from the sale of corporate, government and agency and equity securities resulting in gross gains of $138,489.

     In fiscal year 2002, the Company received proceeds of $2,004,510 from the sale of corporate and agency securities resulting in gross gains of $174,471.

(3)  MORTGAGE-BACKED SECURITIES

     Mortgage-backed   securities,   classified   as   available-for-sale,   are
     summarized as follows as of June 30:

                                                                               2003
                                           ----------------------------------------------------------------
                                               AMORTIZED     UNREALIZED      UNREALIZED            FAIR
                                                   COST          GAINS           LOSSES            VALUE
-----------------------------------------------------------------------------------------------------------
Government National Mortgage
  Association (GNMA)                       $ 1,846,108         110,774            --         1,956,882
Federal National Mortgage
  Association (FNMA)                         9,355,351         242,982         5,466         9,592,867
Federal Home Loan Mortgage
  Corporation (FHLMC)                        8,094,937         198,728            --         8,293,665
                                           ----------------------------------------------------------------
                                           $19,296,396         552,484         5,466        19,843,414
============================================================================================================
                                                                               2002
                                           ----------------------------------------------------------------

Government National Mortgage
  Association (GNMA)                       $3,452,205            114,347           --        3,566,552
Federal National Mortgage
  Association (FNMA)                        7,093,273             52,904           --        7,146,177
Federal Home Loan Mortgage
  Corporation (FHLMC)                       2,964,574             27,938           --        2,992,512
                                          -----------       --------------  ---------     ------------
                                          $13,510,052            195,189           --       13,705,241
============================================================================================================

     Accrued interest receivable at June 30, 2003 and June 30, 2002 was $87,947 and $68,729, respectively.

     There were no sales of mortgage-backed securities in 2003 or 2002.

(4)  LOANS RECEIVABLE

     Loans receivable and accrued interest receivable thereon are summarized as follows as of June 30:

                                                                               2003                   2002
   -----------------------------------------------------------------------------------------------------------------
   Real estate secured by first mortgage:
        Residential                                                        $48,664,287             59,609,316
        Commercial                                                          14,622,038             15,487,336
        Construction, net of loans in process                                4,266,488              3,331,977
   -----------------------------------------------------------------------------------------------------------------
                                                                            67,552,813             78,428,629

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002

   Home improvement loans                                                     9,160,788              9,562,248
   Commercial loans                                                          17,563,591             14,158,551
   Home equity loans                                                          3,709,040              3,096,376
   Commercial leases                                                         19,224,610             17,643,326
   Loans secured by deposits                                                    209,890                230,956
   Consumer loans                                                             1,984,357              1,344,524
   -----------------------------------------------------------------------------------------------------------------
                                                                            119,405,089            124,464,610

   -----------------------------------------------------------------------------------------------------------------
                                                                                2003                   2002
   Less:
        Deferred loan origination fees, net of costs                       $     96,078                 66,162
        Unearned interest consumer loans                                        408,489                290,314
        Unearned interest commercial leases                                   4,356,278              3,975,799
        Purchase accounting discount, net                                       153,594                344,528
        Allowance for loan losses                                             1,138,991              1,438,073
   -----------------------------------------------------------------------------------------------------------------
   Loans receivable, net                                                   $113,251,659            118,349,734
   =================================================================================================================

Accrued interest receivable on loans was $585,000 and $693,000 at June 30, 2003 and 2002, respectively.

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

The Company also originates leases with its commercial customers. Leases are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. Direct costs for the origination of leases for the years ended June 30, 2003 and 2002 were $36,850 and $35,400, respectively.

The Company's residential lending operations are focused in the State of Maryland, primarily the Baltimore Metropolitan area. While residential lending is generally considered to involve less risk than other forms of lending, payment experience on these loans is dependent to some extent on economic and market conditions in the Company's primary lending area.

The purchase accounting discount results from the November 2000 acquisition of Northfield Bancorp and its subsidiary, Northfield Federal Savings Bank. The purchase discount was determined by comparing the fair market values of the loans purchased to their carrying values on the books of the acquired entity, before consideration of uncollectibility. Fair market values were determined through the use of a discounted cash-flow analysis. The discount is being amortized against interest income using the level-yield method.

Impairment of loans having recorded investments of $327,037 and $696,477 at June 30, 2003 and 2002 respectively has been recognized in conformity with SFAS No.
114.  The average  recorded  investment  in impaired  loans during 2003 and 2002 respectively was $959,968 and $686,650. There was an allowance for losses related to those loans of $261,000 and $ 154,000 at June 30, 2003 and 2002, respectively. The amount of interest that would have been recorded on impaired loans at June 30, 2003 and 2002, respectively had the loans performed in accordance with their terms was approximately $119,128 and $57,950, respectively. The actual interest income recorded on these loans during 2003 and 2002 was $55,500 and $32,960, respectively. The Company is not obligated to lend any additional monies to the aforementioned impaired loans.

The Company, through its normal asset review process, classifies certain loans which management believes involve a degree of risk warranting additional attention. These classifications are special mention, substandard, doubtful and loss. At June 30, 2003 loans classified special mention, substandard and doubtful totaled approximately $2,573,000, $410,300 and $160,600. No loans were classified loss at June 30, 2003.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                                                                    2003                      2002
   ---------------------------------------------------------------------------------------------------------------------
   Balance at beginning of year                                                 $1,438,073             $ 1,160,612
   Provision for losses on loans                                                   530,600                 560,000
   Charge-offs                                                                    (963,643)               (356,537)
   Recoveries                                                                      133,961                  73,998
   ---------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                                      $ 1,138,991             $ 1,438,073
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

Substantially all of the Company's outstanding commitments at June 30, 2003 and 2002 are for loans, which would be secured by various forms of collateral with values in excess of the commitment amounts. The Company's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

Outstanding commitments to extend credit, which generally expire within 60 days, are as follows:

                                                                                       2003
                                                                                FIXED RATE               FLOATING RATE
   Commercial business and lease loans                                         $1,215,978                  350,000
   Undisbursed lines of credit                                                         --                4,719,716
   ======================================================================================================================


                                                                                       2002
   ----------------------------------------------------------------------------------------------------------------------
   Commercial business and lease loans                                          1,661,796                 2,800,000
   Home Equity Loans                                                                   --                    50,000
   Undisbursed lines of credit                                                         --                 3,878,098
   ======================================================================================================================

Standby letters of credit are conditional commitments issued by Patapsco to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Patapsco holds collateral supporting those commitments for which collateral is deemed necessary.

As of June 30, 2003 and June 30, 2002, Patapsco had outstanding letters of credit of $958,308 and $669,194, respectively.

As of June 30, 2003 and 2002, Patapsco was servicing loans for the benefit of others, approximately $3,222,235 and $1,225,252, respectively.

(5) PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows at June 30:

                                                                                                              ESTIMATED
                                                                     2003                 2002               USEFUL LIVES
   --------------------------------------------------------------------------------------------------------------------------
   Land                                                      $   173,404               153,404                      --
   Building and improvements                                   1,128,749             1,055,803                  40 years
   Leasehold improvements                                        117,249               117,249              3 - 10 years
   Furniture, fixtures and equipment                           1,744,321             1,675,473              3 - 10 years
   ------------------------------------------------------------------------------------------------      --------------------
   Total, at cost                                              3,163,723             3,001,929

   Less accumulated depreciation                               2,166,077             1,945,123
   ------------------------------------------------------------------------------------------------
   Property and equipment, net                               $   997,646             1,056,806
   ================================================================================================

                                       33

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002


Rent expense was $60,036 and $58,053 in the years ended June 30, 2003 and June 30, 2002, respectively.

At June 30, 2003, the minimal rental commitments under noncancellable operating leases are as follows:

        Year ended June 30,

                        2004     62,374
                        2005     45,150
                        2006     45,150

(6) DEPOSITS

     The  aggregate   amount  of  jumbo   certificates,   each  with  a  minimum
     denomination of $100,000, was approximately $7,584,000 and $7,601,000 in 2003 and 2002, respectively.

     At June 30, 2003, the scheduled maturities of certificates are as follows:

   Under 12 months                                                                                   $ 33,774,000
   12 months to 24 months                                                                              18,492,000
   24 months to 36 months                                                                               4,056,000
   36 months to 48 months                                                                               4,992,000
   48 months to 60 months                                                                               2,081,000
   Greater than 60 months                                                                               2,868,000
   ----------------------------------------------------------------------------------------------------------------------
                                                                                                     $ 66,263,000
   ======================================================================================================================

(7) BORROWINGS

     At June 30, 2003 and 2002, the Company has an agreement under a blanket-floating lien with the Federal Home Loan Bank of Atlanta providing the Company a line of credit of $39.3 and $38.3 million, respectively. At June 30, 2003, and 2002 the Bank has a Federal Funds accommodation with the Bankers Bank of Atlanta, GA of $4.9 million and $3.0, respectively. The
     Company is required to maintain as collateral for its FHLB advances qualified mortgage loans in an amount equal to 175% of the outstanding advances. The Company's borrowing outstanding of $1 million at June 30, 2002 with the Bankers Bank of Atlanta, GA. has been paid off. At June 30, 2003, all borrowings are at fixed rates. At June 30, 2002, the rate on a $1million borrowing was adjustable.

     At June 30, the scheduled maturities of borrowings are as follows:

                                                2003                                    2002
-----------------------------------------------------------------------------------------------------------------------------
                                                           Weighted                                       Weighted
                                           Balance       Average Rate                    Balance       Average Rate
-----------------------------------------------------------------------------------------------------------------------------
Under 12 months                      $  4,000,000            4.45%                     4,500,000            5.55%
12 months to 24 months                  3,000,000            4.42                      4,000,000            4.45
24 months to 36 months                  2,100,000            5.74                      3,000,000            4.42
36 months to 48 months                         --              --                      2,100,000            5.74
48 months to 60 months                         --              --                             --
60 months to 120 months
                                       11,100,000            4.89                      9,100,000            5.32
-----------------------------------------------------------------------------------------------------------------------------
                                     $ 20,200,000            4.82%                    22,700,000            5.13%
=============================================================================================================================

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002


(8) INCOME TAXES

The provision for income taxes is composed of the following for the years ended June 30:

                                                                                         2003                  2002
   --------------------------------------------------------------------------------------------------------------------------
   Current:
          Federal                                                                    $485,127              477,385
          State                                                                        99,152              106,592
   --------------------------------------------------------------------------------------------------------------------------
                                                                                      584,279              583,977
   --------------------------------------------------------------------------------------------------------------------------
   Deferred:
          Federal                                                                     164,685              109,487
          State                                                                        38,582               24,994
   --------------------------------------------------------------------------------------------------------------------------
                                                                                      203,267              134,481
   --------------------------------------------------------------------------------------------------------------------------
                                                                                    $ 787,546              718,458
   ==========================================================================================================================

The net deferred tax assets consist of the following at June 30:

                                                                                         2003                     2002
   --------------------------------------------------------------------------------------------------------------------------
   Allowance for losses on loans                                                    $  439,879                  555,384
   Deferred compensation                                                               266,862                  256,105
   Purchase accounting adjustment                                                       72,690                  167,358
   Other, net                                                                            8,064                   20,922
                                                                                    ----------                 --------
         Total deferred tax assets                                                      787,495                 999,769


   Unrealized holding gains                                                           (226,845)                 (87,319)
   Federal Home Loan Bank stock dividends                                             (133,311)                (133,311)
   Accumulated depreciation                                                            (53,350)                 (65,350)
   Other,net                                                                           (17,657)                 (14,664)
                                                                                    ----------                 --------
         Total deferred tax liabilities                                               (431,163)                (300,644)
   --------------------------------------------------------------------------------------------------------------------------
   Net deferred tax assets                                                          $  356,332                  699,125
   ==========================================================================================================================


A reconciliation of the income tax provision and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

                                                                                        2003                        2002
   --------------------------------------------------------------------------------------------------------------------------
   Tax at statutory rate                                                            $  724,992                     630,826
   State income taxes, net of Federal income tax benefit                                90,905                      86,847
   Other                                                                               (28,351)                        785
   --------------------------------------------------------------------------------------------------------------------------
   Income tax provision                                                             $  787,546                     718,458
   ==========================================================================================================================

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002

Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $4.7 million of transaction accounts, reserves equal to 3% must be maintained on the next $47.8 million of transaction accounts, and a reserve of 10% plus $1,434,000 must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustments by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. At June 30, 2003 the Bank met its reserve requirements.

Patapsco is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on Patapsco's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Patapsco must meet specific capital guidelines that involve quantitative measures of Patapsco's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Patapsco's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, the Bank and the Company must maintain minimum capital and other requirements of regulatory authorities when declaring or paying dividends. The Bank and the Company have complied with such capital requirements.

Quantitative measures established by regulation to ensure capital adequacy require Patapsco to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of June 30, 2003, that Patapsco meets all capital adequacy requirements to which it is subject.

As of June 30, 2003, the most recent notification from banking regulators categorized Patapsco as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized Patapsco must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in table. There are no conditions or events since that notification that management believes have changed the institution's category.

Patapsco's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                                                           TO BE WELL
                                                                                                       CAPITALIZED UNDER
                                                                              FOR CAPITAL              PROMPT CORRECTIVE
                                                        ACTUAL            ADEQUACY PURPOSES            ACTION PROVISIONS
                                        ----------------------------------------------------------------------------------------
                                           AMOUNT          RATIO         AMOUNT         RATIO          AMOUNT         RATIO
   -----------------------------------------------------------------------------------------------------------------------------
    As of June 30, 2003:
       Total Capital (to Risk
          Weighted Assets)                 $14,416         14.58%        $7,912          8.00%         $ 9,890        10.00%
       Tier I Capital (to Risk
          Weighted Assets)                  13,277         13.43%         3,956          4.00%           5,934         6.00%
       Tier I Capital (to Average
          Assets)                           13,277          8.56%         6,205          4.00%           7,756         5.00%
   As of June 30, 2002:
       Total Capital (to Risk
          Weighted Assets)                 $13,109         13.48%        $7,777          8.00%         $ 9,721        10.00%
       Tier I Capital (to Risk
          Weighted Assets)                  11,894         12.24%         3,888          4.00%           5,833         6.00%
       Tier I Capital (to Average
          Assets)                           11,894          7.73%         6,157          4.00%           7,696         5.00%
   =============================================================================================================================

(10)    STOCKHOLDERS' EQUITY AND RELATED MATTERS

In  1995,  the  Bank  converted  from  a  federally   chartered  mutual  savings
association to a capital stock savings bank.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002

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

All ESOP shares contain a "Put Option" which requires the Company to repurchase the share at the then fair market value subject to the availability of retained earnings. The "Put Option" may be exercised within 60 days of distribution of the shares and then again within 60 days after the fair market value determination date of the next plan year. The current fair market value of shares that have been allocated contain a "Put Option" of $776,984.

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

For the years ended June 30, 2003 and 2002 compensation expense recognized related to the ESOP and Patapsco's contribution to the ESOP was $142,287 and $131,356, respectively.

The ESOP shares were as follows as of June 30:

                                                                                               2003              2002
   --------------------------------------------------------------------------------------------------------------------------
   Shares released and allocated                                                            37,138              34,835
   Unearned shares                                                                           6,078               9,961
   --------------------------------------------------------------------------------------------------------------------------
                                                                                            43,216              44,796
   ==========================================================================================================================
   Fair value of unearned shares                                                         $ 188,418             284,387
   ==========================================================================================================================

DIRECTORS RETIREMENT PLAN

Effective September 28, 1995, Patapsco adopted a deferred compensation plan covering all non-employee directors. The plan provides benefits based upon certain vesting requirements. Compensation expense recognized in connection with the Plan during the year ended June 30, 2003 and 2002 was $35,200 and $77,613, respectively.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002

STOCK OPTIONS

The Company's 1996 Stock Options and Incentive Plan (Plan) was approved by the stockholders at the 1996 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. In October 1996 the Company granted options to purchase 34,474 shares at $27.50 per share. As a result of the 1997 return of capital distribution, the two 10% stock dividends paid by the Company and shares being exercised, this plan currently holds 37,824 shares with a weighted average exercise price of $15.45.

The Company's 2000 Stock Option and Incentive Plan was approved by the stockholders at the 2000 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. The Plan provides for one-fifth of the options granted to be exercisable on each of the first five anniversaries of the date of grant. Under this plan, in August 2001 the Company granted options to purchase 25,000 shares at $25.88 per share. The shares and fair values have been adjusted to 28,093 and $20.96 for the effect of the two 10% stock dividends paid by the Company in December 2001 and 2002. As of June 30, 2003, 5,619 of the options granted under this plan had vested.

The following table summarizes the status of and changes in the Company's stock option plan during the past two years, as retroactively adjusted for the Company's return of capital and stock dividend.

                                                                    WEIGHTED                              WEIGHTED
                                                                    AVERAGE                               AVERAGE
                                                                    EXERCISE             OPTIONS          EXERCISE
                                              OPTIONS                PRICE             EXERCISABLE          PRICE
-----------------------------------------------------------------------------------------------------------------------
Outstanding at end of 2001                     42,600                 $15.32           34,542               15.32
Granted                                        30,156                  20.96               --                  --
Exercised                                      (3,710)                 15.32
Cancelled                                        (817)                 20.96
-----------------------------------------------------------------------------------------------------------------------
Outstanding at end of 2002                     68,229                  17.83           35,438               15.37
Granted                                            --                     --
Exercised                                        (968)                 17.02
Cancelled                                      (1,344)                 20.96
-----------------------------------------------------------------------------------------------------------------------
Outstanding at end of 2003                     65,917                  17.80           41,142               17.77
=======================================================================================================================


SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Company to make certain disclosures as if the fair value method of accounting had been applied to the Company's stock option grants made subsequent to 1994. Accordingly, no stock option based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of FASB Statement No. 123.

                                                                                     Year Ended June 30,
                                                                        2003                                 2002
                                                                      ----------                           ----------
Net Income as reported                                                $1,344,782                           $1,136,914
Deduct: Total stock option based employee
compensation expense determined under
fair value based method for all awards, net of
related tax effects                                                      (34,926)                              (4,945)
                                                                      ----------                           ----------
Proforma Net Income                                                   $1,309,856                           $1,131,969

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002

Earnings per share:
         Basic - as reported                                           $2.81                     $2.38
         Basic - pro forma                                              2.73                      2.37

         Diluted - as reported                                         $2.41                     $2.08
         Diluted - pro forma                                            2.35                      2.07

MANAGEMENT RECOGNITION AND STOCK AWARD PLAN

Effective October 11, 1996, the Company established a Management Recognition Plan (MRP) to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers were awarded a total of 14,502 shares of stock, which were held in a separate trust that manages the MRP. The Company funded the MRP in 1997 by purchasing 14,502 shares of common stock in the open market. Shares awarded to participants in the MRP vest at a rate of 20% per year on each anniversary of the effective date of the MRP. During the year ended June 30, 1998, the Company approved a Stock Award Plan ("SAP") to one of its officers. The Plan provides for 1,247 shares to be vested at 25% per year beginning in October 1998. If a participant terminates employment for reasons other than death, disability, change in control or retirement he or she forfeits all rights to unvested shares. As of June 30, 2002, all shares have been vested. For the years ended June 30, 2003 and 2002, compensation expense related to the MRP and SAP was $0 and $8,700, respectively. At June 30, 2003, the MRP plan had been terminated.

401(k) RETIREMENT SAVINGS PLAN

The Company has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of 15%. The Company is obligated to contribute 3% of each employee's salary, whether or not the employee contributes their own money. All employees who have completed six months of service with the Company and are 21 years old are eligible to participate. The Company's contribution to this plan was $55,000 and $54,000 for the years ended June 30, 2003 and 2002, respectively.

(12)    FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107) requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below the Company's financial instruments as of June 30, 2003 and 2002.

The carrying value and estimated fair value of financial instruments is summarized as follows at June 30:

                                                                      2003                                2002
                                                       ----------------------------------   ----------------------------------
                                                           CARRYING                            CARRYING
                                                             VALUE         FAIR VALUE            VALUE         FAIR VALUE
------------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and interest-bearing deposits                  $ 7,682,000         7,682,000         11,125,000      11,125,000
   Federal funds sold                                    6,525,000         6,525,000          3,732,000       3,732,000
   Investment securities                                 4,542,000         4,542,000          5,006,000       5,006,000
   Mortgage-backed securities                           19,843,000        19,843,000         13,705,000      13,705,000
   Loans receivable, net                               113,252,000       118,947,000        118,350,000     128,000,000

Liabilities:
   Deposits                                            119,655,000       120,599,000        119,593,000     120,382,000
   Borrowings                                           20,174,000        21,163,000         22,616,000      22,003,000
   Advance payments by borrowers for
      taxes, insurance and ground rents                    937,000           937,000          1,147,000       1,147,000
Off balance sheet instruments:
   Commitments to extend credit                                 --                --                 --              --
==============================================================================================================================

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002

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

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

The fair value of investment securities and mortgage-backed securities is based on market values provided from external sources.

LOANS

Loans were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential and nonresidential, construction and land, second mortgage loans, commercial, and consumer. Each loan category was further segmented by fixed and adjustable rate interest terms.

The fair value of loans was calculated by discounting anticipated cash flows based on weighted average contractual maturity, weighted average coupon and current loan origination rate.

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

BORROWED FUNDS

The fair value of borrowed funds was based on the discounted value of contractual cash flows.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002

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

(13)     INTANGIBLE ASSETS - GOODWILL

On November 13, 2000, the Company acquired Northfield Bancorp, Inc. ("Northfield Bancorp"), the holding company for Northfield Federal Savings Bank, a federally chartered savings bank. Holders of outstanding shares of Northfield Bancorp received $12.50 in cash and .24 shares of newly issued Patapsco Bancorp, Inc. Series A Noncumulative Convertible Perpetual Preferred Stock.

The combination was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of acquisition, November 13, 2000. The Company recorded discounts of $1,343,912 on assets and $172,247 on liabilities and premiums of $6,131 on assets and $230,543 on liabilities. The excess purchase price over the estimated fair value of the underlying net assets of $1,958,072 was allocated to goodwill and, prior to the issuance of SFAS 142, "Goodwill and Other Intangible Assets," was being amortized over 15 years, using the straight-line method.

The Company adopted SFAS 142 on July 1, 2002 and ceased amortization of goodwill. Goodwill subjected to an initial test for impairment as of November 1, 2001. The Company also performed an annual test for impairment as of November 1, 2002. As a result of both the initial and annual assessment reviews, the Company determined that there was no impairment of goodwill at either date. The Company will continue to review Goodwill on an annual basis for impairment and as events occur or circumstances change.

(14)   CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Summarized financial information for the Company are as follows as of and for the years ended June 30:

STATEMENTS OF FINANCIAL CONDITION                                                2003                    2002
-------------------------------------------------------------------------------------------------------------------
Cash                                                                     $   524,870                  476,295
Investment securities                                                         40,762                  259,288
Equity in net assets of the bank                                          13,633,251               13,971,932
Note receivable - bank                                                        55,531                  119,536
Accounts receivable - Bank                                                   563,686                        0
Other assets                                                                 120,407                  133,021
-------------------------------------------------------------------------------------------------------------------
Total Assets                                                             $14,928,507               14,960,072
===================================================================================================================

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2003 and 2002


====================================================================================================================
Borrowed Money                                                            $         0             $ 1,000,000
Accrued expenses and other liabilities                                        416,035                  390,776
Stockholders' equity                                                       14,512,472               13,569,296
--------------------------------------------------------------------------------------------------------------------
Total Liabilities & Stockholders Equity                                   $14,928,507              $14,960,072
====================================================================================================================

STATEMENTS OF INCOME                                                           2003                     2002
--------------------------------------------------------------------------------------------------------------------
Income:
     Loans receivable                                                      $   5,678                    17,783
     Cash deposits                                                             1,370                     1,363
     Investment Income                                                         2,756                     4,254
     Gain on sale of Investments                                              84,650                         0
--------------------------------------------------------------------------------------------------------------------
      Total Revenue                                                           94,454                    23,400
--------------------------------------------------------------------------------------------------------------------
      Interest Expense                                                        18,236                    68,474
--------------------------------------------------------------------------------------------------------------------
      Noninterest Expense                                                     40,019                    75,832
--------------------------------------------------------------------------------------------------------------------
Net income before equity in net income
   of subsidiary and income taxes                                             36,199                  (120,906)
Net income of subsidiary                                                   1,319,620                 1,211,239
--------------------------------------------------------------------------------------------------------------------
Income before income tax provision                                         1,355,819                 1,090,333
Income tax provision                                                          11,037                   (46,581)
--------------------------------------------------------------------------------------------------------------------
Net income                                                                $1,344,782                $1,136,914
=====================================================================================================================



STATEMENTS OF CASH FLOWS                                                       2003                      2002
--------------------------------------------------------------------------------------------------------------------
Operating activities:
     Net income                                                               $1,344,782                 1,136,914
     Adjustments to reconcile net income to net cash provided by operating activities:
             Equity in net income of subsidiary                               (1,319,620)               (1,211,239)
             Gain on sale of equity investments                                  (84,650)                       --
             Increase in accounts receivable                                    (563,686)                       --
             Decrease (increase) in other assets                                  28,987                   (57,492)
             Increase in accrued expenses and other liabilities                   25,259                    59,770
--------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                       (568,928)                  (72,047)
--------------------------------------------------------------------------------------------------------------------
Investing activities:
     Proceeds from sale of equity securities                                     267,009                        --
     Purchase of equity securities                                                (6,575)                   (6,673)
     Additional investment in subsidiary                                          (2,230)                       --
     Dividends received from subsidiary                                        1,689,900                   779,400
     Repayment of note receivable                                                 64,004                    66,158
--------------------------------------------------------------------------------------------------------------------
Net provided by investing activities                                           2,012,108                   838,885
--------------------------------------------------------------------------------------------------------------------
Financing activities:
--------------------------------------------------------------------------------------------------------------------
     Repayment of borrowed funds                                              (1,000,000)                 (700,000)
     Options exercised                                                            16,466                    57,408
     Purchase of preferred stock                                                       0                   (55,638)
     Cash dividend paid                                                         (411,071)                 (388,460)
--------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                         (1,394,605)               (1,086,691)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and equivalents                                       48,575                  (319,853)
Cash and equivalents, beginning of year                                          476,295                   796,148
--------------------------------------------------------------------------------------------------------------------
Cash and equivalents, end of year                                            $   524,870                $  476,295
====================================================================================================================

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2003 and 2002


(15)    RECENT ACCOUNTING PRONOUNCEMENTS

In April 2002, FASB issued SFAS 145 "Rescission of FASB Statements No. 4,44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This
Statement requires, among other things, that gains and losses on the early extinguishments of debt be classified as extraordinary only if they meet the criteria for extraordinary treatment set forth in Accounting Principals Board Opinion No. 30. The provisions of this Statement related to classifications of gains and losses on the early extinguishments of debt are effective for fiscal years beginning after May 15, 2002.

In April  2003,  FASB  issued  SFAS No.  149,  "Amendment  of  Statement  133 on
Derivative Instruments and Hedging Activities." This Statement improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement (1) clarifies under what circumstances a contract with an initial net investment meets the characteristics  of a derivative  discussed in paragraph  6(b) of Statement 133,
(2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", and (4) amends certain other existing pronouncements. Those changes result in more consistent reporting on contracts as either derivatives or hybrid instruments. This Statement is effective for contracts and hedging relationships entered into or modified after June 30, 2003.

In May 2003, FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003.

The above accounting pronouncements will not have a material impact on the consolidated financial statements.

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


                               ADVISORY DIRECTORS
JOSEPH N. MCGOWAN                                                                           DAVID G. RITTENHOUSE
Retired Chairman of the Board                                                               Chief Executive Officer
                                                                                            Rittenhouse Fuel Company

                               EXECUTIVE OFFICERS

JOSEPH J. BOUFFARD                          FRANK J. DUCHACEK, JR.                         MICHAEL J. DEE
President and Chief Executive Officer       Senior-Vice President - Branch & Deposit       Senior Vice-President - Treasurer
                                            Administration                                 Chief Financial Officer

JOHN W. McCLEAN                              ALAN HERBST                                   LAURENCE S. MITCHELL
Vice President - Real Estate Lending         Vice President - Consumer Lending             Senior Vice-President -  Lending

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
                      Website: http://www.patapscobank.com

                              CORPORATE INFORMATION

INDEPENDENT CERTIFIED ACCOUNTANTS           SPECIAL COUNSEL                                ANNUAL REPORT ON FORM 10-KSB
Anderson Associates, LLP                    Stradley Ronon Stevens & Young, LLP
7621 Fitch Lane                             1220 19th Street, NW, Suite 600                A  COPY  OF  THE  COMPANY'S   ANNUAL
Baltimore, Maryland 21236                   Washington, DC  20036                          REPORT  ON  FORM   10-KSB   FOR  THE
                                                                                           FISCAL  YEAR ENDED JUNE 30,  2003 AS
GENERAL COUNSEL                             ANNUAL MEETING                                 FILED   WITH  THE   SECURITIES   AND
Nolan Plumhoff & Williams                   The 2003 Annual  Meeting of  Stockholders      EXCHANGE    COMMISSION,    WILL   BE
Suite 700, Nottingham Centre                will be held on October  23, 2003 at 4:00      FURNISHED    WITHOUT    CHARGE    TO
502 Washington Avenue                       p.m. at the office of The  Patapsco  Bank      STOCKHOLDERS  AS OF THE RECORD  DATE
Towson, Maryland 21204-4528                 located   at  1301   Merritt   Boulevard,      FOR THE  2003  ANNUAL  MEETING  UPON
                                            Dundalk, Maryland 21222                        WRITTEN   REQUEST   TO:    CORPORATE
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