Form 10KSB, Exhibit 13
period 2004-06-30
PATAPSCO BANCORP INC
filed 2004-09-28
CIK 1003961

PATAPSCO BANCORP, INC.











         [LOGO]










                                                            2004 ANNUAL REPORT

PATAPSCO BANCORP, INC.
================================================================================

         Patapsco Bancorp, Inc. (the "Company") is the holding company for The Patapsco Bank (the "Bank"). The Bank is a Maryland commercial bank operating through three offices located in Dundalk, Parkville and Carney, Maryland and serving eastern Baltimore County. The principal business of the Bank consists of attracting deposits from the general public and investing these deposits in loans secured by residential and commercial real estate, construction loans, commercial business loans, commercial leases and consumer loans. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and noninterest income. Principally operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities provide funds for these activities.

MARKET INFORMATION
================================================================================

         The Company's common stock trades under the symbol "PATD" on the OTC Electronic Bulletin Board. There are currently 1,386,615 shares of the common stock outstanding and approximately 336 holders of record of the common stock. Following are the high and low closing sale prices, by fiscal quarter, as reported on the OTC Electronic Bulletin Board during the periods indicated, as well as the dividends paid during such quarters. In the second quarters of both fiscal 2003 and 2004, the Company paid 10% common stock dividends. Additionally, on June 16, 2004, the Company announced a 3 for 1 stock split in the form of a 200% stock dividend with a record date of August 2 payable on August 30, 2004. The prices quoted below, but not the dividends per share, have been adjusted for those stock dividends.


                                                         High             Low           Dividends Per Share
                                                         ----             ---           -------------------
              Fiscal 2003:
                    First Quarter                    $    8.18         $   7.77              $   .14
                    Second Quarter                        8.19             7.55                  .14
                    Third Quarter                         8.70             7.82                  .14
                    Fourth Quarter                        9.90             8.51                  .14

              Fiscal 2004:
                    First Quarter                    $   10.05         $   9.23              $   .14
                    Second Quarter                       13.33             9.83                  .16
                    Third Quarter                        13.50            12.02                  .16
                    Fourth Quarter                       13.47            12.03                  .16


         The stated high and low closing sale prices reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

TABLE OF CONTENTS
===================================================================================================================

Patapsco Bancorp, Inc...........................................................................................(i)
Market Information..............................................................................................(i)
Letter to Stockholders............................................................................................1
Selected Consolidated Financial and Other Data....................................................................3
Management's Discussion and Analysis of Financial Condition and Results of Operations.............................5
Consolidated Financial Statements................................................................................23
Corporate Information.............................................................................Inside Back Cover


                                       (i)

Dear Shareholder:

         The directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank proudly present our ninth Annual Report to our shareholders.

         This report reflects a year of significant achievement in the history of your Company. It was a year in which our assets exceeded $200 million, our loans exceeded $150 million and our deposits reached $160 million. Most significantly, this was the first year our earnings exceeded $1,400,000 and was the fifth consecutive year of increasing earnings, as well as the best in the Company's 94 year history.

         Despite the expansion in the number and types of loans, asset quality remained high with non-performing loans at .33% of total loans, and .24% of total assets, as the company recovered from a spike in non performers the previous year. This allowed, and regulations required, minimal additions to the allowance for loan losses during year. Nevertheless, the Company maintained the allowance for loan losses at .61% of total loans and 188% of non-performing loans.

         Perhaps the most noteworthy occurrence was the acquisition of Parkville Federal Savings Bank in the last quarter of fiscal year 2004. This Maryland based thrift represents the Company's second acquisition in the past 4 years and effectively increased the Company's assets by $50,000,000. Although this purchase occurred too late in the fiscal year to have a significant effect on the fiscal year's earnings, it is expected to have a positive impact in fiscal year 2005 and beyond.

         A byproduct of the acquisition was a reduction in the Company's capital ratios to slightly below historical levels. Even though the Company continues to be well capitalized for regulatory purposes, the Board and management are committed to regaining the traditional 7% capital level. For this reason the upcoming year will be a challenging effort to grow the Company's earnings without significantly growing the Company's assets. Fortunately, the Company has done this in the past and is very experienced in reallocating the Company's assets.

         This past year we underwent a data processing conversion that will allow the Bank to move forward with products and services that will enable us to compete in a highly competitive banking environment. We also have implemented or expanded several fee income initiatives and thus bolster an area where we lag our peers. We have also expanded our staff in the compliance area to meet evermore stringent requirement of the regulators.

         We would be remiss if we did not mention our recent 3 for 1 stock split which was paid on August 30 2004. This was designed to increase the number of shares outstanding and attempt to bring some much needed liquidity to the trading of the Company's shares. The stock split along with the Company's regular dividend, which has been paid for 28 consecutive quarters, are recommendations made by the Company's Investor's Relations Committee. This committee regularly reviews items of substance for the shareholders.

         We still have other goals to accomplish. We shall continue to expand our efforts relative to small business loans, commercial real estate loans, construction loans, consumer loans and leases. We must attract more demand deposit accounts and continue to build our allowance for loan losses as our portfolio continues to grow and change. In short, we must continue to implement our strategic plan to achieve a rate of growth that can be sustained over time consistent with prudent safe and sound practices.

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



      /s/ Thomas P. O'Neill                    /s/ Joseph J. Bouffard

          Thomas P. O'Neill                        Joseph J. Bouffard
          Chairman of the                          President and
          Board of Directors                       Chief Executive Officer


SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

===================================================================================================================
PATAPSCO BANCORP, INC.


SELECTED CONSOLIDATED FINANCIAL CONDITION DATA
                                                                                    At June 30,
                                                                 --------------------------------------------------

                                                                     2004               2003               2002
                                                                   --------           -------            --------
                                                                                   (In thousands)

Total assets..................................................  $  210,616          $  157,805         $ 158,736
Loans receivable, net.........................................     151,413             113,252           118,350
Cash, federal funds sold and other interest
   bearing deposits...........................................      19,134              14,207            14,857
Investment securities.........................................      16,117               4,542             5,006
Mortgage-backed securities....................................      13,110              19,843            13,705
Deposits......................................................     168,132             119,655           119,593
Borrowings....................................................      22,900              20,174            22,616
Stockholders' equity..........................................      16,380              15,905            14,602

-------------------------------------------------------------------------------------------------------------------

SELECTED CONSOLIDATED INCOME DATA
                                                                                 Year Ended June 30,
                                                                 --------------------------------------------------
                                                                   2004                 2003               2002
                                                                 --------             --------           --------
                                                                    (In thousands, except for per share amounts)

Interest income...............................................   $  10,519          $   10,764         $  11,445
Interest expense..............................................       3,726               3,992             5,580
                                                                 ---------            --------         ---------
Net interest income before provision
   for loan losses............................................       6,793               6,772             5,865
Provision for loan losses.....................................          42                 531               560
                                                                 ---------            --------         ---------
Net interest income after provision
   for loan losses............................................       6,751               6,241             5,305
Noninterest income............................................         579                 568               866
Noninterest expenses:
   Compensation and employee benefits.........................       2,971               2,718             2,609
   Insurance..................................................          83                  71                63
   Professional fees..........................................         245                 406               190
   Equipment expenses.........................................         196                 201               234
   Net occupancy costs........................................         233                 221               197
   Advertising................................................         141                 117               136
   Data processing............................................         234                 218               204
   Amortization of intangible asset...........................          14                  --                --
   Other......................................................         892                 724               683
                                                                 ---------            --------         ---------
      Total noninterest expenses..............................       5,009               4,676             4,316
                                                                 ---------            --------         ---------
Income before provision for income taxes......................       2,321               2,133             1,855
Income tax provision .........................................         852                 788               718
                                                                 ---------            --------         ---------
Net income....................................................   $   1,469            $  1,345         $   1,137
                                                                 =========            ========         =========

Net income per share of common stock
   Basic......................................................       $0.92               $0.84             $0.71
   Diluted....................................................       $0.77               $0.72             $0.62



KEY OPERATING RATIOS

===================================================================================================================
PATAPSCO BANCORP, INC.


KEY OPERATING RATIOS

                                                                                       At June 30,
                                                                       --------------------------------------------

                                                                           2004             2003          2002
                                                                         --------         -------       --------
                                                                                      (In thousands)
PERFORMANCE RATIOS:
   Return on average assets (net income divided by
      average total assets)......................................          0.80%            0.86%           0.73%
   Return on average stockholders' equity (net income
      divided by average stockholders' equity(1).................          9.11             8.77            8.20
   Interest rate spread (combined weighted average
      interest rate earned less combined weighted
      average interest rate cost)................................          3.92             4.19            3.54
   Net interest margin (net interest income
      divided by average interest-earning assets)................          4.06             4.52            3.90
   Ratio of average interest-earning assets to
      average interest-bearing liabilities.......................        106.14           112.21          109.58
   Ratio of noninterest expense to average total assets..........          2.86             3.01            2.76

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets at
      end of period..............................................          0.24             0.22            0.52
   Nonperforming (nonaccrual) loans to loans
      receivable, net at end of period...........................          0.33             0.29            0.58
   Allowance for loan losses to total loans
      at end of period...........................................          0.61             1.00            1.20
   Allowance for loan losses to nonperforming
      loans at end of period.....................................        188.01           348.32          206.48
   Net charge-offs to average loans outstanding..................          0.20             0.72            0.23

CAPITAL RATIOS:
   Stockholders' equity to total assets at end of period (1).....          7.75            10.08            9.22
   Average stockholders' equity to average assets (1)............          9.21             9.78            8.86
   Dividends declared per share to diluted net income per share..         27.71            23.24           26.92

---------------
(1) Stockholders' equity includes temporary equity.


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

         The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CRITICAL ACCOUNTING POLICIES

         The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and follow general practices within the industry in which it operates. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. These estimates, assumptions and judgments are necessary when financial instruments are required to be recorded at fair value or when the decline in the value of an asset carried on the balance sheet at historic cost requires an impairment write-down or a valuation reserve to be established.

         The allowance for loan losses is an estimate of the losses that may be sustained in the loan and lease portfolio. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses. The allowance for loan losses is based on two principles of accounting: (1)
Statement of Financial Accounting Standards ("SFAS") No. 5 "ACCOUNTING FOR CONTINGENCIES," that requires losses to be accrued when their occurrence is probable and estimable and (2) SFAS No. 114 "ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN," that requires losses be accrued when it is probable that the lender will not collect all principal and interest due under the original term of the loan.

         Management believes that the allowance is adequate. However, its determination requires significant judgment and estimates of the probable losses in the loan and lease portfolio can vary significantly from amounts that actually occur.

         SFAS No. 148, "Accounting for Stock-Based Compensation", requires the Company to make certain disclosures as if the fair value method of accounting had been applied to the Company's stock option grants made subsequent to 1994. Accordingly, no stock option based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant.


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


                                                                                 Year Ended June 30,
                                                ------------------------------------------------------------------------------------
                                                           2004                         2003                        2002
                                                ------------------------------------------------------------------------------------
                                                                     Average                    Average                      Average
                                                 Average             Yield/   Average           Yield/   Average             Yield/
                                                 Balance  Interest    Cost    Balance  Interest  Cost    Balance   Interest   Cost
                                                 -------  --------  -------   -------  -------- -------  -------   --------  ------
                                                                                 (Dollars in thousands)
Interest-earning assets:
   Loans receivable (1)........................ $ 121,770 $  9,042    7.43%  $ 115,382  $ 9,354   8.11% $ 123,569  $ 10,415    8.43%
   Investment securities (2)...................    11,758      396    3.37       6,321      294   4.65      4,368       252    5.43
   Mortgage-backed securities..................    21,510      940    4.37      17,745      954   5.38      5,323       361    6.78
   Short-term investments and other interest-
     earning assets............................    12,097      151    1.16      10,495      162   1.54     16,685       417    2.50
                                                --------- --------           ---------  -------         ---------  --------
      Total interest-earning assets............   167,135   10,519    6.29     149,943   10,764   7.18    149,945    11,445    7.62
Non-interest-earning assets....................    16,480                        5,382                      6,617
                                                ---------                    ---------                  ---------
      Total assets............................. $ 183,615                    $ 155,325                  $ 156,562
                                                =========                    =========                  =========
Interest-bearing liabilities:
   Deposits (3)................................ $ 128,736 $  2,524    1.96   $ 111,934  $ 2,867   2.56  $ 118,081     4,429    3.75
   Borrowings..................................    28,482    1,202    4.22      21,695    1,125   5.19     18,754     1,151    6.14
                                                --------- --------           ---------  -------         ---------  --------
      Total interest-bearing liabilities.......   157,218    3,726    2.37     133,629    3,992   2.99    136,835     5,580    4.08
                                                          --------    ----   ---------  -------   ----             --------
Non-interest-bearing liabilities...............    10,276                        6,499                      5,863
                                                ---------                    ---------                  ---------
      Total liabilities........................   167,494                      140,128                    142,698
Total equity...................................    16,121                       15,197                     13,864
                                                ---------                    ---------                  ---------
      Total liabilities and retained earnings.. $ 183,615                    $ 155,325                  $ 156,562
                                                =========                    =========                  =========
Net interest income............................           $  6,793                      $ 6,772                    $  5,865
                                                          ========                      =======                    ========
Interest rate margin..........................                        4.06%                       4.52%                        3.90%
                                                                      ====                        ====                         ====
Net interest spread............................                       3.92%                       4.19%                        3.54%
                                                                      ====                        ====                         ====
Ratio of average interest-earning assets to
   average interest-bearing liabilities........                     106.31%                     112.21%                      109.58%
                                                                    ======                      ======                       ======
----------------
(1)   Includes nonaccrual loans.
(2)   Includes investments required by law.
(3)   Includes interest-bearing escrow accounts.



RATE/VOLUME ANALYSIS


         The following  table sets forth certain  information  regarding  changes in interest  income and interest  expense of the
Company for the periods indicated. For each category of interest-earning assets and interest-bearing  liabilities,  information is provided on changes  attributable  to: (i) changes in volume  (changes in volume  multiplied by the prior year's  rate);  and (ii)
changes in rate (changes in rate multiplied by the prior year's volume).

                                                     Year Ended June 30,                           Year Ended June 30,
                                         -------------------------------------------    -----------------------------------------
                                              2004           vs.          2003               2003           vs.          2002
                                         -------------------------------------------    -----------------------------------------
                                                Increase (Decrease) Due to                      Increase (Decrease) Due to
                                         -------------------------------------------    -----------------------------------------
                                                Volume       Rate     Total                    Volume      Rate      Total
                                                ------       ----     -----                    ------      ----      -----
                                                      (In thousands)                                   (In thousands)
Interest income:
   Loans receivable........................   $  607     $   (919)   $  (312)                 $ (673)   $  (388)   $ (1,061)
   Investment securities...................      150          (48)       102                      70        (27)         43
   Mortgage-backed securities..............      184         (198)       (14)                    651        (58)        593
   Short-term investments and other
     interest-earning assets...............       35          (56)       (21)                   (126)      (129)       (255)
                                              ------     ---------   ---------                -------   --------   ---------
       Total interest-earning assets.......      976       (1,221)      (245)                    (78)      (602)       (680)
                                              ------     ---------   --------                 -------   --------   ---------

Interest expense:
   Deposits (1)............................      624         (967)      (343)                   (220)    (1,341)     (1,561)
   Borrowings..............................      190         (113)        77                     167       (193)        (26)
                                              ------     ---------   -------                  ------    --------   ---------
       Total interest-bearing liabilities..      814       (1,080)      (266)                    (53)    (1,534)     (1,587)
                                              ------     ---------   --------                 -------   --------   ---------

Change in net interest income..............   $  162     $   (141)   $    21                  $  (25)   $   932    $    907
                                              ======     =========   =======                  =======   =======    ========
------------------
(1) Includes interest-bearing escrow accounts.
(2) Combined rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2004 AND 2003

         GENERAL. Total assets increased by $52.8 million or 33.5% to $210.6 million at June 30, 2004 from $157.8 million at June 30, 2003. The increase was primarily due to the acquisition of Parkville Federal Savings Bank ("Parkville") on April 1, 2004. At the date of acquisition, Parkville's total assets were $48.6 million.

         LOANS RECEIVABLE. Net loans receivable increased by $38.2 million, or 33.7%, to $151.4 million at June 30, 2004 from $113.3 million at June 30, 2003.
The Parkville acquisition increased net loans by $33.8 million. Approximately 98% of the loans acquired were fixed rate residential mortgage loans resulting in an increase of $29.6 million or 60.9% in this category from the previous year-end. Commercial real estate and construction loans have increased by $4.1 million or 22.0%, and commercial business loans have increased by $4.3 million or 24.8% from the previous year-end. Net commercial leases, (commercial leases less unearned interest commercial leases) decreased slightly to $14.7 million from $14.9 million in the year ended June 30, 2004 and consumer home improvement loans decreased by $1.1 million or 12.0% in the year ended June 30, 2004. This is the second consecutive year of decreases in this loan category and results from the mortgage refinancing wave over the last few years.


         The following table sets forth selected data relating to the composition of the Company's loan portfolio by type of loan at the dates  indicated.  At June 30,  2004,  the Company had no  concentrations  of loans  exceeding  10% of gross loans other than as disclosed below:

                                                                                  At June 30,
                                                 ---------------------------------------------------------------------------------
                                                      2004          2003             2002              2001               2000
                                                 ------------   ------------     ------------      ------------       ------------
                                                 Amount   %     Amount    %       Amount   %       Amount    %        Amount    %
                                                 ------ -----   ------  ----      ------  ---      ------   ---       ------   ---
                                                                             (Dollars in thousands)
Real estate loans:
   Residential (1)............................ $ 78,303  49.27% $ 48,664  40.76%  $ 59,609  47.89%  $ 75,497  57.39% $49,968  53.93%
   Commercial.................................   16,545  10.41    14,622  12.25     15,487  12.44     13,542  10.29   11,838  12.78
   Construction (2)...........................    6,510   4.10     4,266   3.57      3,332   2.68      2,098   1.59    1,570   1.69
Consumer loans:
   Home improvement...........................    8,063   5.07     9,161   7.67      9,562   7.68     11,427   8.69    9,267  10.00
   Home equity loans..........................    4,244   2.54     3,709   3.11      3,096   2.49      2,315   1.76    1,864   2.01
   Other consumer loans.......................    2,170   1.49     2,194   1.84      1,576   1.27      1,401   1.06    1,211   1.31
Commercial loans:
   Commercial loans...........................   21,919  13.79    17,564  14.70     14,159  11.38     12,991   9.87    9,884  10.67
   Commercial leases..........................   21,182  13.33    19,225  16.10     17,643  14.18     12,287   9.34    7,053   7.61
                                               -------- ------  -------- ------     ------  -----   --------  ----- -------- ------
                                                158,936 100.00%  119,405 100.00%   124,464 100.00%   131,558 100.00%  92,655 100.00%
                                                        ======           ======            ======            ======          ======
Less:
   Deferred loan origination fees, net of
    costs.....................................       94               96                66                16               74
   Unearned interest consumer loans...........      465              408               289               331              127
   Unearned interest commercial loans.........    6,473            4,356             3,976             1,602              710
   Purchase accounting discount (premium),
    net.......................................     (445)             154               345               614                0
   Allowance for loan losses..................      936            1,139             1,438             1,161              743
                                               --------         --------          --------          --------         --------
      Total................................... $151,413         $113,252          $118,350          $127,834         $ 91,001
                                               ========         ========          ========          ========         ========
----------------
(1)  Does not include loans held for sale.
(2)  Net of loans in process.


         The following  table sets forth certain  information at June 30, 2004 regarding the dollar amount of loans  maturing or repricing in the Company's  portfolio.  Demand loans,  loans having no stated  schedule of repayments and any stated maturity,  and overdrafts are reported as due in one year or less.  Adjustable-rate and  floating-rate  loans are  included in the period in which  interest  rates are next  scheduled to adjust rather than the periods in which they mature,  and  fixed-rate  loans are included in the period in which the final contractual repayment is due. The table does not include any estimate of prepayments that significantly shorten the average life of all mortgage  loans and may cause the  Company's  repayment  experience to differ from that shown below.

                                                         Due after
                                      Due during         1 through            Due after
                                   the year ending      5 years after       5 years after
                                    June 30, 2005       June 30, 2005       June 30, 2005          Total
                                   --------------       -------------       -------------       ------------
                                                                (In thousands)
Real estate loans:
   Residential...................    $  5,221           $  14,147            $  58,935          $  78,303
   Commercial....................       2,288               5,783                8,474             16,545
   Construction..................       6,510                   -                    -              6,510
Consumer loans...................       4,498               4,664                5,315             14,477
Commercial leases................       2,055              19,041                   86             21,182
Commercial loans.................       4,757               9,873                7,289             21,919
                                     --------           ---------            ---------          ---------
        Total....................    $ 25,329           $  53,508            $  80,099          $ 158,936
                                     ========           =========            =========          =========



         The  following  table sets forth at June 30, 2004 the dollar amount of all loans which may reprice or are due one year or more after June 30, 2004 which have  predetermined  interest rates and have floating or adjustable interest rates.

                                      Predetermined            Floating or
                                          Rates             Adjustable Rates           Total
                                     ---------------        ----------------        ----------
                                                             (In thousands)
Real estate loans:
   Residential....................     $ 60,924              $  12,157             $  73,081
   Commercial.....................       10,874                  3,385                14,259
   Construction...................            -                      -                     -
Consumer..........................        9,979                      -                 9,979
Commercial Leases.................       19,127                      -                19,127
Commercial........................        3,775                 13,386                17,161
                                       --------              ---------             ---------
   Total..........................     $104,679              $  28,928             $ 133,607
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


         INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES. U.S. government agency securities increased by $11.6 million or 618% to $13.5 million at June 30, 2004 from $1.9 million at June 30, 2003. The Company  invested  excess liquidity in these  securities  with maturities  concentrated  one to five years in the future.  Additionally,  the
Parkville  acquisition brought $4 million of these securities into the portfolio.  Corporate bonds remained flat at
$2.6  million.  Mortgage-backed  securities  decreased  by $6.7  million in the year ended June 30, 2004 as the $10 million purchase in the first quarter of the fiscal year was offset by the $7 million sale in the third quarter and repayments.

         The following table sets forth the carrying value of the Company's investments at the dates indicated.


                                                                                            At June 30,
                                                                              ------------------------------------
                                                                                 2004           2003       2002
                                                                              ----------     ---------   ---------
                                                                                        (Dollars in thousands)
Securities available for sale, at fair value:
   U.S. government and agency securities....................................  $ 13,490       $ 1,878       $ 2,244
   Equity securities........................................................        55            41           259
   Corporate securities.....................................................     2,572         2,623         2,503
   Mortgage-backed securities...............................................    13,110        19,843        13,705
                                                                              --------       -------        ------
     Total securities available for sale....................................    29,227        24,385        18,711
                                                                              --------       -------        ------

Investments required by law, at cost:
  FHLB of Atlanta stock.....................................................     1,381         1,010         1,595
  FRB of Richmond stock.....................................................       379           308           308
                                                                              --------       -------        ------
    Total investments required by law, at cost..............................     1,760         1,318         1,903
                                                                              --------       -------        ------
    Total investments.......................................................  $ 30,987       $25,703       $20,614
                                                                              ========       =======       =======


         The following table sets forth the scheduled maturities, carrying amounts, fair values and average yields for the Company's investment portfolio at June 30, 2004.

(Dollars in thousands)
                              One Year or Less  One to Five Years  Five to Ten Years  More than Ten Years Total Investment Portfolio
                              ----------------  -----------------  -----------------  ------------------- --------------------------
                              Carrying  Average Carrying  Average  Carrying  Average  Carrying   Average   Carrying   Fair   Average
                               Amount   Yield    Amount    Yield    Amount    Yield    Amount    Yield      Amount    Value   Yield
                              -------- -------  --------  -------  --------  -------  ---------  ------    ---------  -----   ------
                                                                 (Dollars in thousands)
Securities available for sale:
   Mortgage-backed
    securities................ $    1   8.50%   $ 4,256    4.42 %  $     -       - %  $ 8,853     4.97 %   $ 13,110  $13,110   4.79%
   U.S. Government & agency...  3,351   2.99      8,922    2.75        488    4.88        729     4.25       13,490   13,490   2.96
   Corporate securities.......    508   5.60      1,108    4.98          -       -        956     5.10        2,572    2,572   5.15
   Investments required by
    law.......................      -      -          -       -          -       -      1,760     3.73        1,760    1,760   3.73
   Equity securities..........     55   1.83          -       -          -       -          -        -           55       55   1.83
                               ------           -------             ------            -------              --------  -------
       Total...............    $3,915   3.31%   $14,286    3.42%    $  488    4.88%   $12,298     4.76%    $ 30,987  $30,987   3.96%
                               ======   ====    =======             ======            =======              ========  =======


         DEPOSITS.  Total  deposits  increased by $48.4  million or 40.5%,  to $168.1  million at June 30, 2004 from
$119.7 million at June 30, 2003. The Parkville  acquisition  brought $41.6 million if interest  bearing deposits and
$3.4 million of non-interest bearing deposits to the Company.

                                                                         At June 30,
                                        ---------------------------------------------------------------------------
                                                2004                        2003                       2002
                                        ----------------------       -------------------      ---------------------
                                        Balance      % Total         Balance     % Total      Balance       %Total
                                        -------      -------         -------     -------      -------       ------
                                                                    (Dollars in thousands)
Savings accounts......................    31,718      18.86%         $25,006       20.90%     $24,693        20.65%
NOW checking..........................    12,440       7.40            7,533        6.30        7,255         6.07
Money market..........................    33,067      19.67           14,129       11.81       14,480        12.11
Certificates of deposit...............    79,918      47.53           66,108       55.24       67,254        56.23
                                          ------      -----           ------       -----      -------        -----
  Subtotal interest-bearing deposits..   157,143      93.46          112,776       94.25      113,682        95.06
Noninterest checking..................    10,989       6.54            6,879        5.75        5,911         4.94
                                          ------      -----          -------       -----        -----        -----
  Total deposits....................    $168,132     100.00%       $ 119,655      100.00%    $119,593       100.00%
                                        ========     ======        =========      ======     ========       =======


         The following table sets forth the average  balances based on daily balances and interest rates for various types of deposits as of the dates indicated.

                                                                         At June 30,
                                        -------------------------------------------------------------------------
                                                2004                        2003                      2002
                                        ----------------------       -------------------      -------------------
                                         Average       Average       Average     Average      Average     Average
                                         Balance        Rate         Balance      Rate        Balance      Rate
                                         -------      --------       -------    --------      -------    --------
                                                                 (Dollars in thousands)

Savings Accounts......................  $ 26,874        0.56%       $ 24,336      1.01%      $ 23,272      1.68%
NOW checking..........................     8,884        0.32           7,431      0.61          6,847      1.06
Money market..........................    18,701        1.05          14,004      1.52         12,693      2.18
Certificates of deposit...............    73,626        3.01          65,533      3.61         74,459      4.95
Noninterest-bearing checking..........     9,497          --           6,606        --          5,045        --
                                        --------                    --------                 --------
     Total............................  $137,582                    $117,910                 $122,316
                                        ========                    ========                 ========

         The following table indicates the amount of the Company's certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2004. At such date, such deposits represented 6.90% of total deposits and had a weighted average rate of 4.08%.

                                                              Certificates
               Maturity Period                                 of Deposit
               ---------------                                 ----------
                                                             (In thousands)


               Three months or less.......................   $    810
               Over three through 12 months...............      3,745
               Over 12 months.............................      7,041
                                                                -----
                   Total..................................   $ 11,596
                                                             ========

         BORROWINGS. The Company's borrowings increased by $2.7 million to $22.9 million at June 30, 2004 from $20.2 million at June 30, 2003. During the fiscal year ended June 30, 2004, the Bank borrowed $10.0 million from the Federal Home Loan Bank of Atlanta and used the proceeds to purchase mortgage-backed securities and paid off $9.3 million in borrowings as they matured. The Company also borrowed $2.0 million from the Bankers Bank of Atlanta, GA to assist with the acquisition of Parkville.


        The following table sets forth certain information regarding borrowings by the Company at the dates and for the periods indicated.

                                                                2004               2003               2002
                                                            -------------       ----------       -----------
Amounts outstanding at end of period:
    FHLB advances......................................       $ 20,900           $ 20,200           $21,700
    Other borrowings...................................          2,000                 --             1,000
    Purchase accounting discount.......................             --                (26)              (84)

Weighted average rate paid on:
    FHLB advances......................................           4.23%              4.82%             6.22%
    Other borrowings...................................           3.36%                --%             4.97%

Maximum amount of borrowings outstanding at any month end:
    FHLB advances......................................       $ 30,200           $ 22,700           $22,100
    Other borrowings...................................          2,000              1,000             1,700

Approximate average borrowings outstanding with respect to:
   FHLB advances.......................................       $ 27,985           $ 21,264           $17,385
   Other borrowings....................................            497                431             1,369


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2004 AND 2003

         GENERAL. The Company's net income increased by $124,000, or 9.2%, to $1.4 million in the year ended June 30, 2004 compared to $1.3 million in the year ended June 30, 2003. The increase in net income was primarily due to a lower provision for loan losses offsetting higher operating expenses.

         NET INTEREST INCOME. The Company's net interest income increased by $21,000, or 0.3%, to $6.8 million in the year ended June 30, 2004 from $6.8 million in the year ended June 30, 2003.

         The increase in net interest income is primarily attributable to lower deposit interest expense offsetting lower interest income and higher interest expense on borrowed money. Lower rates paid on deposits offset higher average deposit balances. As shown in the rate/volume analysis above, the decrease in deposit rates was responsible for a $967,000 decrease in interest expense. Higher balances contributed to an increase of deposit interest expense of $624,000. This offset the $245,000 decrease in interest income due to lower rates earned on assets offsetting higher balances of earning assets.

         The Company's net interest margin decreased to 4.06% for the year ended June 30, 2004 from 4.52% for the year ended June 30, 2003. The decrease in yields on earning assets of 89 basis points was only partially offset by a decrease of 62 basis points in the cost of funds.

         INTEREST INCOME. The Company's total interest income decreased by $245,000, or 2.3%, to $10.5 million in the year ended June 30, 2004 from $10.7 million in the year ended June 30, 2003. The decrease in the yields earned on interest earning assets reduced interest income by $1.2 million. Higher volumes of interest-earning assets increased interest income by $976,000.

         Interest income on loans decreased $312,000 , or 3.3% during fiscal year 2004. Lower rates earned on loans was responsible for decreasing loan interest income by $919,000 and offset the positive $607,000 impact on loan interest income from higher average balances.

         Interest income on investment securities increased by $102,000 to $396,000 in fiscal year 2004 as compared to $294,000 in fiscal year 2003. The increase was the result of an increase in average balances offsetting a decrease in the average yields.

         Interest income on mortgage-backed securities decreased by $14,000, or 1.4%, to $940,000, in fiscal 2004 from $954,000 in the fiscal year ended June 30, 2003. This decrease was the result of lower rates earned on these securities offsetting higher average balances.

         Interest income on short-term investments and other interest earning assets decreased $21,000, or 13.0%, to $141,000 in the fiscal year ended June 30, 2004 from $162,000 in the fiscal year ended June 30, 2003. Lower rates earned on these investments offset higher average balances.

         INTEREST EXPENSE. The Company's interest expense decreased by $266,000, or 6.7%, to $3.7 million in fiscal year 2004 from $4.0 million in fiscal 2003. As shown in the rate/volume table above, the decrease in rates paid on deposits and borrowings offset higher average balances outstanding of deposits and borrowings.

         Interest expense on deposits decreased $343,000 or 12.0%, to $2.5 million in fiscal year 2004 from $2.9 million in fiscal 2003. The impact of lower rates paid on deposits offset the higher average balances of deposits.

         Interest expense on borrowings increased $77,000, or 6.8%, to $1.2 million in the year ended June 30, 2004 from $1.1 million in the year ended June 30, 2003. The impact of higher volumes of borrowings outstanding was only partially offset by the lower average rate on the borrowings.

         PROVISION FOR LOAN LOSSES. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses. The method utilized for the determination of the allowance is described in Note 1 of the Consolidated Financial Statements.

         The provision for loan losses was $42,000 in fiscal year 2004, a decrease of $489,000, or 92.1%, from the fiscal year 2003 provision of $531,000. Net charge-offs for the year decreased 70% to $245,000, with significant decreases in commercial loan and commercial equipment leases offsetting increases in consumer and real estate charge-offs. The Company's allowance for loan losses as a percentage of total loans outstanding decreased to 0.61% at June 30, 2004 from 1.00% at June 30, 2003. The decrease in this percentage resulted from the increase in loans outstanding primarily due to the purchase of Parkville. As mentioned above, 98% of the loans acquired were first mortgage residential loans that are much less risky than commercial and commercial real estate loans. The Company's allowance for loan losses as a percentage of nonperforming loans was 187.9% at June 30, 2004 as compared to 348.3% at June 30, 2003.


         The following table shows the activity in the allowance for loan losses in the periods indicated:


                                                                                    Year Ended June 30,
                                                                 ----------------------------------------------------------
                                                                    2004        2003       2002       2001          2000
                                                                 ---------   ---------- ---------  ----------    ----------
                                                                                   (Dollars in thousands)

Balance at beginning of period.................................  $  1,139   $  1,438    $  1,161   $    743       $   631
Assumed in acquisition.........................................        --         --          --        183            --
Loans charged off:
   Real estate mortgage........................................        40         --          --         --            --
   Commercial loan.............................................        16        499          28         --             5
   Commercial lease............................................       178        320         129         56             6
   Consumer....................................................       212        145         200        192           225
                                                                 --------   --------    --------   --------       -------
      Total charge-offs........................................       446        964         357        248           236
Recoveries:
   Real estate mortgage........................................        --         --          12         11             1
   Commercial loan.............................................        51         37          10         --            --
   Commercial lease............................................        95         55          16          2            --
   Consumer....................................................        55         42          36         37            22
                                                                 --------   --------    --------   --------       -------
      Total recoveries.........................................       201        134          74         50            23
                                                                 --------   --------    --------   --------       -------
Net loans charged off..........................................       245        830         283        198           213
Provision for loan losses......................................        42        531         560        433           325
                                                                 --------   --------    --------   --------       -------
Balance at end of period.......................................  $    936   $  1,139    $  1,438   $  1,161       $   743
                                                                 ========   ========    ========   ========       =======
Ratio of net charge-offs to average
   loans outstanding during the period.........................      0.20%      0.72%       0.23%      0.16%         0.25%
                                                                     ====       ====        ====       ====          ====
Ratio of allowance to non-performing loans.....................    187.95%    348.32%     206.48%    660.43%       241.92%
                                                                   ======     ======      ======     ======        ======


         The following table allocates the allowance for loan losses by loan category at the dates indicated.  The allocation of the allowance to each category is not  necessarily  indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                            As of June 30, 2004  As of June 30, 2003  As of June 30, 2002  As of June 30, 2001  As of June 30, 2000
                            -------------------  -------------------  -------------------  -------------------  -------------------

                                       % of              % of                % of                    % of                   % of
                                     Loans to           Loans to            Loans to                Loans to              Loans to
                                      Total              Total               Total                   Total                  Total
                            Amount    Loans     Amount   Loans    Amount     Loans      Amount       Loans      Amount      Loans
                            ------    -----     ------   -----    ------     -----      -----        -----      ------      -----
Real estate mortgage:
  Residential.............  $  78      49.3%    $  118    40.8%  $  123       47.9%   $  168          57.4%     $ 152        54.3%
  Commercial..............     70      10.4         95    12.2      283       12.4       151          10.3        125        12.9
  Construction............     65       4.1        163     3.6       55        2.7        55           1.6         29         1.7
Consumer and other........     95       9.1        153    12.6      251       11.4       275          11.5        194        13.4
Commercial Business.......    429      13.8        275    14.7      305       11.4       217           9.9        243        17.7
Commercial Lease..........    200      13.3        335    16.1      335       14.2       295           9.3         --          --
                            -----    ------     ------   -----   ------     ------    ------        ------      -----       -----
  Total allowance for
   loan losses............  $ 936     100.0%    $1,139   100.0%  $1,438      100.0%   $1,161         100.0%     $ 743       100.0%
                            =====    ======     ======  ======   ======     ======    ======        ======      =====       =====




         The following table sets forth information with respect to the Company's nonperforming assets at the dates indicated.

                                                                                  At June 30,
                                                             -------------------------------------------------------
                                                               2004       2003       2002        2001       2000
                                                               ----       ----       ----        ----       ----
                                                                                  (In thousands)
Loans accounted for on a non-accrual basis: (1)
  Real estate:
    Residential............................................   $  --     $  90       $ 285      $  --       $ 279
    Commercial.............................................      --        --          --         --          --
    Construction...........................................      --        --          --         --          --
  Consumer.................................................      12        44          --         --          14
  Commercial Loan/Lease....................................     486       193         411        176          10
                                                              -----     -----       -----      -----       -----
    Total..................................................   $ 498     $ 327       $ 696      $ 176       $ 303
                                                              =====     =====       =====      =====       =====

Accruing loans which are contractually past due
  90 days or more..........................................   $  --     $  --       $  --      $  --       $  --
                                                              =====     =====       =====      =====       =====
    Total..................................................   $  --     $  --       $  --      $  --       $  --
                                                              =====     =====       =====      =====       =====

    Total non-performing loans.............................   $ 498     $ 327       $ 696      $ 176       $ 303
                                                              =====     =====       =====      =====       =====

Percentage of total loans..................................    0.33%     0.29%       0.58%      0.14%       0.33%
                                                              =====     =====       =====      =====       =====
Other non-performing assets (2)............................   $  --     $  19       $ 128      $ 146       $  72
                                                              =====     =====       =====      =====       =====
-------------
(1)  Non accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the collectability of the loan.
(2)  Other nonperforming assets represents property and equipment acquired by the Company through foreclosure or repossession. This property is carried at the lower of its fair market value less estimated selling costs or the principal balance of the related loan, whichever is lower.

         At June 30, 2004, consumer non-accrual loans consisted of one residential real estate second mortgage loan with a balance of $12,000. This property has been sold and the proceeds are in the hands of the bankruptcy trustee. The Company expects to be made whole. Non-accrual loans also include two commercial loans totaling $441,000. One of these loans with a balance of $241,000 is 75% guaranteed by the Small Business Administration. The second non-accrual commercial loan is secured by business assets, accounts receivable and a second mortgage on the principal's primary residence. Additionally, there are three commercial lease transactions totaling $45,000 on non-accrual status.

         Except as discussed below, the Company had no loans not classified as nonaccrual, 90 days past due or restructured where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as nonaccrual, 90 days past due or restructured.

         At June 30, 2004, the Company had an additional $146,000 loan to the same borrower whose $200,000 commercial loan is on non-accrual. The loan not reported as non-accrual is current and is being paid as agreed. This loan is 75% guaranteed by the Small Business Administration. The Company is working closely with the borrower and a plan is being worked out to bring the non-accrual loan current. The Company also has a line of credit with a balance of $100,000 to a borrower whose $241,000 loan is listed above as a commercial non-accrual loan. This line of credit is secured with liquid collateral in the Company's possession with a value of approximately $150,000. In the event of liquidation, the excess collateral on this loan will be applied to the un-guaranteed portion of the SBA term loan.

         NONINTEREST INCOME. The Company's noninterest income consists of loan fees and service charges and net gains and losses on sales of investment securities, mortgage-backed securities, loans and repossessed assets. Total noninterest income increased by $11,000 or 1.9% to $579,000 in fiscal year 2004 as compared to $568,000 in fiscal year 2003. Fees and service charges on deposit accounts were flat. Increased other income was partially offset by lower gains on the sale of available for-sale securities. This increase in other income primarily results from earnings on $1.6 million in Bank Owned Life Insurance ("BOLI"), which was purchased in October, 2003.

         NONINTEREST EXPENSE. The Company's total noninterest expense increased by $333,000 or 7.1%, to $5.0 million during fiscal 2004, as compared to $4.7 million in fiscal 2003. Approximately $250,000 of the increase is the additional expenses assumed in the Parkville acquisition. Additional savings in the Parkville operation, primarily in data processing expenses will begin to be recognized in the Company's second quarter. The Company experienced a $253,000, or 9.3% increase in compensation and employee benefits expense during fiscal 2004, a $169,000, or 23.3%, increase in other operating expenses, $24,000, or 20.4% increase in advertising expense a $16,000, or 7.3% increase in data processing expense. These increased expenses were partially offset by lower professional fees. Professional fees were lower than the prior year due to the substantial expenditures in the year ended June 30, 2003 related to problem loan work outs.

ASSET/LIABILITY MANAGEMENT

         The Company's net income is largely dependent on the Bank's net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Net interest income is also affected by changes in the portion of interest-earning assets that are funded by interest-bearing liabilities rather than by other sources of funds, such as noninterest-bearing deposits, other liabilities and stockholders' equity.

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

         Management's principal strategy in managing the Company's interest rate risk has been to maintain short and intermediate-term assets in portfolio, including locally originated adjustable-rate commercial real estate and commercial business loans. In addition, the Company has available for sale investment and mortgage-backed securities, carried at fair value, totaling $29.2 million as of June 30, 2004. The Company is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.



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

         The Bank's interest rate sensitivity, as measured by the repricing of its interest sensitive assets and liabilities at June
30, 2004, is presented in the following table. The table was derived using assumptions which management believes to be reasonable.

         The following table sets forth the amounts of interest-earning assets and interest-bearing  liabilities outstanding at June
30, 2004 that are expected to mature or reprice in each of the time periods shown.


                                            Three      Over Three     Over One    Over Five    Over Ten       Over
                                            Months   Months Through   Through      Through      Through      Twenty
                                           or Less     One Year      Five Years   Ten Years   Twenty Years    Years      Total
                                           -------     --------      ----------   ---------   ------------   -------     -----
                                                                         (Dollars in thousands)
Rate sensitive assets:
   Loans receivable..................... $  33,313     $ 39,475      $  61,763     $ 15,369     $  7,535    $ 1,481    $158,936
   Mortgage-backed  securities..........       677        1,727          5,966        3,276        1,393         71      13,110
   Investment securities................        53        4,796         10,774          494           --         --      16,117
   Short-term investments and other
     interest-earning assets ...........    13,714          294            633           --           --         --      14,641
                                         ---------     --------      ---------     --------     --------    -------    --------
        Total...........................    47,757       46,292         79,136       19,139        8,928      1,552     202,804
                                         ---------     --------      ---------     --------     --------    -------    --------

Rate sensitive liabilities:
   Deposits ............................    24,982       41,973         74,221       13,641        1,911        415     157,143
   Borrowings...........................     3,500        3,000         11,300        5,100           --         --      22,900
                                         ---------     --------      ---------     --------     --------    -------    --------
        Total...........................    28,482       44,973         85,521       18,741        1,911        415     180,043
                                         ---------     --------      ---------     --------     --------    -------    --------

Interest sensitivity gap................ $  19,275     $  1,319       $ (6,385)    $    398     $  7,017    $ 1,137
                                         =========     ========       =========    ========     ========    =======
Cumulative interest sensitivity gap..... $  19,275     $ 20,594       $ 14,209     $ 14,607     $ 21,624    $22,761
                                         =========     ========       ========     ========     ========    =======
Ratio of cumulative gap to total assets.      9.50%       10.15%          7.01%        7.20%       10.66%     11.22%
                                         =========     ========       ========     ========     ========    =======
----------------------
         The  interest  rate-sensitivity  of the  Company's  assets  and  liabilities  illustrated  in the table  above  could  vary substantially  if different  assumptions  were used or actual  experience  differs from the  assumptions  used.  If passbook and NOW accounts were assumed to mature in one year or less, the Company's one-year positive gap would be negative.


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

         The Company utilizes two additional measures of risk. These are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical change of plus or minus 200 basis points in market interest rates for maturities from one day to thirty years. As of June 30, 2004, the Bank had the following estimated sensitivity profile for net interest income and fair value of equity:

                                       + 200 basis points   -100 basis points     Policy Limit
                                       ------------------   -----------------     ------------

     % Change in Net Interest Income            10.8%             -3.4%             +/-10.0 %
     % Change in Fair Value of Equity          -26.8%              4.9%             +/-25.0 %


         The forecasted change in fair value in equity and the forecasted change in net interest income under an immediate and permanent +200 basis point increase in interest rates are both slightly outside of policy limits. This is a result of the April 2004 purchase of Parkville. The Company is working to reduce this interest rate risk.

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

         The Company's most liquid assets are cash on hand, interest-bearing deposits and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At June 30, 2004, the Company's cash on hand, interest-bearing deposits and Federal funds sold totaled $19.1 million.

         The Company anticipates that it will have sufficient funds available to meet its current loan origination, and unused lines-of-credit commitments of approximately $3.3 million and $7.1 million, respectively. Certificates of deposit that are scheduled to mature in less than one year at June 30, 2004 totaled $43.0 million. Historically, a high percentage of maturing deposits have remained with the Company.

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

         The Company, as the holding company for the Bank, has an annual cash requirement of approximately $559,000 for the payment of common stock and preferred stock dividends and debt service on a loan. The only source of funds for the holding company is dividends from the Bank. The amount of dividends that can be paid to the Company from the Bank is limited by the earnings of the Bank.

         At June 30, 2004, the Company exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Company's regulatory compliance at June 30, 2004.

                                                                                                     To Be Well
                                                                                                  Capitalized Under
                                                                                 For Capital      Prompt Corrective
                                                      Actual                 Adequacy Purposes    Action Provisions
                                               --------------------      ----------------------   -----------------
                                               Amount         Ratio       Amount          Ratio   Amount      Ratio
                                               ------         -----       ------          -----   ------      -----
                                                                        (Dollars in thousands)

 Total Capital (to Risk Weighted Assets).....   $13,761        10.91 %   $ 10,091          8.00%     N/A
 Tier 1 Capital (to Risk Weighted Assets)....    12,825        10.17%       5,056          4.00%     N/A
 Tier 1 Capital (to Average Assets)..........    12,825         6.13%       8,369          4.00%     N/A

         At June 30, 2004, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Company's regulatory compliance at June 30, 2004.

                                                                                                     To Be Well
                                                                                                  Capitalized Under
                                                                                 For Capital      Prompt Corrective
                                                      Actual                 Adequacy Purposes    Action Provisions
                                               --------------------      ----------------------   -----------------
                                               Amount         Ratio       Amount          Ratio   Amount      Ratio
                                               ------         -----       ------          -----   ------      -----
                                                                        (Dollars in thousands)

 Total Capital (to Risk Weighted Assets)....   $15,138         12.08 %    $10,026          8.00%  $ 12,533     10.00%
 Tier 1 Capital (to Risk Weighted Assets)...    14,202         11.33%       5,013          4.00%     7,520      6.00%
 Tier 1 Capital (to Average Assets).........    14,202          6.82%       8,325          4.00%    10,407      5.00%

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

         Off-balance   sheet  financial   instruments   whose  contract  amounts
represent credit and interest rate risk are summarized as follows:

                                                         June 30, 2004             June 30, 2003
                                                         -------------             -------------
                                                                      (In thousands)

Commitments to originate new loans....................       $3,354                    $1,566
Undisbursed lines of credit...........................        7,061                     4,720
Financial standby letters of credit...................          964                       958

IMPACT OF INFLATION AND CHANGING PRICES

         The Consolidated Financial Statements and Notes thereto presented in this Annual Report have been prepared in accordance with accounting principles generally accepted in The United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.


CONTRACTUAL OBLIGATIONS

         The following table sets forth the company's contractual obligations as of June 30, 2004

                                            Less than 1 year  1 to 3 years      4 to 5 years     Over 5  years
                                            ----------------  ------------      ------------     -------------
                                                                                    ( In thousands)

Time Deposits.............................      $42,995         $21,704           $ 9,212           $ 6,007
Long-term borrowings......................        4,500           5,600             5,700             7,100
Lease obligations.........................           58              36                36                 -
                                                -------              --                --                --
Total Contractual Cash Obligations........      $47,553         $27,340           $14,948           $13,107
                                                =======         =======           =======           =======


PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition

June 30, 2004 and 2003
========================================================================================================================
(DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)                                         2004                  2003
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash:
      On hand and due from banks                                                   $     6,253          $    2,193
      Interest bearing deposits                                                          8,426               5,489
Federal funds sold                                                                       4,455               6,525
Investment securities available for sale                                                16,117               4,542
Mortgage-backed securities available for sale                                           13,110              19,843
Loans receivable, net                                                                  151,413             113,252
Investment required by law, at cost                                                      1,760               1,318
Property and equipment, net                                                              1,615                 998
Goodwill and other intangible assets                                                     3,457               1,870
Accrued interest and other assets                                                        4,010               1,775
------------------------------------------------------------------------------------------------------------------------
                                                                                   $   210,616          $  157,805
========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
      Noninterest bearing deposits                                                 $    10,989          $    6,879
      Interest bearing deposits                                                        157,143             112,776
      Accrued expenses and other liabilities                                             3,204               2,071
       Long-Term Debt                                                                   22,900              20,174
------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                      194,236             141,900

Temporary equity - ESOP shares subject to put option                                     1,404                 777

Stockholders' equity
       Preferred stock-Series A Noncumulative Convertible Perpetual $0.01 par value; authorized 1,000,000 shares with a liquidation preference of $25 per share; 98,090 and 99,734 shares outstanding
         at June 30, 2004 and June 30, 2003, respectively                                    1                   1
       Additional paid-in-capital                                                        2,454               2,495
      Common stock $0.01 par value; authorized 4,000,000 shares; issued and outstanding 1,386,615 shares at June 30, 2004 and
        412,634 shares at June 30, 2003                                                     14                   4
      Additional paid-in capital                                                         4,098               3,082
      Employee Stock Option Plan (ESOP)                                                      -                 (56)
      Deferred compensation - Rabbi Trust                                                  (78)                (78)
       Obligation under Rabbi Trust                                                        250                 250
      Retained earnings, substantially restricted                                        8,592               9,070
      Accumulated other comprehensive income (loss), net of taxes                         (355)                360
------------------------------------------------------------------------------------------------------------------------
Total stockholders' Equity - Permanent                                                  14,976              15,128
------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity - including Temporary Equity                                 16,380              15,905
------------------------------------------------------------------------------------------------------------------------
                                                                                   $   210,616          $  157,805
========================================================================================================================
See accompanying notes to consolidated financial statements.




PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Years Ended June 30, 2004 and 2003
========================================================================================================================
(IN THOUSANDS EXCEPT FOR PER SHARE DATA)                                            2004                       2003
------------------------------------------------------------------------------------------------------------------------
Interest income:
      Loans receivable                                                            $  9,042                 $  9,354
      Mortgage-backed securities                                                       940                      954
      Investment securities                                                            396                      294
      Federal funds sold and other investments                                         141                      162
------------------------------------------------------------------------------------------------------------------------
Total interest income                                                               10,519                   10,764
------------------------------------------------------------------------------------------------------------------------

Interest expense:
      Deposits                                                                       2,524                    2,867
      Interest on long term debt                                                     1,202                    1,125
------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                               3,726                    3,992
------------------------------------------------------------------------------------------------------------------------

Net interest income                                                                  6,793                    6,772
Provision for losses on loans                                                           42                      531
------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans                              6,751                    6,241
------------------------------------------------------------------------------------------------------------------------

Noninterest income:
     Fees and service charges                                                          384                      384
     Net loss on sales of foreclosed real estate                                         -                       (3)
     Gain on sale of investment and mortgage-backed
      securities                                                                        99                      138
      Gain on sale of loans held-for-sale                                               13                       14
      Other                                                                             83                       35
------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                               579                      568
------------------------------------------------------------------------------------------------------------------------

Noninterest expenses:
      Compensation and employee benefits                                             2,971                    2,718
      Insurance                                                                         83                       71
      Professional fees                                                                245                      406
      Equipment expenses                                                               196                      201
      Net occupancy costs                                                              233                      221
      Advertising                                                                      141                      117
      Data processing                                                                  234                      218
      Amortization of Core Deposit Intangible                                           14                        -
      Other                                                                            892                      724
------------------------------------------------------------------------------------------------------------------------
Total noninterest expenses                                                           5,009                    4,676
------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                           2,321                    2,133
Income tax provision                                                                   852                      788
------------------------------------------------------------------------------------------------------------------------
Net income                                                                         $ 1,469                 $  1,345
------------------------------------------------------------------------------------------------------------------------

Net income per share of common stock
      Basic                                                                     $     0.92               $     0.84
      Diluted                                                                   $     0.77               $     0.72
========================================================================================================================
See accompanying notes to consolidated financial statements.



PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity
Years Ended June 30, 2004 and 2003
====================================================================================================================================
(DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                                                  Temp.                    Accumulated
                                                                                  Equity                      Other
                                              Additional                          ESOP                    Comprehensive
                                               Paid-In           Additional       Shares                     Income       Total
                                   Preferred   Capital    Common  Paid-In         Subject  Rabbi  Retained   (Loss),   Stockholders'
                                     Stock    Preferred   Stock   Capital   ESOP  to Put   Trust  Earnings  Net of Taxes  Equity
------------------------------------------------------------------------------------------------------------------------------------

Balance at July 1, 2002             $    1     $ 2,506   $   4   $  2,020  $ (120) $  672  $ 172   $ 9,207   $   139     $ 14,601

 Comprehensive income:
 Net income                              -           -       -          -       -       -      -     1,345         -        1,345
 Adjustment to unrealized net
   holding gains on available-
   for-sale portfolios, net of
   taxes of $176                         -           -       -          -       -       -      -         -       308          308
 Reclassification adjustments for
   gains included in net income,
   net of taxes of $51                   -           -       -          -       -       -      -         -       (87)         (87)
                                                                                                                         ---------
 Comprehensive income                    -           -       -          -       -       -      -         -         -        1,566
                                                                                                                         --------
 Compensation under stock-based
   benefit plans                         -           -        -        69      64       -      -         -         -          133
Preferred stock dividends
   ($1.875 per share)                    -           -        -         -       -       -      -      (186)        -         (186)
 Cash dividends declared
   ($.56 per share)                      -           -        -         -       -       -      -      (225)        -         (225)
 10% Common Stock Dividend               -           -        -     1,071       -       -      -    (1,071)        -            -
 Options exercised                       -           -        -        16       -       -      -         -         -           16
 Transfer to temporary equity            -           -        -      (105)      -     105      -         -         -            -
 Conversion of Preferred to Common       -         (11)       -        11       -       -      -         -         -            -
------------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2003                 1       2,495        4     3,082     (56)    777    172     9,070       360       15,905
 Comprehensive income:
    Net income                           -           -        -         -       -       -      -     1,469         -        1,469
  Adjustment to unrealized net
    holding gains available-for-sale
    portfolios, net of taxes of $412     -           -        -         -       -       -      -         -      (654)        (654)
 Reclassification adjustments for
    gains included in net income,
    net of taxes of $38                  -           -        -         -       -       -      -         -       (61)         (61)
                                                                                                                         ---------
 Comprehensive income                                                                                                         754
                                                                                                                         --------
 Compensation under stock-based
   benefit plans                         -           -        -         -      56       -      -         -         -           56
Preferred stock dividends
   ($1.875 per share)                    -           -        -         -       -       -      -      (184)        -         (184)
 Cash dividends declared
   ($0.62 per share)                     -           -        -         -       -       -      -      (285)        -         (285)
 10% Common Stock Dividend               -           -        1     1,468       -       -      -    (1,469)        -            -
 Declare 3 for 1 stock split
   in the form of a 200% stock
   dividend                              -           -        9         -       -       -      -        (9)        -            -
 Options exercised and related
   tax benefit                           -           -        -       134       -       -      -         -         -          134
 Transfer to temporary equity            -           -        -      (627)      -     627      -         -         -            -
 Conversion of Preferred to Common       -         (41)       -        41       -       -      -         -         -            -
------------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2004                 1       2,454       14     4,098       -   1,404    172     8,592      (355)      16,380
====================================================================================================================================
See accompanying notes to consolidated financial statements.




PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

Years ended June 30, 2004 and 2003
========================================================================================================================
(IN THOUSANDS)                                                                         2004                     2003
------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                                        $ 1,469             $  1,345
     Adjustments to reconcile net income to net
          cash provided by operating activities:
               Depreciation                                                                199                  183
               Provision for losses on loans                                                42                  531
               Non-cash compensation under stock-based benefit plans                        56                  133
                Income tax benefit from exercise of stock options                           45                    -
               Amortization of core deposit intangible                                      14                    -
               Amortization of premiums and discounts, net                                  90                  (75)
               Income from bank-owned life insurance                                       (46)                   -
               Deferred loan origination fees, net of costs                               (246)                 170
               Proceeds from sale of loans-held-for-sale                                 1,558                1,439
               Origination of loans held for sale                                       (1,545)              (1,425)
               Gain on sale of investment and mortgage backed securities                   (99)                (138)
               Gain on sale of loans held-for-sale                                         (13)                 (14)
               Loss on sale of foreclosed real estate                                       --                    3
               (Increase)decrease in accrued interest and other assets                     541                  (55)
                Increase in accrued expenses and other liabilities                         678                  378
------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                              $ 2,743             $  2,475
------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Net cash received in acquisition of Parkville                                       3,974                   --
     Purchase of investment securities                                                  (9,009)              (2,718)
     Proceeds from sale/redemption of investment securities                              1,250                3,322
     Purchase of mortgage-backed-securities                                            (10,200)             (12,362)
     Proceeds from sale of mortgage-backed securities                                    6,972                   --
     Principal repayments on mortgage-backed securities                                  9,038                6,539
     Proceeds from maturing time deposit investments                                       195                   --
     Loan principal disbursements, net of repayments                                    (6,237)               4,557
     Proceeds from sale of foreclosed real estate                                           --                  125
     Purchase of Bank owned life insurance                                              (1,600)                  --
     (Increase) decrease in investment required by law                                    (107)                 585
     Purchases of property and equipment                                                  (422)                (125)
------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                 $ (6,146)            $    (77)
------------------------------------------------------------------------------------------------------------------------

(Continued)







See accompanying notes to consolidated financial statements.



PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows, Continued

Years ended June 30, 2004 and 2003
========================================================================================================================
(IN THOUSANDS)                                                                      2004                    2003
------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Net increase in deposits                                                     $    4,894             $      81
     Net increase (decrease) by borrowers for taxes and insurance                       609                  (234)
    Stock options exercised                                                              89                    16
    Proceeds from long-term borrowings                                               12,000                 3,000
    Repayments of long-term borrowings                                               (9,300)               (5,500)
    Dividends paid                                                                     (469)                 (411)
------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                                   7,823                (3,048)
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                  4,420                  (650)
Cash and cash equivalents at beginning of year                                       13,724                14,374
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                         $   18,144             $  13,724
========================================================================================================================

The Following is a Summary of Cash and Cash Equivalents:
     Cash on hand and due from banks                                             $    6,253             $   2,193
     Interest bearing deposits in other banks                                         8,426                 5,489
     Federal funds sold                                                               4,455                 6,525
------------------------------------------------------------------------------------------------------------------------
                                                                                 $   19,134             $  14,207
         Less - Certificates of deposit maturing in 90 days or more
                      included in interest bearing deposits in other banks             (990)                 (483)
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents reflected on the Statement of Cash Flows               $   18,144             $  13,724
========================================================================================================================


Supplemental cash flow information:

     Interest paid                                                               $    3,501             $   4,020
     Income taxes paid                                                                  320                   760


The Patapsco Bank purchased all of the common stock of Parkville Federal Savings
Bank for $4.2 million. In conjunction with the acquisition, the assets acquired and liabilities assumed were as follows:
  Fair Value of Assets acquired                                                  $   49,208             $      --
  Fair Value of liabilities assumed                                                 (46,101)                   --
  Cash paid for Parkville Federal Savings Bank stock                                 (4,192)                   --
                                                                                 -----------            ---------
  Cash paid & liabilities assumed in excess of assets acquired                   $   (1,085)            $      --
========================================================================================================================







See accompanying notes to consolidated financial statements.

   PATAPSCO BANCORP, INC. AND SUBSIDIARIES
   Notes to Consolidated Financial Statements
   June 30, 2004 and 2003


(1)  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS

     Patapsco Bancorp, Inc. (the Company) is the holding company of The Patapsco Bank (Patapsco). Patapsco owns 100% of Prime Business Leasing, Inc. (Prime Leasing) and Patapsco Financial Services, Inc. (Financial). The primary business of Patapsco is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial loans and consumer loans, primarily in the Greater Baltimore Metropolitan area. Patapsco is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans. Patapsco is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies. The primary business of Prime Leasing is the origination and servicing of commercial leases. The primary business of Financial is the sale of consumer investment products.

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

     CASH AND CASH EQUIVALENTS

     Cash equivalents include cash, federal funds sold and interest bearing deposits in other banks with an original maturity of 90 days or less. Cash and cash equivalents are carried at cost, which approximates fair value.

     INVESTMENT AND MORTGAGE-BACKED SECURITIES

     Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt and equity securities not classified as held-to-maturity and equity securities with readily determinable fair values are classified as trading securities if bought and held principally for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. Investments not classified as held-to-maturity or trading are considered available-for-sale and are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax effects. All of the Company's investments are classified as available-for -sale.

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

   PATAPSCO BANCORP, INC. AND SUBSIDIARIES
   Notes to Consolidated Financial Statements
   June 30, 2004 and 2003


     investments, cost is determined using the specific identification method. Premiums and discounts on investment and mortgage-backed securities are amortized over the term of the security using the interest method.

     LOANS HELD FOR SALE

     Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is determined based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined using the specific identification method.

     LOANS RECEIVABLE

     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances. Interest income is accrued on the unpaid principal balance.

     The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

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

     ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses ("allowance") represents an amount, that in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible. The allowance represents an estimate made based upon two principles of accounting: (1) Statement of Financial Accounting Standards ("SFAS") No.5 "Accounting for Contingencies", that requires losses to be accrued when their occurrence is probable and estimable, and (2) SFAS No. 114 "Accounting by Creditors for Impairment of a Loan", that requires losses be accrued when it is probable that the lender will not collect all principal and interest due under the original term of the loan. The adequacy of the allowance is determined through careful evaluation of the loan portfolio. This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment that may be subject to change. Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it. The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense.

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

   PATAPSCO BANCORP, INC. AND SUBSIDIARIES
   Notes to Consolidated Financial Statements
   June 30, 2004 and 2003


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

     FORECLOSED REAL ESTATE AND OTHER REPOSSESSED ASSETS

     Foreclosure real estate (FRE) and other repossessed assets are initially recorded at the estimated fair value, net of estimated selling costs, and subsequently at the lower of book value or fair value less estimated costs to sell. Costs relating to holding such property are charged against income in the current period, while costs relating to improving such real estate are capitalized until a salable condition is reached. The Company did not have FRE as of June 30, 2004 and 2003. Other repossessed assets, which are included in other assets totaled $0 and $19,000 at June 30, 2004 and 2003, respectively.

     INCOME TAXES

     Deferred income taxes are recognized, with certain exceptions, for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence, including tax planning strategies and other factors.

     The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

     NET INCOME PER SHARE OF COMMON STOCK

     Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No

   PATAPSCO BANCORP, INC. AND SUBSIDIARIES
   Notes to Consolidated Financial Statements
   June 30, 2004 and 2003


     adjustments were made to net income (numerator) for all periods presented. Shares outstanding and per share numbers have been restated to reflect the 10% common stock dividends issued in December of 2003 and 2002 as well as the 3 for 1 stock split in the form of a 200% stock dividend declared on June 16, 2004.

                                                     -----------------------------------------------------------------------
(in thousands, except per share data)                                                 Year ended
                                                     -----------------------------------------------------------------------
                                                              June 30, 2004                          June 30, 2003
                                                        Basic              Diluted             Basic            Diluted
----------------------------------------------------------------------------------------------------------------------------
Net income                                             $  1,469          $   1,469         $   1,345         $    1,345
Preferred Stock Dividends                              $    184                  -               186                  -
----------------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Stock                   $  1,285          $   1,469         $   1,157         $    1,345
Weighted average shares outstanding                       1,401              1,401             1,378              1,378

Diluted securities:
    Preferred Stock                                         N/A                393               N/A                399
    Options                                                 N/A                108               N/A                 84
----------------------------------------------------------------------------------------------------------------------------
Adjusted weighted average shares                          1,401              1,902             1,378              1,861
----------------------------------------------------------------------------------------------------------------------------
Per share amount                                          $0.92              $0.77             $0.84              $0.72
============================================================================================================================

     STOCK-BASED COMPENSATION

     Statement 123 allows companies to account for stock-based compensation either under the new provisions of Statement 123 or under the provisions of Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of Statement 123 had been adopted. The Company has continued to account for its stock-based compensation in accordance with APB 25.

     Statement 123, "Accounting for Stock-Based Compensation", requires the Company to make certain disclosures as if the fair value method of accounting had been applied to the Company's stock option grants made subsequent to 1994. Accordingly, no stock option based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of Statement 123.

                                                                                        Year Ended June 30,
                                                                                   2004                  2003
                                                                                   ----                  ----

Net Income as reported                                                            $ 1,469               $ 1,345
Amounts recognized as expense in financial statements                                  56                   133
Deduct: Total stock option based employee
compensation expense determined under
fair value based method for all awards, net of
related tax effects                                                                   (83)                 (168)
                                                                                  --------              --------
Proforma Net Income                                                               $ 1,442               $ 1,310

Earnings per share:
         Basic - as reported                                                        $0.92                 $0.84
         Basic - pro forma                                                          $0.90                 $0.82

         Diluted - as reported                                                      $0.77                 $0.72
         Diluted - pro forma                                                        $0.76                 $0.71

   PATAPSCO BANCORP, INC. AND SUBSIDIARIES
   Notes to Consolidated Financial Statements
   June 30, 2004 and 2003


     The Company granted no options in the years ended June 30, 2004 or June 30, 2003.

     EMPLOYEE STOCK OWNERSHIP PLAN

     Patapsco recognizes the cost of the Employee Stock Ownership Plan (ESOP) in accordance with AICPA Statement of Position No. 93-6 "Employers' Accounting for Employee Stock Ownership Plans". As shares are released from collateral, Patapsco reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocated shares are recorded as a reduction of debt.

     COMPREHENSIVE INCOME

     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income are components of comprehensive income.

     GOODWILL AND INTANGIBLE ASSETS

     Effective July 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 revised the accounting for purchased intangible assets and, in general, requires that goodwill no longer be amortized, but rather that it be tested for impairment on an annual basis at the reporting unit level, which is either at the same level or one level below an operating segment. Other acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives. Prior to July 1, 2002, substantially all of the Company's goodwill was amortized using the straight-line method over 15 years. Other intangible assets are amortized using the straight-line method over estimated useful lives of 10 years. The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of goodwill and other intangible assets may be impaired.

     In accordance with the provisions of SFAS No. 142, the Company continues to amortize other intangible assets over the estimated remaining life of each respective asset. Amortizable intangible assets were composed of the following:

                                                                                                        June 30, 2004
                                                                                              ==============================
                                                                                                 Gross
                                                                                                Carrying       Accumulated
                                                                                                 Amount        Amortization
                                                                                              ------------  ----------------
                                                                                                   (Dollars in Thousands)

                   Amortizable intangible assets,
                        acquisition of deposit accounts                                              $516             $14
                                                                                               ============     ============

                   Aggregate amortization expense:
                        For the year ended June 30, 2004                                              $14
                   Estimated amortization expense:
                        For the year ending June 30, 2005                                             $52
                        For the year ending June 30, 2006                                              52
                        For the year ending June 30, 2007                                              52
                        For the year ending June 30, 2008                                              52
                        For the year ending June 30, 2009                                              52


   PATAPSCO BANCORP, INC. AND SUBSIDIARIES
   Notes to Consolidated Financial Statements
   June 30, 2004 and 2003


     The changes in the carrying amount of goodwill for the year ended June 30, 2004 are as follows (in thousands):


             Balance as of July 1, 2003                               $1,870
                 Goodwill acquired during the year                     1,085
                                                                  ------------

             Balance as of June 30, 2004                              $2,955
                                                                  ============

ADVERTISING COSTS

The Company expenses advertising costs as they are incurred.

SEGMENT REPORTING

The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine networks, the Bank offers a full array of commercial and retail financial services, including taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, trust and mortgage banking operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful.

ACQUISITION

On April 1, 2004, The Patapsco Bank acquired Parkville Federal Savings Bank (Parkville), a federally chartered savings bank. Holders of outstanding shares of Parkville received $62.51 per share in cash for each common share owned. Total consideration paid was $4.2 million.

The combination was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of acquisition, April 1, 2004. The Company recorded premiums of $674,000 on assets and $364,000 on liabilities and discounts of $144,000 on assets and $0 on liabilities. Fair value adjustments on the assets and liabilities purchased are being amortized over the estimated lives of the related assets and liabilities. The net effect of the amortization and accretion of premiums and discounts on net income before taxes for fiscal 2004 was $20,000. A core deposit intangible of $516,000 was recognized and is being amortized over ten years. The excess of the purchase price over the estimated fair value of the underlying net assets of $1.1 million was allocated to goodwill.

The following unaudited pro forma condensed consolidated financial information reflects the results of operations of the Company for the years ended June 30, 2004 and 2003 as if the transaction had occurred at the beginning of each period presented. These pro forma results are not necessarily indicative of what the Company's results of operations would have been had the acquisition actually taken place at the beginning of each period presented.


                                     -------------------------------------------
                                                      YEAR ENDED
                                     -------------------------------------------

(IN THOUSANDS, EXCEPT PER SHARE DATA)      JUNE 30, 2004      JUNE 30, 2003
--------------------------------------------------------------------------------
  Net interest income                          $7,930            $8,332
  Net income                                    1,609             1,590
  Diluted net income per share                  $0.85             $0.85

   PATAPSCO BANCORP, INC. AND SUBSIDIARIES
   Notes to Consolidated Financial Statements
   June 30, 2004 and 2003


     GUARANTEES

     The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company, generally, holds collateral and/or personal guarantees supporting these commitments. The Company had $964,000 of standby letters of credit as of June 30, 2004. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payment required under the corresponding guarantees. The current amount of the liability as of June 30, 2004 for guarantees under standby letters of credit issued is not material.

(2)  INVESTMENT SECURITIES AVAILABLE FOR SALE

     Investment securities, classified as available for sale, are summarized as follows as of June 30:

                                                                          2004
                                             -------------------------------------------------------------
                                                AMORTIZED        UNREALIZED       UNREALIZED       FAIR
     (IN THOUSANDS)                               COST             GAINS            LOSSES         VALUE
     -----------------------------------------------------------------------------------------------------
     Equity securities                         $     55           $   -            $   -         $     55
     Corporate Bonds                              2,600              28               56            2,572
     U.S. Government and Agency                  13,647               3              160           13,490
     -----------------------------------------------------------------------------------------------------
                                               $ 16,302           $  31            $ 216         $ 16,117
     =====================================================================================================

                                             -------------------------------------------------------------
                                                                          2003
                                             -------------------------------------------------------------
     Equity securities                         $     48           $   -            $   7         $     41
     Corporate Bonds                              2,600              26                3            2,623
     U.S. Government and Agency                   1,854              23                -            1,878
     -----------------------------------------------------------------------------------------------------
                                               $  4,502           $  49            $  10         $  4,542
     =====================================================================================================

     The equity investments have no stated maturity. The scheduled maturities of other investments available for sale at June 30, 2004 are as follows:


                                                                                      2004
                                                                       AMORTIZED                 FAIR
   (IN THOUSANDS)                                                         COST                   VALUE
  -------------------------------------------------------------------------------------------------------
     Due in one to five years                                         $13,497                 $13,392
     Due after five through ten years                                   1,000                     984
     Due after ten years                                                1,750                   1,686
                                                        -------------------------------------------------
                                                                      $16,247                 $16,062
  =======================================================================================================

     There were no sales of corporate, government, agency or equity securities in fiscal 2004.

     In fiscal year 2003, the Company received proceeds of $2,321,000 from the sale of corporate, government and agency and equity securities resulting in gross gains of $138,000.

   PATAPSCO BANCORP, INC. AND SUBSIDIARIES
   Notes to Consolidated Financial Statements
   June 30, 2004 and 2003


(3) MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

    Mortgage-backed securities, classified as available for sale, are summarized as follows as of June 30:

                                                                          2004
                                        -------------------------------------------------------------
                                            AMORTIZED        UNREALIZED       UNREALIZED       FAIR
 (IN THOUSANDS)                               COST             GAINS            LOSSES         VALUE
 -----------------------------------------------------------------------------------------------------
 Government National Mortgage
   Association (GNMA)                       $    392         $    19          $    -         $    411
 Federal National Mortgage
   Association (FNMA)                         12,118              41             425           11,734
 Federal Home Loan Mortgage
   Corporation (FHLMC)                           992               -              27              965
                                           -----------------------------------------------------------
                                            $ 13,502         $    60          $   452        $ 13,110
======================================================================================================

                                                                          2003
                                        -------------------------------------------------------------
                                            AMORTIZED        UNREALIZED       UNREALIZED       FAIR
 (IN THOUSANDS)                               COST             GAINS            LOSSES         VALUE
 -----------------------------------------------------------------------------------------------------
Government National Mortgage
  Association (GNMA)                       $   1,846         $    111         $    -        $   1,957
Federal National Mortgage
  Association (FNMA)                           9,355              243              5            9,593
Federal Home Loan Mortgage
  Corporation (FHLMC)                          8,095              198              -            8,293
                                           -----------------------------------------------------------
                                           $  19,296         $    552         $    5        $  19,843
======================================================================================================

     In fiscal year 2004, the Company received proceeds of $6,972,000 from the sale of mortgage-backed securities resulting in gains of $110,000 and losses of $11,000.

     There were no sales of mortgage-backed securities in fiscal year 2003.

     The following table shows the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2004.

                                LESS THAN 12 MONTHS            12 MONTHS OR MORE                     TOTAL
                            -------------------------     ----------------------------     --------------------------
                              FAIR        UNREALIZED        FAIR         UNREALIZED          FAIR         UNREALIZED
                              VALUE         LOSSES          VALUE          LOSSES            VALUE          LOSSES
                            ---------    ------------    ----------     --------------     ---------     ------------
                                                             (IN THOUSANDS)
U.S. Government agencies     $11,890         $160        $    --          $    --           $11,890          $160
Corporate Securities           1,444           56             --               --             1,444            56
Mortgage-backed securities    10,229          452             --               --            10,229           452
Equity securities               --             --             --               --              --              --
                            ---------    ------------    ----------     --------------     ---------     ------------

Total Temporarily Impaired
Securities                   $23,563         $668        $    --          $    --           $23,563          $668
                            =========    ============    ===========     ==============    ==========    ============


   At June 30,  2004,  the  Company  had 21  securities  in an  unrealized  loss position. Unrealized losses detailed above relate primarily to U.S. Government agency debt and mortgage-backed securities. The decline in fair value is due only to interest rate fluctuations. The Company has the intent and ability to hold such investments until maturity or market price recovery. None of the individual unrealized losses are significant.

   PATAPSCO BANCORP, INC. AND SUBSIDIARIES
   Notes to Consolidated Financial Statements
   June 30, 2004 and 2003




(4)  LOANS RECEIVABLE

     Loans receivable are summarized as follows as of June 30:

     (IN THOUSANDS)                                                                  2004                   2003
    ------------------------------------------------------------------------------------------------------------------
     Real estate secured by first mortgage:
          Residential                                                             $ 78,303             $   48,664
          Commercial                                                                16,545                 14,622
          Construction, net of loans in process                                      6,510                  4,266
    ------------------------------------------------------------------------------------------------------------------
         Total Real Estate                                                         101,358                 67,552

     Home improvement loans                                                          8,063                  9,161
     Home equity loans                                                               4,040                  3,709
     Other Consumer loans                                                            2,374                  2,194
     Commercial loans                                                               21,919                 17,564
     Commercial Leases                                                              21,182                 19,225
    ------------------------------------------------------------------------------------------------------------------
                                                                                   158,936                119,405
     Less:
            Deferred loan origination fees, net of costs                                94                     96
            Unearned interest consumer loans                                           465                    408
            Unearned interest commercial leases                                      6,473                  4,356
            Purchase accounting (premium) discount, net                               (455)                   154
            Allowance for loan losses                                                  936                  1,139
    ------------------------------------------------------------------------------------------------------------------
       Loans receivable, net                                                      $151,413               $113,252
    ==================================================================================================================

     A substantial portion of the Company's loans receivable are mortgage loans secured by residential real estate properties. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. On first mortgage loans, the Company does not lend more than 95% of the appraised value of an owner occupied residential property and in instances where the Company lends more than 80% of the appraised value, private mortgage insurance is required. For investor loans on residential property (not owner occupied) the Company generally does not lend more than 75% of the appraised value. Lease financing receivables represent finance leases with no residuals on equipment used in the operation of the customer's business. Terms are typically from 3 to 5 years.

     The Company's residential lending operations are focused in the State of Maryland, primarily the Baltimore Metropolitan area. While residential lending is generally considered to involve less risk than other forms of lending, payment experience on these loans is dependent to some extent on economic and market conditions in the Company's primary lending area.

     The purchase accounting premium/discount results from the November 2000 acquisition of Northfield Bancorp and its subsidiary, Northfield Federal Savings Bank and the April 2004 acquisition of Parkville Federal Savings Bank. The purchase premium/discount was determined by comparing the fair values of the loans purchased to their carrying values on the books of the acquired entity, before consideration of uncollectibility. Fair values were determined through the use of a discounted cash-flow analysis. The premium/discount is being amortized against interest income using the level-yield method.

     Impairment of loans having recorded investments of $486,000 and $193,000 at June 30, 2004 and 2003 respectively has been recognized in conformity with SFAS No. 114. The average recorded investment in impaired loans during 2004 and 2003 respectively was $367,000 and $960,000. There was an allowance for losses related to those loans of $319,000 and $261,000 at June 30, 2004 and 2003, respectively. The amount of interest that would have been recorded on non-accrual loans at June 30, 2004 and 2003, respectively had the loans performed in accordance with their terms was approximately $46,000 and $119,000, respectively. The actual interest income recorded on these loans during 2004 and 2003 was $47,000 and $56,000, respectively. The Company is not obligated to lend any additional monies to the aforementioned impaired and non-accrual loans. All impaired loans were on non-accrual status.

   PATAPSCO BANCORP, INC. AND SUBSIDIARIES
   Notes to Consolidated Financial Statements
   June 30, 2004 and 2003


    Loans on which the accrual of interest has been discontinued amounted to $498,000 and $327,000 at June 30, 2004 and 2003, respectively. The company had no loan balances past due 90 days or more accruing interest.

    The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

     (IN THOUSANDS)                                                                   2004                    2003
     ------------------------------------------------------------------------------------------------------------------
     Balance at beginning of year                                                 $  1,139               $   1,438
     Provision for losses on loans                                                      42                     531
     Charge-offs                                                                      (446)                   (964)
     Recoveries                                                                        201                     134
     ------------------------------------------------------------------------------------------------------------------
     Balance at end of year                                                       $    936                $  1,139
     ==================================================================================================================

    Commitments to extend credit are agreements to lend to customers, provided that terms and conditions of the commitment are met. Commitments are generally funded from loan principal repayments, excess liquidity and savings deposits. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

    Substantially all of the Company's outstanding commitments at June 30, 2004 and 2003 are for loans, which would be secured by various forms of collateral with values in excess of the commitment amounts. The Company's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

    Outstanding commitments to extend credit are as follows:

                                                                                                   2004
                                                                              --------------------------------------------
      (IN THOUSANDS)                                                               FIXED RATE             FLOATING RATE

      Commercial business and lease loans                                          $  1,296                  $  2,009
      Home Equity Loans                                                                                            49
      Undisbursed lines of credit                                                       -                       7,061
     =====================================================================================================================
                                                                                                   2003
                                                                              --------------------------------------------
      Commercial business and lease loans                                          $  1,216                  $    350
      Home Equity Loans                                                                 -                          -
      Undisbursed lines of credit                                                       -                       4,720
     =====================================================================================================================

    Standby letters of credit are conditional commitments issued by Patapsco to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Patapsco holds collateral supporting those commitments for which collateral is deemed necessary.

    As of June 30, 2004 and June 30, 2003, Patapsco had outstanding letters of credit of $964,000 and $958,000, respectively.

    As of June 30, 2004 and 2003, Patapsco was servicing loans for the benefit of others, approximately $5,672,000 and $3,222,000, respectively. These balances represent commercial and commercial real estate participations sold.

     PATAPSCO  BANCORP,  INC. AND SUBSIDIARIES
     Notes to Consolidated Financial Statements
     June 30, 2004 and 2003


(5)  PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows at June 30:
                                                                                                            ESTIMATED
       (IN THOUSANDS)                                                    2004                2003          USEFUL LIVES
      ----------------------------------------------------------------------------------------------------------------------
       Land                                                         $    249            $     173                -
       Building and improvements                                       1,403                1,129               40 years
       Leasehold improvements                                            146                  117           3 - 10 years
       Furniture, fixtures and equipment                               2,145                1,745           3 - 10 years
      ----------------------------------------------------------------------------------------------    --------------------
       Total, at cost                                                  3,943                3,164

      ----------------------------------------------------------------------------------------------
       Less accumulated depreciation                                   2,328                2,166
      ----------------------------------------------------------------------------------------------
       Property and equipment, net                                  $  1,615             $    998
      ==============================================================================================

     Rent expense was $63,000 and $60,000 in the years ended June 30, 2004 and June 30, 2003, respectively.

     At June 30, 2004, the minimal rental commitments under noncancellable operating leases are as follows:

        Year ended June 30,

                        2005                              $58,000
                        2006                               36,000
                        2007                               36,000

(6)  DEPOSITS

     The  aggregate   amount  of  jumbo   certificates,   each  with  a  minimum
     denomination of $100,000, was approximately $11,596,000 and $7,584,000 in 2004 and 2003, respectively.

     At June 30, 2004, the scheduled maturities of certificates are as follows:

     (IN THOUSANDS)

           2005                                          $ 42,995
           2006                                            14,176
           2007                                             7,528
           2008                                             3,796
           2009                                             5,416
           Thereafter                                       6,007
   -----------------------------------------------------------------------------
                                                         $ 79,918
   =============================================================================

(7)  BORROWINGS

     At June 30, 2004 and 2003, the Company has an agreement under a blanket-floating lien with the Federal Home Loan Bank of Atlanta providing the Company a line of credit of $40.9 and $39.3 million, respectively. At June 30, 2004, and 2003 the Bank has a Federal Funds accommodation with the Bankers Bank of Atlanta, GA of $5.1 million and $4.9 million, respectively. The Company is required to maintain as collateral for its FHLB advances qualified mortgage loans in an amount equal to 175% of the outstanding advances. In April 2004, the Company borrowed $2 million from the Bankers Bank of Atlanta, GA. The proceeds were primarily invested in the Patapsco Bank as additional paid-in-capital at the time of the acquisition of Parkville. At June 30, 2004, all borrowings except this $2 million are at fixed rates.

   PATAPSCO BANCORP, INC. AND SUBSIDIARIES
   Notes to Consolidated Financial Statements
   June 30, 2004 and 2003

     At June 30, the scheduled maturities of borrowings are as follows:

                                                2004                                             2003
-------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                             Weighted                                         Weighted
                                     Balance             Average Rate                 Balance             Average Rate
-------------------------------------------------------------------------------------------------------------------------
Under 12 months                     $ 4,500                 3.41%                  $ 4,000                   4.45%
12 months to 24months                 3,350                 4.24                     3,000                   4.42
24 months to 36 months                2,250                 2.15                     2,100                   5.74
36 months to 48 months                1,700                 2.71                     -                         -
48 months to 60 months                4,000                 4.71                     -                         -
60 months to 120 months               7,100                 5.06                    11,100                   4.89
Purchase discount                       -                    -                         (26)                    -
-------------------------------------------------------------------------------------------------------------------------
                                    $22,900                 4.09%                  $20,174                   4.82%
=========================================================================================================================

(8)  INCOME TAXES

     The  provision  for income taxes is composed of the following for the years ended June 30:

     (IN THOUSANDS)                                                                         2004                 2003
    ----------------------------------------------------------------------------------------------------------------------
     Current:
            Federal                                                                           $564          $    486
            State                                                                              113                99
    ----------------------------------------------------------------------------------------------------------------------
                                                                                               677               585
    ----------------------------------------------------------------------------------------------------------------------
     Deferred:
            Federal                                                                            143               165
            State                                                                               32                38
    ----------------------------------------------------------------------------------------------------------------------
                                                                                               175               203
    ----------------------------------------------------------------------------------------------------------------------
                                                                                              $852          $    788
    ======================================================================================================================

     The net deferred tax assets consist of the following at June 30:

                                                                                            2004                 2003
     ----------------------------------------------------------------------------------------------------------------------
      Unrealized losses on securities available for sale                                       $223               $ -
      Allowance for losses on loans                                                             362                440
      Deferred compensation                                                                     267                267
      Purchase accounting adjustment                                                             26                 73
      Other                                                                                       6                  8
                                                                                    -------------------- --------------------
            Total deferred tax assets                                                           884                788

      Unrealized gains on securities available for sale                                           -               (227)
      Federal Home Loan Bank stock dividends                                                   (164)              (133)
      Depreciation                                                                             (107)               (53)
      Other                                                                                    (132)               (19)
                                                                                    -------------------- --------------------
            Total deferred tax liabilities                                                     (403)              (432)
     ------------------------------------------------------------------------------------------------------------------------
      Net deferred tax assets                                                                  $481               $356
     ========================================================================================================================

    PATAPSCO BANCORP, INC. AND SUBSIDIARIES
    Notes to Consolidated Financial Statements
    June 30, 2004 and 2003

    A reconciliation of the income tax provision and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

                                                                                            2004                   2003
   ------------------------------------------------------------------------------------------------------------------------
     Tax at statutory rate                                                                    $789                 $725
     State income taxes, net of Federal income tax benefit                                      97                   91
     Other                                                                                     (34)                 (28)
   ------------------------------------------------------------------------------------------------------------------------
     Income tax provision                                                                     $852                 $788
   ========================================================================================================================

    The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts based on actual bad debt experience. Therefore, the provision for bad debts deducted from taxable income for Federal income tax purposes was based on the experience method.

(9) REGULATORY MATTERS

    The Federal Deposit Insurance Corporation (FDIC) insures deposits of account holders up to $100,000. Patapsco pays an annual premium to provide for this insurance. Patapsco is also a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta (FHLBA) equal to at least 4.50% of the outstanding borrowings from the FHLBA plus the lesser of 0.20% of total assets or $25 million. The investment in the FHLBA stock is reported in the balance sheet as the investment required by law. Purchases and sales of stock are made directly with Patapsco at par value.


    Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $4.7 million of transaction accounts, reserves equal to 3% must be maintained on the next $47.8 million of transaction accounts, and a reserve of 10% plus $1,434,000 must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustments by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. At June 30, 2004 the Bank met its reserve requirements.

    The Company and Patapsco are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Patapsco must meet specific capital guidelines that involve quantitative measures of Patapsco's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Patapsco's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, the Bank and the Company must maintain minimum capital and other requirements of regulatory authorities when declaring or paying dividends. The Bank and the Company have complied with such capital requirements.

    Quantitative measures established by regulation to ensure capital adequacy require the Company and Patapsco to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of June 30, 2004, that the Company and Patapsco meets all capital adequacy requirements to which it is subject.

    As of June 30, 2004, the most recent notification from banking regulators categorized Patapsco as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized Patapsco must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios set forth in table. There are no conditions or events since that notification that management believes have changed the institution's category.

    PATAPSCO BANCORP, INC. AND SUBSIDIARIES
    Notes to Consolidated Financial Statements
    June 30, 2004 and 2003

Patapsco Bancorp's actual capital amounts and ratios are presented in the table:

                                                                                                        TO BE WELL
                                                                                                     CAPITALIZED UNDER
                                                                           FOR CAPITAL               PROMPT CORRECTIVE
                                                   ACTUAL               ADEQUACY PURPOSES            ACTION PROVISIONS
                                        -------------------------------------------------------------------------------------
   (IN THOUSANDS)                          AMOUNT          RATIO         AMOUNT        RATIO           AMOUNT        RATIO
   --------------------------------------------------------------------------------------------------------------------------
   As of June 30, 2004:
       Total Capital (to Risk
          Weighted Assets)                 $13,761         10.91%        $10,091         8.00%           N/A
       Tier I Capital (to Risk
          Weighted Assets)                  12,825         10.17%          5,046         4.00%           N/A
       Tier I Capital (to Average
          Assets)                           12,825          6.13%          8,369         4.00%           N/A
   As of June 30, 2003:
       Total Capital (to Risk
          Weighted Assets)                 $14,416         14.58%         $7,912         8.00%           N/A
       Tier I Capital (to Risk
          Weighted Assets)                  13,277         13.43%          3,956         4.00%           N/A
       Tier I Capital (to Average
          Assets)                           13,277          8.56%          6,205         4.00%           N/A
   ============================================================================================================================

The Patapsco Bank's actual capital amounts and ratios are presented below:

                                                                                                        TO BE WELL
                                                                                                     CAPITALIZED UNDER
                                                                           FOR CAPITAL               PROMPT CORRECTIVE
                                                   ACTUAL               ADEQUACY PURPOSES            ACTION PROVISIONS
                                        -------------------------------------------------------------------------------------
   (IN THOUSANDS)                          AMOUNT          RATIO         AMOUNT        RATIO           AMOUNT        RATIO
   --------------------------------------------------------------------------------------------------------------------------
   As of June 30, 2004:
       Total Capital (to Risk
          Weighted Assets)                 $15,138         12.08%        $10,026         8.00%         $12,533        10.00%
       Tier I Capital (to Risk
          Weighted Assets)                  14,202         11.33%          5,013         4.00%           7,520         6.00%
       Tier I Capital (to Average
          Assets)                           14,202          6.82%          8,325         4.00%          10,407         5.00%
   As of June 30, 2003:
       Total Capital (to Risk
          Weighted Assets)                 $13,673         13.86%         $7,891         8.00%          $9,864        10.00%
       Tier I Capital (to Risk
          Weighted Assets)                  12,534         12.71%          3,945         4.00%           5,918         6.00%
       Tier I Capital (to Average
          Assets)                           12,534          8.07%          6,211         4.00%           7,764         5.00%
   ===========================================================================================================================

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

     PATAPSCO BANCORP, INC. AND SUBSIDIARIES
     Notes to Consolidated Financial Statements
     June 30, 2004 and 2003


     Federal regulations required that, upon conversion from mutual to stock form of ownership, a "liquidation account" be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with Patapsco after conversion. In the event of complete liquidation (and only in such event), each savings account holder who continues to maintain his savings account shall be entitled to receive a distribution from the liquidation account after payment to all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in the eligible holders' savings accounts. At conversion the liquidation account totaled approximately $6,088,000. In addition to the foregoing, certain bad debt reserves of approximately $2,561,000 deducted from income for federal income tax purposes and included in retained earnings of Patapsco, are not available for the payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by Patapsco, on the amount removed from the reserves for such distributions. The unrecorded deferred income tax liability on the above amount was approximately $998,000.

     In November 2000, as part of the acquisition of Northfield Bancorp, the Company issued 109,235 shares of Series A Noncumulative, Convertible Perpetual Preferred Stock. Each share of the preferred stock earns dividends at the rate of 7.5% of the liquidation preference of $25.00 per share, payable when declared by the Board of Directors. If Patapsco Bancorp fails to pay dividends to holders of Patapsco Bancorp Preferred stock for a given quarter, then during that quarter, no dividends may be paid on Patapsco Bancorp Common Stock.

     When issued, the preferred stock was convertible into common stock at a one to one basis. Due to three 10% stock dividends and a three for one stock split in the form of a 200% stock dividend paid to common shareholders since the issuance of the preferred shares, the current conversion ratio is 1 to 3.993. One share of preferred stock is convertible into 3.993 shares of common stock. Since issuance, 11,145 preferred shares have converted to common shares.

(11) BENEFIT PLANS

     EMPLOYEE STOCK OWNERSHIP PLAN

     Patapsco has established an Employee Stock Ownership Plan (ESOP) for its employees. On April 1, 1996 the ESOP acquired 113,891 shares of the Company's common stock in connection with Patapsco's conversion to a capital stock form of organization. The ESOP purchased an additional 28,721 shares as a result of the return of capital distribution paid by the Company in June 1997. The ESOP holds the common stock in a trust for allocation among participating employees, in trust or allocated to the participants' accounts and an annual contribution from Patapsco to the ESOP and earnings thereon. The above shares have been adjusted for all stock dividends and splits.

     All ESOP shares contain a "Put Option" which requires the Company to repurchase the share at the then fair market value subject to the availability of retained earnings. The "Put Option" may be exercised within 60 days of distribution of the shares and then again within 60 days after the fair market value determination date of the next plan year. The current fair market value of 104,288 shares that have been allocated contain a "Put Option" of $1,404,000. This amount is included in temporary equity in accordance with SEC Accounting Series Release No. 268.

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

     For the years ended June 30, 2004 and 2003 compensation expense recognized related to the ESOP and Patapsco's contribution to the ESOP was $56,000 and $133,000, respectively.

    PATAPSCO BANCORP, INC. AND SUBSIDIARIES
    Notes to Consolidated Financial Statements
    June 30, 2004 and 2003


     The ESOP shares were as follows as of June 30:

                                                                                               2004                  2003
      ------------------------------------------------------------------------------------------------------------------------
       Shares released and allocated                                                          142,612              122,555
       Unearned shares                                                                             --               20,057
      ------------------------------------------------------------------------------------------------------------------------
                                                                                              142,612              142,612
      ========================================================================================================================
       Fair value of unearned shares                                                        $      --            $ 188,000
      ========================================================================================================================

   Share numbers have been adjusted for stock dividends and stock splits.

     DIRECTORS RETIREMENT PLAN

     Effective September 28, 1995, Patapsco adopted a deferred compensation plan covering all non-employee directors. The plan provides benefits based upon certain vesting requirements. Compensation expense recognized in connection with the Plan during the year ended June 30, 2004 and 2003 was $26,000 and $35,000, respectively.

     The Director's Retirement Plan also consists of a Rabbi Trust that is invested in the Company's stock. The directors were credited with a specific number of shares of the Company's stock, and will be paid out by delivering only Company stock to the participants. The Company discontinued deferrals into this Plan during fiscal 2002. The obligation and the deferred compensation related to this Plan are shown as separate components of the equity section in accordance with EITF 97-14.

     STOCK OPTIONS

     The Company's 1996 Stock Options and Incentive Plan (Plan) was approved by the stockholders at the 1996 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. In October 1996 the Company granted options to purchase 137,862 shares at $4.60 per share.

     The Company's 2000 Stock Option and Incentive Plan was approved by the stockholders at the 2000 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. The Plan provides for one-fifth of the options granted to be exercisable on each of the first five anniversaries of the date of grant. Under this plan, in August 2001 the Company granted options to purchase 99,975 shares at $6.29 per share.

     The following table summarizes the status of and changes in the Company's stock option plan during the past two years.

                                                                    WEIGHTED                              WEIGHTED
                                                                    AVERAGE                               AVERAGE
                                                                    EXERCISE           OPTIONS            EXERCISE
                                                OPTIONS              PRICE           EXERCISABLE           PRICE
----------------------------------------------------------------------------------------------------------------------
Outstanding, June 30, 2002                      226,170               $ 5.38           116,945            $ 4.66
Granted                                              --                   --                --                --
Exercised                                        (3,194)                5.16
Cancelled                                        (4,435)                6.35
----------------------------------------------------------------------------------------------------------------------
Outstanding, June 30, 2003                      218,540                 5.37           135,769              5.38
Granted                                              --                   --
Exercised                                       (19,421)                4.60
Cancelled                                        (1,221)                7.06
----------------------------------------------------------------------------------------------------------------------
Outstanding, June 30, 2004                      197,898               $ 5.40           140,116            $ 5.40
======================================================================================================================

    PATAPSCO BANCORP, INC. AND SUBSIDIARIES
    Notes to Consolidated Financial Statements
    June 30, 2004 and 2003


     The following table summarizes information about stock options outstanding at June 30, 2004:

               EXERCISE                        NUMBER               REMAINING              NUMBER
                 PRICE                       OUTSTANDING         CONTRACTUAL LIFE        EXERCISABLE
           -----------------          -----------------------  ---------------------   ----------------
                     $4.60                       87,420             2.28 years              87,420
                      4.86                       18,981             5.84 years              15,185
                      6.29                       91,497             7.09 years              37,511
                                               ---------                                  ---------
                                                197,898             4.85 years             140,116
                                               =========                                  =========

     401(k) RETIREMENT SAVINGS PLAN

     The Company has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of 15%. The Company is obligated to contribute 3% of each employee's salary, whether or not the employee contributes their own money. All employees who have completed six months of service with the Company and are 21 years old are eligible to participate. The Company's contribution to this plan was $55,000 and $55,000 for the years ended June 30, 2004 and 2003, respectively.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (SFAS 107) requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments as of June 30, 2004 and 2003.

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

     The carrying amount and estimated fair value of financial instruments is summarized as follows at June 30:

                                                                     2004                                     2003
                                                       ---------------------------------       ---------------------------------
                                                          CARRYING                                CARRYING
(IN THOUSANDS)                                             AMOUNT          FAIR VALUE              AMOUNT          FAIR VALUE
--------------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and interest-bearing deposits                   $  14,679           $  14,679            $   7,682        $    7,682
   Federal funds sold                                       4,455               4,455                6,525             6,525
   Investment securities available for sale                16,117              16,117                4,542             4,542
   Mortgage-backed securities available for sale           13,110              13,110               19,843            19,843
   Loans receivable, net                                  151,413             153,416              113,252           118,947
   Investment required by law                               1,760               1,760                1,318             1,318
   Accrued interest receivable                                682                 682                  618               681
Liabilities:
   Deposits                                               168,132             162,193              119,655           120,599
   Advance payments by borrowers for
      taxes, insurance and ground rents                     1,531               1,531                  937               937

   Long-term debt                                          22,900              22,158               20,174            21,163
   Accrued interest payable                                   302                 302                   77                77
Off balance sheet instruments:
   Commitments to extend credit                              --                  --                    --                 -
================================================================================================================================

                                               45

    PATAPSCO BANCORP, INC. AND SUBSIDIARIES
    Notes to Consolidated Financial Statements
    June 30, 2004 and 2003


    CASH AND DUE FROM BANKS, INTEREST BEARINGS DEPOSITS WITH BANKS AND FEDERAL FUNDS SOLD

    The statement of financial  condition carrying amounts for cash and due from
    banks,   interest  bearing  deposits  with  banks  and  federal  funds  sold approximate the estimated fair values of such assets.

    INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

    The fair value of investment securities and mortgage-backed securities is based on market values provided from external sources.

    LOANS RECEIVABLE

    Loans receivable were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential and nonresidential, construction and land, second mortgage loans, commercial, and consumer. Each loan category was further segmented by fixed and adjustable rate interest terms.

    The fair value of loans was calculated by discounting anticipated cash flows based on weighted average contractual maturity, weighted average coupon and current loan origination rate.

    ACCRUED INTEREST RECEIVABLE

    The carrying amount of accrued interest receivable approximates its fair value.

    INVESTMENT REQUIRED BY LAW

    The carrying amount of investment required by law approximates its fair value.

    DEPOSITS

    Under SFAS 107, the fair value of deposits with no stated maturity, such as noninterest bearing deposits, interest bearing NOW accounts and statement savings accounts, is equal to the carrying amounts. The fair value of certificates of deposit was based on the discounted value of contractual cash flows. The discount rate for certificates of deposit was estimated using the rate currently offered for deposits of similar remaining maturities.

    LONG-TERM DEBT

    The fair value of long-term debt was based on the discounted value of contractual cash flows.

    ACCRUED INTEREST PAYABLE

    The carrying amount of accrued interest payable approximates its fair value.

    ADVANCE PAYMENTS BY BORROWERS FOR TAXES, INSURANCE AND GROUND RENTS

    The carrying amount of advance payments by borrowers for taxes, insurance and ground rents approximates its fair value.

    OFF-BALANCE SHEET FINANCIAL INSTRUMENTS AND STANDBY LETTERS OF CREDIT

    The Company is a party to financial instruments with off-balance sheet risk in the normal course of business, including mortgage loan commitments, undisbursed lines of credit on commercial business loans and standby letters of credit. These instruments involve, to various degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The fair values of such commitments are immaterial.

     PATAPSCO BANCORP, INC. AND SUBSIDIARIES
     Notes to Consolidated Financial Statements
     June 30, 2004 and 2003


     The disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles. Core deposit intangibles represent the value attributable to total deposits based on an expected duration of customer relationships.

(13) CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     Summarized  financial  information for the Company are as follows as of and for the years ended June 30:

     (IN THOUSANDS)
    ----------------------------------------------------------------------------------------------------------------
     STATEMENTS OF FINANCIAL CONDITION                                                2004                 2003
    ----------------------------------------------------------------------------------------------------------------
     Cash                                                                         $   1,034             $    525
     Investment securities                                                               55                   41
     Equity in net assets of the bank                                                17,647               15,015
     Note receivable - bank                                                              --                   56
     Accounts receivable - Bank                                                          --                  564
     Other assets                                                                       121                  120
    ----------------------------------------------------------------------------------------------------------------
     Total Assets                                                                 $  18,857             $ 16,321
    ================================================================================================================


     Accrued expenses and other liabilities                                       $     477             $    416
     Long-Term Debt                                                                   2,000                   --
                                                                                  ----------------------------------
     Stockholders' equity                                                            16,380               15,905
    ----------------------------------------------------------------------------------------------------------------
     Total Liabilities & Stockholders Equity                                      $  18,857             $ 16,321
    ================================================================================================================

     (IN THOUSANDS)
     STATEMENTS OF INCOME                                                             2004                  2003
    ----------------------------------------------------------------------------------------------------------------
          Total Revenue                                                           $      7              $     94
    ----------------------------------------------------------------------------------------------------------------
          Interest Expense                                                              17                    18
    ----------------------------------------------------------------------------------------------------------------
          Noninterest Expense                                                           34                    40
    ----------------------------------------------------------------------------------------------------------------
     Income before equity in net income
        of subsidiary and income taxes                                                 (44)                   36
     Net income of subsidiary                                                        1,496                 1,320
    ----------------------------------------------------------------------------------------------------------------
     Income before income tax provision                                              1,452                 1,356
     Income tax provision (benefit)                                                    (17)                   11
    ----------------------------------------------------------------------------------------------------------------
     Net income                                                                   $  1,469              $  1,345
    ================================================================================================================


     PATAPSCO BANCORP, INC. AND SUBSIDIARIES
     Notes to Consolidated Financial Statements
     June 30, 2004 and 2003


     (IN THOUSANDS)
     STATEMENTS OF CASH FLOWS                                                             2004               2003
    --------------------------------------------------------------------------------------------------------------------
     Operating activities:
          Net income                                                                     $  1,469         $  1,345
          Adjustments to reconcile net income to net cash provided by operating activities:
                  Equity in net income of subsidiary                                       (1,496)          (1,320)
                  Gain on sale of equity investments                                           --              (85)
                  (Increase) decrease in accounts receivable - Bank                           564             (564)
                  Decrease (increase) in other assets                                          (1)              29
                  Increase in accrued expenses and other liabilities                           61               26
    --------------------------------------------------------------------------------------------------------------------
     Net cash used in activities                                                         $    597         $   (569)
    --------------------------------------------------------------------------------------------------------------------
     Investing activities:
          Proceeds from sale of equity securities                                              --              267
          Purchase of equity securities                                                       (14)              (7)
          Additional investment in subsidiary                                              (1,795)              (2)
          Dividends received from subsidiary                                                   --            1,690
          Repayment of note receivable                                                         56               64
    --------------------------------------------------------------------------------------------------------------------
     Net cash (used in) provided by investing activities                                 $ (1,753)        $  2,012
    --------------------------------------------------------------------------------------------------------------------
     Financing activities:
    --------------------------------------------------------------------------------------------------------------------
          Net increase(decrease) in borrowings                                              2,000           (1,000)
          Options exercised                                                                   134               16
          Cash dividend paid                                                                 (469)            (411)
    --------------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) financing activities                                 $  1,665         $ (1,395)
    --------------------------------------------------------------------------------------------------------------------

    --------------------------------------------------------------------------------------------------------------------
     Increase in cash and cash equivalents                                                    509               49
     Cash and cash equivalents, beginning of year                                             525              476
    --------------------------------------------------------------------------------------------------------------------
     Cash and cash equivalents, end of year                                              $  1,034         $    525
    ====================================================================================================================


                                               BOARD OF DIRECTORS

THOMAS P. O'NEILL                          NICOLE N. GLAESER                            DR. THEODORE C. PATTERSON
Chairman of the Board                      Budget Director for Baltimore County         Retired Physician
Managing Director of American              Police Department                            Secretary of the Company
Express Tax and Business Services
                                           DOUGLAS H. LUDWIG                            WILLIAM R. WATERS
JOSEPH J. BOUFFARD                         Retired Principal of the Baltimore           Retired Automobile Dealer
President and Chief Executive Officer      County Public School System                  Owner Bel Air Medicine, Inc.
of the Company and the Bank
                                           GARY R. BOZEL
J. THOMAS HOFFMAN                          Managing Principal
Self-employed financial consultant         Gary R. Bozel & Associates, P.A.


                                               EXECUTIVE OFFICERS

JOSEPH J. BOUFFARD                         FRANK J. DUCHACEK, JR.                       MICHAEL J. DEE
President and Chief Executive Officer      Senior Vice President - Branch &             Senior Vice President - Treasurer
                                               Deposit Administration                       Chief Financial Officer

JOHN W. MCCLEAN                            ALAN H. HERBST                               LAURENCE S. MITCHELL
Senior Vice President - Loan               Vice President - Consumer Lending            Senior Vice President - Lending
Administration

BRIAN G. CONNELLY                          FRANCIS C. BROCCOLINO
Vice President - Commercial Leasing        Vice President - Real Estate Lending

                                               HONORARY DIRECTOR

                                              JOSEPH N. MCGOWAN

                                            CORPORATE INFORMATION

INDEPENDENT REGISTERED PUBLIC              SPECIAL COUNSEL                              ANNUAL REPORT ON FORM 10-KSB
ACCOUNTING FIRM                            Muldoon Murphy Faucette & Aguggia LLP        A COPY OF THE  COMPANY'S  ANNUAL REPORT
Beard Miller Company LLP                   5101 Wisconsin Avenue, NW                    ON  FORM  10-KSB  FOR THE  FISCAL  YEAR
7621 Fitch Lane                            Washington, DC  20016                        ENDED  JUNE 30,  2004 AS FILED WITH THE
Baltimore, Maryland 21236                                                               SECURITIES  AND  EXCHANGE   COMMISSION,
                                           ANNUAL MEETING                               WILL BE  FURNISHED  WITHOUT  CHARGE  TO
GENERAL COUNSEL                            The 2004  Annual  Meeting of  Stockholders   STOCKHOLDERS  AS OF THE RECORD DATE FOR
Nolan Plumhoff & Williams                  will be held on October  28,  2004 at 4:00   THE 2004 ANNUAL  MEETING  UPON  WRITTEN
Suite 700, Nottingham Centre               p.m.  at the office of The  Patapsco  Bank   REQUEST   TO:   CORPORATE    SECRETARY,
502 Washington Avenue                      located   at   1301   Merritt   Boulevard,   PATAPSCO  BANCORP,  INC.,  1301 MERRITT
Towson, Maryland 21204-4528                Dundalk, Maryland 21222.                     BOULEVARD, DUNDALK, MARYLAND 21222-2194.

TRANSFER AGENT AND REGISTRAR
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
1-(800) 368-5948
