Form 10KSB, Exhibit 13
period 2005-06-30
PATAPSCO BANCORP INC
filed 2005-09-26
CIK 1003961

EXHIBIT 13

PATAPSCO BANCORP, INC.

[LOGO]

2005 ANNUAL REPORT

PATAPSCO BANCORP, INC.

Patapsco Bancorp, Inc. (the “Company”) is the holding company for The Patapsco Bank (the “Bank”). The Bank is a Maryland commercial bank operating through three offices located in Dundalk, Parkville and Carney, Maryland and serving eastern Baltimore County. The principal business of the Bank consists of attracting deposits from the general public and investing these deposits in loans secured by residential and commercial real estate, construction loans, commercial business loans, commercial leases and consumer loans. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and noninterest income. Principally operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities provide funds for these activities.

MARKET INFORMATION

The Company’s common stock trades under the symbol “PATD” on the OTC Electronic Bulletin Board. There are currently 1,414,456 shares of the common stock outstanding and approximately 329 holders of record of the common stock. Following are the high and low closing sale prices, by fiscal quarter, as reported on the OTC Electronic Bulletin Board during the periods indicated, as well as the dividends paid during such quarters. In the second quarter of fiscal 2004, the Company paid a 10% common stock dividend. Additionally, on August 30, 2004, the Company paid a 3 for 1 stock split in the form of a 200% stock dividend. The prices and dividends per share, have been adjusted for those stock dividends.

	High	Low	Dividends Per Share
Fiscal 2004:
First Quarter	$10.05	$9.23	$.0501
Second Quarter	13.33	9.83	.0533
Third Quarter	13.50	12.02	.0533
Fourth Quarter	13.47	12.03	.0533

Fiscal 2005:
First Quarter	$14.75	$12.33	$.0575
Second Quarter	14.00	12.00	.0575
Third Quarter	14.00	12.25	.0575
Fourth Quarter	13.00	11.80	.0575

The stated high and low closing sale prices reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

TABLE OF CONTENTS

Patapsco Bancorp, Inc.	(i	)
Market Information	(i	)
Letter to Stockholders	1
Selected Consolidated Financial and Other Data	3
Management’s Discussion and Analysis of Financial Condition and Results of Operations	5
Consolidated Financial Statements	21
Corporate Information	Inside Back Cover

(i)

[LETTERHEAD OF PATAPSCO BANCORP, INC.]

Dear	Shareholder:

The directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank respectfully present our tenth Annual Report to our shareholders.

This report reflects a year of transition. We are now a $200 million organization with an expanded marketplace. We have more locations, more employees and more opportunities. It also means we have a greater profile, higher expenses, more regulations and greater scrutiny. This is a daunting position for a financial institution that not long ago was a $70 million thrift with 18 employees and a single location.

Not only is Patapsco transitioning but the financial world around us is changing as well. The competition for loans and deposits is more intense. The economy continues to moderate and the flattening of the yield curve puts additional pressure on our interest rate margin, where we make our money. The regulatory climate also continues to impact small financial institutions as the laws resulting from 9/11 and the post Enron regulatory environment continue to take their toll in the form of higher compliance costs.

As for your Company, our fiscal year 2005 performance was not what we expected. Although we did not have a bad year, we did not enjoy a great year either. For the first time in 7 years our income decreased. The primary reasons for the income decline were net interest income was below expectations and non interest expenses were above expectations.

In addition assets, loans and deposit also decreased. Part of these declines were by design, since the acquisition in the previous year brought our capital to slightly below our historic levels and our high liquidity position limited the desire to grow deposits.

From a positive standpoint the Company has now rebuilt it capital base. This will enable the bank to once again focus on growth of assets and not be constrained by capital limitations.

The Company also continued its plan to grow its assets by making loans. In the past fiscal year the bank enjoyed record loan production, in excess of 50 million dollars. However, particularly during the early part of the year, the market’s low interest rates resulted in high payoffs which limited the growth of our loan portfolios. Nevertheless, we expanded our lending staff particularly in the commercial area, with experienced personnel. This is consistent with our ongoing goal to change the Bank’s balance sheet to be more commercial bank like and less thrift like.

Non interest income, an area where we have consistently unperformed our peers, increased by 18%. Our asset quality also remained extremely strong with nonperforming assets ending the year at .02%. We expect these trends to continue in the forthcoming year.

Fiscal year 2006 will again be very challenging. All of our markets remain extremely competitive, whether it is for loans, deposits or people. We expect that our net interest margin will continue to be squeezed. Nor do we foresee any relief on the regulatory front, where the regulators continue to create new laws while emphasizing rigorous adherence with the myriad of existing laws and regulations. These non financial challenges particularly impact on the performance of small financial institutions such as ours. However, none of these are new issues and we have dealt with them in the past and we will deal with them in future.

We remain committed to improving our franchise value. That means we will grow whether externally through acquisitions or internally by leveraging our capital. We are positioned well from a capital standpoint and additional capital is available if we need it. We will continue to improve our branch network by replacing our Joppa Road branch with a new facility that we enable us to compete in more effectively in the Parkville marketplace, which has been the focus of our recent expansion. Maintaining asset quality and controlling expenses will continue to be a priority in the next fiscal year.

We also continue to serve our three constituencies, our shareholders, our customers and our employees. Perhaps therein lays our greatest strengths. Our shareholders have been very supportive and we expect continue to reward them with regular dividends and increasing shareholder value. Our customers are very loyal and meeting their expectations will always be a priority. Last but certainly not least are our employees, who are also shareholders and customers, and who remain dedicated to the success of our Company.

In conclusion, the directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank thank all of our stockholders and customers for their confidence and support during the past year. We look forward to a prosperous new year.

/s/ Thomas P. O’Neill	/s/ Joseph J. Bouffard
Thomas P. O’Neill	Joseph J. Bouffard
Chairman of the	President and
Board of Directors	Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

PATAPSCO BANCORP, INC.

Selected Consolidated Financial Condition Data

	At June 30,
	2005	2004	2003
	(In thousands)
Total assets	$204,704	$210,616	$157,805
Loans receivable, net	161,094	151,413	113,252
Cash, federal funds sold and other interest bearing deposits	8,267	19,134	14,207
Investment securities	14,309	16,117	4,542
Mortgage-backed securities	10,491	13,110	19,843
Deposits	164,320	168,132	119,655
Borrowings	20,233	22,900	20,174
Stockholders’ equity	17,587	16,380	15,905

Selected Consolidated Income Data

	Year Ended June 30,
	2005	2004	2003
	(In thousands, except for per share amounts)
Interest income	$11,811	$10,519	$10,764
Interest expense	3,754	3,726	3,992

Net interest income before provision for loan losses	8,057	6,793	6,772
Provision for loan losses	225	42	531

Net interest income after provision for loan losses	7,832	6,751	6,241
Noninterest income	684	579	568
Noninterest expenses:
Compensation and employee benefits	3,773	2,971	2,718
Professional fees	287	245	406
Equipment expenses	284	196	201
Net occupancy costs	306	233	221
Advertising	178	141	117
Data processing	244	234	218
Amortization of intangible asset	51	14	—
Telephone, postage and delivery	276	179	130
Other	1,012	796	665

Total noninterest expenses	6,411	5,009	4,676

Income before provision for income taxes	2,105	2,321	2,133
Income tax provision	759	852	788

Net income	$1,346	$1,469	$1,345

Net income per share of common stock
Basic	$0.81	$0.92	$0.84
Diluted	$0.70	$0.77	$0.72

KEY OPERATING RATIOS

PATAPSCO BANCORP, INC.

Key Operating Ratios

	At June 30,
	2005	2004	2003
Performance Ratios:
Return on average assets (net income divided by average total assets)	0.66%	0.80%	0.86%
Return on average stockholders’ equity (net income divided by average stockholders’ equity)(1)	7.87	9.11	8.77
Interest rate spread (weighted average interest rate earned less weighted average interest rate cost)	4.03	3.92	4.19
Net interest margin (net interest income divided by average interest-earning assets)	4.21	4.06	4.52
Ratio of average interest-earning assets to average interest-bearing liabilities	109.18	106.31	112.21
Ratio of noninterest expense to average total assets	3.13	2.86	3.01

Asset Quality Ratios:
Nonperforming assets to total assets at end of period	0.05	0.24	0.22
Nonperforming (nonaccrual) loans to loans receivable, net at end of period	0.02	0.33	0.29
Allowance for loan losses to total loans at end of period	0.58	0.61	1.00
Allowance for loan losses to nonperforming loans at end of period	2,486.84	188.01	348.32
Net charge-offs to average loans outstanding	0.14	0.20	0.72

Capital Ratios:
Stockholders’ equity to total assets at end of period (1)	8.59	7.75	10.08
Average stockholders’ equity to average assets (1)	8.36	9.21	9.78
Dividends declared per share to diluted net income per share	32.86	27.71	23.24
Tier one capital to average assets (Leverage ratio)	7.04	6.13	8.56
Tier one capital to risk weighted assets	10.18	10.17	13.43
Total capital to risk weighted assets	10.86	10.91	14.58

(1)	Stockholders’ equity includes temporary equity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

General

The Company’s results of operations depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other investments, and the interest paid on interest-bearing liabilities, consisting primarily of deposits and advances from the Federal Home Loan Bank of Atlanta. The net interest income earned on interest-earning assets (“net interest margin”) and the ratio of interest-earning assets to interest-bearing liabilities have a significant impact on net interest income. The Company’s net interest margin is affected by regulatory, economic and competitive factors that influence interest rates, loan and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities. To a lesser extent, the Company’s results of operations are also affected by the amount of its noninterest income, including loan fees and service charges, and levels of noninterest expense, which consists principally of compensation and employee benefits, insurance premiums, professional fees, equipment expense, occupancy costs, advertising, data processing and other operating expenses.

The Company’s operating results are significantly affected by general economic and competitive conditions, in particular, changes in market interest rates, government policies and actions taken by regulatory authorities. Lending activities are influenced by general economic conditions, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the level of personal income and savings in the Company’s market area.

Forward-Looking Statements

When used in this Annual Report, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Critical Accounting Policies

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and follow general practices within the industry in which it operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the consolidated financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. These estimates, assumptions and judgments are necessary when financial instruments are required to be recorded at fair value or when the decline in the value of an asset carried on the balance sheet at historic cost requires an impairment write-down or a valuation reserve to be established.

The allowance for loan losses (“allowance”) represents an amount, that in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible. The allowance represents an estimate made based upon two principles of accounting: (1) Statement of Financial Accounting Standards (“SFAS”) No.5 “Accounting for Contingencies”, that requires losses to be accrued when their occurrence is probable and estimable, and (2) SFAS No. 114 “Accounting by Creditors for Impairment of a Loan”, that requires losses be accrued when it is probable that the lender will not collect all principal and interest due under the original term of the loan. The adequacy of the allowance is determined through careful evaluation of the loan portfolio. This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment that may be subject to change. Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it. The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense.

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

In accordance with the provisions of Statement of Financial Accounting Standards No. 114, Accounting for Creditors for Impairment of a Loan, as amended by Statement 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (collectively referred to as “Statement 114”), Patapsco determines and recognizes impairment of certain loans. A loan is determined to be impaired when, based on current information and events, it is probable that Patapsco will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if Patapsco expects to collect all amounts due, including past-due interest. Patapsco generally considers a period of delay in payment to include delinquency up to and including 90 days. Statement 114 requires that impaired loans be measured at the present value of its expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

Statement 114 is generally applicable for all loans except large groups or smaller-balance homogeneous loans that are evaluated collectively for impairment, including residential first and second mortgage loans and consumer installment loans. Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and certain restructured residential loans. In addition, impaired loans are generally loans which management has placed in non-accrual status since loans are placed in non-accrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due.

Management believes that the allowance is adequate. However, its determination requires significant judgment, and estimates of the probable losses in the loan and lease portfolio can vary significantly from amounts that actually occur.

SFAS No. 148, “Accounting for Stock-Based Compensation”, requires the Company to make certain disclosures as if the fair value method of accounting had been applied to the Company’s stock option grants made subsequent to 1994. Accordingly, no stock option based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

Average Balance, Interest and Average Yields and Rates

The following table sets forth certain information relating to the Company’s average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Dividing income or expense by the average daily balance of assets or liabilities, respectively, derives such yields and costs for the periods presented. Average balances are derived from daily balances.

The table also presents information for the periods indicated with respect to the institution’s net interest margin, which is net interest income divided by the average balance of interest earning assets. This is an important indicator of commercial bank profitability. The net interest margin is affected by yields on interest earning assets, the costs of interest bearing liabilities and the relative amounts of interest earning assets and interest bearing liabilities. Another indicator of an institution’s net interest income is the interest rate spread or the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.

	Year Ended June 30,
	2005			2004			2003
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$155,352	$10,613	6.83%	$121,770	$9,042	7.43%	$115,382	$9,354	8.11%
Investment securities (2)	16,383	525	3.21	11,758	396	3.37	6,321	294	4.65
Mortgage-backed securities	11,944	521	4.36	21,510	940	4.37	17,745	954	5.38
Short-term investments and other interest-earning assets	7,671	152	1.98	12,097	141	1.16	10,495	162	1.54

Total interest-earning assets	191,350	11,811	6.17	167,135	10,519	6.29	149,943	10,764	7.18
Non-interest-earning assets	13,367			16,480			5,382

Total assets	$204,717			$183,615			$155,325

Interest-bearing liabilities:
Deposits (3)	$153,961	$2,818	1.83	$128,736	$2,524	1.96	$111,934	$2,867	2.56
Borrowings	21,296	936	4.39	28,482	1,202	4.22	21,695	1,125	5.19

Total interest-bearing liabilities	175,257	3,754	2.14	157,218	3,726	2.37	133,629	3,992	2.99

Non-interest-bearing liabilities	12,353			10,276			6,499

Total liabilities	187,610			167,494			140,128
Total equity	17,107			16,121			15,197

Total liabilities and retained earnings	$204,717			$183,615			$155,325

Net interest income		$8,057			$6,793			$6,772

Interest rate margin			4.21%			4.06%			4.52%

Net interest spread			4.03%			3.92%			4.19%

Ratio of average interest-earning assets to average interest-bearing liabilities			109.18%			106.31%			112.21%

(1)	Includes nonaccrual loans.
(2)	Includes investments required by law.
(3)	Includes escrow accounts.

Rate/Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by the prior year’s rate); and (ii) changes in rate (changes in rate multiplied by the prior year’s volume).

	Year Ended June 30, 2005 vs. 2004			Year Ended June 30, 2004 vs. 2003
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)			(In thousands)
Interest income:
Loans receivable	$2,217	$(646)	$1,571	$607	$(919)	$(312)
Investment securities	147	(18)	129	150	(48)	102
Mortgage-backed securities	(417)	(2)	(419)	184	(198)	(14)
Short-term investments and other interest-earning assets	(12)	23	11	35	(56)	(21)

Total interest-earning assets	1,935	(643)	1,292	976	(1,221)	(245)

Interest expense:
Deposits (1)	470	(176)	294	624	(967)	(343)
Borrowings	(318)	52	(266)	190	(113)	77

Total interest-bearing liabilities	152	(124)	28	814	(1,080)	(266)

Change in net interest income	$1,783	$(519)	$1,264	$162	$(141)	$21

(1)	Includes interest-bearing escrow accounts.
(2)	Combined rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.

Comparison of Financial Condition at June 30, 2005 and 2004

General. Total assets decreased by $5.9 million or 2.8% to $204.7 million at June 30, 2005 from $210.6 million at June 30, 2004. Cash on hand and an increase in non-interest bearing deposits was utilized to fund loan growth, a decrease in interest-bearing deposits and pay-downs of long-term debt.

Loans Receivable. Net loans receivable increased by $9.7 million, or 6.4%, to $161.1 million at June 30, 2005 from $151.4 million at June 30, 2004. Commercial real estate loans have increased by $8.6 million or 51.8%, and commercial business loans have increased by $6.2 million or 28.2% from the previous year-end. Net commercial leases, (commercial leases less unearned interest commercial leases) decreased to $13.5 million from $14.7 million in the year ended June 30, 2005 and residential first mortgage loans have decreased by $3.7 million or 4.7% in the year ended June 30, 2005. Total consumer loans have increased by $1.0 million or 7.2% in the year ended June 30, 2005. The majority of the growth in the consumer loan portfolio was in the home equity line of credit portfolio.

The following table sets forth selected data relating to the composition of the Company’s loan portfolio by type of loan at the dates indicated. At June 30, 2005, the Company had no concentrations of loans exceeding 10% of gross loans other than as disclosed below:

	At June 30,
	2005		2004		2003		2002		2001
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Real estate loans:
Residential (1)	$74,600	44.45%	$78,303	49.27%	$48,664	40.76%	$59,609	47.89%	$75,497	57.39%
Commercial	25,109	14.96	16,545	10.41	14,622	12.25	15,487	12.44	13,542	10.29
Construction (2)	5,520	3.29	6,510	4.10	4,266	3.57	3,332	2.68	2,098	1.59
Consumer loans:
Home improvement	7,910	4.71	8,063	5.07	9,161	7.67	9,562	7.68	11,427	8.69
Home equity loans	5,205	3.10	4,244	2.67	3,709	3.11	3,096	2.49	2,315	1.76
Other consumer loans	2,401	1.43	2,170	1.36	2,194	1.84	1,576	1.27	1,401	1.06
Commercial loans:
Commercial loans	28,102	16.75	21,919	13.79	17,564	14.70	14,159	11.38	12,991	9.87
Commercial leases	18,969	11.30	21,182	13.33	19,225	16.10	17,643	14.18	12,287	9.34

	167,816	100.00%	158,936	100.00%	119,405	100.00%	124,464	100.00%	131,558	100.00%

Less:
Deferred loan origination fees, net of costs	99		94		96		66		16
Unearned interest consumer loans	503		465		408		289		331
Unearned interest commercial leases	5,446		6,473		4,356		3,976		1,602
Purchase accounting discount (premium), net	(271)		(445)		154		345		614
Allowance for loan losses	945		936		1,139		1,438		1,161

Total	$161,094		$151,413		$113,252		118,350		$127,834

(1)	Does not include loans held for sale.
(2)	Net of loans in process.

The following table sets forth certain information at June 30, 2005 regarding the dollar amount of selected loan types maturing or repricing in the Company’s portfolio. The table does not include any estimate of prepayments that significantly shorten the average life of all mortgage loans and may cause the Company’s repayment experience to differ from that shown below.

	Due during the year ending June 30, 2005	Due after 1 through 5 years after June 30, 2005	Due after 5 years after June 30, 2005	Total
	(In thousands)
Construction Loans	1,538	3,982	—	5,520
Commercial loans	5,039	2,122	20,941	28,102

Total	$6,577	$6,104	$20,941	$33,622

The following table sets forth at June 30, 2005 the dollar amount of the above loans which may reprice or are due one year or more after June 30, 2005 which have predetermined interest rates and have floating or adjustable interest rates.

	Predetermined Rates	Floating or Adjustable Rates	Total
	(In thousands)
Construction	—	5,520	5,520
Commercial	12,314	15,788	28,102

Total	$12,314	$21,308	$33,622

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

Investment Securities and Mortgage-Backed Securities. U.S. government agency securities decreased by $1.8 million or 13.6% to $11.7 million at June 30, 2005 from $13.5 million at June 30, 2004. Due to both loan growth and deposit outflow, maturities of these securities were not entirely replaced with purchases. Corporate bonds remained flat at $2.6 million. Mortgage-backed securities decreased by $2.6 million in the year ended June 30, 2005 as pay-downs in the portfolio were not replaced with any purchases.

The following table sets forth the carrying value of the Company’s investments at the dates indicated.

	At June 30,
	2005	2004	2003
	(Dollars in thousands)
Securities available for sale, at fair value:
U.S. government and agency securities	$11,661	$13,490	$1,878
Equity securities	68	55	41
Corporate securities	2,580	2,572	2,623
Mortgage-backed securities	10,491	13,110	19,843

Total securities available for sale	24,800	29,227	24,385

Investments required by law, at cost:
FHLB of Atlanta stock	1,279	1,381	1,010
FRB of Richmond stock	398	379	308

Total investments required by law, at cost	1,677	1,760	1,318

Total investments	$26,477	$30,987	$25,703

The following table sets forth the scheduled maturities, carrying amounts, fair values and average yields for the Company’s investment portfolio at June 30, 2005:

(Dollars in thousands)

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Portfolio
	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Fair Value	Average Yield
	(Dollars in thousands)
Securities available for sale:
Mortgage-backed securities	$—	—	$98	6.20%	$10	8.10%	$10,537	4.82%	$10,645	$10,491	4.90%
U.S. Government & agency	5,003	2.13	5,518	3.62	500	4.88	750	4.25	11,771	11,661	3.11
Corporate securities	300	5.75	1,300	4.51	—	—	1,000	5.60	2,600	2,580	5.11
Investments required by law	—	—	—	—	—	—	1,677	4.67	1,677	1,677	4.67
Equity securities	62	5.11	—	—	—	—	—	—	62	68	4.66

Total	$5,365	2.36%	$6,916	3.82%	$510	4.94%	$13,964	4.82%	$26,755	$26,477	4.12%

Deposits. Total deposits decreased by $3.8 million or 2.3% to $164.3 million at June 30, 2005 from $168.1 million at June 30, 2004. Decreases in money market ($3.8) and certificate ($2.3) accounts were somewhat offset by increases in checking ($2.0) and savings ($0.3) accounts. Competition for deposits in the Company’s market area is intense and in the last quarter of the fiscal year, the Company became more aggressive in its deposit pricing strategies.

	At June 30,
	2005		2004		2003
	Balance	% Total	Balance	% Total	Balance	% Total
	(Dollars in thousands)
Savings accounts	31,984	19.46%	31,718	18.86%	$25,006	20.90%
NOW checking	13,406	8.16	12,440	7.40	7,533	6.30
Money market	29,211	17.78	33,067	19.67	14,129	11.81
Certificates of deposit	77,647	47.25	79,918	47.53	66,108	55.24

Subtotal interest-bearing deposits	152,248	92.65	157,143	93.46	112,776	94.25
Noninterest checking	12,072	7.35	10,989	6.54	6,879	5.75

Total deposits	$164,320	100.00%	$168,132	100.00%	$119,655	100.00%

The following table sets forth the average balances based on daily balances and interest rates for various types of deposits as of the dates indicated.

	Year Ended June 30,
	2005		2004		2003
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Savings Accounts	$31,434	0.47%	$26,874	0.56%	$24,336	1.01%
NOW checking	12,778	0.29	8,884	0.32	7,431	0.61
Money market	29,612	1.01	18,701	1.05	14,004	1.52
Certificates of deposit	78,815	3.20	73,626	3.01	65,533	3.61
Noninterest-bearing checking	11,324	—	9,497	—	6,606	—

Total	$163,964		$137,582		$117,910

The following table indicates the amount of the Company’s certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2005. At such date, such deposits represented 8.20% of total deposits and had a weighted average rate of 4.16%.

Maturity Period	Certificates of Deposit
(In thousands)
Three months or less	$1,000
Over three through 6 months	331
Over six through 12 months	2,831
Over 12 months	9,288

Total	$13,450

Borrowings. The Company’s borrowings decreased by $2.7 million to $20.2 million at June 30, 2005 from $22.9 million at June 30, 2004. During the fiscal year ended June 30, 2005, the Bank repaid $2.5 million in advances from the Federal Home Loan Bank of Atlanta and made principal payments of $167 thousand on the holding company loan utilized in the acquisition of Parkville Federal Savings Bank in April 2004.

The following table sets forth certain information regarding borrowings by the Company at the dates and for the periods indicated.

	2005	2004	2003
Amounts outstanding at end of period:
FHLB advances	$18,400	$20,900	$20,200
Other borrowings	1,833	2,000	—
Purchase accounting discount	—	—	(26)

Weighted average rate paid on:
FHLB advances	4.36%	4.23%	4.82%
Other borrowings	4.72%	3.36%	—%

Maximum amount of borrowings outstanding at any month end:
FHLB advances	$20,900	$30,200	$22,700
Other borrowings	2,000	2,000	1,000

Approximate average borrowings outstanding with respect to:
FHLB advances	$19,325	$27,985	$21,264
Other borrowings	1,971	497	431

Comparison of Operating Results for the Years Ended June 30, 2005 and 2004

General. The Company’s net income decreased by $123,000, or 8.4%, to $1.3 million in the year ended June 30, 2005 compared to $1.4 million in the year ended June 30, 2004. The decrease in net income was primarily due to higher operating expenses and a higher provision for loan losses offsetting higher net interest income and higher non-interest income.

Net Interest Income. The Company’s net interest income increased by $1.3 million or 18.6%, to $8.1 million in the year ended June 30, 2005 from $6.8 million in the year ended June 30, 2004.

The increase in net interest income is primarily attributable to higher average balances of interest earning assets in the twelve months ended June 30, 2005 compared to the twelve months ended June 30, 2004. The higher average balances primarily result from having the assets assumed in the acquisition of Parkville Federal Savings Bank in April 2004 on the books for the entire fiscal year. As shown in the rate/volume analysis on page 8, the increase in the volume of interest earning assets is responsible for a $1.9 million increase in interest income. This is somewhat offset by a $0.6 million decrease in interest income due to lower rates earned on these assets. Interest expense remained flat at $3.7 million in the year ended June 30, 2005 when compared to the year ended June 30, 2004 as lower rates paid on liabilities offset much of the increase in interest expense due to higher average balances.

The Company’s net interest margin increased to 4.21% for the year ended June 30, 2005 from 4.06% for the year ended June 30, 2004. The decrease in yields on earning assets of 12 basis points was more than offset by a decrease of 23 basis points in the cost of funds. Additionally, the ratio of interest earning assets to interest bearing liabilities increased to 109.2% from 106.3%.

Interest Income. The Company’s total interest income increased by $1.3 million or 12.3%, to $11.8 million in the year ended June 30, 2005 from $10.5 million in the year ended June 30, 2004. As mentioned above, this increase in interest income is a result of the higher average balance of interest bearing assets outstanding in the year offsetting lower rates earned on these assets.

Interest income on loans increased $1.6 million, or 17.4% during fiscal year 2005 as higher average balances resulting from the Parkville acquisition and growth in the year offset lower rates earned on the loan portfolio.

Interest income on investment securities increased by $129,000 or 32.6% to $525,000 in fiscal year 2005 compared to $396,000 in fiscal year 2004. The increase was the result of an increase in average balances more than offsetting a decrease in the average yields.

Interest income on mortgage-backed securities decreased by $419,000, or 44.6%, to $521,000, in fiscal 2005 from $940,000 in the fiscal year ended June 30, 2004. This decrease was the result both of lower rates earned on these securities and lower average balances as principal pay downs were not replaced by new purchases.

Interest income on short-term investments and other interest earning assets increased $11,000, or 7.8%, to $152,000 in the fiscal year ended June 30, 2005 from $141,000 in the fiscal year ended June 30, 2004. Higher rates earned on these investments offset lower average balances.

Interest Expense. The Company’s total interest expense increased by $28,000, or 0.8%, to $3.7 million in fiscal year 2005 from $3.7 million in fiscal 2004. As shown in the rate/volume table above, the decrease in rates paid on deposits and the lower balances of borrowed money offset the higher volume of deposits.

Interest expense on deposits increased $294,000 or 11.7%, to $2.8 million in fiscal year 2005 from $2.5 million in fiscal 2004. The impact of lower rates paid on deposits only offset the higher average balances of deposits.

Interest expense on borrowings decreased $266,000, or 22.1%, to $0.9 million in the year ended June 30, 2005 from $1.2 million in the year ended June 30, 2004. This reduction is due to lower balances of borrowed money.

Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses. The method utilized for the determination of the allowance is described in “Crucial Accounting Policies” above and in Note 1 of the Consolidated Financial Statements.

The provision for loan losses was $225,000 in fiscal year 2005, an increase of $183,000, or 435.7%, from the fiscal year 2004 provision of $42,000. The Company’s allowance for loan losses as a percentage of total loans outstanding decreased to 0.58% at June 30, 2005 from 0.61% at June 30, 2004. The decrease in this percentage resulted from the increase in loans outstanding offsetting the small growth in the allowance. The Company’s allowance for loan losses as a percentage of nonperforming loans was 2,487.5% at June 30, 2005 as compared to 188.01% at June 30, 2004.

The following table shows the activity in the allowance for loan losses in the periods indicated:

	Year Ended June 30,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Balance at beginning of period	$936	$1,139	$1,438	$1,161	$743
Assumed in acquisition	—	—	—	—	183
Loans charged off:
Real estate mortgage	—	40	—	—	—
Commercial loan	5	16	499	28	—
Commercial lease	184	178	320	129	56
Consumer	143	212	145	200	192

Total charge-offs	332	446	964	357	248
Recoveries:
Real estate mortgage	—	—	—	12	11
Commercial loan	5	51	37	10	—
Commercial lease	54	95	55	16	2
Consumer	57	55	42	36	37

Total recoveries	116	201	134	74	50

Net loans charged off	216	245	830	283	198
Provision for loan losses	225	42	531	560	433

Balance at end of period	$945	$936	$1,139	$1,438	$1,161

Ratio of net charge-offs to average loans outstanding during the period	0.14%	0.20%	0.72%	0.23%	0.16%

Ratio of allowance to non-performing loans	2,487.45%	188.01%	348.32%	206.48%	660.43%

The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	As of June 30, 2005		As of June 30, 2004		As of June 30, 2003		As of June 30, 2002		As of June 30, 2001
	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
Real estate mortgage:
Residential	$60	44.5%	$78	49.3%	$118	40.8%	$123	47.9%	$168	57.4%
Commercial	79	15.0	70	10.4	95	12.2	283	12.4	151	10.3
Construction	55	3.3	65	4.1	163	3.6	55	2.7	55	1.6
Consumer and other	99	9.2	95	9.1	153	12.6	251	11.4	275	11.5
Commercial Business	494	16.7	428	13.8	275	14.7	305	11.4	217	9.9
Commercial Lease	158	11.3	200	13.3	335	16.1	335	14.2	295	9.3

Total allowance for loan losses	$945	100.0%	$936	100.0%	$1,139	100.0%	$1,352	100.0%	$1,161	100.0%

The following table sets forth information with respect to the Company’s nonperforming assets at the dates indicated.

	At June 30,
	2005	2004	2003	2002	2001
	(In thousands)
Loans accounted for on a non-accrual basis: (1)
Real estate:
Residential	$—	$—	$90	$285	$—
Commercial	—	—	—	—	—
Construction	—	—	—	—	—
Consumer	16	12	44	—	—
Commercial Loan/Lease	22	486	193	411	176

Total	$38	$498	$327	$696	$176

Accruing loans which are contractually past due 90 days or more	$—	$—	$—	$—	$—

Total	$—	$—	$—	$—	$—

Total non-performing loans	$38	$498	$327	$696	$176

Percentage of total loans	0.02%	0.33%	0.29%	0.58%	0.14%

Other non-performing assets (2)	$60	$—	$19	$128	$146

(1)	Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectability of the loan.
(2)	Other nonperforming assets represents property and equipment acquired by the Company through foreclosure or repossession. This property is carried at the lower of its fair market value less estimated selling costs or the principal balance of the related loan, whichever is lower.

At June 30, 2005, consumer non-accrual loans consisted of three home improvement loans. These loans are typically charged-off when they reach 90 days delinquent. For various reasons, management determined that there was a good chance that these loans will be brought current. Non-accrual loans also include three commercial leases with a total balance of $22,000. Management expects, through the lease workout process to recover most, if not all of this amount.

Except as discussed below, the Company had no loans not classified as nonaccrual, 90 days past due or restructured where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as nonaccrual, 90 days past due or restructured.

The Company continues to closely monitor a previously disclosed credit relationship with a total exposure of $325,000. There is a 75% guarantee by the Small Business Administration for one of the loans to this borrower with a balance of $125,000. The borrower is making monthly payments on both loans and as of June 30, 2005, neither is 90 days delinquent.

Non-interest Income. The Company’s noninterest income consists of service charges on deposit accounts, commission income on the sales of investment products and net gains and losses on sales of investment securities, mortgage-backed securities, loans and repossessed assets. Total noninterest income increased by $105,000 or 18.1% to $684,000 in fiscal year 2005 as compared to $579,000 in fiscal year 2005. Fees and service charges on deposit accounts increased $141,000 or 36.7% to $525,000 from $384,000. Other non-interest income increased $76,000 or 91.6% as the BOLI purchased in FY 2004 generated earnings for a full twelve months in fiscal 2005. There were no gains on the sale of investments or loans in the twelve months ended June 30, 2005 compared to $112,000 in gains in the year ended June 30, 2004.

Non-interest Expense. The Company’s total noninterest expense increased by $1.4 million or 28.0%, to $6.4 million during fiscal 2005, as compared to $5.0 million in fiscal 2004. The year ended June 30, 2005 was the first full year with the additional locations and staff from the Parkville acquisition. Significant investments have been made in technology and training and the rate of growth of operating expenses is expected to slow significantly in the coming twelve months. Increases occurred in all reported categories with the majority of the increased expenses attributable to the larger organization.

Asset/Liability Management

The Company’s net income is largely dependent on the Bank’s net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Net interest income is also affected by changes in the portion of interest-earning assets that are funded by interest-bearing liabilities rather than by other sources of funds, such as noninterest-bearing deposits, other liabilities and stockholders’ equity.

The Company has established an Asset/Liability Management Committee (“ALCO”) that currently is comprised of four non-employee directors, the President, the Chief Financial Officer and the Senior Vice Presidents of Lending and Operations. This Committee meets on a monthly basis and reviews the maturities of the Company’s assets and liabilities and establishes policies and strategies designed to regulate the Company’s flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Company’s assets and liabilities is to maintain an acceptable net interest margin while reducing the net effects of changes in interest rates.

Management’s principal strategy in managing the Company’s interest rate risk has been to maintain short and intermediate-term assets in portfolio, including locally originated adjustable-rate commercial real estate and commercial business loans. In addition, the Company has available for sale investment and mortgage-backed securities, carried at fair value, totaling $24.8 million as of June 30, 2005. The Company is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

The Company’s Board of Directors is responsible for reviewing the Company’s asset and liability management policies. The Asset/Liability Management Committee reports to the Board monthly on interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Company’s management is responsible for administering the policies of the Board of Directors with respect to the Company’s asset and liability goals and strategies.

The Bank’s interest rate sensitivity, as measured by the repricing of its interest sensitive assets and liabilities at June 30, 2005, is presented in the following table. The table was derived using assumptions which management believes to be reasonable.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2005 that are expected to mature or reprice in each of the time periods shown.

	Three Months or Less	Over Three Months Through One Year	Over One Through Five Years	Over Five Through Ten Years	Over Ten Through Twenty Years	Over Twenty Years	Total
	(Dollars in thousands)
Rate sensitive assets:
Loans receivable	$36,000	$44,533	$63,047	$16,701	$6,691	$844	$167,816
Mortgage-backed securities	481	1,401	4,944	2,860	778	27	10,491
Investment securities	4,077	4,960	5,272	—	—	—	14,309
Short-term investments and other interest-earning assets	4,055	—	619	—	—	—	4,674

Total	44,613	50,894	73,882	19,561	7,469	871	197,290

Rate sensitive liabilities:
Deposits	16,936	41,525	76,430	14,724	2,054	579	152,248
Borrowings	3,083	2,100	15,050	—	—	—	20,233

Total	20,019	43,625	91,480	14,724	2,054	579	172,481

Interest sensitivity gap	$24,594	$7,269	$(17,598)	$4,837	$5,415	$292

Cumulative interest sensitivity gap	$24,594	$31,863	$14,265	19,102	$24,517	$24,809

Ratio of cumulative gap to total assets	12.01%	15.56%	6.97%	9.33%	11.98%	12.12%

The interest rate-sensitivity of the Company’s assets and liabilities illustrated in the table above could vary substantially if different assumptions were used or actual experience differs from the assumptions used. If passbook and NOW accounts were assumed to mature in one year or less, the Company’s one-year positive gap would be negative.

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

The Company utilizes two additional measures of risk. These are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical change of plus or minus 200 basis points in market interest rates for maturities from one day to thirty years. As of June 30, 2005, the Bank had the following estimated sensitivity profile for net interest income and fair value of equity:

	+ 200 basis points	-100 basis points	Policy Limit
% Change in Net Interest Income	2.8%	-3.9%	±10.0%
% Change in Fair Value of Equity	-13.6%	1.2%	±25.0%

Liquidity and Capital Resources

An important component of the Company’s asset/liability structure is the level of liquidity available to meet the needs of customers and creditors. The Company’s Asset/Liability Management Committee has established general guidelines for the maintenance of prudent levels of liquidity. The Committee continually monitors the amount and source of available liquidity, the time to acquire it and its cost.

The Company’s most liquid assets are cash on hand, interest-bearing deposits and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company’s operating, financing and investing activities during any given period. At June 30, 2005, the Company’s cash on hand, interest-bearing deposits and Federal funds sold totaled $7.7 million.

The Company anticipates that it will have sufficient funds available to meet its current loan origination, and unused lines-of-credit commitments of approximately $9.0 million and $9.8 million, respectively. Certificates of deposit that are scheduled to mature in less than one year at June 30, 2005 totaled $34.1 million. Historically, a high percentage of maturing deposits have remained with the Company.

The Company’s primary sources of funds are deposits, borrowings and proceeds from maturing investment securities and mortgage-backed securities and principal and interest payments on loans. While maturities and scheduled amortization of mortgage-backed securities and loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

The Company, as the holding company for the Bank, has an annual cash requirement of approximately $870,000 for the payment of common stock and preferred stock dividends and debt service on a loan. The only source of internal funds for the holding company is dividends from the Bank. The amount of dividends that can be paid to the Company from the Bank is limited by the earnings of the Bank.

At June 30, 2005, the Company exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Company’s regulatory capital compliance at June 30, 2005.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital (to Risk Weighted Assets)	$15,094	10.86%	$11,121	8.00%	N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	14,149	10.18%	5,560	4.00%	N/A	N/A
Tier 1 Capital (to Average Assets)	14,149	7.04%	8,044	4.00%	N/A	N/A

At June 30, 2005, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory capital compliance at June 30, 2005.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital (to Risk Weighted Assets)	$16,732	12.05%	$11,113	8.00%	$13,891	10.00%
Tier 1 Capital (to Risk Weighted Assets)	15,787	11.37%	5,556	4.00%	8,335	6.00%
Tier 1 Capital (to Average Assets)	15,787	7.87%	8,021	4.00%	10,026	5.00%

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

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

	June 30, 2005	June 30, 2004
	(In thousands)
Commitments to originate new loans	$9,000	$3,354
Undisbursed lines of credit	9,799	7,061
Financial standby letters of credit	1,365	964

Impact of Inflation and Changing Prices

The Consolidated Financial Statements and Notes thereto presented in this Annual Report have been prepared in accordance with accounting principles generally accepted in The United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company’s operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Contractual Obligations

The following table sets forth the company’s contractual obligations as of June 30, 2005

	Less than 1 year	1 to 3 years	4 to 5 years	Over 5 years
	( In thousands)
Time Deposits	$34,120	$20,514	$17,633	$5,380
Long-term borrowings	3,350	5,950	4,000	6,933
Lease obligations	246	356	310	2,565

Total Contractual Cash Obligations	$37,716	$26,820	$21,943	$14,878

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Patapsco Bancorp, Inc.

Dundalk, Maryland

We have audited the accompanying consolidated statements of financial condition of Patapsco Bancorp, Inc. and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patapsco Bancorp, Inc. and subsidiaries as of June 30, 2005 and 2004 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland

August 2, 2005

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 30, 2005 and 2004 (dollars in thousands except for per share data)	2005	2004
Assets
Cash on hand and due from banks	$5,270	$6,253
Interest bearing deposits in other financial institutions	970	7,436
Federal funds sold	1,408	4,455

Cash and Cash Equivalents	7,648	18,144
Time deposits at other financial institutions	619	990
Investment securities available for sale	14,309	16,117
Mortgage-backed securities available for sale	10,491	13,110
Loans receivable, net of allowance for loan losses of $945 and $936, respectively	161,094	151,413
Investment required by law, at cost	1,677	1,760
Property and equipment, net	1,585	1,615
Goodwill and other intangible assets	3,406	3,457
Accrued interest and other assets	3,875	4,010

	$204,704	$210,616

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing deposits	$12,072	$10,989
Interest bearing deposits	152,248	157,143

Total Deposits	164,320	168,132
Accrued expenses and other liabilities	2,564	3,204
Long-Term Debt	20,233	22,900

Total liabilities	187,117	194,236

Temporary equity - ESOP shares subject to put option	1,266	1,404

Stockholders’ equity
Preferred stock-Series A Non-cumulative Convertible Perpetual $0.01 par value; authorized 1,000,000 shares with a liquidation preference of $25 per share; 93,745 and 98,090 shares outstanding at June 30, 2005 and June 30, 2004, respectively	1	1
Additional paid-in-capital	2,345	2,454
Common stock $0.01 par value; authorized 4,000,000 shares; issued and outstanding 1,414,456 shares at June 30, 2005 and 1,386,615 shares at June 30, 2004	14	14
Additional paid-in capital	4,332	4,098
Deferred compensation contra	(78)	(78)
Obligation under deferred compensation	440	250
Retained earnings, substantially restricted	9,438	8,592
Accumulated other comprehensive loss, net of taxes	(171)	(355)

Total Stockholders’ Equity - Permanent	16,321	14,976

Total Stockholders’ Equity - including Temporary Equity	17,587	16,380

	$204,704	$210,616

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Years Ended June 30, 2005 and 2004 (in thousands except for per share data)	2005	2004
Interest income:
Loans receivable	$10,613	$9,042
Investment securities	525	396
Mortgage-backed securities	521	940
Federal funds sold and other investments	152	141

Total interest income	11,811	10,519

Interest expense:
Deposits	2,818	2,524
Interest on long term debt	936	1,202

Total interest expense	3,754	3,726

Net interest income	8,057	6,793
Provision for loan losses	225	42

Net interest income after provision for loan losses	7,832	6,751

Non-interest income:
Fees and service charges	525	384
Gain on sale of investment and mortgage-backed securities	—	99
Gain on sale of loans held-for-sale	—	13
Other	159	83

Total non-interest income	684	579

Non-interest expenses:
Compensation and employee benefits	3,773	2,971
Professional fees	287	245
Equipment expenses	284	196
Net occupancy costs	306	233
Advertising	178	141
Data processing	244	234
Amortization of core deposit intangible	51	14
Telephone, postage and delivery	276	179
Other	1,012	796

Total non-interest expenses	6,411	5,009

Income before income taxes	2,105	2,321
Income tax provision	759	852

Net income	$1,346	$1,469

Preferred dividends declared	177	184

Net income available to common stockholders	$1,169	$1,285

Basic earnings per share	$0.81	$0.92
Diluted earnings per share	$0.70	$0.77
Cash dividends declared per common share	$0.23	$0.21

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended June 30, 2005 and 2004 (dollars in thousands except for per share data)	Preferred Stock	Additional Paid-In Capital Preferred	Common Stock	Additional Paid-In Capital	ESOP	Temp. Equity ESOP Shares Subject to Put	Obligation Under Deferred Compensation	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Taxes	Total Stockholders’ Equity
Balance at July 1, 2003	$1	$2,495	$4	$3,082	$(56)	$777	$172	$9,070	$360	$15,905
Comprehensive income:
Net income	—	—	—	—	—	—	—	1,469	—	1,469
Adjustment to unrealized net holding gains on available-for-sale portfolios, net of taxes of $412	—	—	—	—	—	—	—	—	(654)	(654)
Reclassification adjustments for gains included in net income, net of taxes of $38	—	—	—	—	—	—	—	—	(61)	(61)

Comprehensive income										754

Compensation under stock-based benefit plans	—	—	—	—	56	—	—	—	—	56
Preferred stock dividends ($1.875 per share)	—	—	—	—	—	—	—	(184)	—	(184)
Cash dividends declared ($.21 per share)	—	—	—	—	—	—	—	(285)	—	(285)
10% Common Stock Dividend	—	—	1	1,468	—	—	—	(1,469)	—	—
Declare 3 for 1 stock split in the form of a 200% stock dividend	—	—	9	—	—	—	—	(9)	—	—
Options exercised and related tax benefit, 19,421 shares	—	—	—	134	—	—	—	—	—	134
Transfer to temporary equity	—	—	—	(627)	—	627	—	—	—	—
Conversion of Preferred to Common	—	(41)	—	41	—	—	—	—	—	—

Balance at June 30, 2004	1	2,454	14	4,098	—	1,404	172	8,592	(355)	16,380
Comprehensive income:
Net income	—	—	—	—	—	—	—	1,346	—	1,346
Adjustment to unrealized net holding gains on available-for-sale portfolios, net of taxes of $116	—	—	—	—	—	—	—	—	184	184

Comprehensive income										1,530

Preferred stock dividends ($1.875 per share)	—	—	—	—	—	—	—	(177)	—	(177)
Cash dividends declared ($0.23 per share)	—	—	—	—	—	—	—	(323)	—	(323)
Options exercised and related tax benefit, 22,635 shares	—	—	—	184	—	—	—	—	—	184
Shares surrendered in exercise of stock options, 4,387 shares	—	—	—	(92)	—	—	—			(92)
Purchase of shares under ESOP put option, 7,755 shares	—	—	—	(105)	—	—	—			(105)
Transfer to temporary equity	—	—	—	138	—	(138)	—	—	—	—
Obligation under deferred compensation	—	—	—	—	—	—	190			190
Conversion of Preferred to Common	—	(109)	—	109	—	—	—	—	—	—

Balance at June 30, 2005	$1	$2,345	$14	$4,332	$—	$1,266	$362	$9,438	$(171)	$17,587

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended June 30, 2005 and 2004 (in thousands)	2005	2004
Cash flows from operating activities:
Net income	$1,346	$1,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	271	199
Provision for losses on loans	225	42
Non-cash compensation under stock-based benefit plans	48	56
Income tax benefit from exercise of stock options	45	45
Amortization of core deposit intangible	51	14
Amortization of premiums and discounts, net	(5)	90
Income from bank-owned life insurance	(59)	(46)
Amortization of deferred loan origination fees, net of costs	(105)	(246)
Proceeds from sale of loans-held-for-sale	—	1,558
Origination of loans held for sale	—	(1,545)
Gain on sale of investment and mortgage backed securities	—	(99)
Gain on sale of loans held-for-sale	—	(13)
Decrease in accrued interest and other assets	80	541
Increase (decrease) in accrued expenses and other liabilities	(371)	678

Net cash provided by operating activities	$1,526	$2,743

Cash flows from investing activities:
Net cash received in acquisition of Parkville	—	3,974
Proceeds from maturing time deposit investments	293	195
Purchase of investment securities	(2,006)	(9,009)
Proceeds from sale/redemption of investment securities	3,840	1,250
Purchase of mortgage-backed-securities	—	(10,200)
Proceeds from sale of mortgage-backed securities	—	6,972
Principal repayments on mortgage-backed securities	2,813	9,038
Net increase in loans receivable	(9,825)	(6,237)
Purchase of Bank owned life insurance	—	(1,600)
(Increase) decrease in investment required by law	83	(107)
Purchases of property and equipment	(241)	(422)

Net cash used in investing activities	$(5,043)	$(6,146)

(Continued)

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

Years ended June 30, 2005 and 2004 (in thousands)	2005	2004
Cash flows from financing activities:
Net increase (decrease) in deposits	$(3,627)	$4,894
Net increase (decrease) by borrowers for taxes and insurance	(127)	609
Stock options exercised	47	89
Proceeds from long-term borrowings	2,000	12,000
Repurchase of common stock due to ESOP put options	(105)
Repayments of long-term borrowings	(4,667)	(9,300)
Dividends paid	(500)	(469)

Net cash (used in) provided by financing activities	(6,979)	7,823

Net increase (decrease) in cash and cash equivalents	(10,496)	4,420
Cash and cash equivalents at beginning of year	18,144	13,724

Cash and cash equivalents at end of year	$7,648	$18,144

Supplemental cash flow information:
Interest paid	$3,735	$3,501
Income taxes paid	656	320

The Patapsco Bank purchased all of the common stock of Parkville Federal Savings Bank for $4.2 million. In conjunction with the acquisition, the assets acquired and liabilities assumed were as follows:

Fair Value of Assets acquired	—	$49,208
Fair Value of liabilities assumed	—	(46,101)
Cash paid for Parkville Federal Savings Bank stock	—	(4,192)

Cash paid & liabilities assumed in excess of assets acquired	—	$(1,085)

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

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

Management believes that the allowance for loan losses is adequate. While management uses and considers available information in making the required estimates, additional provisions for losses may be necessary based on changes in economic conditions, particularly in Baltimore and the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Patapsco’s allowance for loan losses. Such agencies may require Patapsco to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Cash and Cash Equivalents

Cash equivalents include cash on hand, amounts due from banks, federal funds sold and interest bearing deposits in other financial institutions with an original maturity of 90 days or less. Cash and cash equivalents are carried at cost, which approximates fair value.

Investment and Mortgage-Backed Securities

Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. As the Company does not engage in securities trading, the balance of its debt and equity securities are classified as available-for-sale with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders’ equity, net of tax effects. All of the Company’s securities are classified as available-for-sale.

If a decline in value of an individual security classified as held-to-maturity or available-for-sale is judged to be other than temporary, the cost basis of that security is reduced to its fair value and the amount of the write-down is included in earnings. Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers. In estimating other-than-temporary impairment losses, management considers the length of time and extent to which fair value has been less than cost, the financial condition and near term prospects of the issuer and the intent and ability of the Company to hold the securities until the earlier of market price recovery or maturity. For purposes of computing realized gains or losses on the sales of securities, cost is determined using the specific identification method. Premiums and discounts on investment and mortgage-backed securities are amortized over the term of the security using the interest method.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

Loans Held For Sale

Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is determined based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined using the specific identification method.

There were no loans held for sale at June 30, 2005 and 2004, respectively.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances. Interest income is accrued on the unpaid principal balance.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

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

Allowance for Loan Losses

The allowance for loan losses (“allowance”) represents an amount, that in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible. The allowance represents an estimate made based upon two principles of accounting: (1) Statement of Financial Accounting Standards (“SFAS”) No.5 “Accounting for Contingencies”, that requires losses to be accrued when their occurrence is probable and estimable, and (2) SFAS No. 114 “Accounting by Creditors for Impairment of a Loan”, that requires losses be accrued when it is probable that the lender will not collect all principal and interest due under the original term of the loan. The adequacy of the allowance is determined through careful evaluation of the loan portfolio. This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment that may be subject to change. Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it. The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

In accordance with the provisions of Statement of Financial Accounting Standards No. 114, Accounting for Creditors for Impairment of a Loan, as amended by Statement 118, Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures (collectively referred to as “Statement 114”), Patapsco determines and recognizes impairment of certain loans. A loan is determined to be impaired when, based on current information and events, it is probable that Patapsco will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if Patapsco expects to collect all amounts due, including past-due interest. Patapsco generally considers a period of delay in payment to include delinquency up to and including 90 days. Statement 114 requires that impaired loans be measured at the present value of its expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

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

Foreclosed Real Estate and Other Repossessed Assets

Foreclosure real estate (FRE) and other repossessed assets are initially recorded at the estimated fair value, net of estimated selling costs, and subsequently at the lower of book value or fair value less estimated costs to sell. Costs relating to holding such property are charged against income in the current period, while costs relating to improving such real estate are capitalized until a salable condition is reached. The Company did not have FRE as of June 30, 2005 and 2004. Other repossessed assets, which are included in other assets totaled $60,000 and $0 at June 30, 2005 and 2004, respectively.

Deferred Income Taxes

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

Earnings per Share of Common Stock

Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income (numerator) for all periods presented. Shares outstanding and per share numbers have been restated to reflect the 10% common stock dividends issued in December of 2003 and 2002 as well as the 3 for 1 stock split in the form of a 200% stock dividend declared on June 16, 2004.

(in thousands, except per share data)	Year ended
	June 30, 2005		June 30, 2004
	Basic	Diluted	Basic	Diluted
Net income	$1,346	$1,346	$1,469	$1,469
Preferred Stock Dividends	177	—	184	—

Net Income Available to Common Stock	$1,169	$1,346	$1,285	$1,469

Weighted average common shares outstanding	1,441	1,441	1,401	1,401

Diluted securities:
Convertible preferred stock	N/A	374	N/A	393
Stock options	N/A	108	N/A	108

Adjusted weighted average shares	1,441	1,923	1,401	1,902

Per share amount	$0.81	$0.70	$0.92	$0.77

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

Statement 123, “Accounting for Stock-Based Compensation”, requires the Company to make certain disclosures as if the fair value method of accounting had been applied to the Company’s stock option grants made subsequent to 1994. Accordingly, no stock option based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of Statement 123.

	Year Ended June 30,
(in thousands, except per share data)	2005	2004
Net Income as reported	$1,346	$1,469
Amounts recognized as expense in financial statements, net of related tax effects	30	56
Deduct: Total stock option based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(57)	(83)

Proforma Net Income	$1,319	$1,442

Earnings per share:
Basic – as reported	$0.81	$0.92
Basic – pro forma	$0.79	$0.90

Diluted – as reported	$0.70	$0.77
Diluted – pro forma	$0.69	$0.76

The Company granted no options in the years ended June 30, 2005 or June 30, 2004.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

Employee Stock Ownership Plan

Patapsco recognized the cost of the Employee Stock Ownership Plan (ESOP) in accordance with AICPA Statement of Position No. 93-6 “Employers’ Accounting for Employee Stock Ownership Plans”. As shares are released from collateral, Patapsco reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocated shares are recorded as a reduction of debt. See Note 11.

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

Goodwill and Intangible Assets

Effective July 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 revised the accounting for purchased intangible assets and, in general, requires that goodwill no longer be amortized, but rather that it be tested for impairment on an annual basis at the reporting unit level, which is either at the same level or one level below an operating segment. Other acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives. Prior to July 1, 2002, substantially all of the Company’s goodwill was amortized using the straight-line method over 15 years. Other intangible assets are amortized using the straight-line method over estimated useful lives of 10 years. The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of goodwill and other intangible assets may be impaired.

In accordance with the provisions of SFAS No. 142, the Company continues to amortize other intangible assets over the estimated remaining life of each respective asset. Amortizable intangible assets were composed of the following:

(Dollars in Thousands)	June 30, 2004		June 30, 2005
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets, acquisition of deposit accounts	$516	$14	$516	$65

Aggregate amortization expense:
For the year ended June 30, 2005			$51
Estimated amortization expense:
For the year ending June 30, 2006			$51
For the year ending June 30, 2007			51
For the year ending June 30, 2008			51
For the year ending June 30, 2009			51
For the year ending June 30, 2010			51

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

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

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, and mortgage operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful.

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

The following unaudited pro forma condensed consolidated financial information reflects the results of operations of the Company for the year ended June 30, 2004 as if the transaction had occurred at the beginning of the period presented. These pro forma results are not necessarily indicative of what the Company’s results of operations would have been had the acquisition actually taken place at the beginning of each period presented.

(in thousands, except per share data)	June 30, 2004
Net interest income	$7,930
Net income	1,609
Diluted net income per share	$0.85

Reclassification and Restatement

Certain prior year’s amounts have been reclassified to conform to the current year’s presentation.

Guarantees

The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company, generally, holds collateral and/or

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

personal guarantees supporting these commitments. The Company had $1,365,000 and $964,000 of standby letters of credit as of June 30, 2005 and June 30, 2004, respectively. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payment required under the corresponding guarantees. The current amount of the liability as of June 30, 2005 and June 30, 2004 for guarantees under standby letters of credit issued is not material.

(2)	Investment Securities Available for Sale

Investment securities, classified as available for sale, are summarized as follows as of June 30:

(In thousands)	2005
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair value
Equity securities	$62	$6	$—	$68
Corporate Bonds	2,600	9	29	2,580
U.S. Government and Agency	11,771	1	111	11,661

	$14,433	$16	$140	$14,309

	2004
Equity securities	$55	$—	$—	$55
Corporate Bonds	2,600	28	56	2,572
U.S. Government and Agency	13,647	3	160	13,490

	$16,302	$31	$216	$16,117

The equity investments have no stated maturity. The scheduled maturities of other investments available for sale at June 30, 2005 are as follows:

	2005
(In thousands)	Amortized Cost	Fair Value
Due in one to five years	$12,121	$12,005
Due after five through ten years	500	500
Due after ten years	1,750	1,736

	$14,371	$14,241

There were no sales of corporate, government, agency or equity securities in fiscal 2005 or fiscal 2004.

(3)	Mortgage-Backed Securities Available for Sale

Mortgage-backed securities, classified as available for sale, are summarized as follows as of June 30:

	2005
(In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Government National Mortgage Association (GNMA)	$247	$16	$—	$263
Federal National Mortgage Association (FNMA)	9,686	50	222	9,514
Federal Home Loan Mortgage Corporation (FHLMC)	712	2	—	714

	$10,645	$68	$222	$10,491

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

	2004
(In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Government National Mortgage Association (GNMA)	$392	$19	$—	$411
Federal National Mortgage Association (FNMA)	12,118	41	425	11,734
Federal Home Loan Mortgage Corporation (FHLMC)	992	—	27	965

	$13,502	$60	$452	$13,110

There were no sales of mortgage-backed securities in fiscal year 2005. In fiscal year 2004, the Company received proceeds of $6,972,000 from the sale of mortgage-backed securities resulting in gains of $110,000 and losses of $11,000.

The following table shows the Company’s investment securities and mortgage-backed securities gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2005.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$5,695	$43	$5,465	$68	$11,160	$111
Corporate Bonds	489	11	1,482	18	1,971	29
Mortgage-backed securities	—	—	7,615	222	7,615	222

Total Temporarily Impaired Securities	$6,184	$54	$14,562	$308	$20,746	$362

At June 30, 2005, the Company had 19 securities in an unrealized loss position. Unrealized losses detailed above relate primarily to U.S. Government agency debt and mortgage-backed securities. The decline in fair value is considered temporary and is due only to interest rate fluctuations. The Company has the intent and ability to hold such investments until maturity or market price recovery. None of the individual unrealized losses are significant.

(4)	Loans Receivable

Loans receivable are summarized as follows as of June 30:

(In thousands)	2005	2004
Real estate secured by first mortgage:
Residential	$74,600	$78,303
Commercial	25,109	16,545
Construction, net of loans in process	5,520	6,510

Total Real Estate	105,229	101,358

Home improvement loans	7,910	8,063
Home equity loans	5,205	4,040
Other Consumer loans	2,401	2,374
Commercial loans	28,102	21,919
Commercial leases	18,969	21,182

	167,816	158,936
Less:
Deferred loan origination fees, net of costs	99	94

Unearned interest consumer loans	503	465
Unearned interest commercial leases	5,446	6,473
Purchase accounting (premium) discount, net	(271)	(445)
Allowance for loan losses	945	936

Loans receivable, net	$161,094	$151,413

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

A substantial portion of the Company’s loans receivable are mortgage loans secured by residential real estate properties. Loans are extended only after evaluation by management of customers’ creditworthiness and other relevant factors on a case-by-case basis. On first mortgage loans, the Company does not lend more than 95% of the appraised value of an owner occupied residential property and in instances where the Company lends more than 80% of the appraised value, private mortgage insurance is required. For investor loans on residential property (not owner occupied) the Company generally does not lend more than 80% of the appraised value. Lease financing receivables represent finance leases with no residuals on equipment used in the operation of the customer’s business. Terms are typically from 3 to 5 years.

The Company’s residential lending operations are focused in the State of Maryland, primarily the Baltimore Metropolitan area. While residential lending is generally considered to involve less risk than other forms of lending, payment experience on these loans is dependent to some extent on economic and market conditions in the Company’s primary lending area.

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

Impairment of loans having recorded investments of $38,000 and $486,000 at June 30, 2005 and 2004 respectively has been recognized in conformity with SFAS No. 114. The average recorded investment in impaired loans during 2005 and 2004 respectively was $560,000 and $367,000. There was an allowance for losses related to those loans of $35,000 and $319,000 at June 30, 2005 and 2004, respectively. The amount of interest that would have been recorded on non-accrual loans at June 30, 2005 and 2004, respectively had the loans performed in accordance with their terms was approximately $4,000 and $ 46,000, respectively. The actual interest income recorded on these loans during 2005 and 2004 was $3,000 and $47,000, respectively. The Company is not obligated to lend any additional monies to the aforementioned impaired and non-accrual loans. All impaired loans were on non-accrual status.

Loans on which the accrual of interest has been discontinued amounted to $38,000 and $498,000 at June 30, 2005 and 2004, respectively. The Company had no loan balances past due 90 days or more accruing interest at June 30, 2005 and 2004.

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

(In thousands)	2005	2004
Balance at beginning of year	$936	$1,139
Provision for losses on loans	225	42
Charge-offs	(332)	(446)
Recoveries	116	201

Balance at end of year	$945	$936

Commitments to extend credit are agreements to lend to customers, provided that terms and conditions of the commitment are met. Commitments are generally funded from loan principal repayments, excess liquidity and savings deposits. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

Substantially all of the Company’s outstanding commitments at June 30, 2005 and 2004 are for loans, which would be secured by various forms of collateral with values in excess of the commitment amounts. The Company’s exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

Outstanding commitments to extend credit are as follows:

	2005
(In thousands)	Fixed rate	Floating rate
Commercial business and lease loans	$3,336	$2,595
Real Estate Loans	1,949	1,120
Undisbursed lines of credit	—	9,799

	2004
Commercial business and lease loans	$1,296	$2,009
Home Equity Loans		49
Undisbursed lines of credit	—	7,061

Standby letters of credit are conditional commitments issued by Patapsco to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Patapsco holds collateral supporting those commitments for which collateral is deemed necessary.

As of June 30, 2005 and June 30, 2004, Patapsco had outstanding letters of credit of $1,365,000 and $964,000, respectively.

As of June 30, 2005 and 2004, Patapsco was servicing loans for the benefit of others in the amount of $7,067,000 and $5,672,000, respectively. These balances represent commercial and commercial real estate participations sold.

(5)	Property and Equipment

Property and equipment are summarized as follows at June 30:

(In thousands)	2005	2004	Estimated Useful lives
Land	$249	$249	—
Building and improvements	1,446	1,403	30 - 40 years
Leasehold improvements	238	146	3 - 10 years
Furniture, fixtures and equipment	2,606	2,145	3 - 10 years

Total, at cost	4,539	3,943

Less accumulated depreciation	2,954	2,328

Property and equipment, net	$1,585	$1,615

Rent expense was $105,000 and $63,000 in the years ended June 30, 2005 and June 30, 2004, respectively.

At June 30, 2005, the minimal rental commitments under noncancellable operating leases are as follows:

Year ended June 30,
2006	$246,000
2007	188,000
2008	168,000

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

(6)	Deposits

The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $13,450,000 and $11,596,000 in 2005 and 2004, respectively.

At June 30, 2005, the scheduled maturities of certificates of deposit are as follows:

(In thousands)
2006	$34,120
2007	13,219
2008	7,295
2009	5,649
2010	11,984
Thereafter	5,380

$77,647

(7)	Borrowings

At June 30, 2005 and 2004, the Company has an agreement under a blanket-floating lien with the Federal Home Loan Bank of Atlanta providing the Company a line of credit of $51.1 and $40.9 million, respectively. Borrowings from the Federal Home Loan Bank totaled $18.4 million and $20.9 million at June 30, 2005 and 2004, respectively. The Company is required to maintain as collateral for its FHLB advances qualified mortgage loans in an amount equal to 120% of the outstanding advances. At June 30, 2005, and 2004 the Bank has a Federal Funds accommodation with the Bankers Bank of Atlanta, GA of $5.1 million and $5.1 million, respectively. In April 2004, the Company borrowed $2 million from the Bankers Bank of Atlanta, GA. The proceeds were primarily invested in the Patapsco Bank as additional paid-in-capital at the time of the acquisition of Parkville. At June 30, 2005, all borrowings except the $1.8 million outstanding of this loan are at fixed rates.

At June 30, the scheduled maturities of borrowings are as follows:

	2005		2004
(In thousands)	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Under 12 months	$3,350	4.24%	$4,500	3.41%
12 months to 24 months	5,950	3.00	3,350	4.24
24 months to 36 months	—	—	2,250	2.15
36 months to 48 months	4,000	4.71	1,700	2.71
48 months to 60 months	—	—	4,000	4.71
60 months to 120 months	6,933	5.55	7,100	5.06

	$20,233	4.42%	$22,900	4.09%

(8)	Income Taxes

The provision for income taxes is composed of the following for the years ended June 30:

(In thousands)	2005	2004
Current:
Federal	$474	$564
State	123	113

	597	677

Deferred:
Federal	133	143
State	29	32

	162	175

	$759	$852

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

The net deferred tax assets consist of the following at June 30:

(In thousands)	2005	2004
Unrealized losses on securities available for sale	$107	$223
Allowance for losses on loans	365	362
Deferred compensation	277	267
Purchase accounting adjustment	—	26
Other	—	6

Total deferred tax assets	749	884

Purchase Accounting Adjustment	(263)	—
Federal Home Loan Bank stock dividends	(164)	(164)
Depreciation	(112)	(107)
Other	(7)	(132)

Total deferred tax liabilities	(546)	(403)

Net deferred tax assets	$203	$481

A reconciliation of the income tax provision and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

(In thousands)	2005	2004
Tax at statutory rate	$716	$789
State income taxes, net of Federal income tax benefit	97	97
Other	(54)	(34)

Income tax provision	$759	$852

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

Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $7.0 million of transaction accounts, reserves equal to 3% must be maintained on the next $47.6 million of transaction accounts, and a reserve of 10% must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustments by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets. At June 30, 2005 the Bank met its reserve requirements.

The Company and Patapsco are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

corrective action, Patapsco must meet specific capital guidelines that involve quantitative measures of Patapsco’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Patapsco’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, the Bank and the Company must maintain minimum capital and other requirements of regulatory authorities when declaring or paying dividends. The Bank and the Company have complied with such capital requirements.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Patapsco to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of June 30, 2005, that the Company and Patapsco meets all capital adequacy requirements to which it is subject.

As of June 30, 2005, the most recent notification from banking regulators categorized Patapsco as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized Patapsco must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in table. There are no conditions or events since that notification that management believes have changed the institution’s category.

Patapsco Bancorp’s actual capital amounts and ratios at June 30, 2005 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital (to Risk Weighted Assets)	$15,094	10.86%	$11,121	8.00%	N/A
Tier 1 Capital (to Risk Weighted Assets)	14,149	10.18%	5,560	4.00%	N/A
Tier 1 Capital (to Average Assets)	14,149	7.04%	8,044	4.00%	N/A

Patapsco Bancorp’s actual capital amounts and ratios at June 30, 2004 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital (to Risk Weighted Assets)	$13,761	10.91%	$10,091	8.00%	N/A
Tier 1 Capital (to Risk Weighted Assets)	12,825	10.17%	5,046	4.00%	N/A
Tier 1 Capital (to Average Assets)	12,825	6.13%	8,369	4.00%	N/A

At June 30, 2005, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2005.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital (to Risk Weighted Assets)	$16,732	12.05%	$11,113	8.00%	$13,891	10.00%
Tier 1 Capital (to Risk Weighted Assets)	15,787	11.37%	5,556	4.00%	8,335	6.00%
Tier 1 Capital (to Average Assets)	15,787	7.87%	8,021	4.00%	10,026	5.00%

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

At June 30, 2004, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2004.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital (to Risk Weighted Assets)	$15,138	12.08%	$10,026	8.00%	$12,533	10.00%
Tier 1 Capital (to Risk Weighted Assets)	14,202	11.33%	5,013	4.00%	7,520	6.00%
Tier 1 Capital (to Average Assets)	14,202	6.82%	8,325	4.00%	10,407	5.00%

(10)	Stockholders’ Equity and Related Matters

In 1995, the Bank converted from a federally chartered mutual savings association to a capital stock savings bank.

Simultaneously, the Bank consummated the formation of a holding company, Patapsco Bancorp, Inc., of which the Bank is a wholly-owned subsidiary. In connection with the Conversion, the Company publicly issued 362,553 shares of its common stock.

Federal regulations required that, upon conversion from mutual to stock form of ownership, a “liquidation account” be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with Patapsco after conversion. In the event of complete liquidation (and only in such event), each savings account holder who continues to maintain his savings account shall be entitled to receive a distribution from the liquidation account after payment to all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in the eligible holders’ savings accounts. At conversion the liquidation account totaled approximately $6,088,000. In addition to the foregoing, certain bad debt reserves of approximately $2,561,000 deducted from income for federal income tax purposes and included in retained earnings of Patapsco, are not available for the payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by Patapsco, on the amount removed from the reserves for such distributions. The unrecorded deferred income tax liability on the above amount was approximately $989,000.

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

The holders had the right to convert the preferred shares into common shares of Patapsco Bancorp, Inc. at any time. The Company can redeem the shares on or after November 2005. When issued, the preferred stock was convertible into common stock at a one to one basis. Due to three 10% stock dividends and a three for one stock split in the form of a 200% stock dividend paid to common shareholders since the issuance of the preferred shares, the current conversion ratio is 1 to 3.993. One share of preferred stock is convertible into 3.993 shares of common stock. Since issuance, 15,490 preferred shares have converted to common shares.

(11)	Benefit Plans

Employee Stock Ownership Plan

Patapsco has established an Employee Stock Ownership Plan (ESOP) for its employees. On April 1, 1996 the ESOP acquired 113,891 shares of the Company’s common stock in connection with Patapsco’s conversion to a capital stock form of organization. The ESOP purchased an additional 28,721 shares as a result of the return of capital distribution paid by the Company in June 1997. The ESOP holds the common stock in a trust for allocation among participating employees.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

All ESOP shares contain a “Put Option” which requires the Company to repurchase the share at the then fair market value subject to the availability of retained earnings. The “Put Option” may be exercised within 60 days of distribution of the shares and then again within 60 days after the fair market value determination date of the next plan year. The current fair market value of 107,300 shares that have been allocated contain a “Put Option” of $1,266,000. This amount is included in temporary equity in accordance with SEC Accounting Series Release No. 268.

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

For the years ended June 30, 2005 and 2004 compensation expense recognized related to the ESOP and Patapsco’s contribution to the ESOP was $0 and $56,000, respectively. The ESOP shares have been fully allocated and the Company intends to begin the process to terminate the plan in the near future.

2004 Stock Incentive Plan

In October 2004, the shareholders’ of the Company approved the 2004 Stock Incentive Plan. Under this plan, 90,000 shares of common stock are available for issuance under a variety of awards. An additional 40,146 shares were made available for issuance to settle past deferred compensation obligations. This new plan replaced the Director’s retirement plan that became effective in September 1995. At the time of adoption, the directors had the option to reallocate their deferred compensation assets.

As of June 30, 2005, there are 54,593 deferred shares under this plan. These deferred shares are allocated in lieu of cash compensation to Directors of the Company. These shares are included in shares outstanding for the purposes of computing earnings per share. As of June 30, 2005, no other share awards have been made under this plan.

Compensation expense recognized in connection with these plans during the years ended June 30, 2005 and 2004 was $80,700 and $26,000, respectively.

Stock Options

The Company’s 1996 Stock Options and Incentive Plan (Plan) was approved by the stockholders at the 1996 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. In October 1996 the Company granted options to purchase 137,862 shares at $4.60 per share.

The Company’s 2000 Stock Option and Incentive Plan was approved by the stockholders at the 2000 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant.

The Plan provides for one-fifth of the options granted to be exercisable on each of the first five anniversaries of the date of grant. Under this plan, in August 2001 the Company granted options to purchase 99,975 shares at $6.29 per share.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

The following table summarizes the status of and changes in the Company’s stock option plan during the past two years.

	Options	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
Outstanding, June 30, 2003	218,540	$5.37	135,769	$5.38
Granted	—	—
Exercised	(19,421)	4.60
Cancelled	(1,221)	7.06

Outstanding, June 30, 2004	197,898	5.40	140,116	5.40
Granted	—	—
Exercised	(22,635)	4.60
Cancelled	—	—

Outstanding, June 30, 2005	175,263	$5.40	139,723	$5.51

The following table summarizes information about stock options outstanding at June 30, 2005.

Exercise Price	Number Outstanding	Remaining Contractual Life	Number Exercisable
$4.60	64,785	1.30 years	64,785
4.86	18,981	4.91 years	18,981
6.29	91,497	6.18 years	55,507

	175,263	4.24 years	139,273

401(k) Retirement Savings Plan

The Company has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of 15%. The Company is obligated to contribute 3% of each employee’s salary, whether or not the employee contributes their own money. All employees who have completed six months of service with the Company and are 21 years old are eligible to participate. The Company’s contribution to this plan was $67,000 and $55,000 for the years ended June 30, 2005 and 2004, respectively. Additionally, since the ESOP is fully allocated, the Compensation Committee of the Board of Directors has approved a discretionary profit sharing component to the 401k plan. The accrual for this component of the plan for the year ended June 30, 2005 was $31,000.

(12)	Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107) requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company’s financial instruments as of June 30, 2005 and 2004.

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

The carrying amount and estimated fair value of financial instruments is summarized as follows at June 30:

	2005		2004
(In thousands)	Carrying amount	Fair value	Carrying amount	Fair value
Assets:
Cash and interest-bearing deposits	$6,240	$6,240	$13,689	$13,689
Time deposits at other financial institutions	619	605	990	984
Federal funds sold	1,408	1,408	4,455	4,455
Investment securities available for sale	14,309	14,309	16,117	16,117
Mortgage-backed securities available for sale	10,491	10,491	13,110	13,110
Loans receivable, net	161,094	163,414	151,413	153,416
Investment required by law	1,677	1,677	1,760	1,760
Accrued interest receivable	792	792	682	682
Liabilities:
Deposits	164,320	164,016	168,132	162,193
Advance payments by borrowers for taxes, insurance and ground rents	1,399	1,399	1,531	1,531
Long-term debt	20,233	20,670	22,900	22,158
Accrued interest payable	321	321	302	302
Off balance sheet instruments:
Commitments to extend credit	—	—	—	—

Cash and Due from Banks, Interest Bearings Deposits with Banks and Federal Funds Sold

The statement of financial condition carrying amounts for cash and due from banks, interest bearing deposits with banks and federal funds sold approximate the estimated fair values of such assets.

Time deposits at other financial institutions

The fair value of these time deposits was calculated by discounting the scheduled cash flows at current market rates.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

Deposits

Under SFAS 107, the fair value of deposits with no stated maturity, such as non-interest bearing deposits, interest bearing NOW accounts and statement savings accounts, is equal to the carrying amounts. The fair value of certificates of deposit was based on the discounted value of contractual cash flows. The discount rate for certificates of deposit was estimated using the rate currently offered for deposits of similar remaining maturities.

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

(13)	Condensed Financial Information (Parent Company Only)

Summarized financial information for the Company are as follows as of and for the years ended June 30:

(In thousands)
Statements of Financial Condition	2005	2004
Cash	$412	$1,034
Investment securities	68	55
Equity in net assets of the bank	19,131	17,647
Other assets	103	121

Total Assets	$19,714	$18,857

Accrued expenses and other liabilities	294	477
Long-term debt	1,833	2,000

Stockholders’ equity	17,587	16,380

Total Liabilities & Stockholders Equity	$19,714	$18,857

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2005 and 2004

(In thousands) Statements of Income
	2005	2004
Total Revenue	$13	$7

Interest Expense	93	17

Non-interest Expense	28	34

Loss before equity in net income of subsidiary and income taxes	(108)	(44)
Net income of subsidiary	1,417	1,496

Income before income tax provision	1,309	1,452
Income tax provision (benefit)	(37)	(17)

Net income	$1,346	$1,469

(In thousands) Statements of Cash Flows	2005	2004
Operating activities:
Net income	$1,346	$1,469
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiary	(1,417)	(1,496)
(Increase) decrease in accounts receivable - Bank	—	564
Decrease (increase) in other assets	—	(1)
(Decrease) increase in accrued expenses and other liabilities	(19)	61

Net cash (used in) provided by operating activities	(90)	597

Investing activities:
Purchase of equity securities	(7)	(14)
Additional investment in subsidiary	—	(1,795)
Dividends received from subsidiary	200	—
Repayment of note receivable	—	56

Net cash (used in) provided by investing activities	193	(1,753)

Financing activities:
Net increase (decrease) in borrowings	(167)	2,000
Options exercised	47	134
Repurchase of common stock pursuant to ESOP put option	(105)	—
Cash dividend paid	(500)	(469)

Net cash provided by (used in) financing activities	(725)	1,665

(Decrease) increase in cash and cash equivalents	(622)	509
Cash and cash equivalents, beginning of year	1,034	525

Cash and cash equivalents, end of year	$412	$1,034

BOARD OF DIRECTORS

Thomas P. O’Neill Chairman of the Board Managing Director of American Express Tax and Business Services	Nicole N. Glaeser Budget Director for Baltimore County Police Department	William R. Waters Retired Automobile Dealer Owner Bel Air Medicine, Inc.

Joseph J. Bouffard President and Chief Executive Officer of the Company and the Bank	Douglas H. Ludwig Retired Principal of the Baltimore County Public School System Secretary of the Company

J. Thomas Hoffman Self-employed financial consultant	Gary R. Bozel Managing Principal Gary R. Bozel & Associates, P.A.

EXECUTIVE OFFICERS

Joseph J. Bouffard President and Chief Executive Officer	Frank J. Duchacek, Jr. Senior Vice President - Branch & Deposit Administration	Michael J. Dee Senior Vice President - Treasurer Chief Financial Officer

John W. McClean Senior Vice President - Loan Administration	Alan H. Herbst Vice President – Consumer Lending	Laurence S. Mitchell Senior Vice President – Lending

Brian G. Connelly Vice President – Commercial Leasing	Francis C. Broccolino Vice-President – Real Estate Lending	William L. Peters Vice-President – Commercial Lending

HONORARY DIRECTORS

Joseph N. McGowan		Dr. Theodore C. Patterson

CORPORATE INFORMATION

Independent Registered Public Accounting Firm Beard Miller Company LLP 7621 Fitch Lane Baltimore, Maryland 21236	Special Counsel Muldoon Murphy & Aguggia LLP 5101 Wisconsin Avenue, NW Washington, DC 20016

Annual Report on Form 10-KSB

A copy of the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005 as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date for the 2005 Annual Meeting upon written request to: Corporate Secretary, Patapsco Bancorp, Inc., 1301 Merritt Boulevard, Dundalk, Maryland 21222-2194.

General Counsel Nolan Plumhoff & Williams Suite 700, Nottingham Centre 502 Washington Avenue Towson, Maryland 21204-4528	Annual Meeting The 2005 Annual Meeting of Stockholders will be held on October 27, 2005 at 4:00 p.m. at the office of The Patapsco Bank located at 1301 Merritt Boulevard, Dundalk, Maryland 21222.

Transfer Agent and Registrar Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016-3572 1-(800) 368-5948