Form 10KSB, Exhibit 13
period 2006-06-30
PATAPSCO BANCORP INC
filed 2006-09-28
CIK 1003961

Exhibit 13

PATAPSCO BANCORP, INC.

[LOGO]

2006 ANNUAL REPORT

PATAPSCO BANCORP, INC.

Patapsco Bancorp, Inc. (the “Company”) is the holding company for The Patapsco Bank (the “Bank”). The Bank is a Maryland commercial bank operating through five offices in Baltimore County and City. The principal business of the Bank consists of attracting deposits from the general public and investing these deposits in loans secured by residential and commercial real estate, construction loans, commercial business loans, commercial leases and consumer loans. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned investment securities and noninterest income. Principally operating revenues, deposits and repayments of outstanding loans and investment securities provide funds for these activities.

MARKET INFORMATION

The Company’s common stock trades under the symbol “PATD” on the OTC Electronic Bulletin Board. There were 1,813,925 shares of common stock outstanding and approximately 415 holders of record at June 30, 2006. Following are the high and low closing sale prices, by fiscal quarter, as reported on the OTC Electronic Bulletin Board during the periods indicated, as well as the dividends paid during each quarter.

	High	Low	Dividends Per Share
Fiscal 2005:
First Quarter	$14.75	$12.33	$.0575
Second Quarter	14.00	12.00	.0575
Third Quarter	14.00	12.25	.0575
Fourth Quarter	13.00	11.80	.0575
Fiscal 2006:
First Quarter	$13.00	$11.00	$.0625
Second Quarter	11.60	10.00	.0625
Third Quarter	12.00	10.60	.0625
Fourth Quarter	11.70	9.70	.0625

The stated high and low closing sale prices reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

(i)

[LETTERHEAD OF PATAPSCO BANCORP, INC.]

Dear Shareholder:

The directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank respectfully present our eleventh Annual Report to our shareholders.

Your Company completed its fiscal year 2006 with assets, loans and deposits of $228.1, $190.6 and $166.8 million, respectively. This compares to fiscal year 2005 totals of $204.7, $161.1 and $164.3. Earnings for the year were $1.39 million compared to $1.35 million the previous year. This resulted in diluted earnings per share increasing by 3% to $.72/share. Your Company remains well capitalized according to all regulatory benchmarks.

These figures reflect the Company’s major strategy of growing its assets by making loans. In the past fiscal year the Company’s major subsidiary, The Patapsco Bank, enjoyed record loan production of just under $75 million dollars, compared to $50 million dollars the previous year, which was also a record. This allowed your Bank to grow its loan portfolios by 18% to $191 million dollars, with most of the growth occurring in the commercial business and commercial real estate areas. This growth is consistent with the ongoing goal to change the Bank’s balance sheet to be more commercial bank like and less thrift like. The expanded loan production did not come without a cost. The Bank geared up its production area by bringing on several experienced lenders, which significantly impacted upon compensation expense.

The loan growth was funded largely by investment portfolio pay-downs and increased borrowings. Deposits only increased modestly during year and reflected an industry wide problem of attracting deposits in a flat yield curve environment with significant competition from non traditional financial institutions. To overcome this issue the Bank is rolling out several new deposit products, including ACH origination and cash management services as well as remote deposit capture; all of which are designed for the commercial banking customer, an area where the Bank has not been competitive because of its lack of a significant branch system.

Your Company is in the process of replacing an outdated branch facility with a new office building that will not only have a state of the art bank branch but will also house all of the Bank’s lending operations, which currently are spread out over several leased offices. This new facility is slated to open in the 2nd quarter of fiscal 2007.

The Bank continues to enjoy excellent asset quality, with non performing assets at .11% of total assets. This enabled the Bank to maintain its allowance for loan losses with only minimal impact on earnings.

Non interest income also showed strong growth, growing by 27% from $.68 million to $.87 million. This is an area, where the Bank has lagged it peers but has made steady progress in the last few years.

We are confident that in fiscal year 2006, we solidified the foundation for managed growth and increasing earnings over the next few fiscal years. The major challenge is how to fund this growth with lower cost core deposits rather higher costing wholesale funding from brokered deposits and/or borrowings and to continue the progress we have made in other areas of the Bank.

We remain committed to improving our franchise value. That means we will grow whether externally through acquisitions or by internally by leveraging our assets. We are positioned well from a capital standpoint and additional capital may be raised if needed. We will continue to look for ways to improve our branch network. This will need to be done within an uncertain economy, continued heavy regulation and increasing pressures from financial intermediaries who are able to compete without many of the burdens faced by the community banking industry.

We will also continue to serve our three constituencies, our shareholders, our customers and our employees. Perhaps therein lays our greatest strengths. Our shareholders have been very supportive and we expect continue to reward them with regular dividends and increasing shareholder value. Our customers are very loyal and meeting their expectations will always be a priority. Last but certainly not least are our employees, who are also shareholders and customers, and who remain dedicated to the success of your Company.

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

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

PATAPSCO BANCORP, INC.

Selected Consolidated Financial Condition Data

	At June 30,
	2006	2005	2004
	(In thousands)
Total assets	$228,070	$204,704	$210,616
Loans receivable, net	190,589	161,094	151,413
Cash, federal funds sold and other interest bearing deposits	8,793	8,267	19,134
Investment securities	16,667	24,800	29,227
Deposits	166,833	164,320	168,132
Borrowings	40,050	20,233	22,900
Stockholders’ equity	18,288	17,587	16,380

Selected Consolidated Income Data

	Year Ended June 30,
	2006	2005	2004
	(In thousands, except for per share amounts)
Interest income	$13,556	$11,811	$10,519
Interest expense	4,949	3,754	3,726

Net interest income before provision for loan losses	8,607	8,057	6,793
Provision for loan losses	65	225	42

Net interest income after provision for loan losses	8,542	7,832	6,751
Noninterest income	871	684	579
Noninterest expenses:
Compensation and employee benefits	4,490	3,773	2,971
Professional fees	241	287	245
Equipment expenses	326	284	196
Net occupancy costs	552	306	233
Advertising	86	178	141
Data processing	285	244	234
Amortization of intangible asset	51	51	14
Telephone, postage and delivery	271	276	179
Other	900	1,012	796

Total noninterest expenses	7,202	6,411	5,009

Income before provision for income taxes	2,211	2,105	2,321
Income tax provision	823	759	852

Net income	$1,388	$1,346	$1,469

Earnings per share of common stock
Basic	$0.80	$0.81	$0.92
Diluted	$0.72	$0.70	$0.77

KEY OPERATING RATIOS

PATAPSCO BANCORP, INC.

	As of and for the Year Ended, June 30,
	2006	2005	2004
Performance Ratios:
Return on average assets (net income divided by average total assets)	0.64%	0.66%	0.80%
Return on average stockholders’ equity (net income divided by average stockholders’ equity)(1)	7.75	7.87	9.11
Interest rate spread (weighted average interest rate earned less weighted average interest rate cost)	3.96	4.03	3.92
Net interest margin (net interest income divided by average interest-earning assets)	4.22	4.21	4.06
Ratio of average interest-earning assets to average interest-bearing liabilities	110.62	109.18	106.31
Ratio of noninterest expense to average total assets	3.32	3.13	2.86

Asset Quality Ratios:
Nonperforming assets to total assets at end of period	0.11	0.05	0.24
Nonperforming (nonaccrual) loans to loans receivable, net at end of period	0.13	0.02	0.33
Allowance for loan losses to total loans at end of period	0.52	0.58	0.61
Allowance for loan losses to nonperforming loans at end of period	409.84	2,487.45	188.01
Net charge-offs to average loans outstanding	0.01	0.14	0.20

Capital Ratios:
Stockholders’ equity to total assets at end of period (1)	8.02	8.59	7.75
Average stockholders’ equity to average assets (1)	8.25	8.36	9.21
Dividends declared per share to diluted net income per share	34.72	32.86	27.71
Tier one capital to average assets (Leverage ratio)	7.66	7.87	6.13
Tier one capital to risk weighted assets	10.63	11.37	10.17
Total capital to risk weighted assets	11.25	12.05	10.91

(1)	Stockholders’ equity includes temporary equity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

General

The Company’s results of operations depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of loans, investment securities, and other investments, and the interest paid on interest-bearing liabilities, consisting primarily of deposits and advances from the Federal Home Loan Bank of Atlanta. The net interest income earned on interest-earning assets (“net interest margin”) and the ratio of interest-earning assets to interest-bearing liabilities have a significant impact on net interest income. The Company’s net interest margin is affected by regulatory, economic and competitive factors that influence interest rates, loan and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities. To a lesser extent, the Company’s results of operations are also affected by the amount of its noninterest income, including loan fees and service charges, and levels of noninterest expense, which consists principally of compensation and employee benefits, insurance premiums, professional fees, equipment expense, occupancy costs, advertising, data processing and other operating expenses.

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

In accordance with the provisions of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (collectively referred to as “Statement 114”), Patapsco determines and recognizes impairment of certain loans. A loan is determined to be impaired when, based on current information and events, it is probable that Patapsco will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of insignificant delay in payment if Patapsco expects to collect all amounts due, including past-due interest. Patapsco generally considers a period of delay in payment to include delinquency up to and including 90 days. Statement 114 requires that impairment be measured through a comparison of the loan’s carrying amount to at the present value of their expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

Statement 114 is generally applicable for all loans except large groups of smaller-balance homogeneous loans that are evaluated collectively for impairment, including residential first and second mortgage loans and consumer installment loans. Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and certain restructured residential loans. In addition, impaired loans are generally loans which management has placed in non-accrual status since loans are placed in non-accrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due.

Management believes that the allowance is adequate. However, its determination requires significant judgment, and estimates of the probable losses in the loan and lease portfolio can vary significantly from amounts that actually occur.

SFAS No. 123, “Accounting for Stock-Based Compensation”, permits the Company to make certain disclosures as if the fair value method of accounting had been applied to the Company’s stock option grants made subsequent to 1994. Accordingly, no stock option based employee compensation cost is reflected in net income, as all options granted by the Company since that date have an exercise price equal to the market value of the underlying common stock on the date of grant.

The value and therefore compensation cost is dependent upon certain assumptions made by management including expected life of the options and the volatility of the related stock. In December 2004, the FASB issued SFAS No. 123 (revised), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes APB Opinion No. 25, “Accounting for Stock Issued to

Employees” (“APB 25”). SFAS 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides services in exchange for the award. The Company will adopt effective July 1, 2006, the new standard using the modified prospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively, and to record compensation cost prospectively on the non-vested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. The Company will recognize a pre-tax expense of approximately $5,600 in the quarter ending September 30, 2006 for the expense related to the final scheduled vesting of all outstanding stock option awards.

Marketable equity securities and debt securities not classified as held to maturity or trading are classified as available for sale. Securities available for sale are acquired as part of the Company’s asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available for sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value, reported net of deferred tax, as accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Realized gains and losses, using the specific identification method, are included as a separate component of non-interest income. Related interest and dividends are included in interest income. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.

Effective July 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 revised the accounting for purchased intangible assets and, in general, requires that goodwill no longer be amortized, but rather that it be tested for impairment on an annual basis at the reporting unit level, which is either at the same level or one level below an operating segment. Other acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives. Prior to July 1, 2002, substantially all of the Company’s goodwill was amortized using the straight-line method over 15 years. Other intangible assets are amortized using the straight-line method over estimated useful lives of 10 years. The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of goodwill and other intangible assets may be impaired

Average Balance, Interest and Average Yields and Rates

The following table sets forth certain information relating to the Company’s average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Dividing income or expense by the average daily balance of assets or liabilities, respectively, derives such yields and costs for the periods presented. Average balances are derived from daily balances.

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

	Year Ended June 30,
	2006			2005			2004
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$177,598	$12,501	7.04%	$155,352	$10,613	6.83%	$121,770	$9,042	7.43%
Investment securities (2)	23,412	941	4.02	28,327	1,046	3.69	33,268	1,336	4.02
Short-term investments and other interest-earning assets	3,036	114	3.77	7,671	152	1.98	12,097	141	1.16

Total interest-earning assets	204,046	13,556	6.64	191,350	11,811	6.17	167,135	10,519	6.29
Non-interest-earning assets	12,848			13,367			16,480

Total assets	$216,894			$204,717			$183,615

Interest-bearing liabilities:
Deposits (3)	$152,904	$3,486	2.28	$153,961	$2,818	1.83	$128,736	$2,524	1.96
Short-term borrowings	3,116	140	4.51	—	—	—	—	—	—
Long-term borrowings	28,444	1,323	4.65	21,296	936	4.39	28,482	1,202	4.22

Total interest-bearing liabilities	184,464	4,949	2.68	175,257	3,754	2.14	157,218	3,726	2.37

Non-interest-bearing liabilities	14,528			12,353			10,276

Total liabilities	198,992			187,610			167,494
Total equity	17,902			17,107			16,121

Total liabilities and equity	$216,894			$204,717			$183,615

Net interest income		$8,607			$8,057			$6,793

Interest rate margin			4.22%			4.21%			4.06%

Net interest spread			3.96%			4.03%			3.92%

Ratio of average interest-earning assets to average interest-bearing liabilities			110.62%			109.18%			106.31%

(1)	Includes nonaccrual loans.

(2)	Includes investments required by law.

(3)	Includes escrow accounts.

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

	Year Ended June 30,			Year Ended June 30,
	2006 vs. 2005			2005 vs. 2004
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)			(In thousands)
Interest income:
Loans receivable	$1,558	$330	$1,888	$2,217	$(646)	$1,571
Investment securities	(132)	27	(105)	(270)	(20)	(290)
Short-term investments and other interest-earning assets	(134)	96	(38)	(12)	23	11

Total interest-earning assets	1,292	453	1,745	1,935	(643)	1,292

Interest expense:
Deposits (1)	(19)	687	668	470	(176)	294
Short-term borrowings	140	—	140	—	—	—
Long-term borrowings	330	57	387	(318)	52	(266)

Total interest-bearing liabilities	451	744	1,195	152	(124)	28

Change in net interest income	$841	$(291)	$550	$1,783	$(519)	$1,264

(1)	Includes interest-bearing escrow accounts.

(2)	Combined rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.

Comparison of Financial Condition at June 30, 2006 and 2005

General. Total assets increased by $23.4 million or 11.4% to $228.1 million at June 30, 2006 from $204.7 million at June 30, 2005. Growth was funded primarily with borrowed money and cash from maturities and other payments from the investment portfolio.

Loans Receivable. Gross loans receivable increased by $31.1 million, or 18.5%, to $198.9 million at June 30, 2006 from $167.8 million at June 30, 2005. Loan production in the year ended June 30, 2006 totaled $73.3 million compared to $49.0 million in the year ended June 30, 2005, an increase of 49.6%. Construction loans increased by $8.4 million or 152.1%, commercial business loans increased by $6.7 million or 23.9%, residential mortgages increased by $6.1 million or 8.2%, commercial real estate loans increased by $4.6 million or 18.3%, consumer loans increased $2.8 million of 18.1% and commercial leases increased by $2.4 million or 12.8%.

The following table sets forth selected data relating to the composition of the Company’s loan portfolio by type of loan at the dates indicated. At June 30, 2006, the Company had no concentrations of loans exceeding 10% of gross loans other than as disclosed below:

	At June 30,
	2006		2005		2004		2003		2002
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Real estate loans:
Residential (1)	$80,693	40.58%	$74,600	44.46%	$78,303	49.27%	$48,664	40.76%	$59,609	47.88%
Commercial	29,712	14.94	25,109	14.96	16,545	10.41	14,622	12.25	15,487	12.44
Construction (2)	13,913	7.00	5,520	3.29	6,510	4.10	4,266	3.57	3,332	2.68
Consumer loans:
Home improvement	11,442	5.75	7,910	4.71	8,063	5.07	9,161	7.67	9,562	7.68
Home equity loans	4,400	2.21	5,205	3.10	4,244	2.67	3,709	3.11	3,096	2.49
Other consumer loans	2,483	1.25	2,401	1.43	2,170	1.36	2,194	1.84	1,576	1.27
Commercial loans:
Commercial loans	34,827	17.51	28,102	16.75	21,919	13.79	17,564	14.70	14,159	11.38
Commercial leases	21,409	10.76	18,969	11.30	21,182	13.33	19,225	16.10	17,643	14.18

	198,879	100.00%	167,816	100.00%	158,936	100.00%	119,405	100.00%	124,464	100.00%

Less:
Deferred loan origination fees, net of costs	178		99		94		96		66
Unearned interest consumer loans	1,245		503		465		408		289
Unearned interest commercial leases	6,091		5,446		6,473		4,356		3,976
Purchase accounting discount (premium), net	(224)		(271)		(445)		154		345
Allowance for loan losses	1,000		945		936		1,139		1,438

Total	$190,589		$161,094		$151,413		$113,252		$118,350

(1)	Does not include loans held for sale.

(2)	Net of loans in process.

The following table sets forth certain information at June 30, 2006 regarding the dollar amount of selected loan types maturing or repricing in the Company’s portfolio. The table does not include any estimate of prepayments that significantly shorten the average life of all loans and may cause the Company’s repayment experience to differ from that shown below.

	Due during the year ending June 30, 2007	Due after 1 through 5 years after June 30, 2006	Due after 5 years after June 30, 2006	Total
	(In thousands)
Construction Loans	—	13,913	—	13,913
Commercial loans	5,467	4,276	25,084	34,827

Total	$5,467	$18,189	$25,084	$48,740

The following table sets forth at June 30, 2006 the dollar amount of the above loans which may reprice or are due one year or more after June 30, 2006 which have predetermined interest rates and have floating or adjustable interest rates.

	Predetermined Rates	Floating or Adjustable Rates	Total
	(In thousands)
Construction	—	13,913	13,913
Commercial	11,560	23,269	34,827

Total	$11,560	$37,182	$48,740

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

Investment Securities. U.S. government agency securities decreased by $5.1 million or 43.7% to $6.6 million at June 30, 2006 from $11.6 million at June 30, 2005. Corporate bonds decreased by $0.7 million due to a maturity and the sale of one security in the year ended June 30, 2006. The sale occurred after the issuer was put on a negative watch by a national rating agency. Mortgage-backed securities decreased by $2.1 million in the year ended June 30, 2006 as pay-downs in the portfolio were not replaced with any purchases. Due to loan growth, maturities and pay-downs of these securities were not replaced with purchases. Stock in the Federal Home Loan Bank of Atlanta increased by $0.7 million primarily do to an increase in borrowings outstanding.

The following table sets forth the carrying value of the Company’s investments at the dates indicated.

	At June 30,
	2006	2005	2004
	(in thousands)
Securities available for sale, at fair value:
U.S. Government and agency securities	$6,559	$11,661	$13,490
Equity securities	78	68	55
Corporate securities	1,903	2,580	2,572
Mortgage-backed securities	8,127	10,491	13,110

Total securities available for sale	16,667	24,800	29,227

Investments required by law, at cost:
FHLB of Atlanta stock	2,018	1,279	1,381
FRB of Richmond stock	398	398	379

Total investments required by law, at cost	2,416	1,677	1,760

Total investments	$19,083	$26,477	$30,987

The following table sets forth the scheduled maturities, carrying amounts, fair values and average yields for the Company’s investment portfolio at June 30, 2006:

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Portfolio
	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Fair Value	Average Yield

	(Dollars in thousands)
Securities available for sale:
Mortgage-backed securities	$97	6.20%	$5	8.20%	$2,721	4.50%	$5,731	4.96%	$8,554	$8,127	5.09%
U.S. Government & agency	2,006	3.63	3,493	3.61	500	4.88	750	4.25	6,749	6,559	3.89
Corporate securities	—	—	1,000	4.22	—	—	1,000	5.60	2,000	1,903	5.16
Investments required by law	—	—	—	—	—	—	2,416	4.54	2,416	2,416	4.54
Equity securities	72	6.22	—	—	—	—	—	—	72	78	6.22

Total	$2,175	3.55%	$4,498	3.75%	$3,221	4.56%	$9,897	4.87%	$19,791	$19,083	4.62%

Deposits. Total deposits increased by $2.5 million or 1.5% to $166.8 million at June 30, 2006 from $164.3 million at June 30, 2005. Decreases in savings ($6.1), money market ($0.3) and NOW checking (($0.6) were offset by increases in certificate ($8.4) and non-interest checking ($1.1) accounts. Rising rates paid on deposits in the Company’s market area has resulted in depositors moving money into higher yielding certificate accounts. Competition for deposits in the Company’s market area remains intense. In the fourth quarter of the year, the Company raised $2.2 million in brokered certificates of deposits. The following table sets forth deposit balances by type as of the dates indicated.

	At June 30,
	2006		2005		2004
	Balance	% Total	Balance	% Total	Balance	% Total
	(Dollars in thousands)
Savings Accounts	$25,819	15.48%	$31,984	19.46%	$31,718	18.86%
NOW Checking	12,781	7.66	13,406	8.16	12,440	7.40
Money Market	28,968	17.36	29,211	17.78	33,067	19.67
Certificated of Deposits	86,079	51.60	77,647	47.25	79,918	47.53

Interest-bearing deposits	153,647	92.10	152,248	92.65	157,143	93.46
Non-interest bearing checking	13,186	7.90	12,072	7.35	10,989	6.54

Total	$166,833	100.00%	$164,320	100.00%	$168,132	100.00%

The following table sets forth the average balances based on daily balances and interest rates for various types of deposits as of the dates indicated.

	Year Ended June 30,
	2006		2005		2004
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Savings Accounts	$29,021	0.42%	$31,434	0.47%	$26,874	0.56%
NOW checking	12,130	0.13	12,778.29		8,884	0.32
Money market	29,029	1.49	29,612	1.01	18,701	1.05
Certificates of deposit	82,152	3.54	78,815	3.20	73,626	3.01
Noninterest-bearing checking	12,776	—	11,324	—	9,497	—

Total	$165,108		$163,963		$137,582

The following table indicates the amount of the Company’s certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2006. At such date, such deposits represented 11.72% of total deposits and had a weighted average rate of 4.38%.

Maturity Period	Certificates of Deposit
(In thousands)
Three months or less	$743
Over three through 6 months	2,543
Over six through 12 months	7,071
Over 12 months	9,202

Total	$19,559

Borrowings. The Company’s borrowings increased by $14.8 million or 73.2% to $35.0 million at June 30, 2006 from $20.2 million at June 30, 2005. Loan fundings well in excess of deposit growth is the reason for the growth. In addition, in October 2005, the Company issued $5.0 million in subordinated debentures. The proceeds were utilized to pay-off the remaining $1.7 million balance in the loan from the Bankers Bank used in the acquisition of Parkville Federal Savings Bank in April 2004. The remaining funds are available to make capital contributions to the Bank and for other corporate purposes.

The following table sets forth certain information regarding borrowings, but not the subordinated debt, by the Company as of or for the year ended June 30:

	2006	2005	2004
	(Dollars in thousands)
Amounts outstanding at end of period:
FHLB advances	$35,050	$18,400	$20,900
Other borrowings	—	1,833	2,000
Weighted average rate paid on:
FHLB advances	4.33%	4.36%	4.23%
Other borrowings	—	4.72%	3.36%
Maximum amount of borrowings outstanding at any month end:
FHLB advances	$35,050	$20,900	$30,200
Other borrowings	—	2,000	2,000
Approximate average borrowings outstanding with respect to:
FHLB advances	$27,452	$19,325	$27,985
Other borrowings	—	1,971	497

Comparison of Operating Results for the Years Ended June 30, 2006 and 2005

General. The Company’s net income increased by $42,000, or 3.1%, to $1.39 million in the year ended June 30, 2006 compared to $1.35 million in the year ended June 30, 2005. The increase in net income was primarily due to higher net interest income, non-interest income and a lower provision for loan losses slightly offsetting higher operating expenses.

Net Interest Income. The Company’s net interest income increased by $0.5 million or 6.8%, to $8.6 million in the year ended June 30, 2006 from $8.1 million in the year ended June 30, 2005. Interest income increased by $1.7 million or 14.8% and interest expense increased by $1.2 million or 31.8%.

The increase in net interest income is primarily attributable to higher average balances of interest-earning assets, primarily loans, in the twelve months ended June 30, 2006 compared to the twelve months ended June 30, 2005, offsetting higher rates paid on deposits and borrowings. The increase in interest expense is primarily due to higher rates paid on deposits as well as higher average balances of borrowings.

The Company’s net interest margin was relatively unchanged at 4.22% for the year ended June 30, 2006 compared to 4.21% for the year ended June 30, 2005. Intense competition for both loans and deposits, as well as a flat yield curve makes margin expansion very difficult. Like many financial institutions, a steeper yield curve (one with a greater difference between short-term interest rates and long-term interest rates) will be beneficial to the Company.

Interest Income. The Company’s total interest income increased by $1.7 million or 14.8%. The increase in interest income is primarily attributable to higher average balances of loans in the twelve months ended June 30, 2006 compared to the twelve months ended June 30, 2005. The higher average balances primarily result from increased loan production and lower early pay-offs in the first mortgage portfolio. As shown in the rate/volume analysis on page 9, the increase in the average volume of loans is responsible for a $1.6 million increase in interest income. This is somewhat offset by lower average balances of investment securities and other interest-earning assets. Higher rates earned on all classes of interest-earning assets also contributed to the increase in interest income.

Interest income on loans increased $1.9 million, or 17.8% during fiscal year 2006 due to both higher average balances, resulting from increase production and lower early pay-offs and higher rates earned on the loan portfolio.

Interest income on investment securities decreased by $105,000 or 10.1% to $0.9 million in fiscal year 2006 compared to $1 million in fiscal year 2005. The decrease was the result of lower average balances resulting from scheduled maturities and pay-downs offsetting higher rates earned on these securities.

Interest income on short-term investments and other interest earning assets decreased $38,000, or 24.8%, to $114,000 in the fiscal year ended June 30, 2006 from $152,000 in the fiscal year ended June 30, 2005. The lower average balance of these assets, primarily federal funds sold, offset higher rates earned on these assets.

Interest Expense. The Company’s total interest expense increased by $1.2 million, or 31.8%, to $4.9 million in fiscal year 2006 from $3.7 million in fiscal 2005. As shown in the rate/volume table on page 98, the increase in rates paid on deposits and borrowings is responsible for $0.74 million of the increase while the higher average balance of borrowings outstanding is responsible for the remainder.

Interest expense on deposits increased $0.7 million or 23.7%, to $3.5 million in fiscal year 2006 from $2.8 million in fiscal 2005. The impact of higher rates paid on deposits more than offset the slightly lower average balances of interest-bearing deposits outstanding.

Interest expense on short-term borrowings which includes federal funds borrowed and borrowings from the Federal Home Loan Bank of Atlanta, totaled $0.14 million in the year ended June 30, 2006. There was no interest expense on short-term borrowings in the year ended June 30, 2005.

Interest expense on long-term borrowings, which includes borrowings from the Federal Home Loan Bank of Atlanta and subordinated debentures, increased $387,000, or 41.4%, to $1.3 million in the year ended June 30, 2006 from $0.9 million in the year ended June 30, 2005. This increase is the result of both higher average balances used to fund loan growth and higher rates paid on long-term borrowings.

Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses. The method utilized for the determination of the allowance is described in “Critical Accounting Policies” above and in Note 1 of the Consolidated Financial Statements.

The provision for loan losses was $65,000 in fiscal year 2006, a decrease of $160, 000, or 71.1%, from the fiscal year 2005 provision of $225,000. The Company’s allowance for loan losses as a percentage of total loans outstanding decreased to 0.52% at June 30, 2006 from 0.58% at June 30, 2005. The decrease in this percentage resulted from the increase in loans outstanding offsetting the small growth in the allowance. The Company’s allowance for loan losses as a percentage of nonperforming loans was 409.9% at June 30, 2006 as compared to 2,486.8% at June 30, 2005.

The following table shows the activity in the allowance for loan losses in the periods indicated:

	Year Ended June 30,
	2006	2005	2004	2003	2002
	(Dollars in thousands)
Balance at beginning of period	$945	$936	$1,139	$1,438	$1,161
Loans charged off:
Real estate mortgage	—	—	40	—	—
Commercial loan	—	5	16	499	28
Commercial lease	40	184	178	320	129
Consumer	146	143	212	145	200

Total charge-offs	186	332	446	964	357
Recoveries:
Real estate mortgage	41	—	—	—	12
Commercial loan	16	5	51	37	10
Commercial lease	78	54	95	55	16
Consumer	41	57	55	42	36

Total recoveries	176	116	201	134	74

Net loans charged off	10	216	245	830	283
Provision for loan losses	65	225	42	531	560

Balance at end of period	$1,000	$945	$936	$1,139	$1,438

Ratio of net charge-offs to average loans outstanding during the period	0.01%	0.14%	0.20%	0.72%	0.23%

Ratio of allowance to non-performing loans	409.84%	2,487.45%	188.01%	348.32%	206.48%

The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	As of June 30, 2006		As of June 30, 2005		As of June 30, 2004		As of June 30, 2003		As of June 30, 2002
	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
	(Dollars in thousands)
Real estate mortgage:
Residential	$61	40.6%	$60	44.5%	$78	49.3%	$118	40.8%	$123	47.9%
Commercial	67	14.9	79	15.0	70	10.4	95	12.2	283	12.4
Construction	64	7.0	55	3.3	65	4.1	163	3.6	55	2.7
Consumer and other	67	9.2	99	9.2	95	9.1	153	12.6	251	11.4
Commercial Business	558	17.5	494	16.7	428	13.8	275	14.7	305	11.4
Commercial Leases	183	10.8	158	11.3	200	13.3	335	16.1	335	14.2

Total allowance for loan losses	$1,000	100.0%	$945	100.0%	$936	100.0%	$1,139	100.0%	$1,352	100.0%

The following table sets forth information with respect to the Company’s nonperforming assets at the dates indicated.

	At June 30,
	2006	2005	2004	2003	2002
	(Dollars in thousands)
Loans accounted for on a non-accrual basis: (1)
Real estate:
Residential	$13	$—	$—	$90	$285
Commercial	146	—	—	—	—
Construction	—	—	—	—	—
Consumer	7	16	12	44	—
Commercial Loan/Lease	78	22	486	193	411

Total	$244	$38	$498	$327	$696

Accruing loans which are contractually past due 90 days or more	$—	$—	$—	$—	$—

Total	$—	$—	$—	$—	$—

Total non-performing loans	$244	$38	$498	$327	$696

Percentage of total loans	0.13%	0.02%	0.33%	0.29%	0.58%

Other non-performing assets (2)	$—	$60	$—	$19	$128

(1)	Non accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectability of the loan.

(2)	Other nonperforming assets represents property and equipment acquired by the Company through foreclosure or repossession.

At June 30, 2006, commercial non-accrual loans include two loans to the same borrower for $146,000. The Company expects full collection of the balance and all interest and late charges within 90 days. Consumer non-accrual loans consisted of two home improvement loans. These loans are typically charged-off when they reach 90 days delinquent. For various reasons, management determined that there was a good chance that these loans will be brought current. Non-accrual loans also include one commercial lease with a total balance of $78,000. Management is currently evaluating this credit and it is expected that some charge-off will be made in the first quarter of fiscal year 2007.

Except as discussed below, the Company had no loans not classified as nonaccrual, 90 days past due or restructured where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as nonaccrual, 90 days past due or restructured.

The Company continues to closely monitor a previously disclosed credit relationship with a total exposure of $293,000. There is a 75% guarantee by the Small Business Administration for one of the loans to this borrower with a balance of $97,000. The borrower is making monthly payments on both loans and as of June 30, 2006, neither is 90 days delinquent.

Non-interest Income. The Company’s noninterest income consists primarily of service charges on deposit accounts, and net gains and losses on sales of investment securities and repossessed assets. Total noninterest income increased by $187,000 or 27.4% to $871,000 in fiscal year 2006 as compared to $684,000 in fiscal year 2006. Fees and service charges increased $131,000 or 25.0% to $656,000 from $525,000 primarily due to higher service charges, overdraft and debit card income. The Company sold a former branch office facility for a gain of $64,000. The Company also sold one investment security for a gain of $2,000. Other non-interest income decreased $10,000 or 6.2% to $149,000 due to a decline in the commissions earned on the sale of insurance and investment products.

Non-interest Expense. The Company’s total noninterest expense increased by $0.8 million or 12.4%, to $7.2 million during fiscal 2006, as compared to $6.4 million in fiscal 2005. Increases in compensation and benefits ($717,000), occupancy ($246,000) equipment expense ($42,000) and data processing expense ($41,000) exceeded the decreases in other expenses ($112,000), advertising expense ($92,000) and professional fees ($46,000). The increase in compensation and benefits is a result of new hires in the loan production area as well as salary adjustments made as a result of the level of compensation required to hire new commercial lenders. The increase in occupancy expense is primarily a result of the cost of leasing the land on the site of the new branch and loan administration building under construction as well as the accelerated depreciation of leasehold improvements and equipment in the leased space housing loan administration that will be vacated once the building is complete. The decrease in other expenses is due to cost controls on other discretionary spending.

Income tax Provision. The Company had an income tax expense of $0.82 million in 2006 compared to $0.76 million in 2005. The resulting effective tax rates were 37.2% and 36.1 % respectively.

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

The Company has established an Asset/Liability Management Committee (“ALCO”) that currently is comprised of four non-employee directors, the President , the Chief Financial Officer and the Senior Vice Presidents of Lending and Operations. This Committee meets on a monthly basis and reviews the maturities of the Company’s assets and liabilities and establishes policies and strategies designed to regulate the Company’s flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Company’s assets and liabilities is to maintain an acceptable net interest margin while reducing the net effects of changes in interest rates.

Management’s principal strategy in managing the Company’s interest rate risk has been to maintain short and intermediate-term assets in portfolio, including locally originated adjustable-rate commercial real estate and commercial business loans. In addition, the Company has available for sale investment securities, carried at fair value, totaling $16.7 million as of June 30, 2006. The Company is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes

The Company’s Board of Directors is responsible for reviewing the Company’s asset and liability management policies. The Asset/Liability Management Committee reports to the Board monthly on interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Company’s management is responsible for administering the policies of the Board of Directors with respect to the Company’s asset and liability goals and strategies.

The Bank’s interest rate sensitivity, as measured by the re-pricing of its interest sensitive assets and liabilities at June 30, 2006, is presented in the following table. The table was derived using assumptions which management believes to be reasonable.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2006 that are expected to mature or reprice in each of the time periods shown.

	Three Months or Less	Over Three Months Through One Year	Over One Through Five Years	Over Five Through Ten Years	Over Ten Through Twenty Years	Over Twenty Years	Total
	(Dollars in thousands)
Rate sensitive assets:
Loans receivable	$45,253	$48,035	$72,254	$24,112	$8,158	$1,067	$198,879
Investment securities	1,399	3,730	7,189	2,813	1,514	22	16,667
Short-term investments and other interest-earning assets	5,765	605	—	—	—	—	6,370

Total	52,417	52,370	79,443	26,925	9,672	1,089	221,916

Rate sensitive liabilities:
Deposits	14,590	48,353	77,181	10,822	2,153	548	153,647
Borrowings	2,250	13,000	19,800	5,000	—	—	40,050

Total	16,840	61,353	96,981	15,822	2,153	548	193,697

Interest sensitivity gap	$35,577	$(8,983)	$(17,538)	$11,103	$7,519	$541

Cumulative interest sensitivity gap	$35,577	$26,594	$9,056	20,159	$27,678	$28,219

Ratio of cumulative gap to total assets	15.60%	11.66%	3.97%	8.84%	12.14%	12.37%

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

The Company utilizes two additional measures of risk. These are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical change of plus or minus 200 basis points in market interest rates for maturities from one day to thirty years. As of June 30, 2006, the Bank had the following estimated sensitivity profile for net interest income and fair value of equity:

	+ 200 basis points	- 200 basis points	Policy Limit
% Change in Net Interest Income	5.8%	10.6%	±10.0%
% Change in Fair Value of Equity	-18.1%	6.2%	±25.0%

The change in net interest income under the -200 basis point immediate change in interest rates is beyond the policy limit. In the current interest rate environment, the Company has recently shortened the maturities of some of its liabilities. This has resulted in a slight overshoot of the policy limits.

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

The Company’s most liquid assets are cash on hand, interest-bearing deposits and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company’s operating, financing and investing activities during any given period. At June 30, 2006, the Company’s cash on hand, interest-bearing deposits and Federal funds sold totaled $8.2 million.

The Company anticipates that it will have sufficient funds available to meet its current loan origination, and unused lines-of-credit commitments of approximately $13.9 million and $11.2 million, respectively. Certificates of deposit that are scheduled to mature in less than one year at June 30, 2006 totaled $42.3 million. Historically, a high percentage of maturing deposits have remained with the Company.

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

The Company, as the holding company for the Bank, has an annual cash requirement of approximately $800,000 for the payment of common stock dividends and debt service on the subordinated debentures. The only source of internal funds for the holding company is dividends from the Bank. The amount of dividends that can be paid to the Company from the Bank is limited by the earnings of the Bank.

At June 30, 2006, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Company’s regulatory capital compliance at June 30, 2006.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital (to Risk Weighted Assets)	$18,144	11.25%	$12,904	8.00%	$16,130	10.00%
Tier 1 Capital (to Risk Weighted Assets)	17,144	10.63%	6,452	4.00%	9,678	6.00%
Tier 1 Capital (to Average Assets)	17,144	7.66%	8,958	4.00%	11,197	5.00%

On January 19, 2006, the Company issued a press release announcing that the Board of Directors had voted to call for redemption of all outstanding shares of Series A Non-cumulative, Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), that have not been converted into common stock at the election of the holders and remain outstanding on or prior to the close of business on March 31, 2006 (the “Redemption Date”). All shares of Series A Preferred Stock not converted into shares of Patapsco Bancorp, Inc. common stock prior to the close of business on the Redemption Date were automatically redeemed at the face value of $25 per share.

A total of 82,435 of the 85,051 outstanding preferred shares elected to convert their shares into Company common stock. The remaining 2,616 shares were redeemed at $25 per share for a total of $65,000. As a result, the Company’s common stock outstanding increased by 329,164 shares and shareholders’ equity decreased by $65,000.

Contingencies and Off-Balance Sheet Items

The Company is a party to financial instruments with off-balance sheet risk including commitments to extend credit under both new facilities and under existing lines of credit. Commitments to fund loans typically expire after 60 days, commercial lines of credit are subject to annual reviews and home equity lines of credit are generally for a term of 20 years. These instruments contain, to varying degrees, credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

	June 30, 2006	June 30, 2005
	(In thousands)
Commitments to originate new loans	$13,860	$9,000
Undisbursed lines of credit	11,161	9,799
Financial standby letters of credit	1,583	1,365

Impact of Inflation and Changing Prices

The Consolidated Financial Statements and Notes thereto presented in this Annual Report have been prepared in accordance with accounting principles generally accepted in The United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and inflation. The impact of inflation is reflected in the increased cost of the Company’s operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Contractual Obligations

The following table sets forth the company’s contractual obligations as of June 30, 2006

	< 1 year	1 to 3 Years	4 – 5 Years	Over 5 Years	Total
	(dollars in thousands)
Time Deposits	42,285	$22,239	$20,654	$901	$86,079
Long-term borrowings, including subordinated debentures	4,250	2,700	8,100	25,000	40,050
Lease obligations	207	319	310	2,450	3,286

Total Contractual Obligations	$46,742	$25,258	$29,064	$28,351	$129,415

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Patapsco Bancorp, Inc.

Dundalk, Maryland

We have audited the accompanying consolidated statements of financial condition of Patapsco Bancorp, Inc. and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patapsco Bancorp, Inc. and subsidiaries as of June 30, 2006 and 2005 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland

September 1, 2006

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 30, 2006 and 2005

(dollars in thousands except for per share data)	2006	2005
Assets
Cash on hand and due from banks	$4,839	$5,270
Interest bearing deposits in other financial institutions	968	970
Federal funds sold	2,381	1,408

Cash and Cash Equivalents	8,188	7,648
Time deposits at other financial institutions	605	619
Securities available for sale	16,667	24,800
Loans receivable, net of allowance for loan losses of $1,000 and $945, respectively	190,589	161,094
Investment securities required by law, at cost	2,416	1,677
Property and equipment, net	2,175	1,585
Goodwill and other intangible assets	3,354	3,406
Accrued interest and other assets	4,076	3,875

Total Assets	$228,070	$204,704

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing deposits	$13,186	$12,072
Interest bearing deposits	153,647	152,248

Total Deposits	166,833	164,320
Junior Subordinated debentures	5,000	—
Long-Term Debt	35,050	20,233
Accrued expenses and other liabilities	2,899	2,564

Total liabilities	209,782	187,117
Temporary equity - ESOP shares subject to put option	1,121	1,266
Stockholders’ equity
Preferred stock-Series A Non-cumulative Convertible Perpetual $0.01 par value; authorized 1,000,000 shares with a liquidation preference of $25 per share; 0 and 93,745 shares outstanding at June 30, 2006 and June 30, 2005, respectively	—	1
Additional paid-in-capital	—	2,345
Common stock $0.01 par value; authorized 4,000,000 shares; issued and outstanding 1,813,925 shares at June 30, 2006 and 1,414,456 shares at June 30, 2005	18	14
Additional paid-in capital	6,950	4,332
Deferred compensation contra	(78)	(78)
Obligation under deferred compensation	395	440
Retained earnings, substantially restricted	10,317	9,438
Accumulated other comprehensive loss, net of taxes	(435)	(171)

Total Stockholders’ Equity - Permanent	17,167	16,321

Total Stockholders’ Equity - including Temporary Equity	18,288	17,587

Total Liabilities and Stockholders’ Equity	$228,070	$204,704

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Years Ended June 30, 2006 and 2005

(in thousands except for per share data)	2006	2005
Interest income:
Loans receivable	$12,501	$10,613
Investment securities	941	1,046
Federal funds sold and other investments	114	152

Total interest income	13,556	11,811

Interest expense:
Deposits	3,486	2,818
Interest on Short-term debt	140	—
Interest on Long term debt and junior subordinated debentures	1,323	936

Total interest expense	4,949	3,754

Net interest income	8,607	8,057
Provision for loan losses	65	225

Net interest income after provision for loan losses	8,542	7,832

Non-interest income:
Fees and service charges	656	525
Gain on sale of securities available for sale	2	—
Gain on sale of office building	64	—
Other	149	159

Total non-interest income	871	684

Non-interest expenses:
Compensation and employee benefits	4,490	3,773
Professional fees	241	287
Equipment expenses	326	284
Net occupancy costs	552	306
Advertising	86	178
Data processing	285	244
Amortization of core deposit intangible	51	51
Telephone, postage and delivery	271	276
Other	900	1,012

Total non-interest expenses	7,202	6,411

Income before income taxes	2,211	2,105
Income tax provision	823	759

Net income	1,388	1,346

Preferred dividends declared	123	177

Net income available to common stockholders	$1,265	$1,169

Basic earnings per share	$0.80	$0.81
Diluted earnings per share	$0.72	$0.70
Cash dividends declared per common share	$0.25	$0.23

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended June 30, 2006 and 2005

(dollars in thousands except for per share data)	Preferred Stock	Additional Paid-In Capital Preferred	Common Stock	Additional Paid-In Capital Common	Temp. Equity ESOP Shares Subject to Put	Obligation Under Deferred Compensation	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Taxes	Total Stockholders’ Equity
Balance at July 1, 2004	$1	$2,454	$14	$4,098	$1,404	$172	$8,592	$(355)	$16,380
Comprehensive income:				—
Net income	—	—	—	—	—	—	1,346	—	1,346
Change in unrealized gains (losses) on Securities available-for-sale, net of taxes of $116	—	—	—	—	—	—	—	184	184

Comprehensive income									1,530

Preferred stock dividends ($1.875 per share)	—	—	—	—	—	—	(177)	—	(177)
Common stock dividends ($.23 per share)	—	—	—	—	—	—	(323)	—	(323)
Options exercised and related tax benefit, 22,635 shares	—	—	—	184	—	—	—	—	184
Shares surrendered in exercise of stock options 4,387 shares				(92)					(92)
Purchase of shares under ESOP put option, 7,755 shares				(105)					(105)
Transfer from temporary equity	—	—	—	138	(138)	—	—	—	—
Obligation under deferred compensation	—	—	—	—	—	190			190
Conversion of Preferred to Common	—	(109)	—	109	—	—	—	—	—

Balance at June 30, 2005	$1	$2,345	$14	$4,332	$1,266	$362	$9,438	$(171)	$17,587
Comprehensive income:
Net income	—	—	—	—	—	—	1,388	—	1,388
Change in unrealized gains (losses) on Securities available-for-sale, net of taxes of $166	—	—	—	—	—	—	—	(263)	(263)
Reclassification adjustment for gains included in net income, net of tax of $0.6								(1)	(1)

Comprehensive income									1,124

Preferred stock dividends ($1.41 per share)	—	—	—	—	—	—	(123)	—	(123)
Common stock dividends ($0.25 per share)	—	—	—	—	—	—	(386)	—	(386)
Compensation under stock-based benefit plan	—	—	—	89	—	(72)	—	—	17
Options exercised and related tax benefit, 36,353 shares	—	—	—	189	—	—	—	—	189
Shares surrendered in exercise of stock options, 5,649 shares	—	—	—	(59)	—	—	—	—	(59)
Purchase of shares under ESOP put option, 1,938 shares	—	—	—	(23)	—	—			(23)
Transfer from temporary equity	—	—	—	145	(145)	—	—	—	—
Obligation under deferred compensation	—	—	—	—	—	27			27
Conversion of Preferred to Common	(1)	(2,280)	4	2,277	—	—	—	—	—
Conversion of Preferred stock to cash	—	(65)	—	—	—	—			(65)

Balance at June 30, 2006	$—	$—	$18	$6,950	$1,121	$317	$10,317	$(435)	$18,288

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended June 30, 2006 and 2005

(in thousands)	2006	2005
Cash flows from operating activities:
Net income	$1,388	$1,346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	312	271
Provision for losses on loans	65	225
Non-cash compensation under stock-based benefit plans	59	48
Income tax benefit from exercise of stock options	9	45
Amortization of core deposit intangible	51	51
Amortization of premiums and discounts, net	28	(5)
Income from bank-owned life insurance	(59)	(59)
Amortization of deferred loan origination fees, net of costs	(43)	(105)
Gain on sale of securities available for sale	(2)	—
Gain on sale of office building	(64)	—
Decrease in accrued interest and other assets	24	80
Increase (decrease) in accrued expenses and other liabilities	327	(371)

Net cash provided by operating activities	$2,095	$1,526

Cash flows from investing activities:
Proceeds from maturing time deposit investments	—	293
Purchase of securities available for sale	(10)	(2,006)
Proceeds from sale of securities available for sale	302	—
Proceeds from maturing securities available for sale and principal payments on mortgage-backed securities available for sale	7,356	6,653
Loan principal disbursements, net of repayments	(26,838)	(9,825)
Purchase of consumer loans	(2,726)	—
(Increase) decrease in investment required by law	(739)	83
Cash received in sale of premises and equipment	154	—
Purchases of property and equipment	(992)	(241)

Net cash used in investing activities	$(23,493)	$(5,043)

Cash flows from financing activities:
Net increase (decrease) in deposits	$2,603	$(3,627)
Net increase (decrease) in advance payments by borrowers	6	(127)
Proceeds from long-term borrowings	20,000	2,000
Repayments of long-term borrowings	(5,183)	(4,667)
Proceeds from the issuance of junior subordinated debentures	5,000	—
Cash received in exercise of stock options	121	47
Repurchase of common stock due to ESOP put options	(23)	(105)
Dividends paid	(521)	(500)
Repurchase of preferred stock	(65)	—

Net cash (used in) provided by financing activities	21,938	(6,979)

Net increase (decrease) in cash and cash equivalents	540	(10,496)
Cash and cash equivalents at beginning of year	7,648	18,144

Cash and cash equivalents at end of year	$8,188	$7,648

Supplemental cash flow information:
Interest paid	$4,940	$3,735
Income taxes paid	790	656
Non-cash equity transactions:
Conversion of preferred shares to common – 91,297 preferred into 363,878 common and 4,345 preferred into 17,348 common in the twelve months ended June 30, 2006 and 2005, respectively.	2,281	109

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

(1)	Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Patapsco Bancorp, Inc. (the Company) is the holding company of The Patapsco Bank (Patapsco). Patapsco owns 100% of Prime Business Leasing, Inc. (Prime Leasing) and Patapsco Financial Services, Inc. (Financial). The primary business of Patapsco is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial loans and consumer loans, primarily in the Greater Baltimore Metropolitan area. Patapsco is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans. Patapsco is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies. The primary business of Prime Leasing is the origination and servicing of commercial finance leases. The primary business of Financial is the sale of consumer investment products.

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

Significant concentrations of credit risk

Most of the Company’s activities are with customers in the Greater Baltimore Metropolitan Area. Note 2 discusses the types of securities the Company invests in. Note 3 discuses the types of lending that the Company engages in. The Company’s largest lending relationship is $2.5 million.

The Company’s residential lending operations are focused in the State of Maryland, primarily the Baltimore Metropolitan area. While residential lending is generally considered to involve less risk than other forms of lending, payment experience on these loans is dependent to some extent on economic and market conditions in the Company’s primary lending area.

Cash and Cash Equivalents

Cash equivalents include short-term investments, with an original maturity of 90 days or less, which consist of federal funds sold and interest bearing deposits in other financial institutions.

Securities

Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. As the Company does not engage in securities trading, the balance of its debt and equity securities are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity, net of tax effects. All of the Company’s securities are classified as available-for sale at June 30, 2006 and 2005.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

If a decline in value of an individual security classified as held-to-maturity or available-for-sale is judged to be other than temporary, the cost basis of that security is reduced to its fair value and the amount of the write-down is included in earnings. Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers. In estimating other-than-temporary impairment losses, management considers the length of time and extent to which fair value has been less than cost, the financial condition and near term prospects of the issuer and the intent and ability of the Company to hold the securities until the earlier of market price recovery or maturity. For purposes of computing realized gains or losses on the sales of securities, cost is determined using the specific identification method. Premiums and discounts on securities are amortized over the term of the security using the interest method.

Investments Securities Required by Law

Investment securities required by law represent Federal Reserve Bank of Richmond and Federal Home Loan Bank of Atlanta stock, which are considered restricted as to marketability.

Loans Held For Sale

Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is determined based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined using the specific identification method.

There were no loans held for sale at June 30, 2006 and 2005, respectively.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

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

A loan is determined to be impaired when, based on current information and events, it is probable that Patapsco will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of insignificant delay in payment if Patapsco expects to collect all amounts due, including past-due interest. Patapsco generally considers a period of insignificant delay in payment to include delinquency up to and including 90 days. Impairment is measured through a comparison of the loan’s carrying amount to the present value of its expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller-balance homogeneous loans are evaluated collectively for impairment. Accordingly, the Company does not separately identify individual residential first and second mortgage loans and consumer installment loans for impairment disclosures, unless such loans are the subject of a restructuring agreement. Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and certain restructured residential loans. In addition, impaired loans are generally loans which management has placed in nonaccrual status since loans are placed in nonaccrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due.

Patapsco recognized interest income for impaired loans consistent with its method for nonaccrual loans. Specifically, interest payments received are recognized as interest income or, if the ultimate collectibility of principal is in doubt, are applied to principal.

Property and Equipment

Land is carried at cost. Property and equipment are stated at cost less accumulated depreciation computed by use of the straight-line method over the estimated useful lives of the related assets. Additions and betterments are capitalized and costs of repairs and maintenance are expensed when incurred. The related costs and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

Foreclosed Real Estate and Other Repossessed Assets

Foreclosed real estate and other repossessed assets are initially recorded at the estimated fair value, net of estimated selling costs, and subsequently at the lower of carrying cost or fair value less estimated costs to sell. Costs relating to holding such property are charged against income in the current period, while costs relating to improving such real estate are capitalized until a salable condition is reached. There were no foreclosed real estate or other repossessed assets at either June 30, 2006 or June 30, 2005, respectively.

Deferred Income Taxes

Deferred income taxes are recognized, with certain exceptions, for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

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

	Year ended
	June 30, 2006		June 30, 2005
(in thousands, except per share data)	Basic	Diluted	Basic	Diluted
Net income	$1,388	$1,388	$1,346	$1,346
Preferred Stock Dividends	123	—	177	—

Net Income Available to Common Stock	$1,265	$1,388	$1,169	$1,346
Weighted average common shares outstanding	1,573	1,573	1,441	1,441
Diluted securities:
Convertible preferred stock	N/A	265	N/A	374
Stock options	N/A	81	N/A	108

Adjusted weighted average shares	1,573	1,919	1,441	1,923

Per share amount	$0.80	$0.72	$0.81	$0.70

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides services in exchange for the award. The Company will adopt effective July 1, 2006, the new standard using the modified prospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively, and to record compensation cost prospectively on the non-vested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. The Company will recognize a pre-tax expense of approximately $5,600 in the quarter ending September 30, 2006 for the expense related to the final scheduled vesting of all outstanding stock option awards. Any additional impact of adopting the new accounting standard will be determined by share-based payments granted in future periods.

Statement 123 allowed companies to account for stock-based compensation either under the new provisions of Statement 123 or under the provisions of Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, but required pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of Statement 123 had been adopted. The Company accounted for its stock-based compensation in accordance with APB 25, through June 30, 2006.

Statement 123, “Accounting for Stock-Based Compensation”, required the Company to make certain disclosures as if the fair value method of accounting had been applied to the Company’s stock option grants made subsequent to 1994. Accordingly, no stock option based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of Statement 123.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

	Year Ended June 30,
(in thousands, except per share data)	2006	2005
Net Income as reported	$1,388	$1,346
Amounts recognized as expense in financial statements, net of related tax effects	22	30
Deduct: Total stock option based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(28)	(57)

Proforma Net Income	$1,382	$1,319
Earnings per share:
Basic – as reported	$0.80	$0.81
Basic – pro forma	$0.80	$0.79
Diluted – as reported	$0.72	$0.70
Diluted – pro forma	$0.72	$0.69

The Company granted no options in the years ended June 30, 2006 or June 30, 2005.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

In accordance with the provisions of SFAS No. 142, the Company continues to amortize other intangible assets over the estimated remaining life of each respective asset. Amortizable intangible assets were composed of the following:

	June 30, 2006		June 30, 2005
(Dollars in Thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets, acquisition of deposit accounts	$516	$116	$516	$65

Aggregate amortization expense:
For the year ended June 30, 2006	$51		$51
Estimated amortization expense:
For the year ending June 30, 2007	$51		$51
For the year ending June 30, 2008	51		51
For the year ending June 30, 2009	51		51
For the year ending June 30, 2010	51		51
For the year ending June 30, 2011	51		51

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

Guarantees

The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company, generally, holds collateral and/or personal guarantees supporting these commitments. The Company had $1,583,000 and $1,365,000 of standby letters of credit as of June 30, 2006 and June 30, 2005, respectively. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of June 30, 2006 and June 30, 2005 for guarantees under standby letters of credit issued is not material.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

Off Balance Sheet Arrangements

With the exception of the Company’s standby letters of credit noted above and loan commitments detailed in note 3, the Company has no off balance sheet arrangements that have or are reasonably likely to have a current or future effect in the Company’s financial condition, changes in financial condition, revenues or expenses, or capital resources.

New Accounting Pronouncements

EITF 03-1

In January 2003, the FASB’s Emerging Issues Task Force (EITF) issued EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investors” (“EITF 03-1”), and in March 2004, the EITF issued an update. EITF 03-1 addresses the meaning of other-than-temporary impairment and its application to certain debt and equity securities. EITF 03-1 aids in the determination of impairment of an investment and gives guidance as to the measurement of impairment loss and the recognition and disclosures of other-than-temporary investments. EITF 03-1 also provides a model to determine other-than-temporary impairment using evidence-based judgment about the recovery of the fair value up to the cost of the investment by considering the severity and duration of the impairment in relation to the forecasted recovery of the fair value. In July 2005, FASB adopted the recommendation of its staff to nullify key parts of EITF 03-1. The staff’s recommendations were to nullify the guidance on the determination of whether an investment is impaired as set forth in paragraphs 10-18 of Issue 03-1 and not to provide additional guidance on the meaning of other-than-temporary impairment. Instead, the staff recommends entities recognize other-than-temporary impairments by applying existing accounting literature such as paragraph 16 of SFAS 115.

FASB Exposure Draft - Interpretation of FAS 109

In July 2005, the FASB issued a proposed interpretation of FAS 109, “Accounting for Income Taxes”, to clarify certain aspects of accounting for uncertain tax positions, including issues related to the recognition and measurement of those tax positions. If adopted as proposed, the interpretation would be effective in the fourth quarter of 2005, and any adjustments required to be recorded as a result of adopting the interpretation would be reflected as a cumulative effect from a change in accounting principle. . We evaluated the provisions of the exposure draft and do not believe that its adoption will have a material impact on our Company’s financial condition or results of operations.

EITF 05-6

In June 2005, the FASB’s Emerging Issues Task Force (EITF) reached a consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination” (“EITF 05-6”). This guidance requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are reasonably assured at the date of the business combination or purchase. This guidance is applicable only to leasehold improvements that are purchased or acquired in reporting periods beginning after June 29, 2005.

FSP FAS 13-1

In October 2005, the FASB issued FASB Staff Position FAS 13-1 (“FSP FAS 13-1”), which requires companies to expense rental costs associated with ground or building operating leases that are incurred during a construction period. As a result, companies that are currently capitalizing these rental costs are required to expense them beginning in its first reporting period beginning after December 15, 2005. FSP FAS 13-1 is effective for our Company as of the first quarter of fiscal 2006. We evaluated the provisions of FSP FAS 13-1 and do not believe that its adoption will have a material impact on our Company’s financial condition or results of operations.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

(2)	Securities Available for Sale

Investment securities, classified as available for sale, are summarized as follows as of June 30:

	2006
(In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair value
Equity securities	$72	$6	$—	$78
Corporate Bonds	2,000	—	97	1,903
U.S. Government agencies	6,749	—	190	6,559
Mortgage-backed securities	8,554	6	433	8,127

	$17,375	$12	$720	$16,667

	2005
Equity securities	$62	$6	$—	$68
Corporate Bonds	2,600	9	29	2,580
U.S. Government agencies	11,771	1	111	11,661
Mortgage-backed securities	10,645	68	222	10,491

	$25,078	$84	$362	$24,800

The equity investments have no stated maturity. Mortgage-backed securities are allocated based on scheduled maturities. The scheduled maturities of other investments available for sale at June 30, 2006 are as follows:

	2006
(In thousands)	Amortized Cost	Fair Value
Due in less than one year	$2,103	$2,072
Due in one to five years	4,497	4,348
Due after five through ten years	3,221	3,024
Due after ten years	7,482	7,145

	$17,303	$16,589

In fiscal year 2006, the Company received $301,500 from the sale of a corporate bond resulting in a gross realized gain of $1,500. There were no gross realized losses. There were no sales of corporate, government, agency or equity securities in fiscal 2005.

The following table shows the Company’s investment securities gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2006.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$—	$—	$6,559	$190	$6,559	$190
Corporate Bonds	—	—	1,903	97	1,903	97
Mortgage-backed securities	1,976	32	5,963	401	7,939	433

Total Temporarily Impaired Securities	$1,976	$32	$14,425	$688	$16,401	$720

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

The following table shows the Company’s investment securities gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2005.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$5,695	$43	$5,465	$68	$11,160	$111
Corporate Bonds	489	11	1,482	18	1,971	29
Mortgage-backed securities	—	—	7,615	222	7,615	222

Total Temporarily Impaired Securities	$6,184	$54	$14,562	$308	$20,746	$362

At June 30, 2006, the Company had 17 securities in an unrealized loss position. Unrealized losses detailed above relate primarily to U.S. Government agency debt and mortgage-backed securities. The decline in fair value is considered temporary and is due only to interest rate fluctuations. The Company has the intent and ability to hold such investments until maturity or market price recovery. None of the individual unrealized losses are significant.

(3)	Loans Receivable

Loans receivable are summarized as follows as of June 30:

(In thousands)	2006	2005
Real estate secured by first mortgage:
Residential	$80,693	$74,600
Commercial	29,712	25,109
Construction, net of loans in process	13,913	5,520

	124,318	105,229
Home improvement loans	11,442	7,910
Home equity loans	4,400	5,205
Other Consumer loans	2,483	2,401
Commercial loans	34,827	28,102
Commercial leases	21,409	18,969

	198,879	167,816
Less:
Deferred loan origination fees, net of costs	178	99
Unearned interest consumer loans	1,245	503
Unearned interest commercial leases	6,091	5,446
Purchase accounting premium, net	(224)	(271)
Allowance for loan losses	1,000	945

Loans receivable, net	$190,589	$161,094

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

The purchase accounting premium results from the April 2004 acquisition of Parkville Federal Savings Bank. The purchase premium was determined by comparing the fair values of the loans purchased to their carrying values on

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

the books of the acquired entity, before consideration of uncollectibility. Fair values were determined through the use of a discounted cash-flow analysis. The premium is being amortized against interest income using the level-yield method.

The total recorded investment in impaired loans was $244,000 and $38,000 at June 30, 2006 and 2005 respectively. Average recorded investment in impaired loans during 2006 and 2005 was $169,000 and $560,000, respectively. There was an allocated allowance for losses related to those loans of $169,000 and $35,000 at June 30, 2006 and 2005, respectively. The amount of interest that would have been recorded on non-accrual loans at June 30, 2006 and 2005, respectively had the loans performed in accordance with their terms was approximately $42,000 and $ 4,000, respectively. The actual interest income recorded on these loans during 2006 and 2005 was $17,000 and $3,000, respectively. The Company is not obligated to lend any additional monies pertaining to the aforementioned impaired and non-accrual loans. All impaired loans were on non-accrual status.

Loans on which the accrual of interest has been discontinued amounted to $244,000 and $38,000 at June 30, 2006 and 2005, respectively. The Company had no loan balances past due 90 days or more accruing interest at June 30, 2006 and 2005.

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

(In thousands)	2006	2005
Balance at beginning of year	$945	$936
Provision for losses on loans	65	225
Charge-offs	(186)	(332)
Recoveries	176	116

Balance at end of year	$1,000	$945

Commitments to extend credit are agreements to lend to customers, provided that terms and conditions of the commitment are met. Commitments are generally funded from loan principal repayments, excess liquidity and savings deposits. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Substantially all of the Company’s outstanding commitments at June 30, 2006 and 2005 are for loans, which would be secured by various forms of collateral with values in excess of the commitment amounts. The Company’s exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

Outstanding commitments to extend credit are as follows:

	June 30, 2006
(In thousands)	Fixed rate	Floating rate
Commercial business and lease loans	$9,539	$100
Real Estate Loans	265	3,956
Undisbursed lines of credit	1,940	9,221

	June 30, 2005
Commercial business and lease loans	$3,336	$2,595
Real Estate Loans	1,949	1,120
Undisbursed lines of credit	—	9,799

Standby letters of credit are conditional commitments issued by Patapsco to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Patapsco holds collateral supporting those commitments for which collateral is deemed necessary.

As of June 30, 2006 and June 30, 2005, Patapsco had outstanding letters of credit of $1,583,000 and $1,365,000, respectively.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

As of June 30, 2006 and 2005, Patapsco was servicing loans for the benefit of others in the amount of $5,710,000 and $7,067,000, respectively. These balances represent commercial and commercial real estate participations sold. No servicing assets or liabilities have been recognized on these transactions as the Company has determined that the benefits of servicing are just adequate to compensate the servicer for its servicing responsibilities.

At June 30, 2006 and 2005, the Company’s loans outstanding to directors and executive officers totaled $220,000 and $31,000, respectively. New loans and draws on existing lines of credit totaled $220,000 and payments totaled $31,000.

(4)	Property and Equipment

Property and equipment are summarized as follows at June 30:

(In thousands)	2006	2005	Estimated Useful lives
Land	$188	$249	—
Building and improvements	2,100	1,446	30-40 years
Leasehold improvements	238	238	3-10 years
Furniture, fixtures and equipment	2,738	2,606	3-10 years

Total, at cost	5,264	4,539

Less accumulated depreciation	3,089	2,954

Property and equipment, net	$2,175	$1,585

Rent expense was $325,000 and $105,000 in the years ended June 30, 2006 and June 30, 2005, respectively.

At June 30, 2006, the minimal rental commitments under noncancellable operating leases are as follows:

Year ended June 30,
2007	$207,000
2008	164,000
2009	155,000
2010	155,000
2011	155,000

$836,000

(5)	Deposits

The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $19,559,000 and $13,450,000 in 2006 and 2005, respectively.

At June 30, 2006, the scheduled maturities of certificates of deposit are as follows:

(In thousands)
2007	$42,285
2008	15,368
2009	6,871
2010	11,510
2011	9,144
Thereafter	901

$86,079

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

(6)	Borrowings

At June 30, 2006 and 2005, the Company has an agreement under a blanket-floating lien with the Federal Home Loan Bank of Atlanta providing the Company a line of credit of $57.2 and $51.1 million, respectively. Borrowings totaled $35.1 million and $20.2 million at June 30, 2006 and 2005, respectively. The Company is required to maintain as collateral for its FHLB borrowings qualified mortgage loans in an amount equal to 120% of the outstanding advances. At June 30, 2006, and 2005 the Bank has a Federal Funds accommodation with the Bankers Bank of Atlanta, GA of $5.1 million and $5.1 million, respectively. At June 30, 2006, all borrowings are at fixed rates.

At June 30, the scheduled maturities of borrowings are as follows:

	2006		2005
(In thousands)	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Under 12 months	$4,250	3.11%	$3,350	4.24%
12 months to 24 months	1,700	2.71	5,950	3.00
24 months to 36 months	4,000	4.71	—	—
36 months to 48 months	—	—	4,000	4.71
48 months to 60 months	5,100	5.57	—	—
60 months to 120 months	20,000	4.33	6,933	5.55

	$35,050	4.33%	$20,233	4.42%

The borrowings from the Federal Home Loan Bank of Atlanta with conversion or call features at June 30, 2006, are detailed below:

Balance	Rate	Maturity	Call\Conversion feature
$5,100,000	5.57%	11/17/10	Callable every three months
3,000,000	3.79	07/22/15	Callable on 07/22/08 and every three months thereafter
6,000,000	4.24	11/18/15	Callable on 11/18/08 and every three months thereafter
11,000,000	4.53	04/22/13	Callable on 04/22/07 and every three months thereafter

The borrowings from the Federal Home Loan Bank of Atlanta with conversion or call features at June 30, 2005, are detailed below:

Balance	Rate	Maturity	Call\Conversion feature
$5,100,000	5.57%	11/17/10	Callable every three months
2,100,000	5.74	11/17/05	Callable every three months

(7)	Junior Subordinated Debentures

On October 31, 2005, Patapsco Statutory Trust I, a Connecticut statutory business trust and an unconsolidated wholly-owned subsidiary of the Company, issued $5 million of capital trust pass-through securities to investors. The interest rate is fixed for the first seven years at 6.465%. Thereafter, the interest rate adjusts on a quarterly basis at the rate of the three month LIBOR plus 1.48%. Patapsco Statutory Trust I purchased $5,155,000 of junior subordinated deferrable interest debentures from Patapsco Bancorp. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. Patapsco Bancorp has also fully and unconditionally guaranteed the obligations of the Trust under the capital securities. The capital securities are redeemable by Patapsco Bancorp on or after October 31, 2010, at par. The capital securities must be redeemed upon final maturity of the subordinated debentures on December 31, 2035. The funds are available to make capital contributions to the Bank and for other corporate purposes.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

(8)	Income Taxes

The provision for income taxes is composed of the following for the years ended June 30:

(In thousands)	2006	2005
Current:
Federal	$727	$474
State	158	123

	885	597

Deferred:
Federal	(51)	133
State	(11)	29

	(62)	162

	$823	$759

The net deferred tax assets consist of the following at June 30:

(In thousands)	2006	2005
Unrealized losses on securities available for sale	$274	$107
Allowance for losses on loans	386	365
Deferred compensation	265	277
Other	1	—

Total deferred tax assets	926	749
Purchase accounting adjustment	(237)	(263)
Federal Home Loan Bank stock dividends	(164)	(164)
Depreciation	(92)	(112)
Other	—	(7)

Total deferred tax liabilities	(493)	(546)

Net deferred tax assets	$433	$203

A reconciliation of the income tax provision and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

(In thousands)	2006	2005
Tax at statutory rate	$752	$716
State income taxes, net of Federal income tax benefit	95	97
Other	(24)	(54)

Income tax provision	$823	$759

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts based on actual bad debt experience. Therefore, the provision for bad debts deducted from taxable income for Federal income tax purposes was based on the experience method.

(9)	Regulatory Matters

The Federal Deposit Insurance Corporation (FDIC) insures deposits of account holders up to $100,000. Patapsco pays an annual premium to provide for this insurance. Patapsco is also a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta (FHLBA) equal to at least 4.50% of the outstanding borrowings from the FHLBA plus the lesser of 0.20% of total assets or $25 million. The investment in the FHLBA stock is reported in the balance sheet as investment securities required by law. Purchases and sales of stock are made directly with Patapsco at par value.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $7.0 million of transaction accounts, reserves equal to 3% must be maintained on the next $47.6 million of transaction accounts, and a reserve of 10% must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustments by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets. At June 30, 2006 and 2005, the Bank met its reserve requirements of $628,000 and $574,000, respectively.

The Company, as the holding company for the Bank, has an annual cash requirement of approximately $800,000 for the payment of common stock dividends and debt service on the subordinated debentures. The only source of internal funds for the holding company is dividends from the Bank. The amount of dividends that can be paid to the Company from the Bank is limited by the retained earnings of the Bank in the current calendar year and the prior two calendar years. However, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements. The full amount of dividends that the Bank may pay the Company according to the regulation is $3.5 million. However, this level of dividend would result in the Bank meeting the minimum capital requirements but not meeting the level of capital to remain well capitalized. This level of dividend would also restrict the ability of the Bank to grow.

On February 27, 2006, The Board of Governors of the Federal Reserve System (Board) announced the approval of a final rule that expands the definition of a small bank holding company under the Board’s Small Bank Holding Company Policy Statement and the Board’s risk based and leverage capital guidelines for bank holding companies. The Company has been informed by the Federal Reserve Bank of Richmond that it meets the expanded criteria for definition as a small bank holding company. One result of this rule change is that the Company is now exempt from the Board’s consolidated risk-based and leverage capital adequacy guidelines for Bank Holding Companies. The Bank’s regulatory capital guidelines remain unchanged.

Patapsco is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Patapsco must meet specific capital guidelines that involve quantitative measures of Patapsco’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Patapsco’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, the Bank must maintain minimum capital and other requirements of regulatory authorities when declaring or paying dividends. The Bank has complied with such capital requirements.

Quantitative measures established by regulation to ensure capital adequacy require Patapsco to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of June 30, 2006 and 2005, that Patapsco meets all capital adequacy requirements to which they are subject.

As of June 30, 2006, the most recent notification from banking regulators categorized Patapsco as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well or adequately capitalized Patapsco must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in tables below. There are no conditions or events since that notification that management believes have changed the institution’s category.

At June 30, 2006, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2006.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital (to Risk Weighted Assets)	$18,144	11.25%	$12,904	8.00%	$16,130	10.00%
Tier 1 Capital (to Risk Weighted Assets)	17,144	10.63%	6,452	4.00%	9,678	6.00%
Tier 1 Capital (to Average Assets)	17,144	7.66%	8,958	4.00%	11,197	5.00%

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

In November 2000, as part of the acquisition of Northfield Bancorp, the Company issued 109,235 shares of Series A Noncumulative, Convertible Perpetual Preferred Stock. Each share of the preferred stock earned dividends at the rate of 7.5% of the liquidation preference of $25.00 per share, payable when declared by the Board of Directors. If Patapsco Bancorp failed to pay dividends to holders of Patapsco Bancorp Preferred stock for a given quarter, then during that quarter, no dividends could be paid on Patapsco Bancorp Common Stock.

The holders had the right to convert the preferred shares into common shares of Patapsco Bancorp, Inc. at any time. The Company could redeem the shares on or after November 2005. When issued, the preferred stock was convertible into common stock at a one to one basis. Due to three 10% stock dividends and a three for one stock split in the form of a 200% stock dividend paid to common shareholders since the issuance of the preferred shares, the conversion ratio changed to 1 to 3.993. One share of preferred stock was convertible into 3.993 shares of common stock.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

On January 19, 2006, the Company issued a press release announcing that the Board of Directors had voted to call for redemption of all outstanding shares of Series A Non-cumulative, Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), that have not been converted into common stock at the election of the holders and remained outstanding on or prior to the close of business on March 31, 2006 (the “Redemption Date”). All shares of Series A Preferred Stock not converted into shares of Patapsco Bancorp, Inc. common stock prior to the close of business on the Redemption Date were automatically redeemed at the face value of $25 per share.

Shareholders elected to convert a total of 82,435 of the 85,051 outstanding preferred shares into Company common stock. The remaining 2,616 shares were redeemed at $25 per share for a total of $65,000. As a result, the Company’s common stock outstanding increased by 329,164 shares and shareholders’ equity decreased by $65,000.

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

All ESOP shares contain a “Put Option” which requires the Company to repurchase the share at the then fair market value subject to the availability of retained earnings. The “Put Option” may be exercised within 60 days of distribution of the shares and then again within 60 days after the fair market value determination date of the next plan year. The current fair market value of 103,278 shares that have been allocated contain a “Put Option” of $1,121,000. This amount is included in temporary equity in accordance with SEC Accounting Series Release No. 268.

For the years ended June 30, 2006 and 2005 compensation expense recognized related to the ESOP and Patapsco’s contribution to the ESOP was $0 and $0, respectively. The ESOP shares have been fully allocated and the Company has applied to the Internal Revenue Service for termination of the Plan.

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

As of June 30, 2006, there are 51,525 deferred shares under this plan of which 12,906 are issued and outstanding. These deferred shares are allocated in lieu of cash compensation to Directors of the Company. These shares are included in shares outstanding for the purposes of computing earnings per share. As of June 30, 2006, no other share awards have been made under this plan.

Compensation expense recognized in connection with these plans during the years ended June 30, 2006 and 2005 was $17,400 and $80,700, respectively.

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

June 30, 2006 and 2005

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

The following table summarizes the status of and changes in the Company’s stock option plans during the past two years.

	Options	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
Outstanding, June 30, 2004	197,898	$5.40	140,116	$5.40
Granted	—	—
Exercised	(22,635)	4.60
Cancelled	—	—

Outstanding, June 30, 2005	175,263	5.40	139,723	5.51
Granted	—	—
Exercised	(36,353)	5.07
Cancelled	(415)	6.29

Outstanding, June 30, 2006	138,495	$5.62	122,877	$5.62

The following table summarizes information about stock options outstanding at June 30, 2006.

Exercise Price	Number Outstanding	Remaining Contractual Life	Number Exercisable
$4.60	40,384	0.30 years	40,384
4.86	16,981	3.89 years	16,981
6.29	81,130	5.17 years	65,512

	138,495	3.59 years	122,877

401(K) Retirement Savings Plan

The Company has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary subject to limitations established by the Internal Revenue Service. The Company is obligated to contribute 3% of each employee’s salary, whether or not the employee contributes their own money. All employees who have completed six months of service with the Company and are 21 years old are eligible to participate. The Company’s contribution to this plan was $73,000 and $67,000 for the years ended June 30, 2006 and 2005, respectively. Additionally, since the ESOP is fully allocated, the Compensation Committee of the Board of Directors has approved a discretionary profit sharing component to the 401K plan. The accrual for this component of the plan for the years ended June 30, 2006 and 2005 was $108,000 and $31,000, respectively.

(12)	Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107) requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company’s financial instruments as of June 30, 2006 and 2005.

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

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

The carrying amount and estimated fair value of financial instruments is summarized as follows at June 30:

	2006		2005
(In thousands)	Carrying amount	Fair value	Carrying amount	Fair value
Assets:
Cash and interest-bearing deposits	$5,807	$5,807	$6,240	$6,240
Federal funds sold	2,381	2,381	1,408	1,408
Time deposits at other financial institutions	605	605	619	605
Investment securities available for sale	16,667	16,667	24,800	24,800
Loans receivable, net	190,589	186,882	161,094	163,414
Investment securities required by law	2,416	2,416	1,677	1,677
Accrued interest receivable	929	929	792	792
Liabilities:
Deposits	166,833	159,977	164,320	164,016
Advance payments by borrowers for taxes, insurance and ground rents	1,405	1,405	1,399	1,399
Long-term debt	40,050	39,044	20,233	20,670
Accrued interest payable	334	334	321	321
Off balance sheet instruments:
Commitments to extend credit	—	—	—	—

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

Securities

The fair value of securities is based on quoted market values.

Loans Receivable

Loans receivable were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential and nonresidential, construction and land, second mortgage loans, commercial, and consumer. Each loan category was further segmented by fixed and adjustable rate interest terms.

The fair value of loans was calculated by discounting anticipated cash flows based on weighted average contractual maturity, weighted average coupon and current loan origination rates.

Accrued Interest Receivable

The carrying amount of accrued interest receivable approximates its fair value.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

Securities required by Law

The carrying amount of securities required by law approximates its fair value.

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

Long-Term Debt

The fair value of long-term debt was based on the discounted value of contractual cash flows, using rates currently available.

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

(13)	Condensed Financial Information (Parent Company Only)

Summarized financial information for the Company is as follows as of and for the years ended June 30:

(In thousands)
Statements of Financial Condition	2006	2005
Cash	$2,834	$412
Investment securities	78	68
Equity in net assets of the bank	20,422	19,131
Other assets	271	103

Total Assets	$23,605	$19,714

Accrued expenses and other liabilities	317	294
Long-term debt	—	1,833
Subordinated Debentures	5,000	—

Stockholders’ equity	18,288	17,587

Total Liabilities & Stockholders Equity	$23,605	$19,714

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

(In thousands)
Statements of Income	2006	2005
Total Revenue	$10	$13

Interest Expense	252	93

Non-interest Income	1	—

Non-interest Expense	(2)	28

Loss before equity in net income of subsidiary and income taxes	(239)	(108)
Net income of subsidiary	1,527	1,417

Income before income tax provision	1,288	1,309
Income tax provision (benefit)	(100)	(37)

Net income	$1,388	$1,346

(In thousands)
Statements of Cash Flows	2006	2005
Operating activities:
Net income	$1,388	$1,346
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiary	(1,527)	(1,417)
Increase in other assets	(189)	—
Increase (decrease) in accrued expenses and other liabilities	81	(19)

Net cash used in operating activities	(247)	(90)

Investing activities:
Purchase of investment securities	(10)	(7)
Dividends received from subsidiary	—	200

Net cash (used in) provided by investing activities	(10)	193

Financing activities:
Net increase (decrease) in borrowings	3,167	(167)
Options exercised	121	47
Repurchase of common stock pursuant to ESOP put option	(23)	(105)
Redemption of preferred stock	(65)	—
Cash dividend paid	(521)	(500)

Net cash provided by (used in) financing activities	2,679	(725)

(Decrease) increase in cash and cash equivalents	2,422	(622)
Cash and cash equivalents, beginning of year	412	1,034

Cash and cash equivalents, end of year	$2,834	$412

BOARD OF DIRECTORS

Thomas P. O’Neill

Chairman of the Board

Managing Director of RSM McGladrey, Inc.

Joseph J. Bouffard

President and Chief Executive Officer of
the Company and the Bank

J. Thomas Hoffman

Self-employed financial consultant

Nicole N. Glaeser

Budget Director for Baltimore County Police Department

Douglas H. Ludwig

Retired Principal of the Baltimore

County Public School System

Secretary of the Company

Gary R. Bozel

Managing Principal

Gary R. Bozel & Associates, P.A.

William R. Waters Retired Automobile Dealer Owner Bel Air Medicine, Inc.

EXECUTIVE OFFICERS

Joseph J. Bouffard President and Chief Executive Officer	Frank J. Duchacek, Jr. Senior Vice President - Branch & Deposit Administration	Michael J. Dee Senior Vice President - Treasurer Chief Financial Officer

John W. McClean Senior Vice President - Loan Administration	Alan H. Herbst Vice President – Consumer Lending	Laurence S. Mitchell Senior Vice President – Lending

Brian G. Connelly Vice President – Commercial Leasing	Francis C. Broccolino Vice-President – Real Estate Lending	William L. Peters Vice-President –Commercial Lending

HONORARY DIRECTORS

Joseph N. McGowan		Dr. Theodore C. Patterson

CORPORATE INFORMATION

Independent Registered Public
Accounting Firm

Beard Miller Company LLP

100 West Road, Suite 404

Baltimore, Maryland 21204-2368

General Counsel

Nolan Plumhoff & Williams

Suite 700, Nottingham Centre

502 Washington Avenue

Towson, Maryland 21204-4528

Transfer Agent and Registrar

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-3572

1-(800) 368-5948

Special Counsel

Muldoon Murphy & Aguggia LLP

5101 Wisconsin Avenue, NW

Washington, DC 20016

Annual Meeting

The 2006 Annual Meeting of Stockholders will be held on October 26, 2006 at 4:00 p.m. at the office of The Patapsco Bank located at 1301 Merritt Boulevard, Dundalk, Maryland 21222.

Annual Report on Form 10-KSB

A copy of the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006 as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date for the 2006 Annual Meeting upon written request to: Corporate Secretary, Patapsco Bancorp, Inc., 1301 Merritt Boulevard, Dundalk, Maryland 21222-2194.