Form 10-K, Exhibit 13
period 2008-06-30
PATAPSCO BANCORP INC
filed 2008-09-29
CIK 1003961

Exhibit 13

PATAPSCO BANCORP, INC.

[LOGO]

2008 ANNUAL REPORT

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

MARKET INFORMATION

The Company’s common stock trades under the symbol “PATD” on the OTC Electronic Bulletin Board. There were 1,861,855 shares of common stock outstanding and approximately 381 holders of record at June 30, 2008. Following are the high and low closing sale prices, by fiscal quarter, as reported on the OTC Electronic Bulletin Board during the periods indicated, as well as the dividends declared during each quarter.

	High	Low	Dividends Per Share
Fiscal 2008:
First Quarter	$22.75	$19.00	$ .0700
Second Quarter	21.00	12.75	.0000
Third Quarter	13.82	10.75	.1400
Fourth Quarter	10.75	7.20	.0700

Fiscal 2007:
First Quarter	$11.00	$10.05	$ .0625
Second Quarter	13.75	10.30	.0700
Third Quarter	23.25	11.65	.0700
Fourth Quarter	23.25	22.75	.0700

The stated high and low closing sale prices reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

TABLE OF CONTENTS

Patapsco Bancorp, Inc	(i)
Market Information	(i)
Letter to Stockholders	1
Selected Consolidated Financial and Other Data	3
Management’s Discussion and Analysis of Financial Condition and Results of Operations	5
Consolidated Financial Statements	21

Corporate Information	Inside Back Cover

(i)

[PATAPSCO BANCORP, INC. LETTERHEAD]

Dear Shareholder,

The directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank respectfully present our thirteenth Annual Report to our shareholders.

To refer to the previous twenty months as tumultuous would be an understatement. Let’s recap a little:

•

On October 30, 2006, the Company announced that Joseph J. Bouffard had resigned his position as Director, President and Chief Executive Officer and that Michael J. Dee had been named the Company’s new President and Chief Executive Officer.

•

On March 19, 2007, we announced that Patapsco Bancorp, Inc. had entered into an agreement and plan of merger with Bradford Bancorp whereby Bradford would acquire Patapsco and its subsidiary, The Patapsco bank for $23.00 in cash or 2.3 shares of Bradford common stock to be issued as part of an initial public offering.

•

During the summer of 2007, the “credit crisis” arrived with the difficulties in the sub-prime mortgage markets. In the year since then, these difficulties have spilled over to other sectors of the economy.

•	On December 6, 2007 it was announced that Bradford would be unable to consummate the merger at the previously agreed upon $23.00 per share and had communicated a significantly lower offer.

•

The Merger Agreement was terminated on January 3, 2008 following Bradford Bancorp’s inability to raise sufficient capital to consummate the transaction. As part of the termination agreement, Bradford agreed to pay Patapsco a merger termination payment of $2.0 million in the form of a promissory note.

During this time, employees of the bank continued to service our existing customers and open new loan and deposit accounts all the while dealing the uncertainties regarding their positions and place of work. The Board of Directors expresses its gratitude to the Company’s employees for their perseverance and professionalism.

Your Company completed its fiscal year 2008 with assets, loans and deposits of $261.3 million, $227.5 million and $197.9 million, respectively. This compares to fiscal year 2007 totals of $255.5 million, $220.2 million and $191.1 million. Earnings for the year were $1.38 million compared to $1.19 million the previous year. This resulted in diluted earnings per share increasing by 16.4% to $.71/share. Your Company remains well capitalized according to all regulatory benchmarks.

As a result of the termination of the merger agreement and the slowing economy, the financial results noted above reflect some unusual items. These include the aforementioned $2.0 million merger termination fee, a $1.9 million addition to the loan loss reserve and $228,000 in merger related expenses.

Although we did not participate in the sub-prime mortgage origination frenzy, your Company has not been immune to the problems in the real estate markets. In June, we charged-off as uncollectible $740,000 of a $1.8 million residential development loan. Net charge-offs for the year totaled $1.2 million, the highest in the history of the Company. At June 30, 2008, non-performing assets totaled $2.5 million or 0.97% of total assets. While this number is high by historical standards, it compares favorably with many of our competitors and peers.

We are cautiously optimistic; however, we are prepared to deal with any additional problem loans as they arise. We recently underwent a third party loan review. This review did not result in any loans being downgraded to classified asset status. Ultimately however, the severity of any future losses will be dependent on the regional and national economy.

The challenges for the following year include working out of our problem assets and managing the loan portfolio to ensure that any evolving problems are identified and addressed. Additionally we are reviewing our internal operations in order to determine opportunities to gain efficiencies and determine where to best deploy our capital and ensuring that the Company remains in compliance with the myriad and increasing number of regulations that a publicly traded commercial bank is subject to.

The Board of Directors and Management remain committed to enhancing shareholder value while operating the Patapsco Bank in a safe and sound manner. We are taking a new look at all the Company’s operations and options with an eye on both the short and long term. While this has been a difficult year for everyone, we look forward to a successful new year.

/s/ Thomas P. O’Neill	/s/ Michael J. Dee
Thomas P. O’Neill Chairman of the Board of Directors	Michael J. Dee President and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

PATAPSCO BANCORP, INC.

Selected Consolidated Financial Condition Data

	At June 30,
	2008	2007
	(In thousands)
Total assets	$261,294	$255,458
Loans receivable, net	227,514	220,239
Cash, federal funds sold and other interest bearing deposits	9,193	7,470
Investment securities	9,601	13,147
Deposits	197,886	191,074
Borrowings	42,300	43,800
Stockholders’ equity	19,391	18,916

Selected Consolidated Operating Data

	Year Ended June 30,
	2008	2007
	(In thousands, except for per share amounts)
Interest income	$17,191	$16,426
Interest expense	8,565	7,503

Net interest income before provision for loan losses	8,626	8,923
Provision for loan losses	1,920	430

Net interest income after provision for loan losses	6,706	8,493
Noninterest income	2,819	866
Noninterest expenses:
Compensation and employee benefits	4,206	4,382
Professional fees	646	591
Equipment expenses	325	331
Net occupancy costs	565	565
Advertising	33	110
Data processing	318	304
Amortization of intangible asset	51	51
Telephone, postage and delivery	252	250
Other	977	863

Total noninterest expenses	7,373	7,447

Income before provision for income taxes	2,152	1,912
Income tax provision	775	727

Net income	$1,377	$1,185

Net income per share of common stock
Basic	$0.72	$0.62
Diluted	$0.71	$0.61

KEY OPERATING RATIOS

PATAPSCO BANCORP, INC.

	At June 30,
	2008	2007
Performance Ratios:
Return on average assets (net income divided by average total assets)	0.53%	0.48%
Return on average stockholders’ equity (net income divided by average stockholders’ equity)(1)	7.13	6.22
Interest rate spread (weighted average interest rate earned less weighted average interest rate cost)	3.23	3.58
Net interest margin (net interest income divided by average interest-earning assets)	3.51	3.87
Ratio of average interest-earning assets to average interest-bearing liabilities	107.91	108.91
Ratio of noninterest expense to average total assets	2.83	3.04
Asset Quality Ratios:
Non-accrual loans to loans receivable	1.10%	0.22%
Allowance for loan losses to total loans	0.80	0.50
Allowance for loan losses to nonperforming loans	72.40	230.34
Net charge-offs to average loans outstanding	0.53	0.15
Capital Ratios:
Stockholders’ equity to total assets at end of period (1)	7.42%	7.40%
Average stockholders’ equity to average assets (1)	7.41	7.78
Dividends declared per share to diluted net income per share	39.44	43.55
Tier one leverage ratio (2)	7.63	7.57
Tier one capital to risk-weighted assets (2)	9.56	9.69
Total regulatory capital to risk-weighted assets (2)	10.45	10.26

(1)	Stockholders’ equity includes temporary equity.
(2)	Bank level ratios.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

General

The Company’s results of operations depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of loans, investment securities, and other investments, and the interest paid on interest-bearing liabilities, consisting primarily of deposits and advances from the Federal Home Loan Bank of Atlanta. The net interest income earned on interest-earning assets (“net interest margin”) and the ratio of interest-earning assets to interest-bearing liabilities have a significant impact on net interest income. The Company’s net interest margin is affected by regulatory, economic and competitive factors that influence interest rates, loan and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis than its interest-bearing liabilities. To a lesser extent, the Company’s results of operations are also affected by the amount of its noninterest income, including loan fees and service charges, and levels of noninterest expense, which consists principally of compensation and employee benefits, insurance premiums, professional fees, equipment expense, occupancy costs, advertising, data processing and other operating expenses.

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

Critical Accounting Policies

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and follow general practices within the industry in which it operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the consolidated financial statements. Accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. These estimates, assumptions and judgments are necessary when financial instruments are required to be recorded at fair value or when the decline in the value of an asset carried on the balance sheet at historic cost requires an impairment write-down or a valuation reserve to be established.

The allowance for loan losses (“allowance”) represents an amount, that in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible. The allowance represents an estimate made based upon two principles of accounting: (1) Statement of Financial Accounting Standards (“SFAS”) No. 5 “Accounting for Contingencies”, that requires losses to be accrued when their occurrence is probable and estimable, and (2) SFAS No. 114 “Accounting by Creditors for Impairment of a Loan”, that requires losses be accrued when it is probable that the lender will not collect all principal and interest when due under the original terms of the loan. The adequacy of the allowance is determined through careful evaluation of the loan portfolio. This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment that may be subject to change. Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it. The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense.

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

In accordance with the provisions of Statement of Financial Accounting Standards No. 114, the Company determines and recognizes impairment of certain loans. A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of insignificant delay in payment if the Company expects to collect all amounts due, including past-due interest. The Company generally considers a period of insignificant delay in payment to include delinquency up to and including 90 days. Statement 114 requires that impairment be measured through a comparison of the loan’s carrying amount to the present value of it’s expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

Statement 114 is generally applicable for all loans except large groups of smaller-balance homogeneous loans that are evaluated collectively for impairment, including residential first and second mortgage loans and consumer installment loans. Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and certain restructured residential loans. In addition, impaired loans are generally loans which management has placed in non-accrual status since loans are placed in non-accrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past due.

Management believes that the allowance is adequate. However, its determination requires significant judgment, and estimates of the probable losses in the loan and lease portfolio can vary significantly from losses that actually occur.

Marketable equity securities and debt securities not classified as held to maturity or trading are classified as available for sale. Securities available for sale are acquired as part of the Company’s asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available for sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value, reported net of deferred tax, as accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Realized gains and losses, using the specific identification method, are included as a separate component of non-interest income. Related interest and dividends are included in interest income. Declines in the fair value of individual securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value through the Statement of Income. Factors affecting the determination of whether an other-

than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.

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

The table also presents information for the periods indicated with respect to the institution’s net interest margin, which is net interest income divided by the average balance of interest earning assets. This is an important indicator of commercial bank profitability. The net interest margin is affected by yields on interest earning assets, the costs of interest bearing liabilities and the relative amounts of interest earning assets and interest bearing liabilities. Another indicator of an institution’s net interest income is the interest rate spread or the difference between the average yield on interest earning assets and the average rate paid on interest-bearing liabilities.

	Year Ended June 30,
	2008			2007			2006
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$225,164	$16,320	7.25%	$209,228	$15,461	7.39%	$177,598	$12,501	7.04%
Investment securities (2)	13,821	662	4.79	17,866	802	4.49	23,412	941	4.02
Short-term investments and other interest-earning assets	7,004	209	2.98	3,283	163	4.98	3,036	114	3.75

Total interest-earning assets	245,989	17,191	6.99	230,377	16,426	7.13	204,046	13,556	6.64
Noninterest-earning assets	14,524			14,581			12,848

Total assets	$260,513			$244,958			$216,894

Interest-bearing liabilities:
Deposits (3)	$182,388	$6,285	3.45	$169,324	$5,458	3.22	$152,904	$3,486	2.28
Short-term borrowings	3,565	188	5.27	661	37	5.61	3,116	140	4.49
Long-term borrowings	42,004	2,092	4.98	41,538	2,008	4.83	28,444	1,323	4.65

Total interest-bearing liabilities	227,957	8,565	3.76	211,523	7,503	3.55	184,464	4,949	2.68

Noninterest-bearing liabilities	13,252			14,369			14,528

Total liabilities	241,209			225,892			198,992

Total equity	19,304			19,066			17,902

Total liabilities and equity	$260,513			$244,958			$216,894

Net interest income		$8,626			$8,923			$8,607

Interest rate margin			3.51%			3.87%			4.22%

Net interest spread			3.23%			3.58%			3.96%

Ratio of average interest-earning assets to average interest-bearing liabilities			107.91%			108.91%			110.62%

(1)	Includes nonaccrual loans.
(2)	Includes investments required by law.
(3)	Includes escrow accounts.

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

	Year Ended June 30,			Year Ended June 30,
	2008 vs. 2007			2007 vs. 2006
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)			(In thousands)
Interest income:
Loans receivable (1)	$1,149	$(290)	$859	$2,312	$648	$2,960
Investment securities	(199)	59	(140)	(274)	135	(139)
Short-term investments and other interest-earning assets	72	(26)	46	10	39	49

Total interest-earning assets	1,082	(317)	765	1,831	1,039	2,870
Interest expense:
Deposits (2)	436	391	827	406	1,566	1,972
Short-term borrowings	153	(2)	151	(150)	47	(103)
Long-term borrowings	23	61	84	631	54	685

Total interest-bearing liabilities	603	459	1,062	799	1,755	2,554

Change in net interest income	$479	$(776)	$(297)	$1,032	$(716)	$316

(1)	Includes impact of non-accrual loans
(2)	Includes interest-bearing escrow accounts.
(3)	The subtotals of the volume and rate columns do not foot due to the change in mix of the respective components.

Comparison of Financial Condition at June 30, 2008 and 2007

General. Total assets increased by $5.8 million or 2.3% to $261.3 million at June 30, 2008 from $255.5 million at June 30, 2007. Growth was funded principally with interest-bearing deposits, primarily certificate accounts.

Loans Receivable. Gross loans receivable increased by $8.2 million, or 3.7%, to $233.2 million at June 30, 2008 from $225.0 million at June 30, 2007. Construction loans increased by $6.0 million, or 25.0%, commercial real estate loans increased by $5.0 million, or 13.8%, commercial business loans increased by $0.7 million, or 1.4%, consumer loans increased $0.5 million, or 2.6%, and commercial leases increased by $0.3 million, or 2.0%. Residential mortgages decreased by $4.4 million, or 5.9%.

The following table sets forth selected data relating to the composition of the Company’s loan portfolio by type of loan at the dates indicated. At June 30, 2008, the Company had no concentrations of loans exceeding 10% of gross loans other than as disclosed below:

	At June 30,
	2008		2007		2006		2005		2004
(Dollars in thousands)	Amount	% Total	Amount	% Total	Amount	% Total	Amount	% Total	Amount	% Total
Real Estate Loans:
Residential	$69,953	30.00%	$74,332	33.03%	$80,693	40.58%	$74,600	44.46%	$78,303	49.27%
Commercial	41,316	17.71	36,302	16.13	29,712	14.94	25,109	14.96	16,545	10.41
Construction	29,878	12.81	23,907	10.62	13,913	7.00	5,520	3.29	6,510	4.10

Consumer Loans:
Home Improvement	12,688	5.44	12,481	5.55	11,442	5.75	7,910	4.71	8,063	5.07
Home Equity	5,341	2.29	4,964	2.21	4,400	2.21	5,205	3.10	4,244	2.67
Other Consumer	2,893	1.24	2,955	1.31	2,483	1.25	2,401	1.43	2,170	1.36

Commercial Loans:
Commercial Loans	53,453	22.92	52,711	23.43	34,827	17.51	28,102	16.75	21,919	13.79
Commercial Leases	17,714	7.59	17,366	7.72	21,409	10.76	18,969	11.30	21,182	13.33

Gross Loans	233,236	100.00%	225,018	100.00%	198,879	100.00%	167,816	100.00%	158,936	100.00%

Less:
Deferred Origination Fees, net of costs	201		240		178		99		94
Unearned Interest Consumer Loans	1,068		1,147		1,245		503		465
Unearned Interest Commercial Leases	2,779		2,480		6,091		5,446		6,473
Purchase Accounting (Premium) discount, net	(160)		(198)		(224)		(271)		(445)
Allowance for Loan Loss	1,834		1,110		1,000		945		936

Net Loans	$227,514		$220,239		$190,589		$161,094		$151,413

The following table sets forth certain information at June 30, 2008 regarding the dollar amount of selected loan types maturing or repricing in the Company’s portfolio. The table does not include any estimate of prepayments that may significantly shorten the average life of all loans and cause the Company’s repayment experience to differ from that shown below.

(In thousands)	Due during the year ending June 30, 2009	Due after 1 through 5 years after June 30, 2008	Due after 5 years after June 30, 2008	Total
Construction loans	$29,878	$—	$—	$29,878
Commercial loans	6,151	—	47,302	53,453

Total	$36,029	$—	$47,302	$83,331

The following table sets forth at June 30, 2008 the dollar amount of the above loans which may reprice or are due one year or more after June 30, 2008 which have predetermined interest rates and have floating or adjustable interest rates.

(In thousands)	Predetermined Rates	Floating or Adjustable Rates	Total
Construction	$—	$29,878	$29,878
Commercial	190	53,263	53,453

Total	$190	$83,141	$83,331

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments.

Investment Securities. U.S. government agency and corporate securities decreased by $2.1 million, or 32.9% to $4.4 million at June 30, 2008 from $6.6 million at June 30, 2007, due to scheduled maturities. Mortgage-backed securities decreased by $1.4 million, or 21.0% in the year ended June 30, 2008 as pay-downs in the portfolio were not replaced with any purchases. Stock in the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Richmond increased by $50,000 due to the membership requirements of these organizations.

The Company owned $1.5 million in U.S. Agency senior notes as of June 30, 2008. Of these, $1.0 million matured on August 15, 2008. The Company does not own U.S. Agency common or preferred stock as of June 30, 2008.

The following table sets forth the carrying value of the Company’s investments at the dates indicated.

	At June 30 ,
(In thousands)	2008	2007	2006
Securities available for sale, at fair value:
U.S. Government and agency securities	$1,501	$4,676	$6,559
Equity securities	—	—	78
Corporate bonds	2,917	1,913	1,903
Mortgage-backed securities	5,183	6,558	8,127

Total securities available for sale	9,601	13,147	16,667
Investments required by law, at cost:
Federal Home Loan Bank of Atlanta stock	2,239	2,190	2,018
Federal Reserve Bank of Richmond stock	410	409	398

Total investments required by law, at cost	2,649	2,599	2,416

Total investments	$12,250	$15,746	$19,083

The following table sets forth the scheduled maturities, carrying amounts, fair values and average yields for the Company’s investment portfolio at June 30, 2008:

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Portfolio
(Dollars in thousands)	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Fair Value	Average Yield
Securities available for sale:
Mortgage-backed securities	$—	—%	$—	—%	$1,922	4.68%	$3,512	4.96%	$5,434	$5,183	4.86%
U.S. Government & agency	1,000	3.25	500	4.88	—	—	—	—	1,500	1,501	3.79
Corporate securities	500	3.55	500	5.37	1,977	7.53	—	—	2,977	2,917	6.50
Investments required by law	—	—	—	—	—	—	2,649	5.88	2,649	2,649	5.88

Total	$1,500	3.35%	$1,000	5.13%	$3,899	6.13%	$6,161	5.36%	$12,560	$12,250	5.34%

Deposits. Total deposits increased by $6.8 million, or 3.6% to $197.9 million at June 30, 2008 from $191.1 million at June 30, 2007. Decreases in savings ($3.8 million) were offset by increases in certificates of deposit ($5.8 million) and money market ($2.8 million) accounts. Rising rates paid on deposits in the Company’s market area have resulted in depositors moving money into higher yielding certificate accounts. Competition for deposits in the Company’s market area remains intense. The $5.8 million increase in certificates of deposit included a $4.0 million decrease in brokered deposits.

The following table sets forth deposit balances by type as of the dates indicated.

	At June 30,
	(Dollars in thousands)
	2008		2007		2006
	Balance	% Total	Balance	% Total	Balance	% Total
Savings accounts	$16,464	8.32%	$20,228	10.58%	$25,819	15.35%
NOW checking	14,817	7.49	13,157	6.89	13,244	7.87
Money market	34,988	17.68	32,235	16.87	28,968	17.22
Certificates of deposits	118,504	59.88	112,751	59.01	86,079	51.16

Interest-bearing deposits	184,773	93.37	178,371	93.35	154,110	91.60
Noninterest-bearing checking	13,113	6.63	12,703	6.65	14,128	8.40

Total	$197,886	100.00%	$191,074	100.00%	$168,238	100.00%

The following table sets forth the average balances based on daily balances and interest rates for various types of deposits for the years ended June 30:

	Year Ended June 30,
	(Dollars in thousands)
	2008		2007		2006
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Savings accounts	$17,483	0.44%	$22,512	0.43%	$29,021	0.42%
NOW checking	13,681	0.43	12,732	0.24	12,423	0.25
Money market	33,265	2.30	29,561	2.49	28,968	1.49
Certificates of deposits	117,665	4.58	104,118	4.41	82,152	3.54
Noninterest-bearing checking	12,525	—	15,598	—	15,462	—

Total	$194,619		$184,521		$168,026

The following table indicates the amount of the Company’s certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2008. At such date, such deposits represented 14.11% of total deposits and had a weighted average rate of 4.44%.

Maturity Period	Certificates of Deposit
(In thousands)
Three months or less	$11,525
Over three through 6 months	5,185
Over six through 12 months	4,247
Over 12 months	6,965

Total	$27,922

Borrowings. The Company’s long-term borrowings decreased by $1.5 million, or 3.9%, to $37.3 million at June 30, 2008 from $38.8 million at June 30, 2007. Strong deposit growth during the year mitigated the need for wholesale funds.

The following table sets forth certain information regarding borrowings, excluding subordinated debt, as of or for the year ended June 30:

(Dollars in thousands)	2008	2007	2006
Amounts outstanding at end of period:
Federal Home Loan Bank advances	$37,300	$38,800	$35,050
Other borrowings	—	—	—
Weighted average rate paid on:
Federal Home Loan Bank advances	4.46%	4.65%	4.33%
Other borrowings	—	—	—
Maximum amount of borrowings outstanding at any month end:
Federal Home Loan Bank advances	$42,300	$38,800	$35,050
Other borrowings	$11	—	—
Approximate average borrowings outstanding with respect to:
Federal Home Loan Bank advances	$40,514	$37,044	$27,407
Other borrowings	$54	$155	$164
Weighted average rate for the year ended June 30, on:
Federal Home Loan Bank advances	4.82%	4.65%	4.39%
Other borrowings	5.65%	5.95%	4.58%

Comparison of Operating Results for the Years Ended June 30, 2008 and 2007

The company’s net income increased by $192,000 to $1.4 million for the year ended June 30, 2008 from $1.2 million for the year ended June 30, 2007. The increase in the Company’s net income over last year resulted primarily from the $2 million fee recognized in the mutual agreement to terminate the Agreement and Plan of Merger with Bradford Bancorp, Inc. offset in part by lower net interest income and higher provision for loan losses.

Net Interest Income. The Company’s net interest income decreased $297,000 from $8.9 million in the year ended June 30, 2007 to $8.6 million in the current year as the net interest margin declined 36 basis points from 3.87% in the year ended June 30, 2007 to 3.51% in 2008. The lower margin more than offset the impact of the $15.6 million increase in average earning assets.

The decline in the net interest margin was caused primarily by an increase in the Company’s cost of funds while the yield on earning assets declined. The increase in the cost of funds totaled 21 basis points and was the result of an extremely competitive market for deposits. The decline in yield on average earning assets reflected the impact of lower short term interest rates in 2008 on the prime and LIBOR based products within the Company’s loan portfolio.

Interest Income. Total interest income increased by $765,000 or 4.7% to $17.2 million for the year ended June 30, 2008 compared to $16.4 million in the year ended June 30, 2007. This increase was due to a $15.9 million or 7.6% rise in average loan volume as the Company benefited from sustained loan demand. This higher volume was the primary driver in loan interest income increasing $859,000 to $16.3 million in 2008 from $15.5 million in 2007 and more than offset the 14 basis point decline in the yield on loans discussed above.

Interest income generated by the investment portfolio declined $140,000 in 2008 due to a $4.0 million decrease in average volume to $13.8 million. This lower volume resulted from the maturing of lower yielding securities during the year which resulted in a 30 basis point improvement in the portfolio yield.

Interest Expense. Total interest expense increased $1.1 million from $7.5 million in the year ended June 30, 2007 to $8.6 million in the current year as the average rate paid on interest bearing liabilities increased 21 basis points from 3.55% in 2007 to 3.76% in 2008. In addition, the volume of average interest bearing liabilities increased $16.4 million or 7.8% from $211.5 million in the year ended June 30, 2007 to $228.0 million in the current year.

The increase in rate paid on interest bearing liabilities was caused principally by a 21 basis point increase in the rate paid on interest bearing deposits caused by the aforementioned competitive market environment for deposits. This environment prevented the Company from lowering the rates paid on deposits consistent with the related decline in market interest rates during the year. In addition, our customers exhibited a preference for higher cost time and money market deposits. This shift in deposit mix also contributed to the increased cost of deposits in 2008.

While the deposit environment was competitive during 2008, the Company was successful in growing average deposits by $11.9 million or 6.5% to $194.6 million in the year ended June 30, 2008 over $183.7 million in the prior year.

Interest expense on borrowings increased $235,000 to $2.3 million in 2008 compared to $2.0 million in 2007 as balances were $3.4 million higher in 2008. In addition, the average rate paid on borrowings increased 16 basis points in 2008 impacted primarily by the flat treasury rate curve in the first half of the current year.

Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses. The method utilized for the determination of the allowance is described in “Critical Accounting Policies” above and in Note 1 of the Consolidated Financial Statements.

The provision for loan losses was $1.9 million in fiscal year 2008, an increase of $1.5 million, or 346.5%, from the 2007 provision of $430,000. The increase in the provision was due to an $876,000 increase in net charge-offs and $8.0 million growth in loan balances and takes into consideration the deterioration in the housing market as well as a dramatic slowdown in the economy. Of the $1.2 million in net charge-offs, $740,000, or 62%, represents the partial charge-off of a land acquisition and development loan. The remaining balance of this loan amounts to $1.1 million and is included in non-accrual loans at June 30, 2008. Excluding this charge-off, total net charge-offs in 2008 would have been $456,000, a $136,000 or 43% increase over 2007. The provision for loan losses ($1.9 million) in excess of net charge-offs ($1.2 million) amounted to $724,000 and was the primary determinant in the Company’s allowance for loan losses as a percentage of total loans increasing to 0.80% at June 30, 2008 from 0.50% at June 30, 2007. The increase in this percentage reflects the $2.1 million increase in non-accrual loans from $482,000 at June 30, 2007, to $2.5 million at June 30, 2008. The Company’s allowance for loan losses as a percentage of non-performing loans was 72.4% at June 30, 2008 as compared to 230.3% at June 30, 2007.

The primary driver of the level of the allowance for loan losses is the Company’s determination of the level of risk in the loan portfolio. While there has been a slight shift in the portfolio from residential mortgage to commercial real estate loans, residential mortgages still represent the largest component at 30.0% of the total. The Company has determined that there is minimal risk in the residential loan portfolio. It consists of conventionally underwritten mortgages that generally conform to Fannie Mae and Freddie Mac guidelines. The Company has not participated in the sub-prime mortgage market. In the Company’s estimation, the most risk in the portfolio resides in the real estate construction portfolio whose balance of $29.9 million represents 12.8% of the portfolio. The Company conservatively underwrites all commercial real estate, as well as commercial business loans with multiple sources of repayment. Loans granted must cash-flow on their own and be backed by substantial collateral. Additionally, $5.1 million of the commercial business loan portfolio, including the two commercial loans on nonaccrual, are guaranteed by the Small Business Administration with an average guarantee percentage of 76% or $3.9 million at June 30, 2008.

In response to the challenging real estate and general economic environment, the Company has established an unallocated portion of the allowance for loan losses amounting to $820,000 at June 30, 2008. Beyond the amounts allocated based on historical experience and risk rated loans requiring a specific reserve, the unallocated portion of the allowance is intended to reflect uncertainty created by the local housing market and the slowing economic environment. If circumstances differ materially from the assumptions used in determining the allowance, future adjustments to the allowance may be necessary and results of operations could be affected. Because events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.

The following table shows the activity in the allowance for loan losses in the periods indicated:

	Year Ended June 30,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Balance at beginning of period	$1,110	$1,000	$945	$936	$1,139
Loans charged off:
Real estate mortgage	740	—	—	—	40
Commercial loan	37	9	—	5	16
Commercial leases	250	265	40	184	178
Consumer	262	202	146	143	212

Total charge-offs	1,289	476	186	332	446
Recoveries:
Real estate mortgage	—	—	41	—	—
Commercial loan	6	33	16	5	51
Commercial leases	47	48	78	54	95
Consumer	40	75	41	57	55

Total recoveries	93	156	176	116	201

Net loans charged off	1,196	320	10	216	245
Provision for loan losses	1,920	430	65	225	42

Balance at end of period	$1,834	$1,110	$1,000	$945	$936

Ratio of net charge-offs to average loans outstanding during the period	0.53%	0.15%	0.01%	0.14%	0.20%

Ratio of allowance to non-performing loans	72.40%	230.34%	409.84%	2,487.45%	188.01%

The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	As of June 30, 2008		As of June 30, 2007		As of June 30, 2006		As of June 30, 2005		As of June 30, 2004
	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
	(Dollars in thousands)
Real estate mortgage:
Residential	$70	30.0%	$45	33.1%	$61	40.6%	$60	44.5%	$78	49.3%
Commercial	41	17.7	144	16.1	67	14.9	79	15.0	70	10.4
Construction	381	12.8	146	10.6	64	7.0	55	3.3	65	4.1
Consumer and other	191	9.0	137	9.1	67	9.2	99	9.2	95	9.1
Commercial Business	94	22.9	413	23.4	558	17.5	494	16.7	428	13.8
Commercial Leases	237	7.6	225	7.7	183	10.8	158	11.3	200	13.3
Unallocated	820	—	—	—	—	—	—	—	—	—

Total allowance for loan Losses	$1,834	100.00%	$1,110	100.0%	$1,000	100.0%	$945	100.0%	$936	100.0%

The following table sets forth information with respect to the Company’s nonperforming assets at the dates indicated.

	At June 30,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Loans accounted for on a non-accrual basis: (1)
Real estate:
Residential	$81	$168	$13	$—	$—
Commercial	—	—	146	—	—
Construction	1,989	—	—	—	—
Consumer	6	14	7	16	12
Commercial Loan/Lease	457	300	78	22	486

Total	$2,533	$482	$244	$38	$498
Accruing loans which are contractually past due 90 days or more	—	—	—	—	—

Total nonperforming loans	$2,533	$482	$244	$38	$498

Nonperforming loans to total loans	1.10%	0.21%	0.12%	0.02%	0.31%

Nonperforming assets to total assets	0.97%	0.19%	0.11%	0.05%	0.24%

Troubled debt restructuring	$1,550	—	—	—	—

Other nonperforming assets (2)	$7	$5	$—	$60	$—

(1)	Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectability of the loan.
(2)	Other nonperforming assets represents property and equipment acquired by the Company through foreclosure or repossession.

At June 30, 2008, non-accrual loans consist of two land acquisition and development loans totaling $1.5 million, not including a commitment to fund an additional $200,000, a residential construction loan with a balance of $505,000, three commercial business loans totaling $349,000, three commercial leases totaling $108,000, one home equity loan with a balance of $81,000, and one consumer loan amounting to $6,000. The one acquisition and development loan has been written down to its recently appraised value of $1.1 million. The remaining acquisition and development loan as well as the residential construction loan are both considered to have sufficient collateral for the Bank to recover the balance due. Two of the three commercial business loans have been written down to the SBA guarantee; the third loan for $140,000 has been allocated a $40,000 reserve reflecting its expected net realizable value. Management believes the property securing the home equity loan, having a balance of $81,000, has sufficient collateral value to recover the balance due.

During the twelve months ended June 30, 2008, the Company modified the terms of one real estate construction loan in the amount of $1.55 million in a troubled debt restructuring. The original terms were modified to defer a portion of interest to the end of the loan term in order to lessen the near term cash requirements of the borrowers’ obligations. The Company recorded $92,000 in interest income on this loan in the year ended June 30, 2008. The Company currently expects to collect all principal and interest of this loan based on the modified loan terms. The Company is committed to lend additional monies totaling $124,000 pertaining to this loan.

During the year ended June 30, 2008 the amount of interest that would have been recorded on non-accrual and restructured loans at June 30, 2008 had the loans performed in accordance with their terms was approximately $289,000. The amount of interest actually recorded during fiscal year 2008 was $135,000.

At June 30, 2008, the Company had no loans not classified as nonaccrual, 90 days past due or restructured where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may subsequently result in disclosure as nonaccrual, 90 days past due or restructured.

The Company accepted a $2 million note receivable from Bradford Bancorp, Inc. as payment for the merger termination fee. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Comparison of Operating Results for the Years Ended June 30, 2008 and 2007.” This note receivable is currently paying in accordance with the note agreement. Bradford Bancorp, Inc. filed a Registration Statement on Form S-1 with the Securities and Exchange Commission on September 19, 2008 with respect to an offering of shares of common stock. In that Registration Statement, Bradford Bancorp, Inc. disclosed that if it successfully completed the offering, it would use a portion of the net offering proceeds to pay off the note receivable. Bradford Bancorp, Inc. further disclosed that if it is unable to complete the offering, it will be unable to pay off the note when it matures on December 31, 2008. If that were to occur, the note would need to be restructured.

Noninterest Income. The Company’s noninterest income generally consists of deposit fees, service charges, fees on the sale of annuities and investment products, and gains and losses on sales of securities, loans and repossessed and other assets. Total non-interest income increased by $2.0 million or 226% to $2.8 million during the year ended June 30, 2008 from $866,000 during the year ended June 30, 2007. This increase was due to the $2.0 million fee recognized in the mutual agreement to terminate the agreement and Plan of Merger with Bradford Bancorp, Inc. Refer to the section above regarding the collectibility of this loan.

Noninterest Expense. The Company’s total noninterest expense decreased by $74,000 or 1.0%, to $7.37 million during fiscal 2008, as compared to $7.45 million in fiscal 2007. The decrease resulted from lower compensation and benefit expense due to open positions, as well as lower advertising expenses caused in large part to efforts in anticipation of the merger with Bradford Bancorp. Accordingly, these costs are expected to increase going forward. These lower costs were partially offset by higher merger related professional fees and other expenses. Merger costs totaled $300,000 in the twelve months ended June 30, 2008 as compared to $385,000 in the prior year.

Income Tax Provision. The Company had income tax expense of $0.78 million in 2008, compared to $0.73 million in 2007. The resulting effective tax rates were 36.0% and 38.0% respectively. The lower effective tax rate in 2008 was due to merger-related expenses, which had been non-deductible in the previous year, becoming deductible in the current year given that the Company terminated the merger agreement in January of 2008.

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

Management’s principal strategy in managing the Company’s interest rate risk has been to maintain short and intermediate-term assets in the portfolio, including locally originated adjustable-rate commercial real estate and commercial business loans. In addition, the Company has investment securities available for sale, carried at fair value, totaling $9.6 million as of June 30, 2008. The Company is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

The Company’s Board of Directors is responsible for reviewing the Company’s asset and liability management policies. The Asset/Liability Management Committee reports to the Board monthly on interest rate risk and trends, as well as, liquidity and capital ratios and requirements. The Company’s management is responsible for administering the policies of the Board of Directors with respect to the Company’s asset and liability goals and strategies.

The Bank’s interest rate sensitivity, as measured by the re-pricing of its interest sensitive assets and liabilities at June 30, 2008, is presented in the following table. The table was derived using assumptions which management believes to be reasonable.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2008 that are expected to mature or reprice in each of the time periods shown.

	Three Months or Less	Over Three Months Through One Year	Over One Through Five Years	Over Five Through Ten Years	Over Ten Through Twenty Years	Over Twenty Years	Total
	(Dollars in thousands)
Rate sensitive assets:
Loans receivable	$66,436	$53,484	$83,617	$20,569	$4,791	$451	$229,348
Investment securities	5,128	832	3,997	2,159	127	7	12,250
Short-term investments and other interest-earning assets	4,576	—	—	—	—	—	4,576

Total	76,140	54,316	87,614	22,728	4,918	458	246,174
Rate sensitive liabilities:
Deposits	54,475	54,910	64,408	8,806	1,734	440	184,773
Borrowings	14,500	9,000	13,800	5,000	—	—	42,300

Total	68,975	63,910	78,208	13,806	1,734	440	227,073

Interest sensitivity gap	$7,165	$(9,594)	$9,406	$8,922	$3,184	$18

Cumulative interest sensitivity gap	$7,165	$(2,429)	$6,977	$15,899	$19,083	$19,101

Ratio of cumulative gap to total assets	2.74%	(0.93)%	2.67%	6.08%	7.30%	7.31%

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

The Company utilizes two additional measures of risk. These are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical change of plus or minus 200 basis points in market interest rates for maturities from one day to thirty years. As of June 30, 2008, the Bank had the following estimated sensitivity profile for net interest income and fair value of equity:

	+ 200 basis points	-200 basis points	Policy Limit
% Change in Net Interest Income	2.4%	-10.1%	+10.0%
% Change in Fair Value of Equity	-9.7%	1.8%	+25.0%

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

The Company’s most liquid assets are cash on hand, interest-bearing deposits and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company’s operating, financing and investing activities during any given period. At June 30, 2008, the Company’s cash on hand, interest-bearing deposits and Federal funds sold totaled $9.2 million.

The Company anticipates that it will have sufficient funds available to meet its current loan origination, and unused lines-of-credit commitments of approximately $31.9 million and $34.4 million at June 30, 2008 and 2007, respectively. Certificates of deposit that are scheduled to mature in less than one year at June 30, 2008 totaled $89.5 million. Historically, a high percentage of maturing deposits have remained with the Company.

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

The Company, as the holding company for the Bank, has an annual cash requirement of approximately $850,000 for the payment of common stock dividends and debt service on the subordinated debentures. The only source of internal funds for the holding company is dividends from the Bank. The amount of dividends that can be paid to the Company from the Bank is limited by the earnings of the Bank.

At June 30, 2008, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory capital compliance at June 30, 2008.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Regulatory Capital (to Risk Weighted Assets)	$21,585	10.45%	$16,532	8.00%	$20,665	10.00%
Tier 1 Capital (to Risk Weighted Assets)	19,752	9.56	8,266	4.00	12,399	6.00
Tier 1 Leverage Ratio	19,752	7.63	10,352	4.00	12,940	5.00

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

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows at June 30:

	2008	2007
	(In thousands)
Commitments to originate new loans	$20,087	$19,452
Undisbursed lines of credit	11,787	14,909
Financial standby letters of credit	2,055	1,749

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Patapsco Bancorp, Inc.

Dundalk, Maryland

We have audited the accompanying consolidated statements of financial condition of Patapsco Bancorp, Inc. and subsidiaries as of June 30, 2008 and 2007, and the related consolidated statements of income, stockholder’s equity, and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patapsco Bancorp, Inc. and subsidiaries as of June 30, 2008 and 2007 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP

Baltimore, Maryland

September 26, 2008

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 30, 2008 and 2007

(dollars in thousands except for per share data)	2008	2007
Assets
Cash on hand and due from banks	$4,617	$4,308
Federal funds sold	2,473	2,255

Total Cash and Cash Equivalents	7,090	6,563
Interest bearing deposits in other financial institutions	2,103	907

Securities available for sale	9,601	13,147
Loans receivable, net of allowance for loan losses of $1,834 and $1,110, respectively	227,514	220,239
Investment securities required by law, at cost	2,649	2,599
Property and equipment, net	4,178	4,474
Goodwill and other intangible assets	3,251	3,303
Accrued interest and other assets	4,908	4,226

Total Assets	$261,294	$255,458

Liabilities and Stockholders’ Equity Deposits:

Non-interest bearing deposits	$13,113	$12,703
Interest bearing deposits	184,773	178,371

Total Deposits	197,886	191,074
Junior subordinated debentures	5,000	5,000
Long-term debt	37,300	38,800
Accrued expenses and other liabilities	1,717	1,668

Total liabilities	241,903	236,542

Temporary equity - ESOP shares subject to put option	—	935

Stockholders’ equity
Common stock $0.01 par value; authorized 4,000,000 shares; issued and outstanding 1,861,855 shares at June 30, 2008 and 1,864,985 shares at June 30, 2007	18	18
Additional paid-in capital	7,346	6,937
Obligation under deferred compensation	442	423
Deferred compensation contra	(78)	(78)
Retained earnings, substantially restricted	11,851	10,994
Accumulated other comprehensive loss, net of taxes	(188)	(313)

Total Stockholders’ Equity - Permanent	19,391	17,981

Total Stockholders’ Equity - including Temporary Equity	19,391	18,916

Total Liabilities and Stockholders’ Equity	$261,294	$255,458

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Years Ended June 30, 2008 and 2007

(in thousands except for per share data)	2008	2007
Interest Income:
Loans receivable	$16,320	$15,461
Investment securities	662	802
Federal funds sold and other investments	209	163

Total Interest Income	17,191	16,426

Interest Expense:
Deposits	6,285	5,458
Interest on short-term debt	188	37
Interest on long-term debt and junior subordinated debentures	2,092	2,008

Total Interest Expense	8,565	7,503

Net interest income	8,626	8,923
Provision for loan losses	1,920	430

Net interest income after provision for loan losses	6,706	8,493

Non-Interest Income:
Fees and service charges	706	730
Merger termination fee	2,000	—
Other	113	136

Total Non-Interest Income	2,819	866

Non-Interest Expenses:
Compensation and employee benefits	4,206	4,382
Professional fees	646	591
Equipment expenses	325	331
Net occupancy costs	565	565
Advertising	33	110
Data processing	318	304
Amortization of core deposit intangible	51	51
Telephone, postage and delivery	252	250
Other	977	863

Total Non-Interest Expenses	7,373	7,447

Income Before Income Taxes	2,152	1,912
Income tax provision	775	727

Net Income	$1,377	$1,185

Basic earnings per share	$0.72	$0.62
Diluted earnings per share	$0.71	$0.61
Cash dividends declared per common share	$0.28	$0.27

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended June 30, 2008 and 2007

(dollars in thousands except for per share data)	Common Stock	Additional Paid-In Capital	Temp. Equity ESOP Shares Subject to Put	Obligation Under Deferred Compensation	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Taxes	Total Stockholders’ Equity
Balance at June 30, 2006	$18	$6,950	$1,121	$317	$10,317	$(435)	$18,288
Comprehensive income:
Net income	—	—	—	—	1,185	—	1,185
Change in unrealized losses on Securities available-for-sale, net of taxes of $76	—	—	—	—	—	122	122

Comprehensive income							1,307

Common stock dividends ($0.27 per share)	—	—	—	—	(508)	—	(508)
Compensation under stock-based benefit plan	—	105	—	—	—	—	105
Options exercised and related tax benefit, 90,623 shares	—	538	—	—	—	—	538
Shares surrendered in exercise of stock options, 13,831 shares	—	(152)	—	—	—	—	(152)
Purchase of shares under ESOP put option, 29,992 shares	—	(690)	—	—			(690)
Transfer from temporary equity	—	186	(186)	—	—	—	—
Obligation under deferred compensation	—	—	—	28			28

Balance at June 30, 2007	$18	$6,937	$935	$345	$10,994	$(313)	$18,916
Comprehensive income:
Net income	—	—	—	—	1,377	—	1,377
Change in unrealized losses on Securities available-for-sale, net of taxes of $76	—	—	—	—	—	125	125

Comprehensive income							1,502

Common stock dividends ($0.28 per share)	—	—	—	—	(520)	—	(520)
Common stock issued	—	9	—		—	—	9
Amortization of deferred compensation-restricted stock awards	—	57	—	—	—	—	57
Options exercised and related tax benefit, 27,040 shares	—	225	—	—	—	—	225
Shares surrendered in exercise of stock options, 6,942 shares	—	(158)	—	—	—	—	(158)
Purchase of shares under ESOP put option, 28,676 shares	—	(659)	—	—			(659)
Transfer from temporary equity	—	935	(935)	—	—	—	0
Obligation under deferred compensation	—	—	—	19			19

Balance at June 30, 2008	$18	$7,346	$0	$364	$11,851	$(188)	$19,391

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended June 30, 2008 and 2007

(in thousands)	2008	2007
Cash flows from operating activities:
Net income	$1,377	$1,185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	352	316
Provision for losses on loans	1,920	430
Non-cash compensation under stock-based benefit plans	63	116
Income tax benefit from exercise of stock options	(47)	48
Amortization of core deposit intangible	51	51
Amortization of premiums and discounts, net	47	42
Income from bank-owned life insurance	(75)	(68)
Amortization of deferred loan origination fees, net of costs	(21)	(34)
Gain on sale of office building	—	(14)
Loss on sale of repossessed asset	—	9
Increase in accrued interest and other assets	(660)	(165)
Termination fee earned, not collected	(2,000)	—
(Decrease) increase in accrued expenses and other liabilities	50	156

Net cash provided by operating activities	$1,057	$2,072

Cash flows from investing activities:
(Increase) decrease in int-bearing deposits in other financial institutions	(1,196)	61
Proceeds from maturing time deposit investments	—	600
Purchase of securities available for sale	(977)	(20)
Proceeds from sale of securities available for sale	—	92
Proceeds from maturing securities available for sale and principal payments on mortgage-backed securities available for sale	4,695	3,612
Loan principal disbursements, net of repayments	(6,632)	(28,498)
Purchase of consumer loans	(577)	(1,577)
Proceeds from sale of repossessed asset	—	15
Increase in investment required by law	(50)	(183)
Cash received in sale of premises and equipment	—	50
Purchases of property and equipment	(56)	(2,651)

Net cash used in investing activities	(4,793)	$(28,499)

Cash flows from financing activities:
Net increase in deposits	$6,796	$22,905
Net increase (decrease) in advance payments by borrowers	32	(43)
Proceeds from long-term borrowings	19,200	8,000
Repayments of long-term borrowings	(20,700)	(4,250)
Cash received in exercise of stock options	114	338
Repurchase of common stock due to ESOP put options	(659)	(690)
Dividends paid	(520)	(490)

Net cash provided by financing activities	4,263	25,770

Net increase (decrease) in cash and cash equivalents	527	(657)
Cash and cash equivalents at beginning of year	6,563	7,220

Cash and cash equivalents at end of year	$7,090	$6,563

Supplemental cash flow information:

Interest paid	$8,371	$7,351
Income taxes paid	1,535	837

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

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

Termination of Merger Agreement

On January 3, 2008, Patapsco Bancorp, Inc. and Bradford Bancorp, Inc. announced that they have mutually terminated the Agreement and Plan of Merger that the parties previously executed on March 19, 2007. Pursuant to the termination agreement, Bradford Mid-Tier Company has agreed to pay Patapsco Bancorp a termination fee of $2.0 million payable in the form of a promissory note. This $2.0 million was recognized as income in the quarter ended March 31, 2008. The promissory note matures on December 31, 2008 and provides for interest equal to the prime rate plus one percent. On August 1, 2008, this rate will increase to the prime rate plus three percent. The termination agreement also provides for a mutual release of claims in connection with the merger.

This note receivable is currently paying in accordance with the note agreement. Bradford Bancorp, Inc. filed a Registration Statement on Form S-1 with the Securities and Exchange Commission on September 19, 2008 with respect to an offering of shares of common stock. In that Registration Statement, Bradford Bancorp, Inc. disclosed that if it successfully completed the offering, it would use a portion of the net offering proceeds to pay off the note receivable. Bradford Bancorp, Inc. further disclosed that if it is unable to complete the offering, it will be unable to pay off the note when it matures on December 31, 2008. If that were to occur, the note would need to be restructured.

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

Significant Concentrations of Credit Risk

Most of the Company’s activities are with customers in the Greater Baltimore Metropolitan Area. Note 2 discusses the types of securities the Company invests in. Note 3 discuses the types of lending that the Company engages in. The Company’s largest lending relationship is $2.7 million.

The Company’s residential lending operations are focused in the State of Maryland, primarily the Baltimore Metropolitan area. While residential lending is generally considered to involve less risk than other forms of lending, payment experience on these loans is dependent to some extent on economic and market conditions in the Company’s primary lending area.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

Cash and Cash Equivalents

Cash equivalents include short-term investments, with an original maturity of 90 days or less, which consist of federal funds sold.

Securities

Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. As the Company does not engage in securities trading, the balance of its debt and equity securities are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity, net of tax effects. All of the Company’s securities are classified as available-for sale at June 30, 2008 and 2007.

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

There were no loans held for sale at June 30, 2008 and 2007.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

The Company accounts for loans in accordance with SFAS No. 15 “Accounting by Debtor and Creditors for Troubled Debt Restructurings,” when due to a deterioration in a borrower’s financial position, the Company

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

grants concessions that would not otherwise be considered. Troubled debt restructured loans are tested for impairment under SFAS No. 114, “Accounting by Creditors for Impairment of a Loan”. Interest income is recognized on these loans using the accrual method of accounting, provided they are performing in accordance with their restructured terms and are considered collectible.

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

Allowance for Loan Losses

The allowance for loan losses (“allowance”) represents an amount, that in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible. The allowance represents an estimate made based upon two principles of accounting: (1) Statement of Financial Accounting Standards (“SFAS”) No. 5 “Accounting for Contingencies”, that requires losses to be accrued when their occurrence is probable and estimable, and (2) SFAS No. 114 “Accounting by Creditors for Impairment of a Loan”, that requires losses be accrued when it is probable that the lender will not collect all principal and interest due under the original term of the loan. The adequacy of the allowance is determined through careful evaluation of the loan portfolio. This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment that may be subject to change. Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it. The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense.

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

June 30, 2008 and 2007

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

Foreclosed Real Estate and Other Repossessed Assets

Foreclosed real estate and other repossessed assets are initially recorded at the estimated fair value, net of estimated selling costs, and subsequently at the lower of carrying cost or fair value less estimated costs to sell. Costs relating to holding such property are charged against income in the current period, while costs relating to improving such real estate are capitalized until a salable condition is reached. At June 30, 2008 and 2007, the Company had other repossessed assets of $7,000 and $5,000, respectively.

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

	Year Ended
(in thousands, except per share data)	June 30, 2008		June 30, 2007
	Basic	Diluted	Basic	Diluted
Net income	$1,377	$1,377	$1,185	$1,185

Weighted average common shares outstanding	1,914	1,914	1,906	1,906

Diluted securities:
Stock options	—	16	—	48

Adjusted weighted average shares	1,914	1,930	1,906	1,954

Per share amount	$0.72	$0.71	$0.62	$0.61

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides services in exchange for the award. The Company adopted effective July 1, 2006, the new standard using the modified prospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively, and to record compensation cost prospectively on the non-vested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. The Company recognized a pre-tax expense of approximately $5,600 in the quarter ending September 30, 2006 for the expense related to the final scheduled vesting of all outstanding stock option awards. Any additional impact of adopting the new accounting standard will be determined by share-based payments granted in future periods.

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

Goodwill and Intangible Assets

Goodwill is not amortized, but rather is tested for impairment on an annual basis at the reporting unit level, which is either at the same level or one level below an operating segment. Other acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives which for the Company is 10 years. The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of goodwill and other intangible assets may be impaired.

Intangible assets were composed of the following:

	June 30, 2008		June 30, 2007
(Dollars in Thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Goodwill	$2,954	$—	$2,954	$—

Amortizable intangible assets, acquisition of deposit accounts	$516	$219	$516	$168

Amortization expense was $51,000 for each year presented and is expected to be $51,000 annually until the year ended June 30, 2014 when the amortization expense will be $42,000.

Advertising Costs

The Company expenses advertising costs as they are incurred.

Segment Reporting

The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

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

Guarantees

The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company, generally, holds collateral and/or personal guarantees supporting these commitments. The Company had $2,055,000 and $1,749,000 of standby letters of credit as of June 30, 2008 and June 30, 2007, respectively. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of June 30, 2008 and June 30, 2007 for guarantees under standby letters of credit issued is not material.

Off Balance Sheet Arrangements

In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when funded.

New Accounting Pronouncements

FASB Statement No. 141(R)

FASB statement No. 141 (R) “Business Combinations” was issued in December of 2007. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. The impact to the Company is dependent upon acquisitions consummated after the effective date.

SAB 110

Staff Accounting Bulletin No. 110 (SAB 110) amends and replaces Question 6 of Section D.2 of Topic 14, “Share-Based Payment,” of the Staff Accounting Bulletin series. Question 6 of Section D.2 of Topic 14 expresses the views of the staff regarding the use of the “simplified” method in developing an estimate of expected term of “plain vanilla” share options and allows usage of the “simplified” method for share option grants prior to December 31, 2007. SAB 110 allows public companies which do not have historically sufficient experience to provide a reasonable estimate to continue use of the “simplified” method for estimating the expected term of “plain vanilla” share option grants after December 31, 2007. SAB 110 is effective January 1, 2008.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

FSP 157-2

In December 2007, the FASB issued FASB Staff Position (FSP) 157-2, “Effective Date of FASB Statement No. 157,” that permits a one-year deferral in applying the measurement provisions of Statement No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of Statement 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, which the adoption of FSP 157-2 will have on the Company’s operating income or net earnings.

EITF 06-11

In June 2007, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 states that an entity should recognize a realized tax benefit associated with dividends on nonvested equity shares, nonvested equity share units and outstanding equity share options charged to retained earnings as an increase in additional paid in capital. The amount recognized in additional paid in capital should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payment awards. EITF 06-11 should be applied prospectively to income tax benefits of dividends on equity-classified share-based payment awards that are declared in fiscal years beginning after December 15, 2007. The Company expects that EITF 06-11 will not have an impact on its consolidated financial statements.

FSP FAS 142-3

In April 2008, the FASB issues FASB Staff Position (“FSP”) FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.

Early adoption is prohibited. The Company is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

FASB Statement No. 157

In September 2006, the Financial Accounting Standards Board issued FASB No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value under Generally Accepted Accounting Principles, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. Effective July 1, 2008, the Company adopted FASB Statement No. 157 without material impact to the consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

FASB Statement No. 159

In February 2007, the Financial Accounting Standards Board issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. The Company adopted SFAS No. 159 on July 1, 2008 and did not elect the fair value option for any financial assets or financial liabilities at that time.

(2) Securities Available for Sale

Investment securities, classified as available for sale, are summarized as follows as of June 30:

	2008
(In thousands)	Amortized Cost	Unrealized Gains		Unrealized Losses	Fair Value
Corporate Bonds	$2,977		$—	$60	$2,917
U.S. Government agencies	1,500		1	—	1,501
Mortgage-backed securities	5,434		9	260	5,183

	$9,911		$10	$320	$9,601

	2007
Corporate Bonds U.S. Government agencies	$2,000 4,746	$	— —	$87 70	$1,913 4,676
Mortgage-backed securities	6,911		5	358	6,558

	$13,657		$5	$515	$13,147

The scheduled maturities of investments available for sale at June 30, 2008 are as follows:

	2008
(In thousands)	Amortized Cost	Fair Value
Due in less than one year	$1,500	$1,499
Due in one to five years	1,000	991
Due after five through ten years	3,899	3,403
Due after ten years	3,512	3,708

	$9,911	$9,601

There were no sales of securities in fiscal 2008. The Company sold $92,000 of equity securities in the year ended June 30, 2007. No gain or loss was recognized.

The following table shows the Company’s investment securities gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2008.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
Corporate Bonds	$974	$(3)	$1,943	$(57)	$2,917	$(60)
Mortgage-backed securities	790	(12)	3,697	(248)	4,487	(260)

Total Temporarily Impaired Securities	$1,764	$(15)	$5,640	$(305)	$7,404	$(320)

At June 30, 2008, the Company had 9 securities in an unrealized loss position. Unrealized losses detailed above relate primarily to U.S. Government agency mortgage-backed securities issued by FNMA, FHLMC, and GNMA. The decline in fair value is considered temporary and is primarily due to interest rate fluctuations and the reduced liquidity in mortgage-backed securities issued by FNMA and FHLMC. The Company has the intent and ability to hold such investments until maturity or market price recovery. None of the individual unrealized losses are significant.

The following table shows the Company’s investment securities gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2007.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$—	$—	$4,676	$(70)	$4,676	$(70)
Corporate Bonds	—	—	1,913	(87)	1,913	(87)
Mortgage-backed securities	1,097	(13)	5,319	(345)	6,416	(358)

Total Temporarily Impaired Securities	$1,097	$(13)	$11,908	$(502)	$13,005	$(515)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

(3) Loans Receivable

Loans receivable are summarized as follows as of June 30:

(In thousands)	2008	2007
Real estate secured by first mortgage:
Residential	$69,953	$74,332
Commercial	41,316	36,302
Construction, net of loans in process	29,878	23,907

	141,147	134,541

Home improvement loans	12,688	12,481
Home equity loans	5,341	4,964
Other consumer loans	2,893	2,955
Commercial loans	53,453	52,711
Commercial leases	17,714	17,366

	233,236	225,018

Less:
Deferred loan origination fees, net of costs	201	240
Unearned interest-consumer loans	1,068	1,147
Unearned interest-commercial leases	2,779	2,480
Purchase accounting premium, net	(160)	(198)
Allowance for loan losses	1,834	1,110

Loans receivable, net	$227,514	$220,239

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

The total recorded investment in impaired loans was $4,083,000 and $482,000 at June 30, 2008 and 2007 respectively. The recorded investment in the impaired loans at June 30, 2008 June 30, 2007 which have a related allowance for losses was $166,000 and $482,000, respectively. Average recorded investment in impaired loans during 2008 and 2007 was $1,749,000 and $389,000, respectively. There was an allocated allowance for losses related to those loans of $66,000 and $200,000 at June 30, 2008 and 2007, respectively. The amount of interest that would have been recorded on non-accrual loans at June 30, 2008 and 2007, respectively had the loans performed in accordance with their terms was approximately $197,000 and $41,000, respectively. The Company is obligated to lend additional monies totaling $288,000 pertaining to the aforementioned impaired and non-accrual loans at June 30, 2008.

Loans on which the accrual of interest has been discontinued amounted to $2,533,000 and $482,000 at June 30, 2008 and 2007, respectively. The Company had no loan balances past due 90 days or more accruing interest at June 30, 2008 and 2007.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

(In thousands)	2008	2007
Balance at beginning of year	$1,110	$1,000
Provision for losses on loans	1,920	430
Charge-offs	(1,289)	(476)
Recoveries	93	156

Balance at end of year	$1,834	$1,110

Commitments to extend credit are agreements to lend to customers, provided that terms and conditions of the commitment are met. Commitments are generally funded from loan principal repayments, excess liquidity and savings deposits. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Substantially all of the Company’s outstanding commitments at June 30, 2008 and 2007 are for loans, which would be secured by various forms of collateral with values in excess of the commitment amounts. The Company’s exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

Outstanding commitments to extend credit are as follows:

	June 30, 2008
(In thousands)	Fixed rate	Floating rate
Commercial business and lease loans	$6,222	$0
Real estate loans	2,356	11,509
Undisbursed lines of credit	1,524	10,263

	10,102	21,772

	June 30, 2007
Commercial business and lease loans	$2,910	$0
Real estate loans	4,894	11,648
Undisbursed lines of credit	1,743	13,166

	9,547	24,814

Standby letters of credit are conditional commitments issued by Patapsco to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Patapsco holds collateral supporting those commitments for which collateral is deemed necessary.

As of June 30, 2008 and June 30, 2007, Patapsco had outstanding letters of credit of $2,055,000 and $1,749,000, respectively.

As of June 30, 2008 and 2007, Patapsco was servicing loans for the benefit of others in the amount of $20,668,000 and $12,214,000, respectively. These balances represent commercial and commercial real estate participations sold.

No servicing assets or liabilities have been recognized on these transactions as the Company has determined that the benefits of servicing are just adequate to compensate the servicer for its servicing responsibilities.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, officers, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The following table presents a summary of the activity of loans receivable from related parties:

(in thousands)	At June 30,
	2008	2007
Beginning balance	$123	$220
New loans or draws on existing loans	325	64
Loan repayments	(125)	(18)
Change in related party classification	—	(143)

Ending balance	$323	$123

(4) Property and Equipment

Property and equipment are summarized as follows at June 30:

(In thousands)	2008	2007	Estimated Useful lives
Land	$152	$152	—
Building and improvements	4,507	4,490	30 - 40 years
Leasehold improvements	238	238	3 - 10 years
Furniture, fixtures and equipment	3,038	2,999	3 - 10 years

Total, at cost	7,935	7,879
Less accumulated depreciation	3,757	3,405

Property and equipment, net	$4,178	$4,474

Rent expense was $219,000 and $270,000 in the years ended June 30, 2008 and June 30, 2007, respectively.

At June 30, 2008, the minimal rental commitments under noncancellable operating leases are as follows:

Year ending June 30,
2009	$180,000
2010	163,000
2011	161,000
2012	157,000
2013	155,000
Thereafter	2,306,000

$3,122,000

(5) Deposits

The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $27,922,000 and $23,818,000 at June 30, 2008 and 2007, respectively.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

At June 30, 2008, the scheduled maturities of certificates of deposit are as follows:

(In thousands)

Twelve months ending June 30,
2009	$89,526
2010	13,615
2011	9,325
2012	4,551
2013	1,137
Thereafter	350

$118,504

(6)	Borrowings

At June 30, 2008 and 2007, the Company has an agreement under a blanket-floating lien with the Federal Home Loan Bank of Atlanta providing the Company a line of credit of $50.5 million and $63.6 million, respectively. Borrowings totaled $37.3 million and $38.8 million at June 30, 2008 and 2007, respectively. The Company is required to maintain as collateral for its FHLB borrowings qualified mortgage loans in an amount equal to 133% of the outstanding advances. At June 30, 2008, and 2007 the Bank has a Federal Funds accommodation with the Silverton Bank of Atlanta, GA of $5.1 million. As of June 30, 2008 and 2007, there were no balances outstanding on this line. At June 30, 2008 and 2007, all borrowings are at fixed rates.

At June 30, the scheduled maturities of borrowings are as follows:

	2008		2007
(In thousands)	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Under 12 months	$17,500	4.95%	$9,700	4.81%
12 months to 24 months	5,700	2.53	4,000	4.71
24 months to 36 months	5,100	5.57	—	—
36 months to 48 months	—	—	5,100	5.57
48 months to 60 months	—	—	—	—
60 months to 120 months	9,000	4.09	20,000	4.33

	$37,300	4.46%	$38,800	4.65%

The borrowings from the Federal Home Loan Bank of Atlanta with conversion or call features at June 30, 2008 are detailed below:

Balance	Rate	Maturity	Call\Conversion feature
$3,000,000	5.26%	04/21/2009	Callable on 07/22/08 and every three months thereafter
5,100,000	5.57	11/17/2010	Callable every three months
6,000,000	4.24	11/18/2015	Callable on 11/18/08 and every three months thereafter

(7)	Junior Subordinated Debentures

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

(8)	Income Taxes

The provision for income taxes is composed of the following for the years ended June 30:

(In thousands)	2008	2007
Current:
Federal	$1,012	$645
State	195	172

Total Current Income Tax Expense	1,207	817

Deferred:
Federal	(342)	(74)
State	(90)	(16)

Total Deferred Income Tax Expense/(Benefit)	(432)	(90)

Total Income Tax Expense	$775	$727

The net deferred tax assets consist of the following at June 30:

(In thousands)	2008	2007
Unrealized losses on securities available for sale	$122	$197
Allowance for losses on loans and leases	723	429
Reserve for uncollectable interest	66	1
Deferred compensation	288	242
Other	8	4

Total deferred tax assets	1,207	873
Purchase accounting adjustment	(198)	(219)
Federal Home Loan Bank stock dividends	(168)	(164)
Depreciation	(37)	(42)
Other	—	(1)

Total deferred tax liabilities	(403)	(426)

Net deferred tax assets	$804	$447

A reconciliation of the income tax provision and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

(In thousands)	2008	2007
Tax at statutory rate	$732	$650
State income taxes, net of Federal income tax benefit	69	114
Other	(26)	(37)

Income tax provision	$775	$727
Effective tax rate	36.00%	38.00%

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts based on actual bad debt experience. Therefore, the provision for bad debts deducted from taxable income for Federal income tax purposes was based on the experience method.

Effective July 1, 2007, the Company adopted the provision of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109, “Accounting for Income Taxes.” The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. As a result of the Company’s evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the year ended June 30, 2008. Our policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statement of Income. The Company did not recognize any interest and penalties for the year ended June 30, 2008. The tax years subject to examination by the taxing authorities are the years ended June 30, 2007, 2006, 2005, and 2004.

In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1 “Definition of Settlement in FASB Interpretation No. 48” (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective retroactively to July 1, 2007 for the Company. The implementation of this standard did not have a material impact on our consolidated financial position or results of operation.

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

Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $9.3 million of transaction accounts, reserves equal to 3% must be maintained on the next $34.6 million of transaction accounts, and a reserve of 10% must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustments by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets. At June 30, 2008 and 2007, the Bank met its reserve requirements of $461,000 and $533,000, respectively.

The Company, as the holding company for the Bank, has an annual cash requirement of approximately $850,000 for the payment of common stock dividends and debt service on the subordinated debentures. The only source of internal funds for the holding company is dividends from the Bank. The amount of dividends that can be paid to the Company from the Bank is limited by the retained earnings of the Bank in the current calendar year and the prior two calendar years. However, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

Patapsco is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Patapsco must meet specific capital guidelines that involve quantitative measures of Patapsco’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Patapsco’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, the Bank must maintain minimum capital and other requirements of regulatory authorities when declaring or paying dividends. The Bank has complied with such capital requirements.

Quantitative measures established by regulation to ensure capital adequacy require Patapsco to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of June 30, 2008 and 2007, that Patapsco meets all capital adequacy requirements to which it is subject.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

As of June 30, 2008, the most recent notification from banking regulators categorized Patapsco as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well or adequately capitalized Patapsco must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in tables below. There are no conditions or events since that notification that management believes have changed the institution’s category.

At June 30, 2008 the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2008.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital (to Risk Weighted Assets)	$21,585	10.45%	$16,532	8.00%	$20,665	10.00%
Tier 1 Capital (to Risk Weighted Assets)	19,752	9.56%	8,266	4.00%	12,399	6.00%
Tier 1 Leverage Ratio	19,752	7.63%	10,352	4.00%	12,940	5.00%

At June 30, 2007, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2007.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital (to Risk Weighted Assets)	$20,091	10.26%	$15,665	8.00%	$19,582	10.00%
Tier 1 Capital (to Risk Weighted Assets)	18,981	9.69%	7,833	4.00%	11,749	6.00%
Tier 1 Leverage Ratio	18,981	7.57%	10,030	4.00%	12,537	5.00%

(10)	Stockholders’ Equity and Related Matters

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

(11)	Benefit Plans

Employee Stock Ownership Plan

Patapsco had previously established an Employee Stock Ownership Plan (ESOP) for its employees. All ESOP shares contained a “Put Option” which required the Company to repurchase the share at the then fair market value subject to the availability of retained earnings.

The ESOP shares have been fully allocated, the Plan terminated and as of June 30, 2008 all shares subject to put option have been repurchased.

For the years ended June 30, 2008 and 2007 there was no compensation expense recognized related to the ESOP.

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

As of June 30, 2008, there are 54,893 deferred shares under this plan of which 12,906 are issued and outstanding. These deferred shares are allocated in lieu of cash compensation to Directors of the Company. These shares are included in shares outstanding for the purposes of computing earnings per share. Additionally, as of June 30, 2008 there are 12,649 non-vested shares outstanding under this plan.

Compensation expense recognized in connection with these plans during the years ended June 30, 2008 and 2007 was $60,000 and $67,000, respectively.

A summary of the status of the Company’s non-vested shares as of June 30, 2008 is presented below:

	Common Shares	Weighted Average Grant-Date Fair Value
Non-Vested as of June 30, 2007	14,453	$13.71
Vested	—	$—
Forfeited	1,804	$13.71

Non-vested at June 30, 2008	12,649	$13.71

As of June 30, 2008, there was $70,000 of total unrecognized compensation costs related to non-vested share-based compensation. The cost is expected to be recognized over a weighted average period of 13 months. At grant date, vesting of the shares was “cliff” vesting at the end of either a two or three year period.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

The Plan provides for one-fifth of the options granted to be exercisable on each of the first five anniversaries of the date of grant. Under this plan, in August 2001 the Company granted options to purchase 99,975 shares at $6.29 per share.

The following table summarizes the status of and changes in the Company’s stock option plans during the past two years.

	Options	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value(000s)
Outstanding, June 30, 2006	138,495	$5.62	122,877	$5.51
Granted	—	—
Exercised	(90,623)	5.41
Cancelled	—	—

Outstanding, June 30, 2007	47,872	6.02	47,872	$6.02	$801
Granted	—	—
Exercised	(27,040)	5.82
Cancelled	—	—

Outstanding, June 30, 2008	20,832	$6.29	20,832	$6.29	$19

The following table summarizes information about stock options outstanding at June 30, 2008.

Exercise Price of All Options	Number Outstanding	Remaining Contractual Life	Number Exercisable
6.29	20,832	3.14 years	20,832

401(K) Retirement Savings Plan

The Company has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary subject to limitations established by the Internal Revenue Service. The Company is obligated to contribute 3% of each employee’s salary, whether or not the employee contributes their own money. All employees who have completed six months of service with the Company in which they have worked more than 500 hours, and are at least 21 years old, are eligible to participate. The Company’s contribution to this plan was $88,000 and $91,000 for the years ended June 30, 2008 and 2007, respectively. Additionally, since the ESOP is fully allocated, the Compensation Committee of the Board of Directors has approved a discretionary profit sharing component to the 401K plan. The accrual for this component of the plan for the years ended June 30, 2008 and 2007 was $108,000 and $113,000, respectively.

(12)	Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107) requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company’s financial instruments as of June 30, 2008 and 2007.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

The carrying amount and estimated fair value of financial instruments is summarized as follows at June 30:

	2008		2007
(In thousands)	Carrying amount	Fair value	Carrying amount	Fair value
Assets:
Cash and interest-bearing deposits	$6,720	$6,720	$5,215	$5,215
Federal funds sold	2,473	2,473	2,255	2,255
Investment securities available for sale	9,601	9,601	13,147	13,147
Loans receivable, net	227,514	231,277	220,239	217,376
Investment securities required by law	2,649	2,649	2,599	2,599
Accrued interest receivable	1,198	1,198	1,063	1,063
Liabilities:
Deposits	197,886	198,623	189,712	183,343
Long-term debt	42,300	42,750	43,800	43,032
Accrued interest payable	666	666	472	472
Off balance sheet instruments:
Commitments to extend credit	—	—	—	—

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

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

(13)	Condensed Financial Information (Parent Company Only)

Summarized financial information for the Company is as follows as of and for the years ended June 30:

(In thousands)
Statements of Financial Condition	2008	2007
Cash	$327	$1,671
Loans	1,375	—
Equity in net assets of the bank	22,815	22,369
Other assets	209	251

Total Assets	$24,726	$24,291

Accrued expenses and other liabilities	$335	$375
Subordinated Debentures	5,000	5,000
Stockholders’ equity	19,391	18,916

Total Liabilities & Stockholders Equity	$24,726	$24,291

(In thousands)
Statements of Income	2008	2007
Total Interest Income	$67	$5

Total Interest Expense	324	323

Non-interest Income	2,000	2

Non-interest Expense	14	11

Income(loss) before equity in net income of subsidiary and income taxes	1,729	(327)
Net income of subsidiary	292	1,399

Income before income tax provision	2,021	1,072
Income tax provision (benefit)	644	(113)

Net income	$1,377	$1,185

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2008 and 2007

(In thousands) Statements of Cash Flows	2008	2007
Operating activities:
Net income	$1,377	$1,185
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiary	(292)	(1,399)
Termination fee earned, not collected	(2,000)	—
Increase in other assets	(34)	(51)
Increase in accrued expenses and other liabilities	45	172

Net cash used in operating activities	(904)	(93)

Investing activities:
Purchase of equity securities	—	(20)
Proceeds from sale of equity security	—	92
Additional investment in subsidiary stock	—	(300)
Dividend received from subsidiary	625	—

Net cash provided by/(used in) investing activities	625	(228)

Financing activities:
Payment to purchase common stock	(659)	(690)
Cash received in exercise of stock options	114	338
Cash dividend paid	(520)	(490)

Net cash used in financing activities	(1,065)	(842)

Decrease in cash and cash equivalents	(1,344)	(1,163)
Cash and cash equivalents, beginning of year	1,671	2,834

Cash and cash equivalents, end of year	$327	$1,671

Noncash Transaction: A portion of a loan in the amount of $625,000 was contributed to a subsidiary.

BOARD OF DIRECTORS

Thomas P. O’Neill Chairman of the Board Managing Director of American Express Tax and Business Services	Nicole N. Glaeser Budget Director for Baltimore County Police Department	William R. Waters Retired Automobile Dealer Owner Bel Air Medicine, Inc.

Michael J. Dee President and Chief Executive Officer of the Company and the Bank	Douglas H. Ludwig Retired Principal of the Baltimore County Public School System Secretary of the Company	J. Thomas Hoffman Self-employed financial consultant

Gary R. Bozel Managing Principal Gary R. Bozel & Associates, P.A.

MANAGEMENT

Michael J. Dee President and Chief Executive Officer	Frank J. Duchacek, Jr. Senior Vice President - Branch & Deposit Administration	William C. Wiedel, Jr. Senior Vice President - Treasurer Chief Financial Officer

John W. McClean Senior Vice President - Loan Administration	Alan H. Herbst Vice President – Consumer Lending	Laurence S. Mitchell Senior Vice President – Lending

Brian G. Connelly Vice President – Commercial Leasing	Francis C. Broccolino Vice-President – Real Estate Lending	Keith Zickar Vice-President –Commercial Lending

HONORARY DIRECTORS

Joseph N. McGowan		Dr. Theodore C. Patterson

CORPORATE INFORMATION

Independent Registered Public

Accounting Firm

Beard Miller Company LLP

100 West Road, Suite 404

Towson, Maryland 21204-2368

General Counsel

Nolan Plumhoff & Williams

Suite 700, Nottingham Centre

502 Washington Avenue

Towson, Maryland 21204-4528

Transfer Agent and Registrar

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-3572

1-(800) 368-5948

Special Counsel

Kilpatrick Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

Annual Meeting

The 2008 Annual Meeting of Stockholders will be held on November 6, 2008 at 5:00 p.m. at the office of The Patapsco Bank located at 1301 Merritt Boulevard, Dundalk, Maryland 21222.

Annual Report on Form 10-K A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date for the 2008 Annual Meeting upon written request to: Secretary, Patapsco Bancorp, Inc., 1301 Merritt Boulevard, Dundalk, Maryland 21222-2194.