Form 10-K, Exhibit 13
period 2009-06-30
PATAPSCO BANCORP INC
filed 2009-09-25
CIK 1003961

Exhibit 13

PATAPSCO BANCORP, INC.

[LOGO]

2009 ANNUAL REPORT

TABLE OF CONTENTS

Patapsco Bancorp, Inc.	(i	)
Market Information	(i	)
Letter to Stockholders	1
Selected Consolidated Financial and Other Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Consolidated Financial Statements	22
Corporate Information	Inside Back Cover

PATAPSCO BANCORP, INC.

Patapsco Bancorp, Inc. (the “Company”) is the holding company for The Patapsco Bank (the “Bank”). The Bank is a Maryland commercial bank operating through five offices located in Dundalk, Parkville, Carney and Glen Arm, Maryland and serving eastern Baltimore County. The principal business of the Bank consists of attracting deposits from the general public and investing these deposits in loans secured by residential and commercial real estate, construction loans, commercial business loans and consumer loans. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and noninterest income. Principally operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities provide funds for these activities.

MARKET INFORMATION

The Company’s common stock trades under the symbol “PATD” on the OTC Electronic Bulletin Board. There were 1,864,974 shares of common stock outstanding and approximately 377 holders of record at June 30, 2009. Following are the high and low closing sale prices, by fiscal quarter, as reported on the OTC Electronic Bulletin Board during the periods indicated, as well as the dividends declared during each quarter.

	High	Low	Dividends Per Share
Fiscal 2009:
First Quarter	$8.90	$6.74	$.07
Second Quarter	7.00	3.55	.00
Third Quarter	4.80	3.00	.02
Fourth Quarter	3.75	2.75	.02

Fiscal 2008:
First Quarter	$22.75	$19.00	$.07
Second Quarter	21.00	12.75	.00
Third Quarter	13.82	10.75	.14
Fourth Quarter	10.75	7.20	.07

The stated high and low closing sale prices reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

(i)

[Patapsco Bancorp Letter]

Dear Shareholder,

The directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank respectfully present this 2009 Annual Report to shareholders.

The fiscal year ended June 30, 2009 was the most disappointing in the Company’s history. The net loss of $5.5 million resulted from problems in the loan portfolio and the write-off of goodwill.

The most significant issues in the loan portfolio were encountered in acquisition, development and construction loans to residential real estate developers. Net charge-offs in this area totaled $3.6 million and all were loans that had been purchased from our former merger partner. The consumer loan portfolio suffered with the increase in the unemployment rate and Chapter 7 bankruptcies. Problems with the commercial lease portfolio are attributable to the stress felt by the small business customer due to the prolonged recession.

The goodwill that was written off in the fourth quarter was created when the Company purchased Northfield Bancorp in November 2000 and Parkville Savings Bank in April of 2003. Accounting rules require that goodwill be analyzed at least annually for impairment. This year, due primarily to the depressed stock price of the Company and its peers, the $3.0 million in goodwill was determined to be impaired.

The Chairman of the Board of Governors of the Federal Reserve System has opined that the recession is over but that the unemployment rate will remain elevated. We have seen a leveling off of non-performing assets, however, demand for new loans remains weak. Our priorities for the coming year are to manage non-performing assets and return the Company to profitability.

Director Douglas Ludwig will be retiring from the Board of Directors upon the conclusion of the upcoming annual meeting. Doug has served the Bank and the Company since 1992. We thank him for his years of service and wish him well in the future.

The Board of Directors and management thank you for your continued support.

/s/ Thomas P. O’Neill	/s/ Michael J. Dee
Thomas P. O’Neill	Michael J. Dee
Chairman of the	President and
Board of Directors	Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

PATAPSCO BANCORP, INC.

Selected Consolidated Financial Condition Data

	At June 30,
	2009	2008
	(In thousands)
Total assets	$268,367	$261,294
Loans receivable, net	216,927	227,514
Cash, federal funds sold and other interest bearing deposits	19,794	9,193
Investment securities	16,084	9,601
Deposits	207,795	197,886
Borrowings	39,300	42,300
Stockholders’ equity	19,692	19,391

Selected Consolidated Operating Data

	Year Ended June 30,
	2009	2008
	(In thousands, except for per share amounts)
Interest income	$15,697	$17,191
Interest expense	7,059	8,565

Net interest income before provision for loan losses	8,638	8,626
Provision for loan losses	5,902	1,920

Net interest income after provision for loan losses	2,736	6,706
Noninterest income	841	2,819
Noninterest expenses:
Compensation and employee benefits	4,400	4,206
Professional fees	423	646
Federal deposit insurance expense	347	22
Equipment expenses	306	325
Net occupancy costs	603	565
Advertising	66	33
Data processing	372	318
Amortization of intangible asset	51	51
Telephone, postage and delivery	297	252
Goodwill impairment charge	2,954	—
Other	869	955

Total noninterest expenses	10,688	7,373

Income (loss) before (benefit) provision for income taxes	(7,111)	2,152
Income tax (benefit) provision	(1,645)	775

Net (loss) income	(5,466)	1,377
Preferred stock dividends	173	—

Net (loss) income available for common shareholders	$(5,639)	$1,377

Net (loss) income per share of common stock
Basic	$(2.93)	$0.72
Diluted	$(2.93)	$0.71

KEY OPERATING RATIOS

PATAPSCO BANCORP, INC.

	At or For the Year Ended June 30,
	2009	2008	2007

Performance Ratios:
Return on average assets (net (loss) income divided by average total assets)	(2.05)%	0.53%	0.48%
Return on average stockholders’ equity (net (loss) income divided by average stockholders’ equity	(24.45)	7.13	6.22
Interest rate spread (weighted average interest rate earned less weighted average interest rate cost)	3.20	3.23	3.58
Net interest margin (net interest income divided by average interest-earning assets)	3.44	3.51	3.87
Ratio of average interest-earning assets to average interest-bearing liabilities	108.61	107.91	108.91
Ratio of noninterest expense to average total assets	4.00	2.83	3.04

Asset Quality Ratios:

Non-accrual loans to loans receivable	5.11%	1.10%	0.22%
Allowance for loan losses to total loans	1.37	0.80	0.50
Allowance for loan losses to nonperforming loans	26.89	72.40	230.34
Net charge-offs to average loans outstanding	2.03	0.53	0.15

Capital Ratios:

Stockholders’ equity to total assets at end of period	7.34%	7.42%	7.40%
Average stockholders’ equity to average assets	8.37	7.41	7.78
Dividends declared per common share to diluted net income per common share	nm [2]	39.44	43.55
Tier one leverage ratio (1)	7.98	7.63	7.57
Tier one capital to risk-weighted assets (1)	10.33	9.56	9.69
Total regulatory capital to risk-weighted assets (1)	11.58	10.45	10.26

(1)	Bank level ratios.
(2)	nm=not meaningful.

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

Forward-Looking Statements

When used in this Annual Report, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition and the Risk Factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

The allowance for loan losses (“allowance”) represents an amount, that in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible. The allowance represents an estimate made based upon two principles of accounting: (1) Statement of Financial Accounting Standards (“SFAS”) No. 5 “Accounting for Contingencies”, that requires losses to be accrued when their occurrence is probable and estimable, and (2) SFAS No. 114 “Accounting by Creditors for Impairment of a Loan”, that requires losses be accrued when it is probable that the lender will not collect all principal and interest when due under the original terms of the loan. The adequacy of the allowance is determined through careful evaluation of the loan portfolio. This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment and other qualitative factors that may be subject to change. Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it. The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense.

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

In accordance with the provisions of Statement of Financial Accounting Standards No. 114, the Company determines and recognizes impairment of certain loans. A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of insignificant delay in payment if the Company expects to collect all amounts due, including past-due interest. The Company generally considers a period of insignificant delay in payment to include delinquency up to and including 90 days. SFAS 114 requires that impairment be measured through a comparison of the loan’s carrying amount to the present value of its expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

SFAS 114 is generally applicable for all loans except large groups of smaller-balance homogeneous loans that are evaluated collectively for impairment, including residential first and second mortgage loans and consumer installment loans. Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and commercial business loans. In addition, impaired loans are generally loans which management has placed in non-accrual status since loans are placed in non-accrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past due.

Management believes that the allowance is adequate. However, its determination requires significant judgment, and estimates of the probable losses in the loan and lease portfolio can vary significantly from losses that actually occur.

Marketable equity securities and debt securities not classified as held to maturity or trading are classified as available for sale. Securities available for sale are acquired as part of the Company’s asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available for sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value, reported net of deferred tax, as accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Realized gains and losses, using the specific identification method, are included as a separate component of non-interest income. Related interest and dividends are included in interest income. Declines in the fair value of individual securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value through either a charge to earnings or recognized in other comprehensive income depending upon the nature of the loss. Management must assess whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These steps are done before assessing whether the entity will recover the cost basis of the investment. Other factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency or a significant deterioration in the financial condition of the issuer. See Note 1 of the Consolidated Financial Statements for a further explanation.

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

	Year Ended June 30,
	2009			2008			2007
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$231,910	$15,104	6.51%	$225,164	$16,320	7.25%	$209,228	$15,461	7.39%
Investment securities (2)	13,490	554	4.11	13,821	662	4.79	17,866	802	4.49
Short-term investments and other interest-earning assets	5,834	39	0.67	7,004	209	2.98	3,283	163	4.98

Total interest-earning assets	251,234	15,697	6.25	245,989	17,191	6.99	230,377	16,426	7.13
Noninterest-earning assets	15,925			14,524			14,581

Total assets	$267,159			$260,513			$244,958

Interest-bearing liabilities:
Deposits (3)	$186,948	5,277	2.82	$182,388	6,285	3.45	$169,324	5,458	3.22
Short-term borrowings	3,693	95	2.57	3,565	188	5.27	661	37	5.61
Long-term borrowings	40,670	1,687	4.15	42,004	2,092	4.98	41,538	2,008	4.83

Total interest-bearing liabilities	231,311	7,059	3.05	227,957	8,565	3.76	211,523	7,503	3.55

Noninterest-bearing liabilities	13,490			13,252			14,369

Total liabilities	244,801			241,209			225,892
Total equity	22,358			19,304			19,066

Total liabilities and equity	$267,159			$260,513			$244,958

Net interest income		$8,638			$8,626			$8,923

Interest rate margin			3.44%			3.51%			3.87%

Net interest spread			3.20%			3.23%			3.58%

Ratio of average interest-earning assets to average interest-bearing liabilities			108.6%			107.9%			108.9%

(1)	Includes nonaccrual loans.
(2)	Includes investments required by law.
(3)	Includes escrow accounts.

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

	Year Ended June 30,			Year Ended June 30,
	2009 vs. 2008			2008 vs. 2007
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)			(In thousands)
Interest income:
Loans receivable (1)	$510	$(1,726)	$(1,216)	$1,149	$(290)	$859
Investment securities	(16)	(92)	(108)	(199)	59	(140)
Short-term investments and other interest-earning assets	(30)	(140)	(170)	72	(26)	46

Total change in interest income	376	(1,870)	(1,494)	1,082	(317)	765

Interest expense:
Deposits (2)	162	(1,170)	(1,008)	436	391	827
Short-term borrowings	7	(100)	(93)	153	(2)	151
Long-term borrowings	(65)	(340)	(405)	23	61	84

Total change in interest expense	128	(1,634)	(1,506)	603	459	1,062

Change in net interest income	$248	$(236)	$12	$479	$(776)	$(297)

(1)	Includes impact of non-accrual loans.
(2)	Includes interest-bearing escrow accounts.
(3)	The subtotals of the volume and rate columns do not foot due to the change in mix of the respective components.

Comparison of Financial Condition at June 30, 2009 and 2008

General. Total assets increased by $7.1 million or 2.7% to $268.4 million at June 30, 2009 from $261.3 million at June 30, 2008. Growth was funded principally with interest-bearing deposits, primarily money market accounts.

Loans Receivable. Gross loans receivable decreased by $9.4 million, or 4.1%, to $222.3 million at June 30, 2009 from $233.2 million at June 30, 2008.

Residential mortgages decreased by $6.2 million, or 8.8%, construction loans decreased by $5.7 million, or 18.9% and consumer loans decreased $2.5 million or 12.2%. The decline in residential mortgages reflects a high level of early pay-offs during the year. The lower level of construction loans was impacted by $3.6 million in charge-offs in 2009. In addition, commercial leases decreased by $5.2 million, or 29.1% as management made a strategic decision to cease origination of this product in October, 2008. Commercial real estate loans grew $7.9 million, or 19.1% while commercial business loans increased by $0.7 million, or 1.3%. The overall decline in the loan portfolio also reflects lower loan demand in the second half of the year.

The following table sets forth selected data relating to the composition of the Company’s loan portfolio by type of loan at the dates indicated. At June 30, 2009, the Company had no concentrations of loans exceeding 10% of gross loans other than as disclosed below:

	At June 30,
	2009		2008		2007		2006		2005
(Dollars in thousands)	Amount	% Total	Amount	% Total	Amount	% Total	Amount	% Total	Amount	% Total
Real Estate Loans:
Residential	$63,788	28.69%	$69,953	30.00%	$74,332	33.03%	$80,693	40.58%	$74,600	44.46%
Commercial	49,188	22.13	41,316	17.71	36,302	16.13	29,712	14.94	25,109	14.96
Construction	24,223	10.90	29,878	12.81	23,907	10.62	13,913	7.00	5,520	3.29
Consumer Loans:
Home Improvement	10,138	4.56	12,688	5.44	12,481	5.55	11,442	5.75	7,910	4.71
Home Equity	5,795	2.61	5,341	2.29	4,964	2.21	4,400	2.21	5,205	3.10
Other Consumer	2,445	1.10	2,893	1.24	2,955	1.31	2,483	1.25	2,401	1.43
Commercial Loans:
Commercial Loans	54,170	24.36	53,453	22.92	52,711	23.43	34,827	17.51	28,102	16.75
Commercial Leases	12,554	5.65	17,714	7.59	17,366	7.72	21,409	10.76	18,969	11.30

Gross Loans	222,301	100.00%	233,236	100.00%	225,018	100.00%	198,879	100.00%	167,816	100.00%

Less:
Deferred Origination Fees, net of costs	191		201		240		178		99
Unearned Interest Consumer Loans	761		1,068		1,147		1,245		503
Unearned Interest Commercial Leases	1,530		2,779		2,480		6,091		5,446
Purchase Accounting (Premium) discount, net	(131)		(160)		(198)		(224)		(271)
Allowance for Loan Losses	3,023		1,834		1,110		1,000		945

Net Loans	$216,927		$227,514		$220,239		$190,589		$161,094

The following table sets forth certain information at June 30, 2009 regarding the dollar amount of selected loan types maturing or repricing in the Company’s portfolio. The table does not include any estimate of prepayments that may significantly shorten the average life of all loans and cause the Company’s repayment experience to differ from that shown below.

(In thousands)	Due during the year ending June 30, 2010	Due after 1 through 5 years after June 30, 2009	Due after 5 years after June 30, 2009	Total

Construction loans	$17,259	$6,964	$—	$24,223
Commercial loans	7,819	9,007	37,344	54,170

Total	$25,078	$15,971	$37,344	$78,393

The following table sets forth at June 30, 2009 the dollar amount of the above loans which may reprice or are due one year or more after June 30, 2009 which have predetermined interest rates and have floating or adjustable interest rates.

(In thousands)	Predetermined Rates	Floating or Adjustable Rates	Total

Construction	$6,964	$—	$6,964
Commercial	18,651	27,700	46,351

Total	$25,615	$27,700	$53,315

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments.

Investment Securities. Total investment securities increased $6.5 million or 67.5% as the lower level of loan demand led to a higher level of securities purchases during the year. U.S. government agency securities increased by $5.1 million, or 338.1%, to $6.6 million at June 30, 2009 from $1.5 million at June 30, 2008. Mortgage-backed securities increased by $1.5 million, or 29.1% in the year ended June 30, 2009. Corporate bonds were relatively flat decreasing by $101,000 to $2.8 million at June 30, 2009. Stock in the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Richmond increased by $168,000 due to the membership requirements of these organizations. The Company does not own U.S. Agency common or preferred stock as of June 30, 2009.

The following table sets forth the carrying value of the Company’s investments at the dates indicated.

	At June 30 ,
(In thousands)	2009	2008	2007

Securities available for sale, at fair value:
U.S. Government and agency securities	$6,576	$1,501	$4,676
Corporate bonds	2,818	2,917	1,913
Mortgage-backed securities	6,690	5,183	6,558

Total securities available for sale	16,084	9,601	13,147

Investments required by law, at cost:
Federal Home Loan Bank of Atlanta stock	2,295	2,239	2,190
Federal Reserve Bank of Richmond stock	522	410	409

Total investments required by law, at cost	2,817	2,649	2,599

Total investments	$18,901	$12,250	$15,746

The following table sets forth the scheduled maturities, amortized cost, fair values and average yields for the Company’s investment portfolio at June 30, 2009:

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Portfolio
(Dollars in thousands)	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Fair Value	Average Yield

Securities available for sale:
Mortgage-backed securities	$—	—%	$1,081	4.36%	$2,233	4.17%	$3,225	5.64%	$6,539	$6,690	4.71%
U.S. Government & agency	—	—	1,000	2.25	2,008	2.00	3,578	1.54	6,586	6,576	1.79
Corporate securities	500	0.60	502	7.71	1,978	7.71	—	—	2,980	2,818	6.52
Investments required by law	—	—	—	—	—	—	2,817	1.11	2,817	2,817	1.11

Total	$500	0.60%	$2,583	4.19%	$6,219	4.60%	$9,620	2.79%	$18,922	$18,901	3.44%

Deposits. Total deposits increased by $9.9 million, or 5.0% to $207.8 million at June 30, 2009 from $197.9 million at June 30, 2008. A decrease in certificates of deposit of $14.1 million was more than offset by an increase in money market accounts of $24.5 million. Intense competition in the first of half of the year accounted for the decline in certificates of deposits, while a successful money market promotion was responsible for the strong growth in money market deposits. Competition for deposits in the Company’s market area has moderated in the second half of the year. The $14.1 million decrease in certificates of deposit included a $6.7 million decline in brokered deposits.

The following table sets forth deposit balances by type as of the dates indicated.

	At June 30,
	(Dollars in thousands)
	2009		2008		2007
	Balance	% Total	Balance	% Total	Balance	% Total
Savings accounts	$16,597	7.99%	$16,464	8.32%	$20,228	10.58%
NOW checking	16,036	7.72	14,817	7.49	13,157	6.89
Money market	59,465	28.62	34,988	17.68	32,235	16.87
Certificates of deposits	104,410	50.25	118,504	59.88	112,751	59.01

Interest-bearing deposits	196,508	94.57	184,773	93.37	178,371	93.35
Noninterest-bearing checking	11,287	5.43	13,113	6.63	12,703	6.65

Total	$207,795	100.00%	$197,886	100.00%	$191,074	100.00%

The following table sets forth the average balances based on daily balances and interest rates for various types of deposits for the years ended June 30:

	Year Ended June 30,
	(Dollars in thousands)
	2009		2008		2007
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate

Savings accounts	$16,070	0.39%	$17,483	0.44%	$22,512	0.43%
NOW checking	14,658	0.33	13,975	0.43	13,133	0.24
Money market	40,381	1.99	33,265	2.30	29,561	2.49
Certificates of deposits	115,840	3.77	117,665	4.58	104,118	4.41
Noninterest-bearing checking	11,755	—	12,525	—	15,598	—

Total	$198,704		$194,913		$184,922

The following table indicates the amount of the Company’s certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2009. At such date, these deposits represented 13.01% of total deposits and had a weighted average rate of 3.87%.

Maturity Period	Certificates of Deposit
(In thousands)

Three months or less	$9,279
Over three through 6 months	5,893
Over six through 12 months	4,883
Over 12 months	6,987

Total	$27,042

Borrowings. The Company’s long-term borrowings decreased by $3.0 million, or 8.0%, to $34.3 million at June 30, 2009 from $37.3 million at June 30, 2008. Strong deposit growth during the year mitigated the need for wholesale funds.

The following table sets forth certain information regarding borrowings, excluding junior subordinated debt, as of or for the year ended June 30:

(Dollars in thousands)	2009	2008	2007
Amounts outstanding at end of period:
Federal Home Loan Bank advances	$34,300	$37,300	$38,800
Other borrowings	—	—	—

Weighted average rate paid on:
Federal Home Loan Bank advances	3.56%	4.46%	4.65%
Other borrowings	—	—	—

Maximum amount of borrowings outstanding at any month end:
Federal Home Loan Bank advances	$43,800	$42,300	$38,800
Other borrowings	$1,958	$11	—

Approximate average borrowings outstanding with respect to:
Federal Home Loan Bank advances	$39,230	$40,514	$37,044
Other borrowings	$133	$54	$155

Weighted average rate for the year ended June 30, on:
Federal Home Loan Bank advances	3.71%	4.82%	4.65%
Other borrowings	2.56%	5.65%	5.95%

Comparison of Operating Results for the Years Ended June 30, 2009 and 2008

The Company recorded a net loss available to common shareholders of $5.6 million for the year ended June 30, 2009 compared to net income of $1.4 million for the year ended June 30, 2008. The net loss available to common shareholders in the current year resulted from a $5.9 million provision for loan losses reflecting a significant increase in charge-offs as well as an increase in the allowance for loan losses which reflects higher losses expected in the loan portfolio as a result of the deterioration in the economy during the year. In addition, the Company recorded a $3.0 million goodwill impairment charge during the current year.

Net Interest Income. The Company’s net interest income increased $12,000 from $8.63 million in the year ended June 30, 2008 to $8.64 million in the current year as average interest-bearing assets increased $5.2 million or 2.1% to $251.2 million. The growth in earning assets offset the 7 basis point decline in the net interest margin from 3.51% in the year ended June 30, 2008 to 3.44% in 2009.

The decline in the net interest margin was caused primarily by the yield on earning assets declining at a slightly faster rate than the cost of funds. The decline in market interest rates was the primary driver of the declines in yields/rates on interest- earning/bearing assets and liabilities. In addition, the impact of non-accrual loans also lowered the yield on earning assets.

Interest Income. Total interest income decreased by $1.5 million or 8.7% to $15.7 million for the year ended June 30, 2009 compared to $17.2 million in the year ended June 30, 2008. This decrease was due to a 74 basis point decline in yield, primarily the result of a dramatic drop in market interest rates in addition to the impact of non-accrual loans. The average prime rate declined 286 basis points in fiscal year 2009 versus 2008. The drop in yield more than offset the favorable impact of the $5.2 million increase in interest earning assets which was driven by the $6.7 million rise in average loan balances. The average balance of loans was $232 million in 2009, a 3.0% increase over an average balance of $225 million in 2008 with the majority of the growth occurring in the first half of fiscal year 2009. Loan demand moderated considerably in the second half of 2009. Management’s decision to exit the lease origination business also contributed to this moderation of loan growth.

Interest income generated by the investment portfolio declined $108,000 in 2009 due to a 68 basis point decrease in portfolio yield. The primary reason for the decrease was the decision by the Federal Home Loan Bank of Atlanta to suspend dividends effective in the second quarter of fiscal year 2009 which lowered income by $120,000 in 2009.

Interest Expense. Total interest expense decreased $1.5 million from $8.6 million in the year ended June 30, 2008 to $7.1 million in the current year as the average rate paid on interest bearing liabilities decreased 71 basis points from 3.76% in 2008 to 3.05% in 2009. Total average interest bearing liabilities increased $3.4 million or 1.5% from $228.0 million in the year ended June 30, 2008 to $231.3 million in the current year.

The decline in the rate paid on interest bearing liabilities was due to the decrease in market rates as maturing certificates of deposit and FHLB advances were replaced with lower cost funds. The average rate paid on certificates of deposit was 82 basis points lower while the average rate on borrowings was 96 basis points lower. In addition, the rate paid on money market accounts was 31 basis points lower. The Company ran a money market promotion offering customers a temporarily higher interest rate for a limited period of time. This promotion lead to a $24.5 million, or 70%, increase in the balance of money market accounts at June 30, 2009 versus June 30, 2008. Based on the relative spread between promotional rates and standard rates, the Company expects the rate on money market accounts to continue to decline through the first six months of fiscal year 2010.

Deposits averaged $198.7 million in 2009 versus $194.6 million in 2008. While the year-end deposits grew 5.0% at June 30, 2009, average deposits for the current year only increased by 2.7% as a result of fierce deposit competition early in the fiscal year as several competitors were experiencing liquidity issues that were addressed by offering very attractive deposit rates. Management chose not to match its competitors’ aggressive pricing and experienced modest deposit run-off in the first quarter of fiscal year 2009. By the second half of 2009, the competitive environment had moderated considerably allowing normal deposit strategies to be effective. Accordingly, more deposit growth occurred in the second half of 2009. As the certificates of deposit opened in early 2009 reprice over the next twelve to eighteen months, the Company expects a decline in average rate paid over that time frame subject to the normal market factors affecting rates.

Interest expense on borrowings decreased $498,000 to $1.8 million in 2009 compared to $2.3 million in 2008 as balances were $1.2 million lower in 2009. In addition, the average rate paid on borrowings decreased 96 basis points in 2009 impacted by the decline in market interest rates during the year.

Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses. The method utilized for the determination of the allowance is described in “Critical Accounting Policies” above and in Note 1 of the Consolidated Financial Statements.

The provision for loan losses was $5.9 million in fiscal year 2009, an increase of $4.0 million, or 207%, from the 2008 provision of $1.9 million. The increase in the provision was due to a $3.5 million, or 294%, increase in net charge-offs to $4.7 million in 2009 from $1.2 million in 2008. Of the $4.7 million in net charge-offs, $3.6 million or 61%, represents residential construction related loans and reflects the severe correction in the residential real estate market that took place in the past 12 months. Commercial lease and consumer charge-offs were also dramatically higher in 2009 and reflect the severe recession experienced in the U.S. economy that officially began in December, 2007. The provision for loan losses ($5.9 million) in excess of net charge-offs ($4.7 million) amounted to $1.2 million and was the primary factor in the Company’s decision to increase its allowance for loan losses as a percentage of total loans to 1.37% at June 30, 2009 from 0.80% at June 30, 2008. The increase in this percentage reflects the $10.0 million, or 392%, increase in non-accrual loans from $2.5 million at June 30, 2008, to $11.2 million at June 30, 2009 and takes into consideration the deterioration in the housing market as well as recessionary environment at year-end. The Company’s allowance for loan losses as a percentage of non-performing loans was 26.9% at June 30, 2009 as compared to 72.4% at June 30, 2008. While this percentage, at first glance seems low, a strong compensating factor is that 93% of non-accrual loans are collateralized by real estate or guaranteed by the SBA at June 30, 2009. In consideration of the appropriate level for the allowance for loan losses, adjustments were made to real estate appraisals taking into consideration the age of the appraisal and the nature of the collateral. These lowered appraisal values, which required management’s judgment, were used to develop estimated losses and related specific loss reserves within the allowance for loan losses.

The primary driver of the level of the allowance for loan losses is the Company’s determination of the level of risk in the loan portfolio. Residential mortgages remain the largest component of the portfolio at 28.7% of the total. The Company has determined that there is minimal risk in the residential loan portfolio. It consists of conventionally underwritten mortgages that generally conform to Fannie Mae and Freddie Mac guidelines. The Company has not participated in the sub-prime mortgage market. The two riskiest portions of the portfolio, in management’s estimation, real estate construction and commercial leases, have declined in absolute terms and as a percentage of the total portfolio at 10.9% and 5.7%, respectively. Management made a strategic decision to cease origination of commercial leases in October, 2008. In addition, management decided to de-emphasize residential construction originations. Nonetheless, the Company conservatively underwrites all commercial real estate loans with multiple sources of repayment. Commercial business and commercial mortgage loans have increased in absolute terms and as a percentage of the portfolio at 24.4% and 22.1%, respectively. Accordingly, the overall risk profile of the portfolio has improved slightly over the past year. Like commercial real estate loans, commercial business loans granted must cash-flow on their own and be backed by substantial collateral. Additionally, $4.4 million of the commercial business loan portfolio, including $1.2 million on nonaccrual status, are guaranteed by the Small Business Administration with an average guarantee percentage of 74% or $3.2 million at June 30, 2009.

In response to the challenging real estate and general economic environment, the Company has established an unallocated portion of the allowance for loan losses amounting to $604,000 at June 30, 2009. Beyond the amounts allocated based on historical experience and risk rated loans requiring a specific reserve, the unallocated portion of the allowance is intended to reflect uncertainty created by the local housing market and the recessionary economic environment. The unallocated portion of the allowance has been developed based on the grading of qualitative factors of each segment of the loan portfolio. These factors are weighted to arrive at a severity factor that determines the level of the unallocated allowance as a percentage of the allocated allowance. If circumstances differ materially from the assumptions used in determining the allowance, future adjustments to the allowance may be necessary and results of operations could be affected. Because events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.

The following table shows the activity in the allowance for loan losses in the periods indicated:

	Year Ended June 30,
	2009	2008	2007	2006	2005
	(Dollars in thousands)

Balance at beginning of period	$1,834	$1,110	$1,000	$945	$936
Loans charged off:
Real estate mortgage	3,585	740	—	—	—
Commercial loan	171	37	9	—	5
Commercial leases	561	250	265	40	184
Consumer	587	262	202	146	143

Total charge-offs	4,904	1,289	476	186	332
Recoveries:
Real estate mortgage	—	—	—	41	—
Commercial loan	51	6	33	16	5
Commercial leases	65	47	48	78	54
Consumer	75	40	75	41	57

Total recoveries	191	93	156	176	116

Net loans charged off	4,713	1,196	320	10	216
Provision for loan losses	5,902	1,920	430	65	225

Balance at end of period	$3,023	$1,834	$1,110	$1,000	$945

Ratio of net charge-offs to average loans outstanding during the period	2.03%	0.53%	0.15%	0.01%	0.14%

Ratio of allowance to non-performing loans	26.89%	72.40%	230.34%	409.84%	2,487.45%

The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	As of June 30, 2009		As of June 30, 2008		As of June 30, 2007		As of June 30, 2006		As of June 30, 2005
	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
	(Dollars in thousands)
Real estate mortgage:
Residential	$64	28.7%	$70	30.0%	$45	33.1%	$61	40.6%	$60	44.5%
Commercial	205	22.1	41	17.7	144	16.1	67	14.9	79	15.0
Construction	362	10.9	381	12.8	146	10.6	64	7.0	55	3.3
Consumer and other	526	8.3	191	9.0	137	9.1	67	9.2	99	9.2
Commercial Business	549	24.4	94	22.9	413	23.4	558	17.5	494	16.7
Commercial Leases	713	5.6	237	7.6	225	7.7	183	10.8	158	11.3
Unallocated	604	—	820	—	—	—	—	—	—	—

Total allowance for loan Losses	$3,023	100.00%	$1,834	100.00%	$1,110	100.0%	$1,000	100.0%	$945	100.0%

The following table sets forth information with respect to the Company’s nonperforming assets at the dates indicated.

	At June 30,
	2009	2008	2007	2006	2005
	(Dollars in thousands)
Loans accounted for on a non-accrual basis: (1)
Real estate:
Residential	$134	$81	$168	$13	$—
Commercial	2,302	—	—	146	—
Construction	3,232	1,989	—	—	—
Consumer	146	6	14	7	16
Commercial Loan/Lease	5,427	457	300	78	22

Total	11,241	2,533	482	244	38

Accruing loans which are contractually past due 90 days or more	—	—	—	—	—

Total nonperforming loans	11,241	2,533	482	244	38

Other nonperforming assets (2)	1,265	7	5	—	60

Total nonperforming assets	$12,506	$2,540	$487	$244	$98

Nonperforming loans to total loans	5.11%	1.10%	0.21%	0.12%	0.02%
Nonperforming assets to total assets	4.66%	0.97%	0.19%	0.11%	0.05%
Troubled debt restructurings (3)	$4,112	$1,550	—	—	—

(1)	Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectability of the loan.
(2)	Other nonperforming assets represents property and equipment acquired by the Company through foreclosure or repossession.
(3)	Certain troubled debt restructurings are accounted for on a non-accrual basis and included in total non-performing loans above.

At June 30, 2009, nonaccrual construction loans totaled $3.2 million and consisted of $845,000 in residential construction and development loans and a $2.4 million loan collateralized by commercial and residential lots. Commercial real estate includes $1.4 million in mixed use properties and an $866,000 hotel property. All commercial real estate and construction loans are considered well securitized. Commercial loans/leases include a $2.5 million loan supporting a borrower’s various business interests including commercial properties. In addition, this category includes two loans amounting to $1.2 million to borrowers operating retail businesses. Of the $4.8 million in commercial business non-accrual loans, $1.3 million have an SBA guarantee.

During the twelve months ended June 30, 2009, the Company modified the terms of four loans in the amount of $4.1 million in troubled debt restructurings. The Company recorded $349,000 in interest income on these loans in the year ended June 30, 2009. The Company currently expects to collect all principal and interest of these loans based on the modified loan terms. The Company is not committed to lend any additional monies pertaining to these loans.

Subsequent to June 30, 2009, the Company was notified by a borrower, who was previously current on their payments, that they were requesting a modification of terms of their loan in the amount of $1.5 million, which, if granted, would represent a troubled debt restructuring. The Company is currently in negotiations with this borrower, who is now delinquent.

During the year ended June 30, 2009 the amount of interest that would have been recorded on non-accrual and restructured loans at June 30, 2009 had the loans performed in accordance with their original terms was approximately $750,000. The amount of interest actually recorded during fiscal year 2009 was $423,000.

At June 30, 2009, the Company had no loans not classified as nonaccrual, 90 days past due or restructured where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may subsequently result in disclosure as nonaccrual, 90 days past due or restructured.

The Company accepted a $2 million note receivable from Bradford Mid-Tier Company as payment for the merger termination fee. See Note 1, “Termination of Merger Agreement,” to the consolidated financial statements. Effective December 31, 2008, Bradford Mid-Tier Company renewed the note payable to the Company. The renewed promissory note matures on December 31, 2011 and provides for interest equal to the prime rate but no less than 3.25%. In the event Bradford Mid-Tier Company elects to defer interest payments in 2010 or 2011, the interest rate will be increased to the prime rate plus 0.70%. Repayment of this debt is guaranteed by the FDIC under the FDIC’s Temporary Liquidity Guarantee Program.

On August 28, 2009, Bradford Bank, a wholly owned subsidiary of Bradford Mid-Tier Company, was closed by the Office of Thrift Supervision (“OTS”) and the FDIC was appointed receiver. As a result of Bradford Bank being placed into receivership, the OTS was appointed statutory trustee of Bradford Mid-Tier Company. The $2 million note matures on December 31, 2011 and the Company expects to pursue collection from the FDIC at that time or earlier if an event of a default occurs prior to this date.

Noninterest Income. The Company’s noninterest income generally consists of deposit fees, service charges, fees on the sale of annuities and investment products, and gains and losses on sales of securities, loans and repossessed and other assets. Total non-interest income decreased by $2.0 million or 70% to $841,000 during the year ended June 30, 2009 from $2.8 million during the year ended June 30, 2008. This decrease was due to the $2.0 million fee recognized in the previous year in the mutual agreement to terminate the agreement and Plan of Merger with Bradford Bancorp, Inc. Refer to the section above regarding the collectability of this note.

Noninterest Expense. The Company’s total noninterest expense increased by $3.3 million or 45.0%, to $10.7 million during fiscal 2009, as compared to $7.4 million in fiscal 2008. This increase in fiscal year 2009 resulted from the write-off of goodwill associated with previous bank acquisitions. During the year, the Company engaged an independent third party to perform an evaluation of goodwill, and based primarily on the depressed stock prices of the Company and its peers, the entire amount of goodwill on the balance sheet in the amount of $2,954,000 was determined to be impaired. Excluding the impact of the goodwill charge, noninterest expense increased $360,000 or 4.9% over the prior year. Compensation and benefit expense increased $194,000 or 4.6% as open positions, created in anticipation of the merger with Bradford Bancorp, were filled. FDIC deposit insurance costs increased $325,000 or 1,477% to $347,000 in 2009 versus $22,000 in 2008. These costs in 2009 included a $122,000 special assessment on June 30, 2009. In addition, higher ongoing premium rates and the expiration of credits also contributed to the increase. FDIC deposit insurance is expected to cost approximately $450,000 in fiscal year 2010 excluding further special assessments. Professional fees and other operating expenses declined 34.5% and 9.1%, respectively as these costs were inflated in 2008 due to the planned merger with Bradford Bancorp. Conversely, advertising costs doubled to $66,000 as the Company ramped up advertising subsequent to the merger effort. Data processing costs were $372,000, $54,000 or 17.0% higher than in 2008 when they totaled $318,000. This increase was due to a conversion of the Company’s primary operating systems in 2009.

Income Tax Provision. The Company had an income tax benefit of $1.6 million (or 23.1% of pre-tax loss) in 2009, compared to expense of $775,000 (or 36.0% of pre-tax income) in 2008. There was no tax benefit recorded associated with the $2.96 million goodwill impairment charge in 2009 due to the non-deductible nature of this item for tax purposes. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. Management has determined that there was no need for a valuation allowance for deferred taxes as of June 30, 2009 and 2008.

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

Management’s principal strategy in managing the Company’s interest rate risk has been to maintain short and intermediate-term assets in the portfolio, including locally originated adjustable-rate commercial real estate and commercial business loans. In addition, the Company has investment securities available for sale, carried at fair value, totaling $16.1 million as of June 30, 2009. The Company is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

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

The Bank’s interest rate sensitivity, as measured by the re-pricing of its interest sensitive assets and liabilities at June 30, 2009, is presented in the following table. The table was derived using assumptions which management believes to be reasonable.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2009 that are expected to mature or reprice in each of the time periods shown.

	Three Months or Less	Over Three Months Through One Year	Over One Through Five Years	Over Five Through Ten Years	Over Ten Through Twenty Years	Over Twenty Years	Total
	(Dollars in thousands)

Rate sensitive assets:
Loans receivable	$59,765	$39,160	$78,376	$31,863	$9,378	$1,408	$219,950
Investment securities	3,253	4,871	5,474	1,586	693	207	16,084
Short-term investments and other interest-earning assets	13,651	—	—	—	—	—	13,651

Total	76,669	44,031	83,850	33,449	10,071	1,615	249,685

Rate sensitive liabilities:
Deposits	30,115	67,694	80,417	14,132	3,253	897	196,508
Borrowings	12,200	11,000	11.100	5,000	—	—	39,300

Total	42,315	78,694	91,517	19,132	3,253	897	235,808

Interest sensitivity gap	$34,354	$(34,663)	$(7,667)	$14,317	$6,818	$718	$13,877

Cumulative interest sensitivity gap	$34,354	$(309)	$(7,976)	$6,341	$13,159	$13,877

Ratio of cumulative gap to total assets	12.80%	(0.12)%	(2.97)%	2.36%	4.90%	5.17%

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

The Company utilizes two additional measures of risk. These are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical change of plus or minus 200 basis points in market interest rates for maturities from one day to thirty years. As of June 30, 2009, the Bank had the following estimated sensitivity profile for net interest income and fair value of equity:

	+ 200 basis points	-200 basis points	Policy Limit

% Change in Net Interest Income	3.0%	-8.9%	+10.0%
% Change in Fair Value of Equity	-11.1%	15.1%	+25.0%

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

The Company’s most liquid assets are cash on hand, interest-bearing deposits in other financial institutions and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company’s operating, financing and investing activities during any given period. At June 30, 2009, the Company’s cash on hand, interest-bearing deposits and Federal funds sold totaled $19.8 million.

The Company anticipates that it will have sufficient funds available to meet its current loan origination, and unused lines-of-credit commitments of approximately $26.1 million at June 30, 2009. Certificates of deposit that are scheduled to mature in less than one year at June 30, 2009 totaled $75.9 million. Historically, a high percentage of maturing deposits have remained with the Company.

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

The Company, as the holding company for the Bank, has an annual cash requirement of approximately $655,000 for the payment of preferred stock dividends and debt service on the subordinated debentures. The only source of internal funds for the holding company is dividends from the Bank. The amount of dividends that can be paid to the Company from the Bank is limited by the earnings of the Bank.

At June 30, 2009, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory capital compliance at June 30, 2009.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Regulatory Capital (to Risk Weighted Assets)	$23,933	11.58%	$16,536	8.00%	$20,670	10.00%
Tier 1 Capital (to Risk Weighted Assets)	21,359	10.33	8,268	4.00	12,402	6.00
Tier 1 Leverage Ratio	21,359	7.98	10,701	4.00	13,377	5.00

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

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows at June 30:

(In thousands)	2009	2008

Commitments to originate new loans	$19,516	$20,087
Undisbursed lines of credit	6,564	11,787
Financial standby letters of credit	1,392	2,055

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

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Patapsco Bancorp, Inc.

Dundalk, Maryland

We have audited the accompanying consolidated statements of financial condition of Patapsco Bancorp, Inc. and subsidiaries as of June 30, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. Patapsco Bancorp, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patapsco Bancorp, Inc. and subsidiaries as of June 30, 2009 and 2008 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP

Baltimore, Maryland

September 25, 2009

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 30, 2009 and 2008

(dollars in thousands except for per share data)	2009	2008
Assets
Cash on hand and due from banks	$6,143	$4,617
Interest bearing deposits in other financial institutions	13,651	2,103
Federal funds sold	—	2,473

Total Cash and Cash Equivalents	19,794	9,193
Securities available for sale	16,084	9,601
Loans receivable, net of allowance for loan losses of $3,023 and $1,834, respectively	216,927	227,514
Investment securities required by law, at cost	2,817	2,649
Real estate acquired through foreclosure	1,265	—
Property and equipment, net	3,965	4,178
Intangible assets	246	3,251
Accrued interest and other assets	7,269	4,908

Total Assets	$268,367	$261,294

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing deposits	$11,287	$13,113
Interest bearing deposits	196,508	184,773

Total Deposits	207,795	197,886
Junior subordinated debentures	5,000	5,000
Long-term debt	34,300	37,300
Accrued expenses and other liabilities	1,580	1,717

Total liabilities	248,675	241,903
		—
Stockholders’ equity
Preferred Stock - Series A Cumulative Perpetual; $0.01 par value; authorized 1,000,000 shares with a liquidation preference of $1,000 per share; 6,000 and -0- outstanding, respectively	5,698	—
Warrant preferred stock – Series B Cumulative Perpetual; $0.01 par value; authorized 1,000,000 shares with a liquidation preference of $1,000 per share; 300 and -0- outstanding, respectively	334	—
Common stock $0.01 par value; authorized 4,000,000 shares; issued and outstanding 1,864,974 and 1,861,855, respectively	19	18
Additional paid-in capital	7,411	7,346
Obligation under deferred compensation	454	442
Deferred compensation contra	(78)	(78)
Retained earnings, substantially restricted	5,866	11,851
Accumulated other comprehensive loss, net of taxes	(12)	(188)

Total Stockholders’ Equity	19,692	19,391

Total Liabilities and Stockholders’ Equity	$268,367	$261,294

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Years Ended June 30, 2009 and 2008

(in thousands except for per share data)	2009	2008
Interest Income:
Loans receivable, including fees	$15,104	$16,320
Investment securities	554	662
Federal funds sold and other investments	39	209

Total Interest Income	15,697	17,191

Interest Expense:
Deposits	5,277	6,285
Interest on short-term debt	95	188
Interest on long-term debt and junior subordinated debentures	1,687	2,092

Total Interest Expense	7,059	8,565

Net interest income	8,638	8,626
Provision for loan losses	5,902	1,920

Net interest income after provision for loan losses	2,736	6,706

Non-Interest Income:
Fees and service charges	730	706
Merger termination fee	—	2,000
Other	111	113

Total Non-Interest Income	841	2,819

Non-Interest Expense:
Compensation and employee benefits	4,400	4,206
Professional fees	423	646
Federal deposit insurance assessments	347	22
Equipment expenses	306	325
Net occupancy costs	603	565
Advertising	66	33
Data processing	372	318
Amortization of core deposit intangible	51	51
Telephone, postage and delivery	297	252
Goodwill impairment charge	2,954	—
Other	869	955

Total Non-Interest Expense	10,688	7,373

(Loss) Income Before (benefit) provision for Income Taxes	(7,111)	2,152
(Benefit) Provision for income taxes	(1,645)	775

Net (Loss) Income	$(5,466)	$1,377

Preferred Stock Dividends and Accretion	173	—
Net (Loss) Income Available for Common Shareholders	$(5,639)	$1,377

Basic (loss) earnings per common share	$(2.93)	$0.72
Diluted (loss) earnings per common share	$(2.93)	$0.71
Cash dividends declared per common share	$0.11	$0.28

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended June 30, 2009 and 2008

(dollars in thousands except for per share data)	Preferred Stock	Warrant Preferred Stock	Common Stock	Additional Paid-In Capital	Temp. Equity ESOP Shares Subject to Put	Obligation Under Deferred Compensation	Retained Earnings	Accumulated Other Comprehensive Loss, Net of Taxes	Total Stockholders’ Equity
Balance at June 30, 2007	$—	$—	$18	$6,937	$935	$345	$10,994	$(313)	$18,916
Comprehensive income:
Net income	—	—	—	—	—	—	1,377	—	1,377
Change in unrealized losses on Securities available-for-sale, net of taxes of $76	—	—	—	—	—	—	—	125	125

Comprehensive income	—	—	—	—	—	—	—	—	1,502

Common stock dividends declared, ($0.28 per share)	—	—	—	—	—	—	(520)	—	(520)
Common stock issued (391 shares)	—	—	—	9	—	—	—	—	9
Amortization of deferred compensation-restricted stock awards	—	—	—	57	—	—	—	—	57
Options exercised and related tax benefit, 27,040 shares	—	—	—	225	—	—	—	—	225
Shares surrendered in exercise of stock options, 6,942 shares	—	—	—	(158)	—	—	—	—	(158)
Purchase of shares under ESOP put option, 28,676 shares	—	—	—	(659)	—	—	—	—	(659)
Transfer from temporary equity	—	—	—	935	(935)	—	—	—	—
Obligation under deferred compensation	—	—	—	—	—	19	—	—	19

Balance at June 30, 2008	—	—	18	7,346	—	364	11,851	(188)	19,391
Cumulative effect adjustment for adoption of EITF Issue No. 06-4	—	—	—	—	—	—	(149)	—	(149)
Comprehensive loss:
Net loss	—	—	—	—	—	—	(5,466)	—	(5,466)
Change in unrealized losses on Securities available-for-sale, net of taxes of $114	—	—	—	—	—	—	—	176	176

Comprehensive loss	—	—	—	—	—	—		—	(5,290)

Common stock cash dividends declared, ($0.11 per share)	—	—	—	—	—	—	(205)	—	(205)
Common stock issued (704 shares)	—	—	1	4	—	—	—	—	5
Issuance of preferred & warrant preferred stock	5,661	339	—	—	—	—		—	6,000
Dividends declared – preferred & warrant preferred stock	—	—	—	—	—	—	(133)	—	(133)
Accretion of net discount on preferred & warrant preferred stock	37	(5)	—	—	—	—	(32)	—	—
Amortization of deferred compensation- restricted stock awards	—	—	—	61	—	—		—	61
Obligation under deferred compensation	—	—	—	—	—	12		—	12

Balance at June 30, 2009	$5,698	$334	$19	$7,411	$0	$376	$5,866	$(12)	$19,692

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended June 30, 2009 and 2008

(in thousands)	2009	2008
Cash flows from operating activities:
Net (loss) income	$(5,466)	$1,377
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	327	352
Provision for losses on loans	5,902	1,920
Non-cash compensation under stock-based benefit plans	87	63
Income tax benefit from exercise of stock options	—	(47)
Amortization of core deposit intangible	51	51
Amortization of premiums and discounts, net	111	47
Goodwill impairment charge	2,954	—
Increase in cash value of bank-owned life insurance	(77)	(75)
Amortization of deferred loan origination fees, net of costs	(2)	(21)
Increase in accrued interest and other assets	(1,925)	(660)
Merger termination fee earned, not collected	—	(2,000)
(Decrease) increase in accrued expenses and other liabilities	(173)	50

Net cash provided by operating activities	1,789	1,057

Cash flows from investing activities:
Purchase of securities available for sale	(10,621)	(977)
Proceeds from maturing securities available for sale and principal payments on mortgage-backed securities available for sale	4,341	4,695
Loan principal (disbursements), net of repayments	2,927	(6,632)
Purchase of consumer loans	—	(577)
Increase in investment required by law	(168)	(50)
Purchases of property and equipment	(114)	(56)

Net cash used in investing activities	(3,635)	(3,597)

Cash flows from financing activities:
Net increase in deposits	9,823	6,796
Net increase in advance payments by borrowers	92	32
Proceeds from long-term borrowings	17,500	19,200
Repayments of long-term borrowings	(20,500)	(20,700)
Cash received from the issuance of preferred stock	5,661	—
Cash received from the issuance of warrant preferred stock	339	—
Cash received in exercise of common stock options	—	114
Repurchase of common stock due to ESOP put options	—	(659)
Dividends paid	(468)	(520)

Net cash provided by financing activities	12,447	4,263

Net increase in cash and cash equivalents	10,601	1,723
Cash and cash equivalents at beginning of year	9,193	7,470

Cash and cash equivalents at end of year	$19,794	$9,193

Supplemental information:

Interest paid	$7,289	$8,371
Income taxes paid	386	1,535
Real estate acquired through foreclosure	1,265	-0-

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Patapsco Bancorp, Inc. (the Company) is the holding company of The Patapsco Bank (Patapsco). Patapsco owns 100% of Prime Business Leasing, Inc. (Prime Leasing) and Patapsco Financial Services, Inc. (Patapsco Financial). The primary business of Patapsco is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial loans and consumer loans, primarily in the Greater Baltimore Metropolitan area. Patapsco is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans. Patapsco is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies. The primary business of Prime Leasing is the servicing of commercial finance leases. In October, 2008 management made a strategic decision to cease the origination of leases. The primary business of Patapsco Financial is the sale of consumer investment products.

Termination of Merger Agreement

On January 3, 2008, Patapsco Bancorp, Inc. and Bradford Bancorp, Inc. announced that they mutually terminated the Agreement and Plan of Merger that the parties previously executed on March 19, 2007. Pursuant to the termination agreement, Bradford Mid-Tier Company agreed to pay the Company a termination fee of $2.0 million payable in the form of a promissory note. This $2.0 million was recognized as income in the quarter ended March 31, 2008. The promissory note matured on December 31, 2008, at which point Bradford Mid-Tier Company renewed the note. The renewed promissory note matures on December 31, 2011 and provides for interest equal to the prime rate but no less than 3.25%. Bradford Mid-Tier Company prepaid the first year’s interest payments. In the event Bradford Mid-Tier Company elects to defer interest payments in 2010 or 2011, the interest rate will be increased to the prime rate plus 0.70%. Repayment of this debt is guaranteed by the FDIC under the FDIC’s Temporary Liquidity Guarantee Program.

On August 28, 2009, Bradford Bank, a wholly owned subsidiary of Bradford Mid-Tier Company, was closed by the Office of Thrift Supervision (“OTS”) and the FDIC was appointed receiver. As a result of Bradford Bank being placed into receivership, the OTS was appointed statutory trustee of Bradford Mid-Tier Company. The $2 million note matures on December 31, 2011 and the Company expects to pursue collection from the FDIC at that time or earlier if an event of a default occurs prior to this date.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Patapsco, Prime Leasing and Patapsco Financial. All significant intercompany accounts and transactions have been eliminated in consolidation.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the statements of financial condition and income and expenses for the periods then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of financial instruments, the valuation of real estate acquired through foreclosure and the valuation of deferred tax assets.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Effective April 1, 2009, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 165, “Subsequent Events.” SFAS No. 165 established general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. SFAS No. 165 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which a company should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that should be made about events or transactions that occur after the balance sheet date. In preparing these financial statements, the Company evaluated the events and transactions that occurred between June 30, 2009 and September 25, 2009, the date these financial statements were issued.

Significant Concentrations of Credit Risk

Most of the Company’s activities are with customers in the Greater Baltimore Metropolitan Area. Note 2 discusses the types of securities the Company invests in. Note 3 discuses the types of lending that the Company engages in. The Company’s largest lending relationship is $2.9 million.

The Company’s residential lending operations are focused in the State of Maryland, primarily the Baltimore Metropolitan area. While residential lending is generally considered to involve less risk than other forms of lending, payment experience on these loans is dependent to some extent on economic and market conditions in the Company’s primary lending area.

The Company has money market investments with one institution, the total of which exceeds the FDIC insurance limitations. This constitutes a concentration of credit risk.

Cash and Cash Equivalents

Cash equivalents include short-term investments, with an original maturity of 90 days or less, which consist of federal funds sold and interest-bearing deposits in other financial institutions.

Securities

Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. As the Company does not engage in securities trading, the balance of its debt and equity securities are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity, net of tax effects. All of the Company’s securities are classified as available for sale at June 30, 2009 and 2008.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (FSP FAS 115-2 and FAS 124-2). FSP FAS 115-2 and FAS 124-2 clarifies the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired. For debt securities, management must assess whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These steps are done before assessing whether the entity will recover the cost basis of the investment. Previously, this assessment required management to assert it has both the intent and the ability to hold a security for a period of time sufficient to allow for an anticipated recovery in fair value to avoid recognizing an other-than-temporary impairment. This change does not affect the need to forecast recovery of the value of the security through either cash flows or market price.

In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, FSP FAS 115-2 and FAS 124-2 changes the presentation and amount of the other-than-temporary impairment recognized in the income statement. The other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flow expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

comprehensive income. This FSP is effective for the Company for interim and annual reporting periods ending June 30, 2009 and after. The adoption of this FSP for the year ended June 30, 2009 did not have a material impact on the Company’s financial condition or results of operations.

For purposes of computing realized gains or losses on the sales of securities, cost is determined using the specific identification method. Premiums and discounts on securities are amortized over the term of the security using the interest method.

Investments Securities Required by Law

Investment securities required by law represent Federal Reserve Bank of Richmond and Federal Home Loan Bank of Atlanta stock, which are considered restricted as to marketability. Management evaluates the Company’s restricted stock in the FHLB for impairment in accordance with Statement of Position (“SOP”) 01-6, “Accounting by Certain Entities (Including With Trade Receivables) That Lend to or Finance The Activities of Others.” Management’s determination of whether this investment is impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. The Company has concluded that the restricted stock investment is not impaired as of June 30, 2009.

Loans Held For Sale

Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is determined based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined using the specific identification method. There were no loans held for sale at June 30, 2009 and 2008.

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

The Company accounts for loans in accordance with SFAS No. 15, “Accounting by Debtor and Creditors for Troubled Debt Restructurings,” when due to a deterioration in a borrower’s financial position, the Company grants concessions that would not otherwise be considered. Troubled debt restructured loans are tested for impairment under SFAS No. 114, “Accounting by Creditors for Impairment of a Loan”. Interest income is recognized on these loans using the accrual method of accounting, provided they are performing in accordance with their restructured terms and are considered collectible.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

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

Allowance for Loan Losses

The allowance for loan losses (“allowance”) represents an amount, that in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible. The allowance represents an estimate made based upon two principles of accounting: (1) Statement of Financial Accounting Standards (“SFAS”) No.5 “Accounting for Contingencies”, that requires losses to be accrued when their occurrence is probable and estimable, and (2) SFAS No. 114 “Accounting by Creditors for Impairment of a Loan”, that requires losses be accrued when it is probable that the lender will not collect all principal and interest due under the original terms of the loan. The adequacy of the allowance is determined through careful evaluation of the loan portfolio. This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment and other qualitative factors that may be subject to change. Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it. The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

capitalized and costs of repairs and maintenance are expensed when incurred. The related costs and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

Real Estate Acquired Through Foreclosure and Other Repossessed Assets

Real estate acquired through foreclosure and other repossessed assets are initially recorded at the estimated fair value, net of estimated selling costs, and subsequently at the lower of carrying cost or fair value less estimated costs to sell. Costs relating to holding such property are charged against income in the current period, while costs relating to improving such real estate are capitalized until a salable condition is reached. At June 30, 2009 and 2008, the Company had other repossessed assets of $1,265,000 and $7,000, respectively. Operating expenses, net of rental income was $14,000 and $16,000 for the years ended June 30, 2009 and June 30, 2008, respectively.

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

Earnings per Share of Common Stock

Basic earnings per common share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Net income (loss) (numerator) was adjusted for preferred stock dividends for all affected periods presented.

	Year Ended
	June 30, 2009		June 30, 2008
(in thousands, except per share data)	Basic	Diluted	Basic	Diluted
Net income (loss) available for common shareholders	$(5,639)	$(5,639)	$1,377	$1,377
Weighted average common shares outstanding	1,922	1,922	1,914	1,914
Diluted securities:
Stock options	0	0	0	16

Adjusted weighted average shares	1,922	1,922	1,914	1,930

Per share amount	$(2.93)	$(2.93)	$0.72	$0.71

Approximately 21,000 stock options were excluded from the earnings per share computation above due to their anti-dilutive impact.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides services in exchange for the award. The Company adopted effective July 1, 2006, the new standard using the modified prospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively, and to record compensation cost prospectively on the non-vested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. The impact of adopting the new accounting standard will be determined by share-based payments granted in future periods.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Comprehensive Income

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income are components of comprehensive income.

Goodwill and Intangible Assets

Goodwill is not amortized, but rather is tested for impairment on an annual basis at the reporting unit level, which is either at the same level or one level below an operating segment. Other acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives, which for the Company is 10 years. The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of goodwill and other intangible assets may be impaired.

Intangible assets were composed of the following:

(In thousands)	June 30, 2009		June 30, 2008
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Goodwill	$—	$—	$2,954	$—

Amortizable intangible assets, acquisition of deposit accounts	$516	$270	$516	$219

During the current fiscal year, the Company engaged an independent third party to perform an evaluation of goodwill, and based primarily on the depressed stock prices of the Company and its peers, the entire amount of goodwill on the balance sheet was determined to be impaired. Accordingly, earnings for the year ended June 30, 2009 include a goodwill impairment charge of $2,954,000.

Amortization expense was $51,000 for the years presented and is expected to remain at $51,000 until the year ended June 30, 2014 when the amortization expense will be $42,000.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Reclassification

Certain prior year’s amounts have been reclassified to conform to the current year’s presentation.

Guarantees

The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company, generally, holds collateral and/or personal guarantees supporting these commitments. The Company had $1,392,000 and $2,055,000 of standby letters of credit as of June 30, 2009 and June 30, 2008, respectively. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees. The amount of the liability as of June 30, 2009 and June 30, 2008 for guarantees under standby letters of credit issued is not material.

Off Balance Sheet Arrangements

In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when funded.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

New Accounting Pronouncements

FSP FAS 107-1 and APB 28-1

In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (FSP FAS 107-1 and APB 28-1). FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods.

This FSP is effective for the Company for interim reporting periods June 30, 2009 and after. The adoption of this FSP will not have a material impact on the Company’s financial condition or results of operations.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FSP FAS 142-3

In April 2008, the FASB issues FASB Staff Position (“FSP”) FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R), and other GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

International Financial Reporting Standards

In November 2008, the SEC released a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards (IFRS). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board (“IASB”). Under the proposed roadmap, the Company may be required to prepare financial statements in accordance with IFRS as early as 2014. The SEC will make a determination in 2011 regarding the mandatory adoption of IFRS. The Company is currently assessing the impact that this potential change would have on its consolidated financial statements, and it will continue to monitor the development of the potential implementation of IFRS.

EITF 08-6

In November 2008, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 08-6, “Equity Method Investment Accounting Considerations”. EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-6 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The Company is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.

EITF 08-7

In November 2008, the FASB ratified Emerging Issues Task Force Issue No. 08-7, “Accounting for Defensive Intangible Assets”. EITF 08-7 clarifies the accounting for certain separately identifiable intangible assets which an acquirer does not intend to actively use but intends to hold to prevent its competitors from obtaining access to them. EITF 08-7 requires an acquirer in a business combination to account for a defensive intangible asset as a separate unit of accounting which should be amortized to expense over the period the asset diminishes in value. EITF 08-7 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. This new pronouncement will impact the Company’s accounting for any defensive intangible assets acquired in a business combination completed beginning July 1, 2009.

FASB Statement No. 166

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140.” This statement prescribes the information that a reporting entity must provide in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance and cash flows; and a transferor’s continuing involvement in transferred financial assets. Specifically, among other aspects, SFAS 166 amends Statement of Financial Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” or SFAS 140, by removing the concept of a qualifying special-purpose entity from SFAS 140 and removes the exception from applying FIN 46(R) to variable interest entities that are qualifying special-purpose entities. It also modifies the financial-components approach used in SFAS 140. SFAS 166 is effective for fiscal years beginning after November 15, 2009. We have not determined the effect that the adoption of SFAS 166 will have on our financial position or results of operations.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FASB Statement No. 167

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R).” This statement amends FASB Interpretation No. 46, “Consolidation of Variable Interest Entities (revised December 2003) — an interpretation of ARB No. 51,” or FIN 46(R), to require an enterprise to determine whether it’s variable interest or interests give it a controlling financial interest in a variable interest entity. The primary beneficiary of a variable interest entity is the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. SFAS 167 also amends FIN 46(R) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. SFAS 167 is effective for fiscal years beginning after November 15, 2009. We have not determined the effect that the adoption of SFAS 167 will have on our financial position or results of operations.

FASB Statement No. 168

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162.” SFAS 168 replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” to establish the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in preparation of financial statements in conformity with generally accepted accounting principles in the United States. SFAS 168 is effective for interim and annual periods ending after September 15, 2009. We do not expect the adoption of this standard to have an impact on our financial position or results of operations.

(2)	Securities Available for Sale

Investment securities, classified as available for sale, are summarized as follows as of June 30:

	2009
(In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Corporate Bonds	$2,980	$5	$(167)	$2,818
U.S. Government agencies	6,586	3	(13)	6,576
Mortgage-backed securities	6,539	155	(4)	6,690

	$16,105	$163	$(184)	$16,084

	2008

Corporate Bonds	$2,977	$—	$(60)	$2,917
U.S. Government agencies	1,500	1	(—)	1,501
Mortgage-backed securities	5,434	9	(260)	5,183

	$9,911	$10	$(320)	$9,601

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The scheduled maturities of investments available for sale at June 30, 2009 are as follows:

	2009
(In thousands)	Amortized Cost	Fair Value
Due in less than one year	$500	$489
Due in one to five years	2,583	2,584
Due after five through ten years	6,219	6,122
Due after ten years	6,803	6,889

	$16,105	$16,084

There were no sales of securities in fiscal 2009 or 2008.

The following table shows the Company’s investment securities’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2009.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)

U.S. Government agencies	$3,565	$(13)	$—	$—	$3,565	$(13)
Corporate Bonds	—	—	2,311	(167)	2,311	(167)
Mortgage-backed securities	—	—	1,077	(4)	1,077	(4)

Total Temporarily Impaired Securities	$3,565	$(13)	$3,388	$(171)	$6,953	$(184)

At June 30, 2009, the Company had 7 securities in an unrealized loss position. Unrealized losses detailed above relate primarily to corporate bonds. The decline in fair value is considered temporary and is primarily due to interest rate fluctuations and the reduced liquidity in the corporate bond market. The Company does not have the intent to sell these securities, and it is more likely than not that it will not be required to sell the securities prior to their recovery. None of the individual unrealized losses are significant.

The following table shows the Company’s investment securities’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2008.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)

Corporate Bonds	$974	$(3)	$1,943	$(57)	$2,917	$(60)
Mortgage-backed securities	790	(12)	3,697	(248)	4,487	(260)

Total Temporarily Impaired Securities	$1,764	$(15)	$5,640	$(305)	$7,404	$(320)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(3)	Loans Receivable

Loans receivable are summarized as follows as of June 30:

(In thousands)	2009	2008
Real estate secured by first mortgage:
Residential	$63,788	$69,953
Commercial	49,188	41,316
Construction, net of loans in process	24,223	29,878

	137,199	141,147

Home improvement loans	10,138	12,688
Home equity loans	5,795	5,341
Other consumer loans	2,445	2,893
Commercial loans	54,170	53,453
Commercial leases	12,554	17,714

	222,301	233,236

Less:
Deferred loan origination fees, net of costs	191	201
Unearned interest-consumer loans	761	1,068
Unearned interest-commercial leases	1,530	2,779
Purchase accounting premium, net	(131)	(160)
Allowance for loan losses	3,023	1,834

Loans receivable, net	$216,927	$227,514

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

Impaired loans are summarized as follows as of June 30:

(in thousands)	2009	2008
Impaired loans without a related allowance	$8,626	$3,917
Impaired loans with a related allowance	3,085	166

Total impaired loans	$11,711	$4,083

Allowance for impaired loans	$382	$66
Average investment in impaired loans	7,380	1,749
Interest income recognized on impaired loans:
Accrual basis	—	—
Cash basis	529	43

The Company is not obligated to lend additional monies pertaining to the aforementioned impaired and non-accrual loans at June 30, 2009.

Loans on which the accrual of interest has been discontinued amounted to $11,241,000 and $2,533,000 at June 30, 2009 and 2008, respectively. The amount of interest that would have been recorded on non-accrual loans at June 30, 2009 and 2008, respectively, had the loans performed in accordance with their terms was approximately $730,000 and $197,000, respectively. The Company had no loan balances past due 90 days or more accruing interest at June 30, 2009 and 2008.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

(In thousands)	2009	2008
Balance at beginning of year	$1,834	$1,110
Provision for losses on loans	5,902	1,920
Charge-offs	(4,904)	(1,289)
Recoveries	191	93

Balance at end of year	$3,023	$1,834

Commitments to extend credit are agreements to lend to customers, provided that terms and conditions of the commitment are met. Commitments are generally funded from loan principal repayments, excess liquidity and deposits. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Substantially all of the Company’s outstanding commitments at June 30, 2009 and 2008 are for loans, which would be secured by various forms of collateral with values in excess of the commitment amounts. The Company’s exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

Outstanding commitments to extend credit are as follows:

	June 30, 2009
(In thousands)	Fixed rate	Floating rate
Commercial business and lease loans	$4,624	$—
Real estate loans	2,405	12,487
Undisbursed lines of credit	1,609	4,955

	$8,638	$17,442

	June 30, 2008
Commercial business and lease loans	$6,222	$—
Real estate loans	2,356	11,509
Undisbursed lines of credit	1,524	10,263

	$10,102	$21,772

Standby letters of credit are conditional commitments issued by Patapsco to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Patapsco holds collateral supporting those commitments for which collateral is deemed necessary.

As of June 30, 2009 and June 30, 2008, Patapsco had outstanding letters of credit of $1,392,000 and $2,055,000, respectively.

As of June 30, 2009 and 2008, Patapsco was servicing loans for the benefit of others in the amount of $19,901,000 and $20,668,000, respectively. These balances represent commercial and commercial real estate participations sold. No servicing assets or liabilities have been recognized on these transactions as the Company has determined that the benefits of servicing are just adequate to compensate the servicer for its servicing responsibilities.

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

	At June 30,
(in thousands)	2009	2008
Beginning balance	$323	$123
New loans or draws on existing loans	443	325
Loan repayments	(257)	(125)

Ending balance	$509	$323

Subsequent to June 30, 2009, the Company was notified by a borrower, who was previously current on their payments, that they were requesting a modification of terms of their loan in the amount of $1.5 million, which, if granted, would represent a troubled debt restructuring. The Company is currently in negotiations with this borrower, who is now delinquent.

(4)	Property and Equipment

Property and equipment are summarized as follows at June 30:

(In thousands)	2009	2008	Estimated Useful lives
Land	$152	$152	—
Building and improvements	4,508	4,507	30 - 40 years
Leasehold improvements	238	238	3 - 10 years
Furniture, fixtures and equipment	3,152	3,038	3 - 10 years

Total, at cost	8,050	7,935
Less accumulated depreciation	4,085	3,757

Property and equipment, net	$3,965	$4,178

Rent expense was $227,000 and $219,000 in the years ended June 30, 2009 and June 30, 2008, respectively.

At June 30, 2009, the minimal rental commitments under noncancellable operating leases relating to branch facilities are as follows:

Year ending June 30,
2010	$182,160
2011	182,160
2012	176,830
2013	168,844
2014	155,004
Thereafter	1,705,044

$2,570,042

(5)	Deposits

The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $27,042,000 and $27,922,000 at June 30, 2009 and 2008, respectively.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At June 30, 2009, the scheduled maturities of certificates of deposit are as follows:

(In thousands)

Twelve months ending June 30,
2010	$75,914
2011	16,630
2012	8,002
2013	1,157
2014	2,509
Thereafter	198

$104,410

(6)	Borrowings

At June 30, 2009 and 2008, the Company had an agreement under a blanket-floating lien with the Federal Home Loan Bank of Atlanta providing the Company a line of credit of $60.9 million and $50.5 million, respectively. Borrowings totaled $34.3 million and $37.3 million at June 30, 2009 and 2008, respectively. The Company is required to maintain as collateral for its FHLB borrowings qualified mortgage loans in an amount equal to 133% of the outstanding advances. At June 30, 2008 the Bank had a Federal Funds accommodation with the Silverton Bank of Atlanta, GA of $5.1 million. At June 30, 2008, there were no balances outstanding on this line. At June 30, 2009 and 2008, all borrowings are at fixed rates.

At June 30, the scheduled maturities of borrowings are as follows:

	2009		2008
(In thousands)	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Under 12 months	$17,200	2.93%	$17,500	4.95%
12 months to 24 months	5,100	5.57	5,700	2.53
24 months to 36 months	3,000	3.41	5,100	5.57
36 months to 48 months	—	—	—	—
48 months to 60 months	—	—	—	—
60 months to 120 months	9,000	3.69	9,000	4.09

	$34,300	3.56%	$37,300	4.46%

The borrowings from the Federal Home Loan Bank of Atlanta with conversion or call features at June 30, 2009 are detailed below:

Balance	Rate	Maturity	Call\Conversion feature

$3,000,000	2.59%	10/09/2018	Callable on 10/12/2010 and every three months thereafter
5,100,000	5.57	11/17/2010	Callable every three months

(7)	Junior Subordinated Debentures

On October 31, 2005, Patapsco Statutory Trust I, a Connecticut statutory business trust and an unconsolidated wholly-owned subsidiary of the Company, issued $5 million of capital trust pass-through securities to investors. The interest rate is fixed for the first seven years at 6.465%. Thereafter, the interest rate adjusts on a quarterly basis at the rate of the three month LIBOR plus 1.48%. Patapsco Statutory Trust I purchased $5,155,000 of junior subordinated deferrable interest debentures from the Company. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The Company has also fully and unconditionally guaranteed the obligations of the Trust under the capital securities. The capital securities are redeemable by the Company on or after October 31, 2010, at par. The capital securities must be redeemed upon final maturity of the subordinated debentures on December 31, 2035.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(8)	Income Taxes

The provision for income taxes is composed of the following for the years ended June 30:

(In thousands)	2009	2008
Current:
Federal	$(815)	$1,012
State	(225)	195

Total Current Income Tax (Benefit) Expense	(1,040)	1,207

Deferred:
Federal	(478)	(342)
State	(127)	(90)

Total Deferred Income Tax Benefit	(605)	(432)

Total Income Tax (Benefit) Expense	$(1,645)	$775

The net deferred tax assets consist of the following at June 30:

(In thousands)	2009	2008
Unrealized losses on securities available for sale	$8	$122
Allowance for losses on loans and leases	1,192	723
Reserve for uncollectable interest	165	66
Deferred compensation	319	288
Other	28	8

Total deferred tax assets	1,712	1,207

Purchase accounting adjustment	(172)	(198)
Federal Home Loan Bank stock dividends	(168)	(168)
Depreciation	(76)	(37)

Total deferred tax liabilities	(416)	(403)

Net deferred tax assets	$1,296	$804

A reconciliation of the income tax provision (benefit) and the amount computed by multiplying income (loss) before income taxes (benefit) by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

(In thousands)	2009	2008
Tax at statutory rate	$(2,418)	$732
State income taxes (benefit), net of Federal income tax benefit	(232)	69
Non-taxable goodwill impairment charge	1,005	0
Other	—	(26)

Income tax provision (benefit)	$(1,645)	$775
Effective tax rate	23.1%	36.0%

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts based on actual bad debt experience. Therefore, the provision for bad debts deducted from taxable income for Federal income tax purposes was based on the experience method.

Effective July 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109, “Accounting for Income Taxes.” The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. As a result of the Company’s evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended June 30, 2009 and June 30, 2008. Our policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statement of Income. The Company did not recognize any interest and penalties for the years ended June 30, 2009 and June 30, 2008. The tax years subject to examination by the taxing authorities are the years ended June 30, 2008, 2007 and 2006.

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

The Federal Deposit Insurance Corporation (FDIC) insures deposits of account holders up to $250,000. Patapsco pays an annual premium to provide for this insurance. Patapsco is also a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta (FHLBA) equal to at least 4.50% of the outstanding borrowings from the FHLBA plus the lesser of 0.20% of total assets or $25 million. The investment in the FHLBA stock is reported in the balance sheet as investment securities required by law. Purchases and sales of stock are made directly with Patapsco at par value.

Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $10.3 million of transaction accounts, reserves equal to 3% must be maintained on the next $34.1 million of transaction accounts, and a reserve of 10% must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustments by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets. At June 30, 2009 and 2008, the Bank met its reserve requirements of $490,000 and $461,000, respectively.

The Company, as the holding company for the Bank, has an annual cash requirement of approximately $655,000 for the payment of preferred stock dividends and debt service on the subordinated debentures. The only source of internal funds for the holding company is dividends from the Bank. The amount of dividends that can be paid to the Company from the Bank is limited by the retained earnings of the Bank in the current calendar year and the prior two calendar years. However, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

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

Quantitative measures established by regulation to ensure capital adequacy require Patapsco to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of June 30, 2009 and 2008, that Patapsco meets all capital adequacy requirements to which it is subject.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

As of June 30, 2009, the most recent notification from banking regulators categorized Patapsco as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well or adequately capitalized Patapsco must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in tables below. There are no conditions or events since that notification that management believes have changed the institution’s category.

At June 30, 2009, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2009.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Capital (to Risk Weighted Assets)	$23,933	11.58%	$16,536	8.00%	$20,670	10.00%
Tier 1 Capital (to Risk Weighted Assets)	21,359	10.33%	8,268	4.00%	12,402	6.00%
Tier 1 Leverage Ratio	21,359	7.98%	10,701	4.00%	13,377	5.00%

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(11)	Preferred Stock

On December 19, 2008, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, the Company entered into a Letter Agreement, and the related Securities Purchase Agreement – Standard Terms (collectively, the “Purchase Agreement”), with the United States Department of the Treasury (“Treasury”), pursuant to which the Company issued (i) 6,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference of $1,000 per share (“Series A preferred stock”), and (ii) a warrant to purchase an additional $300,000 in preferred stock (“Series B preferred stock”), for an aggregate purchase price of $6.0 million.

The Series A preferred stock qualifies as Tier 1 capital and pays cumulative dividends at a rate of 5% per annum until February 15, 2014. Beginning February 15, 2014, the dividend rate will increase to 9% per annum. On and after February 15, 2012, the Company may, at its option, redeem shares of Series A preferred stock, in whole or in part, at any time and from time to time, for cash at a per share amount equal to the sum of the liquidation preference per share plus any accrued and unpaid dividends to but excluding the redemption date. Prior to February 15, 2012, the Company may redeem shares of Series A preferred stock only if it has received aggregate gross proceeds of not less than $1,500,000 from one or more qualified equity offerings, and the aggregate redemption price may not exceed the net proceeds received by the Company form such offerings. The redemption of the Series A preferred stock requires prior regulatory approval.

On December 19, 2008, Treasury exercised all of the warrants on the Series B preferred stock at the exercise price of $0.01 per share. The Series B preferred stock qualifies as Tier 1 capital and pays cumulative dividends at a rate of 9% per annum. The Series B preferred stock may not be redeemed until all the Series A preferred stock has been redeemed.

The Series A preferred stock and Series B preferred stock were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Neither the Series A preferred stock nor the Series B preferred stock will be subject to any contractual restrictions on transfer.

(12)	Benefit Plans

Employee Stock Ownership Plan

Patapsco had previously established an Employee Stock Ownership Plan (ESOP) for its employees. All ESOP shares contained a “Put Option” which required the Company to repurchase the share at the then fair market value subject to the availability of retained earnings.

The ESOP shares have been fully allocated, the Plan terminated and as of June 30, 2009 all shares subject to put option have been repurchased.

For the years ended June 30, 2009 and 2008 there was no compensation expense recognized related to the ESOP.

2004 Stock Incentive Plan

In October 2004, the shareholders of the Company approved the 2004 Stock Incentive Plan. Under this plan, 90,000 shares of common stock are available for issuance under a variety of awards. An additional 40,146 shares were made available for issuance to settle past deferred compensation obligations. This new plan replaced the Director’s retirement plan that became effective in September 1995. At the time of adoption, the directors had the option to reallocate their deferred compensation assets.

As of June 30, 2009, there are 57,255 deferred shares under this plan of which 12,906 are issued and outstanding. These deferred shares are allocated in lieu of cash compensation to Directors of the Company. These shares are included in shares outstanding for the purposes of computing earnings per share. Additionally, as of June 30, 2009 there are 13,484 non-vested shares outstanding under this plan.

Compensation expense recognized in connection with these plans during the years ended June 30, 2009 and 2008 was $63,000 and $60,000, respectively.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

A summary of the status of the Company’s non-vested shares as of June 30, 2009 is presented below:

	Common Shares	Weighted Average Grant-Date Fair Value
Non-Vested as of June 30, 2008	12,649	$13.71
Vested	(2,415)	$13.71
Issued	3,250	$7.10
Forfeited	—	$13.71

Non-vested at June 30, 2009	13,484	$12.12

As of June 30, 2009, there was $32,000 of total unrecognized compensation costs related to non-vested share-based compensation. The cost is expected to be recognized over a weighted average period of seven months. At grant date, vesting of the shares was “cliff” vesting at the end of either a two or three year period.

Stock Options

The Company’s 1996 Stock Options and Incentive Plan (Plan) was approved by the stockholders at the 1996 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. In October 1996, the Company granted options to purchase 137,862 shares at $4.60 per share. There are no remaining options to be issued under this plan.

The Company’s 2000 Stock Option and Incentive Plan was approved by the stockholders at the 2000 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. The Plan provides for one-fifth of the options granted to be exercisable on each of the first five anniversaries of the date of grant. Under this plan, in August 2001 the Company granted options to purchase 99,975 shares at $6.29 per share. There are 8,971 options eligible to be issued under this plan.

The following table summarizes the status of and changes in the Company’s stock option plans during the past two years.

	Options	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value(000s)
Outstanding, June 30, 2007	47,872	$6.02	47,872	$6.02	$801
Granted	—	—
Exercised	(27,040)	5.82
Cancelled	—	—

Outstanding, June 30, 2008	20,832	$6.29	20,832	$6.29	$19
Granted	—	—
Exercised	—	—
Cancelled	—	—

Outstanding, June 30, 2009	20,832	$6.29	20,832	$6.29	$0

The following table summarizes information about stock options outstanding at June 30, 2009.

Exercise Price of All Options	Number Outstanding	Remaining Contractual Life	Number Exercisable
$6.29	20,832	2.12 years	20,832

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

401(K) Retirement Savings Plan

The Company has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary subject to limitations established by the Internal Revenue Service. The Company is obligated to contribute 3% of each employee’s salary, whether or not the employee contributes their own money. All employees who have completed six months of service with the Company in which they have worked more than 500 hours, and are at least 21 years old, are eligible to participate. The Company’s contribution to this plan was $87,000 and $88,000 for the years ended June 30, 2009 and 2008, respectively. Additionally, there is a discretionary profit sharing component to the 401(K) plan. The accrual for this component of the plan for the years ended June 30, 2009 and 2008 was $-0- and $108,000, respectively.

(13)	Fair Value of Financial Instruments and Fair Value Measurements

Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments (SFAS 107) requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company’s financial instruments as of June 30, 2009 and 2008.

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

The carrying amount and estimated fair value of financial instruments is summarized as follows at June 30:

	2009		2008
(In thousands)	Carrying amount	Fair value	Carrying amount	Fair value
Assets:
Cash and cash equivalents	$19,794	$19,794	$9,193	$9,193
Investment securities available for sale	16,084	16,084	9,601	9,601
Loans receivable	216,927	223,991	227,514	231,277
Investment securities required by law	2,817	2,817	2,649	2,649
Accrued interest receivable	1,596	1,596	1,198	1,198
Liabilities:
Deposits	207,795	208,571	197,886	198,623
Long-term debt	39,300	40,539	42,300	42,750
Accrued interest payable	436	436	666	666
Off balance sheet instruments:
Commitments to extend credit	—	—	—	—

Cash and Cash Equivalents - Due from Banks, Interest Bearings Deposits with Banks and Federal Funds Sold

The statement of financial condition carrying amounts for cash and due from banks, interest bearing deposits with banks and federal funds sold approximate the estimated fair values of such assets.

Securities Available for Sale

The fair value of securities available for sale (carried at fair value) are determined by obtaining quoted market prices on nationally recognized securities exchanges (level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Loans Receivable

Loans receivable were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential and nonresidential, construction and land, second mortgage loans, commercial, and consumer. Each loan category was further segmented by fixed and adjustable rate interest terms.

The fair value of loans was calculated by discounting anticipated cash flows based on weighted average contractual maturity, weighted average coupon and market rates.

Impaired Loans

The Company considers loans to be impaired when it becomes probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement. All non-accrual loans are considered impaired. The measurement of impaired loans is based on the present value of the expected cash flows discounted at the historical effective interest rate, the market price of the loan, or the fair value of the underlying collateral. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value consists of the loan balances of $3.1 million less their specific valuation allowances of $382,000 as determined under SFAS 114. The increase in the allowance of $382,000 in the year ended June 30, 2009 resulted in an impairment charge of $382,000, which was included in earnings.

Securities required by Law

The carrying amount of securities required by law approximates its fair value.

Accrued Interest Receivable

The carrying amount of accrued interest receivable approximates its fair value.

Deposits

Under SFAS 107, the fair value of deposits with no stated maturity, such as non-interest bearing deposits, interest bearing NOW accounts and statement savings accounts, is equal to the carrying amounts. The fair value of certificates of deposit was based on the discounted value of contractual cash flows. The discount rate for certificates of deposit was estimated using market rates.

Long-Term Debt

The fair value of long-term debt was based on the discounted value of contractual cash flows, using market rates.

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

Effective July 1, 2008, the Company adopted SFAS No. 157 – “Fair Value Measurements” (“SFAS No. 157”). This statement defined the concept of fair value, established a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. SFAS No. 157 applies only to fair value measurements required or permitted under current accounting pronouncements, but does not require any new fair value measurements. Fair value is defined as the price to sell an asset or to transfer a liability in an orderly transaction between willing market participants as of the measurement date. The statement also expands disclosures about financial instruments that are measured at fair value and eliminates the use of large position discounts for financial instruments quoted in active markets. The disclosure’s emphasis is on the inputs used to measure fair value and the effect of the measurement on earnings for the period. The adoption of SFAS No. 157 did not have any effect on the Company’s consolidated financial position or results of operations.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In December 2007, the FASB issued FASB Staff Position (FSP) 157-2, “Effective Date of FASB Statement No. 157,” that permits a one-year deferral in applying the measurement provisions of Statement No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of FASB Statement No. 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The Company has elected to defer in accordance with FSP 157-2 with regards to other real estate owned and intangible assets.

In October 2008, the FASB issued FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active” (FSP 157-3), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 is effective immediately. The application of the provisions of FSP 157-3 did not materially affect our results of consolidated financial condition or operations as of and for the fiscal years ended June 30, 2009.

In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (FSP FAS 157-4). FASB Statement 157, “Fair Value Measurements,” defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. FSP FAS 157-4 provides additional guidance in determining when the volume and level of activity for the asset or liability has significantly decreased. The FSP also includes guidance on identifying circumstances when a transaction may not be considered orderly.

FSP FAS 157-4 provides a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed and significant adjustments to the related prices may be necessary to estimate fair value in accordance with Statement 157.

This FSP clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly. In those situations, the entity must evaluate the weight of the evidence to determine whether the transaction is orderly. The FSP provides a list of circumstances that may indicate that a transaction is not orderly. A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.

This FSP is effective for interim and annual reporting periods for the Company for the fiscal year ended June 30, 2009 and after. The adoption of this FSP for the fiscal year ended June 30, 2009 did not have a material impact on the Company’s financial condition or results of operations.

The Company has an established and documented process for determining fair values. Fair value is based on quoted market prices, when available. If listed prices or quotes are not available, fair value is based on fair value models that use market participant or independently sourced market data, which include discount rate, interest rate yield curves, prepayment speeds, bond ratings, credit risk, loss severities, default rates, and expected cash flow assumptions. In addition, valuation adjustments may be made in the determination of fair value. These fair value adjustments may include amounts to reflect counterparty credit quality, creditworthiness, liquidity, and other unobservable inputs that are applied consistently over time. These adjustments are estimated and therefore, subject to managements’ judgment, and at times, may be necessary to mitigate the possibility of error or revision in the estimate of the fair value provided by the model. The Company has various controls in place to ensure that the valuations are appropriate, including review and approval of the valuation models, benchmarking, comparison to similar products, and reviews of actual cash settlements. The methods described above may produce fair value calculations that may not be indicative of the net realizable value or reflective of future fair values. While the Company believes its valuation methods are consistent with other financial institutions, the use of different methods or assumptions to determine fair values could result in different estimates of fair value.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

SFAS No. 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based on the inputs used to value the particular asset or liability at the measurement date. The three levels are defined as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices of identical or similar assets or liabilities in markets that are not active, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Each financial instrument’s level assignment within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement for that particular category.

For financial assets measured at fair value on a recurring and nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at June 30, 2009 are as follows:

	At June 30, 2009
(In thousands)	Total	Level 1	Level 2	Level 3
Measured at fair value on a recurring basis:
Securities available for sale	$16,084	$—	$16,084	$—

Measured at fair value on a nonrecurring basis:
Impaired Loans	$2,703	$—	$—	$2,703

(14)	Condensed Financial Information (Parent Company Only)

Summarized financial information for the Company is as follows as of and for the years ended June 30:

(In thousands) Statements of Financial Condition	2009	2008
Cash	$1,905	$327
Loans	1,000	1,375
Equity in net assets of the bank	21,592	22,815
Other assets	421	209

Total Assets	$24,918	$24,726

Accrued expenses and other liabilities	$226	$335
Subordinated Debentures	5,000	5,000
Stockholders’ equity	19,692	19,391

Total Liabilities & Stockholders Equity	$24,918	$24,726

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands) Statements of Income	2009	2008
Total Interest Income	$84	$67
Total Interest Expense	323	324
Non-interest Income	0	2,000
Non-interest Expense	6	14

Income (loss) before equity in net income of subsidiary and income taxes	(245)	1,729
Net (loss) income of subsidiary	(5,323)	292

Income (loss) before income tax (benefit) provision	(5,568)	2,021
Income tax (benefit) provision	(102)	644

Net (loss) income	$(5,466)	$1,377

(In thousands) Statements of Cash Flows	2009	2008
Operating activities:
Net income (loss)	$(5,466)	$1,377
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in net (income) loss of subsidiary	5,323	(292)
Termination fee earned, not collected	—	(2,000)
Increase in other assets	(136)	(34)
Increase (decrease) in accrued expenses and other liabilities	(55)	45

Net cash used in operating activities	(334)	(904)

Investing activities:
Additional investment in subsidiary stock	(4,000)	—
Net reduction in loan receivable	375	—
Dividend received from subsidiary	—	625

Net cash provided by (used in) investing activities	(3,625)	625

Financing activities:
Proceeds from issuance of preferred and warrant preferred stock	6,000	—
Issuance of common stock	5	—
Payment to purchase common stock	—	(659)
Cash received in exercise of stock options	—	114
Cash dividends paid	(468)	(520)

Net cash provided by (used in) financing activities	5,537	(1,065)

Net increase (decrease) in cash and cash equivalents	1,578	(1,344)
Cash and cash equivalents, beginning of year	327	1,671

Cash and cash equivalents, end of year	$1,905	$327

Non-cash Transaction: A portion of a loan in the amount of $1,000,000 and $625,000 was contributed to a subsidiary in 2009 and 2008, respectively.

BOARD OF DIRECTORS

Thomas P. O’Neill Chairman of the Board Managing Director RSM McGladrey, Inc.	Nicole N. Glaeser Budget Director for Baltimore County Police Department	William R. Waters Retired Automobile Dealer Owner Bel Air Medicine, Inc.

Michael J. Dee President and Chief Executive Officer of the Company and the Bank	Douglas H. Ludwig Retired Principal of the Baltimore County Public School System Secretary of the Company Gary R. Bozel Managing Principal Gary R. Bozel & Associates, P.A.	J. Thomas Hoffman Self-employed financial consultant
MANAGEMENT

Michael J. Dee President and Chief Executive Officer	Frank J. Duchacek, Jr. Senior Vice President – Branch & Deposit Administration	William C. Wiedel, Jr. Senior Vice President – Treasurer Chief Financial Officer

John W. McClean Senior Vice President – Loan Administration	Alan H. Herbst Vice President – Consumer Lending	Laurence S. Mitchell Senior Vice President – Lending

	Francis C. Broccolino Vice-President – Real Estate Lending	Keith Zickar Vice-President – Commercial Lending

CORPORATE INFORMATION

Independent Registered Public Accounting Firm

Beard Miller Company LLP

100 West Road, Suite 404

Towson, Maryland 21204-2368

General Counsel

Nolan Plumhoff & Williams

Suite 700, Nottingham Centre

502 Washington Avenue

Towson, Maryland 21204-4528

Transfer Agent and Registrar

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-3572

1-(800) 368-5948

Special Counsel

Kilpatrick Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

Annual Meeting

The 2009 Annual Meeting of Stockholders will be held on November 5, 2009 at 5:00 p.m. at the office of The Patapsco Bank located at 1301 Merritt Boulevard, Dundalk, Maryland 21222.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date for the 2009 Annual Meeting upon written request to: Secretary, Patapsco Bancorp, Inc., 1301 Merritt Boulevard, Dundalk, Maryland 21222-2194.