Form 10-K, Exhibit 13
period 2011-06-30
PATAPSCO BANCORP INC
filed 2011-10-05
CIK 1003961

PATAPSCO BANCORP, INC.

[LOGO]

2011 ANNUAL REPORT

TABLE OF CONTENTS

Patapsco Bancorp, Inc.	(i)
Market Information	(i)
Letter to Stockholders	1
Selected Consolidated Financial and Other Data	2
Management's Discussion and Analysis of Financial Condition and Results of Operations	4
Consolidated Financial Statements	23
Corporate Information	Inside Back Cover

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

MARKET INFORMATION

The Company’s common stock trades under the symbol “PATD” on the OTC Electronic Bulletin Board.  There were 1,939,593 shares of common stock outstanding and approximately 359 holders of record at June 30, 2011.  Following are the high and low closing sale prices, by fiscal quarter, as reported on the OTC Electronic Bulletin Board during the periods indicated, as well as the dividends declared during each quarter.

	High	Low	Dividends Per Share
Fiscal 2011:
First Quarter	$2.25	$1.75	$.00
Second Quarter	2.25	1.55	.00
Third Quarter	1.90	1.55	.00
Fourth Quarter	1.60	0.55	.00
Fiscal 2010:
First Quarter	$3.40	$2.50	$.00
Second Quarter	3.50	2.15	.00
Third Quarter	3.15	2.50	.00
Fourth Quarter	3.00	1.80	.00

The stated high and low closing sale prices reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

(i)

[LETTERHEAD OF PATAPSCO BANCORP, INC.]

Dear Shareholder,

The directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank respectfully present this 2011 Annual Report to shareholders.

While significantly less than in previous years, the pretax loss incurred in the fiscal year ended June 30, 2011 also resulted from the elevated level of costs associated with non-performing assets.  These costs are primarily provisions for losses on loans and real estate acquired in foreclosure as well as the professional fees associated with moving problem assets through the court system.

The after-tax loss increased in 2011 v. 2010 as a result of a new interpretation of an accounting rule concerning the value of tax benefits accrued in previous years.  The Company therefore incurred a large tax expense in the year ended June 30, 2011 even while  experiencing  an operating loss.

Loans outstanding decreased in the year as payoffs and amortization exceeded new loan production.  While our loan pipeline has increased in recent months, it remains low compared to pre-recession levels.    The slow growth economy and high unemployment have made many businesses and individuals reluctant to take on additional debt.   Many customers who are applying for credit are attempting to refinance existing loans as opposed to using additional funds to grow the business.

Our goals for the following year include working out of our problem assets and growing the loan portfolio by identifying those qualified businesses that are seeking a local bank to partner with.     The core bank provides a solid foundation to help navigate through these challenging times and to take advantage of future opportunities.   Additionally we are working hard to ensure that the Company remains in compliance with the myriad and increasing number of regulations that we are subject to as a publicly traded commercial bank.

In October 2010, the Bank celebrated its 100th anniversary with small gatherings in each of our branches.  While recent years have been difficult, we are proud to have served the Baltimore Community for an entire century.

The Board of Directors and management thank you for your continued support.

/s/ Thomas P. O’Neill	/s/ Michael J. Dee
Thomas P. O’Neill	Michael J. Dee
Chairman of the	President and
Board of Directors	Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

PATAPSCO BANCORP, INC.

Selected Consolidated Financial Condition Data

	At June 30,

	2011	2010
	(In thousands)
Total assets	$264,630	$269,723
Loans receivable, net	182,570	197,169
Cash and cash equivalents	28,469	28,043
Securities available for sale	39,814	25,482
Deposits	231,306	228,789
Borrowings	17,000	22,100
Stockholders' equity	14,353	17,370

Selected Consolidated Operating Data

	Year Ended June 30,
	2011	2010
	(In thousands, except for
	per share amounts)
Interest income	$12,655	$13,840
Interest expense	4,204	5,382
Net interest income before provision for loan losses	8,451	8,458
Provision for loan losses	2,718	3,701
Net interest income after provision for loan losses	5,733	4,757
Non-interest income	889	838
Non-interest expense:
Compensation and employee benefits	3,938	4,390
Professional fees	653	727
Federal deposit insurance assessments	502	509
Equipment expenses	224	210
Net occupancy costs	555	580
Advertising	38	42
Data processing	392	428
Amortization of core deposit intangible	51	52
Telephone, postage and delivery	273	289
Provision for losses on and cost of real estate acquired through foreclosure	360	1,425
Other	806	802
Total noninterest expense	7,792	9,454
Loss Before Provision for (Benefit from) income taxes	(1,170)	(3,859)
Income tax provision (benefit)	1,715	(1,510)
Net loss	(2,885)	(2,349)
Preferred stock dividends and accretion	387	327
Net loss available for common stockholders	$(3,272)	$(2,676)
Net loss per share of common stock
Basic	$(1.68)	$(1.39)
Diluted	$(1.68)	$(1.39)

KEY OPERATING RATIOS

PATAPSCO BANCORP, INC.

	At or For the Year Ended June 30,
	2011	2010	2009

Performance Ratios:
Return on average assets (net loss divided by average total assets)	(1.07)%	(0.89)%	(2.05)%
Return on average stockholders’ equity (net loss divided by average stockholders’ equity)	(16.46)	(11.98)	(24.45)
Interest rate spread (weighted average interest rate earned less weighted average interest rate cost)	3.24	3.26	3.20
Net interest margin (net interest income divided by average interest-earning assets)	3.32	3.40	3.44
Ratio of average interest-earning assets to average interest-bearing liabilities	105.03	106.27	108.61
Ratio of noninterest expense to average total assets	2.88	3.54	4.00

Asset Quality Ratios:

Non-accrual loans to loans receivable	5.33%	4.85%	5.11%
Non-performing assets to total assets	4.40	4.67	4.66
Allowance for loan losses to total loans	2.25	1.76	1.37
Allowance for loan losses to nonperforming loans	42.17	36.26	26.89
Net charge-offs to average loans outstanding	1.05	1.49	2.03

Capital Ratios:
Stockholders’ equity to total assets at end of period	5.42%	6.44%	7.34%
Average stockholders’ equity to average assets	6.48	7.39	8.37
Tier one leverage ratio (1)	7.26	7.76	7.98
Tier one capital to risk-weighted assets (1)	11.67	11.09	10.33
Total regulatory capital to risk-weighted assets (1)	12.94	12.35	11.58

(1)	Bank level ratios.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
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

Forward-Looking Statements

When used in this Annual Report, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition and the Risk Factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

The allowance for loan losses (“allowance”) represents an amount, that in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible.  The allowance represents an estimate made based upon two principles of accounting: (1) Accounting Standards Codification (“ASC”) Topic 450, “Contingencies”, that requires losses to be accrued when their occurrence is probable and estimable, and (2) ASC Topic 310,”Receivables”, that requires losses be accrued when it is probable that the lender will not collect all principal and interest when due under the original terms of the loan.  The adequacy of the allowance is determined through careful evaluation of the loan portfolio.  This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment and other qualitative factors that may be subject to change.  Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it.  The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense.

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

In accordance with the provisions of ASC Topic 310, the Company determines and recognizes impairment of certain loans.  A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  A loan is not considered impaired during a period of insignificant delay in payment if the Company expects to collect all amounts due, including past-due interest.  The Company generally considers a period of insignificant delay in payment to include delinquency up to and including 90 days.  ASC Topic 310 requires that impairment be measured through a comparison of the loan’s carrying amount to the present value of its expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

ASC Topic 310 is generally applicable for all loans except large groups of smaller-balance homogeneous loans that are evaluated collectively for impairment, including residential first and second mortgage loans and consumer installment loans.  Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and commercial business loans.  In addition, impaired loans are generally loans which management has placed in non-accrual status since loans are placed in non-accrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past due.

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

Deferred income taxes are reported for temporary differences between items of income or expense reported in the consolidated financial statements and those reported for income tax purposes.  Deferred taxes are computed using the asset and liability method.  Under this method, a deferred tax asset or liability is determined based on the enacted tax rates that will be in effect when the differences between the consolidated financial statements carrying amounts and tax basis of existing assets and liabilities are expected to be reported in an institution’s income tax returns.  Deferred tax assets are deferred tax consequences attributable to deductible temporary differences and carryforwards.  After the deferred tax asset has been measured using the applicable enacted tax rate and provisions of the enacted tax law, it is then necessary to assess the need for a valuation allowance.  A valuation allowance is needed when, based on the weight of the available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized.  As required by GAAP, available evidence is weighted heavily on cumulative losses with less weight placed on future projected profitability.  Realization of the deferred tax asset is dependent on whether there will be sufficient future taxable income of the appropriate character in the period during which deductible temporary differences reverse or within the carryback and carryforward periods available under tax law.  Based upon the available evidence, the Company recorded a valuation allowance of $2.2 million at June 30, 2011.   Subsequent to recording this valuation allowance, the deferred tax asset balance was zero at June 30, 2011.  The deferred tax provision for the year is equal to the net change in the net deferred tax asset from the beginning to the end of the year, less amounts applicable to the change in value related to investments available for sale.  The effect on deferred taxes of a change in tax rates is recognized as income in the period that includes the enactment date.

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

	Year Ended June 30,
	2011			2010			2009
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
			(Dollars in thousands)

Interest-earning assets:
Loans receivable, including fees (1)	$195,871	$11,703	5.97%	$214,081	$13,162	6.15%	$231,910	$15,104	6.51%
Investment securities (2)	34,945	889	2.54	19,790	645	3.26	13,490	554	4.11
Short-term investments and other interest-earning assets	23,425	63	0.27	14,838	33	0.22	5,834	39	0.67
Total interest-earning assets	254,241	12,655	4.98	248,709	13,840	5.56	251,234	15,697	6.25
Noninterest-earning assets	16,104			16,644			15,925
Total assets	$270,345			$265,353			$267,159
Interest-bearing liabilities:
Deposits (3)	$223,107	3,344	1.50	$206,197	4,192	2.03	$186,948	5,277	2.82
Short-term borrowings	-	-	-	1,480	6	0.41	3,693	95	2.57
Long-term borrowings	18,963	860	4.54	26,363	1,184	4.49	40,670	1,687	4.15
Total interest-bearing liabilities	242,070	4,204	1.74	234,040	5,382	2.30	231,311	7,059	3.05
Noninterest-bearing liabilities	10,745			11,707			13,490
Total liabilities	252,815			245,747			244,801
Total equity	17,530			19,606			22,358
Total liabilities and equity	$270,345			$265,353			$267,159
Net interest income		$8,451			$8,458			$8,638
Interest rate margin			3.32%			3.40%			3.44%
Net interest spread			3.24%			3.26%			3.20%
Ratio of average interest-earning assets to averageinterest-bearing liabilities			105.03%			106.27%			108.6%

(1)	Includes nonaccrual loans.
(2)	Includes investments required by law.
(3)	Includes escrow accounts.

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

	Year Ended June 30,			Year Ended June 30,
	2011	vs.	2010	2010	vs.	2009
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)			(In thousands)
Interest income:
Loans receivable, including fees (1)	$(1,089)	$ (370)	$(1,459)	$(1,124)	$ (818)	$(1,942)
Investment securities	343	(99)	244	163	(72)	91
Short-term investments and other interest-earning assets	22	8	30	(11)	5	(6)
Total change in interest income (3)	318	(1,503)	(1,185)	(156)	(1,701)	(1,857)

Interest expense:
Deposits (2)	386	(1,234)	(848)	632	(1,717)	(1,085)
Short-term borrowings	(4)	(2)	(6)	(37)	(52)	(89)
Long-term borrowings	(337)	13	(324)	(657)	154	(503)
Total change in interest expense (3)	193	(1,371)	(1,178)	84	(1,761)	(1,677)

Change in net interest income	$125	$(132)	$(7)	$(240)	$60	$(180)

(1)	Includes impact of non-accrual loans.
(2)	Includes interest-bearing escrow accounts.
(3)	The subtotals of the volume and rate columns do not foot due to the change in mix of the respective components.

Comparison of Financial Condition at June 30, 2011 and 2010

General. Total assets decreased by $5.1 million or 1.9% to $264.6 million at June 30, 2011 from $269.7 million at June 30, 2010.  The decline in assets was a function of the decline in loans receivable.

Loans Receivable. Gross loans receivable decreased by $13.9 million, or 6.9%, to $186.8 million at June 30, 2011 from $200.7 million at June 30, 2010.  Construction loans decreased by $4.9 million, or 28.6%, while commercial business loans decreased by $4.2 million, or 7.5%.  In addition, commercial leases decreased by $3.1 million, or 61% as management made a strategic decision to cease origination of this product in October, 2008.  Residential mortgages decreased by $5.9 million, or 9.6% and consumer loans decreased $2.4 million or 16.2%.  Offsetting these declines, in part, were commercial real estate loans which increased $6.7 million, or 14.6%.  Much of this increase resulted from construction loans which converted to permanent financing during the year.  The overall decline in the loan portfolio also reflects lower loan demand during the year and a high level of early pay-offs of residential mortgages.

The following table sets forth selected data relating to the composition of the Company’s loan portfolio by type of loan at the dates indicated.  At June 30, 2011, the Company had no concentrations of loans exceeding 10% of gross loans other than as disclosed below:

	At June 30,
	2011		2010		2009		2008		2007
(Dollars in thousands)	Amount	% Total	Amount	% Total	Amount	% Total	Amount	% Total	Amount	% Total

Real Estate Loans:
Residential	$56,137	29.93%	$65,106	32.23%	$63,788	28.69%	$69,953	30.00%	$74,332	33.03%
Commercial	56,388	30.07	46,940	23.23	49,188	22.13	41,316	17.71	36,302	16.13
Construction	12,300	6.56	17,216	8.52	24,223	10.90	29,878	12.81	23,907	10.62
Consumer Loans:
Home Improvement	7,111	3.79	9,616	4.76	10,138	4.56	12,688	5.44	12,481	5.55
Home Equity	5,663	3.02	5,767	2.85	5,795	2.61	5,341	2.29	4,964	2.21
Other Consumer	198	0.11	274	0.14	2,445	1.10	2,893	1.24	2,955	1.31
Commercial Loans:
Commercial Loans	47,544	25.35	51,311	25.40	54,170	24.36	53,453	22.92	52,711	23.43
Commercial Leases	2,199	1.17	5,794	2.87	12,554	5.65	17,714	7.59	17,366	7.72
Gross Loans	187,540	100.00%	202,024	100.00%	222,301	100.00%	233,236	100.00%	225,018	100.00%
Less:
Deferred Origination Fees, net of costs	392		266		191		201		240
Unearned Interest Consumer Loans	330		567		761		1,068		1,147
Unearned Interest Commercial Leases	198		667		1,530		2,779		2,480
Purchase Accounting Premium	(144)		(172)		(131)		(160)		(198)
Allowance for Loan Losses	4,194		3,527		3,023		1,834		1,110
Net Loans	$182,570		$197,169		$216,927		$227,514		$220,239

The following table sets forth certain information at June 30, 2011 regarding the dollar amount of selected loan types maturing or repricing in the Company’s portfolio.  The table does not include any estimate of prepayments that may significantly shorten the average life of all loans and cause the Company’s repayment experience to differ from that shown below.

		Due after
	Due in one	1 through	Due after
(In thousands)	year or less	5 years	5 years	Total

Construction loans	$6,545	$2,047	$3,708	$12,300
Commercial loans	4,688	6,913	35,943	47,544
Total	$11,233	$8,960	$39.651	$59,844

The following table sets forth at June 30, 2011 the dollar amount of the above loans which may reprice or are due one year or more after June 30, 2011 which have predetermined interest rates and have floating or adjustable interest rates.

	Predetermined	Floating or
(In thousands)	Rates	Adjustable Rates	Total

Construction	$364	$5,391	$5,755
Commercial	20,747	22,109	42,856
Total	$21,111	$27,500	$48,611

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets.  The average life of loans is substantially less than their contractual terms because of prepayments.

Investment Securities.   Total investment securities increased $14.3 million or 56.2% as the lower level of loan demand led to a higher level of securities purchases during the year.  Collateralized mortgage obligations, all of which are issued by U.S. Government agencies, increased by $16.9 million, or 511.5% in the year ended June 30, 2011. Mortgage-backed securities, which were also all issued by U.S. Government agencies, decreased by $2.9 million, or 41.7% in the year ended June 30, 2011.  Corporate bonds increased by $1.4 million, or 95.6%, to $3.0 million at June 30, 2011.    U.S. government agency securities decreased by $1.1 million, or 8.2%, to $12.5 million at June 30, 2011 from $13.6 million at June 30, 2010.  Stock in the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Richmond decreased by $562,000 due to the membership requirements of these organizations.  The Company did not own U.S. Agency common or preferred stock as of June 30, 2011.

The following table sets forth the carrying value of the Company’s investments at the dates indicated.

	At June 30,
(In thousands)	2011	2010	2009

Securities available for sale, at fair value:
Corporate bonds	$2,955	$1,511	$2,818
U.S. Government agencies	12,520	13,637	6,576
Mortgage-backed securities, residential	4,098	7,024	6,690
Collateralized mortgage obligations, agencies	20,241	3,310	-
Total securities available for sale	39,814	25,482	16,084

Investments required by law, at cost:
Federal Home Loan Bank of Atlanta stock	1,673	2,295	2,295
Federal Reserve Bank of Richmond stock	613	553	522
Total investments required by law, at cost	2,286	2,848	2,817
Total investments	$42,100	$28,330	$18,901

The following table sets forth the scheduled maturities, amortized cost, fair values and average yields for the Company’s investment portfolio at June 30, 2011:

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Portfolio
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Fair	Average
(Dollars in thousands)	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Value	Yield

Securities available for sale:
Corporate bonds	$-	-%	$-	-%	$3,000	5.90%	$-	-%	$3,000	$2,955	5.90%
U.S. Government agencies	-	-	2,500	0.95	1,506	1.14	8,524	1.70	12,530	12,520	1.48
Mortgage-backed securities, residential	-	-	342	1.73	-	-	$3,678	4.31	4,020	4,098	4.09
Collateralized mortgage obligations	-	-	-	-	4,540	2.32	15,659	2.40	20,199	20,241	2.38
Investments required by law	-	-	-	-	-	-	2,286	2.20	2,286	2,286	2.20

Total	$-	-%	$2,842	1.04%	$9,046	3.31%	$30,147	2.42%	$42,035	$42,100	2.52%

Deposits.  Total deposits increased by $2.5 million, or 1.1% to $231.3 million at June 30, 2011 from $228.8 million at June 30, 2010.  A decrease in certificates of deposit of $9.1 million was more than offset by an increase in money market accounts of $14.9 million.  Our customers’ preference for more liquid deposit products in the face of declining rates caused the decline in certificates of deposit, while a successful money market promotion was responsible for the strong growth in money market deposits.  The balance of brokered deposits at June 30, 2011 was $120,000 versus $484,000 at June 30, 2010.

The following table sets forth deposit balances by type as of the dates indicated.

	At June 30,
	(Dollars in thousands)
	2011		2010		2009
	Balance	% Total	Balance	% Total	Balance	% Total
Savings accounts	$16,530	7.15%	$16,828	7.36%	$16,597	7.99%
NOW checking	16,105	6.95	18,094	7.91	16,036	7.71
Money market	98,184	42.45	83,240	36.38	59,465	28.62
Certificates of deposits.	89,993	38.91	99,073	43.30	104,410	50.25
Interest-bearing deposits	220,812	95.46	217,235	94.95	196,508	94.57
Noninterest-bearing checking	10,494	4.54	11,554	5.05	11,287	5.43
Total	$231,306	100.00%	$228,789	100.00%	$207,795	100.00%

The following table sets forth the average balances based on daily balances and interest rates for various types of deposits for:

	Year Ended June 30,
	(Dollars in thousands)
	2011		2010		2009
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate

Savings accounts	$16,023	0.48%	$16,192	0.40%	$16,070	0.39%
NOW checking	17,567	0.31	17,026	0.26	14,658	0.33
Money market	93,963	1.17	71,648	1.64	40,381	1.99
Certificates of deposits	95,554	2.21	101,331	2.87	115,840	3.77
Noninterest-bearing checking	9,199	—	10,370	—	11,755	—
Total	$232,306		$216,567		$198,704

The following table indicates the amount of the Company’s certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2011.  At such date, these deposits represented 11.4% of total deposits and had a weighted average rate of 2.39%.

Certificates
Maturity Period	of Deposit
(In thousands)

Three months or less	$2,061
Over three through 6 months	2,645
Over six through 12 months	2,165
Over 12 months	19,610
Total	$26,481

Borrowings. The Company’s long-term borrowings decreased by $5.1 million, or 29.8%, to $12.0 million at June 30, 2011 from $17.1 million at June 30, 2010.  Low loan demand and the resulting decline in loan balances during the year mitigated the need for wholesale funds.

The following table sets forth certain information regarding borrowings, excluding junior subordinated debt, as of or for the year ended June 30:

(Dollars in thousands)	2011	2010	2009

Amounts outstanding at end of period:
Federal Home Loan Bank advances	$12,000	$17,100	$34,300
Other borrowings	—	—	—

Weighted average rate paid on:
Federal Home Loan Bank advances	3.62%	4.20%	3.56%
Other borrowings	—	—	—

Maximum amount of borrowings outstanding at any month end:
Federal Home Loan Bank advances	$17,100	$34,300	$43,800
Other borrowings	—	—	$1,958

Approximate average borrowings outstanding with respect to:
Federal Home Loan Bank advances	$13,953	$22,843	$39,230
Other borrowings	—	—	$133

Weighted average rate for the year ended June 30, on:
Federal Home Loan Bank advances	3.85%	3.79%	3.71%
Other borrowings	—	—	2.56%

Comparison of Operating Results for the Years Ended June 30, 2011 and 2010

The Company recorded a net loss available to common shareholders of $3.3 million for the year ended June 30, 2011 compared to net loss of $2.7 million for the year ended June 30, 2010.  The net loss available to common shareholders in the current year resulted from $3.1 million in credit costs as the provision for loan losses totaled $2.7 million, reflecting  $2.1 million in net charge-offs, as well as $360,000 in costs associated with foreclosed real estate.  In addition, the Company recorded a valuation allowance against deferred tax assets of $2.2 million at June 30, 2011 versus $0 at June 30, 2010.

Net Interest Income.  The Company’s net interest income decreased $7,000 from $8.46 million in the year ended June 30, 2010 to $8.45 million in the current year as average interest-earning assets increased $5.5 million or 2.2% to $254.2 million, but was more than offset by the net interest margin which declined 8 basis points from 3.40% in the year ended June 30, 2010 to 3.32% in 2011.

The decline in the net interest margin was caused primarily by the yield on earning assets declining at a slightly faster rate than the cost of funds.  The impact of the shift in asset mix from loans to investments was a primary driver of the declines in yields/rates on interest- earning/bearing assets and liabilities.  In addition, the decline in market interest rates also lowered the yield on earning assets.

Interest Income.  Total interest income decreased by $1.2 million or 8.6% to $12.7 million for the year ended June 30, 2011 compared to $13.8 million in the year ended June 30, 2010.  This decrease was due to a 58 basis point decline in yield partially offset by an increase in average interest-earning assets.  The lower yield is primarily the result of the above mentioned shift in asset mix from loans to investments in addition to a decline in market interest rates.  Average interest earning assets grew $5.5 million, or 2.2%, and was driven by a $15.2 million, or 76.6%, increase in the investment portfolio and an $8.6 million, or 57.9%, increase in cash equivalent investments combined with a $18.2 million, or 8.5%, decrease in average loan balances.  Loan demand continued to be weak throughout 2010 and 2011, consistent with the economy’s muted recovery from the previous recession.  Management’s decision to exit the lease origination business in October, 2008 also contributed to this decline in loan balances.

Interest income generated by the investment portfolio increased $244,000 in 2011 due to a $15.2 million, or 76.6%, increase in average balances which more than offset the 72 basis point decline in portfolio yield.  Interest on short-term investments and other interest-earning assets increased $30,000, or 90.9%, to $63,000 in fiscal year 2011 due to a $8.6 million increase in average balances and a 5 basis point improvement in the yield during this period.  The increase in investment securities as well as short-term investment balances is a function of lower loan demand and strong average deposit growth.

Interest Expense.  Total interest expense decreased $1.2 million from $5.4 million in the year ended June 30, 2010 to $4.2 million in the current year as the average rate paid on interest bearing liabilities decreased 56 basis points from 2.30% in 2010 to 1.74% in 2011.  Total average interest-bearing liabilities increased $8.0 million or 3.4% from $234.0 million in the year ended June 30, 2010 to $242.1 million in the current year.

The decline in the rate paid on interest-bearing liabilities was due to the decrease in market rates as maturing certificates of deposit were replaced with lower cost funds and money market deposit rates reset lower as competition for deposits continued to moderate during fiscal year 2011.  The average rate paid on certificates of deposit was 66 basis points lower while the average rate on money market deposits was 47 basis points lower.  The Company continues to run a money market promotion offering customers a temporarily higher interest rate for a limited period of time.  This promotion contributed to a $22.3 million increase in the average balance of money market accounts for the year ended June 30, 2011 versus the prior year.

Deposits averaged $223.1 million in 2011, a $16.9 million, or 8.2%, increase versus $206.2 million in 2010.   The primary driver of this growth was money market deposits which grew $22.3 million, or 31.1%, due to the promotion mentioned above.  Certificates of deposits declined $5.8 million on average, or 5.7%, as customers exhibited a preference for more liquid deposits.  During the first quarter of the current year passbook deposits were no longer offered to customers.  The existing balances were transferred to the statement savings product.  The combined average balances of both savings products declined $124,000 in fiscal year 2011 as compared to 2010.

Interest expense on borrowings decreased $324,000 to $860,000 in 2011 compared to $1.2 million in 2010 as average balances were $8.9 million lower in 2011.  The average rate paid on borrowings increased 26 basis points in 2011 as shorter-term borrowings matured leaving higher rate longer term borrowings.  No new long-term borrowings were issued during the current year.

Provision for Loan Losses.  Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses.  The method utilized for the determination of the allowance is described in “Critical Accounting Policies” above and in Note 1 of the Consolidated Financial Statements.

The provision for loan losses was $2.7 million in fiscal year 2011, a decrease of $983,000, or 27%, from the 2010 provision of $3.7 million.  The decrease in the provision was due to a $1.1 million, or 36%, decline in net charge-offs to $2.1 million in 2011 from $3.2 million in 2010.  Of the $1.1 million decline in net charge-offs, commercial real estate charge-offs were $678,000 lower – residential construction loan related charge-offs were $789,000 lower and commercial mortgage charge-offs were $868,000 higher.  Total residential construction loans charged off were $179,000 in fiscal year 2011 and reflect management’s aggressive actions to recognize the losses in this portfolio in previous years.  The increase in commercial mortgage charge-offs reflects the longer time frame required for these losses to become apparent and are consistent with the experience of the banking industry in general.  Commercial lease charge-offs were $680,000 lower in 2011 and reflects management’s decision to exit this business in October of 2008.

The provision for loan losses ($2.7 million) in excess of net charge-offs ($2.1 million) amounted to $667,000 and was the primary factor in the increase of its allowance for loan losses as a percentage of total loans to 2.25% at June 30, 2011 from 1.76% at June 30, 2010.  The primary reason for the increase in this percentage reflects a $667,000, or 19%, increase in the allowance for loan losses in combination with a $13.9 million, or 7%, decline in loans outstanding.  The Company’s allowance for loan losses as a percentage of non-performing loans was 42.2% at June 30, 2011 as compared to 36.3% at June 30, 2010.  It should be noted that 96% of non-accrual loan balances are collateralized by real estate or guaranteed by the SBA at June 30, 2011.  In considering the appropriate level for the allowance for loan losses, in some cases when the age of the real estate appraisal was more than one year old, adjustments were made to the appraisals taking into consideration the age of the appraisal and the nature of the collateral.  These adjusted appraisal values, which required management’s judgment, were used to develop estimated losses and related specific loss reserves within the allowance for loan losses.  In other cases, brokers’ price opinions or firm purchase offers were used to obtain more current indications of the value of collateral.  The valuation method used differs based on the individual circumstances involved for each loan.  Another factor in the level of the allowance for loan losses to non-performing loans was $916,000 in partial charge-offs on loans in the portfolio as of June 30, 2011.  If specific reserves had been set up as opposed to taking partial charge-offs, the ratio of the allowance for loan losses to non-performing loans would have been 47.0% and the allowance for loan losses to total loans would have been 2.71%.

The primary driver of the level of the allowance for loan losses is the Company’s determination of the level of risk in the loan portfolio.  Commercial mortgages are the largest component of the portfolio at 30.1% of the total – up from 23.3% at June 30, 2010.  Residential mortgages, at 29.9%, are almost the same percentage as commercial mortgages.  The Company has determined that there is a lower level of risk in the residential loan portfolio.  It consists of conventionally underwritten mortgages that generally conform to Fannie Mae and Freddie Mac guidelines.  The Company has not participated in the sub-prime mortgage market.  The two riskiest portions of the portfolio, in management’s estimation, real estate construction and commercial leases, have declined in absolute terms and as a percentage of the total portfolio at 6.6% and 1.2%, respectively – down from 8.5% and 2.9%, respectively at June 30, 2010, and down from 12.8% and 7.6%, respectively at June 30, 2008.  Management made a strategic decision to cease origination of commercial leases in October, 2008.  In addition, management decided to de-emphasize residential construction originations.  Nonetheless, the Company underwrites all commercial real estate loans with multiple sources of repayment.  Commercial business loans have decreased in absolute terms but have been level as a percentage of the portfolio at 25.4%.  Accordingly, the overall risk profile of the portfolio has improved slightly over the past year.  Like commercial real estate loans, commercial business loans granted must cash-flow on their own and be backed by substantial collateral.  Additionally, $1.7 million of the commercial business loan portfolio, including $72,000 on nonaccrual status, are guaranteed by the Small Business Administration with an average guarantee percentage of 70.3% or $1.2 million at June 30, 2011.

In response to comments received by our regulators during the most recent examination the Company has integrated the general portion of the allowance for loan losses into each individual loan category.  Beyond the amounts allocated based on historical experience and risk rated loans requiring a specific reserve, the general portion of the allowance is intended to reflect uncertainty created by the local housing market and the recessionary economic environment.  The general portion of the allowance has been developed based on the grading of qualitative factors of each segment of the loan portfolio.  These factors are weighted to arrive at a severity factor that determines the level of the general allowance as a percentage of the allocated allowance.  If circumstances differ materially from the assumptions used in determining the allowance, future adjustments to the allowance may be necessary and results of operations could be affected.  Because events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.  The change in methodology did not have a material impact on the allowance for loan losses.

The following table shows the activity in the allowance for loan losses in the periods indicated:

	Year Ended June 30,
	2011	2010	2009	2008	2007
	(Dollars in thousands)

Balance at beginning of period	$3,527	$3,023	$1,834	$1,110	$1,000
Loans charged off:
Commercial Real Estate	1,074	1,725	3,585	740	—
Commercial loans	307	195	171	37	9
Commercial leases	288	859	561	250	265
Consumer	690	583	587	262	202
Total charge-offs	2,359	3,362	4,904	1,289	476
Recoveries:
Commercial Real Estate	27	—	—	—	—
Commercial loans	35	30	51	6	33
Commercial leases	168	58	65	47	48
Consumer	78	77	75	40	75
Total recoveries	308	165	191	93	156
Net loans charged off	2,051	3,197	4,713	1,196	320
Provision for loan losses	2,718	3,701	5,902	1,920	430
Balance at end of period	$4,194	$3,527	$3,023	$1,834	$1,110

Ratio of net charge-offs to average loans outstanding during the period	1.05%	1.49%	2.03%	0.53%	0.15%

Ratio of allowance to non-performing loans	42.17%	36.26%	26.89%	72.40%	230.34%

The following table allocates the allowance for loan losses by loan category at the dates indicated.  The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	As of June 30, 2011		As of June 30, 2010		As of June 30, 2009		As of June 30, 2008		As of June 30, 2007
	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
	(Dollars in thousands)
Real estate mortgage:
Residential	$114	29.9%	$76	32.2%	$64	28.7%	$70	30.0%	$45	33.1%
Commercial	1,717	30.1	385	23.2	205	22.1	41	17.7	144	16.1
Construction	486	6.6	1,044	8.5	362	10.9	381	12.8	146	10.6
Consumer	365	6.9	550	7.8	526	8.3	191	9.0	137	9.1
Commercial Business	1,286	25.3	794	25.4	549	24.4	94	22.9	413	23.4
Commercial Leases	226	1.2	678	2.9	713	5.6	237	7.6	225	7.7
Unallocated	-	-	-	-	604	-	820	-	-	-
Total allowance for loan losses	$4,194	100.00%	$3,527	100.00%	$3,023	100.00%	$1,834	100.00%	$1,110	100.0%

The following table sets forth information with respect to the Company’s nonperforming assets at the dates indicated.

	At June 30,
	2011	2010	2009	2008	2007
	(Dollars in thousands)
Loans accounted for on a non-accrual basis: (1)
Real estate:
Residential	$615	$116	$134	$81	$168
Commercial	3,786	2,737	2,302	—	—
Construction	1,335	1,763	3,232	1,989	—
Consumer	40	46	146	6	14
Commercial Loan/Lease	4,170	5,066	5,427	457	300
Total	9,946	9,728	11,241	2,533	482

Accruing loans which are contractually past due 90 days or more	—	—	—	—	—
Total nonperforming loans	9,946	9,728	11,241	2,533	482

Other nonperforming assets (2)	1,689	2,875	1,265	7	5
Total nonperforming assets	$11,635	$12,603	$12,506	$2,540	$487
Nonperforming loans to total loans	5.33%	4.85%	5.11%	1.10%	0.21%
Nonperforming assets to total assets	4.40%	4.67%	4.66%	0.97%	0.19%
Troubled debt restructurings (3)	$3,653	$2,171	$1,124	$1,550	—
___________________________
(1)
Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely.  Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectability of the loan.

(2)	Other nonperforming assets represent property and equipment acquired by the Company through foreclosure or repossession.
(3)
Troubled debt restructurings accounted for on a non-accrual basis total $5.3 million, $4.3 million, $3.0 million $0 and $0 at June 30, 2011, 2010, 2009, 2008 and 2007, respectively and are included in total non-performing loans above and excluded here.

The following table reflects the activity in non-performing loans for the year ended June 30, 2011:

Balance June 30, 2010, in thousands	$9,728
Added to non-accrual during the year	7,214
Paid off/down	(2,820)
Brought to accrual status	(1,433)
Transferred to real estate acquired through foreclosure	(1,101)
Charged-Off	(2,359)
Net change in non-accrual Leases, Consumer & Residential Mortgages, and all other	717
Balance June 30, 2011	$9,946

At June 30, 2011, nonaccrual construction loans totaled $1.3 million and included a $1.2 million commercial land development loan.  Nonaccrual commercial real estate loans include a $1.8 million strip shopping center loan, $857,000 warehouse building loan and $801,000 in mixed use commercial mortgage loans.  Nonaccrual commercial loans/leases include a $3.2 million loan supporting a borrower’s various business interests including commercial properties.

During the twelve months ended June 30, 2011, the Company modified the terms of three loans in the amount of $2.0 million in troubled debt restructurings.  The Company recorded $72,000 in interest income on these loans in the year ended June 30, 2011.  The Company currently expects to collect all principal and interest on these loans based on the modified loan terms.  The Company is not committed to lend any additional monies pertaining to these loans.

In addition, the Company has modified other loans that were not considered troubled debt restructurings.  In many cases, these restructurings involved adding a limited number of delinquent payments to the principal balance of the loan and either re-amortizing the loan or extending the term by a like number of payments with no change in the interest rate.  In most cases these restructurings were caused by temporary events that have since passed and the restructuring has allowed the borrower to meet the monthly payment, whereas they would have had difficulty making up the delinquent payments without the modifications.  These types of restructurings have increased moderately in the current year versus last year.  The Company has had no loans restructured into multiple new loans.

During the year ended June 30, 2011 the amount of interest that would have been recorded on non-accrual and restructured loans at June 30, 2011 had the loans performed in accordance with their original terms was approximately $843,000.  The amount of interest actually recorded during fiscal year 2011 was $251,000.

At June 30, 2011, the Company had no loans not classified as nonaccrual, 90 days past due or restructured where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may subsequently result in disclosure as nonaccrual, 90 days past due or restructured.

Noninterest Income. The Company’s noninterest income generally consists of deposit fees, service charges, fees on the sale of annuities and investment products, and gains and losses on sales of securities and loans. Total non-interest income increased by $51,000 or 6.1% to $889,000 during the year ended June 30, 2011 from $838,000 during the year ended June 30, 2010.  Fees and service charges improved $26,000 or 4.1% to $660,000 during the current year from $634,000 in the previous year.  During fiscal year 2011, security gains increased $90,000 to $161,000 versus $71,000 in 2010.  Other non-interest income declined $43,000 to $90,000 in 2011 compared to $133,000 in 2010 due to non-recurring income items in the previous fiscal year.

Noninterest Expense.  The Company’s total noninterest expense decreased $1.7 million or 17.6%, to $7.8 million during fiscal 2011, as compared to $9.5 million in fiscal 2010. This decrease in fiscal year 2011 resulted from the $1.1 million decline in the provision for losses on and cost of real estate acquired through foreclosure to $360,000 in fiscal year 2011 compared to $1.4 million in 2010.  In addition, compensation and benefit expense were $452,000, or 10.3%, lower in 2011 due to staff reductions and severance costs in the prior year.  Professional fees decreased $74,000, or 10.2%, to $653,000 from $727,000 due primarily to lower consulting costs associated with the Sarbanes-Oxley Act of 2002 compliance and recruitment fees in the prior year.

Income Tax Provision.  The Company had an income tax benefit of $496,000 (or 42.4% of pre-tax loss) in fiscal year 2011, compared to a benefit of $1.5 million (or 39.1% of pre-tax loss) in 2010.   A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable.  Based on the available evidence, we recorded a valuation allowance of $2.2 million at June 30, 2011. The income tax benefit of $496,000 in combination with the deferred tax valuation allowance of $2.2 million represents the total income tax provision of $1.7 million for the year ended June 30, 2011.  Subsequent to recording this valuation allowance the deferred tax asset balance was zero at June 30, 2011.  In future periods, any pre-tax losses will most likely have no related tax benefit.  Furthermore, future pre-tax income will most likely not have any related tax expense until the valuation allowance is fully reversed.  Refer to Note 10 of the Consolidated Financial Statements for a further discussion.

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

Management’s principal strategy in managing the Company’s interest rate risk has been to maintain short and intermediate-term assets in the portfolio, including locally originated adjustable-rate commercial real estate and commercial business loans.  In addition, the Company has investment securities available for sale, carried at fair value, totaling $39.8 million as of June 30, 2011.  The Company is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

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

The Bank’s interest rate sensitivity, as measured by the re-pricing of its interest sensitive assets and liabilities at June 30, 2011, is presented in the following table.   The table was derived using assumptions which management believes to be reasonable.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2011 that are expected to mature or reprice in each of the time periods shown.

	Three	Over Three	Over One	Over Five	Over Ten	Over
	Months	Months Through	Through	Through	Through	Twenty
	or Less	One Year	Five Years	Ten Years	Twenty Years	Years	Total
	(Dollars in thousands)
Rate sensitive assets:
Loans receivable	$25,950	$42,206	$59,271	$38,477	$17,549	$3,311	$186,764
Securities available for sale	4,844	16,730	14,421	3,629	2,476	-	42,100
Short-term investments and other interest-earning assets	24,838	—	—	—	—	-	24,838
Total	55,632	58,936	73,692	42,106	20,025	3,311	253,702

Rate sensitive liabilities:
Deposits	20,054	50,907	128,486	17,396	3,152	817	220,812
Borrowings	3,000	-	6,000	8,000	-	-	17,000
Total	23,054	50,907	134,486	25,396	3,152	817	237,812

Interest sensitivity gap	$32,578	$8,029	$(60,794)	$16,710	$16,873	$2,494	$15,890
Cumulative interest sensitivity gap	$32,578	$40,607	$(20,187)	$ (3,477)	$13,396	$15,890
Ratio of cumulative gap to total assets	12.21%	15.22%	(7.57)%	(1.30)%	5.02%	5.95%

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

The Company utilizes two additional measures of risk.  These are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical change of plus or minus 200 basis points in market interest rates for maturities from one day to thirty years.   As of June 30, 2011, the Bank had the following estimated sensitivity profile for net interest income and fair value of equity:

	+ 200 basis points	-200 basis points	Policy Limit

% Change in Net Interest Income	3.1%	-10.0%	+ or - 10.0%
% Change in Fair Value of Equity	-23.1%	n/a	+ or - 25.0%

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

The Company’s most liquid assets are cash on hand, interest-bearing deposits in other financial institutions and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash.  The levels of these assets are dependent on the Company’s operating, financing and investing activities during any given period.  At June 30, 2011, the Company’s cash on hand and interest-bearing deposits totaled $28.5 million.

The Company anticipates that it will have sufficient funds available to meet its current loan origination, and unused lines-of-credit commitments of approximately $18.9 million at June 30, 2011.  Certificates of deposit that are scheduled to mature in less than one year at June 30, 2011 totaled $35.3 million.  Historically, a high percentage of maturing deposits have remained with the Company.

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

At June 30, 2011, the Bank exceeded all regulatory minimum capital requirements.  The holding company ratios do not differ significantly from the Bank’s ratios.  The table below presents certain information relating to the Bank’s regulatory capital compliance at June 30, 2011.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Regulatory Capital (to Risk Weighted Assets)	$21,432	12.94%	$13,250	8.00%	$16,563	10.00%
Tier 1 Capital (to Risk Weighted Assets)	19,335	11.67	6,625	4.00	9,938	6.00
Tier 1 Leverage Ratio	19,335	7.26	10,659	4.00	13,323	5.00

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

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows at June 30:

(In thousands)	2011	2010

Commitments to originate new loans	$8,645	$11,911
Undisbursed lines of credit	10,230	10,132
Financial standby letters of credit	1,421	1,349

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
Dundalk, Maryland

We have audited the accompanying consolidated statements of financial condition of Patapsco Bancorp, Inc. and Subsidiaries (the “Company”) as of June 30, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2011.  Patapsco Bancorp, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patapsco Bancorp, Inc. and Subsidiaries as of June 30, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended June 30, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Baltimore, Maryland
October 5, 2011

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
June 30, 2011 and 2010

(in thousands except for share and per share data)	2011	2010
Assets
Cash on hand and due from banks	$3,631	$6,811
Interest bearing deposits in other financial institutions	24,838	21,232
Total Cash and Cash Equivalents	28,469	28,043
Securities available for sale	39,814	25,482
Loans receivable, net of allowance for loan losses of $4,194 and $3,527,
respectively	182,570	197,169
Securities required by law, at cost	2,286	2,848
Real estate acquired through foreclosure and other repossessed assets	1,689	2,875
Property and equipment, net	3,576	3,759
Intangible assets	142	193
Accrued interest receivable	857	843
Bank owned life insurance	2,294	2,220
Deferred income taxes	-	1,623
Other assets	2,933	4,668
Total Assets	$264,630	$269,723
Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing deposits	$10,494	$11,554
Interest bearing deposits	220,812	217,235
Total Deposits	231,306	228,789
Junior subordinated debentures	5,000	5,000
Long-term debt	12,000	17,100
Accrued expenses and other liabilities	1,971	1,464
Total liabilities	250,277	252,353

Stockholders’ equity
Preferred Stock - Series A Cumulative Perpetual; $0.01 par value; authorized 1,000,000 shares with a liquidation preference of $1,000 per share; 6,000 shares issued and outstanding	5,833	5,766
Warrant preferred stock – Series B Cumulative Perpetual; $0.01 par value; authorized 1,000,000 shares with a liquidation preference of $1,000 per share; 300 shares issued and outstanding	319	326
Common stock; $0.01 par value; authorized 4,000,000 shares; issued and outstanding 1,939,593 shares and 1,930,317 shares, respectively	19	19
Additional paid-in capital	7,876	7,847
Retained earnings, substantially restricted	267	3,212
Accumulated other comprehensive income, net of taxes	39	200
Total Stockholders’ Equity	14,353	17,370
Total Liabilities and Stockholders’ Equity	$264,630	$269,723
See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Years Ended June 30, 2011 and 2010

(in thousands except for per share data)	2011	2010
Interest Income:
Loans receivable, including fees	$11,703	$13,162
Investment securities	889	645
Federal funds sold and other investments	63	33
Total Interest Income	12,655	13,840

Interest Expense:
Deposits	3,344	4,192
Interest on short-term debt	-	6
Interest on junior subordinated debentures and long-term debt	860	1,184
Total Interest Expense	4,204	5,382

Net interest income	8,451	8,458
Provision for loan losses	2,718	3,701
Net interest income after provision for loan losses	5,733	4,757

Non-Interest Income:
Fees and service charges	660	634
Gain on sale of securities available for sale	161	71
Loss on sale of other assets	(22)	-
Other	90	133
Total Non-Interest Income	889	838

Non-Interest Expense:
Compensation and employee benefits	3,938	4,390
Professional fees	653	727
Federal deposit insurance assessments	502	509
Equipment expenses	224	210
Net occupancy costs	555	580
Advertising	38	42
Data processing	392	428
Amortization of core deposit intangible	51	52
Telephone, postage and delivery	273	289
Provision for losses on and cost of real estate
acquired through foreclosure	360	1,425
Other	806	802
Total Non-Interest Expense	7,792	9,454

Loss Before Provision for (Benefit from) Income Taxes	(1,170)	(3,859)
Provision for (benefit from) income taxes	1,715	(1,510)
Net Loss	$(2,885)	$(2,349)
Preferred stock dividends and accretion	387	327
Net Loss Available for Common Stockholders	$(3,272)	$(2,676)
Basic loss per common share	$(1.68)	$(1.39)
Diluted loss per common share	$(1.68)	$(1.39)
Cash dividends declared per common share	$-	$-
See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity
Years Ended June 30, 2011 and 2010

(in thousands except for share data)
							Accumulated
					Obligation		Other
		Warrant		Additional	Under		Comprehensive	Total
	Preferred	Preferred	Common	Paid-In	Deferred	Retained	(Loss) Income,	Stockholders’
	Stock	Stock	Stock	Capital	Compensation	Earnings	Net of Taxes	Equity
Balance at June 30, 2009	$5,698	$334	$19	$7,411	$376	$5,866	$(12)	$19,692
Comprehensive loss:
Net loss	-	-	-	-	-	(2,349)	-	(2,349)
Change in unrealized gains on securities vailable-for-sale portfolio, net of taxes of $138	-	-	-	-	-	-	212	212
Comprehensive Loss	-	-	-	-	-	-	-	(2,137)
Common stock issued (65,343 shares)	-	-	-	34	-	-	-	34
Dividends declared – preferred & warrant preferred stock	-	-	-	-	-	(245)	-	(245)
Accretion of net discount on preferred & warrant preferred stock	68	(8)	-	-	-	(60)	-	-
Amortization of deferred compensation- restricted stock awards	-	-	-	26	-	-	-	26
Termination of deferred compensation plan	-	-	-	376	(376)	-	-	-
Balance at June 30, 2010	5,766	326	19	7,847	-	3,212	200	17,370
Comprehensive loss:
Net loss	-	-	-	-	-	(2,885)	-	(2,885)
Change in unrealized gains on securities available-for-sale portfolio, net of tax benefit of $105	-	-	-	-	-	-	(161)	(161)
Comprehensive Loss	-	-	-	-	-	-	-	(3,046)
Common stock issued (9,276 shares)	-	-	-	23	-	-	-	23
Accretion of net discount on preferred & warrant preferred stock	67	(7)	-	-	-	(60)	-	-
Amortization of deferred compensation- restricted stock awards	-	-	-	6	-	-	-	6
Balance at June 30, 2011	$5,833	$319	$19	$7,876	$-	$267	$39	$14,353
See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended June 30, 2011 and 2010

(in thousands)	2011	2010
Cash flows from operating activities:
Net loss	$(2,885)	$(2,349)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	272	272
Provision for loan losses	2,718	3,701
Provision for loss on real estate acquired through foreclosure	159	1,080
Non-cash compensation under stock-based benefit plans	23	39
(Gain) loss on sale of real estate acquired through foreclosure	(107)	67
Decrease in value of real estate acquired through foreclosure	167	-
Amortization of core deposit intangible	51	52
Amortization of premiums and discounts, net	268	273
Gain on sale of securities available for sale	(161)	(71)
Increase in cash value of bank-owned life insurance	(74)	(92)
Amortization of deferred loan origination fees, net of costs	(3)	9
Deferred income tax (benefit)	(483)	(465)
Deferred tax valuation allowance	2,211	-
Decrease (increase) in accrued interest and other assets	1,744	(1,633)
Increase (decrease) in accrued expenses and other liabilities	490	(128)
Net cash provided by operating activities	4,390	755
Cash flows from investing activities:
Purchase of securities available for sale	(43,174)	(20,560)
Proceeds from maturing securities available for sale and principal payments on mortgage-backed securities available for sale	25,616	10,293
Proceeds from sale of securities available for sale	2,877	1,050
Loan principal repayments, net of disbursements	10,759	12,467
Proceeds from sale of real estate owned	2,068	792
Decrease (increase) in investment required by law	562	(31)
Purchases of property and equipment	(89)	(66)
Net cash (used in) provided by investing activities	(1,381)	3,945
Cash flows from financing activities:
Net increase in deposits	2,460	20,985
Net increase in advance payments by borrowers	57	9
Repayments of long-term borrowings	(5,100)	(17,200)
Dividends paid	-	(245)
Net cash (used in) provided by financing activities	(2,583)	3,549
Net increase in cash and cash equivalents	426	8,249
Cash and cash equivalents at beginning of year	28,043	19,794
Cash and cash equivalents at end of year	$28,469	$28,043

Supplemental information:

Interest paid	$4,392	$5,440
Income taxes paid	-	206
Real estate acquired through foreclosure and other repossessed assets	1,101	3,549
See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Patapsco Bancorp, Inc. (the Company) is the holding company of The Patapsco Bank (Bank).  Patapsco owns 100% of Prime Business Leasing, Inc. (Prime Leasing), PFSL Holding Corp. (PFSL) and Patapsco Financial Services, Inc. (Patapsco Financial).  The primary business of the Bank is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial loans and consumer loans, primarily in the Greater Baltimore Metropolitan area.  The Bank is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans.  The Bank is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies.  The primary business of Prime Leasing is the servicing of commercial finance leases.  In October, 2008 management made a strategic decision to cease the origination of leases.  The primary business of PFSL is to hold foreclosed real estate.  The primary business of Patapsco Financial is the sale of consumer investment products.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank, Prime Leasing, PFSL, and Patapsco Financial.  All significant intercompany accounts and transactions have been eliminated in consolidation.

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

In preparing these financial statements, the Company evaluated the events and transactions that occurred from June 30, 2011 through the date these financial statements were issued.

Significant Concentrations of Credit Risk

Most of the Company’s activities are with customers in the Greater Baltimore Metropolitan Area. Note 2 discusses the types of securities the Company invests in. Note 3 and 4 discusses the types of lending that the Company engages in. The Company’s largest lending relationship is $3.2 million.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Cash Equivalents

Cash equivalents include short-term investments, with an original maturity of 90 days or less, which consist of interest-bearing deposits in other financial institutions.

Securities

Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost.  As the Company does not engage in securities trading, the balance of its debt securities are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax effects. All of the Company’s securities are classified as available for sale at June 30, 2011 and 2010.

Accounting Standards Codification (“ASC”) Topic 320, “Investments – Debt and Equity Securities” clarified the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired.  For debt securities, management must assess whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery.  These steps are done before assessing whether the entity will recover the cost basis of the investment.

In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flow expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors.  The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings.  The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

For purposes of computing realized gains or losses on the sales of securities, cost is determined using the specific identification method.  Premiums and discounts on securities are amortized over the term of the security using the interest method.

Securities Required by Law

Securities required by law represent Federal Reserve Bank of Richmond (“FRB”) and Federal Home Loan Bank of Atlanta stock (“FHLB”), which are considered restricted as to marketability.  Management evaluates the Company’s restricted stock in the FHLB and FRB for impairment in accordance with ASC Topic 942, “Financial Services – Depository and Lending.”  Management’s determination of whether this investment is impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.  The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.  The Company has concluded that the restricted stock investment is not impaired as of June 30, 2011 and 2010.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The Company accounts for loans in accordance with ASC Topic 310, “Receivables,” when due to a deterioration in a borrower’s financial position, the Company grants concessions that would not otherwise be considered.  Interest income is recognized on these loans using the accrual method of accounting, provided they are performing in accordance with their restructured terms and are considered collectible.

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

Allowance for Loan Losses

The allowance for loan losses (“allowance”) consists of the allowance for loan losses and the reserve for unfunded lending commitments.  The allowance represents an amount that, in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible.  The allowance represents an estimate made based upon two principles of accounting: (1) ASC Topic 450 “Contingencies”, that requires losses to be accrued when their occurrence is probable and estimable, and (2) ASC Topic 310, “Receivables,” that requires losses be accrued when it is probable that the lender will not collect all principal and interest due under the original terms of the loan.  The adequacy of the allowance is determined through careful evaluation of the loan portfolio.  This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment and other qualitative factors that may be subject to change.  Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it.  The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense.  The reserve for unfunded lending commitments represents management’s estimate of loses inherent in its unfunded loan commitments and is recorded in other liabilities on the consolidated statement of financial condition.

The methodology for assessing the appropriateness of the allowance includes a specific allowance, a formula allowance and a nonspecific allowance. The specific allowance is for risk rated credits on an individual basis. The formula allowance reflects historical losses by credit category. The nonspecific allowance captures losses whose impact on the portfolio have occurred but have yet to be recognized in either the specific allowance or the formula allowance.  The factors used in determining the nonspecific allowance include trends in delinquencies, trends in volumes and terms of loans, the size of loans relative to the allowance, concentration of credits, the quality of the risk identification system and credit administration and local and national economic trends.  These factors are applied to each segment of the loan portfolio and consider the characteristics contained thereof.  In response to comments received by our regulators during the most recent examination the Company has integrated the general portion of the allowance for loan losses into each individual loan category.  If circumstances differ materially from the assumptions used in determining the allowance, future adjustments to the allowance may be necessary and results of operations could be affected.  Because events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.  The change in methodology did not have a material impact on the allowance for loan losses.

Commercial Lending - The Company originates commercial loans primarily to businesses located in its primary market area and surrounding areas.  These loans are used for various business purposes which include short-term loans, lines of credit to finance machinery and equipment purchases, inventory, and accounts receivable.  Generally, the maximum term for loans extended on machinery and equipment is based on the projected useful life of such machinery and equipment.  Most business lines of credit are written on demand and may be renewed annually.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Commercial loans are generally secured with short-tem assets.  However, in many cases additional collateral such as real estate is provided as additional security for the loan.  Loan-to-value maximum values have been established by the Company and are specific to the type of collateral.  Collateral values may be determined using invoices, inventory reports, accounts receivable aging reports, collateral appraisals, collateral brokers price opinions (“BPO’s”), etc.

In underwriting commercial loans, an analysis of the borrower’s character, capacity to repay the loan, the adequacy of the borrower’s capital and collateral, as well as an evaluation of conditions affecting the borrower is performed.  Analysis of the borrower’s past, present, and future cash flows is also an important aspect of the Company’s analysis.

Commercial loans generally present a higher level of risk than other types of loans due primarily to the effect of general economic conditions.

Commercial Real Estate Lending - The Company engages in commercial real estate lending in its primary market area and surrounding areas.  The Company’s commercial real estate loan portfolio is secured primarily by commercial retail space, office buildings, and hotels.  Generally, commercial real estate loans have terms that do not exceed 20 years, have loan-to-value ratios of up to 80% of the appraised value of the property, and are typically secured by personal guarantees of the borrowers.

In underwriting these loans, the Company performs a thorough analysis of the financial condition of the borrower, the borrower’s credit history, and the reliability and predictability of the cash flow generated by the property securing the loan.  Appraisals on properties securing commercial real estate loans originated by the Company are performed by independent appraisers.

Commercial real estate loans generally present a higher level of risk than other types of loans due primarily to the effect of general economic conditions.

Commercial Real Estate Construction Lending - The Company engages in commercial real estate construction lending in its primary market area and surrounding areas.  The Company’s commercial real estate construction lending consists of commercial and residential site development loans as well as commercial building construction and residential housing construction loans.

The Company’s commercial real estate construction loans are generally secured with the subject property.  Terms of construction loans depend on the specifics of the project, such as: estimated absorption rates, estimated time to complete, etc.

In underwriting commercial real estate construction loans, the Company performs a thorough analysis of the financial condition of the borrower, the borrower’s credit history, and the reliability and predictability of the cash flow generated by the project using feasibility studies, market data, etc.  Appraisals on properties securing commercial real estate loans originated by the Company are performed by independent appraisers.

Commercial real estate construction loans generally present a higher level of risk than other types of loans due primarily to the effect of general economic conditions.

Commercial Leasing – Prior to October 2008, the Company offered loans to finance lease transactions secured by the lease and the underlying equipment to businesses of various sizes through its subsidiary, Prime Business Leasing.  In extending the financing in a commercial lease transaction, the Company reviewed the borrower’s financial statements, credit reports, tax returns and other documentation.

Commercial leasing present a higher level of risk than other types of loans due to the specialized nature of the collateral as well as its tendency to depreciate more rapidly than other types of collateral.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Residential Lending - One-to-four family residential loan originations are generated by the Company’s marketing efforts, its present customers, walk-in customers, and referrals.  These loans originate primarily within the Company’s market area or with customers primarily from the market area.

The Company offers fixed-rate and adjustable-rate mortgage loans with terms up to a maximum of 30 years for both permanent structures and those under construction.  The Company’s one-to-four-family residential originations are secured primarily by properties located in its primary market area and surrounding areas.  The majority of the Company’s residential loans originate with a loan-to-value of 80% or less.  Loans in excess of 80% are required to have private mortgage insurance.

In underwriting one-to-four family residential loans, the Company evaluates both the borrower’s ability to make monthly payments and the value of the property securing the loan.  Properties securing residential loans made by the Company are appraised by independent fee appraisers.  The Company generally requires borrowers to obtain an attorney’s title opinion or title insurance, as well as fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan.  The Company has not engaged in subprime residential originations.

Consumer Lending - The Company offers a variety of secured and unsecured consumer loans, including home equity lines of credit, home equity loans, and loans secured by savings deposits primarily within the Company’s market area or with customers primarily from the market area.

Home equity lines of credit are secured by the borrower’s primary residence with a maximum loan-to-value of 90% and a maximum term of 20 years.

In underwriting home equity lines of credit, a thorough analysis of the borrower’s willingness and financial ability to repay the loan as agreed is performed.  The ability to repay is determined by the borrower’s employment history, current financial conditions, and credit background.  The analysis is based primarily on the customer’s ability to repay and secondarily on the collateral or security.

Home equity lines of credit and consumer loans secured by savings deposits generally present a lower level of risk than other types of consumer loans because they are secured by the borrower’s primary residence or deposit accounts held at the Company, respectively.

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

Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful, and loss.  Loans classified special mention have potential weaknesses that deserve management’s close attention.  If uncorrected, the potential weakness may result in deterioration of the repayment prospects.  Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristics that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable.  Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses.  Loans not classified are rated pass.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and certain restructured residential loans.  In addition, impaired loans are generally loans which management has placed in nonaccrual status since loans are placed in nonaccrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due.  The evaluation of the need and amount of a specific allocation of the allowance and whether a loan can be removed from impairment status is made on a quarterly basis.  The Company’s policy for recognizing interest income on impaired loans does not differ from its overall policy for interest recognition.

In addition, federal regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management.  Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

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

	Year Ended
	June 30, 2011		June 30, 2010
(in thousands, except per share data)	Basic	Diluted	Basic	Diluted
Net loss available for common stockholders	$(3,272)	$(3,272)	$(2,676)	$(2,676)
Weighted average common shares outstanding	1,943	1,943	1,932	1,932
Diluted securities:
Stock options	-	-	-	-
Adjusted weighted average shares	1,943	1,943	1,932	1,932
Per share amount	$(1.68)	$(1.68)	$(1.39)	$(1.39)

Approximately 21,000 stock options were excluded from the loss per share computation above due to their anti-dilutive impact.

Stock-Based Compensation

In accordance with ASC Topic 718 “Compensation – Stock Compensation,” the Company records compensation costs related to share-based payment transactions in the financial statements over the period that an employee provides services in exchange for the award using the modified prospective method.  Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively, and to record compensation cost prospectively on the non-vested portion, at the date of adoption of ASC Topic 718, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method.

Comprehensive Income (Loss)

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income (loss).  Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income (loss) are components of comprehensive income (loss).

Intangible Assets

Acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives, which for the Company is 10 years.  The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts intangible assets may be impaired.

Intangible assets were composed of the following:

(In thousands)	June 30, 2011		June 30, 2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets, acquisition of deposit accounts	$516	$374	$516	$323

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Amortization expense was $51,000 and $52,000 for the years presented and is expected to be $51,000 until the year ended June 30, 2014 when the amortization expense will be $40,000.

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

Guarantees

The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company, generally, holds collateral and/or personal guarantees supporting these commitments. The Company had $1,421,000 and $1,349,000 of standby letters of credit as of June 30, 2011 and June 30, 2010, respectively. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees. The amount of the liability as of June 30, 2011 and June 30, 2010 for guarantees under standby letters of credit issued is not material.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

New Accounting Pronouncements

Accounting Standards Update 2011-05: Comprehensive Income (Topic 220) - Presentation of Comprehensive Income

The provisions of this Accounting Standards Update (ASU) amend ASC Topic 220, “Comprehensive Income,” to facilitate the continued alignment of U.S. Generally Accepted Accounting Principles (GAAP) with International Accounting Standards. The ASU prohibits the presentation of the components of comprehensive income in the statement of stockholder’s equity. Reporting entities are allowed to present either: a statement of comprehensive income, which reports both net income and other comprehensive income; or separate, but consecutive, statements of net income and other comprehensive income. Under previous GAAP, all 3 presentations were acceptable. Regardless of the presentation selected, the reporting entity is required to present all reclassifications between other comprehensive and net income on the face of the new statement or statements.

The provisions of this ASU are effective for fiscal years and interim periods beginning after December 31, 2011 for public entities. For nonpublic entities, the provisions are effective for fiscal years ending after December 31, 2012, and for interim and annual periods thereafter. As the two remaining options for presentation existed prior to the issuance of this ASU, early adoption is permitted.  Adoption of this guidance will not have a material impact on the Company’s consolidated financial condition or results of operations.

Accounting Standards Update 2011-04: Fair Value Measurements (Topic 820) - Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs

This ASU amends ASC Topic 820, “Fair Value Measurements”, to bring U.S. GAAP for fair value measurements in line with International Accounting Standards. The ASU clarifies existing guidance for items such as: the application of the highest and best use concept to non-financial assets and liabilities; the application of fair value measurement to financial instruments classified in a reporting entity’s stockholder’s equity; and disclosure requirements regarding quantitative information about unobservable inputs used in the fair value measurements of level 3 assets. The ASU also creates an exception to Topic 820 for entities which carry financial instruments within a portfolio or group, under which the entity is now permitted to base the price used for fair valuation upon a price that would be received to sell the net asset position or transfer a net liability position in an orderly transaction. The ASU also allows for the application of premiums and discounts in a fair value measurement if the financial instrument is categorized in level 2 or 3 of the fair value hierarchy. Lastly, the ASU contains new disclosure requirements regarding fair value amounts categorized as level 3 in the fair value hierarchy such as: disclosure of the valuation process used; effects of and relationships between unobservable inputs; usage of nonfinancial assets for purposes other than their highest and best use when that is the basis of the disclosed fair value; and categorization by level of items disclosed at fair value, but not measured at fair value for financial statement purposes.

For public entities, this ASU is effective for interim and annual periods beginning after December 15, 2011. For nonpublic entities, the ASU is effective for annual periods beginning after December 15, 2011. Early adoption is not permitted.  Adoption of this guidance will not have a material impact on the Company’s consolidated financial condition or results of operations.

Accounting Standards Update 2011-03: Transfers and Servicing (Topic 860) - Reconsideration of Effective Control for Repurchase Agreements

The ASU was issued to clarify the accounting principles applied to repurchase agreements, as set forth by FASB ASC Topic 860, “Transfers and Servicing.” This ASU, entitled “Reconsideration of Effective Control for Repurchase Agreements,” amends one of three criteria used to determine whether or not a transfer of assets may be treated as a sale by the transferor. Under Topic 860, the transferor may not maintain effective control over the transferred assets in order to qualify as a sale. This ASU eliminates the criteria under which the transferor must retain collateral sufficient to repurchase or redeem the collateral on substantially agreed upon terms as a method of maintaining effective control.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

This ASU is effective for both public and nonpublic entities for interim and annual reporting periods beginning on or after December 31, 2011, and requires prospective application to transactions or modifications of transactions which occur on or after the effective date. Early adoption is not permitted.  Adoption of this guidance will not have a material impact on the Company’s consolidated financial condition or results of operations.

Accounting Standards Update 2011-02: Receivables (Topic 310) - A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring

This ASU was issued to clarify the accounting principles applied to loan modifications, as defined by ASC Subtopic 310-40, “Receivables - Troubled Debt Restructurings by Creditors”. This guidance was prompted by the increased volume in loan modifications prompted by the recent economic downturn. The ASU clarifies guidance on a creditor’s evaluation of whether or not a concession has been granted, with an emphasis on evaluating all aspects of the modification rather than a focus on specific criteria, such as the effective interest rate test, to determine a concession. The ASU goes on to provide guidance on specific types of modifications such as changes in the interest rate of the borrowing, and insignificant delays in payments, as well as guidance on the creditor’s evaluation of whether or not a debtor is experiencing financial difficulties.

For public entities, the amendments in the ASU are effective for the first interim or annual periods beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption.  The entity should also disclose information required by ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”, which had previously been deferred by ASU 2011-01, “Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings” in Update No. 2010-20, for interim and annual periods beginning on or after June 15, 2011.  Nonpublic entities are required to adopt the amendments in this ASU for annual periods ending on or after December 15, 2012.  Early adoption is permitted.  Management is evaluating the impact of this guidance on the Company’s consolidated financial condition or results of operations.

(2)	Securities Available for Sale

Securities available for sale are summarized as follows as of June 30:

	2011
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

Corporate bonds	$3,000	$-	$(45)	$2,955
U.S. Government agencies	12,530	10	(20)	12,520
Mortgage-backed securities, residential	4,020	78	-	4,098
Collateralized mortgage obligations	20,199	107	(65)	20,241
	$39,749	$195	$(130)	$39,814

	2010
Corporate bonds	$1,500	$11	$-	$1,511
U.S. Government agencies	13,600	40	(3)	13,637
Mortgage-backed securities, residential	6,737	291	(4)	7,024
Collateralized mortgage obligations	3,314	-	(4)	3,310
	$25,151	$342	$(11)	$25,482

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The scheduled maturities of securities available for sale at June 30, 2011 are as follows:

	2011
(In thousands)	Amortized Cost	Fair Value
Due in less than one year	$-	$-
Due in one to five years	2,500	2,497
Due after five through ten years	4,506	4,462
Due after ten years	8,524	8,516
Mortgage-backed securities, residential	4,020	4,098
Collateralized mortgage obligations	20,199	20,241
	$39,749	$39,814

During the years ended June 30, 2011 and 2010, $2.9 million and $1.1 million in gross proceeds were received on securities sold at a gross gain of $161,000 and $71,000, respectively, using the specific identification method.

All mortgage-backed securities and collateralized mortgage obligations in the portfolio were comprised of securities issued by U.S. Government agencies.

Securities, issued by agencies of the federal government, with a carrying value of $5.7 million and $5.1 million on June 30, 2011 and June 30, 2010, respectively, were pledged to secure the Company’s federal funds accommodation.  Securities, issued by agencies of the federal government, with a carrying value of $19.3 million and $0 on June 30, 2011 and 2010, respectively, were pledged to secure the Company’s borrowing capacity at the Federal Reserve’s discount window.

The following table shows the Company’s investment securities’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2011.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
Corporate bonds	$1,954	$(45)	$-	$-	$1,954	$(45)
U.S. Government agencies	4,480	(20)	-	-	4,480	(20)
Collateralized mortgage obligations	5,956	(65)	-	-	5,956	(65)
Total Temporarily Impaired Securities	$12,390	$(130)	$-	$-	$12,390	$(130)

At June 30, 2011, the Company had 10 securities in an unrealized loss position.  Unrealized losses detailed above relate primarily to U.S. Government agency bonds, agency collateralized mortgage obligations, and corporate bonds.  The decline in fair value is considered temporary and is primarily due to interest rate fluctuations.  The Company does not have the intent to sell these securities, and it is more likely than not that it will not be required to sell the securities prior to their recovery.  None of the individual unrealized losses are significant.  Subsequent to June 30, 2011 Standard and Poor’s Ratings Services reduced the credit rating by one notch in the U.S. sovereign rating from “AAA” to “AA+.”  It similarly lowered the senior issue ratings on Fannie Mae and Freddie Mac to “AA+” from “AA.”  The downgrades of Fannie Mae and Freddie Mac reflect their direct reliance on the U.S. government.  Fannie Mae and Freddie Mac were placed into conservatorship in September 2008 and their ability to fund operations relies heavily on the U.S. government.  The impact of the downgrades was a general lowering of market interest rates which caused the value of the related securities in the Company’s portfolio to improve in value since June 30, 2011.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table shows the Company’s investment securities’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2010.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$1,586	$(3)	$-	$-	$1,586	$(3)
Mortgage-backed securities, residential	662	(4)	-	-	662	(4)
Collateralized mortgage obligations	3,310	(4)	-	-	3,310	(4)
Total Temporarily Impaired Securities	$5,558	$(11)	$-	$-	$5,558	$(11)

(3)	Loans Receivable

Loans receivable are summarized as follows as of June 30:

(In thousands)	2011	2010
Real estate:
Residential	$56,068	$62,006
Commercial	52,367	45,694
Construction	12,281	17,192
	120,716	124,892

Consumer loans	12,626	15,070
Commercial loans	51,416	55,592
Commercial leases	2,006	5,142
	186,764	200,696
Less:
Allowance for loan losses	4,194	3,527
Loans receivable, net	$182,570	$197,169

Loans on which the accrual of interest has been discontinued amounted to $9,946,000 and $9,728,000 at June 30, 2011 and 2010, respectively.  The amount of interest that would have been recorded on non-accrual loans at June 30, 2011 and 2010, respectively, had the loans performed in accordance with their terms was approximately $539,000 and $693,000, respectively.  The Company had no loan balances past due 90 days or more accruing interest at June 30, 2011 and 2010.

Commitments to extend credit are agreements to lend to customers, provided that terms and conditions of the commitment are met.  Commitments are generally funded from loan principal repayments, excess liquidity and deposits.  Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Substantially all of the Company's outstanding commitments at June 30, 2011 and 2010 are for loans, which would be secured by various forms of collateral with values in excess of the commitment amounts.  The Company's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Outstanding commitments to extend credit are as follows:

	June 30, 2011
(In thousands)	Fixed rate	Floating rate
Commercial business loans	$1,250	$-
Real estate loans	3,326	4,069
Undisbursed lines of credit	6,113	4,117
	$10,689	$8,186

	June 30, 2010
Commercial business loans	$140	$-
Real estate loans	3,714	8,057
Undisbursed lines of credit	5,881	4,251
	$9,735	$12,308

As of June 30, 2011 and 2010, the Company was servicing loans for the benefit of others in the amount of $14,533,000 and $18,656,000, respectively.  These balances represent commercial and commercial real estate participations sold. No servicing assets or liabilities have been recognized on these transactions as the Company has determined that the benefits of servicing are just adequate to compensate the servicer for its servicing responsibilities.

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, officers, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The following table presents a summary of the activity of loans receivable from related parties:

(in thousands)	At June 30,
	2011	2010
Beginning balance	$262	$509
New loans or draws on existing loans	19	37
Loan repayments	(12)	(258)
Change in related party classification	-	(26)
Ending balance	$269	$262

(4)	Credit Quality

The following table summarizes the primary segments of the loan portfolio as of June 30, 2011:

(in thousands)		Commercial
	Commercial	Real Estate	Construction	Consumer	Residential	Total
Loan receivables:
Ending balance	$53,422	$52,367	$12,281	$12,626	$56,068	$186,764
Ending balance: individually evaluated for impairment	$4,064	$3,786	$1,335	$-	$615	$9,800
Ending balance: collectively evaluated for impairment	$49,358	$48,581	$10,946	$12,626	$55,453	$176,964

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(in thousands)		Commercial
	Commercial	Real Estate	Construction	Consumer	Residential	Total
Allowance for credit losses:
Beginning Balance:	$1,472	$386	$1,043	$550	$76	$3,527
Charge-offs	(595)	(863)	(206)	(690)	(5)	(2,359)
Recoveries	203	-	27	78	-	308
Provisions	432	2,312	(496)	427	(43)	2,718
Ending balance	$1,512	$1,835	$368	$365	$114	$4,194

Ending balance: individually evaluated for impairment	$924	$271	$-	$-	$-	$1,195
Ending balance: collectively evaluated for impairment	$588	$1,564	$368	$365	$114	$2,999

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

(In thousands)	2011	2010
Balance at beginning of year	$3,527	$3,023
Provision for losses on loans	2,718	3,701
Charge-offs	(2,359)	(3,362)
Recoveries	308	165
Balance at end of year	$4,194	$3,527

The following table sets forth information with respect to the Company’s impaired loans as of June 30, 2011:

(in thousands)	Recorded	Unpaid Principal	Related	Average Recorded	Interest Income
	Investment	Balance.	Allowance	Investment	Recorded
Impaired loans with no related allowance recorded:

Commercial real estate-construction	$1,335	$1,681	$-	$1,332	$-
Commercial real estate	2,239	2,702	-	4,829	25
Commercial	433	440	-	701	10
Residential	615	615	-	490	-

Impaired loans with an allowance recorded:

Commercial real estate-Construction	$-	$-	$-	$202	$-
Commercial real estate	1,547	1,547	271	1,553	-
Commercial	3,631	3,731	924	3,681	-

Total impaired loans:

Commercial real estate-construction	$1,335	$1,681	$-	$1,534	$-
Commercial real estate	3,786	4,249	271	6,382	25
Commercial	4,064	4,171	924	4,382	10
Residential	615	615	-	490	-

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

	2011	2010
Impaired loans without a valuation allowance	$4,622	$7,622
Impaired loans with a valuation allowance	5,178	4,021
Total impaired loans	$9,800	$11,643

Allowance for loan losses related to impaired loans	$1,195	$668
Allowance for loan losses related to loans collectively evaluated	2,999	2,859
Total allowance for loan losses	$4,194	$3,527

Average impaired loans for the year	$12,788	$11,236
Interest income on impaired recognized on a cash basis	$35	$106
Interest income on impaired recognized on an accrual basis	$-	$-

Management uses an eight point internal risk rating system to monitor the credit quality of the overall loan portfolio.  The first four categories are considered not criticized, and are aggregated as “Pass” rated.  Risks Ratings One through Three are deemed “acceptable”.  Four rated credits require a quarterly review, because potential weakness in some form may exist.  The criticized rating categories utilized by management generally follow bank regulatory definitions.  The Special Mention category includes assets that are currently protected but are potentially weak, resulting in an undue and unwarranted credit risk, but not to the point of justifying a Substandard classification.  Loans in the Substandard category have well-defined weaknesses that jeopardize the liquidation of the debt, may be on non-accrual, and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected.   Loans greater than 90 days past due are considered Substandard.  Loans in the Doubtful category are on non-accrual and have a definite loss of an undetermined amount.  The portion of any loan that represents a specific allocation of the allowance for loan losses is placed in the Loss category.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Company has a structured loan rating process with several layers of internal and external oversight.  Generally, consumer and residential loans are included in the Pass categories unless a specific action, such as a delinquency, bankruptcy, repossession or death occurs to raise awareness of a possible credit event.  The Company’s Commercial Loan Officers are responsible for timely and accurate risk rating of the loans in their portfolios at origination and on an ongoing basis.  Commercial Loans, Commercial Real Estate Loans, Residential Loans, Consumer Loans and Leases that are greater than 30 days past due are individually reviewed on a monthly basis and reported to the Board of Directors.  In addition, all Residential, Commercial, Commercial Real Estate, Consumer Loans and Leases rated Four through Eight are evaluated with a detailed review, including plans for resolution, and presented to the Watch Committee quarterly.  Loans in the Special Mention, Substandard and Doubtful categories are evaluated for impairment and are given separate consideration in the determination of the allowance.  The Company engages an external consultant to conduct loan reviews every twelve to eighteen months.  Generally, the external consultant randomly reviews relationships within the Commercial and Commercial Real Estate portfolios with an emphasis on loans over $500,000, concentrations, criticized assets, non-performing and Regulation O Loans.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table sets forth information with respect to the Company’s credit quality indicators as of June 30, 2011 and 2010.

(in thousands)

Commercial Credit Exposure
Credit Risk Profile by Internally
Assigned Grade

					Commercial Real Estate-
	Commercial		Commercial Leases		Construction		Commercial Real Estate
	2011	2010	2011	2010	2011	2010	2011	2010
Pass	$42,002	$43,118	$1,885	$5,076	$7,556	$11,446	$40,960	$36,502
Special Mention	1,436	3,319	23	8	2,826	1,673	1,212	-
Substandard	6,943	8,609	88	58	1,899	3,942	9,067	9,114
Doubtful	1,035	546	10	-	-	131	1,128	78
Total	$51,416	$55,592	$2,006	$5,142	$12,281	$17,192	$52,367	$45,694

Consumer Credit Exposure
Credit Risk Profile by Internally
Assigned Grade

	Residential
	2011	2010
Pass	$55,297	$61,831
Special Mention	56	58
Substandard	715	117
Doubtful	-	-
Total	$56,068	$62,006

Consumer Credit Exposure
Credit Risk Profile by Internally
Assigned Grade

	Consumer
	2011	2010
Performing	$12,586	$15,024
Nonperforming	40	46
Total	$12,626	$15,070

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due.  The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of June 30, 2011:

(in thousands)			Greater Than
	30-59	60-89	90 Days	Total		Non-
	Days	Days	and Still	Past		Accrual	Total
	Past Due	Past Due	Accruing	Due	Current	Loans	Loans
Residential	$363	$56	$-	$419	$55,034	$615	$56,068
Commercial real estate- construction	-	-	-	-	10,946	1,335	12,281
Commercial real estate	337	-	-	337	48,244	3,786	52,367
Commercial	597	2,038	-	2,635	44,717	4,064	51,416
Commercial leases	51	10	-	61	1,839	106	2,006
Consumer	165	41	-	206	12,380	40	12,626
Total	$1,513	$2,145	$-	$3,658	$173,160	$9,946	$186,764

The following table sets forth information with respect to the Company's non-performing assets at the dates indicated.
	June 30,	June 30,
(in thousands)	2011	2010
Loans accounted for on a non-accrual basis (1)	$9,946	$9,728

Accruing loans that are contractually past due 90 days or more	-	-
Total non-performing loans	9,946	9,728

Other non-performing assets (2)	1,689	2,875
Total non-performing assets	$11,635	$12,603

(1)
Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely.  Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectability of the loan.  Of the $9,946 and $9,728 of non-accrual loans, $5,324 and $4,327 were considered troubled debt restructurings as of June 30, 2011 and 2010, respectively.

(2)	Other nonperforming assets represent property acquired through foreclosure or repossession.

(5)	Real Estate Acquired Through Foreclosure and Other Repossessed Assets

At June 30, 2011 and 2010, the Company had real estate acquired through foreclosure and other repossessed assets of $1,689,000 and $2,875,000, respectively.  Operating expenses, net of rental income was $308,000 and $260,000 for the years ended June 30, 2011 and June 30, 2010, respectively.

Real estate acquired through foreclosure is presented net of allowance for losses.  An analysis of the allowance for losses on real estate acquired through foreclosure is as follows:

	Years Ended June 30,
(in thousands)	2011	2010
Balance at beginning of year	$19	$-
Provision for losses	159	1,098
Charge-offs	(19)	(1,079)
Balance at end of year	$159	$19

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Expenses applicable to real estate acquired through foreclosure include the following:

	Years Ended June 30,
(in thousands)	2011	2010
Provision for losses	$159	$1,098
(Gain)/loss on sale of real estate acquired through foreclosure	(107)	67
Operating expenses, net of rental income	308	260
Total	$360	$1,425

(6)	Property and Equipment

Property and equipment are summarized as follows at June 30:

(In thousands)	2011	2010	Estimated Useful lives
Land	$152	$152	-
Building and improvements	4,508	4,508	30 - 40 years
Leasehold improvements	238	238	3 - 10 years
Furniture, fixtures and equipment	3,308	3,219	3 - 10 years
Total, at cost	8,206	8,117
Less accumulated depreciation	4,630	4,358
Property and equipment, net	$3,576	$3,759

Rent expense was $229,000 in the years ended June 30, 2011 and 2010, respectively.

At June 30, 2011, the minimal rental commitments under non-cancellable operating leases relating to branch facilities are as follows:

Year ending June 30,
2012	$176,830
2013	168,844
2014	155,004
2015	155,004
2016	155,004
Thereafter	1,395,036
$2,205,722

(7)	Deposits

The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $26,481,000 and $27,651,000 at June 30, 2011 and 2010, respectively.

At June 30, 2011, the scheduled maturities of certificates of deposit are as follows:

(In thousands)

Year ending June 30,
2012	$35,465
2013	23,692
2014	3,435
2015	19,024
2016	7,433
Thereafter	944
$89,993

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(8)	Junior Subordinated Debentures

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

(9)	Borrowings

At June 30, 2011 and 2010, the Company had an agreement under a blanket-floating lien with the Federal Home Loan Bank of Atlanta providing the Company a line of credit of $65.9 million and $50.7 million, respectively. Borrowings totaled $12.0 million and $17.1 million at June 30, 2011 and 2010, respectively. The Company is required to maintain as collateral for its FHLB borrowings qualified mortgage loans in an amount greater than 100% of the outstanding advances. This amount totaled $112.5 million at June 30, 2011.  At June 30, 2011 the Bank had a Federal Funds accommodation with the Pacific Coast Bankers’ Bank of $4.0 million.  At June 30, 2011, there were no balances outstanding on this line.  At June 30, 2011 and 2010, all borrowings are at fixed rates.

At June 30, the scheduled maturities of borrowings are as follows:

	2011		2010
(In thousands)	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Under 12 months	$3,000	3.41%	$5,100	5.57%
12 months to 24 months	—	—	3,000	3.41
24 months to 36 months	—	—	—	—
36 months to 48 months	—	—	—	—
48 months to 60 months	6,000	4.24	—	—
60 months to 120 months	3,000	2.59	9,000	3.69
	$12,000	3.62%	$17,100	4.20%

The borrowings from the Federal Home Loan Bank of Atlanta with conversion or call features at June 30, 2011 are detailed below:

Balance	Rate	Maturity	Call\Conversion feature

$3,000,000	2.59%	10/09/2018	Callable on 10/12/2010 and every three months thereafter

(10)	Income Taxes

The provision for (benefit from) income taxes is composed of the following for the years ended June 30:

(In thousands)	2011	2010
Current:
Federal	$-	$	(919)
State	(13)		(126)
Total Current Income Tax Benefit	(13)		(1,045)
Deferred:
Federal	(382)		(274)
State	(101)		(191)
Deferred tax valuation allowance	2,211		-
Total Deferred Income Tax Expense (Benefit)	1,728		(465)
Total Income Tax Expense (Benefit)	$1,715		$(1,510)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The net deferred tax asset consists of the following at June 30:

(In thousands)	2011	2010
Allowance for losses on loans and leases	$1,654	$1,458
Allowance for loss on sale of real estate owned	63	-
Net operating loss carryforward	677	481
Reserve for uncollectable interest	110	252
Deferred compensation	55	50
Other	4	15
Total deferred tax assets	2,563	2,256

Unrealized gains on securities available for sale	(26)	(130)
Purchase accounting adjustment	(109)	(139)
Federal Home Loan Bank stock dividends	(168)	(168)
Depreciation	(49)	(196)
Total deferred tax liabilities	(352)	(633)
Net deferred tax asset, before valuation allowance	$2,211	$1,623
Valuation allowance	(2,211)	-
Net deferred tax asset, after valuation allowance	$-	$1,623

Deferred tax assets are deferred tax consequences attributable to deductible temporary differences and carryforwards.  After the deferred tax asset has been measured using the applicable enacted tax rate and provisions of the enacted tax law, it is then necessary to assess the need for a valuation allowance.  A valuation allowance is needed when, based on the weight of the available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized.  As required by generally accepted accounting principles, available evidence is weighted heavily on cumulative losses with less weight placed on future projected profitability.  Realization of the deferred tax asset is dependent on whether there will be sufficient future taxable income of the appropriate character in the period during which deductible temporary differences reverse or within the carryback and carryforward periods available under tax law.  Based on the available evidence, the Bank recorded a valuation allowance of $2.2 million at June 30, 2011.

A reconciliation of the income tax expense (benefit) and the amount computed by multiplying loss before income tax expense (benefit) by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

(In thousands)	2011		2010
Tax at statutory rate	$	(398)	$(1,312)
State income tax benefit, net of Federal income tax benefit		(75)	(209)
Deferred tax asset valuation allowance		2,211	-
Other		(23)	11
Income tax expense (benefit)		$1,715	$(1,510)
Effective tax rate		-146.6%	39.1%

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts based on actual bad debt experience.  Therefore, the provision for bad debts deducted from taxable income for Federal income tax purposes was based on the experience method.

We have net operating loss carryforwards for state and federal income tax purposes of approximately $2.8 million and $1.5 million, respectively, which are available to offset future taxable income and which expire in the fiscal years ending June 30, 2030 and 2031.

The Company adopted the provisions of ASC Topic 740, “Income Taxes” which provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements.  The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and  also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  As a result of the Company’s evaluation of the implementation of Topic 740, no significant income tax uncertainties were identified.  Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended June 30, 2011 and June 30, 2010.  Our policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statement of Operations.  The Company did not recognize any interest and penalties for the years ended June 30, 2011 and June 30, 2010.  The tax years subject to examination by the taxing authorities are the years ended June 30, 2010, 2009 and 2008.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(11)	Regulatory Matters

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

Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts.  No reserves are required to be maintained on the first $10.7 million of transaction accounts, reserves equal to 3% must be maintained on the next $48.1 million of transaction accounts, and a reserve of 10% must be maintained against all remaining transaction accounts.  These reserve requirements are subject to adjustments by the Federal Reserve Board.  Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets.  At June 30, 2011 and 2010, the Bank met its reserve requirements of $573,000 and $545,000, respectively.

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

On May 6, 2010, the Company’s Board of Directors determined to suspend regular quarterly cash dividends on the $6.0 million in Series A Preferred Stock and $300,000 in Series B Preferred Stock.  On the same date, the Company’s Board of Directors determined to suspend interest payments on the junior subordinated debentures.  The Company’s Board of Directors took these actions in consultation with the Federal Reserve Bank of Richmond as required by recent regulatory policy guidance.  The Company currently has sufficient capital and liquidity to pay the scheduled dividends on the preferred stock and interest on the junior subordinated debentures; however, the Company believes these decisions will better support the capital position of the Bank, a wholly owned subsidiary of the Company.  As of June 30, 2011, a total of $409,000 in dividends on the Series A and B Preferred Stock and $409,000 in interest on the junior subordinated debentures had been deferred.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, the Company must maintain minimum capital and other requirements of regulatory authorities when declaring or paying dividends.  The Company has complied with such capital requirements.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of June 30, 2011 and 2010, that the Company meets all capital adequacy requirements to which it is subject.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

As of June 30, 2011, the most recent notification from banking regulators categorized the Company as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well or adequately capitalized the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in tables below.  There are no conditions or events since that notification that management believes have changed the institution's category.

At June 30, 2011, the Bank exceeded all regulatory minimum capital requirements. The holding company ratios do not differ significantly from the Bank’s ratios.  The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2011.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)

Total Capital (to Risk Weighted Assets)	$21,432	12.94%	$13,250	8.00%	$16,563	10.00%
Tier 1 Capital (to Risk Weighted Assets)	19,335	11.67%	6,625	4.00%	9,938	6.00%
Tier 1 Leverage Ratio	19,335	7.26%	10,659	4.00%	13,323	5.00%

At June 30, 2010, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2010.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)

Total Capital (to Risk Weighted Assets)	$23,009	12.35%	$15,000	8.00%	$18,750	10.00%
Tier 1 Capital (to Risk Weighted Assets)	20,663	11.09%	7,500	4.00%	11,250	6.00%
Tier 1 Leverage Ratio	20,663	7.76%	10,649	4.00%	13,311	5.00%

(12)	Stockholders' Equity and Related Matters

In 1995, the Bank converted from a federally chartered mutual savings association to a capital stock savings bank.
Simultaneously, the Bank consummated the formation of a holding company, Patapsco Bancorp, Inc., of which the Bank is a wholly-owned subsidiary.  In connection with the conversion, the Company publicly issued 362,553 shares of its common stock.

Federal regulations required that, upon conversion from mutual to stock form of ownership, a "liquidation account" be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with the Company after conversion.  In the event of complete liquidation (and only in such event), each savings account holder who continues to maintain his savings account shall be entitled to receive a distribution from the liquidation account after payment to all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in the eligible holders' savings accounts. At conversion the liquidation account totaled approximately $6,088,000.  In addition to the foregoing, certain bad debt reserves of approximately $2,561,000 deducted from income for federal income tax purposes and included in retained earnings of the Company, are not available for the payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by the Company, on the amount removed from the reserves for such distributions. The unrecorded deferred income tax liability on the above amount was approximately $989,000.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(13)	Preferred Stock

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

(14)	Benefit Plans

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

In May 2009, the Board of Directors voted to terminate the directors deferred compensation portion of the Plan.  Accordingly, 57,255 deferred shares were distributed to the respective directors in May 2010, and are now included as issued shares.  The remaining portion of the Plan continues to remain in effect.  As of June 30, 2011 there are 2,250 non-vested shares outstanding under this plan.

Compensation expense recognized in connection with these plans during the years ended June 30, 2011 and 2010 was $5,000 and $26,000, respectively.

A summary of the status of the Company’s non-vested shares as of June 30, 2011 is presented below:

	Common Shares	Weighted Average Grant-Date Fair Value
Non-Vested as of June 30, 2010	2,250	$7.10
Vested	-	-
Issued	-	-
Forfeited	-	-
Non-vested at June 30, 2011	2,250	$7.10

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

As of June 30, 2011, there was $500 of total unrecognized compensation costs related to non-vested share-based compensation.  The cost is expected to be recognized over a weighted average period of one month.  At grant date, vesting of the shares was “cliff” vesting at the end of a three year period.

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

The following table summarizes the changes in the Company's stock option plans during the past two years.

		Weighted		Weighted
		Average		Average	Aggregate
		Exercise	Options	Exercise	Intrinsic
	Options	Price	Exercisable	Price	Value(000s)
Outstanding, June 30, 2009	20,832	$6.29	20,832	$6.29	$-
Granted	-	-
Exercised	-	-
Cancelled	-	-
Outstanding, June 30, 2010	20,832	$6.29	20,832	$6.29	$-
Granted	-	-
Exercised	-	-
Cancelled	-	-
Outstanding, June 30, 2011	20,832	$6.29	20,832	$6.29	$-

The following table summarizes information about stock options outstanding at June 30, 2011.

Exercise Price of All Options	Number Outstanding	Remaining Contractual Life	Number Exercisable
$6.29	20,832	1.13 months	20,832

401(K) Retirement Savings Plan

The Company has a 401(k) Retirement Savings Plan.  Employees may contribute a percentage of their salary subject to limitations established by the Internal Revenue Service. The Company is obligated to contribute 3% of each employee's salary, whether or not the employee contributes their own money.  All employees who have completed six months of service with the Company in which they have worked more than 500 hours, and are at least 21 years old, are eligible to participate. The Company's contribution to this plan was $84,000 and $91,000 for the years ended June 30, 2011 and 2010, respectively.   Additionally, there is a discretionary profit sharing component to the 401K plan.  There were no discretionary contributions for the plan for the years ended June 30, 2011 and 2010.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(15)	Comprehensive Loss

Comprehensive loss consists of net loss and other comprehensive income.  Other comprehensive income includes unrealized gains and losses on securities available for sale.

The components of comprehensive loss and related tax effects are as follows:

	For the Year Ended
	June 30
(in thousands)	2011	2010
Net loss	$(2,885)	$(2,349)
Reclassification adjustment for gains realized in income	(161)	(71)
Change in unrealized gains on securities available-for-sale	(105)	421

Tax effect	105	(138)
Comprehensive loss	$(3,046)	$(2,137)

(16)	Fair Value of Financial Instruments and Fair Value Measurements

ASC Topic 825, “Financial Instruments” requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments.  Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments as of June 30, 2011 and 2010.

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

The carrying amount and estimated fair value of financial instruments is summarized as follows at June 30:

	2011		2010
	Carrying		Carrying
(In thousands)	Amount	Fair value	Amount	Fair value
Assets:
Cash and cash equivalents	$28,469	$28,469	$28,043	$28,043
Securities available for sale	39,814	39,814	25,482	25,482
Loans receivable	182,570	191,181	197,169	205,092
Securities required by law	2,286	2,286	2,848	2,848
Accrued interest receivable	857	857	843	843
Liabilities:
Deposits	231,306	231,358	228,789	228,846
Long-term debt	17,000	15,828	22,100	21,084
Accrued interest payable	204	204	392	392
Off balance sheet instruments:
Commitments to extend credit	-	-	-	-

Cash and Cash Equivalents - Due from Banks and Interest Bearings Deposits with Banks
The statement of financial condition carrying amounts for cash and due from banks, interest bearing deposits with banks and federal funds sold approximate the estimated fair values of such assets.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

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

Loans Receivable
Loans receivable were segmented into portfolios with similar financial characteristics.  Loans were also segmented by type such as residential, commercial, commercial real estate, commercial real estate construction and consumer.  Each loan category was further segmented by fixed and adjustable rate interest terms.

The fair value of loans was calculated by discounting anticipated cash flows based on weighted average contractual maturity, weighted average coupon and market rates.

Impaired Loans
The Company considers loans to be impaired when it becomes probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement.  All non-accrual loans are considered impaired.  The measurement of impaired loans is based on the present value of the expected cash flows discounted at the historical effective interest rate, the market price of the loan, or the fair value of the underlying collateral.  These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.  The fair value consists of the loan balances of $5.2 million and $4.0 million less their specific valuation allowances of $1.2 million and $668,000 at June 30, 2011 and 2010, respectively as determined under ASC Topic 310, “Receivables”.  The increase in the allowance of $527,000 and $286,000 in the years ended June 30, 2011 and 2010 resulted in impairment charges of $527,000 and $286,000, which were included in earnings.

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

Deposits
Under ASC Topic 825, the fair value of deposits with no stated maturity, such as non-interest bearing deposits, interest bearing NOW accounts and statement savings accounts, is equal to the carrying amounts.  The fair value of certificates of deposit was based on the discounted value of contractual cash flows.  The discount rate for certificates of deposit was estimated using market rates.

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
The Company complies with ASC Topic 820, “Fair Value Measurements and Disclosures,” which defines the concept of fair value, establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements.  ASC Topic 820 applies only to fair value measurements required or permitted under current accounting pronouncements, but does not require any new fair value measurements.  Fair value is defined as the price to sell an asset or to transfer a liability in an orderly transaction between willing market participants as of the measurement date.  The statement also expands disclosures about financial instruments that are measured at fair value and eliminates the use of large position discounts for financial instruments quoted in active markets.  The disclosure’s emphasis is on the inputs used to measure fair value and the effect of the measurement on earnings for the period.

ASC Topic 820 clarifies how an entity would determine fair value in an inactive market and defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  ASC Topic 820 provides additional guidance in determining when the volume and level of activity for the asset or liability has significantly decreased.  It also includes guidance on identifying circumstances when a transaction may not be considered orderly.  ASC Topic 820 provides a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability.  When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed and significant adjustments to the related prices may be necessary to estimate fair value.  This guidance clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly.  In those situations, the entity must evaluate the weight of the evidence to determine whether the transaction is orderly.  The guidance provides a list of circumstances that may indicate that a transaction is not orderly.  A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.

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

ASC Topic 820 established a three-level valuation hierarchy for disclosure of fair value measurements.  The valuation hierarchy is based on the inputs used to value the particular asset or liability at the measurement date.  The three levels are defined as follows:
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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Each financial instrument’s level assignment within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement for that particular category.
There were no transfers of assets between fair value Level 1 and Level 2 for the year ended June 30, 2011.
For financial assets measured at fair value on a recurring and nonrecurring basis, the fair value measurements by level within the fair value hierarchy used are as follows:
	At June 30, 2011
(In thousands)	Total	Level 1	Level 2	Level 3
Measured at fair value on a recurring basis:
Corporate bonds	$2,955	$-	$2,955	$-
U.S. Government agencies	12,520	-	12,520	-
Mortgage-backed securities, residential	4,098	-	4,098	-
Collateralized mortgage obligations, agencies	20,241	-	20,241	-
Total securities available for sale	$39,814	$-	$39,814	$-

Measured at fair value on a nonrecurring basis:
Impaired Loans	$3,983	$-	$-	$3,983
Real estate acquired through foreclosure and other repossessed assets	$24	$-	$-	$24

	At June 30, 2010
(In thousands)	Total	Level 1	Level 2	Level 3
Measured at fair value on a recurring basis:
Corporate bonds	$1,511	$-	$1,511	$-
U.S. Government agencies	13,637	-	13,637	-
Mortgage-backed securities, residential	7,024	-	7,024	-
Collateralized mortgage obligations, agencies	3,310	-	3,310	-
Total securities available for sale	$25,482	$-	$25,482	$-

Measured at fair value on a nonrecurring basis:
Impaired Loans	$3,353	$-	$-	$3,353
Real estate acquired through foreclosure and other repossessed assets	$276	$-	$-	$276

(17)	Condensed Financial Information (Parent Company Only)

Summarized financial information for the Company is as follows as of and for the years ended June 30:

(In thousands)
Statements of Financial Condition	2011	2010
Cash	$103	$1,585
Equity in net assets of the bank	19,515	21,056
Other assets	308	379
Total Assets	$19,926	$23,020

Accrued expenses and other liabilities	$573	$650
Subordinated Debentures	5,000	5,000
Stockholders' equity	14,353	17,370
Total Liabilities & Stockholders’ Equity	$19,926	$23,020

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(In thousands)
Statements of Operations	2011	2010
Total Interest Income	$-	$24
Total Interest Expense	323	323
Non-interest Income	-	16
Non-interest Expense	1	1
Loss before equity in net loss of subsidiary and income tax benefit	(324)	(284)
Net loss of subsidiary	(2,585)	(2,175)
Loss before income tax benefit	(2,909)	(2,459)
Income tax benefit	(24)	(110)
Net loss	$(2,885)	$(2,349)

(In thousands)
Statements of Cash Flows	2011		2010
Operating activities:
Net loss	$	(2,885)	$(2,349)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Equity in net loss of subsidiary		2,585	2,175
Decrease in other assets		66	15
(Decrease) increase in accrued expenses and other liabilities		(48)	484
Net cash (used in) provided by operating activities		(282)	325
Investing activities:
Additional investment in subsidiary stock		(1,200)	(1,400)
Net reduction in loan receivable		-	1,000
Net cash used in investing activities		(1,200)	(400)
Financing activities:
Cash dividends paid		-	(245)
Net cash used in financing activities		-	(245)
Net decrease in cash and cash equivalents		(1,482)	(320)
Cash and cash equivalents, beginning of year		1,585	1,905
Cash and cash equivalents, end of year		$103	$1,585

BOARD OF DIRECTORS

Thomas P. O'Neill	Nicole N. Glaeser	William R. Waters
Chairman of the Board	Budget Director for Baltimore County Police Department	Retired Automobile Dealer Owner Bel Air Medicine, Inc.

Michael J. Dee	Gary R. Bozel	J. Thomas Hoffman
President and Chief Executive Officer of the Company and the Bank	Managing Principal Gary R. Bozel & Associates, P.A.	Self-employed financial consultant

MANAGEMENT

Michael J. Dee	William C. Wiedel, Jr.	Phil Phillips
President and Chief Executive Officer	Senior Vice President - Treasurer Chief Financial Officer	Senior Vice President – Lending and Loan Administration

Laurence S. Mitchell
Senior Vice President – Commercial Business Lending

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
Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, DC  20005

Annual Meeting
The 2011 Annual Meeting of Stockholders will be held on November 3, 2011 at 5:00 p.m. at the office of The Patapsco Bank located at 1301 Merritt Boulevard, Dundalk, Maryland 21222.

Annual Report on Form 10-K
A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011 as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date for the 2011 Annual Meeting upon written request to: Secretary, Patapsco Bancorp, Inc., 1301 Merritt Boulevard, Dundalk,  Maryland  21222-2194.