Form 10-K, Exhibit 13
period 2012-06-30
PATAPSCO BANCORP INC
filed 2012-09-25
CIK 1003961

2012

PATAPSCO BANCORP

Over 100 Years of Continuous Service

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

MARKET INFORMATION

The Company’s common stock trades under the symbol “PATD” on the OTC Electronic Bulletin Board. There were 1,971,843 shares of common stock outstanding and approximately 353 holders of record at June 30, 2012. Following are the high and low closing sale prices, by fiscal quarter, as reported on the OTC Electronic Bulletin Board during the periods indicated, as well as the dividends declared during each quarter. The Company is subject to certain restrictions on paying dividends, see page 46.

	High	Low	Dividends Per Share
Fiscal 2012:
First Quarter	$0.89	$0.51	$.00
Second Quarter	1.05	0.55	.00
Third Quarter	0.91	0.55	.00
Fourth Quarter	1.01	0.58	.00
Fiscal 2011:
First Quarter	$2.25	$1.75	$.00
Second Quarter	2.25	1.55	.00
Third Quarter	1.90	1.55	.00
Fourth Quarter	1.60	0.55	.00

The stated high and low closing sale prices reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

Dear Shareholder,

The directors, officers and staff of Patapsco Bancorp, Inc. and The Patapsco Bank respectfully present this 2012 Annual Report to shareholders.

The loss incurred in the fiscal year ended June 30, 2012 resulted from the costs associated with non-performing assets, both loans and foreclosed real estate. These costs include lost interest income, legal fees, the write-down of principal and the costs of acquiring and maintaining foreclosed real estate. We have seen positive trends in the level and severity of these assets and are cautiously optimistic that the worst is behind us.

Recently the Board of Directors announced that the Company plans to de-register its common stock with the Securities and Exchange Commission. This will reduce the Company’s reporting obligations to the Federal Government and result in substantial cost savings. The stock will remain publically traded and financial information will be available on the Company’s website and the websites of the federal banking regulators.

The Board of Directors and management thank you for your continued support.

/s/ Thomas P. O’Neill	/s/ Michael J. Dee
Thomas P. O’Neill	Michael J. Dee
Chairman of the	President and
Board of Directors	Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

PATAPSCO BANCORP, INC.

Selected Consolidated Financial Condition Data

	At June 30,
	2012	2011
	(In thousands)
Total assets	$254,395	$264,630
Loans receivable, net	173,595	182,570
Cash and cash equivalents	28,845	28,469
Securities available for sale	41,124	39,814
Deposits	225,413	231,306
Borrowings	14,000	17,000
Stockholders' equity	12,629	14,353

Selected Consolidated Operating Data

	Year Ended June 30,
	2012	2011
	(In thousands, except for per share amounts)
Interest income	$11,321	$12,655
Interest expense	3,091	4,204
Net interest income before provision
for loan losses	8,230	8,451
Provision for loan losses	3,101	2,718
Net interest income after provision for loan losses	5,129	5,733
Non-interest income	786	889
Non-interest expense:
Compensation and employee benefits	3,713	3,938
Professional fees	755	653
Federal deposit insurance assessments	351	502
Equipment expenses	220	224
Net occupancy expense	542	555
Advertising	24	38
Data processing	409	392
Amortization of core deposit intangible	52	51
Telephone, postage and delivery	254	273
Provision for losses on and cost of real estate
acquired through foreclosure	212	360
Other	800	806
Total noninterest expense	7,332	7,792
Loss Before Provision for income taxes	(1,417)	(1,170)

Income tax provision	210	1,715
Net loss	(1,627)	(2,885)
Preferred stock dividends	387	387
Net loss available for common stockholders	$(2,014)	$(3,272)
Net loss per share of common stock
Basic	$(1.02)	$(1.68)
Diluted	$(1.02)	$(1.68)

KEY OPERATING RATIOS

PATAPSCO BANCORP, INC.

	At or For the Year Ended June 30,
	2012	2011	2010

Performance Ratios:
Return on average assets (net loss divided by
average total assets)	(0.63)%	(1.07)%	(0.89)%
Return on average stockholders’ equity (net loss
divided by average stockholders’ equity)	(11.71)	(16.46)	(11.98)
Interest rate spread (weighted average
interest rate earned less weighted
average interest rate cost)	3.26	3.24	3.26
Net interest margin (net interest income
divided by average interest-earning assets)	3.34	3.32	3.40
Ratio of average interest-earning assets to
average interest-bearing liabilities	106.34	105.03	106.27
Ratio of noninterest expense to average total assets	2.85	2.88	3.54
Dividend payout ratio	0.00	0.00	0.00

Asset Quality Ratios:

Non-accrual loans to loans receivable	5.00%	5.33%	4.85%
Non-performing assets to total assets.	4.04	4.40	4.67
Allowance for loan losses to total loans	2.11	2.25	1.76
Allowance for loan losses to nonperforming loans	42.23	42.17	36.26
Net charge-offs to average loans outstanding	1.93	1.05	1.49

Capital Ratios:
Stockholders’ equity to total assets at end of period	4.96%	5.42%	6.44%
Average stockholders’ equity to average assets	5.40	6.48	7.39
Tier one leverage ratio (1)	7.13	7.26	7.76
Tier one capital to risk-weighted assets (1)	11.99	11.67	11.09
Total regulatory capital to risk-weighted assets (1)	13.26	12.94	12.35

_______________

(1)	Bank level ratios.

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

Forward-Looking Statements

When used in this Annual Report, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition and the Risk Factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

Deferred income taxes are reported for temporary differences between items of income or expense reported in the consolidated financial statements and those reported for income tax purposes. Deferred taxes are computed using the asset and liability method. Under this method, a deferred tax asset or liability is determined based on the enacted tax rates that will be in effect when the differences between the consolidated financial statements carrying amounts and tax basis of existing assets and liabilities are expected to be reported in an institution’s income tax returns. Deferred tax assets are deferred tax consequences attributable to deductible temporary differences and carryforwards. After the deferred tax asset has been measured using the applicable enacted tax rate and provisions of the enacted tax law, it is then necessary to assess the need for a valuation allowance. A valuation allowance is needed when, based on the weight of the available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. As required by GAAP, available evidence is weighted heavily on cumulative losses with less weight placed on future projected profitability. Realization of the deferred tax asset is dependent on whether there will be sufficient future taxable income of the appropriate character in the period during which deductible temporary differences reverse or within the carryback and carryforward periods available under tax law. Based upon the available evidence, the Company recorded a valuation allowance of $2.8 million at June 30, 2012 and $2.2 million at June 30, 2011. The deferred tax asset balance was zero at June 30, 2012 and 2011.

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

	Year Ended June 30,
	2012			2011			2010
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, including fees (1)	$183,902	$10,306	5.60%	$195,871	$11,703	5.97%	$214,081	$13,162	6.15%
Investment securities (2)	42,075	969	2.30	34,945	889	2.54	19,790	645	3.26
Short-term investments and other interest-earning assets	20,104	46	0.23	23,425	63	0.27	14,838	33	0.22
Total interest-earning assets	246,081	11,321	4.60	254,241	12,655	4.98	248,709	13,840	5.56
Noninterest-earning assets	10,863			16,104			16,644
Total assets	$256,944			$270,345			$265,353
Interest-bearing liabilities:
Deposits (3)	$216,801	2,409	1.11	$223,107	3,344	1.50	$206,197	4,192	2.03
Short-term borrowings	-	-	-	-	-	-	1,480	6	0.41
Long-term borrowings	14,599	682	4.67	18,963	860	4.54	26,363	1,184	4.49
Total interest-bearing liabilities	231,400	3,091	1.34	242,070	4,204	1.74	234,040	5,382	2.30
Noninterest-bearing liabilities	11,657			10,745			11,707
Total liabilities	243,057			252,815			245,747
Total equity	13,887			17,530			19,606
Total liabilities and equity	$256,944			$270,345			$265,353
Net interest income		$8,230			$8,451			$8,458
Interest rate margin			3.34%			3.32%			3.40%
Net interest spread			3.26%			3.24%			3.26%
Ratio of average interest-earning assets to average interest-bearing liabilities			106.34%			105.03%			106.27%

___________

(1)	Includes nonaccrual loans.
(2)	Includes investments required by law.
(3)	Includes escrow accounts.

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

	Year Ended June 30,			Year Ended June 30,
	2012	vs.	2011	2011	vs.	2010
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)			(In thousands)
Interest income:
Loans receivable, including fees (1)	($693)	($704)	($1,397)	($1,089)	($370)	($1,459)
Investment securities	149	(69)	80	343	(99)	244
Short-term investments and other interest-earning assets	(8)	(9)	(17)	22	8	30
Total change in interest income	(552)	(782)	(1,334)	(724)	(461)	(1,185)

Interest expense:
Deposits (2)	(92)	(843)	(935)	386	(1,234)	(848)
Short-term borrowings	-	-	-	(4)	(2)	(6)
Long-term borrowings	(203)	25	(178)	(337)	13	(324)
Total change in interest expense	(295)	(818)	(1,113)	45	(1,223)	(1,178)

Change in net interest income	$(257)	$36	$(221)	$(769)	$762	$(7)

 ____________

(1)	Includes impact of non-accrual loans.
(2)	Includes interest-bearing escrow accounts.

Comparison of Financial Condition at June 30, 2012 and 2011

General. Total assets decreased by $10.2 million or 3.9% to $254.4 million at June 30, 2012 from $264.6 million at June 30, 2011. The decline in assets was a function of the decline in loans receivable.

Loans Receivable. Gross loans receivable decreased by $9.8 million, or 5.2%, to $177.7 million at June 30, 2012 from $187.5 million at June 30, 2011. Growth in residential mortgage loans of $6.3 million, or 11.3%, was more than offset by decreases in commercial mortgages of $2.4 million, construction loans of $3.3 million, consumer loans of $2.9 million and commercial loans of $7.6 million. The overall decline in the loan portfolio also reflects lower loan demand during the year and a high level of early pay-offs.

The following table sets forth selected data relating to the composition of the Company’s loan portfolio by type of loan at the dates indicated. At June 30, 2012, the Company had no concentrations of loans exceeding 10% of gross loans other than as disclosed below:

	At June 30,
	2012		2011		2010		2009		2008
(Dollars in thousands)	Amount	% Total	Amount	% Total	Amount	% Total	Amount	% Total	Amount	% Total
Real Estate Loans:y
Residential	$62,462	35.15%	$56,137	29.93%	$65,106	32.23%	$63,788	28.69%	$69,953	30.00%
Commercial	53,974	30.37	56,388	30.07	46,940	23.23	49,188	22.13	41,316	17.71
Construction	9,038	5.09	12,300	6.56	17,216	8.52	24,223	10.90	29,878	12.81
Consumer Loans:
Home Improvement	3,960	2.23	7,111	3.79	9,616	4.76	10,138	4.56	12,688	5.44
Home Equity	5,222	2.94	5,663	3.02	5,767	2.85	5,795	2.61	5,341	2.29
Other Consumer	921	0.52	198	0.11	274	0.14	2,445	1.10	2,893	1.24
Commercial Loans:
Commercial Loans	42,122	23.70	49,743	26.52	57,105	28.27	66,724	30.01	71,167	30.51
Gross Loans	177,699	100.00%	187,540	100.00%	202,024	100.00%	222,301	100.00%	233,236	100.00%
Less:
Deferred Origination Fees, net of costs	270		392		266		191		201
Unearned Interest Consumer Loans	185		330		567		761		1,068
Unearned Interest Commercial Leases	21		198		667		1,530		2,779
Purchase Accounting Premium	(113)		(144)		(172)		(131)		(160)
Allowance for Loan Losses	3,741		4,194		3,527		3,023		1,834
Net Loans	$173,595		$182,570		$197,169		$216,927		$227,514

The following table sets forth certain information at June 30, 2012 regarding the dollar amount of selected loan types maturing or repricing in the Company’s portfolio. The table does not include any estimate of prepayments that may significantly shorten the average life of all loans and cause the Company’s repayment experience to differ from that shown below.

(In thousands)	Due in one year or less	Due after 1 through 5 years	Due after 5 years	Total

Construction loans	$2,898	$4,518	$1,622	$9,038
Commercial loans	3,388	8,095	30,639	42,122
Total	$6,286	$12,613	$32,261	$51,160

The following table sets forth at June 30, 2012 the dollar amount of the above loans which may reprice or are due one year or more after June 30, 2012 which have predetermined interest rates and have floating or adjustable interest rates.

(In thousands)	Predetermined Rates	Floating or Adjustable Rates	Total

Construction	$2,645	$3,495	$6,140
Commercial	22,058	16,439	38,497
Total	$24,703	$19,934	$44,637

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments.

Investment Securities. Total investment securities increased $1.3 million or 3.3% as the lower level of loan demand led to a higher level of securities purchases during the year. Collateralized mortgage obligations, all of which are issued by U.S. Government agencies, remained constant at $20.1 million and $20.2 million as of June 30, 2012 and June 30, 2011, respectively. Mortgage-backed securities, which were also all issued by U.S. Government agencies, increased by $6.3 million, or 154.0% in the year ended June 30, 2012. Corporate bonds decreased by $363,000, or 12.3%, to $2.6 million at June 30, 2012. U.S. government agency securities decreased by $4.5 million, or 36.2%, to $8.0 million at June 30, 2012 from $12.5 million at June 30, 2011. Stock in the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Richmond decreased by $887,000 due to the membership requirements of these organizations. The Company did not own U.S. Agency common or preferred stock as of June 30, 2012.

The following table sets forth the carrying value of the Company’s investments at the dates indicated.

	At June 30,
(In thousands)	2012	2011	2010
Securities available for sale, at fair value:
Corporate bonds	$2,592	$2,955	$1,511
U.S. Government agencies	7,988	12,520	13,637
Mortgage-backed securities, residential	10,410	4,098	7,024
Collateralized mortgage obligations, agencies	20,134	20,241	3,310
Total securities available for sale	41,124	39,814	25,482

Investments required by law, at cost:
Federal Home Loan Bank of Atlanta stock	887	1,673	2,295
Federal Reserve Bank of Richmond stock	512	613	553
Total investments required by law, at cost	1,399	2,286	2,848
Total investments	$42,523	$42,100	$28,330

The following table sets forth the scheduled maturities, amortized cost, fair values and average yields for the Company’s investment portfolio at June 30, 2012:

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Portfolio
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Fair	Average
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Value	Yield
Securities available for sale:
Mortgage-backed securities, residential	$-	-%	$-	-%	$-	-%	$10,344	2.70%	$10,344	$10,410	2.70%
Collateralized mortgage obligations	-	-	-	-	679	2.13	19,362	2.26	20,041	20,134	2.26
U.S. Government agencies	-	-	-	-	3,000	1.50	5,000	11.30	8,000	7,988	1.27
Corporate securities	821	1.40	-	-	2,000	6.50	-	-	2,821	2,592	4.70
Investments required by law	-	-	-	-	-	-	1,399	2.31	1,399	1,399	2.31

Total	$821	1.40%	$-	-%	$5,679	3.34%	$36,105	3.64%	$42,605	$42,523	2.34%

Deposits. Total deposits decreased by $5.9 million, or 2.5% to $225.4 million at June 30, 2012 from $231.3 million at June 30, 2011 as management lowered deposit rates more aggressively than the competition in order to reduce excess cash reserves. An increase in NOW checking of $2.5 million, savings accounts of $1.6 million and non-interest bearing checking accounts of $1.2 million was more than offset by a decrease in certificates of deposit of $6.7 million and money market accounts of $4.5 million. Our customers’ preference for more liquid deposit products in the face of declining rates caused the decline in certificates of deposit. The Bank did not have any brokered deposits at June 30, 2012 as compared to a balance of $120,000 at June 30, 2011.

The following table sets forth deposit balances by type as of the dates indicated.

	At June 30,
	(Dollars in thousands)
	2012		2011		2010
	Balance	% Total	Balance	% Total	Balance	% Total
Savings accounts	$18,174	8.06%	$16,530	7.15%	$16,828	7.36%
NOW checking	18,641	8.27	16,105	6.95	18,094	7.91
Money market	93,678	41.56	98,184	42.45	83,240	36.38
Certificates of deposits	83,248	36.93	89,993	38.91	99,073	43.30
Interest-bearing deposits	213,741	94.82	220,812	95.46	217,235	94.95
Noninterest-bearing checking	11,672	5.18	10,494	4.54	11,554	5.05
Total	$225,413	100.00%	$231,306	100.00%	$228,789	100.00%

The following table sets forth the average balances based on daily balances and interest rates for various types of deposits for:

	Year Ended June 30,
	(Dollars in thousands)
	2012		2011		2010
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

Savings accounts	$17,280	0.36%	$16,023	0.48%	$16,192	0.40%
NOW checking	17,454	0.23	17,567	0.31	17,026	0.26
Money market	95,210	0.72	93,963	1.17	71,648	1.64
Certificates of deposits	86,857	1.87	95,554	2.21	101,331	2.87
Noninterest-bearing checking	9,799	--	9,199	--	10,370	--
Total	$226,600		$232,306		$216,567

The following table indicates the amount of the Company’s certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2012. At such date, these deposits represented 11.6% of total deposits and had a weighted average rate of 2.07%.

Certificates
Maturity Period	of Deposit
(In thousands)

Three months or less	$4,374
Over three through 6 months	4,114
Over six through 12 months	1,583
Over 12 months	16,184
Total	$26,255

Borrowings. The Company’s long-term borrowings decreased by $3.0 million, or 25.0%, to $9.0 million at June 30, 2012 from $12.0 million at June 30, 2011. Low loan demand and the resulting decline in loan balances during the year mitigated the need for wholesale funds.

The following table sets forth certain information regarding borrowings, excluding junior subordinated debt, as of or for the year ended June 30:

(Dollars in thousands)	2012	2011	2010
Amounts outstanding at end of period:
Federal Home Loan Bank advances	$9,000	$12,000	$17,100

Weighted average rate at end of period:
Federal Home Loan Bank advances	3.69%	3.62%	4.20%

Maximum amount of borrowings outstanding at any month end:
Federal Home Loan Bank advances	$12,000	$17,100	$34,300

Approximate average borrowings outstanding with respect to:
Federal Home Loan Bank advances	$9,598	$13,953	$22,843

Weighted average rate for the year ended June 30, on:
Federal Home Loan Bank advances	3.74%	3.85%	3.79%

Comparison of Operating Results for the Years Ended June 30, 2012 and 2011

The Company recorded a net loss available to common shareholders of $2.0 million for the year ended June 30, 2012 compared to net loss of $3.3 million for the year ended June 30, 2011. The net loss available to common shareholders in the current year resulted from $3.3 million in credit costs as the provision for loan losses totaled $3.1 million, reflecting $3.6 million in net charge-offs, as well as $212,000 in costs associated with foreclosed real estate. In addition, provision for income tax was $210,000 for the year ended June 30, 2012 to expense a previously unrecorded tax expense from the prior year as compared to $1.7 million from the prior year as the Company fully reserved for deferred tax assets at June 30, 2011. Accordingly, the tax benefit on the current year’s net loss was offset by a similar reserve.

Net Interest Income. The Company’s net interest income decreased $221,000 from $8.45 million in the year ended June 30, 2011 to $8.23 million in the current year as the net interest margin which increased 2 basis points from 3.32% in the year ended June 30, 2011 to 3.34% in 2012 was more than offset by an average interest-earning asset decrease of $8.2 million or 3.2% to $246.1 million.

The increase in the net interest margin was primarily due to the cost of funds decreasing at a greater pace than the decrease in the yield on earning assets. The impact of the shift in asset mix from loans to investments was a primary driver of the declines in yields/rates on interest-earning assets. In addition, the decline in market interest rates also lowered the yield on earning assets and the cost of funds.

Interest Income. Total interest income decreased by $1.3 million or 10.5% to $11.3 million for the year ended June 30, 2012 compared to $12.7 million in the year ended June 30, 2011. This decrease was due to a 38 basis point decline in yield and a decrease in average interest-earning assets. The lower yield is primarily the result of the above mentioned shift in asset mix from loans to investments in addition to a decline in market interest rates. Average interest earning assets decreased by $8.2 million, or 3.2%, and was driven by a $12.0 million, or 6.1%, decrease in the average loan balances and $3.3 million decrease in cash equivalent investments offset slightly by an increase of $7.1 million, or 20.4%, in the average balance of the investment portfolio. Loan demand continued to be weak throughout 2012 and 2011, consistent with the economy’s muted recovery from the previous recession. Management’s decision to exit the lease origination business in October, 2008 also contributed to this decline in loan balances. The increase in investment securities is a function of lower loan demand.

Interest Expense. Total interest expense decreased $1.1 million from $4.2 million in the year ended June 30, 2011 to $3.1 million in the current year as the average rate paid on interest bearing liabilities decreased 40 basis points from 1.74% in 2011 to 1.34% in 2012. Total average interest-bearing liabilities decreased $10.7 million or 4.4% from $242.1 million in the year ended June 30, 2011 to $231.4 million in the current year.

The decline in the rate paid on interest-bearing liabilities was due to the decrease in market rates as maturing certificates of deposit were replaced with lower cost funds and money market deposit rates reset lower as competition for deposits continued to moderate during fiscal year 2012.

Deposits averaged $226.6 million in 2012, a $5.7 million, or 2.5%, decrease versus $232.3 million in 2011. Certificates of deposits declined $8.7 million on average, or 9.1%, as customers exhibited a preference for more liquid deposits. The average balance of money market deposits grew $1.2 million, or 1.3%. The average balance of savings products increased $1.3 million in fiscal year 2012 as compared to 2011.

Interest expense on borrowings decreased $178,000 to $682,000 in 2012 compared to $860,000 in 2011 as average balances were $4.4 million, or 23.0%, lower in 2012. The average rate paid on borrowings increased 13 basis points in 2012 as shorter-term borrowings matured leaving higher rate longer term borrowings. No new long-term borrowings were issued during the current year.

Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses. The method utilized for the determination of the allowance is described in “Critical Accounting Policies” above and in Note 1 of the Consolidated Financial Statements.

The provision for loan losses was $3.1 million in fiscal year 2012, an increase of $383,000, or 14.1%, from the 2011 provision of $2.7 million. During the year ended June 30, 2012, the Company’s management determined that several impaired loans required higher specific reserves based on the most recent values of the collateral securitizing the loan. Further, management decided to charge off the specific reserves established on many impaired loans, which caused the historical loss ratios to increase thus increasing the calculation of required loan loss reserves since a key component of the calculation involves the historical loss ratio. The increase in the provision was due to a $1.5 million or 73%, increase in net charge-offs to $3.6 million in 2012 from $2.1 million in 2011. Of the $1.5 million increase in net charge-offs, commercial loans net charge-offs increased by $1.5 million and commercial real estate net charge-offs were $532,000 higher, which both reflect management’s aggressive actions to recognize the losses in the portfolio whereas the consumer loans had a decrease of $508,000. The Company’s allowance for loan losses as a percentage of total loans was 2.11% as of June 30, 2012 versus 2.25% at June 30, 2011. Patapsco Bancorp’s allowance for loan losses as a percentage of nonperforming loans was 42.23% at June 30, 2012 as compared to 42.17% at June 30, 2011. Setting the allowance at this level takes into consideration that 99% of non-performing loans are collateralized by real estate at June 30, 2012. In consideration of the appropriate level for the allowance for loan losses, downward adjustments were made to values established by real estate appraisals, where warranted, taking into consideration the age of the appraisal and the nature of the collateral. These adjusted appraisal values, which required management’s judgment, were used to develop estimated losses and related specific loss reserves within the allowance for loan losses. The Company has concluded, after a thorough analysis of the nonperforming loan portfolio, watch list loans, delinquencies and other factors, that the allowance is adequate at June 30, 2012.

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

The following table shows the activity in the allowance for loan losses in the periods indicated:

	Year Ended June 30,
	2012	2011	2010	2009	2008
	(Dollars in thousands)

Balance at beginning of period	$4,194	$3,527	$3,023	$1,834	$1,110
Loans charged off:
Commercial Real Estate	2,314	1,074	1,725	3,585	740
Commercial loans	2,044	595	1,054	732	287
Consumer	175	690	583	587	262
Total charge-offs	4,533	2,359	3,362	4,904	1,289
Recoveries:
Commercial Real Estate	735	27	--	--	--
Commercial loans	173	203	88	116	53
Consumer	71	78	77	75	40
Total recoveries	979	308	165	191	93
Net loans charged off	3,554	2,051	3,197	4,713	1,196
Provision for loan losses	3,101	2,718	3,701	5,902	1,920
Balance at end of period	$3,741	$4,194	$3,527	$3,023	$1,834
Ratio of net charge-offs to average loans outstanding during the period	1.93%	1.05%	1.49%	2.03%	0.53%
Ratio of allowance to non-performing loans	42.23%	42.17%	36.26%	26.89%	72.40%

The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	As of June 30, 2012		As of June 30, 2011		As of June 30, 2010		As of June 30, 2009		As of June 30, 2008
	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
	(Dollars in thousands)
Real estate mortgage:
Residential	$89	35.1%	$114	29.9%	$76	32.2%	$64	28.7%	$70	30.0%
Commercial	1,362	30.4	1,717	30.1	385	23.2	205	22.1	41	17.7
Construction	493	5.1	486	6.6	1,044	8.5	362	10.9	381	12.8
Consumer	232	5.7	365	6.9	550	7.8	526	8.3	191	9.0
Commercial Business	1,565	23.7	1,512	26.5	1,472	28.3	1,262	30.0	331	30.5
Unallocated	-	-	-	-	-	-	604	-	820	-
Total allowance for loan losses	$3,741	100.00%	$4,194	100.00%	$3,527	100.00%	$3,023	100.00%	$1,834	100.00%

The following table sets forth information with respect to the Company’s nonperforming assets at the dates indicated.

	At June 30,
	2012	2011	2010	2009	2008
	(Dollars in thousands)
Loans accounted for on a non-accrual basis: (1)
Real estate:
Residential	$162	$615	$116	$134	$81
Commercial	4,416	3,786	2,737	2,302	--
Construction	1,622	1,335	1,763	3,232	1,989
Consumer	7	40	46	146	6
Commercial Loan	2,654	4,170	5,066	5,427	457
Total	8,861	9,946	9,728	11,241	2,533

Accruing loans which are contractually past due
90 days or more	--	--	--	--	--
Total nonperforming loans	8,861	9,946	9,728	11,241	2,533

Other nonperforming assets (2)	1,418	1,689	2,875	1,265	7
Total nonperforming assets	$10,279	$11,635	$12,603	$12,506	$2,540
Nonperforming loans to total loans	5.00%	5.33%	4.85%	5.11%	1.10%
Nonperforming assets to total assets	4.04%	4.40%	4.67%	4.66%	0.97%
Troubled debt restructurings (3)	$5,521	$8,977	$6,498	$4,112	$1,550

___________________________

(1)	Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectability of the loan.
(2)	Other nonperforming assets represent property and equipment acquired by the Company through foreclosure or repossession.
(3)	Troubled debt restructurings accounted for on a non-accrual basis total $2.9 million, $5.3 million, $4.3 million, $3.0 million, and $0 at June 30, 2012, 2011, 2010, 2009, and 2008, respectively and are included in total non-performing loans above and excluded here.

The following table reflects the activity in non-performing loans for the year ended June 30, 2012:

Balance June 30, 2011, in thousands	$9,946
Added to non-accrual during the year	8,743
Paid off/down	(3,262)
Brought to accrual status	(1,036)
Transferred to real estate acquired through foreclosure	(1,298)
Charged-Off	(4,252)
Net change in non-accrual Consumer & Residential Mortgages, and all other	20
Balance June 30, 2012	$8,861

At June 30, 2012, nonaccrual construction loans totaled $1.6 million and included a $1.0 million commercial land development loan, a $493,000 residential construction project and $109,000 residential land acquisition/development loan which was sold at foreclosure and awaiting settlement. Nonaccrual commercial real estate loans totaled $4.4 million and included the following: a $1.3 million strip shopping center loan, $1.2 million apartment building that was subsequently paid off in full in July 2012, a $646,000 warehouse building loan and $1.3 million in mixed use commercial mortgage loans. Nonaccrual commercial loans totaled $2.6 million and included a $1.2 million loan supporting a borrower’s various business interests including commercial properties and four other commercial loans totaling $1.4 million.

During the fiscal year ended June 30, 2012, the Company did not restructure any loans. Restructured loans are subject to periodic credit reviews to determine the necessity and adequacy of a specific loan loss allowance based on the collectability of the recorded investment in the restructured loan.

As of June 30, 2012, there was a $1.0 million commercial land development loan, two commercial loans with a carrying value totaling $1.1 million, two commercial real estate loans with a carrying value totaling $1.8 million and a $109,000 residential land acquisition/development loan which represented defaulted troubled debt restructures. Three forbearance agreements were negotiated during fiscal year 2009, two were negotiated during fiscal year 2010 and modified during fiscal year 2011, while three were negotiated in fiscal year 2011, prior to June 30, 2011.

There are forbearance agreements on all loans currently classified as troubled debt restructures. The terms of these forbearance agreements vary whereby principal payments have been decreased, interest rates have been reduced, and/or the loan will be repaid as collateral is sold.

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

During the year ended June 30, 2012 the amount of interest that would have been recorded on non-accrual and restructured loans at June 30, 2012 had the loans performed in accordance with their original terms was approximately $923,000. The amount of interest actually recorded during fiscal year 2012 was $555,000.

At June 30, 2012, the Company had no loans not classified as nonaccrual, 90 days past due or restructured where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may subsequently result in disclosure as nonaccrual, 90 days past due or restructured.

Noninterest Income. The Company’s noninterest income generally consists of deposit fees, service charges, fees on the sale of annuities and investment products, and gains and losses on sales of securities and loans. Total non-interest income decreased by $103,000 or 11.6% to $786,000 during the year ended June 30, 2012 from $889,000 during the year ended June 30, 2011. Fees and service charges decreased by $51,000 or 7.7% to $609,000 during the current year from $660,000 in the previous year. During fiscal year 2012, security gains decreased $79,000 to $82,000 versus $161,000 in 2011. Other non-interest income increased by $3,000 to $93,000 in 2012 compared to $90,000 in 2011 due to non-recurring income items in the previous fiscal year.

Noninterest Expense. The Company’s total noninterest expense decreased $460,000, or 5.9%, to $7.3 million during fiscal 2012, as compared to $7.8 million in fiscal 2011. Compensation and benefit expense were $225,000, or 5.7%, lower in 2012 due to staff reductions and open positions. Federal deposit insurance assessments decreased by $151,000 due to lower rates that went into effect April 1, 2011 and the provision for losses on and costs associated with real estate acquired through foreclosure decreased by $148,000 as compared to the prior year due to decreased foreclosure activity and expense recovery upon disposition. Professional fees increased by $102,000, or 15.6%, to $755,000 from $653,000 due primarily to legal costs associated with collection activity.

Income Tax Provision. The Company had an income tax expense of $210,000 (or 14.8% of pre-tax loss) in fiscal year 2012, compared to a benefit of $496,000 (or 42.4% of pre-tax loss) in 2011. The $210,000 tax expense in the current year was due to a reduction of the tax receivable account on the Company’s books to agree to the actual tax returns filed for the Company. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. Based on the available evidence, we recorded a valuation allowance of $2.8 million at June 30, 2012. The income tax benefit of $496,000 in combination with the deferred tax valuation allowance of $2.2 million represents the total income tax provision of $1.7 million for the year ended June 30, 2011. Subsequent to recording this valuation allowance the deferred tax asset balance was zero at June 30, 2012 and 2011. In future periods, any pre-tax losses will most likely have no related tax benefit. Furthermore, future pre-tax income will most likely not have any related tax expense until the valuation allowance is fully reversed. Refer to Note 9 of the Consolidated Financial Statements for a further discussion.

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

The Company has established an Asset/Liability Management Committee (“ALCO”) that currently is comprised of four non-employee directors, the President, the Chief Financial Officer and the Executive Vice President of Lending and the Senior Vice Presidents of Operations. This Committee meets on a monthly basis and reviews the maturities of the Company’s assets and liabilities and establishes policies and strategies designed to regulate the Company’s flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Company’s assets and liabilities is to maintain an acceptable net interest margin while reducing the net effects of changes in interest rates.

Management’s principal strategy in managing the Company’s interest rate risk has been to maintain short and intermediate-term assets in the portfolio, including locally originated adjustable-rate commercial real estate and commercial business loans. In addition, the Company has investment securities available for sale, carried at fair value, totaling $41.1 million as of June 30, 2012. The Company is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

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

The Bank’s interest rate sensitivity, as measured by the re-pricing of its interest sensitive assets and liabilities at June 30, 2012, is presented in the following table. The table was derived using assumptions which management believes to be reasonable.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2012 that are expected to mature or reprice in each of the time periods shown.

	Three	Over Three	Over One	Over Five	Over Ten	Over
	Months	Through	Through	Through	Through	Twenty
	or Less	One Year	Five Years	Ten Years	Twenty Years	Years	Total
	(Dollars in thousands)

Rate sensitive assets:
Loans receivable	$41,597	$33,694	$58,437	$24,246	$14,464	$4,898	$177,336
Securities available for sale	5,346	10,990	15,727	5,879	3,783	798	42,523
Short-term investments and other
interest-earning assets	24,781	--	--	--	--	-	24,781
Total	71,724	44,684	74,164	30,125	18,247	5,696	244,640

Rate sensitive liabilities:
Deposits	27,385	50,626	110,720	19,549	4,294	1,167	213,741
Borrowings	-	5,000	9,000	-	-	-	14,000
Total	27,385	55,626	119,720	19,549	4,294	1,167	227,741

Interest sensitivity gap	$44,339	$(10,942)	$(45,556)	$10,576	$13,953	$4,529	$16,899
Cumulative interest sensitivity gap	$44,339	$33,397	$(12,159)	$(1,583)	$12,370	$16,899
Ratio of cumulative gap to total assets	17.43%	13.13%	(4.78)%	(0.62)%	4.86%	6.64%

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

The Company utilizes two additional measures of risk. These are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical change of plus or minus 200 basis points in market interest rates for maturities from one day to thirty years. As of June 30, 2012, the Bank had the following estimated sensitivity profile for net interest income and fair value of equity:

	+ 200 basis points	-200 basis points	Policy Limit
% Change in Net Interest Income	3.4%	-7.8%	+ or - 10.0%
% Change in Fair Value of Equity	-14.4%	n/a	+ or - 25.0%

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

The Company’s most liquid assets are cash on hand, interest-bearing deposits in other financial institutions and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company’s operating, financing and investing activities during any given period. At June 30, 2012, the Company’s cash on hand and interest-bearing deposits totaled $28.8 million.

The Company anticipates that it will have sufficient funds available to meet its current loan origination and unused lines-of-credit commitments of approximately $22.1 million at June 30, 2012. Certificates of deposit that are scheduled to mature in less than one year at June 30, 2012 totaled $39.0 million. Historically, a high percentage of maturing deposits have remained with the Company.

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

At June 30, 2012, the Bank exceeded all regulatory minimum capital requirements. The holding company ratios do not differ significantly from the Bank’s ratios. The table below presents certain information relating to the Bank’s regulatory capital compliance at June 30, 2012.

			For Capital		To Be Well Capitalized Under
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Regulatory Capital (to Risk Weighted Assets)	$20,036	13.26%	$12,089	8.00%	$15,111	10.00%
Tier 1 Capital (to Risk Weighted Assets)	18,124	11.99	6,044	4.00	9,067	6.00
Tier 1 Leverage Ratio	18,124	7.13	10,164	4.00	12,706	5.00

Contingencies and Off-Balance Sheet Items

The Company is a party to financial instruments with off-balance sheet risk including commitments to extend credit under both new facilities and under existing lines of credit. Commitments to fund loans typically expire after 60 days, commercial lines of credit are subject to annual reviews and home equity lines of credit are generally for a term of 20 years. These instruments contain, to varying degrees, credit and interest rate risk in excess of the amounts recognized in the consolidated statement of financial condition.

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows at June 30:

(In thousands)	2012	2011

Commitments to originate new loans	$12,329	$8,645
Undisbursed lines of credit	9,795	10,230
Financial standby letters of credit	1,107	1,421

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

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Patapsco Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Patapsco Bancorp, Inc. and Subsidiaries (the “Company”) as of June 30, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended. Patapsco Bancorp, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patapsco Bancorp, Inc. and Subsidiaries as of June 30, 2012 and 2011, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland
September 25, 2012

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 30, 2012 and 2011

(in thousands except for share and per share data)	2012	2011
Assets
Cash on hand and due from banks	$4,064	$3,631
Interest bearing deposits in other financial institutions	24,781	24,838
Total Cash and Cash Equivalents	28,845	28,469
Securities available for sale	41,124	39,814
Loans receivable, net of allowance for loan losses of $3,741 and $4,194,
respectively	173,595	182,570
Securities required by law, at cost	1,399	2,286
Real estate acquired through foreclosure and other repossessed assets	1,418	1,689
Property and equipment, net	3,391	3,576
Intangible assets	90	142
Accrued interest receivable	654	857
Bank owned life insurance	2,370	2,294
Other assets	1,509	2,933
Total Assets	$254,395	$264,630
Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing deposits	$11,672	$10,494
Interest bearing deposits	213,741	220,812
Total Deposits	225,413	231,306
Junior subordinated debentures	5,000	5,000
Long-term debt	9,000	12,000
Accrued expenses and other liabilities	2,353	1,971
Total liabilities	241,766	250,277

Stockholders’ equity
Preferred Stock - Series A Cumulative Perpetual; $0.01 par value; authorized 1,000,000 shares with a liquidation preference of $1,000 per share; 6,000 shares issued and outstanding	5,901	5,833
Warrant preferred stock – Series B Cumulative Perpetual; $0.01 par value; authorized 1,000,000 shares with a liquidation preference of $1,000 per share; 300 shares issued and outstanding	311	319
Common stock; $0.01 par value; authorized 4,000,000 shares; issued and outstanding 1,978,843 shares and 1,939,593 shares, respectively	20	19
Additional paid-in capital	7,899	7,876
(Accumulated deficit) retained earnings	(1,420)	267
Accumulated other comprehensive (loss) income, net of taxes	(82)	39
Total Stockholders’ Equity	12,629	14,353
Total Liabilities and Stockholders’ Equity	$254,395	$264,630

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years Ended June 30, 2012 and 2011

(in thousands except for per share data)	2012	2011
Interest Income:
Loans receivable, including fees	$10,306	$11,703
Investment securities	969	889
Federal funds sold and other investments	46	63
Total Interest Income	11,321	12,655

Interest Expense:
Deposits	2,409	3,344
Junior subordinated debentures and long-term debt	682	860
Total Interest Expense	3,091	4,204

Net interest income	8,230	8,451
Provision for loan losses	3,101	2,718
Net interest income after provision for loan losses	5,129	5,733

Non-Interest Income:
Fees and service charges	609	660
Gain on sale of securities available for sale	82	161
Gain (loss) on sale of other assets	2	(22)
Other	93	90
Total Non-Interest Income	786	889

Non-Interest Expense:
Compensation and employee benefits	3,713	3,938
Professional fees	755	653
Federal deposit insurance assessments	351	502
Equipment expenses	220	224
Net occupancy expense	542	555
Advertising	24	38
Data processing	409	392
Amortization of core deposit intangible	52	51
Telephone, postage and delivery	254	273
Provision for losses on and cost of real estate acquired through foreclosure	212	360
Other	800	806
Total Non-Interest Expense	7,332	7,792

Loss Before Provision for Income Taxes	(1,417)	(1,170)
Provision for income taxes	210	1,715
Net Loss	$(1,627)	$(2,885)
Preferred stock dividends	387	387
Net Loss Available for Common Stockholders	$(2,014)	$(3,272)
Basic loss per common share	$(1.02)	$(1.68)
Diluted loss per common share	$(1.02)	$(1.68)
Cash dividends declared per common share	$-	$-

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

Years Ended June 30, 2012 and 2011

(in thousands)	2012	2011
Net loss	$(1,627)	$(2,885)
Other comprehensive loss:
Reclassification adjustment for gains realized in net loss, net of income taxes of $0 and $(63), respectively	(82)	(98)
Unrealized net holding loss on securities available for sale, net of income taxes of $0 and $(42), respectively	(39)	(63)
Total other comprehensive loss	(121)	(161)

Total comprehensive loss	$(1,748)	$(3,046)

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Years Ended June 30, 2012 and 2011

(in thousands except for share data)

	Preferred Stock	Warrant Preferred Stock	Common Stock	Additional Paid-In Capital	(Accumulated deficit) Retained Earnings	Accumulated Other Comprehensive (Loss) Income, Net of Taxes	Total Stockholders’ Equity
Balance at June 30, 2010	$5,766	$326	$19	$7,847	$3,212	$200	$17,370

Net loss	-	-	-	-	(2,885)	-	(2,885)
Total other comprehensive loss, net of taxes	-	-	-	-	-	(161)	(161)
Common stock issued (9,276 shares)	-	-	-	23	-	-	23
Accretion of net discount on preferred & warrant preferred stock	67	(7)	-	-	(60)	-	-
Amortization of deferred compensation- restricted stock awards	-	-	-	6	-	-	6
Balance at June 30, 2011	5,833	319	19	7,876	267	39	14,353

Net loss	-	-	-	-	(1,627)	-	(1,627)
Total other comprehensive loss, net of taxes	-	-	-	-	-	(121)	(121)
Common stock issued (30,000 shares)	-	-	1	22	-	-	23
Accretion of net discount on preferred & warrant preferred stock	68	(8)	-	-	(60)	-	-
Amortization of deferred compensation- restricted stock awards	-	-	-	1	-	-	1
Balance at June 30, 2012	$5,901	$311	$20	$7,899	$(1,420)	$(82)	$12,629

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended June 30, 2012 and 2011

(in thousands)	2012	2011
Cash flows from operating activities:
Net loss	$(1,627)	$(2,885)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of premiums and discounts, net	326	268
Gain on sale of securities available for sale	(82)	(161)
Amortization of deferred loan origination fees, net of costs	(1)	(3)
Provision for loan losses	3,101	2,718
Provision for loss on real estate acquired through foreclosure	147	159
Gain on sale of real estate acquired through foreclosure	(181)	(107)
Decrease in value of real estate acquired through foreclosure	20	167
Depreciation	252	272
Amortization of core deposit intangible	52	51
Increase in cash value of bank-owned life insurance	(76)	(74)
Deferred income tax benefit	(628)	(483)
Deferred tax valuation allowance	628	2,211
Decrease in accrued interest and other assets	1,676	1,744
Non-cash compensation under stock-based benefit plans	14	23
Increase in accrued expenses and other liabilities	369	490
Net cash provided by operating activities	3,990	4,390
Cash flows from i.nvesting activities:
Proceeds from maturing securities available for sale and principal repayments on mortgage-backed securities	27,605	25,616
Purchase of securities available for sale	(41,304)	(43,174)
Proceeds from sale of securities available for sale	11,998	2,877
Net decrease in loans receivable	4,577	10,759
Proceeds from sale of real estate acquired through foreclosure	1,583	2,068
Net change in investments required by law	887	562
Purchases of property and equipment	(67)	(89)
Net cash provided by (used in) investing activities	5,279	(1,381)
Cash flows from financing activities:
Net (decrease) increase in deposits	(5,551)	2,460
Net (decrease) increase in advance payments by borrowers	(342)	57
Repayments of long-term borrowings	(3,000)	(5,100)
Net cash used in financing activities	(8,893)	(2,583)
Net increase in cash and cash equivalents	376	426
Cash and cash equivalents at beginning of year	28,469	28,043
Cash and cash equivalents at end of year	$28,845	$28,469

Supplemental cash flow information:

Interest paid	$2,915	$4,392
Income taxes paid	-	-
Loans transferred to real estate acquired through foreclosure, net	1,298	1,101

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

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the statement of financial condition and income and expenses for the periods then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the fair value of financial instruments, the valuation of real estate acquired through foreclosure, the determination of other-than-temporary impairment on securities and the valuation of deferred tax assets.

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

In preparing these financial statements, the Company evaluated the events and transactions that occurred from June 30, 2012 through the date these financial statements were issued.

Significant Concentrations of Credit Risk

Most of the Company’s activities are with customers in the Greater Baltimore Metropolitan Area. Note 2 discusses the types of securities the Company invests in. Note 3 discusses the types of lending that the Company engages in. The Company’s largest lending relationship is $3.0 million.

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

Securities

Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. As the Company does not engage in securities trading, the balance of its debt securities are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax effects. All of the Company’s securities are classified as available for sale at June 30, 2012 and 2011.

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

In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flow expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive loss.

For purposes of computing realized gains or losses on the sales of securities, cost is determined using the specific identification method. Premiums and discounts on securities are amortized over the term of the security using the interest method.

Securities Required by Law

Securities required by law represent Federal Reserve Bank of Richmond (“FRB”) and Federal Home Loan Bank of Atlanta stock (“FHLB”), which are considered restricted as to marketability. Management evaluates the Company’s restricted stock in the FHLB and FRB for impairment in accordance with ASC Topic 350, “Accounting by Certain Entities (Including with Trade Receivables) That Lend to or Finance the Activities of Others.” Management’s determination of whether this investment is impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. The Company has concluded that the restricted stock investment is not impaired as of June 30, 2012 and 2011.

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

Allowance for Loan Losses

The allowance for loan losses (“allowance”) consists of the allowance for loan losses and the reserve for unfunded lending commitments. The allowance represents an amount that, in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible. The allowance represents an estimate made based upon two principles of accounting: (1) ASC Topic 450 “Contingencies”, that requires losses to be accrued when their occurrence is probable and estimable, and (2) ASC Topic 310, “Receivables,” that requires losses be accrued when it is probable that the lender will not collect all principal and interest due under the original terms of the loan. The adequacy of the allowance is determined through careful evaluation of the loan portfolio. This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment and other qualitative factors that may be subject to change. Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it. The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense. The reserve for unfunded lending commitments represents management’s estimate of losses inherent in its unfunded loan commitments and is recorded in other liabilities on the consolidated statement of financial condition. The amount of the reserve for unfunded lending commitments is not material to the consolidated financial statements.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Commercial loans are generally secured with short-term assets. However, in many cases additional collateral such as real estate is provided as additional security for the loan. Loan-to-value maximum values have been established by the Company and are specific to the type of collateral. Collateral values may be determined using invoices, inventory reports, accounts receivable aging reports, collateral appraisals, collateral brokers price opinions (“BPO’s”), etc.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

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

	Year Ended
	June 30, 2012		June 30, 2011
(in thousands, except per share data)	Basic	Diluted	Basic	Diluted
Net loss available for common stockholders	$(2,014)	$(2,014)	$(3,272)	$(3,272)
Weighted average common shares outstanding	1,980	1,980	1,943	1,943
Dilutive shares	-	-	-	-
Diluted weighted average shares outstanding	1,980	1,980	1,943	1,943
Per share amount	$(1.02)	$(1.02)	$(1.68)	$(1.68)

At June 30, 2012, there were no stock options outstanding. At June 30, 2011, there were 20,832 stock options outstanding, all of which had exercise prices above the market price of the Company’s common stock on the same date. Additionally, as the Company was in a loss position for all of the periods presented above, there was no dilutive effect to the loss per share calculation.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

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

Intangible Assets

Acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives, which for the Company is 10 years. The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of intangible assets may be impaired.

Intangible assets were composed of the following:

(In thousands)	June 30, 2012		June 30, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets, acquisition of deposit accounts	$516	$426	$516	$374

Amortization expense was $52,000 and $51,000 for the years ended June 30, 2012 and June 30, 2011, respectively. The carrying value of $90,000 at June 30, 2012 will be amortized at $51,000 next year and $39,000 the following year.

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

Guarantees

The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company, generally, holds collateral and/or personal guarantees supporting these commitments. The Company had $1,107,000 and $1,421,000 of standby letters of credit as of June 30, 2012 and June 30, 2011, respectively. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees. The amount of the liability as of June 30, 2012 and June 30, 2011 for guarantees under standby letters of credit issued is not material.

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

New Accounting Pronouncements

There were no new accounting pronouncements affecting the Company during the reporting periods.

(2)	Securities Available for Sale

Securities available for sale are summarized as follows as of June 30:

	2012
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

Corporate bonds	$2,821	$3	$(232)	$2,592
U.S. Government agencies	8,000	1	(13)	7,988
Mortgage-backed securities, residential	10,344	71	(5)	10,410
Collateralized mortgage obligations	20,041	145	(52)	20,134
	$41,206	$220	$(302)	$41,124

	2011
Corporate bonds	$3,000	$-	$(45)	$2,955
U.S. Government agencies	12,530	10	(20)	12,520
Mortgage-backed securities, residential	4,020	78	-	4,098
Collateralized mortgage obligations	20,199	107	(65)	20,241
	$39,749	$195	$(130)	$39,814

The scheduled maturities of securities available for sale at June 30, 2012 are as follows:

	2012
	Amortized	Fair
(In thousands)	Cost	Value
Due in less than one year	$821	$824
Due in one to five years	-	-
Due after five through ten years	2,000	1,768
Due after ten years	8,000	7,988
Mortgage-backed securities, residential	10,344	10,410
Collateralized mortgage obligations	20,041	20,134
	$41,206	$41,124

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

During the years ended June 30, 2012 and 2011, $12.0 million and $2.9 million in gross proceeds were received on securities sold at a gross gain of $82,000 and $161,000, respectively, using the specific identification method.

All mortgage-backed securities and collateralized mortgage obligations in the portfolio were comprised of securities issued by U.S. Government agencies.

Securities, issued by agencies of the federal government, with a carrying value of $5.6 million and $5.7 million on June 30, 2012 and June 30, 2011, respectively, were pledged to secure the Company’s federal funds accommodation. Securities, issued by agencies of the federal government, with a carrying value of $11.0 million and $19.3 million on June 30, 2012 and 2011, respectively, were pledged to secure the Company’s borrowing capacity at the Federal Reserve’s discount window.

The following table shows the Company’s investment securities’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2012.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
Corporate bonds	$825	$(175)	$943	$(57)	$1,768	$(232)
U.S. Government agencies	5,487	(13)	-	-	5,487	(13)
Mortgage-backed securities, residential	1,831	(5)	-	-	1,831	(5)
Collateralized mortgage obligations	8,156	(52)	-	-	8,156	(52)
Total Temporarily Impaired Securities	$16,299	$(245)	$943	$(57)	$17,242	$(302)

At June 30, 2012, the Company had 10 securities in an unrealized loss position. Unrealized losses detailed above relate primarily to U.S. Government agency bonds, agency collateralized mortgage obligations, and corporate bonds. The decline in fair value is considered temporary and is primarily due to interest rate fluctuations. The Company does not have the intent to sell these securities, and it is more likely than not that it will not be required to sell the securities prior to their recovery. None of the individual unrealized losses are significant. Subsequent to June 30, 2011 Standard and Poor’s Ratings Services reduced the credit rating by one notch in the U.S. sovereign rating from “AAA” to “AA+.” It similarly lowered the senior issue ratings on Fannie Mae and Freddie Mac to “AA+” from “AA.” The downgrades of Fannie Mae and Freddie Mac reflect their direct reliance on the U.S. government. Fannie Mae and Freddie Mac were placed into conservatorship in September 2008 and their ability to fund operations relies heavily on the U.S. government. The impact of the downgrades was a general lowering of market interest rates which caused the value of the related securities in the Company’s portfolio to improve in value since June 30, 2012.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(3)	Loans and Related Allowance for Loan Losses

Commitments to extend credit are agreements to lend to customers, provided that terms and conditions of the commitment are met. Commitments are generally funded from loan principal repayments, excess liquidity and deposits. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Substantially all of the Company's outstanding commitments at June 30, 2012 and 2011 are for loans, which would be secured by various forms of collateral with values in excess of the commitment amounts. The Company's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

Outstanding commitments to extend credit are as follows:

	June 30, 2012
(In thousands)	Fixed rate	Floating rate
Real estate loans	$1,155	$11,174
Undisbursed lines of credit	5,787	4,008
	$6,942	$15,182

	June 30, 2011
(In thousands)	Fixed rate	Floating rate
Commercial business loans	$1,250	$-
Real estate loans	3,326	4,069
Undisbursed lines of credit	6,113	4,117
	$10,689	$8,186

As of June 30, 2012 and 2011, the Company was servicing loans for the benefit of others in the amount of $13,895,000 and $14,533,000, respectively. These balances represent commercial and commercial real estate participations sold. No servicing assets or liabilities have been recognized on these transactions as the Company has determined that the benefits of servicing are just adequate to compensate the servicer for its servicing responsibilities.

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

(in thousands)	At June 30,
	2012	2011
Beginning balance	$269	$262
New loans or draws on existing loans	46	19
Loan repayments	(21)	(12)
Ending balance	$294	$269

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following tables summarize the allowance for loan losses and recorded investment in loans receivable:

(in thousands)		Commercial
	Commercial	Real Estate	Construction	Residential	Consumer	Total
Allowance for credit losses:
Beginning balance at July 1, 2011:	$1,512	$1,835	$368	$114	$365	$4,194
Provisions	1,924	330	884	(8)	(29)	3,101
Charge-offs	(2,044)	(1,309)	(987)	(18)	(175)	(4,533)
Recoveries	173	506	228	1	71	979
Ending balance at June 30, 2012	$1,565	$1,362	$493	$89	$232	$3,741

Ending balance: individually evaluated for impairment	$250	$447	$191	$-	$-	$888
Ending balance: collectively evaluated for impairment	$1,315	$915	$302	$89	$232	$2,853

(in thousands)		Commercial
As of June 30, 2012	Commercial	Real Estate	Construction	Residential	Consumer	Total
Loan receivables:
Ending balance	$42,037	$53,892	$9,024	$62,481	$9,902	$177,336
Ending balance: individually evaluated for impairment	$4,801	$4,838	$1,622	$162	$7	$11,430
Ending balance: collectively evaluated for impairment	$37,236	$49,054	$7,402	$62,319	$9,895	$165,906

		Commercial
(in thousands)	Commercial	Real Estate	Construction	Residential	Consumer	Total
Allowance for credit losses:
Beginning balance at
July 1, 2010:	$1,472	$386	$1,043	$76	$550	$3,527
Provisions	432	2,312	(496)	43	427	2,718
Charge-offs	(595)	(863)	(206)	(5)	(690)	(2,359)
Recoveries	203	-	27	-	78	308
Ending balance at
June 30, 2011	$1,512	$1,835	$368	$114	$365	$4,194

Ending balance: individually evaluated for impairment	$924	$271	$-	$-	$-	$1,195
Ending balance: collectively evaluated for impairment	$588	$1,564	$368	$114	$365	$2,999

(in thousands)		Commercial
As of June 30, 2011	Commercial	Real Estate	Construction	Residential	Consumer	Total
Loan receivables:
Ending balance	$53,422	$52,367	$12,281	$56,068	$12,626	$186,764
Ending balance: individually evaluated for impairment	$6,832	$4,213	$1,899	$615	$40	$13,599
Ending balance: collectively evaluated for impairment	$46,590	$48,154	$10,382	$55,453	$12,586	$173,165

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following tables set forth information with respect to the Company’s impaired loans by portfolio class:

		Unpaid		Average	Interest
(in thousands)	Recorded	Principal	Related	Recorded	Income
As of June 30, 2012	Investment	Balance	Allowance	Investment	Recorded
Impaired loans with no related allowance recorded:

Construction	$109	$564	$-	$1,363	$3
Commercial real estate	3,944	4,649	-	2,800	130
Commercial	2,973	2,973	-	3,346	178
Residential	162	162	-	204	7
Consumer	7	7	-	1	-

Impaired loans with an allowance recorded:

Construction	$1,513	$1,872	$191	$729	$98
Commercial real estate	894	1,109	447	1,734	-
Commercial	1,829	3,569	250	2,545	93

Total impaired loans:

Construction	$1,622	$2,436	$191	$2,092	$101
Commercial real estate	4,838	5,758	447	4,534	130
Commercial	4,801	6,542	250	5,891	271
Residential	162	162	-	204	7
Consumer	7	7	-	1	-

		Unpaid		Average	Interest
(in thousands)	Recorded	Principal	Related	Recorded	Income
As of June 30, 2011	Investment	Balance	Allowance	Investment	Recorded
Impaired loans with no related allowance recorded:

Construction	$1,899	$2,245	$-	$1,896	$-
Commercial real estate	2,666	3,129	-	5,256	25
Commercial	3,201	3,102	-	3,363	10
Residential	615	615	-	490	-
Consumer	40	40	-	42	-

Impaired loans with an allowance recorded:

Construction	$-	$-	$-	$202	$-
Commercial real estate	1,547	1,547	271	1,553	-
Commercial	3,631	3,731	924	3,681	-

Total impaired loans:

Construction	$1,899	$2,245	$-	$2,098	$-
Commercial real estate	4,213	4,676	271	6,809	25
Commercial	6,832	6,833	924	7,044	10
Residential	615	615	-	490	-
Consumer	40	40	-	42	-

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

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

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Company has a structured loan rating process with several layers of internal and external oversight. Generally, consumer and residential loans are included in the Pass categories unless a specific action, such as a delinquency, bankruptcy, repossession or death occurs to raise awareness of a possible credit event. The Company’s Commercial Loan Officers are responsible for timely and accurate risk rating of the loans in their portfolios at origination and on an ongoing basis. Commercial Loans, Commercial Real Estate Loans, Construction Loans, Residential Loans, and Consumer Loans that are greater than 30 days past due are individually reviewed on a monthly basis and reported to the Board of Directors. In addition, all Commercial, Commercial Real Estate, Construction, Residential and Consumer Loans rated Four through Eight are evaluated with a detailed review, including plans for resolution, and presented to the Watch Committee quarterly. Loans in the Special Mention, Substandard and Doubtful categories are evaluated for impairment and are given separate consideration in the determination of the allowance. The Company engages an external consultant to conduct loan reviews every twelve to eighteen months. Generally, the external consultant randomly reviews relationships within the Commercial and Commercial Real Estate portfolios with an emphasis on loans over $500,000, concentrations, criticized assets, non-performing and Regulation O Loans.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table sets forth information with respect to the Company’s credit quality indicators as of June 30, 2012 and 2011.

(in thousands)

Commercial Credit Exposure

Credit Risk Profile by Internally

Assigned Grade

	Commercial		Commercial Real Estate		Construction		Residential
	2012	2011	2012	2011	2012	2011	2012	2011
Pass	$30,471	$43,887	$45,874	$40,960	$4,876	$7,556	$61,538	$55,297
Special Mention	4,672	1,459	1,582	1,212	2,526	2,826	93	56
Substandard	6,700	7,031	5,510	9,067	1,622	1,899	850	715
Doubtful	194	1,045	926	1,128	-	-	-	-
Total	$42,037	$53,422	$53,892	$52,367	$9,024	$12,281	$62,481	$56,068

Consumer Credit Exposure

Credit Risk Profile by Internally

Assigned Grade

	Consumer
	2012	2011
Performing	$9,895	$12,586
Nonperforming	7	40
Total	$9,902	$12,626

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of June 30, 2012 and 2011:

	June 30, 2012
			Greater Than
	30-59	60-89	90 Days	Total		Non-
	Days	Days	and Still	Past		Accrual	Total
(in thousands)	Past Due	Past Due	Accruing	Due	Current	Loans	Loans
Commercial	$1,480	$1	$-	$1,481	$37,902	$2,654	$42,037
Commercial real estate	-	1,308	-	1,308	48,168	4,416	53,892
Construction	-	-	-	-	7,402	1,622	9,024
Residential	107	291	-	398	61,921	162	62,481
Consumer	229	15	-	244	9,651	7	9,902
Total	$1,816	$1,615	$-	$3,431	$165,044	$8,861	$177,336

	June 30, 2011
			Greater Than
	30-59	60-89	90 Days	Total		Non-
	Days	Days	and Still	Past		Accrual	Total
(in thousands)	Past Due	Past Due	Accruing	Due	Current	Loans	Loans
Commercial	$648	$2,048	$-	$2,696	$46,556	$4,170	$53,422
Commercial real estate	337	-	-	337	48,244	3,786	52,367
Construction	-	-	-	-	10,946	1,335	12,281
Residential	363	56	-	419	55,034	615	56,068
Consumer	165	41	-	206	12,380	40	12,626
Total	$1,513	$2,145	$-	$3,658	$173,160	$9,946	$186,764

The following table summarizes information relative to troubled debt restructurings by loan portfolio class:

	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
(in thousands)

June 30, 2012
Commercial	$5,191	$5,191	$3,212
Commercial Real Estate	1,208	1,208	1,180
Construction	1,722	1,722	1,129

During the fiscal year ended June 30, 2012, the Company did not restructure any loans. Restructured loans are subject to periodic credit reviews to determine the necessity and adequacy of a specific loan loss allowance based on the collectability of the recorded investment in the restructured loan.

As of June 30, 2012, there was a $1.0 million commercial land development loan, two commercial loans with a carrying value of $1.1 million, two commercial real estate loans with a carrying value of $1.8 million and a $109,000 residential land acquisition/development loan which represented defaulted troubled debt restructures. Three forbearance agreements were negotiated during fiscal year 2009, two were negotiated during fiscal year 2010 and modified during fiscal year 2011, while three were negotiated in fiscal year 2011, prior to June 30, 2011.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

There are forbearance agreements on all loans currently classified as troubled debt restructures. The terms of these forbearance agreements vary whereby principal payments have been decreased, interest rates have been reduced, and/or the loan will be repaid as collateral is sold.

As a result of adopting the amendments in Accounting Standards Update No. 2011-02, the Company reassessed all troubled debt restructurings that occurred on or after the beginning of the current fiscal year of July 1, 2011, for identification as troubled debt restructurings. The Company identified no loans for which the allowance for loan losses had previously been measured under a general allowance of credit losses methodology that are now considered troubled debt restructurings in accordance with Accounting Standards Update No. 2011-02.

(4)	Real Estate Acquired Through Foreclosure and Other Repossessed Assets

At June 30, 2012 and 2011, the Company had real estate acquired through foreclosure and other repossessed assets of $1,418,000 and $1,689,000, respectively. Operating expenses, net of rental income was $246,000 and $308,000 for the years ended June 30, 2012 and June 30, 2011, respectively.

Real estate acquired through foreclosure is presented net of allowance for losses. An analysis of the allowance for losses on real estate acquired through foreclosure is as follows:

	Years Ended June 30,
(in thousands)	2012	2011
Balance at beginning of year	$159	$19
Provision for losses	147	159
Charge-offs	(181)	(19)
Balance at end of year	$125	$159

Expenses applicable to real estate acquired through foreclosure include the following:

	Years Ended June 30,
(in thousands)	2012	2011
Provision for losses	$147	$159
Gain on sale of real estate acquired through foreclosure	(181)	(107)
Operating expenses, net of rental income	246	308
Total	$212	$360

(5)	Property and Equipment

Property and equipment are summarized as follows at June 30:

(In thousands)	2012	2011	Estimated Useful lives
Land	$152	$152	-
Building and improvements	4,508	4,508	30 - 40 years
Leasehold improvements	238	238	3 - 10 years
Furniture, fixtures and equipment	3,375	3,308	3 - 10 years
Total, at cost	8,273	8,206
Less accumulated depreciation	4,882	4,630
Property and equipment, net	$3,391	$3,576

Rent expense was $230,000 and $229,000 in the years ended June 30, 2012 and 2011, respectively.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At June 30, 2012, the minimal rental commitments under non-cancellable operating leases relating to branch facilities are as follows:

Year ending June 30,
2013	$172,000
2014	155,000
2015	155,000
2016	171,000
Thereafter	1,449,000
$2,273,000

(6)	Deposits

The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $26,255,000 and $26,481,000 at June 30, 2012 and 2011, respectively.

At June 30, 2012, the scheduled maturities of certificates of deposit are as follows:

(In thousands)

Year ending June 30,
2013	$39,007
2014	8,940
2015	20,073
2016	8,034
2017	7,174
Thereafter	20
$83,248

(7)	Junior Subordinated Debentures

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

On May 6, 2010, the Company’s Board of Directors determined to suspend interest payments on the trust preferred securities. The Company’s Board of Directors took this action in consultation with the Federal Reserve Bank of Richmond as required by recent regulatory policy guidance. At June 30, 2012, cumulative unpaid interest totaled $727,000. This amount has been accrued in the consolidated financial statements.

(8)	Borrowings

At June 30, 2012 and 2011, the Bank had an agreement under a blanket-floating lien with the Federal Home Loan Bank of Atlanta providing the Bank a line of credit of $65.6 million and $65.9 million, respectively. Borrowings totaled $9.0 million and $12.0 million at June 30, 2012 and 2011, respectively. The Bank is required to maintain as collateral for its FHLB borrowings qualified mortgage loans in an amount greater than 100% of the outstanding advances. This amount totaled $97.7 million at June 30, 2012. At June 30, 2012 the Bank had a Federal Funds accommodation with the Pacific Coast Bankers’ Bank of $4.0 million. At June 30, 2012, the Bank has pledged securities in the amount of $5.6 million to collateralize these lines, of which there were no balances outstanding. At June 30, 2012 and 2011, all borrowings are at fixed rates.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At June 30, the scheduled maturities of borrowings are as follows:

	2012		2011
(In thousands)	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Under 12 months	$—	—%	$3,000	3.41%
12 months to 24 months	—	—	—	—
24 months to 36 months	—	—	—	—
36 months to 48 months	6,000	4.24	—	—
48 months to 60 months	—	—	6,000	4.24
60 months to 120 months	3,000	2.59	3,000	2.59
	$9,000	3.69%	$12,000	3.62%

The borrowings from the Federal Home Loan Bank of Atlanta with conversion or call features at June 30, 2012 are detailed below:

Balance	Rate	Maturity	Call\Conversion feature

$3,000,000	2.59%	10/09/2018	Callable on 10/12/2010 and every three months thereafter

(9)	Income Taxes

The provision for income taxes is comprised of the following for the years ended June 30:

(In thousands)	2012	2011
Current:
Federal	$100	$-
State	110	(13)
Total Current Income Tax Expense (Benefit)	210	(13)
Deferred:
Federal	(497)	(382)
State	(131)	(101)
Deferred tax valuation allowance	628	2,211
Total Deferred Income Tax Expense	-	1,728
Total Income Tax Expense	$210	$1,715

The net deferred tax asset consists of the following at June 30:

(In thousands)	2012	2011
Allowance for losses on loans and leases	$1,476	$1,654
Allowance for loss on sale of real estate owned	49	63
Net operating loss carryforward	1,342	677
Reserve for uncollectable interest	146	110
Deferred compensation	71	55
Unrealized loss on securities available for sale	33	-
Other	-	4
Total deferred tax assets	3,117	2,563

Unrealized gains on securities available for sale	-	(26)
Purchase accounting adjustment	(83)	(109)
Federal Home Loan Bank stock dividends	(168)	(168)
Depreciation	(21)	(49)
Other	(6)	-
Total deferred tax liabilities	(278)	(352)
Net deferred tax asset, before valuation allowance	$2,839	$2,211
Valuation allowance	(2,839)	(2,211)
Net deferred tax asset, after valuation allowance	$-	$-

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Deferred tax assets are deferred tax consequences attributable to deductible temporary differences and carryforwards. After the deferred tax asset has been measured using the applicable enacted tax rate and provisions of the enacted tax law, it is then necessary to assess the need for a valuation allowance. A valuation allowance is needed when, based on the weight of the available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. As required by generally accepted accounting principles, available evidence is weighted heavily on cumulative losses with less weight placed on future projected profitability. Realization of the deferred tax asset is dependent on whether there will be sufficient future taxable income of the appropriate character in the period during which deductible temporary differences reverse or within the carryback and carryforward periods available under tax law. Based on the available evidence, the Bank recorded a valuation allowance of $2.8 million and $2.2 million at June 30, 2012 and 2011, respectively.

A reconciliation of the income tax expense (benefit) and the amount computed by multiplying loss before income tax expense (benefit) by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

(In thousands)	2012	2011
Tax at statutory rate	$(482)	$(398)
State income tax benefit, net of Federal income tax benefit	(77)	(75)
Deferred tax asset valuation allowance	628	2,211
Other	141	(23)
Income tax expense	$210	$1,715
Effective tax rate	-14.8%	-146.6%

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts based on actual bad debt experience. Therefore, the provision for bad debts deducted from taxable income for Federal income tax purposes was based on the experience method.

We have net operating loss carryforwards for state and federal income tax purposes of approximately $3.1 million, respectively, which are available to offset future taxable income and which expire in the fiscal years ending June 30, 2030 through June 30, 2032.

The Company adopted the provisions of ASC Topic 740, “Income Taxes” which provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. As a result of the Company’s evaluation of the implementation of Topic 740, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended June 30, 2012 and June 30, 2011. Our policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statement of Operations. The Company did not recognize any interest and penalties for the years ended June 30, 2012 and June 30, 2011. The tax years subject to examination by the taxing authorities are the years ended June 30, 2011, 2010 and 2009.

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

Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $10.7 million of transaction accounts, reserves equal to 3% must be maintained on the next $48.1 million of transaction accounts, and a reserve of 10% must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustments by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. At June 30, 2012 and 2011, the Bank met its reserve requirements of $494,000 and $573,000, respectively.

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

On May 6, 2010, the Company’s Board of Directors determined to suspend regular quarterly cash dividends on the $6.0 million in Series A Preferred Stock and $300,000 in Series B Preferred Stock. On the same date, the Company’s Board of Directors determined to suspend interest payments on the junior subordinated debentures. The Company’s Board of Directors took these actions in consultation with the Federal Reserve Bank of Richmond as required by recent regulatory policy guidance. The Company currently has sufficient capital and liquidity to pay the scheduled dividends on the preferred stock and interest on the junior subordinated debentures; however, the Company believes these decisions will better support the capital position of the Bank, a wholly owned subsidiary of the Company. As of June 30, 2012, a total of $736,000 in dividends on the Series A and B Preferred Stock and $727,000 in interest on the junior subordinated debentures had been deferred.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of June 30, 2012 and 2011, that the Company meets all capital adequacy requirements to which it is subject.

As of June 30, 2012, the most recent notification from banking regulators categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well or adequately capitalized the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in tables below. There are no conditions or events since that notification that management believes have changed the institution's category.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At June 30, 2012, the Bank exceeded all regulatory minimum capital requirements. The holding company ratios do not differ significantly from the Bank’s ratios. The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2012.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Capital (to Risk Weighted Assets)	$20,036	13.26%	$12,089	8.00%	$15,111	10.00%
Tier 1 Capital (to Risk Weighted Assets)	18,124	11.99%	6,044	4.00%	9,067	6.00%
Tier 1 Leverage Ratio	18,124	7.13%	10,164	4.00%	12,706	5.00%

At June 30, 2011, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2011.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Capital (to Risk Weighted Assets)	$21,432	12.94%	$13,250	8.00%	$16,563	10.00%
Tier 1 Capital (to Risk Weighted Assets)	19,335	11.67%	6,625	4.00%	9,938	6.00%
Tier 1 Leverage Ratio	19,335	7.26%	10,659	4.00%	13,323	5.00%

(11)	Stockholders' Equity and Related Matters

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

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

In May 2009, the Board of Directors voted to terminate the directors deferred compensation portion of the Plan. Accordingly, 57,255 deferred shares were distributed to the respective directors in May 2010, and are now included as issued shares. The remaining portion of the Plan continues to remain in effect. As of June 30, 2012 there are 7,000 non-vested shares outstanding under this plan.

A summary of the status of the Company’s non-vested shares as of June 30, 2012 is presented below:

	Common Shares	Weighted Average Grant-Date Fair Value
Non-Vested as of June 30, 2011	2,250	$7.10
Vested	2,250	7.10
Issued	10,000	0.84
Forfeited	3,000	0.84
Non-vested at June 30, 2012	7,000	$0.84

As of June 30, 2012 there was $4,000 of total unrecognized compensation costs related to non-vested share-based compensation. The cost is expected to be recognized over a weighted average period of 26 months. During the year ended June 30, 2012, 10,000 restricted shares were issued to members of executive management. At grant date, vesting of the shares was “cliff” vesting at the end of a three year period. As of March 2, 2012, 3,000 shares were forfeited upon employment termination. Compensation expense recognized in connection with these plans during the years ended June 30, 2012 and 2011 was $2,000 and $5,000, respectively.

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

The following table summarizes the changes in the Company's stock option plans during the past two years.

		Weighted		Weighted
		Average		Average	Aggregate
		Exercise	Options	Exercise	Intrinsic
	Options	Price	Exercisable	Price	Value(000s)
Outstanding, June 30, 2010	20,832	$6.29	20,832	$6.29	$-
Granted	-	-
Exercised	-	-
Cancelled	-	-
Outstanding, June 30, 2011	20,832	$6.29	20,832	$6.29	$-
Granted	-	-
Exercised	-	-
Cancelled	(20,832)	6.29
Outstanding, June 30, 2012	-	$-	-	$-	$-

There are no stock options outstanding at June 30, 2012.

401(K) Retirement Savings Plan

The Company has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary subject to limitations established by the Internal Revenue Service. The Company is obligated to contribute 3% of each employee's salary, whether or not the employee contributes their own money. All employees who have completed six months of service with the Company in which they have worked more than 500 hours, and are at least 21 years old, are eligible to participate. The Company's contribution to this plan was $74,000 and $84,000 for the years ended June 30, 2012 and 2011, respectively. Additionally, there is a discretionary profit sharing component to the 401K plan. There were no discretionary contributions for the plan for the years ended June 30, 2012 and 2011.

(14)	Fair Value Measurements

ASC Topic 825, “Financial Instruments” requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments as of June 30, 2012 and 2011.

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The carrying amount and estimated fair value of financial instruments is summarized as follows at June 30:

	2012		2011
	Carrying		Carrying
(In thousands)	Amount	Fair value	Amount	Fair value
Assets:
Cash and cash equivalents	$28,845	$28,845	$28,469	$28,469
Securities available for sale	41,124	41,124	39,814	39,814
Loans receivable, net	173,595	183,066	182,570	191,181
Securities required by law	1,399	1,399	2,286	2,286
Accrued interest receivable	654	654	857	857
Liabilities:
Deposits	225,413	225,392	231,306	231,358
Long-term debt and junior subordinated debentures	14,000	14,769	17,000	15,828
Accrued interest payable	798	798	622	622
Off balance sheet instruments:
Commitments to extend credit	-	-	-	-

The following presents the carrying amount, fair value, and placement in the fair value hierarchy of the Company’s financial instruments not previously disclosed as of June 30, 2012. This table excludes financial instruments for which the carrying amount approximates fair value.

			(Level 1)	(Level 2)	(Level 3)
(In thousands) June 30, 2012	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Financial instruments – Assets
Loans receivable, net	$173,595	$183,066	$-	$-	$183,066
Financial instruments - Liabilities
Deposits	225,413	225,392	142,069	83,323	-
Long-term debt	14,000	14,769	-	14,769	-

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Impaired Loans

The Company considers loans to be impaired when it becomes probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement. All non-accrual loans and Troubled Debt Restructurings are considered impaired. The measurement of impaired loans is based on the present value of the expected cash flows discounted at the historical effective interest rate, the market price of the loan, or the fair value of the underlying collateral. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

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

Long-Term Debt and Junior Subordinated Debentures

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

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

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

There were no transfers of assets between fair value Level 1 and Level 2 for the year ended June 30, 2012.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For financial assets measured at fair value on a recurring and nonrecurring basis, the fair value measurements by level within the fair value hierarchy used are as follows:

	At June 30, 2012
(In thousands)	Total	Level 1	Level 2	Level 3
Measured at fair value on a recurring basis:
Corporate bonds	$2,592	$-	$2,592	$-
U.S. Government agencies	7,988	-	7,988	-
Mortgage-backed securities, residential	10,410	-	10,410	-
Collateralized mortgage obligations, agencies	20,134	-	20,134	-
Total securities available for sale	$41,124	$-	$41,124	$-

Measured at fair value on a nonrecurring basis:
Impaired Loans	$3,347	$-	$-	$3,347
Real estate acquired through foreclosure and other repossessed assets	$621	$-	$-	$621

	At June 30, 2011
(In thousands)	Total	Level 1	Level 2	Level 3
Measured at fair value on a recurring basis:
Corporate bonds	$2,955	$-	$2,955	$-
U.S. Government agencies	12,520	-	12,520	-
Mortgage-backed securities, residential	4,098	-	4,098	-
Collateralized mortgage obligations, agencies	20,241	-	20,241	-
Total securities available for sale	$39,814	$-	$39,814	$-

Measured at fair value on a nonrecurring basis:
Impaired Loans	$3,983	$-	$-	$3,983
Real estate acquired through foreclosure and other repossessed assets	$24	$-	$-	$24

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs have been used to determine fair value:

(in thousands) June 30, 2012	Fair Value Estimate	Valuation Technique	Unobservable Input	Range
Impaired loans	$3,347	Appraisal of collateral (1)	Appraisal adjustments (2)	0 – 15%

Repossessed real estate and other assets	$621	Appraisal of collateral (1)	Appraisal adjustments (2)	0 – 15%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral that generally include various level 3 inputs which are not identifiable.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(15)	Condensed Financial Information (Parent Company Only)

Summarized financial information for the Company is as follows as of and for the years ended June 30:

(In thousands)
Statements of Financial Condition	2012	2011
Cash	$239	$103
Equity in net assets of the bank	18,132	19,515
Other assets	155	308
Total Assets	$18,526	$19,926

Accrued expenses and other liabilities	$897	$573
Subordinated Debentures	5,000	5,000
Stockholders' equity	12,629	14,353
Total Liabilities & Stockholders’ Equity	$18,526	$19,926

(In thousands)
Statements of Operations	2012	2011
Total Interest Income	$-	$-
Total Interest Expense	323	323
Non-interest Income	-	-
Non-interest Expense	1	1
Loss before equity in net loss of subsidiary and income tax benefit	(324)	(324)
Net loss of subsidiary	(1,264)	(2,585)
Loss before income tax provision (benefit)	(1,588)	(2,909)
Income tax provision (benefit)	39	(24)
Net loss	($1,627)	($2,885)

(In thousands) Statements of Cash Flows	2012	2011
Operating activities:
Net loss	($1,627)	($2,885)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in net loss of subsidiary	1,264	2,585
Decrease in other assets	151	66
Increase (decrease) in accrued expenses and other liabilities	348	(48)
Net cash provided by (used in) operating activities	136	(282)
Investing activities:
Additional investment in subsidiary stock	-	(1,200)
Net cash used in investing activities	-	(1,200)
Net increase (decrease) in cash and cash equivalents	136	(1,482)
Cash and cash equivalents, beginning of year	103	1,585
Cash and cash equivalents, end of year	$239	$103

BOARD OF DIRECTORS

Thomas P. O'Neill Chairman of the Board Principal Hertzbach and Company, P.A.	Nicole N. Glaeser Budget Director for Baltimore County Police Department	William R. Waters Retired Automobile Dealer Owner Bel Air Medicine, Inc.

Michael J. Dee President and Chief Executive Officer of the Company and the Bank	Gary R. Bozel Managing Principal Gary R. Bozel & Associates, P.A.	J. Thomas Hoffman Self-employed financial consultant

MANAGEMENT

Michael J. Dee President and Chief Executive Officer	John M. Wright Senior Vice President - Treasurer Chief Financial Officer	Phil Phillips Executive Vice President – Lending and Loan Administration

Laurence S. Mitchell Senior Vice President – Commercial Business Lending	Dean L. Jager Senior Vice President – Operations and Compliance	Jeanne R. Kelly-Rieken Senior Vice President – Retail Delivery

CORPORATE INFORMATION

Independent Registered Public Accounting Firm ParenteBeard LLC 100 West Road, Suite 404 Towson, Maryland 21204-2368	Special Counsel Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900 Washington, DC 20005	Annual Report on Form 10-K A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012 as filed with the Securities and Exchange Boulevard, Dundalk, Maryland 21222-2194.
General Counsel Nolan Plumhoff & Williams Suite 700, Nottingham Centre 502 Washington Avenue Towson, Maryland 21204-4528	Annual Meeting The 2012 Annual Meeting of Stockholders will be held on November 8, 2012 at 5:00 p.m. at the office of The Patapsco Bank located at 1301 Merritt Boulevard, Dundalk, Maryland 21222.	Commission, will be furnished without charge to stockholders as of the record date for the 2012 Annual Meeting upon written request to: Secretary, Patapsco Bancorp, Inc., 1301 Merritt
Transfer Agent and Registrar Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016-3572 1-(800) 368-5948